PureTech Health 6 Tide Street Suite 400 Boston MA 02210 Tel: +1 617 482 2333 Email: info@puretechhealth.com P u reTe ch H e a lth p lc A n n u al re p o rt an d acco u n ts 2 0 2 0 P U R E T E C H H E A L T H P L C - A N N U A L R E P O R T A N D A C C O U N T S 2 0 2 0 cover_puretech_210315.indd 1 18/03/2021 14:46 Exhibit 15.1

1 Our Founded Entities are comprised of our Controlled Founded Entities and our Non-Controlled Founded Entities. References in this report to our “Controlled Founded Entities” refer to Follica, Incorporated, Vedanta Biosciences, Inc., Sonde Health, Inc. Alivio Therapeutics, Inc. and Entrega, Inc. References in this report to our “Non-Controlled Founded Entities” refer to Gelesis, Inc., Akili Interactive Labs, Inc., Karuna Therapeutics, Inc. and Vor Biopharma Inc., and, for all periods prior to December 18, 2019, resTORbio, Inc. We formed each of our Founded Entities and have been involved in development efforts in varying degrees. In the case of each of our Controlled Founded Entities, we continue to maintain majority voting control. With respect to our Non-Controlled Founded Entities, we may benefit from appreciation in our minority equity investment as a shareholder of such companies. PureTech Health PureTech Health plc (“PureTech Health”, “PureTech” or “the Company”) is a clinical-stage biotherapeutics company dedicated to discovering, developing and commercializing highly differentiated medicines for devastating diseases, including inflammatory, fibrotic and immunological conditions, intractable cancers, lymphatic and gastrointestinal diseases and neurological and neuropsychological disorders, among others. We have created a broad and deep pipeline through the expertise of our experienced research and development team and our extensive network of scientists, clinicians and industry leaders. Our pipeline, which is being advanced both internally and through our Founded Entities1, is comprised of 26 therapeutics and therapeutic candidates, including 15 that are clinical stage and two that have been cleared for marketing by the U.S. Food and Drug Administration and granted marketing authorization in the European Economic Area. All of the underlying programs and platforms that resulted in this pipeline of therapeutic candidates were initially identified or discovered and then advanced by our team through key validation points based on unique insights into the biology of the brain, immune and gut, or BIG, systems and the interface between those systems, which we refer to as the BIG Axis. PureTech is led by a proven and seasoned management team of business leaders with significant experience in discovering and developing important new medicines, delivering them to market and maximizing shareholder value. Giving Life to Science Headquarters Boston, MA Nasdaq PRTC LSE PRTC Overview Highlights of the Year 1 Components of Value 6 Letter from the Chair 8 Strategic report Letter from the Chief Executive Officer 10 Letter from the Chief Innovation Officer and the Chief Scientific Officer 14 How PureTech is Building Value for Investors 17 PureTech’s Wholly Owned Programs 27 PureTech’s Founded Entities 43 ESG report Our Approach to ESG and Sustainable Business 60 Governance Risk Management 69 Viability 72 Key Performance Indicators 73 Financial Review 74 Chair’s Overview 89 Board of Directors 90 Management Team 93 The Board 95 Directors’ Report 100 Report of the Nomination Committee 104 Report of the Audit Committee 105 Directors’ Remuneration Report 107 Directors’ Remuneration Policy 109 Annual Report on Remuneration 114 Financial statements Independent Auditor’s Report to the Members of PureTech Health plc 121 Consolidated Statements of Comprehensive Income/(Loss) 130 Consolidated Statements of Financial Position 131 Consolidated Statements of Changes in Equity 132 Consolidated Statements of Cash Flows 133 Notes to the Consolidated Financial Statements 134 PureTech Health plc Statement of Financial Position 186 PureTech Health plc Statements of Changes in Equity 187 PureTech Health plc Statements of Cash Flows 188 Notes to the Financial Statements 189 Additional information History and Development of the Company 190 Risk Factor Annex 191 Directors, Secretary and Advisors to PureTech Health plc 228

PureTech Health plc Annual report and accounts 2020 1 O ve rv ie w 2 For more information in relation to the PureTech Level Cash and Cash Equivalents and Consolidated Cash and Cash Equivalents measures used in this Annual Report, please see pages 75 and 76 of the Financial Review. At prior comparative periods from 2016 to 2019, balances included cash, cash equivalents and short-term investments. For more information in relation to the PureTech Level Cash Reserves and Consolidated Cash Reserves measures, please also see pages 75 and 76 of the Financial Review. 3 References in this report to “Wholly Owned Programs” refer to the Company’s four therapeutic candidates (LYT-100, LYT-200, LYT-210 and LYT-300), three discovery platforms and potential future therapeutic candidates and discovery platforms that the Company may develop or obtain. References to “Wholly Owned Pipeline” refer to LYT-100, LYT-200, LYT-210 and LYT-300. 4 Long COVID is a term being used to describe the emerging and persistent complications following the resolution of COVID-19 infection, also known as post-acute COVID-19 syndrome (PACS). Highlights of the Year – 2020 Wholly Owned Programs Our team, network and expertise in the BIG Axis has enabled the rapid advancement and growth of our Wholly Owned Programs3. Focused on the lymphatic system and related immunological disorders, our Wholly Owned Pipeline currently consists of LYT-100, a clinical-stage therapeutic candidate we are pursuing for inflammatory and fibrotic conditions and disorders of lymphatic flow, LYT-200, a clinical therapeutic candidate targeting a foundational immunosuppressive protein, galectin-9, we are developing for the potential treatment of a range of cancer indications, LYT-210, a preclinical therapeutic candidate targeting immunomodulatory gamma delta-1 T cells we are developing for a range of cancer indications and autoimmune disorders and LYT-300, a preclinical therapeutic candidate we are developing for a range of neurological and neuropsychological conditions. Our Wholly Owned Programs also include three discovery platforms: Glyph™ – our synthetic lymphatic targeting chemistry platform – and Orasome™ – our oral biotherapeutics platform – both of which leverage the absorption of dietary lipids to traffic therapeutics via the lymphatic system and our meningeal lymphatics discovery research program for treating neurodegenerative and neuroinflammatory diseases. Key developments included the following: • In November 2020, we announced the completion of a Phase 1 randomized, double-blind multiple ascending dose, or MAD, and food effect study of LYT-100, which was initiated in March 2020. The study demonstrated favorable proof-of-concept for LYT-100’s tolerability and pharmacokinetic, or PK, profile. • In December 2020, we announced the initiation of a global, randomized, double-blind, placebo-controlled Phase 2 trial to evaluate the efficacy, safety and tolerability of LYT-100 in adults with Long COVID4 respiratory complications and related sequelae. Topline results are expected in the second half of 2021. • In December 2020, we announced the initiation of a Phase 2a proof-of-concept study of LYT-100 in patients with breast cancer-related, upper limb secondary lymphedema. Topline results are expected in the first half of 2022. • We are planning registration-enabling studies of LYT-100 for the treatment of idiopathic pulmonary fibrosis, or IPF, and potentially other progressive fibrosing interstitial lung diseases, or PF-ILDs, and we expect to provide additional guidance later this year. • In December 2020, we announced the initiation of our Phase 1 clinical trial to evaluate LYT-200 as a potential treatment for metastatic solid tumors, with topline results anticipated in the fourth quarter of 2021. The primary objective of the Phase 1 portion of the adaptive Phase 1/2 trial is to assess the safety and tolerability of escalating doses of LYT-200 in order to identify a dose to carry forward into the Phase 2 portion of the trial. The Phase 1 portion will also assess the PK and pharmacodynamic, or PD, profiles of LYT-200. Pending favorable topline results, we intend to initiate the Phase 2 expansion cohort portion of the trial, which is designed to evaluate LYT-200 either alone and/or in combination with chemotherapy and anti-PD-1 therapy for the treatment of multiple solid tumor types, including pancreatic cancer and cholangiocarcinoma, or CCA. • In June 2020, we presented a scientific poster for LYT-200 at the American Association for Cancer Research, or AACR, 2020 Virtual Annual Meeting. New preclinical results were presented that established galectin-9 as a novel target for cancer immunotherapy. Consolidated Cash and Cash Equivalents as of March 31, 2021 $486.5m2 Includes cash held at the PureTech level and at Controlled Founded Entities (Vedanta, Follica, Alivio, Sonde and Entrega) PureTech Level Cash and Cash Equivalents as of Year End $349.4m2 2019: $120.6m 2018: $177.7m 2017: $126.7m 2016: $192.1m PureTech Level Cash and Cash Equivalents as of March 31, 2021 $443.4m2 Consolidated Cash and Cash Equivalents as of Year End $403.9m2 Includes cash held at the PureTech level and at Controlled Founded Entities (Vedanta, Follica, Alivio, Sonde and Entrega) 2019: $162.4m 2018: $250.9m 2017: $188.7m 2016: $281.5m

2 PureTech Health plc Annual report and accounts 2020 O ve rv ie w Highlights of the Year — continued • We are advancing our Glyph technology platform, which is designed to employ the body’s natural lipid absorption and transport process to orally administer drugs via the lymphatic system. We have successfully extended the platform to encompass more than 20 molecules as well as a range of novel linker chemistries that have demonstrated promising lymphatic targeting in preclinical studies. Our most advanced Glyph candidate, LYT-300, is an oral form of allopregnanolone, an IV version of which is approved by the FDA. We believe LYT-300 may be applicable to a range of neurological conditions, and we expect to initiate a clinical trial with LYT-300 by the end of 2021. • In the February 2021 post-period, preclinical proof-of-concept for our Glyph technology was published in the Journal of Controlled Release. The results demonstrate the ability of this platform to directly target gut lymphatics with an orally dosed small molecule immunomodulator. • We progressed our Orasome technology platform, which utilizes multiple vesicle components, including those isolated from milk. Our Orasome vesicles are being designed to transport macromolecular medicines to selected mucosal cell types of the intestinal tract. In 2021, we expect preclinical proof-of-concept data and anticipate additional preclinical results from a non-human primate proof-of-concept study. This work could lay the foundation for investigational new drug, or IND, application enabling clinical studies for one or more additional therapeutic candidates to be included in our Wholly Owned Pipeline. • On November 16, 2020, we commenced trading of American Depository Shares, or ADSs, on the Nasdaq Global Market under the ticker symbol “PRTC” (the “U.S. Listing”). In addition to the U.S. Listing, we maintain our premium listing on the Official List of the UK Financial Conduct Authority and trading on the main market of the London Stock Exchange. Our ticker symbol in the UK is also PRTC, and we are a member of the FTSE 250 index. • In October 2020, we announced the appointment of biotech entrepreneur Kiran Mazumdar-Shaw to our board of directors. Ms. Shaw brings extensive experience in biotherapeutics, strategic leadership, financial and business development and a dedication to improving patients’ lives to our board of industry leaders. • In the January 2021 post-period, we announced that George Farmer, Ph.D., was appointed as Chief Financial Officer. Dr. Farmer is responsible for all aspects of our finances, including capital markets strategy and execution, strategic and financial planning and financial reporting. Clinical trial initiations 66,7 2019: 6 Clinical trial readouts 56,8 2019: 5 Regulatory clearances 36,9 2019: 1 Amount of funding secured for Founded Entities $247.8m5,6 $246.8m (99.6%) came from third parties Excludes $473.2m raised by Founded Entities in 2021 post-period 2019: $666.8m 2018: $274.0m 2017: $102.9m 2016: $98.2m 5 Funding figure includes private equity financings, loans and promissory notes, public offerings or grant awards. Funding figure excludes future milestone considerations received in conjunction with partnerships and collaborations such as those with Boehringer Ingelheim, Imbrium Therapeutics L.P., Shionogi & Co., Ltd. or Eli Lilly. Funding figure does not include Vor’s gross proceeds of $203.4 million from its February 2021 post-period IPO or Karuna’s gross proceeds of $269.8 million from its February 2021 post-period follow-on offering. 6 Number represents figure for the relevant fiscal year only and is not cumulative. 7 PureTech initiated four clinical trials, Karuna initiated one clinical trial, and Gelesis initiated one clinical trial in 2020. 8 PureTech, Vedanta (two), Karuna, and Akili reported clinical results from across their pipelines in 2020. 9 Akili’s EndeavorRx™ was granted FDA clearance and European marketing authorization and Gelesis’ Plenity® was also granted European marketing authorization.

PureTech Health plc Annual report and accounts 2020 3 O ve rv ie w Highlights of the Year — continued Founded Entities10 PureTech’s Founded Entities have made significant progress advancing 22 therapeutics and therapeutic candidates, of which two have been cleared for marketing by the U.S. Food and Drug Administration and granted marketing authorization in the European Economic Area and 13 are clinical stage. Key developments included the following: Founded Entities in which PureTech has a controlling interest or the right to receive royalties, in order of development stage: Gelesis, Inc. (PureTech ownership: 19.3%; We also have a right to royalty payments as a percentage of net sales) • In June 2020, Gelesis received approval to market Plenity®11 with a Conformité Européenne, or CE, Mark as a class III medical device indicated for weight loss in overweight and obese adults with a Body Mass Index, or BMI, of 25 -40 kg/m2, when used in conjunction with diet and exercise. In addition to its U.S. FDA clearance, Gelesis is now able to market Plenity throughout the European Economic Area and in other countries that recognize the CE Mark. Gelesis plans to bring Plenity to the U.S. first, where it has been available to a limited extent since the second half of 2019 through an early experience program and since 2020 via a beta launch while the company ramps up its commercial operations and inventory for a broader launch in the second half of 2021. In just one month of limited promotion and marketing investment during the beta launch, Gelesis acquired more new patients on Plenity than any other branded prescription in the weight loss market. Gelesis also plans to seek FDA input on the requirements for expanding the Plenity label for treating adolescents. • In June 2020, Gelesis announced a partnership with China Medical System Holdings Ltd., or CMS, for the commercialization of Plenity in China. Through the terms of the deal, CMS provided $35 million upfront in a combination of licensing fees and equity investment, with the potential for an additional $388 million in future milestone payments as well as royalties. • In the second half of 2020, Gelesis initiated a Phase 3 study of GS500 in functional constipation. • In November 2020, Gelesis’ collaborator Alessandra Silvestri, Ph.D., of the Laboratory of Mucosal Immunology and Microbiota at Humanitas Research Hospital, presented a poster on the therapeutic benefits of Gel-B (GS300) at The Liver Meeting, the American Association for the Study of Liver Diseases, or AASLD, annual conference. The data demonstrated that, in a preclinical model, the proprietary therapeutic candidate reversed the damage to the intestines induced by a high fat diet and Gelesis believes that therapies exploiting the gut liver axis may offer a unique treatment option for metabolic liver disorders. • Also in November 2020, Gelesis presented three posters at ObesityWeek 2020, the annual congress of The Obesity Society. Presentations included new data that showed that prediabetes and impaired beta cell function were associated with a dysfunctional gut barrier, a potential precursor to metabolic diseases; an additional analysis of Gelesis’ pivotal GLOW study suggested fasting plasma glucose levels and insulin resistance could be strong predictors of weight loss with Plenity; and a new in vitro beverage interaction study that demonstrated Plenity’s hydrogel maintained its properties in the presence of alcoholic or acidic drinks. • In September 2020, Gelesis delivered one oral presentation and two poster presentations showcasing notable efficacy data for Plenity at the European and International Congress on Obesity, or ECO-ICO 2020. • In March 2020, Gelesis was named to Fast Company’s list of the World’s Most Innovative Companies for 2020. Karuna Therapeutics, Inc. (PureTech ownership: 8.2%; We also have a right to royalty payments as a percentage of net sales) • In June 2020, Karuna announced next steps in the EMERGENT program, the clinical program evaluating KarXT for the treatment of adults with schizophrenia, following the completion of a successful End-of-Phase 2 meeting with the FDA. • In December 2020, Karuna announced the initiation of the Phase 3 EMERGENT-2 trial, the first of two Phase 3 five-week inpatient trials evaluating the efficacy and safety of KarXT for the treatment of acute psychosis in adults with schizophrenia. • In May 2020, Karuna presented data from EMERGENT-1, the Phase 2 clinical trial evaluating KarXT for the treatment of acute psychosis in patients with schizophrenia, at the American Society of Clinical Psychopharmacology, or ASCP, 2020 Annual Meeting. The poster and oral presentation detailed new and previously reported efficacy and safety data from the Phase 2 clinical trial. • In the first quarter of the 2021 post- period, Karuna announced the initiation of the Phase 3 EMERGENT-4 trial, a 52- week, outpatient, open-label long-term safety and tolerability extension trial of EMERGENT-2 and EMERGENT-3. • In the February 2021 post-period, Karuna announced that results from the EMERGENT-1 Phase 2 clinical trial evaluating KarXT for the treatment of schizophrenia were published in the New England Journal of Medicine, or NEJM. • In 2020, we sold approximately four million of our Karuna shares for cash consideration of approximately $347 million, and in the February 2021 post-period we sold an additional one million shares for cash consideration of approximately $118 million. 10 Relevant ownership interests for Founded Entities were calculated on a diluted basis (as opposed to a voting basis) as of December 31, 2020, including outstanding shares, options and warrants, but excluding unallocated shares authorized to be issued pursuant to equity incentive plans. Karuna ownership is calculated on an outstanding voting share basis as of March 4, 2021. Vor ownership is calculated on an outstanding voting share basis as of February 9, 2021. 11 Important Safety Information: Patients who are pregnant or are allergic to cellulose, citric acid, sodium stearyl fumarate, gelatin, or titanium dioxide should not take Plenity. To avoid impact on the absorption of medications: For all medications that should be taken with food, take them after starting a meal. For all medications that should be taken without food (on an empty stomach), continue taking on an empty stomach or as recommended by your physician. The overall incidence of side effects with Plenity was no different than placebo. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence. Contact a doctor right away if problems occur. If you have a severe allergic reaction, severe stomach pain, or severe diarrhea, stop using Plenity until you can speak to your doctor. Rx Only. For the safe and proper use of Plenity or more information, talk to a healthcare professional, read the Patient Instructions for Use, or call 1-844-PLENITY.

4 PureTech Health plc Annual report and accounts 2020 O ve rv ie w Highlights of the Year — continued Follica, Incorporated (PureTech ownership: 78.2%. We also have a right to royalty payments as a percentage of net sales) • In June 2020, Follica announced the completion of a successful End-of-Phase 2 meeting with the FDA for its lead program to treat male androgenetic alopecia, which supports the progression into Phase 3 development. The initiation of a Phase 3 registration program in male androgenetic alopecia is expected in 2021. • In December 2020, Follica announced the publication of a pilot study evaluating scalp skin disruption to promote hair growth in female pattern hair loss, or FPHL, in International Journal of Women’s Dermatology. The pilot study, led by Maryanne M. Senna, M.D., an Assistant Professor of Dermatology at Harvard Medical School, demonstrated the treatment promoted hair growth over a four- month course of treatment. • In the January 2021 post-period, Follica announced the appointment of two leaders in aesthetic medicine and dermatology to its Board of Directors. Tom Wiggans, former CEO of Dermira, joined as Executive Chairman with over 30 years of experience leading biopharmaceutical companies from the start-up stage to global commercialization, and Michael Davin, former CEO of Cynosure, joined as an Independent Director with over 30 years of experience in the medical device industry. Vedanta Biosciences, Inc. (PureTech ownership: 49.5%) • In June 2020, Vedanta announced topline Phase 1 clinical data in healthy volunteers, which showed that VE202, Vedanta’s orally-administered live biotherapeutic product, or LBP, candidate for inflammatory bowel disease, or IBD, was generally well- tolerated at all doses studied and demonstrated durable and dose- dependent colonization. The trial was conducted by Janssen Research & Development, LLC, and a more complete study dataset and analyses will be submitted to a peer-reviewed journal. Vedanta expects to advance VE202 into a Phase 2 study for IBD in 2021. Vedanta has regained full rights to the program and will owe Janssen single-digit royalty payments on net sales of a commercialized product. • In the January 2021 post-period, Vedanta announced a $25 million investment from Pfizer as part of the Pfizer Breakthrough Growth Initiative. The proceeds will fund the Phase 2 study of VE202 in IBD. Vedanta will retain control of all its programs and has granted Pfizer a right of first negotiation on VE202. • In October 2020, additional data from a Phase 1 clinical study of VE202 in healthy volunteers was presented by Janssen Research & Development, LLC, at United European Gastroenterology, or UEG, Week 2020. The new UEG Week data presentation focused on the kinetics and durability of colonization from an 11-strain consortium of VE202 under various dosing and pre-treatment regimens. • Vedanta has also continued to progress its three ongoing clinical trials of VE303, VE416 and VE800. In 2021, Vedanta anticipates topline results from a Phase 2 trial of VE303 in high- risk Clostridioides difficile infection, or CDI, and a first-in-patient clinical trial of VE800 in combination with Bristol- Myers Squibb’s checkpoint inhibitor Opdivo® (nivolumab) in patients with select types of advanced or metastatic cancer. Topline results from a Phase 1/2 trial of VE416 for food allergy are expected in 2022. • In June 2020, Vedanta strengthened its balance sheet with an additional $12 million in new equity and R&D collaboration funds, bringing its total Series C round to $71.1 million. • In September 2020, Vedanta announced it has been awarded funding of $7.4 million, with the potential for up to an additional $69.5 million, from the Biomedical Advanced Research and Development Authority, or BARDA, to advance clinical development of VE303 for high-risk CDI. Vedanta is the first- ever recipient of a BARDA award in the microbiome field. Sonde Health, Inc. (PureTech ownership: 44.6%) • In July 2020, Sonde launched Sonde One for Respiratory, a new voice-enabled health detection and monitoring app, to potentially help employers improve employee safety, meet government mandates and satisfy their own administrative needs as they reopen office doors in a COVID-19 environment. • In August 2020, Sonde acquired NeuroLex Labs, a leading voice-enabled survey and data acquisition platform. The transaction did not involve any financial participation from PureTech. • In November 2020, Sonde announced the launch of a new Developer Portal that provides organizations with access to Sonde’s advanced vocal biomarker- based health check technology. As part of the launch, Sonde has introduced a new self-serve application programming interface, or API, and documentation to allow developers to quickly, easily and autonomously integrate Sonde’s voice-enabled respiratory symptoms checker into their own iOS and Android mobile applications. • Sonde has collected over one million voice samples from over 80,000 subjects as a part of the ongoing validation of its platform, and it has also initiated research and development to expand its proprietary technology into Alzheimer’s disease, or AD, respiratory and cardiovascular disease, as well as other health and wellness conditions including mental health. Alivio Therapeutics, Inc. (PureTech ownership: 78.0%) • Alivio continued to advance its targeted disease immunomodulation platform for the potential treatment of chronic and acute inflammatory disorders. Alivio expects an IND filing for ALV-107 for interstitial cystitis or bladder pain syndrome, or IC/BPS, in 2021 and an IND for ALV-304 in IBD in 2023. Alivio is also evaluating the potential application of its proprietary platform to enable the oral administration of biologics in additional indications. • In October 2020, Alivio announced a $3.3 million U.S. Department of Defense, or DoD, Technology/ Therapeutic Development Award to advance its therapeutic candidate, ALV-304, for the treatment of IBD. The funds will support Alivio’s preclinical research and development activities to potentially enable the IND filing. Entrega, Inc. (PureTech ownership: 72.9%) • Entrega continued to advance its platform for the oral administration of biologics, vaccines and other drugs that are otherwise not efficiently absorbed when taken orally. As part of its collaboration with Eli Lilly, Entrega has continued to investigate the application of its peptide administration technology to certain Eli Lilly therapeutic candidates. In 2020, the partnership was extended into 2021.

PureTech Health plc Annual report and accounts 2020 5 O ve rv ie w Highlights of the Year — continued Founded Entities in which PureTech has an equity interest, in order of development stage: Akili Interactive Labs, Inc. (PureTech ownership: 33.7%) • In June 2020, Akili received clearance from the FDA to market EndeavorRx™12 (AKL-T01) as a prescription treatment for improving attention function in children with attention-deficit/hyperactivity disorder, or ADHD. Delivered through a captivating video game experience, EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Akili plans to take a scaled approach to the commercial launch of EndeavorRx in 2021. The FDA clearance followed the April 2020 announcement that ENDEAVOR™ would be available for use for a limited time by children with ADHD and their families in response to new guidance from the FDA recognizing the need for access to certain low-risk clinically-validated digital health devices for psychiatric conditions, including ADHD, during the COVID-19 pandemic. • Also in June 2020, Akili announced that it had received approval to market EndeavorRx in Europe. Akili received a CE Mark certification for EndeavorRx as a prescription-only digital therapeutic intended for the treatment of attention and inhibitory control deficits in pediatric patients with ADHD. The CE Mark approval enables the future marketing of EndeavorRx in European Economic Area member countries. With a near-term focus on launching the EndeavorRx prescription treatment in the U.S. first, Akili is exploring expansion opportunities in Europe as part of its global strategy. • In the April 2021 post-period, Akili announced collaborations with Weill Cornell Medicine, New York- Presbyterian Hospital and Vanderbilt University Medical Center to evaluate Akili digital therapeutic AKL-T01 as a treatment for patients with cognitive dysfunction following COVID-19 (also known as “COVID brain fog”). Under each collaboration, Akili will work with research teams at each institution to conduct two separate randomized, controlled clinical studies evaluating AKL-T01’s ability to target and improve cognitive functioning in COVID-19 survivors who have exhibited a deficit in cognition. • In January 2020, Akili announced that its STARS Adjunct trial achieved its primary endpoint evaluating the effects of EndeavorRx in children with ADHD when used with and without stimulant medication. The study achieved its predefined primary efficacy outcome, demonstrating a statistically significant improvement in the ADHD Impairment Rating Scale, or IRS, from baseline after one month of treatment (p<0.001) in both children taking stimulant medications and in those not taking stimulants. • In February 2020, The Lancet Digital Health journal published the results from Akili’s STARS-ADHD pivotal trial of AKL-T01. • In October 2020, Akili announced multiple data presentations on EndeavorRx, including results from the STARS Adjunct trial, a multi-site open- label study designed to evaluate the impact of EndeavorRx on impairments in daily life in children with ADHD and inform prescribing practices. Also presented were analyses across four clinical trials of EndeavorRx, evaluating the impact of treatment on children’s attention function compared to normative ranges. The data were presented for the first time at the American Academy of Child and Adolescent Psychiatry, or AACAP, 2020 Virtual Annual Meeting. • In the March 2021 post-period, Nature Digital Medicine published the full results from the STARS Adjunct trial. Vor Biopharma Inc. (PureTech ownership: 8.6%) • In the January 2021 post-period, Vor announced that the FDA had accepted the company’s IND application for VOR33. Vor plans to enroll the first patient in a Phase 1/2a clinical trial for VOR33 in the second quarter of 2021 and expects initial human engraftment and protection data from this trial to be reported in late 2021 or in the first half of 2022. • In the February 2021 post-period, Vor announced the pricing of its initial public offering of common stock on the Nasdaq Global Market under the symbol “VOR.” The aggregate gross proceeds to Vor from the offering were approximately $203.4 million, before deducting the underwriting discounts and commissions and other offering expenses payable by Vor. • In July 2020, Vor announced a $110 million Series B financing to advance VOR33 into clinical trials, deepen its portfolio and accelerate the validation of additional targets for its scientific platform. • In November 2020, Vor announced an exclusive licensing agreement with the National Cancer Institute, or NCI, part of the National Institutes of Health, or NIH, for intellectual property related to a clinical-stage anti-CD33 chimeric antigen receptor T cell, or CAR-T, therapy candidate, VCAR33. VCAR33 is currently being evaluated in a multi- site Phase 1/2 clinical trial in young adult and pediatric patients with relapsed or refractory acute myeloid leukemia, or AML, and Vor expects initial monotherapy clinical proof-of-concept data in 2022, depending on investigator’s timing of data release. • In January 2020, Vor held a pre-IND meeting with the FDA to gather feedback to assemble the data package for a potential IND filing. 12 EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Patients who engage with EndeavorRx demonstrate improvements in a digitally assessed measure Test of Variables of Attention (TOVA) of sustained and selective attention and may not display benefits in typical behavioral symptoms, such as hyperactivity. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication, and/or educational programs, which further address symptoms of the disorder. EndeavorRx is available by prescription only. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication.

6 PureTech Health plc Annual report and accounts 2020 O ve rv ie w Components of Value Our programs1 Indication Discovery Preclinical Phase 1 Phase 2 Phase 3 LYT-100 Deupirfenidone IPF and potentially other PF-ILDs LYT-100 Deupirfenidone Long COVID2 respiratory complications and related sequelae LYT-100 Deupirfenidone Lymphatic flow disorders, including lymphedema LYT-200 Anti-Galectin-9 mAb Solid tumors LYT-210 Anti-Delta-1 mAb Solid tumors LYT-300 Oral Allopregnanolone Neurological indications Registration-enabling studies planned Phase in progress Phase completed 1 The FDA and corresponding regulatory authorities will ultimately review our clinical results and determine whether our wholly-owned therapeutic candidates are safe and effective. No regulatory agency has made any such determination that our wholly-owned therapeutic candidates are safe or effective for use by the general public for any indication. 2 Long COVID is a term being used to describe the emerging and persistent complications following the resolution of COVID-19 infection, also known as post-acute COVID-19 syndrome (PACS). 3 For more information in relation to the PureTech Level Cash and Cash Equivalents and Consolidated Cash and Cash Equivalents measures used in this Annual Report, please see pages 75 and 76 of the Financial Review. Wholly Owned Pipeline Discovery Platforms Glyph™ Technology Platform (Lymphatic Targeting) Orasome™ Technology Platform (Oral Biotherapeutics) Meningeal Lymphatics Discovery Research Program Cash at PureTech Level $443.4m PureTech Level Cash and Cash Equivalents as of March 31, 20213

PureTech Health plc Annual report and accounts 2020 7 O ve rv ie w Components of Value — continued Founded Entities4 4 This figure represents the stage of development for each Founded Entity’s most advanced therapeutic candidate. While PureTech maintains ownership of equity interests in its Founded Entities, the Company does not, in all cases, maintain control over these entities (by virtue of (i) majority voting control and (ii) the right to elect representation to the entities’ board of directors) or direct the management and development efforts for these entities. Consequently, not all such entities are consolidated in the financial statements. Where PureTech maintains control, the entity is referred to as a Controlled Founded Entity in this report and is consolidated in the financial statements. Where PureTech does not maintain control, the entity is referred to as a Non-Controlled Founded Entity in this report and is not consolidated in the financial statements. As of December 31, 2020, Controlled Founded Entities include Follica Incorporated, Vedanta Biosciences, Inc., Sonde Health, Inc., Alivio Therapeutics, Inc. and Entrega, Inc., and Non-Controlled Founded Entities include Gelesis, Inc., Karuna Therapeutics, Inc., Akili Interactive Labs, Inc., Vor Biopharma Inc. 5 Relevant ownership interests for Founded Entities were calculated on a diluted basis (as opposed to a voting basis) as of December 31, 2020, including outstanding shares, options and warrants, but excluding unallocated shares authorized to be issued pursuant to equity incentive plans. Karuna ownership is calculated on an outstanding voting share basis as of March 4, 2021. Vor ownership is calculated on an outstanding voting share basis as of February 9, 2021. Controlling interest or right to receive royalties Limited to equity interest Developing a voice-based technology platform to measure health when a person speaks Interest5 44.6% Equity Stage of Development Commercial Release Pioneering inflammation targeted disease immunomodulation Interest5 78.0% Equity Stage of Development Preclinical Engineering hydrogels to enable the oral administration of biologics Interest5 72.9% Equity Stage of Development Preclinical Building a regenerative biology platform for androgenetic alopecia, epithelial aging and other medical indications Interest5 78.2% Equity plus Royalties Stage of Development Phase 3 Ready Interest5 8.2% Equity plus Royalties Stage of Development Phase 3 Nasdaq: KRTX Advancing transformative medicines for people living with psychiatric and neurological conditions Advancing digital treatments to target cognitive dysfunction associated with conditions across neurology and psychiatry Interest5 33.7% Equity Stage of Development Commercial Launch Advancing a novel hydrogel platform technology to treat obesity and other chronic metabolic diseases Interest5 19.3% Equity plus Royalties Stage of Development Commercial Launch Pioneering a new category of therapies for immune-mediated diseases Interest5 49.5% Equity Stage of Development Phase 2 Engineering hematopoietic stem cell therapies combined with targeted therapies Interest5 8.6% Equity Stage of Development Phase 1/2 Nasdaq: Vor

8 PureTech Health plc Annual report and accounts 2020 O ve rv ie w Letter from the Chair 2020 was a year of important milestones and significant value creation for PureTech, capped off with a virtual team celebration as we rang the opening bell on Nasdaq in early January of 2021. The bell ringing ceremony highlighted both our bold vision and our financial strength, as we entered the new year jointly listed on the London Stock Exchange and Nasdaq, while broadening access to an international investor base. Fueled by an exceptional team, powerful scientific insights and highly differentiated therapeutic candidates that have emerged from PureTech’s productive business model, we believe we are truly building the biopharmaceutical company of the future. When I joined the board five years ago, PureTech was a cutting-edge R&D company advancing early-stage projects. During my time on the board, I have seen the company grow into a proven industry leader with an impressive track record that has yielded 26 innovative therapeutics and therapeutic candidates across our Wholly Owned Pipeline and our Founded Entities, including 15 programs in clinical development and two that have been cleared for marketing by the U.S. Food and Drug Administration and European authorities. As one metric of our rapid progress, consider that we advanced three programs from our Wholly Owned Pipeline into the clinic in the last two months of 2020. These programs include the global launch of one of the only clinical trials seeking to address the long-term sequelae of COVID-19 infection, a constellation of highly serious symptoms known as post-acute COVID-19 syndrome (PACS) or Long COVID, a clinical study for lymphedema, a painful and disfiguring condition that affects one million people in the U.S., and an oncology study evaluating the clinical properties of a novel monoclonal antibody for the potential treatment of intractable solid tumors. To put it simply, PureTech’s story is one of innovation coupled with rapid growth. I can’t think of another company that comes close. Our success rests firmly on our commitment to innovation – innovation in our pipeline, in our approach to raising and deploying capital and in the development of our team. The story of scientific innovation and patient focus comes through loud and clear in the therapeutic clearances our Founded Entities received. Consider Gelesis’ Plenity®1, a novel approach to overweight and obesity: In just one month of limited promotion and marketing investment, Gelesis acquired more new patients on Plenity than any other branded prescription in the weight loss market. Additionally, Akili’s EndeavorRx™ received both FDA and European clearance in 2020, becoming the first prescription video game in the world. Both of these therapeutics, like those of all of our Founded Entities, were initially conceived of and advanced by the PureTech team, as part of our commitment to think well outside the box in addressing pressing medical needs for patients. Both are expecting a broader launch in the U.S. this year. Innovation in capital deployment is the hallmark of our business strategy. The PureTech team spends a lot of time devising and executing what we call “killer” experiments – that is, experiments designed to take out potential programs by revealing their flaws. If a program survives this hurdle, we believe that it has been substantially de-risked, and deserves the commitment of additional resources. We are proud of our clinical track record, particularly in the stages where industry failures are typically high as depicted in the graphic on page 9. We have also engineered our “ To put it simply, PureTech’s story is one of innovation coupled with rapid growth. I can’t think of another company that comes close.” 1 Important Safety Information: Patients who are pregnant or are allergic to cellulose, citric acid, sodium stearyl fumarate, gelatin, or titanium dioxide should not take Plenity. To avoid impact on the absorption of medications: For all medications that should be taken with food, take them after starting a meal. For all medications that should be taken without food (on an empty stomach), continue taking on an empty stomach or as recommended by your physician. The overall incidence of side effects with Plenity was no different than placebo. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence. Contact a doctor right away if problems occur. If you have a severe allergic reaction, severe stomach pain, or severe diarrhea, stop using Plenity until you can speak to your doctor. Rx Only. For the safe and proper use of Plenity or more information, talk to a healthcare professional, read the Patient Instructions for Use, or call 1-844-PLENITY.

PureTech Health plc Annual report and accounts 2020 9 O ve rv ie w Founded Entities to spread risk so that our fortunes do not rise and fall on the outcome of a single, binary readout. Our business model is unusual in the biopharma world, and it has served us exceptionally well. Innovation in teamwork is the third pillar of our success. We build a global network of top-tier scientific collaborators to help identify promising ideas, solve knotty problems and apply scientific insights to new realms. These collaborators have been invaluable. But they wouldn’t take us far without the experienced team we have built to advance our R&D and clinical programs. Our rapid response to the emerging global crisis of Long COVID is an example of how agile and strategic our team is as we push ourselves to deliver breakthroughs for patients. I am honored to be Chair of the board and to work closely with my colleagues on this remarkable board and team. I know my fellow board members join me in that sentiment. We were delighted to welcome two new members to the board in the past year: Kiran Mazumdar-Shaw, a highly successful, pioneering biotech entrepreneur and passionate philanthropist, who joined in October of 2020 as an independent non-executive director, and Bharatt Chowrira, Ph.D., J.D., PureTech’s President and Chief of Business and Strategy, who has been with the Company since 2017 and was promoted to the Board in January of 2021. Also in January, we were pleased to welcome George Farmer, Ph.D., as our Chief Financial Officer. Dr. Farmer’s depth of experience as a biotech executive and equity analyst will serve us well as we set our business development strategy for the years ahead. Additionally, in March of 2021, we announced that Stephen Muniz, Esq., will retire from his role as Chief Operating Officer and Corporate Secretary and will step down from the Board of Directors, effective May 17, 2021. On behalf of the Board, I would like to thank Steve for all of his hard work and leadership over the past 13 years. I would also like to extend a sincere thank you to all of our shareholders for enabling our continued growth. As always, I am proud to be part of the PureTech team and I look forward to continued success in 2021. Christopher Viehbacher Chair April 14, 2021 2 The cumulative percentages are calculated by multiplying the individual phase percentages included in the following footnotes. 3 The aggregate percentages include all therapeutic candidates advanced through at least Phase 1 by PureTech or its Founded Entities from 2009 onward, using the aforementioned calculation method based on the following individual phase percentages, Phase 1 (n = 6/7; 86%), Phase 2 (n = 9/10; 90%), Phase 3 (n = 2/3; 67%); Phase 2 and Phase 3 percentages include some therapeutic candidates where Phase 1 trials were not conducted by PureTech or its Founded Entities (i) due to the requirements of the medical device regulatory pathway or (ii) because a prior Phase 1 trial was conducted by a third party. 4 Industry average data measures the probability of clinical trial success of therapeutics by calculating the number of programs progressing to the next phase vs. the number progressing and suspended (Phase 1=63%, Phase 2=31%, Phase 3=58%). BIO, Biomedtracker, Amplion (2015) Clinical Development Success Rates 2006 – 2015. This study did not include therapeutics regulated as devices. Track record of outpacing industry averages 26 therapeutics and therapeutic candidates, of which: 15 are clinical stage and 2 were taken from inception at PureTech to FDA and European Regulatory Clearances PureTech has demonstrated a strong track record of clinical advancement; Particularly notable in the stages where industry failures are typically high Percent of clinical trials where outcome supports progression to next phase of clinical development: 0% 20% 40% 60% Industry average4PureTech3 Phase 1, 2 & 32 Letter from the Chair — continued

10 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Letter from the Chief Executive Officer Giving life to science by rapidly advancing scientific breakthroughs for patients. With the COVID-19 pandemic sweeping the globe, the biopharma industry was challenged in 2020 to elevate its thinking and to seize big, bold ideas that could prove transformative for patients. We’ve all taken pride in the industry’s response to the pandemic, and rightfully so. I’m also immensely proud of PureTech’s response. Proud, but not surprised – because thinking big has been woven into our DNA from the beginning. PureTech was founded to advance a singularly important mission: Develop groundbreaking medicines for serious diseases for which patients currently have few options, or none at all. We start with a clear-eyed assessment of the need. We then collaborate with the best scientific minds, identifying emerging discoveries that could help us meet our goals of inventing entirely new solutions when the current approaches are not sufficiently innovative. One telling statistic: Our global network of world-class scientists probing the Brain-Immune-Gut (BIG) Axis has published more than 25 papers describing research breakthroughs, many in top journals such as Cell, Nature and Science. In many cases, long before the rest of the world read about the discoveries, we had already secured the relevant intellectual property and ran crucial de-risking experiments to validate their therapeutic potential. It has become clear in recent years that the BIG Axis and the crosstalk between those systems plays a critically important role in regulating health and disease. We have developed preeminent expertise in key components of the BIG Axis, including the gut epithelial barrier, the microbiome and – importantly – the lymphatic system, and those insights have translated into a highly promising and rapidly advancing pipeline. Across our Wholly Owned Pipeline and our Founded Entities, our R&D engine has delivered 26 therapeutics and therapeutic candidates, including 15 clinical-stage programs and two innovative therapeutics that are now on the market, having received regulatory clearances by the U.S. Food and Drug Administration (FDA) and European regulators. Despite the challenges of operating in a pandemic, 2020 was a highly successful year for PureTech across the key areas of pipeline growth, clinical execution and financing. Here is a look at just a few of our scientific highlights from the past year: • We launched three trials of LYT-100 (deupirfenidone), our lead therapeutic candidate from our Wholly Owned Pipeline and had a successful readout from one of those trials, and the other two are ongoing. LYT-100 is currently being evaluated in a Phase 2 trial in Long COVID and a Phase 2a trial in lymphedema. Topline results from these trials are anticipated in the second half of 2021 and the first half of 2022, respectively. We are also planning registration-enabling studies in idiopathic pulmonary fibrosis (IPF) and potentially other progressive fibrosing interstitial lung diseases (PF- ILDs), for which we expect to provide additional guidance later this year. All three of these indications – Long COVID, lymphedema and progressive fibrosing lung diseases – represent underserved patient populations with limited or no existing treatment options. • We launched the first part of a Phase 1/2 trial of our monoclonal antibody LYT-200, which targets a foundational immunosuppressive protein, galectin-9, preferentially expressed in multiple difficult-to-treat cancers. This trial in relapsed and refractory metastatic cancer patients is designed to evaluate safety and identify a recommended Phase 2 “ PureTech was founded to advance a singularly important mission: Develop groundbreaking medicines for serious diseases for which patients currently have few options, or none at all.” Daphne Zohar, Founder and Chief Executive Officer, with Eric Elenko, Ph.D., Chief Innovation officer (left) and Joep Muijrers, Ph.D., Chief of Portfolio Strategy (right). Image taken pre-pandemic.

PureTech Health plc Annual report and accounts 2020 11 S tr a te g ic r e p o rt Letter from the Chief Executive Officer — continued 1 $200.9 million in proceeds from the January 22, 2020 sale of 2.1 million Karuna common shares, $45.0 million in proceeds from the May 25, 2020 sale of 555.5 thousand Karuna common shares and $3.0 million in proceeds from the April 30, 2020 sale of 2.1 million resTORbio common shares. 2 EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Patients who engage with EndeavorRx demonstrate improvements in a digitally assessed measure Test of Variables of Attention (TOVA) of sustained and selective attention and may not display benefits in typical behavioral symptoms, such as hyperactivity. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication, and/or educational programs, which further address symptoms of the disorder. EndeavorRx is available by prescription only. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication. 3 Long COVID is a term being used to describe the emerging and persistent complications following the resolution of COVID-19 infection, also known as post-acute COVID-19 syndrome (PACS). 4 $101.6 million in proceeds from the August 26, 2020 sale of 1.3 million Karuna common shares. 5 Important Safety Information: Patients who are pregnant or are allergic to cellulose, citric acid, sodium stearyl fumarate, gelatin, or titanium dioxide should not take Plenity. To avoid impact on the absorption of medications: For all medications that should be taken with food, take them after starting a meal. For all medications that should be taken without food (on an empty stomach), continue taking on an empty stomach or as recommended by your physician. The overall incidence of side effects with Plenity was no different than placebo. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence. Contact a doctor right away if problems occur. If you have a severe allergic reaction, severe stomach pain, or severe diarrhea, stop using Plenity until you can speak to your doctor. Rx Only. For the safe and proper use of Plenity or more information, talk to a healthcare professional, read the Patient Instructions for Use, or call 1-844-PLENITY. 6 For more information in relation to the PureTech Level Cash and Cash Equivalents and Consolidated Cash and Cash Equivalents measures used in this Annual Report, please see pages 75 and 76 of the Financial Review. dose for potential further evaluation in combination with chemotherapy and an anti-PD-1 immunotherapy, and we also believe that there is potential for LYT-200 to advance as a monotherapy. We anticipate topline results from the first stage of the study in the fourth quarter of 2021. • We advanced work on LYT-300, an exciting new candidate generated from our expertise and focus in lymphatics. LYT-300 is an oral form of the natural neurosteroid allopregnanolone. An IV version of allopregnanolone, also known as brexanolone, is approved by the FDA to treat postpartum depression. The FDA-approved product is infused over 60 hours. We leveraged our Glyph™ technology platform, which is designed to employ the body’s natural lipid absorption and transport process to send oral drugs into the lymphatic system, to develop LYT-300. We believe that the oral bioavailability demonstrated in our preclinical work creates significant potential for LYT-300, as an oral Milestones achieved in 2020 Proven track record of value creation, credibility and transparency $443.4m PureTech Level Cash and Cash Equivalents as of March 31, 20216 NovemberJanuary December September October July August May June March AprilFebruary PureTech initiated Phase 1 LYT-100 MAD study Sonde launched Sonde One for Respiratory PureTech listing on Nasdaq Global Market PureTech successful Phase 1 MAD and food effect study Vor announced a $110m Series B nancing Akili’s EndeavorRx™2 received FDA clearance and CE Mark PureTech generated $101.6m from equity sale4 PureTech declared new therapeutic candidate, LYT-300 (oral allopregnanolone) PureTech appointed Kiran Mazumdar-Shaw to Board of Directors PureTech initiated Phase 2 trial of LYT-100 in Long COVID3 respiratory complications and related sequelae PureTech initiated Phase 2a trial of LYT-100 in lymphedema PureTech initiated Phase 1 trial of LYT-200 in metastic solid tumors Karuna initiated EMERGENT-2 Phase 3 trial of KarXT Vedanta presented additional data from Phase 1 study of VE202 Karuna completed successful end-of-Phase 2 meeting with FDA Follica positive end-of-Phase 2 meeting with FDA Gelesis’ Plenity®5 received CE Mark Vedanta two successful Phase 1 studies for IBD Akili successful study in ADHD with and without stimulants Jan-May PureTech generated $248.9m from equity sales1

12 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt dosing regimen may unlock a range of neurological indications. • Our Founded Entity Akili received clearance from the FDA as well as European marketing authorization for the first prescription treatment delivered through a video game, EndeavorRx, designed for children with attention deficit hyperactivity disorder (ADHD). Cognitive dysfunction is a key feature of many neuropsychiatric disorders, including ADHD, which affects approximately 6.4 million pediatric patients in the United States. The treatment of the cognitive dysfunction associated with these conditions is only partially served, or not served at all, by currently available medications or by in-person behavioral therapy. • Our Founded Entity Gelesis received European marketing authorization for its lead product Plenity, an innovative treatment for obesity that was cleared by the FDA with a label that extends to the broadest patient population of any prescription weight management product. Excess weight is growing rapidly in prevalence worldwide, with approximately 70 percent of American adults struggling with overweight and obesity. Globally there are more than 1.9 billion adults 18 years of age or older who have overweight and 600 million who have obesity. Current treatment options are associated with safety concerns, lifestyle impact, complexity of use, high cost and compliance issues that have limited their adoption. • Our other Founded Entities, which we are proud to have invented the underlying platforms and programs for, continued to advance pioneering pipelines. Highlights include: − Karuna (Nasdaq: KRTX) announced the initiation of its Phase 3 program evaluating KarXT for the treatment of acute psychosis in adults with schizophrenia; there are currently no existing medicines that sufficiently and safely treat psychosis and negative and cognitive symptoms. − Vedanta Biosciences is advancing four clinical-stage therapeutic candidates based on rationally- defined consortia of human microbiome-derived bacteria, with results from two clinical trials expected in 2021. All of Vedanta’s therapeutic candidates are designed to address immune- mediated diseases for which existing treatment options have undesirable side effects or are ineffective for many patients. − Vor Biopharma (Nasdaq: VOR) expects to enroll the first patient in a Phase 1/2a clinical trial for VOR33 in the second quarter of 2021 for its engineered hematopoietic stem cell therapy for the treatment of acute myeloid leukemia (AML), while its potential companion therapeutic, VCAR33, is currently being evaluated in an investigator- initiated Phase 1/2 clinical trial. Existing targeted therapies for AML frequently cause substantial toxicities, limiting their potential, so there is a need for new strategies. In other words, we are making substantial, and exciting, progress for patients. We are giving life to breakthrough science. On top of the scientific and clinical advances, we continued to solidify our financial presence, as exemplified by our listing on Nasdaq in November. We remain listed on the London Stock Exchange and a member of the FTSE 250; this joint listing on Nasdaq expands our access to capital in the U.S. as well as Europe. We have long worked with scientists and physicians around the world in our drive to bring novel therapeutics to patients, and we are proud to have expanded our global reach to the investor community as well. LYT-100: A case study for our R&D model Our development program for LYT-100 is the perfect case study of our R&D model and is emblematic of our commitment to leveraging our extensive knowledge of the BIG Axis and lymphatic biology on behalf of patients with serious unmet need. The LYT-100 story also underscores our commitment – distinctive in the biotech world – to follow the science wherever it takes us, and to move nimbly and strategically to seize new opportunities which hold significant potential value for patients and shareholders alike. Our unique insights into the biology of the lymphatic system led us to identify LYT-100 and acquire its related intellectual property in 2019. The story of LYT-100 is illustrative of our approach to pipeline development at PureTech. Our foundational insights into the lymphatic biology and related immunology that underly the BIG Axis prompted us to recognize the role of inflammation and fibrosis in lymphedema, a major underserved disorder of the lymphatic system. While investigating this pathway, we were able to tap into our network of scientific and business collaborators to identify unpublished data on the approved drug pirfenidone. That, in turn, led us to LYT-100. Why were we so interested? The goal in designing LYT-100, a deuterated, oral small molecule, is to have a differentiated profile, which may overcome some of the historic challenges associated with pirfenidone, an approved and marketed anti-inflammatory and anti-fibrotic drug for the treatment of IPF. Pirfenidone is effective, but it is associated with significant tolerability issues and requires frequent dosing. As a result, about half of patients discontinue treatment, dose adjust or switch therapies, which leads to suboptimal disease management. We are developing LYT-100 to offer a differentiated safety profile compared to current standard of care drugs, which may support improved patient compliance not only in IPF but also a wide range of other inflammatory and fibrotic diseases. In keeping with our commitment to put all our programs to a rigorous test before investing heavily in clinical development, we launched a randomized, double-blind multiple ascending dose and food effect study of LYT-100 in healthy subjects in 2020. We reported the results this past fall: The study demonstrated favorable proof-of-concept for LYT-100’s tolerability and pharmacokinetic profile and paved the way for twice-a-day dosing without regard to meals in future studies. We believe this work substantially de-risked the program and opened the door for potentially rapid clinical development. We are deeply excited about LYT-100 because we believe it has substantial potential to treat a wide range of interstitial lung diseases (ILDs), including IPF and other progressive fibrosing ILDs. These are devastating and often deadly diseases that collectively affect approximately 200,000 people in the U.S. alone. We aim to bring patients new hope and more therapeutic options given the devastating nature of the disease and limitations with current standards of care. LYT-100 also has strong potential in lymphedema, a serious chronic condition that affects roughly Letter from the Chief Executive Officer — continued

PureTech Health plc Annual report and accounts 2020 13 S tr a te g ic r e p o rt one million people in the U.S. This disease, which leads to painful and sometimes disfiguring swelling, is particularly devastating for breast cancer patients, who have no treatments other than compression bandages and physical therapy. At PureTech, we maintain a laser focus on debilitating diseases with inadequate treatment options, and this population certainly meets that criteria. We are hopeful we can bring these patients relief with LYT-100. Our Phase 2a proof-of-concept study is enrolling patients with breast cancer-related, upper limb secondary lymphedema; we expect to report topline results in the first half of 2022. The LYT-100 story is also a window into the way we at PureTech can move nimbly and with great speed to address unexpected challenges. By late spring of 2020, as the COVID pandemic surged, we were starting to hear deep concerns from our network of leading pulmonologists about the long-lasting effects of the infection. They were seeing patients who had recovered from the acute phase of their illness and had been discharged from the hospital – yet who continued to suffer from severe shortness of breath, deep fatigue and muscle weakness that significantly limited their ability to return to their daily activities. This long-lasting respiratory dysfunction, along with other serious and persistent symptoms, would later be designated Long COVID or PACS. The symptoms appear to mimic respiratory complications of other viral pneumonias like Severe Acute Respiratory Syndrome (SARS) and Middle East Respiratory Syndrome (MERS), and up to one third of SARS and MERS survivors had abnormal pulmonary testing and lung imaging that persisted for years. Testimony from Long COVID-affected patients and epidemiological studies published in The Lancet and elsewhere confirmed the serious nature of this threat, which the World Health Organization has called a top priority for research in 2021 and the United States Congress has given the National Institutes of Health over $1 billion to study. We quickly recognized that LYT-100’s anti-fibrotic and anti-inflammatory properties had the potential to address the debilitating sequelae of COVID infection. We knew we had an obligation to evaluate this potential as quickly as possible, and I am proud to say that our team moved mountains to rapidly assess the unmet need, establish protocols and secure regulatory approvals for a global clinical study. Within months, we had launched a randomized, placebo- controlled Phase 2 trial of LYT-100 in Long COVID – one of just a handful of clinical programs worldwide to evaluate a potential therapy for this condition, which could affect a substantial portion of the over 125 million people worldwide who have been infected with COVID-19. We are enrolling in both the U.S. and Europe and expect a readout in the second half of 2021. Our innovative approach to R&D continues to shape the growth of our Wholly Owned Pipeline. We are quite excited about our two anti-cancer monoclonal antibodies, LYT-200 and LYT-210. And we are also eager to initiate a clinical trial with LYT-300 later this year. We see substantial potential for LYT-300 in a wide array of neurological and neuropsychological conditions where patients have been waiting for far too long for effective treatments. Strong financing to support focused development At the start of 2021, we celebrated PureTech’s U.S. listing on Nasdaq with a virtual bell ringing ceremony. It was a wonderful opportunity both to mark how far we’ve come and to look ahead with pride and confidence at our opportunities to build additional value for shareholders while potentially providing enormous value for patients. We were delighted to be joined at the bell ringing by our new chief financial officer, George Farmer, Ph.D., an experienced financial analyst and biotech executive who joined our management team in January 2021. At the PureTech level, we are well- capitalized with cash resources into the first quarter of 2025. Our strong financial position is the result of our unique strategy, which allows us to derive value from the equity growth of our Founded Entities. In 2020, we generated cash proceeds of $350.6 million from the sales of equity in our Founded Entities, and in February 2021 we generated an additional $118 million. This approach provided us with access to non-dilutive funding for our operations and growth and to further expand and advance our Wholly Owned Programs, while still maintaining significant equity ownership across our Founded Entities. The Founded Entities are also well- capitalized, having raised $1.2 billion from January 2017 through the end of 2020, with an additional $473.2 million so far in the 2021 post-period. In the most recent financial milestone, Vor Biopharma completed a successful Nasdaq IPO in February of 2021, raising $203.4 million in gross proceeds before deducting the underwriting discounts and commissions and other offering expenses. We are well-positioned for the exciting year ahead, which we expect to include multiple value drivers across our Wholly Owned Programs and our Founded Entities, including at least 10 expected clinical study initiations and nine expected readouts. In addition, we look forward to a broader U.S. launch of Gelesis’ Plenity and Akili’s EndeavorRx. I would like to thank the entire PureTech team on their resilience this year as we accomplished historic milestones as an organization while navigating remote working and the emotional strain of a global pandemic. I would also like to extend my gratitude to our tremendous Board and R&D Committee for their wise counsel and strategic oversight. We are fortunate to have a dedicated team and outstanding scientific collaborators who remain committed to developing highly differentiated medicines for patients in dire need of better options. To our shareholders: Thank you for your vision and continued support over the last year. Above all, we thank the patients and clinicians working alongside us in our clinical trials. We are grateful for your support, humbled by your trust and inspired by your courage. You make possible the medical advances of the future. We look forward to another transformational year focused on giving life to science and making a difference for patients – together. Daphne Zohar Founder, Chief Executive Officer and Director April 14, 2021 Letter from the Chief Executive Officer — continued

14 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt 2020 was a transformational year for PureTech’s pipeline. For the first time, two therapeutic candidates from within our Wholly Owned Pipeline entered the clinic, and over the course of just twelve months, we initiated a total of four clinical trials evaluating these candidates across three different indications, with one trial reading out successfully so far for LYT-100. Additionally, we grew our Wholly Owned Pipeline with the nomination of a new therapeutic candidate, LYT-300 (oral allopregnanolone) that was born from one of our three discovery platforms and for which we expect to initiate a clinical trial by the end of this year. For PureTech, this progress is both characteristic of our R&D engine that has yielded 26 therapeutics and therapeutic candidates being advanced via our Wholly Owned Pipeline and our Founded Entities, and it is demonstrative of our strategic shift to retain full ownership in our innovations as we advance our Wholly Owned Pipeline. This momentum was not stymied by the global pandemic that changed so much about the world in 2020. In fact, as the pandemic threw down a gauntlet to therapeutic innovators, we were all challenged to think boldly, move nimbly and harness minds and resources to meet this immense public health challenge. This global response is akin to PureTech’s distinctive approach to R&D: We start with the unmet need, identify the ideal solution, put the brightest minds on discovery, aggressively evaluate feasibility, and then pursue development with scientific rigor and the input of world-leading experts. Leveraging our leadership in understanding of the immune system, we applied our R&D approach to identifying LYT-100, an exciting therapeutic candidate with potential to treat several important serious conditions of high unmet need. Based on a substantial body of data, we are developing LYT-100 for multiple therapeutic indications involving inflammation, fibrosis and disorders of lymphatic flow, including progressive fibrosing interstitial lung diseases such as idiopathic pulmonary fibrosis (IPF), lymphedema and severe respiratory sequelae of COVID-19, which is now commonly called “Long COVID” or post-acute COVID-19 syndrome (PACS). The common thread? Immune dysfunction and fibrosis. PureTech has been developing expertise in immunology for years. We have continued to deepen our focus on the BIG Axis of the Brain, Immune and Gut – complex and dynamic modulatory systems that enable us to respond in healthy ways to changing circumstances but that, when disrupted, give rise to a wide range of diseases. The BIG Axis is tied together by the 3,500 kilometers of lymphatic vessels that thread our bodies, studded with highly specialized nodes that filter and train immune cells for their local tissues. That vast lymphatic system is not just a passive vessel for fluid but a vibrant organ with an active and important role in regulating the immune system. Our understanding of the importance of this system led us to LYT-100 (deupirfenidone), a new chemical entity which retains the pharmacology of pirfenidone – an FDA-approved treatment for IPF that has been granted FDA Breakthrough Therapy designation in unclassifiable interstitial lung diseases (ILDs) – but which has a differentiated pharmacokinetic profile. We will be evaluating whether LYT-100 can offer tolerability and efficacy with less frequent dosing, and our goal is to mitigate some of the GI-related tolerability issues that have historically been associated with pirfenidone and limited its usage. LYT-100 has been observed to reduce pro-inflammatory cytokines IL-6 and TNF-α in preclinical models. Both cytokines may be involved in the hyperinflammatory response to external assault such as virus infection. LYT-100 is also anti-fibrotic and suppresses TGF-β induced production of scar tissue components such as collagen. We are building on a comprehensive body of research evaluating LYT-100. A foundational milestone came in the fall of 2020, when we reported results from a Phase 1 multiple ascending dose and food effect study. LYT-100 was well-tolerated at all pre-specified doses, with a favorable pharmacokinetic profile. All adverse events that were possibly or probably related to LYT-100 were mild and transient and there were no discontinuations of subjects while taking LYT-100. These results provided strong proof-of-concept for the potential tolerability of LYT-100, and we moved rapidly to initiate two Phase 2 clinical trials for LYT-100. The first study is in Long COVID. This is one of just a handful of clinical trials anywhere in the world to assess a potential therapy for this serious public health threat. Our decision is based not only on the results of the Phase 1 study, but also on a substantial body of preclinical research. The second study is in lymphedema, a debilitating condition that affects approximately one million people in the U.S., and is particularly prevalent in women recovering from breast cancer. There is currently no approved pharmaceutical treatment for lymphedema. Letter from the Chief Innovation Officer and the Chief Scientific Officer “ A transformational year of pipeline progress and innovation.” Joseph Bolen, Ph.D., Chief Scientific Officer Eric Elenko, Ph.D., Chief Innovation Officer

PureTech Health plc Annual report and accounts 2020 15 S tr a te g ic r e p o rt Letter from the Chief Innovation Officer and the Chief Scientific Officer — continued LYT-100 development plan overview H2 2021 H1 2022 Planning Topline results expected from Phase 2 in Long COVID1 Topline results expected from Phase 2a POC in lymphedema Registration-enabling studies in IPF and potentially other PF-ILDs Exploring for a range of other inflammatory and fibrotic conditions Idiopathic pulmonary fibrosis (IPF) and potentially other progressive fibrosing interstitial lung diseases (PF-ILDs) Because of the unique properties demonstrated with LYT-100, we are now planning registration-enabling studies of LYT-100 for IPF and potentially other PF-ILDs, which represent a deep area of underserved medical need and substantial commercial opportunities, and we expect to provide additional guidance later this year. There are approximately 200,000 people living with PF-ILDs, including IPF, in the United States. IPF is a progressive condition characterized by irreversible scarring of the lungs, which worsens over time and makes it difficult to breathe. The prognosis of IPF is poor, with the median survival after diagnosis generally estimated at two to five years. Current treatments for PF-ILDs, including pirfenidone (approved for IPF only) and nintedanib, have serious limitations, particularly GI-related tolerability issues. In fact, one large, multinational post-marketing analysis of about 11,000 patients with IPF found that only about 13 percent were receiving pirfenidone during a follow-up period of approximately five years. We believe a therapeutic compound that improves upon tolerability, dosing frequency and the overall clinical profile of pirfenidone, while retaining or exceeding its efficacy, would be an attractive therapeutic option for IPF and potentially other PF- ILDs, and we intend to communicate our clinical development plans for LYT-100 later this year. Groundbreaking Phase 2 clinical trial for Long COVID The COVID-19 pandemic has affected over 125 million people around the world, and there is increasing data around the longer-term complications of COVID-19, referred to as Long COVID or PACS, including data regarding respiratory issues that persist following recovery. Survivors of the virus can have lung fibrosis that causes shortness of breath and other problems that could potentially last for years, and a high proportion of mild, moderate and severe COVID-19 patients (up to 53 percent in one study) already show signs of lung fibrosis at three weeks post symptom onset. We have now embarked on a global, randomized, double-blind, placebo-controlled Phase 2 trial designed to evaluate the efficacy, safety, and tolerability of LYT-100 in adults with post-acute COVID-19 respiratory complications. The primary endpoint is a standardized test of how far a patient can walk in six minutes. Secondary endpoints, including pharmacokinetics, inflammatory biomarkers, imaging and patient-reported outcomes will also be evaluated. The study is ongoing initiated in both the United States and Europe; results are expected in the second half of 2021. Phase 2a study of LYT-100 in lymphedema In 2020, we also initiated a Phase 2a trial of LYT-100 in lymphedema to explore clinical efficacy endpoints in patients with breast-cancer related, upper limb secondary lymphedema. Lymphedema is a debilitating condition that affects approximately one million people in the U.S., and it is particularly prevalent in women recovering from breast cancer. It can lead to painful and disfiguring swelling and recurring infections, yet there are no approved drugs and little relief for patients other than compression bandages, physical therapy and massage. This is particularly unfortunate as the lymphatic damage induces a vicious feedback loop of inflammation and fibrosis with immune infiltration of tissues. It is a biochemical process – so while physical treatments offer palliation, a therapeutic approach is urgently needed. The randomized, placebo-controlled, Phase 2a proof-of-concept study of LYT-100 is expected to enroll up to 50 patients. The primary endpoints will be safety and tolerability, with secondary clinical efficacy and biomarker endpoints. Results are expected in the first half of 2022. Anti-cancer programs: LYT-200 targeting galectin-9 and LYT-210 targeting gamma delta-1 T cells We have also made great strides in our anti-cancer programs, both of which are built around fully human monoclonal antibodies that target foundational immunosuppressive mechanisms. We see potential for both LYT-200 and LYT-210 as single agents as well as in combination with checkpoint inhibitors and other anti-cancer treatments. 1 Long COVID is a term being used to describe the emerging and persistent complications following the resolution of COVID-19 infection, also known as post-acute COVID-19 syndrome (PACS).

16 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt We were thrilled to launch a Phase 1 trial of LYT-200 in December. The adaptive trial design will assess the safety and tolerability of escalating doses of LYT-200. Results are expected in the fourth quarter of 2021, and we may then proceed with a chosen dose into Phase 2. We shared the strong preclinical data supporting LYT-200 and its target, galectin-9, at the American Association for Cancer Research 2020 Virtual Annual Meeting. Galectin-9 is an immunosuppressive protein prominently expressed in multiple difficult-to- treat cancers, including breast cancer, pancreatic and cholangiocarcinoma. Analysis of a vast data set suggested that high galectin-9 levels in tumor cells and immune cells within the tumor microenvironment (TME) are associated with shorter time to cancer relapse as well as with an immunosuppressed TME phenotype in a number of solid tumors. Additionally, a recent study published in Nature Communications identified the molecular mechanism by which PD-1 and galectin-9 interact to shield tumors from the immune system, demonstrating for the first time that galectin-9 is a ligand for PD-1 and emphasizing its importance as a promising target for immunotherapy. Data suggests galectin-9 may also be an informative biomarker to enrich future clinical studies, a hypothesis we are further exploring with the support of a grant received from the Department of Defense (DOD) in the fall of 2020. Our preclinical LYT-210 program continues to show promise and support our development rationale that immunosuppressive gamma delta-1 T cells correlate with more aggressive disease in a range of tumor types. To date, both in vivo and in vitro research demonstrates that targeting these T cells can stimulate an anti-cancer immune response and may be synergistic with checkpoint inhibitors. LYT-300: Leveraging lymphatic targeting through the Glyph™ platform We further expanded our Wholly Owned Pipeline in 2020 with the nomination of LYT-300, which will be entering the clinic this year. LYT-300 is an oral form of a natural neurosteroid called allopregnanolone, an IV version of which has been approved by the Food and Drug Administration to treat postpartum depression and is administered over the course of 60 hours, under medical supervision, which is a high treatment burden for any patient. Allopregnanolone has been recognized for its therapeutic potential in a range of neurological and neuropsychological conditions, including epilepsy, anxiety, depression, essential tremors and sleep disorders. Allopregnanolone belongs to a class of natural neurosteroids whose important role in a range of neurological conditions is well established; however, these neurosteroids are not orally bioavailable, which has greatly limited their evaluation as potential therapeutics. Making these natural neurosteroids, such as allopregnanolone, orally bioavailable could potentially allow for their development against a number of neurological conditions. Our approach: our Glyph technology platform, which employs the body’s natural lipid absorption and transport process to send oral drugs into the lymphatic system and bypass first- pass metabolism by the liver. We essentially coopt the incredible system of lymphatics vasculature to create an option for drug distribution that bypasses natural barriers and keeps the compound from being destroyed by the liver. We have demonstrated mechanistic proof-of-concept of LYT-300 (oral allopregnanolone) in vivo and intend to initiate a Phase 1 clinical trial by the end of 2021. Additional novel therapeutic platforms: Orasome™ and meningeal lymphatics Glyph is just one of our three novel therapeutic platforms, each of which enriches our drug discovery process with highly versatile technology. Our Orasome technology platform was inspired by the in vivo trafficking of ubiquitous, naturally occurring vesicles, which are often referred to as exosomes, and our platform utilizes multiple vesicle components, including those isolated from milk. We have engineered these vesicles to remain stable following oral consumption and transit through the upper GI tract. We are now able to purify these vesicles in substantial quantities and have successfully packed a variety of different molecular entities within them. We are exploring using these vesicles to deliver nucleic acids such as mRNA and other expression systems that could instruct the body to make its own proteins. These hardy vesicles could also be leveraged as a convenient and far less costly way to administer biological medicines in oral form. We expect preclinical proof-of-concept and non- human primate data this year. Finally, we are leveraging the incredible discovery of the brain’s lymphatic network – located in the meninges – to evaluate a wide range of therapeutic possibilities. Correcting neurological lymphatic dysfunction could provide an avenue into treating multiple neurodegenerative and neuroinflammatory conditions that have largely resisted drug development efforts, such as Alzheimer’s disease and Parkinson’s disease. PureTech is building deep expertise around the anatomy and physiology of this novel system to understand its involvement in disease and ways to modulate its function. A collection of our research insights into this fascinating new area of medicine will be submitted to a peer-reviewed publication in 2021. Although this has been a hard year for all of us in many ways, we are proud of the significant achievements of PureTech’s stellar scientific and clinical teams. The challenges of the COVID-19 pandemic have made us all even more aware of the vital importance of our work and the urgency of patient need. Our team has demonstrated an agility, resourcefulness and strategic mindset that enabled us to respond nimbly to the pandemic while advancing a rapidly growing clinical pipeline of potentially important therapeutic candidates and a diverse and exciting research portfolio. We congratulate our team on rallying to meet the needs of the moment, working patiently through the heightened health precautions we have adopted, and opening new horizons for lymphatic-based therapeutic approaches and related immunology. Throughout this year, we have all experienced the joy of discovery and the satisfaction of advancing important programs to meet profound medical needs. We are also incredibly grateful to the patients, volunteers and caregivers participating in our clinical studies who are making invaluable contributions to research that could potentially improve treatment outcomes for so many. We look forward to the discoveries and milestones to come as we continue to accelerate the growth of PureTech’s Wholly Owned Programs. Dr. Joseph Bolen Chief Scientific Officer Dr. Eric Elenko Chief Innovation Officer April 14, 2021 Letter from the Chief Innovation Officer and the Chief Scientific Officer — continued

PureTech Health plc Annual report and accounts 2020 17 S tr a te g ic r e p o rt We are a clinical-stage biotherapeutics company dedicated to discovering, developing and commercializing highly differentiated medicines for devastating diseases, including inflammatory, fibrotic and immunological conditions, intractable cancers, lymphatic and gastrointestinal diseases and neurological and neuropsychological disorders, among others. The therapeutic candidates within our Wholly Owned Pipeline and the therapeutics and therapeutic candidates being developed by our Founded Entities were initiated by our experienced research and development team and our extensive network of scientists, clinicians and industry leaders. We established the underlying programs and platforms that have resulted in 26 therapeutics and therapeutic candidates that are being advanced within our Wholly Owned Programs or by our Founded Entities. Of these therapeutics and therapeutic candidates, 15 are clinical-stage and two have been cleared for marketing by the FDA and granted marketing authorization in the European Economic Area, or EEA, and in other countries that recognize the CE Mark. Our Non-Controlled Founded Entities are advancing 10 of these therapeutic candidates, including two that are currently in Phase 3/Pivotal studies, as well as two FDA-cleared therapeutics. Our Controlled Founded Entities are advancing 10 of these therapeutic candidates, including one that is expected to enter a Phase 3 study and three that are in Phase 2 development, and we are advancing four of these therapeutic candidates within our Wholly Owned Pipeline. We and our Founded Entities have relationships with several pharmaceutical companies or their investment arms to advance some of the programs and platforms underlying these therapeutics and therapeutic candidates. All of these underlying programs and platforms were initially identified or discovered and then advanced by our team through key validation points based on our unique insights into the biology of the Brain, Immune and Gut, or BIG, systems and the interface between those systems, which we refer to as the BIG Axis. The architectural framework supporting BIG Axis cross- talk is built on evidence highlighting the presence of 70 percent of the entire immune cell population in the gut, approximately 500 million neurons innervating the gastrointestinal, or GI, tract, enteric neurons as part of the autonomic nervous system and key components such as the gut epithelial barrier, microbiome, metabolites and neurotransmitters that play key roles in protecting and influencing the immune system and central nervous system, or CNS. We are led by a proven and seasoned management team of business leaders with significant experience in discovering and developing important new medicines, delivering them to market and maximizing shareholder value. Collectively, the members of our management team have overseen research and development of therapeutics supporting 23 regulatory approvals and have served in the C-suite of companies acquired for more than $13 billion in the aggregate. Our team, network and expertise in the BIG Axis enable us to identify and advance scientific discoveries at the interface of the BIG systems. We begin by collaborating with a cross-disciplinary group of experienced clinicians and the world’s leading experts in brain, immune and gut biology in a discovery process that breaks down specific diseases and comprehensively identifies, reviews and empirically tests unpublished scientific discoveries in a modality agnostic and unbiased way. Our model, which employs (1) this collaborative process leveraging our biological expertise in the BIG axis and our scientific network, (2) a disciplined approach to program advancement, and (3) a capital efficient approach to driving clinical developments and value creation, has enabled us to rapidly convert these findings into promising therapeutic candidates. Historically, we have developed these programs and therapeutic candidates with strategic allies, including equity partners who helped us to advance those programs via our Founded Entities. As these programs have succeeded and our resources have grown, we have increasingly focused on our Wholly Owned Programs. Our Wholly Owned Programs are designed to harness key immunological, fibrotic and lymphatic system mechanisms. They currently consist of LYT-100, a clinical-stage therapeutic candidate we are developing for inflammatory and fibrotic conditions and disorders of lymphatic flow, LYT-200, a clinical therapeutic candidate targeting a foundational immunosuppressive protein, galectin-9, which we are developing as a potential treatment of solid tumors, LYT-210, a preclinical therapeutic candidate targeting immunomodulatory gamma delta-1 T cells, which we are developing for a range of cancer indications and autoimmune disorders, and LYT-300, a preclinical therapeutic candidate, which we intend to develop for a range of neurological and neuropsychological conditions. Our Wholly Owned Programs also include three discovery platforms: Glyph™ – our synthetic lymphatic targeting chemistry platform – and Orasome™ – our oral biotherapeutics platform – both of which leverage absorption of dietary lipids to traffic therapeutics via the lymphatic system, and our meningeal lymphatics discovery research program for treating neurodegenerative and neuroinflammatory diseases. How PureTech is building value for investors “ We begin by collaborating with a cross-disciplinary group of experienced clinicians and the world’s leading experts in brain, immune and gut biology in a discovery process that breaks down specific diseases and comprehensively identifies, reviews and empirically tests unpublished scientific discoveries in a modality agnostic and unbiased way.”

18 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt How PureTech is building value for investors — continued Components of our Value The table to the right depicts the four components of our value: (1) our Wholly Owned Programs, (2) Founded Entities that we have a controlling interest in or from which we are entitled to receive royalty payments, (3) Founded Entities where our interest is limited to our equity ownership and (4) our available cash, cash equivalents and short-term investments at the PureTech level. We hold majority voting control of our Controlled Founded Entities and continue to play a role in the development of their therapeutic candidates through representation on their board of directors, with respect to Follica, Vedanta, Alivio and Sonde. Our board designees represent a majority of the members of the board of directors of Follica, Vedanta and Alivio and a minority of the members of the board of directors of Sonde. With respect to our Non-Controlled Founded Entities, we do not hold majority equity ownership and are not responsible for the development or commercialization of their therapeutic candidates and therapeutics. Our Non-Controlled Founded Entities have independent management teams, and we do not control the day-to-day development of their respective therapeutic candidates. 1 Our Wholly Owned Programs. We are focused on the advancement of our Wholly Owned Programs and delivering value to our shareholders by driving our Wholly Owned Programs to key clinical and commercial milestones, while continuing cutting edge research and development efforts to discover and advance new therapeutic candidates. The table to the right includes a summary of our Wholly Owned Programs and their development status. 2 Founded Entities with Controlling Interest or Right to Receive Royalties. The table to the right summarizes, in order of development stage, the therapeutic candidates being developed by our Founded Entities in which we either have a controlling interest or the right to receive royalty payments. We established the underlying programs and platforms that have resulted in the therapeutic candidates noted in the table and advanced them through key validation points. Each of these therapeutic candidates targets indications related to one or more of the BIG systems, and any value we realize from these therapeutic candidates will be through the potential growth and realization of equity and royalty stakes highlighted in the table to the right. 3 Founded Entities Limited to Equity Interest. We also hold equity ownership in our Non-Controlled Founded Entities, Akili and Vor. The table to the right describes these entities, in order of development stage. Our interest in the therapeutic candidates of these entities is limited to the potential appreciation of our equity interest in these entities. 4 Cash and Cash Equivalents. We had PureTech level cash and cash equivalents of $443.4 million as of March 31, 2021 and $349.4 million as of December 31, 202010. 1 The FDA and corresponding regulatory authorities will ultimately review our clinical results and determine whether our wholly-owned therapeutic candidates are safe and effective. No regulatory agency has made any such determination that our wholly-owned therapeutic candidates are safe or effective for use by the general public for any indication. 2 Long COVID is a term being used to describe the emerging and persistent complications following the resolution of COVID-19 infection, also known as post-acute COVID-19 syndrome (PACS). 3 Relevant ownership interests for Founded Entities were calculated on a diluted basis (as opposed to a voting basis) as of December 31, 2020, including outstanding shares, options and warrants, but excluding unallocated shares authorized to be issued pursuant to equity incentive plans. Karuna ownership is calculated on an outstanding voting share basis as of March 4, 2021. Vor ownership is calculated on an outstanding voting share basis as of February 9, 2021. 4 With the exception of Plenity®, candidates are investigational and have not been cleared by the FDA for use in the United States. 5 PureTech Health has a right to royalty payments as a percentage of net sales. 6 These therapeutic candidates are regulated as devices and their development has been approximately equated to phases of clinical development. 7 Important Safety Information: Patients who are pregnant or are allergic to cellulose, citric acid, sodium stearyl fumarate, gelatin, or titanium dioxide should not take Plenity. To avoid impact on the absorption of medications: For all medications that should be taken with food, take them after starting a meal. For all medications that should be taken without food (on an empty stomach), continue taking on an empty stomach or as recommended by your physician. The overall incidence of side effects with Plenity was no different than placebo. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence. Contact a doctor right away if problems occur. If you have a severe allergic reaction, severe stomach pain, or severe diarrhea, stop using Plenity until you can speak to your doctor. Rx Only. For the safe and proper use of Plenity or more information, talk to a healthcare professional, read the Patient Instructions for Use, or call 1-844-PLENITY. 8 Contingent on FDA review of the research plan. 9 EndeavorRx™ is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Patients who engage with EndeavorRx demonstrate improvements in a digitally assessed measure Test of Variables of Attention (TOVA) of sustained and selective attention and may not display benefits in typical behavioral symptoms, such as hyperactivity. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication, and/or educational programs, which further address symptoms of the disorder. EndeavorRx is available by prescription only. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication. 10 For more information in relation to the PureTech Level Cash and Cash Equivalents and Consolidated Cash and Cash Equivalents measures used in this Annual Report, please see pages 75 and 76 of the Financial Review.

PureTech Health plc Annual report and accounts 2020 19 S tr a te g ic r e p o rt How PureTech is building value for investors — continued 1 Wholly Owned Programs Our Programs1 Discovery Preclinical Phase 1 Phase 2 Phase 3 LYT-100 Deupirfenidone IPF and potentially other PF-ILDs LYT-100 Deupirfenidone Long COVID2 respiratory complications and related sequelae LYT-100 Deupirfenidone Lymphatic flow disorders, including lymphedema LYT-200 Anti-Galectin-9 mAb Solid tumors LYT-210 Anti-Delta-1 mAb Solid tumors LYT-300 Oral Allopregnanolone Neurological indications Registration-enabling studies planned Phase in progress Phase completed Discovery Platforms Glyph™ Technology Platform (Lymphatic Targeting) Orasome™ Technology Platform (Oral Biotherapeutics) Meningeal Lymphatics Discovery Research Program 2 Founded Entities with Controlling Interest or Right to Receive Royalties Founded Entity PureTech Ownership3 Therapeutic Candidate4 Indication Stage of Development Royalties5 Non-Controlled Founded Entities with Royalty Interests 19.3% Plenity®6,7 D GS1006 D GS2006 D GS3006 D GS5006 D Weight management Adolescent weight management Weight management in T2D/prediabetes NASH/NAFLD Functional constipation Commercial Launch Preclinical8 Phase 2 Phase 2 Ready 8 Phase 3 Royalties 8.2% KarXT P Schizophrenia Dementia-related psychosis Phase 3 Phase 1b Royalties Controlled Founded Entities 78.2% FOL-004 P/D Androgenetic alopecia Phase 3 Ready Royalties 49.5% VE303 B VE416 B VE202 B VE800 B High-risk CDI Food allergy IBD Solid tumors Phase 2 Phase 1/2 Phase 2 Ready Phase 1 N/A 44.6% Sonde One D (Mental Fitness)6 Sonde One D (Respiratory)6 Depressive symptoms detection and monitoring app Respiratory risk detection and monitoring app Product and Clinical Validation Commercial Release N/A 78.0% ALV-107 P ALV-304 P ALV-306 P IC/BPS IBD Chronic pouchitis Preclinical Preclinical Preclinical N/A Note: Discovery-stage programs including Entrega, a Controlled Founded Entity, are not included in this table. The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). 3 Founded Entities Limited to Equity Interest Founded Entity PureTech Ownership3 Description 33.7% Akili is a leading digital therapeutics company, combining scientific and clinical rigor with the ingenuity of the tech industry while pursuing the goal of changing how medicine is developed, delivered and experienced. Akili is pioneering the development of treatments designed to have direct therapeutic activity, delivered not through a traditional pill but via a high-quality video game experience. Akili received clearance from the FDA and European marketing authorization in June 2020 for EndeavorRx™9 (formerly known as AKL-T01) as a prescription treatment for children with ADHD. Delivered through a captivating video game experience, EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. 8.6% Vor is a clinical-stage cell therapy company that combines a novel patient engineering approach with targeted therapies to provide a single company solution for patients suffering from hematological malignancies. Vor’s proprietary platform leverages its expertise in hematopoietic stem cell, or HSC, biology and genome engineering to remove surface targets expressed by cancer cells by genetically modifying HSCs. Its lead therapeutic candidate, VOR33, is in development for acute myeloid leukemia. 4 PureTech level cash and cash equivalents as of March 31, 2021: $443.4m10

20 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt How PureTech is building value for investors — continued Key Pipeline Components and Expected Milestones Through 2021 Through 2021, we anticipate many significant potential milestones across our Wholly Owned Programs and Founded Entities, including at least nine clinical readouts, at least 10 clinical trial initiations and the full commercial rollout of two therapeutics. Of these, five clinical readouts and four clinical trial initiations are anticipated within our Wholly Owned Programs. Additionally, we expect the continued progress of discovery and preclinical programs, as well as the potential for additional strategic partnerships and transactions and the growth of value through our equity and royalty holdings in our Founded Entities. Our Wholly Owned Programs and certain of our Founded Entities’ programs that contribute to our value are as follows: Our Wholly Owned Programs Harnessing Immunological and Lymphatic System Mechanisms: LYT-100, Our Lead Clinical-Stage Therapeutic Candidate Targeting a Range of Inflammatory, Fibrotic, Lymphatic Flow Disorders and Other Related Indications: We are advancing our wholly-owned therapeutic candidate LYT-100 for the potential treatment of inflammatory and fibrotic conditions and disorders of lymphatic flow, including lung dysfunction conditions (e.g., IPF and potentially other PF-ILDs and Long COVID respiratory complications and related sequelae) and lymphedema. In November 2020, we announced the completion of a Phase 1 multiple ascending dose and food effect study, which demonstrated favorable tolerability and PK proof-of-concept for LYT-100. In December 2020, we announced the initiation of a Phase 2a proof-of-concept study of LYT-100 in patients with breast cancer-related, upper limb secondary lymphedema, with topline results anticipated in the first half of 2022. In December 2020, we announced the initiation of a Phase 2 trial in Long COVID respiratory complications and related sequelae in both the United States and Europe. Topline results are expected in the second half of 2021. We are also advancing LYT-100 for the treatment of IPF and potentially other PF-ILDs, and are planning registration-enabling studies and expect to provide additional guidance later this year. Furthermore, we plan to initiate additional clinical trials of LYT-100 in 2021 to explore further the PK, dosing and tolerability in healthy volunteers. One of these trials is an extension of the previously completed MAD study, in which the maximum tolerated dose was not reached. Results from these trials are anticipated in 2021 and are expected to provide additional supportive data to help with the clinical development of LYT-100 across indications. We have an active IND on file with the FDA for LYT-100. LYT-200 and LYT-210, Two Immuno-Oncology, or IO, Therapeutic Candidates Harnessing Key Immune Cell Trafficking and Programming Mechanisms: The lymphatic system plays a crucial role in programming immune cells for precise functions and trafficking them to specific tissues. By modulating immune cell trafficking and programming, we are developing therapeutic candidates for the potential treatment of cancer and other immunological disorders. We are advancing LYT-200, targeting galectin-9, for a range of cancer indications, and LYT-210, targeting immunomodulatory gamma delta-1 T cells for a range of cancer indications and autoimmune disorders. In December 2020, we announced the initiation of our Phase 1 clinical trial of LYT-200 for the potential treatment of metastatic solid tumors that are difficult to treat and have poor survival rates, with topline results anticipated in the fourth quarter of 2021. Pending favorable topline results, we intend to initiate the Phase 2 expansion cohort portion of the trial. We are also exploring additional biomarker studies for LYT-210 in 2021. We have an active IND on file with the FDA for LYT-200. LYT-300, Preclinical Therapeutic Candidate Developed Using our Glyph Technology Platform, Targeting Neurological and Neuropsychological Conditions: The most advanced therapeutic candidate developed from our synthetic lymphatic- targeting chemistry platform called Glyph is LYT-300 (oral allopregnanolone), which is being evaluated in a preclinical setting for a range of neurological and neuropsychological conditions. We expect to initiate a clinical trial with LYT-300 by the end of 2021. Our Discovery Platforms – Glyph (Lymphatic Targeting Chemistry Platform) and Orasome (Oral Biotherapeutics Platform) – Leveraging Absorption of Dietary Lipids to Traffic Therapeutics via the Lymphatic System: We are harnessing the role of the lymphatic system in the absorption of dietary lipids to orally administer and traffic therapeutics via the lymphatic system. Our Glyph and Orasome technology platforms are based on this key function of the lymphatic system. In 2021, we expect preclinical proof-of-concept data and results from an additional preclinical non-human primate proof-of- concept study for our Orasome technology platform. We also expect to advance additional therapeutic candidates from these platforms internally, and to potentially continue to broaden the platforms through strategic collaborations around non-core applications, beyond our existing discovery collaboration with a large pharmaceutical company. Our Meningeal Lymphatics Discovery Research Program: The recent discovery of meningeal lymphatics in the brain, an area once thought to have immune privilege, has shed new light on neurodegenerative diseases and lymphatic vessel aging. We believe that augmenting meningeal lymphatic vasculature function may potentially improve outcomes for a range of neurodegenerative and neuroinflammatory conditions that are not currently effectively treated.

PureTech Health plc Annual report and accounts 2020 21 S tr a te g ic r e p o rt How PureTech is building value for investors — continued Founded Entities in which PureTech has a controlling interest or the right to receive royalties, in order of development stage: Gelesis Gelesis, Inc., or Gelesis, which is developing a novel category of therapies for obesity and GI-related chronic diseases, received clearance from the FDA in April 2019 and European marketing authorization in June 2020 to market and sell its lead product Plenity®1 (formerly known as Gelesis100) as an aid for weight management in adults with a BMI of 25-40 kg/m2, when used in conjunction with diet and exercise. Gelesis plans to bring Plenity to the U.S. first, where it has been available to a limited extent since the second half of 2019 through an early experience program and since 2020 via a beta launch while the company ramps up its commercial operations and inventory for a broader launch in the second half of 2021. Gelesis plans to seek FDA input on the requirements for expanding the Plenity label for treating adolescents. Gelesis is also advancing a pipeline of therapeutic candidates focused on treating GI disorders. Gelesis initiated a Phase 3 study of GS500 in functional constipation in the second half of 2020 and expects to enroll the first patient in 2021. Additionally, Gelesis expects topline results from a Phase 2 study of GS200 for weight management and glycemic control in adults with type 2 diabetes or prediabetes in 2021 and to initiate a Phase 2 study of GS300 in non-alcoholic steatohepatitis and non- alcoholic fatty liver disease, or NASH/NAFLD, also in 2021. We have entered into a royalty and sublicense income agreement with Gelesis, pursuant to which we are entitled to low single-digit royalties on the worldwide net sales of certain commercialized therapeutics, as well as a low teen percentage of any income Gelesis receives from sublicensing certain of its technology. Our interest in Gelesis also includes our equity ownership of 19.3 percent at December 31, 2020. Karuna Karuna Therapeutics, Inc., or Karuna, which is developing novel therapies with the potential to transform the lives of people with disabling and potentially fatal neuropsychiatric disorders, including schizophrenia and dementia-related psychosis, is developing KarXT, an investigational therapeutic candidate designed to selectively activate muscarinic acetylcholine receptors in the brain. KarXT is Karuna’s proprietary therapeutic candidate, which combines xanomeline, a muscarinic receptor agonist, with trospium chloride, an FDA-approved and well established muscarinic receptor antagonist that has been shown not to measurably cross the blood-brain barrier, to preferentially stimulate M1/ M4 muscarinic receptors in the brain without stimulating muscarinic receptors in peripheral tissues in order to achieve meaningful therapeutic benefit in patients with psychotic and cognitive disorders. In November 2019, Karuna announced topline results from EMERGENT-1, its Phase 2 clinical trial of KarXT for the treatment of acute psychosis in patients with schizophrenia, in which KarXT met the trial’s primary endpoint with a statistically significant (p<0.0001) and clinically meaningful 11.6 point mean reduction in total Positive and Negative Syndrome Scale, or PANSS, over placebo at week five (-17.4 KarXT vs. -5.9 placebo), with similar discontinuation rates between KarXT (20 percent) and placebo (21 percent). The study enrolled 182 schizophrenia patients with acute psychosis, 90 of whom received KarXT. The number of discontinuations due to treatment emergent adverse events, or AEs, were equal in the KarXT and placebo arms (n=2 in each group). One SAE was observed in the KarXT treatment group, in which the patient discontinued treatment and subsequently sought hospital care for worsening psychosis, meeting the regulatory definition of a serious adverse event, or SAE. In June 2020, Karuna announced the next steps in the EMERGENT program, the clinical program evaluating KarXT for the treatment of adults with schizophrenia, following the completion of a successful End-of-Phase 2 meeting with the FDA in June 2020. The EMERGENT program includes the previously completed positive Phase 2 efficacy and safety trial (EMERGENT-1), two Phase 3 trials evaluating efficacy and safety (EMERGENT-2 and EMERGENT-3), and two Phase 3 trials evaluating the long-term safety of KarXT (EMERGENT-4 and EMERGENT-5). The first Phase 3 trial, EMERGENT-2, was initiated in December 2020. EMERGENT-3 and EMERGENT-5, the remaining trials in the EMERGENT program, are on track to initiate in the first half of 2021. In August 2020, Karuna announced that it would not move forward to develop KarXT in pain. Topline results from a Phase 1b trial evaluating the analgesic effects of KarXT on experimentally induced pain in healthy volunteers were inconclusive and did not provide sufficient evidence of an analgesic benefit of KarXT compared to placebo. Additionally, Karuna plans to initiate a Phase 2 trial evaluating KarXT for the treatment of psychosis in patients with schizophrenia who have an inadequate response to current standard of care therapies in the second half of 2021. A multi-cohort, placebo-controlled, inpatient Phase 1b dose-ranging trial evaluating the safety and tolerability of KarXT in healthy elderly volunteers is ongoing. Karuna completed the first two cohorts in this trial, Cohorts 1 and 2, and expects data from the final cohort, Cohort 3, in the second quarter of 2021. We have entered into an exclusive license agreement with Karuna pursuant to which we are entitled to receive low single-digit royalties and up to $10.0 million in milestone payments on worldwide net sales of any commercialized product covered by the granted license. Our interest in Karuna also includes our equity ownership of 8.2 percent as of March 4, 2021. 1 Important Safety Information: Patients who are pregnant or are allergic to cellulose, citric acid, sodium stearyl fumarate, gelatin, or titanium dioxide should not take Plenity. To avoid impact on the absorption of medications: For all medications that should be taken with food, take them after starting a meal. For all medications that should be taken without food (on an empty stomach), continue taking on an empty stomach or as recommended by your physician. The overall incidence of side effects with Plenity was no different than placebo. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence. Contact a doctor right away if problems occur. If you have a severe allergic reaction, severe stomach pain, or severe diarrhea, stop using Plenity until you can speak to your doctor. Rx Only. For the safe and proper use of Plenity or more information, talk to a healthcare professional, read the Patient Instructions for Use, or call 1-844-PLENITY.

22 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Follica Follica, Incorporated, or Follica, which is developing a regenerative biology platform designed to treat androgenetic alopecia, epithelial aging and other medical conditions, is advancing FOL-004 for the treatment of hair loss in male androgenetic alopecia. In December 2019, Follica announced topline results from a safety and efficacy optimization study. Follica announced the completion of a successful End-of-Phase 2 meeting with the FDA in June 2020, which supports the progression into Phase 3 development. The initiation of a Phase 3 registration program is expected in 2021. We are party to a royalty agreement with Follica pursuant to which we are entitled to low single-digit royalties on worldwide net sales of certain commercialized therapeutics and a percentage of any sublicense income for certain of its technologies within the range of mid single-digit and mid teen percentages. Our interest in Follica also includes our equity ownership of 78.2 percent at December 31, 2020. Vedanta Vedanta Biosciences, Inc., or Vedanta, which is developing a potential new category of therapies for immune-mediated diseases based on a rationally-defined consortia of human microbiome-derived bacteria, expects topline data from a Phase 2 clinical trial for VE303 in high-risk CDI in 2021; topline data from a first-in-patient clinical trial of VE800 in combination with Bristol-Myers Squibb’s checkpoint inhibitor Opdivo® (nivolumab) in patients with selected types of advanced or metastatic cancer in 2021; and topline data from a Phase 1/2 clinical trial for VE416 for food allergy in 2022. Vedanta announced topline data from two Phase 1 studies in healthy volunteers of VE202, a therapeutic candidate being developed for IBD in June 2020 and expects to advance VE202 into a Phase 2 study in IBD in 2021. Our interest in Vedanta is limited to our equity ownership of 49.5 percent at December 31, 2020. Sonde Sonde Health, Inc. or Sonde, is developing a voice-based technology platform to measure health when a person speaks. Sonde’s proprietary technology is designed to sense and analyze subtle changes in the voice to create a range of persistent brain, muscle and respiratory health measurements that provide a more complete picture of health in just seconds. Sonde has collected over one million voice samples from over 80,000 subjects as a part of the ongoing validation of its platform, and it has also initiated research and development to expand its proprietary technology into AD, respiratory and cardiovascular disease, as well as other health and wellness conditions, including mental health. In July 2020, Sonde launched Sonde One for Respiratory, a new voice- enabled health detection and monitoring app, to potentially help employers improve employee safety, meet government mandates and satisfy their own administrative needs as they reopen office doors in a COVID-19 environment. Our interest in Sonde is limited to our equity ownership of 44.6 percent at December 31, 2020. Alivio Alivio Therapeutics, Inc., or Alivio, is pioneering inflammation- targeted disease immunomodulation, which involves selectively restoring immune homeostasis at inflamed sites in the body, while having minimal impact on the rest of the body’s immune system, as a novel strategy to treat a range of chronic and acute inflammatory disorders. This long sought- after approach has the potential to broadly enable new medicines to treat a range of chronic and acute inflammatory disorders, including enabling the use of drugs which were previously limited by issues of systemic toxicity or PK. Alivio is developing therapeutic candidates that are designed to selectively treat autoimmune disease without having related systemic toxicities. Alivio’s pipeline includes candidates for IBD, chronic pouchitis and IC/BPS. Alivio expects an IND filing for ALV-107 for IC/BPS in 2021 and an IND for ALV-304 for IBD in 2023. Our interest in Alivio is limited to our equity ownership of 78.0 percent at December 31, 2020. Entrega Entrega Inc. or Entrega, is focused on the oral administration of biologics, vaccines and other drugs that are otherwise not efficiently absorbed when taken orally. The vast majority of biologic drugs, including peptides, proteins and other macromolecules, are currently administered by injection, which can present challenges for healthcare administration and compliance with treatment regimes. Entrega has ongoing discovery efforts to expand its pipeline. Our interest in Entrega is limited to our equity ownership of 72.9 percent at December 31, 2020. How PureTech is building value for investors — continued 2 EndeavorRx™ is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Patients who engage with EndeavorRx demonstrate improvements in a digitally assessed measure Test of Variables of Attention (TOVA) of sustained and selective attention and may not display benefits in typical behavioral symptoms, such as hyperactivity. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication, and/or educational programs, which further address symptoms of the disorder. EndeavorRx is available by prescription only. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication. 3 Relevant ownership interests for Founded Entities were calculated on a diluted basis (as opposed to a voting basis) as of December 31, 2020, including outstanding shares, options and warrants, but excluding unallocated shares authorized to be issued pursuant to equity incentive plans. Karuna ownership is calculated on an outstanding voting share basis as of March 4, 2021. Vor ownership is calculated on an outstanding voting share basis as of February 9, 2021. 4 Long COVID is a term being used to describe the emerging and persistent complications following the resolution of COVID-19 infection, also known as post-acute COVID-19 syndrome (PACS).

PureTech Health plc Annual report and accounts 2020 23 S tr a te g ic r e p o rt Founded Entities in which PureTech has an equity interest, in order of development stage: Akili Akili Interactive Labs, Inc., or Akili, is pioneering the development of treatments designed to have direct therapeutic activity, delivered not through a traditional pill but via a high-quality video game experience. Akili is developing platform technologies designed to target a broad range of medical conditions across neurology and psychiatry. Akili received clearance from the FDA and European marketing authorization in June 2020 for EndeavorRx™2 (formerly known as AKL-T01) as a prescription treatment for children with ADHD. Delivered through a captivating video game experience, EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Akili plans to take a scaled approach to the commercial launch of EndeavorRx in 2021. Our interest in Akili is limited to our equity ownership of 33.7 percent at December 31, 2020. Vor Vor Biopharma, Inc. or Vor, which is a cell therapy company that combines a novel patient engineering approach with targeted therapies to provide a single company solution for patients suffering from hematological malignancies, announced in the January 2021 post-period that the FDA had accepted the company’s IND application for VOR33. Vor plans to enroll the first patient in a Phase 1/2a clinical trial for VOR33 in the second quarter of 2021 and expects initial human engraftment and protection data from this trial to be reported in late 2021 or in the first half of 2022. In the February 2021 post-period, Vor announced the pricing of its initial public offering of common stock on the Nasdaq Global Market under the symbol “VOR”. The aggregate gross proceeds were approximately $203.4 million, before deducting the underwriting discounts and commissions and other offering expenses payable by Vor. Our interest in Vor is limited to our equity ownership of 8.6 percent at February 9, 2021. The chart below depicts milestones that are anticipated to be achieved by our Wholly Owned Programs and our Founded Entities’ therapeutics and therapeutic candidates through 2021: Multiple Near-Term Value Drivers Expected Therapeutic Candidate PureTech Ownership3 2021 (key anticipated milestones in bold) Wholly Owned Programs LYT-100 100% Results from Ph2 in Long COVID4 respiratory complications and related sequelae LYT-200 100% Results from Ph1 in solid tumors LYT-210 100% Exploring additional biomarker studies LYT-300 100% Initiation of Ph1 Discovery platforms 100% Results from non-human primate POC; Publishing key preclinical data Non- Controlled Founded Entities with Royalty Interests Plenity® 19.3% Broader U.S. launch GS100 19.3% Seeking FDA input for expanding Plenity label to treat adolescents GS200 19.3% Results from Ph2 in patients with T2D and prediabetes GS300 19.3% Initiation of Ph2 in NASH/NAFLD GS500 19.3% Enrollment of first patient in Ph3 in functional constipation KarXT 8.2% Initiations of remaining Ph3 trials (EMERGENT-3 and EMERGENT-5) Controlled Founded Entities FOL-004 78.2% Initiation of Ph3 program in male AGA VE303 49.5% Results from Ph2 in high-risk CDI VE202 49.5% Initiation of Ph2 in IBD VE800 49.5% Results from first-in-patient clinical trial in solid tumors Sonde One (Respiratory) 44.6% Scale revenue and expand outside of respiratory ALV-107 78.0% IND filing ENT-100 72.9% Continued advancement of platform Founded Entities Limited to Equity Interest EndeavorRx 33.7% Scaled launch VOR33 8.6% Initiation of Ph1/2a in acute myeloid leukemia Potential financings and strategic transactions across Founded Entities Therapeutic candidate related to the Brain Therapeutic candidate related to the Immune system Therapeutic candidate related to the Gut How PureTech is building value for investors — continued

24 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Our Scientific Focus: The Brain-Immune-Gut (BIG) Axis The therapeutic candidates being advanced within our Wholly Owned Programs and by our Founded Entities, and our work in these areas, in close collaboration with leading academic and clinical experts, has led us to focus on the biological interplay among these three systems, which we refer to as the BIG Axis. The architectural framework supporting BIG Axis cross-talk is built on evidence highlighting the presence of 70 percent of the entire immune cell population in the gut, approximately 500 million neurons innervating the GI tract, enteric neurons as part of the autonomic nervous system and key components such as the gut epithelial barrier, microbiome, metabolites and neurotransmitters that play key roles in protecting and influencing the immune system and CNS. The brain, immune system and gut lymphatic system form an interconnected adaptive network to respond to acute and chronic environmental change. Using the immune system to act as a bridge, the body relies on the bidirectional relationship between the gut and brain to maintain normal homoeostasis. Dysregulation of immune signaling through gut inflammation, microbiome changes and a compromised intestinal barrier all contribute to a range of immunological, GI and neurology and neuropsychological disorders. We have been at the forefront of research and development in the BIG Axis, including the role of gut-immune transport, immune-microbial signaling, gut barrier dysfunction and repair and gut and inflammation selective targeting strategies. Across our Wholly Owned Programs, we are pursuing strategies to directly reach the immune system via the mesenteric lymph nodes, addressing lymphatic flow and vessel restoration disorders and targeting immunosuppressive and pathogenic lymphocytes. Recent scientific advances, including the work of our network of scientific collaborators, have uncovered the lymphatic system as one of the most critical players in the BIG Axis. In addition to maintaining the balance of interstitial fluid that surrounds the body’s cells, the lymphatic system plays a key role in conducting surveillance of the immune system through an intricate network of vessels connecting the over 300 lymph nodes, serving as a “superhighway” for programming immune cells for specific functions and trafficking them to specific tissues. The mesenteric lymph node group around the intestines serves as the primary interface between the gut and the immune system and for programming circulating adaptive immune cells. The recent discovery of meningeal lymphatics in the brain, an area once thought to have immune privilege, has shed new light on neurodegenerative diseases and lymphatic vessel aging. Through our scientific leadership in the BIG systems and the BIG Axis, we have created the underlying programs and therapeutic candidates that have the potential to treat inflammatory and immunological conditions, intractable cancers, lymphatic and GI diseases and neurological and neuropsychological disorders, among others. Our Focus on the Lymphatic System The lymphatic system is a network of tissues and organs in the body that fulfills three essential functions: (1) maintaining the balance of the fluid that surrounds the body’s cells, or interstitial fluid, (2) conducting surveillance of the immune system and serving as a “superhighway” for immune cell trafficking and (3) absorbing dietary lipids through an intricate network of vessels in the intestinal tract. Dysfunction of the lymphatic system is associated with numerous disease states, and we believe that restoring lymphatic function in various disease settings can yield meaningful patient benefit. Our proprietary Wholly Owned Programs leverage these critical functions of the lymphatic system to produce therapeutic candidates with the potential to treat serious diseases: • Maintaining balance of fluids: We are leveraging insights into the lymphatic system by developing clinical-stage therapeutic candidate LYT-100 and several discovery-stage programs to address disorders involving impaired lymphatic flow and other inflammatory and fibrotic conditions, such as lymphedema and certain neurological disorders. • Immune modulation: The lymphatic system plays a crucial role in programming immune cells for precise functions and trafficking them to specific tissues. By modulating immune cell trafficking and programming, we are developing therapeutic candidates for the treatment of cancer and immunological disorders. We are advancing LYT-200, our therapeutic candidate targeting galectin-9 in solid tumors and LYT-210, our therapeutic candidate targeting immunosuppressive gamma delta-1 T cells in solid tumors and autoimmune disorders, for a range of cancer indications and autoimmune disorders. • Driving therapeutics through the lymphatics: We are harnessing the role of the lymphatic system in the absorption of dietary lipids to orally administer and traffic therapeutics via the lymphatic system where immune cells are programmed. LYT-300 and our Glyph (lymphatic targeting) and Orasome (oral biotherapeutics) platforms are based on this key function of the lymphatic system. How PureTech is building value for investors — continued

PureTech Health plc Annual report and accounts 2020 25 S tr a te g ic r e p o rt Our Model We employ the following process to identify and develop therapeutic candidates: • Step 1: A Collaborative Discovery Process Leveraging our Biological Expertise in the BIG Axis and our Scientific Network: We collaborate with the world’s leading domain experts on a disease-specific discovery theme through the lens of BIG Axis biology. All of our Wholly Owned Programs target one or more of the BIG systems and we prioritize programs that have the potential to reduce early development risk based on preliminary signals of activity in humans and promising tolerability profiles. We have proven our ability to efficiently leverage our cross-disciplinary research and discovery efforts across multiple indications and potential therapeutic areas. Our program collaborators and co-inventors across our Wholly Owned Programs and Founded Entities’ programs include leading academic minds; recipients of major awards such as the Nobel Prize, the U.S. National Medal of Science, the Charles Stark Draper Prize and the Priestley Medal; members of prestigious institutions such as the Howard Hughes Medical Institute, all three of the National Academies and world renowned academic institutions such as Harvard, MIT, Yale, Columbia, Johns Hopkins, Imperial College of London and Cornell, among others; and former senior executives and board members at some of the world’s largest pharmaceutical companies. • Step 2: A Disciplined Approach to Program Advancement: We employ a rigorous and disciplined approach to research and development. The breadth and depth of our Wholly Owned Programs and our Founded Entities’ programs allow us to quickly pivot resources to the more promising therapeutic opportunities, strategically reallocate capital across programs and terminate Wholly Owned Programs we choose not to pursue without adversely impacting the development of other programs. We, through our internal resources and with our extensive expert network and collaboration partners, repeat key academic work and conduct focused experiments both internally and externally to rapidly advance those that we believe hold the greatest promise and deprioritize less attractive programs. Collectively, these activities decrease the risk of any individual program event negatively impacting our Wholly Owned Programs and enable us to preserve capital for the programs across our Wholly Owned Programs and Founded Entities that we believe have the greatest opportunity for value creation in alignment with our shareholders. • Step 3: A Capital Efficient Approach to Driving Clinical Development and Value Creation: Our management team has successfully driven these therapeutic candidates from early stage research and development, through POC and into clinical trials and has supported dedicated teams at our Non-Controlled Founded Entities through pivotal trials and FDA clearance. We have financed our development efforts through strategic collaborations, pharmaceutical partnerships, non-dilutive funding mechanisms, including through the sale of our Founded Entities’ equity and through grants, and public and private equity financings. We leverage shared resources, institutional knowledge and infrastructure between our earlier-stage Founded Entities and development efforts within our Wholly Owned Programs to advance our programs efficiently prior to POC. This approach has enabled the discovery and development of 26 therapeutics and therapeutic candidates to date, including two that have been cleared for marketing by the FDA and granted marketing authorization in the EEA, between our Wholly Owned Programs and our Founded Entities, in which we retain equity ownership ranging from 8.6 percent to 78.0 percent. We had PureTech level cash and cash equivalents of $443.4 million as of March 31, 2021 and $349.4 million as of December 31, 20205. From January 1, 2017 to December 31, 2020, our Founded Entities strengthened their collective balance sheets by attracting $1.2 billion in investments and non-dilutive funding, including $1.1 billion from third parties. As part of our disciplined capital management, we have been able to generate $477.8 million in non-dilutive funding, as of February 9, 2021, through the sales of portions of Founded Entity shares. Our Strategy 2 External Founded Entities Gelesis, Karuna, Follica, Vedanta, Sonde, Alivio, Entrega, Akili, Vor Derive value from equity growth of Founded Entities (e.g., M&A, IPO and sale of equity ($477.8 million as of February 9, 2021), royalties) 1 Wholly Owned Programs LYT-100, LYT-200, LYT-210, LYT-300, Discovery platforms Advance Wholly Owned Programs through development and commercialization, including pipeline expansion 3 Non-core Applications of Wholly-Owned Discovery Platforms Advance and de-risk discovery platforms by partnering non-core applications via non-dilutive funding sources including partnerships and grants Driving development of potential new medicines and accretion of value via three paths How PureTech is building value for investors — continued 5 For more information in relation to the PureTech Level Cash and Cash Equivalents and Consolidated Cash and Cash Equivalents measures used in this Annual Report, please see pages 75 and 76 of the Financial Review.

26 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Our goal is to identify, invent, develop and commercialize innovative new categories of therapeutics that are derived from our deep understanding of the BIG Axis to address significant unmet medical needs. To achieve this goal, key components of our strategy include: • Advancing Wholly Owned Programs Through Development and Commercialization, Including Pipeline Expansion: − Progressing LYT-100, LYT-200, LYT-210 and LYT-300 through clinical studies: We are developing novel classes of immunomodulatory drugs to treat serious diseases, including lung dysfunction, immuno-oncology, lymphatic, neurological and neuropsychological disorders. − Harnessing our proprietary drug discovery and development capabilities to drive pipeline maturation and expansion: We are pioneering the development of therapeutic candidates by leveraging our unique insights into the lymphatic system and the BIG Axis. Our Wholly Owned Programs currently comprise four proprietary therapeutic candidates and three innovative technology platforms. We intend to leverage our proprietary technology platforms, as well as our extensive network with world-leading scientists in immunology and lymphatics and major pharmaceutical companies, to generate and acquire additional novel therapeutic candidates. To do so, we will rely on the track record of our team, which has been instrumental in the generation of 26 therapeutics and therapeutic candidates to date between our Wholly Owned Programs and our Founded Entities, including two that have been cleared for marketing by the FDA and granted marketing authorization in the EEA, as well as our established internal identification and prioritization approach. We will continue to take advantage of our differentiated model to manage the risk of any single program and quickly redeploy resources towards performing assets. − Maximizing the impact of our Wholly Owned Programs by expanding development across multiple indications: We aim to focus our development efforts on therapeutic candidates that have the potential to treat multiple diseases and plan to develop them in additional indications where warranted. For example, we believe that our therapeutic candidate LYT-100 has the potential to be evaluated in multiple inflammatory and fibrotic indications beyond our initial target indication of lymphedema, such as IPF and potentially other PF-ILDs and Long COVID respiratory complications and related sequelae. We are initially developing our other therapeutic candidates, LYT-200 and LYT-210, for the treatment of certain cancers, including CCA, colorectal cancer, or CRC, and pancreatic cancers, among others, and we are evaluating LYT-210 for the potential treatment of GI autoimmune diseases as well. Lastly, we are evaluating LYT-300 for a range of neurological and neuropsychological conditions. • Deriving Value from Equity Growth of Our Founded Entities: Historically, we have pursued a variety of strategic options to fund and drive the development of our Founded Entities’ therapeutic candidates, including private and public financings and multiple partnerships and collaborations with selected partners. In the preliminary stages of our growth, we partnered with equity investors, pharmaceutical and biotechnology companies and government and non-governmental organizations for certain of our Founded Entities which are now in advanced stages and have the potential for near-term value creation with significant upside potential. Going forward, our Founded Entities may participate in private and public financings, enter into partnerships and collaborations, partner with equity investors, pharmaceutical and biotechnology companies and government and non-governmental organizations and generate revenues from sales of products. We hold equity ownership in our Founded Entities and benefit from their growth and catalysts such as M&A transactions, IPOs and royalties from sales. We also intend to strategically monetize our equity holdings in our Founded Entities after significant value creation has occurred, generating non-dilutive financing. For example, PureTech generated cash proceeds of $350.6 million in 2020 and an additional $118 million in the 2021 post-period, from the sales of equity in our Founded Entities, which we intend to use to fund our operations and growth and to further expand and advance our clinical-stage Wholly Owned Pipeline, while still maintaining significant equity ownership to derive value from future growth of that entity. We may create additional entities opportunistically based on future strategic imperatives. • Advancing Discovery Platforms by Partnering Non-Core Applications via Non-Dilutive Funding Sources, Including Partnerships and Grants, to Enable Retention of Value: As we further develop our Wholly Owned Programs through key value inflection points, we may opportunistically enter into strategic partnerships when we believe that such partnerships could add value to the development or potential commercialization of our wholly-owned therapeutic candidates. We will also continue to pursue government grant funding and discovery partnerships that allow us to maintain most of the value of our platforms while offsetting operational costs. We believe this combination of development of our Wholly Owned Programs, Founded Entity advancement and non-dilutive partnerships and funding provides us with a unique and multi-pronged engine fueling potential future growth. By Order of the Board Daphne Zohar Founder, Chief Executive Officer and Director April 14, 2021 How PureTech is building value for investors — continued

PureTech Health plc Annual report and accounts 2020 27 S tr a te g ic r e p o rt PureTech’s Wholly Owned Programs Our programs Therapeutic Candidate1 Indication Discovery Preclinical Phase 1 Phase 2 Phase 3 LYT-100 Deupirfenidone IPF and potentially other PF-ILDs LYT-100 Deupirfenidone Long COVID2 respiratory complications and related sequelae LYT-100 Deupirfenidone Lymphatic flow disorders, including lymphedema LYT-200 Anti-Galectin-9 mAb Solid tumors LYT-210 Anti-Delta-1 mAb Solid tumors LYT-300 Oral Allopregnanolone Neurological indications Registration-enabling studies planned Phase in progress Phase completed 1 The FDA and corresponding regulatory authorities will ultimately review our clinical results and determine whether our wholly-owned therapeutic candidates are safe and effective. No regulatory agency has made any such determination that our wholly-owned therapeutic candidates are safe or effective for use by the general public for any indication. 2 Long COVID is a term being used to describe the emerging and persistent complications following the resolution of COVID-19 infection, also known as post-acute COVID-19 syndrome (PACS). Our Head of Research, Anne Burkhardt, works to advance our Wholly Owned Programs in our headquarters, pre-pandemic.

28 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt LYT-100 Therapeutic Candidate1 PureTech Ownership Indication Stage of Development LYT-100 Wholly-owned IPF and potentially other progressive fibrosing ILDs Long COVID2 respiratory complications and related sequelae Lymphatic flow disorders, including lymphedema Registration-enabling studies planned Phase 2 Phase 2a • Our lead wholly-owned therapeutic candidate, LYT-100 (deupirfenidone), is being advanced for the potential treatment of conditions involving inflammation and fibrosis, including lung disease (e.g., IPF and potentially other PF-ILDs and Long COVID respiratory complications and related sequelae), and disorders of lymphatic flow, such as lymphedema. LYT-100 is a selectively deuterated form of pirfenidone and has demonstrated anti-inflammatory and anti-fibrotic activity. LYT-100 retains the beneficial pharmacology of pirfenidone but is expected to be metabolized slower and with less variability between patients. Given these properties, we will be evaluating whether LYT-100 can offer tolerability and efficacy with less frequent dosing, and our goal is to mitigate some of the GI-related tolerability issues that have historically been associated with pirfenidone and limited its usage. Key points of differentiation • Pirfenidone (Esbriet®) slows the progression of IPF and has been approved for the treatment of IPF in the United States and other countries. Pirfenidone has been granted FDA Breakthrough Therapy designation in uILD. Pirfenidone has also shown activity in investigational clinical studies in patients with uILD, as well as other indications and has demonstrated activity in a preclinical model of lymphedema and radiation-induced fibrosis. There are serious limitations in the clinical use of pirfenidone, particularly GI-related tolerability issues, which have significantly limited its usage. For example, in a large post-marketing analysis of 10,996 patients diagnosed with IPF, only 13.2 percent received treatment with pirfenidone during a five-year follow-up period3. Additionally, real-world experience with pirfenidone in the IPF treatment setting highlights significant problems with treatment compliance, resulting in approximately half of the patients that start therapy either discontinuing therapy, dose-reducing or switching to other therapies, all of which lead to suboptimal disease management. Thus, despite a proven pharmacology, pirfenidone has severe shortcomings that limit its use. We are developing LYT-100 to offer a differentiated safety profile compared to current standard of care drugs, which may support improved patient compliance and may potentially lead to improved treatment compliance while retaining or exceeding its efficacy, and will potentially be an attractive therapeutic option for a range of lung fibrosis indications, such as IPF and potentially other PF-ILDs. Tolerability findings of pirfenidone studies and rationale for LYT-100 (deupirfenidone) We are evaluating LYT-100 (deupirfenidone) for its tolerability and efficacy with less frequent dosing, a lower pill burden, and without regard to food. Our goal with LYT-100 is to mitigate some of the GI-related tolerability, dosing regimen, pill burden and food effect issues that have historically been associated with pirfenidone, limiting its usage. Below is a summary of the findings from the pirfenidone studies. Pirfenidone discontinuations often related to gastrointestinal (GI) adverse events (AEs), especially nausea and vomiting4. Pirfenidone GI AEs: • Require titration in IPF and other studies • More common in women3 Pirfenidone food effect/ antacid study3 Pirfenidone food effect and bioequivalence study5 Pirfenidone Phase 3 studies4 Design 801mg single-dose in healthy older adults, 44% women 801mg single-dose in healthy adults, 36% women 2403mg/day, IPF patients 26% women Most common AEs Most common AEs Pirfenidone N=16 Nausea 43.8% Dizziness 37.5% AEs more frequent in the fasted state AE rate higher in women Most common AEs Pirfenidone N=44 Nausea 29.5% Dizziness 18.2% Headache 9.1% Constipation 9.1% Vomiting 4.5% Dyspepsia 4.5% AEs more frequent in the fasted state Most common GI AEs6 Pirfenidone N=263 Placebo N=624 Nausea 36% 16% Rash 30% 10% Ab. pain 24% 15% Diarrhea 26% 20% Headache 22% 19% Dyspepsia 19% 7% Dizziness 18% 11% Vomiting 13% 6% Anorexia 13% 5% We are developing LYT-100 to offer a differentiated safety profile compared to current standard of care drugs, which may support improved patient compliance and may potentially be an attractive therapeutic option for a range of lung fibrosis indications, such as IPF and potentially other PF-ILDs. • LYT-100 (deupirfenidone, a selectively deuterated form of pirfenidone or Esbriet®) has the potential to overcome the foregoing challenges of pirfenidone and improve the management of lung disease. Selective deuterium substitution of pirfenidone is expected to retain its pharmacology while improving the metabolic stability of LYT-100, resulting in attenuated formation of the predominant inactive metabolite of both LYT-100 and pirfenidone. This metabolite was found to be associated with GI tolerability issues in a pirfenidone clinical study7. We believe improved metabolic stability and attenuated formation of this major metabolite seen with LYT-100 could contribute to improved tolerability, less frequent dosing and better treatment compliance compared to pirfenidone, which should translate to an overall improvement in treatment outcomes. • Single-dose and multiple ascending dose clinical studies suggest that LYT-100 has highly differentiated metabolic stability and PK profiles, which support the potential for LYT-100 to offer improved safety and tolerability. • We believe LYT-100 has the potential to replace pirfenidone as standard of care in IPF and to become a backbone treatment for IPF and potentially other PF-ILDs. Program discovery process by the PureTech team • LYT-100 was originally developed by Auspex Pharmaceuticals, Inc., or Auspex, for the treatment of IPF. We selected and acquired LYT-100 in July 2019 based on insights into the lymphatic system gained internally and via unpublished findings through our network of collaborators, coupled with the relationships of our team members and their insights into the program previously developed at Auspex. These insights led us to an initial target indication of lymphedema, and we also believe that LYT-100 has the potential to be evaluated in multiple fibrotic and inflammatory indications beyond lymphedema, such as IPF and potentially other PF-ILDs, and Long COVID respiratory complications and related sequelae. PureTech’s Wholly Owned Programs — continued

PureTech Health plc Annual report and accounts 2020 29 S tr a te g ic r e p o rt PureTech’s Wholly Owned Programs — continued 1 We have an active IND on file with the FDA for LYT-100. The FDA and corresponding regulatory authorities will ultimately review our clinical results and determine whether our wholly-owned therapeutic candidates are safe and effective. No regulatory agency has made any such determination that LYT-100 is safe or effective for use by the general public for any indication. 2 Long COVID is a term being used to describe the emerging and persistent complications following the resolution of COVID-19 infection, also known as post-acute COVID-19 syndrome (PACS). 3 Rubino CM, Bhavnani SM, Ambrose PG, Forrest A, Loutit JS. Effect of food and antacids on the pharmacokinetics of pirfenidone in older healthy adults. Pulmonary Pharmacology & Therapeutics. 2009 Aug;22(4):279-285. DOI: 10.1016/j.pupt.2009.03.003. 4 InterMune, Inc., Esbriet (pirfenidone) [package insert]. U.S. Food and Drug Administration website. 5 Pan, L., Belloni, P., Ding, H.T. et al. A Pharmacokinetic Bioequivalence Study Comparing Pirfenidone Tablet and Capsule Dosage Forms in Healthy Adult Volunteers. Adv Ther 34, 2071–2082 (2017). https://doi.org/10.1007/s12325-017-0594-8. 6 Other most common AEs in pirfenidone vs. placebo include upper resp. infect (27% vs. 25%), fatigue (26% vs. 19%), GERD (11% vs. 7%), sinusitis (11% vs. 10%), insomnia (10% vs. 7%), weight decrease (10% vs. 5%), arthalgia (10% vs. 7%). 7 Dempsey TM, Payne S, Sangaralingham L, Yao X, Shah ND, Limper AH. Adoption of the Anti-Fibrotic Medications Pirfenidone and Nintedanib for Patients with Idiopathic Pulmonary Fibrosis. Ann Am Thorac Soc. 2021 Jan 19. doi: 10.1513/AnnalsATS.202007-901OC. Epub ahead of print. PMID: 33465323. 8 GlobalData Idiopathic Pulmonary Fibrosis: Opportunity Analysis and Forecasts to 2029; Wong, A., et al. Respiratory Research (2020) 21:32; Sauleda, J., et al. Medical Sciences (2018) 6:110; 16 major markets: U.S., EU5 (Germany, Spain, Italy, France, UK), Australia, Brazil, Canada, China, India, Japan, Mexico, Russia, South Africa, South Korea; CTD: Connective Tissue Disease; iNSIP: Idiopathic Non-specific Interstitial Pneumonia; HP: Hypersensitivity Pneumonitis. 9 100 pulmonologists were surveyed, no pricing information/assumptions was shared. 10 Based on 2019 Esbriet and OfevWW sales; in addition to IPF, Ofevis indicated for SSc-ILD and PF-ILD. Patient need and market potential Fibrosis and Inflammation-Related Lung Diseases • Fibrosis and inflammation are a common mechanism across several lung diseases. There are acute diseases with high mortality or that lead to long-term fibrosis; chronic diseases linked to a specific cause, like a virus or autoimmune disease; and diseases like IPF, where the causes are unclear but have been postulated to include viruses, genetic factors and a variety of environmental exposures. In a large percentage of these various lung conditions, there are few approved treatments that address inflammation and fibrosis of the lungs. Many of these diseases can increase the risk for worsening of lung fibrosis, and there is a clear unmet need to stop inflammation and fibrosis and to preserve lung function. • PF-ILDs − There are approximately 200,000 people living with PF-ILDs, including IPF, in the United States. IPF is a progressive condition characterized by irreversible scarring of the lungs, which worsens over time and makes it difficult to breathe. The prognosis of IPF is poor, with the median survival after diagnosis generally estimated at two to five years. − Even in IPF, for which pirfenidone is approved, high need exists for patients to have additional treatment options. Despite these unmet needs, pirfenidone sales peaked above $1 billion in 2018 and 2019. PF-ILDs are estimated to affect >850K patients in the 16 major markets8 IPF (>450K) Non-IPF PF-ILDs (>400K) PF-CTD-ILDs PF-uILD PF-iNSIP PF-sarcoidosis PF-chronic brotic HP Other Independent research9 shows profile is attractive to pulmonologists % I P F P a ti e n ts Current Market ($2.9B10) Survey Results (Safety/Tolerability Benet) 100% 60% 40% 20% 80% ~50% OFEV® ~40% OFEV® ~45% Esbriet® (pirfenidone) ~30% Esbriet® (pirfenidone) ~30% (LYT-100) ~5% ~5% 0% − In 2020, we engaged an independent third-party market research firm to conduct a survey of 100 pulmonologists who actively treat patients with IPF, to assess the potential commercial opportunity for LYT-100 in IPF. Certain results from this survey are depicted in the graphic above (right panel). Data from this survey are consistent with findings of independent publications that point to significant tolerability issues, particularly GI-based adverse events, as the greatest limitations of the current standard of care in IPF. In this survey, when physicians were asked on an unaided basis for the most significant improvements needed in new treatment options being developed for IPF, 48 percent highlighted the need for therapies with improved side effect profiles. Pulmonologists in this survey were also presented with a hypothetical profile of LYT-100, labelled “Product X”, that indicated an improved tolerability and dosing profile with comparable efficacy relative to standard of care in IPF. Based on this profile, physicians indicated they may prescribe Product X to approximately 30 percent of their IPF patients. Across the survey, pulmonologists highlighted an unmet need for treatments with improved tolerability profiles, especially related to GI-related AEs that often lead to dose reduction or discontinuation of treatment and poor disease management.

30 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Patient need and market potential (continued) • Long COVID (PACS) Respiratory Complications and Related Sequelae − The COVID-19 pandemic has affected over 125 million people around the world. There is increasing data around the longer-term complications of COVID-19, referred to as Long COVID or PACS, including data regarding respiratory issues that persist following recovery. Survivors of the virus can have lung fibrosis and shortness of breath and other problems that could potentially last for years. − Post-acute injuries are hypothesized to be due to a cascade of inflammation and fibrosis that begins during the acute phase of COVID-19 and continues after the infection resolves. A high proportion of mild, moderate and severe COVID-19 patients (up to 53 percent) already show signs of lung fibrosis at three weeks post symptom onset. Clinicians are also reporting lung fibrosis that persists beyond the acute infection, and of COVID-19 patients with pneumonia, 44 percent had fibrosis on CT imaging at nine days post-discharge. − COVID-19 post-acute injuries appear to mimic respiratory complications of other viral pneumonias like Severe Acute Respiratory Syndrome, or SARS, and Middle East Respiratory Syndrome, or MERS. Up to one third of SARS and MERS survivors had abnormal pulmonary testing and lung imaging findings that persisted for years. Multimodal mechanism of action Inflammation LYT-100 Fibrosis Fibrosis Infection and cytokine release Normal lung Fibroblast COVID-19 Over 125 million people have been infected with COVID-19, and a substantial portion may be at risk of Long COVID or PACS. Fibrosis leads to chronic lung scarring and respiratory dysfunction, persisting post-discharge. The majority of therapeutics in development only target the acute phase. TGF- TNF- IL-6 D3C N O Collagen 1 2 TGF- TNF- IL-6 • Lymphedema − Lymphedema is a chronic, disfiguring and painful condition that afflicts millions of people globally and is characterized by severe swelling in parts of the body, typically the arms or legs, due to the build-up of lymph fluid and inflammation, fibrosis and adipose deposition. By conservative estimates, lymphedema afflicts approximately one million people in the United States, including approximately 500,000 breast cancer survivors. Secondary lymphedema is the most prevalent form of lymphedema. Secondary lymphedema can develop after surgery, infection or trauma, and is frequently caused by cancer, cancer treatments such as radiation and chemotherapy, resulting in damage to or the removal of lymph nodes. − The current standard of care for lymphedema is symptom management, primarily with compression and physical therapy to control swelling. These approaches are cumbersome, uncomfortable and non-curative, and they do not address the underlying disease. Even with management, many patients will progress from mild-to-moderate lymphedema to more severe forms. No approved drugs therapies exist to treat the underlying causes of lymphedema. We believe the lack of treatments for lymphedema represents a major unmet medical need. • ~1M individuals in the U.S. have lymphedema, including ~500K breast cancer survivors with secondary lymphedema • Chronic progressive disease with no approved therapies A healthy lymphatic system drains interstitial fluid Damaged lymphatics fail to drain Fi br os is Inflam m ation Impaired fl ow Healthy lymphatics maintain uid homeostasis11 Ar ter iole Venule Lymphatic endothelial cell Valve Lymphatic vessel Sm ooth muscle cell Milestones achieved and development status • In November 2020, we announced the completion of a Phase 1 randomized, double-blind multiple ascending dose and food effect study, which was designed to evaluate the safety, tolerability and PK profile of LYT-100 in healthy volunteers. The study demonstrated favorable proof-of-concept for the tolerability and PK profile of LYT-100. − All AEs that were possibly or probably related to LYT-100 were mild and transient and there were no discontinuations. No serious AEs or dose-limiting toxicities were observed in the study. The maximum tolerated dose was not determined after dosing up to 1,000 mg twice per day. − The food effect portion of the study evaluated two common PK measures that are used to determine the optimal dose of a therapeutic candidate – area under the curve, or AUC, and Cmax. Under fed conditions, the AUC of LYT-100 was reduced by about 19 percent, which is comparable to the AUC reduction of 16 percent seen with pirfenidone as stated in the Esbriet® U.S. Prescribing Information. The Cmax reduction observed with LYT-100 was 23 percent, while the Cmax reduction seen with pirfenidone was 49 percent as stated in the Esbriet® (pirfenidone) U.S. Prescribing Information. Based on these findings, we are likely to evaluate LYT-100 in future clinical studies without regard to timing of food consumption of trial participants. − The therapeutic dose of pirfenidone approved by FDA for the treatment of IPF is 801 mg three times a day. LYT-100 is designed to potentially improve upon this regimen. In a previously conducted single-dose crossover study, an 801 mg dose of LYT-100 resulted in greater drug exposure than an 801 mg dose of pirfenidone. In the recently completed Phase 1 multiple ascending dose study, LYT-100 was well-tolerated at a dose above 801 mg. These data, together with our PK modelling of LYT-100 and pirfenidone exposures, indicate the potential for twice-a-day dosing with LYT-100. 11 Rockson et al., 2019, Nat Rev Dis Primer. 12 Protocol originally specified 750 mg BID as maximum dose. 750 mg BID was well tolerated and a 1000 mg BID cohort was added. 13 Adverse Events (AE) possibly or probably related to treatment; does not include AEs not related to treatment. PureTech’s Wholly Owned Programs — continued

PureTech Health plc Annual report and accounts 2020 31 S tr a te g ic r e p o rt LYT-100 Phase 1 clinical data demonstrate favorable POC for tolerability and PK profile Double-blind, randomized, multiple ascending dose study in healthy volunteers at 100, 250, 500, 75012, 1000 mg BID LYT-100 or placebo. • No titration • 75% women enrolled to inform breast-cancer related lymphedema development LYT-100 multiple ascending dose study Design Up to 2000mg/day* fed in healthy adult volunteers, 75% women Most common AEs AEs13 occurring in >1 participant Pooled Placebo, N=10; n (%) LYT-100 1000 mg BID, N=6; n (%) All LYT-100 cohorts, N=30; n (%) Nausea 0 0 3 (10.0%) Abdominal discomfort 1 (10.0%) 0 2 (6.7%) Abdominal distension 0 0 3 (10.0%) Headache 2 (20.0%) 2 (33.3%) 7 (23.3%) All treatment-related adverse events were mild and transient with no discontinuations. GI AEs occurring in 1/30 participants (3.3%) included vomiting. PK modelling of LYT-100 and pirfenidone exposures indicate potential for twice-a-day dosing with LYT-100. Milestones achieved and development status (continued) • Long COVID (PACS) respiratory complications and related sequelae − In December 2020, we announced the initiation of a global, randomized, double-blind, placebo-controlled Phase 2 trial to evaluate the efficacy, safety and tolerability of LYT-100 in adults with Long COVID respiratory complications and related sequelae. − In preclinical rodent studies, LYT-100 was observed to suppress levels of IL-6 and TNF-α induced by lipopolysaccharide administration, which we believe translates into the potential impact of LYT-100 on acute inflammation and cytokine release shown to be triggered by SARS-CoV-2 infection. LYT-100 anti-fibrotic activity was also observed in preclinical studies, which could be related to the lung fibrosis that develops in some patients following the acute phase of COVID-19. • Lymphedema − In December 2020, we announced the initiation of a Phase 2a proof-of-concept study of LYT-100 in patients with breast cancer- related, upper limb secondary lymphedema. The primary endpoint of the study is safety and tolerability of LYT-100. Secondary endpoints include outcome measures of lymphedema, including relative limb volume, bioimpedance spectroscopy (a measure of extracellular fluid change), tonometry (a measure of fibrosis) and serum levels of inflammatory and fibrotic biomarkers. The study may also examine patient reported outcomes using validated self-report instruments specific to upper-arm lymphedema. The study is not powered to evaluate statistical significance of drug effect versus placebo, but we hope that results will be suitable to inform the design of future clinical protocols. − In preclinical studies, LYT-100 showed greater anti-fibrotic and anti-inflammatory activity when compared to pirfenidone. Additionally, LYT-100 was tested by one of our academic collaborators in a preclinical model of lymphedema which showed that LYT-100 halted progression of lymphedema and reduced overall volume. These results still need to be confirmed in clinical trials. Expected milestones • We expect to announce plans related to the design and initiation of registration-enabling studies of LYT-100 for the treatment of IPF and potentially other PF-ILDs later in 2021. • We expect topline results from the Phase 2 trial of LYT-100 in adults with Long COVID respiratory complications and related sequelae in the second half of 2021. • We expect topline results from the Phase 2a proof-of-concept study of LYT-100 in patients with breast cancer-related, upper limb secondary lymphedema in the first half of 2022. • We plan to initiate additional clinical trials of LYT-100 in 2021 to explore further the PK, dosing and tolerability in healthy volunteers. One of these trials is an extension of the previously completed MAD study, in which the maximum tolerated dose was not reached. Results from these trials are anticipated in 2021 and are expected to provide additional supportive data to help with the clinical development of LYT-100 across indications. Intellectual property • As of December 31, 2020, the LYT-100 patent portfolio includes 31 active patents acquired, and one patent application licensed from Auspex. These patents and application provide broad coverage of compositions of matter, formulations and methods of use for deuterated pirfenidone, including the LYT-100 deupirfenidone compound, comprising six issued U.S. patents, which are expected to expire in 2028, one U.S. patent application which if issued, is expected to expire in 2035, and 25 patents issued in 23 foreign jurisdictions, without taking into account any possible patent term extension or regulatory exclusivities. In addition, we have filed additional patent applications on deupirfenidone, including 29 pending U.S. patent applications and one international PCT application directed to the use of deuterated pirfenidone, including LYT-100, for the treatment of a range of conditions involving inflammation and fibrosis, including lung disease (e.g., IPF and potentially other PF-ILDs and Long COVID respiratory complications and related sequelae), and disorders of lymphatic flow, such as lymphedema. Any issued patents claiming priority to these applications are expected to expire in 2039 through 2041, exclusive of possible patent term adjustments or extensions or other exclusivities. LYT-100 therapeutic candidates Therapeutic Candidate1 Indication Discovery Preclinical Phase 1 Phase 2 Phase 3 LYT-100 Deupirfenidone IPF and potentially other PF-ILDs LYT-100 Deupirfenidone Long COVID2 respiratory complications and related sequelae LYT-100 Deupirfenidone Lymphatic flow disorders, including lymphedema Registration-enabling studies planned Phase in progress Phase completed PureTech’s Wholly Owned Programs — continued

32 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt LYT-200 Therapeutic Candidate1 PureTech Ownership Indication Stage of Development LYT-200 Wholly-owned Solid tumors Phase 1 • LYT-200 is a fully human IgG4 monoclonal antibody, or mAb, designed to inhibit the activity of galectin-9, a key molecule expressed by tumors and immune cells and shown to suppress the immune system from recognizing and destroying cancer cells. We are developing LYT-200 for difficult-to-treat cancer indications with poor survival rates, including pancreatic ductal adenocarcinoma, or PDAC, CRC and CCA. Key points of differentiation • Immune checkpoint inhibitors, including therapies that target programmed cell death protein 1, or PD-1, programmed death ligand 1, or PD-L1, and cytotoxic T-lymphocyte-associated antigen 4, or CTLA-4, have been developed to counteract multiple mechanisms of immune evasion by a number of different tumor types. Recent reports suggest that marketed drugs against these targets had sales exceeding $24 billion in 20192. Unfortunately, a large proportion of patients, especially those with immunologically silent tumors such as PDAC, CCA and some types of CRC respond suboptimally to such agents. • Galectin-9 promotes and facilitates multiple immunosuppressive pathways by, for example, expanding regulatory T cells, shifting macrophages from the M1 to M2 phenotype, and inducing apoptosis of activated CD4+ and CD8+ T cells. High expression of galectin-9 is evident in tumors and in cancer patients’ blood and correlates with poor survival outcomes and aggressive disease in multiple solid tumor types. We are advancing LYT-200 to inhibit the multiple effects of galectin-9 and thereby potentially removing a key immunosuppresive barrier that would enable the immune system to attack and destroy the tumor. Galectin-9 is a ligand for PD-1 regulating T cell death and immune responses in PD-1/PDL-1 expressing tumors Gal-9 binds multiple receptors (e.g. PD-1, TIM-3, CD206, CD44, 41BB, CD45, Dectin-1, DR3) and induces immunosuppression in tumors LYT-200 broadly blocks gal-9 binding interactions LYT-200 can elicit expansion and reactivation of effector T cells Secreted gal-9 Gal-9 binds TIM-3 Gal-9 independent PD-1/TIM-3 independent interaction through intracellular domains Exhausted T cells can be rescued by gal-9 inhibition to exert anti-tumor immunity In anti-PD-1 mAb treated cancers (e.g., melanoma and lung) high gal-9 levels correlate with treatment resistance3,4 LYT-200 single agent or LYT-200 + anti-PD-1 mAb Gal-9/PD-1/TIM-3 co-expression and complex formation prevents gal-9 mediated T cell death Anti-PD-1 mAbs block PD-1/PD-L1 but not PD-1/gal-9 Therapeutic rationale Tumor response Effector T cell death3 Effector T cells persist but are exhausted/anergic3 1 2 3 4 TIM-3 PD-1 PD-L1 PD-L1 PD-1TIM-3 LYT-200 TIM-3 • A recent study published in Nature Communications identified the molecular mechanism by which PD-1 and galectin-9 interact to shield tumors from the immune system, demonstrating for the first time that galectin-9 is a ligand for PD-1 and emphasizing its importance as a promising target for immunotherapy. The work revealed that PD-1 physically interacts with galectin-9 and TIM-3 to attenuate galectin-9/TIM-3-induced T cell apoptosis and maintain effector T cells in the tumor microenvironment in an exhausted functional state. It also showed that interferons significantly upregulate galectin-9 expression and secretion in both immune and cancer cells. Overall, the work provided further evidence that galectin-9 as a key regulator of the immune response to tumors and supports its importance as a potential target for cancer treatment. • Under normal physiological conditions, galectin-9 is expressed at low levels, which supports the potential safety of LYT-200 in clinical settings. Lack of tolerability issues to date in our good laboratory practice, or GLP, studies with LYT-200 – even at extremely high doses, such as 300 mg/kg in non-human primates (~100 mg/kg human equivalent dose) – further supports this view. • We are not aware of any other clinical development program with galectin-9 as a therapeutic target, and thus, we believe that LYT-200 may represent the most advanced therapeutic program against this target. None of the other human galectins have been documented to play such a global role as galectin-9 in immunosuppression in the context of cancer. We also believe that LYT-200 has the potential to be used as a single agent and safely in combination with checkpoint inhibitors and other cancer treatments. Program discovery process by the PureTech team • In order to identify approaches with the potential to provide significant therapeutic benefit to cancer patients, we undertook a global, proactive search to identify therapeutic targets that mediate multiple mechanisms of immunosuppression. Through our extensive network of advisors and collaborators, we identified a foundational immunosuppressive mechanism involving galectin-9, the therapeutic target of LYT-200, which was the basis of certain intellectual property that we licensed from New York University prior to publication in Nature Medicine 5. Patient need and market potential • In the United States, there are approximately 57,000 new pancreatic cancer patients, of which 50 percent present with metastatic disease, approximately 146,000 new CRC patients, of which 35 percent present with metastatic disease, and approximately 8,000 new CCA patients, of which 50 percent present with metastatic disease, in each case, per year. Unfortunately, a large proportion of patients, especially those with immunologically silent tumors such as PDAC, CCA and some types of CRC respond suboptimally to immune checkpoint inhibitors, representing a significant patient population that has yet to receive benefit from any immunotherapy agents. Milestones achieved and development status • Clinical program − In December 2020, we announced the initiation of our Phase 1 clinical trial to evaluate LYT-200 as a potential treatment for metastatic solid tumors. The primary objective of the Phase 1 portion of the adaptive Phase 1/2 trial is to assess the safety and tolerability of escalating doses of LYT-200 in order to identify a dose to carry forward into the Phase 2 portion of the trial. The Phase 1 trial will also assess LYT-200’s PK and PD profiles. Pending favorable topline results, we intend to initiate the Phase 2 expansion cohort portion of the trial, which is designed to evaluate LYT-200 either alone and/or in combination with chemotherapy and anti-PD-1 therapy for the treatment of multiple solid tumor types, including pancreatic cancer and CCA. PureTech’s Wholly Owned Programs — continued 1 We have an active IND on file with the FDA for LYT-200. The FDA and corresponding regulatory authorities will ultimately review our clinical results and determine whether our wholly-owned therapeutic candidates are safe and effective. No regulatory agency has made any such determination that LYT-200 is safe or effective for use by the general public for any indication. 2 Van Arnum, Patricia, DCAT ValueChainInsights, Oncology Pharma Market: Immunotherapies on the Rise (2020). 3 Yang, Riyao, et al. “Galectin-9 Interacts with PD-1 and TIM-3 to Regulate T Cell Death and Is a Target for Cancer Immunotherapy.” Nature News, Nature Publishing Group, 5 Feb. 2021, www.nature.com/articles/s41467-021-21099-2 (preclinical data). 4 Limagne, Emeric, et al. “Tim-3/Galectin-9 Pathway and MMDSC Control Primary and Secondary Resistances to PD-1 Blockade in Lung Cancer Patients.” Oncoimmunology, Taylor & Francis, January 22, 2019; www.ncbi.nlm.nih.gov/pmc/articles/PMC6422400/ (preclinical data). 5 Daley, D., Mani, V., Mohan, N. et al. Dectin 1 activation on macrophages by galectin 9 promotes pancreatic carcinoma and peritumoral immune tolerance. Nat Med 23, 556 – 567 (2017). https://doi.org/10.1038/nm.4314. 6 Analyzed n = 23 tumor samples; Success defined as: >20% upregulation of at last two out of three T cell activation markers; Success achieved in 56% of tumors with majority showing >2 fold activation; Representative data from individual tumors per annotated tumor type are shown.

PureTech Health plc Annual report and accounts 2020 33 S tr a te g ic r e p o rt Milestones achieved and development status (continued) • Preclinical results − LYT-200 has been observed to have high specificity for its primary target galectin-9: This was established using a protein array that assessed binding of LYT-200 to more than 5,000 cell bound and secreted human proteins. − LYT-200 blocked galectin-9-CD206 interaction: LYT-200 is able to block functional activity of galectin-9, including its interactions with a specific binding partner/receptor, e.g. CD206. This was established using an ELISA assay demonstrating a galectin-9/CD206 interaction, which could be inhibited by the addition of LYT-200. − LYT-200 protected MOLM-13 T cells from galectin-9-mediated apoptosis: LYT-200 has also been observed to protect T cells from apoptosis mediated by galectin-9. For example, galectin-9 was shown to significantly increase apoptotic death of MOLM-13 cells. Treatment with LYT-200 in the presence of galectin-9 significantly reduced the percentage of T cells undergoing apoptosis in a dose dependent manner. − LYT-200 exceeded anti-PD-1 activity in the B16F10 melanoma model, a gold standard for measuring checkpoint inhibitor efficacy: To further characterize the potential of LYT-200 as a single agent, we created a mouse isotype of LYT-200 (mIgG1-200). mIgG1-200 (LYT-200 designed for mouse in vivo models) reduced mean tumor weights by approximately 50 percent while an anti-PD-1 antibody reduced mean tumor weights by approximately 22 percent, which is what is typically seen in the model. We also observed that when an anti-PD-1 antibody was used in combination with mIgG1-200, the number of tumor-infiltrating cytotoxic T cells detected in tumors approximately doubled. These data demonstrate efficacy of mIgG1-200, both as a single agent and in combination with a checkpoint inhibitor. − LYT-200 inhibited tumor growth, induced T cell activation and increased survival in the orthotopic pancreatic cancer KPC model where anti-PD1 agents are ineffective: The orthotopic KPC mouse model is commonly used as a preclinical model for evaluating PDAC biology and therapeutic agent efficacy. Anti-PD-1 checkpoint inhibitors have previously proven ineffective in this syngeneic model. Single agent activity of mIgG1-200 was observed in the KPC mouse pancreatic cancer model as illustrated in the figure to the right. We have evaluated the combination of mIgG1-200 with the standard of care for pancreatic cancer, (e.g., chemotherapy: gemcitabine/ nab-paclitaxel). We observed a clear survival improvement with mIgG1-200, both as a single agent and in combination with clinical standard of care chemotherapy. − LYT-200 potently and reproducibly activated T cells in cultures of patient-derived organoid tumors, or PDOTs: One of the major challenges in oncology research is the translation from mouse models to humans, particularly in the case of immuno-oncology. To address this concern, we explored LYT-200 activity in cultured PDOTs that mimic human tumor composition within the context of a tumor microenvironment. The aim of treating PDOTs was to assess the ability of LYT-200 to induce T cell activation, which may predict how LYT-200 would behave in humans. LYT-200 potently and reproducibly activated T cells in 56 percent of the samples tested (n=23). LYT-200 mouse mAb activity in orthotopic pancreatic cancer KPC model 500 750 250 0 O rt h o to p ic K P C m o d e l Tu m o r w e ig h t (m g ) n = 10/arm P < 0.01 Control LYT-200 mouse mAb Examples of in vitro T cell activation with LYT-2006 Colorectal cancer liver metastasis Cholangiocarcinoma Pancreatic adenocarcinoma % T N F (C D 3+ T c e lls ) % I F N (C D 3+ T c e lls ) 30 15 40 20 0 0 Control LYT-200 Control LYT-200 % C D 4 4+ (C D 3+ T c e lls ) % T N F (C D 3+ T c e lls ) 50 25 10 5 0 0 Control LYT-200 Control LYT-200 % T N F (C D 3+ T c e lls ) % I F N (C D 3+ T c e lls ) 40 20 20 10 0 0 Control LYT-200 Control LYT-200 − GLP toxicology studies were carried out in Sprague Dawley rats and cynomolgus monkeys. No safety pharmacology findings that were attributed to LYT-200 at doses as high as 300 mg/kg/week were observed with repeat dose exposure. Expected milestones • We expect topline results from our Phase 1 portion of the clinical trial of LYT-200 in metastatic solid tumors in the fourth quarter of 2021. Pending favorable topline results, we intend to initiate the Phase 2 expansion cohort portion of the trial, which is designed to evaluate LYT-200 either alone and/or in combination with chemotherapy and anti-PD-1 therapy for treatment of multiple solid tumor types, including pancreatic cancer and CCA. Intellectual property • We have broad intellectual property coverage for these antibody-based immunotherapy technologies, including exclusive rights to six families of patent filings that are exclusively licensed from or co-owned with New York University which cover antibodies that target galectin-9, including LYT-200, methods of using these antibodies, and related immuno-oncology technologies. In addition, the intellectual property portfolio includes five families of PureTech-owned patent applications covering the use of anti-galectin-9 antibodies in the diagnosis and treatment of solid tumors, as well as one family jointly owned with MGH. • As of December 31, 2020, there are twelve families of intellectual property within this patent portfolio covering compositions of matter for antibodies targeting galectin-9, including LYT-200, and methods of use for the treatment of solid tumors, such as pancreatic cancer, CRC, melanoma, gastric cancer, breast cancer and various other cancers. This intellectual property comprises two issued U.S. patents which are expected to expire in 2038, twelve pending U.S. patent applications, which if issued, are expected to expire 2037-2041, four international PCT applications, twelve pending foreign applications and two issued patents in foreign jurisdictions. LYT-200 therapeutic candidate Therapeutic Candidate1 Indication Discovery Preclinical Phase 1 Phase 2 Phase 3 LYT-200 Anti-Galectin-9 mAb Solid tumors Phase in progress Phase completed PureTech’s Wholly Owned Programs — continued

34 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt LYT-210 Therapeutic Candidate1 PureTech Ownership Indication Stage of Development LYT-210 Wholly-owned Solid tumors Preclinical • LYT-210 is a fully human IgG1 mAb directed against the delta-1 chain of T cells bearing gamma delta-1 T cell receptors, or TCRs, that we have designed to target and deplete immunosuppressive gamma delta-1 T cells in cancer. Key points of differentiation • Immune checkpoint inhibitors, including therapies that target PD-1, PD-L1 and cytotoxic T-lymphocyte-associated antigen 4, or CTLA-4, have been developed to counteract multiple mechanisms of immune evasion by a number of different tumor types. Recent reports suggest that marketed drugs against these targets had sales exceeding $24 billion in 20192. Unfortunately, a large proportion of patients, especially those with immunologically silent tumors such as PDAC, CCA and some types of CRC respond suboptimally to such agents. Monoclonal antibody aimed at immunosuppressive gamma delta-1 T cells Tumor progression Pro-tumor gamma delta-1 T cells Restrict cytotoxic gamma delta T cell activity Inhibit maturation and antigen presentation of DCs Chemoattract MDSCs, TAMs neutrophils Immunosuppressive cytokine production (exp. IL17) Restrict and suppress cytotoxic T cell activity Image adapted from CellPress: REVIEW: gamma delta T cells: Unexpected Regulators of Cancer Development and Progression. Key DC = dendritic cell TAM = tumor associated macrophage MDSC = myeloid derived suppressor cell IL17 = interleukin 17 αβ = alpha beta γδ = gamma delta γδ1 = gamma delta-1 γδ1 T17 = gamma delta interleukin 17 producing cells γδ1 Treg = gamma delta-1 T regulatory cell γδ2 = gamma delta-2 FoxP3 = forkhead box P3 SPM = small peritoneal macrophages MSDC = myeloid derived suppressor cells TGF-β = transforming growth factor beta B = B cells NK = natural killer cells CD8+ = cluster of differentiation 8 CD4+ = cluster of differentiation 4 LYT-210 gamma delta-1 mAb • We believe that gamma delta-1 T cells represent an important new IO target because they: − Activate multiple immunosuppressive pathways in the TME; − Have expression correlated with poor outcomes for multiple solid tumor types; and − Target immunosuppressive gamma delta T cells, improved survival and reactivated cytotoxic T cells in the TME in the KPC orthotopic pancreatic cancer mouse model where approved checkpoint inhibitors are ineffective. • We are targeting the depletion of immunosuppressive, tumorigenic gamma delta-1 T cells rather than administration of cytotoxic gamma delta-2 T cells as a cell therapy. Gamma delta-1 T cells execute potent immunosuppressive function via multiple mechanisms, as illustrated on the left side of the figure above (LYT-210 gamma delta-1 mAB), which facilitates cancer progression. We have designed LYT-210 to eliminate gamma delta-1 T cells, and thereby potentially relieve immunosuppression, which we believe could enable immune mediated cancer attack. Program discovery process by the PureTech team • In order to identify approaches with the potential to provide significant therapeutic benefit to cancer patients, we undertook a global, proactive search to discover important new scientific insights and technologies that could address the challenge of multiple mechanisms of immunosuppression in current therapeutics. As a result of this search, and through our extensive network of advisors and collaborators, we identified a foundational immunosuppressive mechanism involving immunosuppressive gamma delta-1 T cells, which was the basis of LYT-210. T cell DC T NK B CD4+CD8+ T cell DCTSPM MSDC Neutrophil FoxP3+ 1 Treg1 T 1T17 ADCC, cytotoxicity Epidermis Liver and spleen Uterine, vaginal, tongue and lung epithelia Help antibody production Help T priming Activation and proliferation Cancer Tissue residentEnriched in cancer patients in peripheral blood, tumors and tumor draining lymph nodes Peripheral homing and activation Developed and used for adoptive T cell transfer in cancer patients Angio- genesis Angio- genesisGrowth and proliferation TGF- IL-17A Metastasis Immune escape Immune escape Promote maturation IL-17 Mobilization Synergistic action 1 1 1 2 1 The FDA and corresponding regulatory authorities will ultimately review our clinical results and determine whether our wholly-owned therapeutic candidates are safe and effective. No regulatory agency has made any such determination that LYT-210 is safe or effective for use by the general public for any indication. 2 Van Arnum, Patricia, DCAT ValueChainInsights, Oncology Pharma Market: Immunotherapies on the Rise (2020). PureTech’s Wholly Owned Programs — continued

PureTech Health plc Annual report and accounts 2020 35 S tr a te g ic r e p o rt Patient need and market potential • In the United States, there are approximately 57,000 new pancreatic cancer patients, of which 50 percent present with metastatic disease, approximately 146,000 new CRC patients, of which 35 percent present with metastatic disease, and approximately 8,000 new CCA patients, of which 50 percent present with metastatic disease, in each case, per year. Unfortunately, a large proportion of patients, especially those with immunologically silent tumors such as PDAC, CCA and some types of CRC respond suboptimally to immune checkpoint inhibitors, representing a significant patient population that has yet to receive benefit from any immunotherapy agents. Milestones achieved and development status • Antibodies against gamma delta-1 T cells reactivated immunosuppressed T cells in the TME in PDOTs: To better assess the potential activity of the anti-delta-1 antibody, we employed PDOTs from primary and metastatic tumors spanning various solid tumor types such as pancreatic, CRC, CCA, hepatocellular cancer and neuroendocrine tumors of the GI tract in order to assess the prevalence of tumor-infiltrating gamma delta-1 T cells and the capacity of the antibodies to restore tumor-infiltrating immune cell effector activity. We observed positive responses in approximately 60 percent of the PDOTs we analyzed, representing 19 patients, which showed that direct treatment of PDOTs with LYT-210 resulted in robust reactivation of effector T cells. The figure below is illustrative of data collected from 19 human tumor organoid samples from CRC patients. Examples of in vitro T cell activation with antibodies against gamma delta-1 T cells Colorectal cancer % T N F (C D 8+ T c e lls ) 15 7.5 0 Isotype Delta1 IgG1 % I F N (C D 8+ T c e ll s ) 15 7.5 0 Isotype Delta1 IgG1 Isotype Anti-PD1 Delta1 IgG1 % T N F (C D 8+ T c e lls ) 25 12.5 0 Isotype Anti-PD1 Delta1 IgG1 % I F N (C D 8+ T c e lls ) 30 15 0 Colorectal cancer liver metastasis % T N F (C D 8+ T c e lls ) 15 7.5 0 Isotype Delta1 IgG1 % I F N (C D 8+ T c e lls ) 15 7.5 0 Isotype Delta1 IgG1 Isotype Anti-PD1 Delta1 IgG1 % T N F (C D 8+ T c e lls ) 25 12.5 0 Isotype Anti-PD1 Delta1 IgG1 % I F N (C D 8+ T c e lls ) 30 15 0 • Absence of gamma delta T cells greatly increased survival in a pancreatic cancer mouse model: In order to assess the relevance of gamma delta T cells in the development and progression of pancreatic cancer, we assessed the survival of immunocompetent mice which have gamma delta T cells (wild type) in a KPC mouse pancreatic model. In addition, there was an additional group of wild type mice treated with an antibody, UC3-10A6, which functionally blocks immunosuppressive mouse gamma delta T cells. As shown in the figure to the right, when mice harboring pancreatic tumors are treated with an antibody against immunosuppressive gamma delta T cells, survival was greatly increased, as represented by the navy curve. • Mucosa-infiltrating pathogenic gamma delta-1 T cells may contribute to autoimmune diseases: Intraepithelial lymphocytes expressing gamma delta-1 TCRs are tissue-resident T cells that play a key role in homeostasis of the intestinal epithelium. It has been recently observed that chronic inflammation can permanently reconfigure the tissue-resident T cell compartment resulting in the repopulation of the GI mucosa with pathogenic and cytotoxic gamma delta-1 T cells. Establishment of pathogenic gamma delta-1 T cells along the GI tract tilts the gut environment towards a chronic inflammatory state, contributing to the pathophysiology of GI tract and inflammatory diseases, such as refractory celiac disease. Pancreatic cancer mouse survival with gamma delta T cell depletion and blockage Weeks C u m u la ti ve s u rv iv a l 0.0 4 8765 0.2 0.4 0.6 0.8 1.0 n = 10/arm P = 0.009 Control UC3-10Ab mAb3 Expected milestones • We are exploring additional biomarker studies for LYT-210 in 2021. Intellectual property • We have broad intellectual property coverage for these antibody-based immunotherapy technologies, including exclusive rights to three families of patent filings that are exclusively licensed from or co-owned with New York University which cover antibodies that target immunosuppressive agents and mechanisms and methods of use for use related immuno-oncology technologies and antibodies directed to pro-inflammatory gamma delta T cells for use in the treatment of inflammatory conditions, such as autoimmune disorders. • As of December 31, 2020, there are three families covering compositions of matter and methods of use for antibodies targeting gamma delta-1 T cells, including LYT-210, which are directed to the use of these antibodies for the treatment of cancer and one family directed to the use of these antibodies for the treatment of autoimmune disorders, for example, inflammatory bowel disease, ulcerative colitis, Crohn’s disease and celiac disease, among others. This intellectual property in total comprise one granted U.S. patent, three pending U.S. patent applications, one international PCT application and three foreign patent applications. Any patents issuing from pending applications with respect to LYT-210 are expected to expire in between 2037 and 2041, of which expiration dates are exclusive of possible patent term adjustments or extensions or other periods of exclusivity. LYT-210 therapeutic candidate Therapeutic Candidate1 Indication Discovery Preclinical Phase 1 Phase 2 Phase 3 LYT-210 Anti-Delta-1 mAb Solid tumors Phase in progress Phase completed 3 Tool antibody that blocks mouse immunosuppressive gamma delta T cells. PureTech’s Wholly Owned Programs — continued

36 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt LYT-300 Therapeutic Candidate1 PureTech Ownership Indication Stage of Development LYT-300 Wholly-owned Neurological indications Preclinical • Using our Glyph™ platform (see page 38) which harnesses the natural trafficking of dietary lipids via the lymphatics, we have developed an oral lipid- prodrug version of allopregnanolone, LYT-300. By trafficking via the lymphatics, we are able to overcome first-pass metabolism by the liver and have achieved significant oral bioavailability of natural allopregnanolone in preclinical models. We plan to advance this preclinical therapeutic candidate, LYT-300, for a range of neurological and neuropsychological conditions. Key points of differentiation • Allopregnanolone has therapeutic potential across a wide range of neurological conditions like seizures, sleep and neuropsychiatric disorders. The problem is allopregnanolone is not orally bioavailable, as a result of first-pass metabolism in the liver. • An intravenous infusion formulation of allopregnanolone is approved for the treatment of postpartum depression and available in the U.S. as Zulresso®. As a 60-hour infusion, Zulresso usage has been limited in postpartum depression and would likely be similarly limited for other indications. • Using our proprietary Glyph technology, which is designed to allow for lymphatic targeting and to avoid first-pass metabolism, we have developed LYT-300, an oral prodrug form of the endogenous neurosteroid, allopregnanolone. • In preclinical studies conducted thus far, we have demonstrated oral bioavailability with LYT-300 and have observed plasma exposures that suggest therapeutically relevant human plasma levels of free allopregnanolone may be achieved. One example of the data we have generated in non-human primates is shown to the right. LYT-300 systemic exposure (non-human primate) Time (h) Oral administration D o se n o rm a liz e d p la sm a co n ce n tr a ti o n o f fr e e A LL O (n m o l/ L) 0 0 40302010 25 50 75 100 125 NATURAL ALLO (n=6) LYT-300 (n=6) Program discovery process by the PureTech team • LYT-300 is the most advanced therapeutic candidate developed from our synthetic lymphatic-targeting chemistry platform called Glyph (see page 38), which employs the body’s natural lipid absorption and transport process to orally administer drugs via the lymphatic system. Patient need and market potential • Allopregnanolone, and neurosteroids in general as a class of potent endogenous natural small molecules, have been recognized over the past three decades for their therapeutic potential to treat a range of neurological and neuropsychological conditions such as epileptic disorders, fragile X syndrome, fragile X tremor-associated syndrome, anxiety, depression, essential tremor and sleep disorders, among others. The major hurdles associated with the translation of these compounds have been: − The inability to create an oral formulation due to first-pass metabolism by the liver; and − The inability to administer these chronically to patients – essential for treating CNS disorders. • The recent approval of Zulresso, a 60-hour IV infusion requiring regular monitoring for sudden loss of consciousness, to treat post- partum depression, speaks to the challenges that limit the scope of translation of this class of compounds to treat neurological and neuropsychological disorders. • An oral form of allopregnanolone and other neurosteroids would enable the development of these natural molecules for the potential treatment of a range of neurological and neuropsychological conditions. LYT-300: Developing oral allopregnanolone for a range of neurological and neuropsychological disorders2 Brexanalone for IV injection marketed as Zulresso® Allopregnanolone LYT-300: Rationale for development • Designed to avoid first-pass metabolism by trafficking via the lymphatic system • Oral bioavailability demonstrated in canine and non-human primate PK studies • If clinical trials are successful, oral administration of allopregnanolone may open up the potential to address a range of neurological and neuropsychological indications with a natural neurosteroid 60-hr IV infusion has limited usage Oral administration Phase 1 clinical trial planned to initiate by YE 2021 1 The FDA and corresponding regulatory authorities will ultimately review our clinical results and determine whether our wholly-owned therapeutic candidates are safe and effective. No regulatory agency has made any such determination that LYT-300 is safe or effective for use by the general public for any indication. 2 Zulresso® is a trademark of Sage Therapeutics and is not owned by or affiliated with PureTech Health. LYT-300 is an investigational drug not approved by any regulatory authority. PureTech’s Wholly Owned Programs — continued

PureTech Health plc Annual report and accounts 2020 37 S tr a te g ic r e p o rt Milestones achieved and development status • We created a library of lipid prodrugs of allopregnanolone and showed that orally dosing these prodrugs achieved therapeutically relevant plasma levels in small and large animal models. These studies, coupled with our other preclinical studies, support the potential utility of this approach for enabling natural allopregnanolone as an orally-dosed drug as well as for numerous other potential therapeutics with intrinsic hepatic first-pass metabolism liabilities and oral absorption limitations. • No drug-related adverse effects have been noted in preclinical studies to date at therapeutically relevant doses. Formal safety studies are being pursued as a part of the first-in-human-enabling package of studies. To support these studies, dose escalation studies have been performed in rats and dogs, and dose proportionality has been observed in both species. Expected milestones • The initial objective of the LYT-300 clinical program is to characterize the safety, tolerability and PK of orally administered LYT-300 in a Phase 1 clinical trial in healthy volunteers. We expect to initiate a clinical trial by the end of 2021. This study may include exploratory endpoints such as beta wave power electroencephalography, or ß-EEG, a marker of GABAA target engagement. Data from this study will be used to define a range of future studies and planned indications, which could include those discussed in the above section regarding unmet needs. Intellectual property • Within the extensive Glyph intellectual property portfolio (see page 39), which covers a wide range of novel linker chemistries, LYT-300 is specifically covered by two patent families comprising one international PCT application and three U.S. patent applications as of December 31, 2020, all of which are co-owned with Monash University. Any patents to issue from these patent applications are expected to expire in 2039 or 2041, exclusive of possible patent term adjustments or extensions or other forms of exclusivity. LYT-300 therapeutic candidate Therapeutic Candidate1 Indication Discovery Preclinical Phase 1 Phase 2 Phase 3 LYT-300 Oral Allopregnanolone Neurological indications Phase in progress Phase completed PureTech’s Wholly Owned Programs — continued

38 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Glyph™: Lymphatic Targeting Chemistry Platform Therapeutic Candidate PureTech Ownership Description Glyph Technology Platform Wholly-owned Lymphatic-targeting chemistry platform that leverages the body’s natural lipid absorption and transport process to orally administer drugs via the lymphatic system. • We are developing a synthetic lymphatic-targeting chemistry platform called Glyph, which is designed to employ the body’s natural lipid absorption and transport process to orally administer drugs via the lymphatic system. Consumed nutrients and orally administered pharmaceuticals are initially absorbed by the small intestine mucosa, distributed to the liver by the portal vein before entering systemic circulation. Importantly, many consumed dietary lipids, particularly triglycerides, enter systemic circulation by an alternate route. Triglycerides, which are composed of three fatty acid chains tethered to a 3-carbon glycerol molecule, are absorbed by small intestine mucosal enterocytes where they are incorporated into large lipid-protein complexes, or chylomicrons, and released into the submucosa. Chylomicrons are too large to enter blood vessels and are instead taken up by submucosal lymphatic vessels. Once in the lymphatic vessels, they are transported to mesenteric lymph nodes associated with the GI tract where they pass into larger lymphatic sinuses connected to the thoracic duct, then transition to systemic circulation as illustrated in the figure below on the right. This is in contrast to conventional systemic circulation via the gut and liver as shown in the figure below on the left. Glyph: a synthetic lymphatic-targeting chemistry platform Conventional oral drug transport Glyph oral drug transport via the lymphatic system Drug can be metabolized by the liver before ever entering  systemic circulation Heart Heart Thoracic duct Liver Gut Gut Liver Prodrug enters systemic circulation and then releases  original drug Lymphatic system Prodrug bypasses the liver through absorption via the lymphatic system Drug enters the liver through the Portal Vein • Our proprietary Glyph technology platform takes advantage of the fact that one of the triglyceride-associated fatty acids remains bound to dietary lipids during intestinal absorption, chylomicron conversion, lymphatic vessel uptake and eventual transport into the circulatory system. Using a modular set of proprietary chemical entities, small molecule pharmaceutical compounds can be docked to triglycerides where, following oral administration, the small molecule is directed into the mesenteric lymphatic system and on to systemic circulation. The process of original small molecule release from the triglyceride is governed by self-cleaving chemical structures, with different release-timing features, that tether the small molecule to the module connected to the triglyceride. The figure below is a representation of the proprietary chemistry for the design of our lymphatic targeting technology. The API is meant to indicate an example of a pharmaceutical small molecule that is attached to the triglyceride group (Glyceride in the figure below) using proprietary linker chemistry (Linker in the figure below) to create a prodrug of the API. The prodrug also includes a proprietary self-immolative or cleaving chemistry (SI in the figure below) that can be tuned to release the API in its intact original form. Schematic representation of our lymphatic targeting prodrug technology Self-Immolative (SI) API Linker Glyceride Allows controlled release of exact parent drug compound Tunes stability to gut enzymes and recognition for lipid absorption via the lymphatics Integrates prodrug into chylomicrons for lymphatic transport PureTech’s Wholly Owned Programs — continued

PureTech Health plc Annual report and accounts 2020 39 S tr a te g ic r e p o rt Key points of differentiation • We believe this platform provides the following capabilities: − Targeting the mesenteric lymph nodes: This lymphatic targeting technology has important features that offer potential advantages in the creation of orally-administered medicines, especially those that need to reach immune system drug targets present in the GI tract mucosa and submucosa, such as intestine-associated immune cells, or in the mesenteric lymphatic vasculature, such as circulating immune cells, and mesenteric lymph nodes, such as lymph node stromal cells, antigen-presenting cells and lymph node-associated immune cells. − Enabling and enhancing oral bioavailability by bypassing first-pass metabolism: We believe this technology could provide a broadly applicable modular means to potentially enable oral administration of a range of bio-active natural molecules, such as neurosteroids, cannabinoids, and a large number of parenterally administered drugs, that are otherwise not orally bioavailable. This technology also has the potential to significantly enhance the bioavailability of orally-administered drugs that suffer from substantial first-pass hepatic metabolism or those drugs, especially those utilized in drug combination therapies, that act as modulators (inducers and/or inhibitors) of drug-metabolizing systems in the liver. Program discovery process by the PureTech team • Given our interest in the lymphatic system, we sought out different approaches that could selectively traffic therapeutic molecules through the lymphatic system to target immune cells in the lymph nodes. Based on insights gained internally and via unpublished findings through our network of collaborators, we became aware of certain technology being developed at Monash University that had the potential to selectively target the lymphatic system. We obtained an exclusive license to this technology and the related intellectual property from Monash University. We have since further developed the platform and have generated our own intellectual property associated with the Glyph technology platform. • Using our Glyph technology platform for trafficking drugs through the lymphatics, we have developed an oral lipid-prodrug version of allopregnanolone, LYT-300 (see page 36), which is our preclinical therapeutic candidate for targeting a range of neurological and neuropsychological conditions. Milestones achieved and development status • In the February 2021 post-period, preclinical proof-of-concept for our Glyph technology platform was published in the Journal of Controlled Release. The additional results highlighted in the publication support the ability of the platform to target administration of drugs such as mycophenolic acid, or MPA, an immunosuppressant, into lymph and directly into gut-draining mesenteric lymph nodes, or MLNs. As a key nexus of immune cell trafficking, MLNs play major roles in the pathophysiology of a range of conditions including inflammatory and autoimmune diseases, cancer and metabolic diseases. As published, oral administration of a Glyph-based prodrug of MPA (Glyph-MPA) resulted in a >80-fold increase in uptake of total MPA into the lymphatic system and a >20-fold increase in MPA concentrations in MLNs relative to what was achieved with oral dosing of free MPA. Furthermore, MPA administered orally as Glyph- MPA was significantly more potent than free MPA in inhibiting T cell proliferation in mice challenged with antigen. Plasma levels were similar with Glyph-MPA and MPA, indicating low potential for the emergence of new systemic side effects. Additionally, a prodrug of a fluorescent tracer was shown to rapidly accumulate in MLNs following administration. Together, these findings provide further support of the potential of our Glyph technology for oral administration of small molecule drugs directly to the lymphatic system, including drugs with immunomodulatory properties. • We have successfully extended our lymphatic targeting platform to encompass more than 20 molecules as well as a range of novel linker chemistries that have demonstrated promising lymphatic targeting in preclinical studies. We expect to select therapeutic candidates from this and ongoing discovery work. • In April 2019, we announced an alliance with Boehringer Ingelheim, which is initially focused on evaluating the feasibility of applying our Glyph technology platform to one of its immuno-oncology therapeutic candidates1. • We believe this Glyph technology platform could provide a broadly applicable modular means to potentially enable oral administration of a range of bio-active natural molecules, such as neurosteroids, cannabinoids and a large number of parenterally administered drugs that are otherwise not orally bioavailable, or such as orally-administered drugs that suffer from substantial first- pass hepatic metabolism or those drugs, especially those utilized in drug combination therapies, that act as modulators (inducers and/or inhibitors) of drug-metabolizing systems in the liver. To demonstrate the utility of our Glyph lipid prodrug platform, we chose a natural bio-active neurosteroid allopregnanolone as the subject of our inquiry, which has resulted in the LYT-300 program (see page 36). However, we believe that this benefit has the potential to be widely applied to nearly any natural molecules or therapeutic compatible with the synthetic approach which suffers from hepatic first-pass metabolism as has been evaluated by us and our collaborators with compounds such as testosterone, buprenorphine, antivirals, anti-infectives and multiple cannabinoids. Intellectual property • We have broad intellectual property coverage for our proprietary Glyph technology platform, which includes exclusively licensed and co-owned patent applications, as well as company-owned patent applications. These patent applications cover compositions of matter, methods of use and methods of treatment encompassing specific chemical modifications, including a wide range of novel linker chemistries, as well as various classes of lymphatic targeting therapeutics, which include prodrugs for a large number of APIs, for use in the treatment of a wide range of diseases and disorders. The most advanced of these is LYT-300, which is an oral form of FDA-approved allopregnanolone, a natural neurosteroid, that we believe may be applicable to a range of neurological conditions. • As of December 31, 2020, our Glyph technology platform intellectual property portfolio consists of 22 patent families comprising 22 U.S. patent applications, five international PCT applications, 15 foreign patent applications and two foreign patents. Of these, company-owned intellectual property consists of 16 U.S. patent applications in 12 patent families. We exclusively licensed and co-own a patent portfolio of 10 patent families comprising 21 U.S. and foreign patent applications, two foreign patents and five international PCT applications from Monash University. Any patents to issue from the in-licensed patent applications are expected to expire in 2035-2036 and any issued patents from the co-owned and company-owned patent applications are expected to expire in 2038-2041, exclusive of possible patent term adjustments or extensions or other forms of exclusivity. 1 PureTech retains rights to all other applications of this technology outside of the specific Boehringer Ingelheim candidates being studied. PureTech’s Wholly Owned Programs — continued

40 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Orasome™ Technology Platform Therapeutic Candidate PureTech Ownership Description Orasome Technology Platform Wholly-owned Programmable and scalable approach for oral administration of nucleic acids and other biologics. • We are developing a versatile and programmable oral biotherapeutics platform, Orasome, to enable administration of macromolecule therapeutic payloads, including antisense oligonucleotides, short interfering RNA, mRNA, modular expression vector systems, peptides and nanoparticles that are otherwise administered exclusively by injection. • Our Orasome technology platform was inspired by the in vivo trafficking of ubiquitous, naturally occurring vesicles, which are often referred to as exosomes, and we have engineered them for transport through the GI tract. Exosomes are a type of extracellular vesicle approximately ranging from 50nm to 150nm in diameter that are produced in the endosomal compartment and secreted from most types of eukaryotic cells. We believe human cell-derived exosomes have promise as vehicles for systemic drug administration due to their observed tolerability over synthetic polymer-based administration technologies. However, the fragile nature of exosomes derived from human cells limits their usage for oral administration and the type of post-isolation manipulations that can be applied in order to optimize such vesicles for exogenous drug cargo loading and storage. Our Orasome technology platform utilizes multiple vesicle components, including those isolated from milk. We have engineered these vesicles, building on the naturally evolved architecture in mammals, to remain stable following oral consumption and transit through the upper GI tract. Orasome vesicles are readily amenable to manufacturing at scale and relatively low cost based on the easily accessible and engineerable components. • Our Orasome vesicles are being designed to transport macromolecular medicines to selected mucosal cell types of the intestinal tract where the therapeutics act either directly in the GI tract, transit through the mucosa to the underlying lymphatic vascular network or, in the case of cargos that yield mRNAs, enable the body to produce its own therapeutic proteins and peptides, such as antibodies within mucosal cells that are secreted into the mucosal lymphatic vascular network for subsequent systemic distribution. Using our Orasome technology platform, we believe it may be possible for a patient to take an oral drug product that will permit their own GI tract cells to make virtually any type of therapeutic protein. We believe this approach also has the potential to provide a more convenient and significantly less expensive means to deliver biological medicines. CNS lymphatics: Harnessing an overlooked immune and metabolite transport network The figure below depicts one of the approaches we are exploring for the administration of oral biotherapeutics: Orasomes with expression cargo Intestinal Lumen Targeted Intestinal Cell Type Intestinal Submucosa 1 6 Orasomes transiting through GI tract 2 Surface programmed to bind to intestinal mucosa Vector translated 3 4 Basolaterally secreted proteins transported via lymphatics Circulating proteins Lacteal 5 Whey Puried Vesicle (WPV) Liposome Cargo Cargo Cargo Fused Liposome-WPV Fused Liposome-WPV Particle Programmed with surface ligands Cargo PureTech’s Wholly Owned Programs — continued

PureTech Health plc Annual report and accounts 2020 41 S tr a te g ic r e p o rt Key points of differentiation • Our proprietary Orasome technology platform has the potential to transform the treatment paradigm for diseases, such as rheumatoid arthritis, diabetes, other autoimmune diseases and cancer for which the standard of care often requires intravenous infusion or subcutaneous injection of monoclonal antibodies (e.g., anti-PD-1, anti-tumor necrosis factor) or therapeutic proteins/ peptides (e.g., glucagon-like peptide-1, insulin, granulocyte colony-stimulating factor GCSF, Factor VIII and IX, cytokines and erythropoietin), among others. PureTech is well-positioned to unleash the potential of oral biotherapeutics Limitations of protein-based therapeutics Intravenous or subcutaneous administration (infusion reactions, barrier for repeat dosing) Lengthy scale-up timeline Limitations of mRNA-based therapeutics and vaccines Intravenous, intramuscular or subcutaneous administration (infusion reactions, co-medications needed for dosing, very limited repeat dose options) Formulation-based immune and cellular toxicities (protein synthesis by liver hepatocytes) High dose requirement for protein production Potential advantages of the Orasome™ technology platform: Orally administered (flexible repeat dosing) Body manufactures the therapeutic proteins Very low immune and cell toxicity (protein synthesis in GI tract) Low dose requirement for protein production • Within the context of the current COVID-19 pandemic, we believe our Orasome technology platform has the potential to support oral administration of anti-SARS-CoV-2 monoclonal antibodies or antibody combinations and vaccines to supply passive immune therapies for infected individuals and passive immune protection for health care and first responder professionals. Thus, whether combating emerging epidemic/pandemic pathogens or other diseases where monoclonal antibody therapeutics or vaccines offer significant clinical benefit, we believe our Orasome technology platform has the potential to transform the treatment of a range of clinical indications, while also lowering costs and simplifying administration of such biotherapeutics. Program discovery process by the PureTech team • We sought out different approaches to enable the oral administration of macromolecule therapeutic payloads that are otherwise administered exclusively by injection. Based on insights gained internally and via unpublished findings through our network of collaborators, we became aware of findings from the University of Louisville and the University of Nebraska involving certain aspects of exosomes isolated from bovine milk that could potentially enable oral delivery of paclitaxel and microRNA. We exclusively licensed certain intellectual property associated with these findings. We have also independently developed our Orasome technology platform and have generated data and intellectual property on various aspects of oral administration of macromolecule therapeutic payloads. • We are harnessing the role of the lymphatic system in the absorption of dietary lipids to orally administer and traffic therapeutics via the lymphatic system where immune cells are programmed. Our Orasome technology platform is based on this key function of the lymphatic system. Expected milestones • In 2021, we expect preclinical proof-of-concept data and anticipate additional preclinical results from a non-human primate proof-of- concept study. The proof-of-concept studies are designed to document the presence of therapeutic serum levels of biotherapeutics (peptides and proteins, such as antibodies) produced by the body following the oral administration of designer payloads. • This work could lay the foundation for IND-enabling clinical studies for one or more additional therapeutic candidates to be included in our Wholly Owned Pipeline. We intend to leverage our proprietary technology platforms, as well as our extensive network with major pharmaceutical companies and world-leading scientists in immunology and lymphatics, to generate additional novel therapeutic candidates. Intellectual property • We have broad intellectual property coverage for our Orasome technology platform. Our Orasome technology platform intellectual property portfolio covers compositions of matter, methods of use and methods of treatment spanning various platform-based technologies, as well as various broad classes of Orasome-formulated therapeutics, which include nucleic acid-based therapeutics (such as messenger RNA, short interfering RNA and antisense oligonucleotide-based approaches), small molecules, biologics (such as peptides, proteins and antibodies), expression systems for biologics and other therapeutics for use in the treatment of a wide range of diseases and disorders, including various immunological disorders, such as cancers and inflammatory diseases. In addition, we licensed patents and patent application on certain milk exosome technology of oral administration of biotherapeutics. • As of December 31, 2020, our Orasome technology platform patent portfolio consists of 14 U.S. and eight foreign patent applications and one pending international PCT application in eight patent families. Any patents to issue from the patent applications are expected to expire in 2037 through 2041, exclusive of possible patent term adjustments or extensions or other forms of exclusivity. We exclusively licensed a patent portfolio consisting of two patent families from 3P Biotechnologies, Inc., based on certain milk exosome technology originating from the University of Louisville. In addition, we exclusively licensed a patent portfolio consisting of two patent families from NuTech Ventures, based on certain milk exosome technology originating from the University of Nebraska. PureTech’s Wholly Owned Programs — continued

42 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Meningeal Lymphatics Discovery Research Program Therapeutic Candidate PureTech Ownership Description Meningeal Lymphatics Discovery Research Program Wholly-owned Harnessing meningeal lymphatics to potentially treat a range of neurodegenerative and neuroinflammatory conditions. • The lymphatic system is an important part of the immune system, GI system and CNS. Loss of lymphatic flow can play a critical role in diseases of these systems. The recent discovery of meningeal lymphatics in the brain, an area once thought to have immune privilege, has shed new light on neurodegenerative diseases and lymphatic vessel aging. Key points of differentiation • Among the macromolecules that are drained via the lymphatics are pathogenic macromolecules such as amyloid-beta and tau, which are both associated with AD pathology, as well as alpha-synuclein, which is associated with Parkinson’s disease. Blocking the lymphatic flow increases levels of these molecules in the brain. In animal models of AD, AD-associated tauopathies and Parkinson’s disease, blockage of meningeal lymphatic flow significantly exacerbated disease progression and severity whereas improving flow through aged meningeal lymphatics improved cognitive function in these animal models. With aging, the lymphatic vessels that drain the brain become dysfunctional and no longer drain as efficiently. The “lymphedematous characteristics” of meningeal lymphatic vessels in aged animals might be leading to inefficient clearance of pathologic macromolecules and potentially increased risk for neurodegenerative diseases. Therefore, restoration of lymphatic flow may be a novel class of therapies for neurodegeneration associated with poor lymphatic drainage. Program discovery process by the PureTech team • One of our academic collaborators discovered a functional lymphatic system in the meninges of the brain that forms the basis of our meningeal lymphatics discovery research program. These meningeal lymphatics have been described as the “brain drain,” a route through which macromolecules are flushed from the brain in cerebrospinal fluid. We believe that augmenting meningeal lymphatic vasculature function may potentially improve outcomes for a range of neurodegenerative and neuroinflammatory conditions that are not currently effectively treated. CNS lymphatics: Harnessing an overlooked immune and metabolite transport network Meningeal lymphatics may be modulated to target neurological disorders – spanning neurodegeneration and oncology Immune cells trafc to the deep cervical lymph node via the meningeal lymphatics Transport mechanisms shared by metabolites and immune cells via “hot spots” “Rediscovery” of the meningeal lymphatics in 2015 Meningeal lymphatics are key highways for transport of metabolites – A Initial A ndings have been validated and extended to clearance of Tau and -synuclein by independent research groups Intellectual property • We have broad intellectual property coverage around our meningeal lymphatics discovery research program, which includes exclusively licensed patent applications covering compositions of matter, methods of use and methods of treatment encompassing its platform-based brain lymphatic technologies, including the identification of macromolecular targets, as well as various classes of brain lymphatic targeting therapeutics for use in the treatment of a wide range of neurodegenerative and neuroinflammatory conditions, as well as various neuropathies and cancers. • As of December 31, 2020, our meningeal lymphatics discovery research program patent portfolio consists of eight patent families comprising six U.S. patent applications, three international PCT applications and five foreign patent applications exclusively licensed from the University of Virginia Licensing & Ventures Group, and one family of one U.S. application exclusively owned by PureTech. Any patents to issue from the in-licensed patent applications are expected to expire in 2037 through 2041, exclusive of possible patent term adjustments or extensions or other forms of exclusivity. PureTech’s Wholly Owned Programs — continued

PureTech Health plc Annual report and accounts 2020 43 S tr a te g ic r e p o rt PureTech’s Founded Entities 1 Relevant ownership interests for Founded Entities were calculated on a diluted basis (as opposed to a voting basis) as of December 31, 2020, including outstanding shares, options and warrants, but excluding unallocated shares authorized to be issued pursuant to equity incentive plans. Karuna ownership is calculated on an outstanding voting share basis as of March 4, 2021. Vor ownership is calculated on an outstanding voting share basis as of February 9, 2021. 2 With the exception of Plenity, candidates are investigational and have not been cleared by the FDA for use in the United States. 3 PureTech Health has a right to royalty payments as a percentage of net sales. 4 These therapeutic candidates are regulated as devices and their development has been approximately equated to phases of clinical development. 5 Important Safety Information: Patients who are pregnant or are allergic to cellulose, citric acid, sodium stearyl fumarate, gelatin, or titanium dioxide should not take Plenity. To avoid impact on the absorption of medications: For all medications that should be taken with food, take them after starting a meal. For all medications that should be taken without food (on an empty stomach), continue taking on an empty stomach or as recommended by your physician. The overall incidence of side effects with Plenity was no different than placebo. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence. Contact a doctor right away if problems occur. If you have a severe allergic reaction, severe stomach pain, or severe diarrhea, stop using Plenity until you can speak to your doctor. Rx Only. For the safe and proper use of Plenity or more information, talk to a healthcare professional, read the Patient Instructions for Use, or call 1-844-PLENITY. 6 Contingent on FDA review of the research plan. 7 EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Patients who engage with EndeavorRx demonstrate improvements in a digitally assessed measure Test of Variables of Attention (TOVA) of sustained and selective attention and may not display benefits in typical behavioral symptoms, such as hyperactivity. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication, and/or educational programs, which further address symptoms of the disorder. EndeavorRx is available by prescription only. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication. Founded Entities with Controlling Interest or Right to Receive Royalties Founded Entity PureTech Ownership1 Therapeutic Candidate2 Indication Stage of Development Royalties3 Non-Controlled Founded Entities with Royalty Interests 19.3% Plenity®4,5 D GS1004 D GS2004 D GS3004 D GS5004 D Weight management Adolescent weight management Weight management in T2D/prediabetes NASH/NAFLD Functional constipation Commercial Launch Preclinical6 Phase 2 Phase 2 Ready6 Phase 3 Royalties 8.2% KarXT P Schizophrenia Dementia-related psychosis Phase 3 Phase 1b Royalties Controlled Founded Entities 78.2% FOL-004 P/D Androgenetic alopecia Phase 3 Ready Royalties 49.5% VE303 B VE416 B VE202 B VE800 B High-risk CDI Food allergy IBD Solid tumors Phase 2 Phase 1/2 Phase 2 Ready Phase 1 N/A 44.6% Sonde One D (Mental Fitness)4 Sonde One D (Respiratory)4 Depressive symptoms detection and monitoring app Respiratory risk detection and monitoring app Product and Clinical Validation Commercial Release N/A 78.0% ALV-107 P ALV-304 P ALV-306 P IC/BPS IBD Chronic pouchitis Preclinical Preclinical Preclinical N/A 72.9% Description Engineering hydrogels to enable the oral administration of biologics Continued advancement of the platform N/A The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). Founded Entities Limited to Equity Interest Founded Entity PureTech Ownership1 Description 33.7% Akili is a leading digital therapeutics company, combining scientific and clinical rigor with the ingenuity of the tech industry while pursuing the goal of changing how medicine is developed, delivered and experienced. Akili is pioneering the development of treatments designed to have direct therapeutic activity, delivered not through a traditional pill but via a high-quality video game experience. Akili received clearance from the FDA and European marketing authorization in June 2020 for EndeavorRx™7 (formerly known as AKL-T01) as a prescription treatment for children with ADHD. Delivered through a captivating video game experience, EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. 8.6% Vor is a clinical-stage cell therapy company that combines a novel patient engineering approach with targeted therapies to provide a single company solution for patients suffering from hematological malignancies. Vor’s proprietary platform leverages its expertise in HSC biology and genome engineering to remove surface targets expressed by cancer cells by genetically modifying HSCs. Its lead therapeutic candidate, VOR33, is in development for acute myeloid leukemia.

44 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Founded Entity PureTech Ownership1 Therapeutic Candidate2,3 Indication Stage of Development Gelesis4 19.3% Plenity®5 D GS100 D GS200 D GS300 D GS500 D Weight management Adolescent weight management Weight management in T2D/prediabetes NASH/NAFLD Functional constipation Commercial Launch Preclinical6 Phase 2 Phase 2 Ready6 Phase 3 • Gelesis is developing a novel category of therapies for obesity and GI-related chronic diseases. In April 2019, Gelesis received clearance from the FDA for its first product, Plenity (Gelesis100), an aid for weight management in adults with a BMI of 25-40 kg/m2, when used in conjunction with diet and exercise. In June 2020, Gelesis received a CE Mark for Plenity as a class III medical device indicated for weight loss in overweight and obese adults with a BMI of 25-40 kg/m2, when used in conjunction with diet and exercise, which allows Gelesis to market Plenity throughout the European Economic Area and in other countries that recognize the CE Mark. • Given challenges associated with pharmacological and invasive surgical treatments for obesity, Gelesis designed an approach with an oral, non-invasive, non-systemic mechanism of action and a highly favorable safety and efficacy profile. Gelesis’ therapeutic candidates work in the GI tract and pass through the body without being absorbed. Their superabsorbent hydrogels mimic some of the properties of raw vegetables. They are conveniently administered in capsules and act locally in the stomach and intestines to reduce the caloric density of meals. They increase the volume and firmness of the food we eat, similar to raw vegetables. Because Gelesis’ technology acts mechanically and is not systemically absorbed, the therapeutic candidates are treated as devices for regulatory approval purposes. Program discovery process by the PureTech team • We were interested in creating an effective and safe therapy for obesity given the tremendous need, significant health implications and failure of prior approaches to effectively engage and serve the breadth of the population affected. We consulted with leading obesity experts to brainstorm on the characteristics of an ideal approach, which we decided was an orally-administered mechanically acting device, and we then conducted a worldwide search for compelling technologies meeting these criteria. We identified and in-licensed the core intellectual property from one of our academic collaborators in October 2008, and we subsequently co-invented additional intellectual property around a novel class of biocompatible, superabsorbent hydrogels. One of the core PureTech team members involved in the initial identification and development process subsequently assumed the role of Chief Executive Officer of Gelesis, and successfully attracted financing and built a strong development and commercial leadership team. • The Gelesis advisory team is comprised of leading experts in obesity and its related comorbidities, clinical research and development and advanced biomaterials, including Caroline Apovian, M.D., Professor of Medicine and Pediatrics at Boston University School of Medicine; Louis J Aronne, M.D., FACP, Director of the Comprehensive Weight Control Program at Weill Cornell Medicine; Arne Astrup, M.D., Head of Department of Nutrition, Exercise and Sports at University of Copenhagen; Ken Fujioka, M.D., Director of the Nutrition and Metabolic Research Center and the Center for Weight Management at the Scripps Clinic; James Hill, Ph.D., Chairman, Department of Nutrition Sciences, Director, Nutrition Obesity Research Center, University of Alabama; Professor of Medicine and Pediatrics, University of Colorado; Lee M Kaplan, M.D., Ph.D., Director of the Obesity, Metabolism and Nutrition Institute at Massachusetts General Hospital; Bennett Shapiro, M.D., Co-Founder and Non-Executive Director at PureTech and former Executive Vice President of Research for Merck; and Angelo Tremblay, Ph.D., Professor at Laval University. Patient need and market potential • Excess weight is growing rapidly in prevalence worldwide, with approximately 70 percent of American adults struggling with overweight and obesity. Globally there are more than 1.9 billion adults 18 years of age or older who have overweight and 600 million who have obesity. Additionally, approximately 13.7 million American children and adolescents are estimated to have obesity. Obesity- related conditions, such as heart disease, stroke, type 2 diabetes, NASH/NAFLD and certain types of cancer, are some of the leading causes of preventable death. Functional constipation and NASH/NAFLD affect approximately 35 million and 80 to 100 million individuals, respectively, in the United States. Type 2 diabetes and prediabetes affect approximately 32 million and 88 million individuals, respectively, in the United States. • Current treatments for patients with overweight and obesity begin with lifestyle modification, such as diet and exercise. When healthy eating and physical activity fail to produce the desired results, physicians may consider pharmaceutical therapies, device implantation or surgical treatments, such as gastric bypass and gastric banding (for patients with more severe obesity). These approaches are associated with safety concerns, lifestyle impact, complexity of use, high cost and compliance issues that have limited their adoption. While indicated for adults with a BMI of 25-40 kg/m2 when used in conjunction with diet and exercise, an important market segment for Plenity is adults with BMI <35 kg/m² (approximately 130 million adults in the U.S.). The consumer expectations of weight loss within this group and the desire for a strong safety profile provide a particularly differentiated opportunity for Plenity. Milestones achieved and development status • Gelesis received clearance from the FDA to market and sell its lead product Plenity as an aid for weight management in adults with a BMI of 25-40 kg/m², when used in conjunction with diet and exercise. Plenity is FDA-cleared for the largest number of adults struggling with overweight and obesity of any prescription weight-management aid and the only prescription weight management product to be cleared for use by overweight adults with a BMI as low as 25 kg/m², with or without comorbidities. Nearly 150 million adults with excess weight in the United States fall within the BMI range included in the Plenity label. • In June 2020, Gelesis also received a CE Mark for Plenity as a class III medical device indicated for weight loss in overweight and obese adults with a BMI of 25-40 kg/m2, when used in conjunction with diet and exercise. Gelesis will now be able to market Plenity throughout the European Economic Area and in other countries that recognize the CE Mark. Gelesis plans to bring Plenity to the U.S. first, where it has been available to a limited extent since the second half of 2019 through an early experience program and since 2020 via a beta launch while the company ramps up its commercial operations and inventory for a broader launch in the second half of 2021. Gelesis also plans to seek FDA input on the requirements for expanding the Plenity label for treating adolescents. • Gelesis has a partnership with Ro, a leading U.S. telehealth provider, to support the U.S. commercialization of Plenity. Gelesis also has a partnership with China Medical System Holdings Ltd., or CMS, for the commercialization of Plenity in China, which was announced in June 2020. Pursuant to the terms of the deal, CMS provided $35 million upfront in a combination of licensing fees and equity investment, with the potential for an additional $388 million in future milestone payments as well as royalties. 1 As of December 31, 2020, PureTech’s percentage ownership of Gelesis was approximately 19.3 percent on a diluted basis. This calculation includes outstanding shares, options, and warrants, but excludes unallocated shares authorized to be issued pursuant to equity incentive plans. PureTech has a right to royalty payments as a percentage of net sales from Gelesis. 2 The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). 3 These therapeutic candidates are regulated as devices and their development has been approximately equated to phases of clinical development. With the exception of Plenity, candidates are investigational and have not been cleared by the FDA for use in the United States. 4 Gelesis’ completed and ongoing studies have been approved by the applicable reviewing Institutional Review Boards, or IRBs, as nonsignificant risk device studies. Gelesis also has ongoing discovery efforts to expand its pipeline. Our board designees represent a minority of the members of the board of directors of Gelesis, and we do not control the clinical or regulatory development or commercialization of Gelesis’ therapeutics and therapeutic candidates. We have an interest in Gelesis’ therapeutic candidates through our minority equity investment as well as our right to royalty payments as a percentage of net sales pursuant to a license agreement between us and Gelesis. Gelesis is well protected with a robust intellectual property portfolio. Gelesis was incorporated in February 2006. 5 Important Safety Information: Patients who are pregnant or are allergic to cellulose, citric acid, sodium stearyl fumarate, gelatin, or titanium dioxide should not take Plenity. To avoid impact on the absorption of medications: For all medications that should be taken with food, take them after starting a meal. For all medications that should be taken without food (on an empty stomach), continue taking on an empty stomach or as recommended by your physician. The overall incidence of side effects with Plenity was no different than placebo. The most common side effects were diarrhea, distended abdomen, infrequent bowel movements, and flatulence. Contact a doctor right away if problems occur. If you have a severe allergic reaction, severe stomach pain, or severe diarrhea, stop using Plenity until you can speak to your doctor. Rx Only. For the safe and proper use of Plenity or more information, talk to a healthcare professional, read the Patient Instructions for Use, or call 1-844-PLENITY. 6 Contingent on FDA review of the research plan. PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage

PureTech Health plc Annual report and accounts 2020 45 S tr a te g ic r e p o rt Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage PureTech’s Founded Entities — continued Milestones achieved and development status (continued) • Plenity was evaluated in a multicenter, double-blind, placebo-controlled pivotal study designed to assess change in body weight in 436 adults with overweight or obesity (BMI >27 and >40 kg/m²) after six months of treatment. The study had two predefined co- primary endpoints: at least 35 percent of patients taking Plenity achieving more than five percent weight loss (categorical endpoint) and placebo-adjusted weight loss with a super-superiority margin of three percent. In addition, a prespecified analysis of simple superiority was also performed. The study met and exceeded the predefined categorical endpoint, with 59 percent of adults in the treatment group achieving weight loss of five percent or greater and losing on average 10 percent of their weight (22 pounds) and 3.5 inches from their waists within six months. The study did not meet the three percent super-superiority endpoint but demonstrated superiority of the Plenity treatment over the placebo group ( – 6.4 percent vs. – 4.4 percent, P=0.0007). Plenity-treated individuals had twice the odds of achieving at least five percent weight loss as compared to placebo (adjusted odds ratio: 2.0, P=0.0008). Key findings from Plenity pivotal study Responders Adults achieving 5% or greater weight loss 6 out of 10 • 59% of adults with overweight or obesity had a clinically meaningful response to Plenity, losing on average 10% of their weight (22 pounds) or ~3.5 inches from their waist • Plenity doubled the odds of achieving 5% or greater weight loss compared with placebo Plenity (n) Placebo (n) % of subjects with severe TEAE 3.6% (8) 4.7% (10) # of subjects with serious TEAE 0 1* TEAE = Treatment Emergent Adverse Event; for the safe and proper use of Plenity, refer to the Instructions for use in the U.S. and EU. Super Responders Adults achieving 10% or greater weight loss 26% • 26% of adults with overweight or obesity were super-responders to Plenity, losing on average 14% of their weight (30 pounds) Co-primary endpoint – The study also demonstrated statistically superior weight loss compared with the placebo group (-6% vs -4%, respectively; P=0.0007) and did not meet the predefined super-superiority margin of 3% Safety – Plenity had no overall increased risks versus placebo, no serious adverse events and a lower dropout rate versus placebo Most common side effects are diarrhea, distended abdomen, infrequent bowel movements and flatulence • In addition, 26 percent of the adults who completed the treatment with Plenity were “super-responders,” defined as achieving at least ten percent weight loss. These super-responders achieved an average of about 14 percent weight loss or approximately 30 pounds. • The overall incidence of AEs in the Plenity treatment group was no different than placebo. The most common treatment related adverse events, or TRAEs, were GI disorders (158 TRAEs in 84 (38 percent) subjects in the Plenity arm, compared to 105 events in 58 (28 percent) subjects receiving placebo), infections and infestations (two events in two (one percent) subjects with Plenity and one events in one (one percent) subjects with placebo), and musculoskeletal and connective tissue disorders (three events in two (one percent) subjects with Plenity and 0 in 0 (0 percent) subjects with placebo). There were no SAEs in the Plenity treatment group, whereas there was one SAE in the placebo treatment group. For the safe and proper use of Plenity, refer to the Instructions for Use. • Gelesis initiated a Phase 3 study of GS500 in functional constipation in the second half of 2020. A pilot study of 40 individuals showed that a prototype of GS500 demonstrated a significant reduction in colonic transit time in patients with functional constipation by approximately 18 hours compared to baseline (P=0.025 compared to placebo). Expected milestones • Gelesis anticipates a broader U.S. launch of Plenity in the second half of 2021. • In 2021, Gelesis expects to initiate a Phase 2 study of GS300 in NASH/NAFLD. • Gelesis expects to enroll the first patient in a Phase 3 study of GS500 in functional constipation in 2021. • Gelesis expects topline results from a Phase 2 study of GS200 in weight management and glycemic control in adults with type 2 diabetes and prediabetes in 2021. Data from a pilot study of GS200 demonstrated that administration of GS200 ten minutes prior to a meal increased fullness throughout the entire day (P=0.012). Gelesis’ pipeline Therapeutic Candidate3 Indication Discovery/ Preclinical Phase 1 Phase 2 Phase 3 FDA Clearance Upcoming Milestone (GELESIS100)5 Weight management in overweight and obese patients Targeted commercial launch initiated; Broader launch H2 2021 GS100 Weight management in adolescent overweight and obese patients Seeking FDA input for expanding Plenity label to treat adolescents6 GS200 Weight management and glycemic control in patients with T2D and prediabetes Phase 2 study topline data 2021 GS300 NAFLD/NASH Phase 2 study initiation 20216 GS500 Functional constipation (formerly classified as CIC) Phase 3 study FPI 2021 Other preclinical programs: GS400 for IBD in preclinical stage Phase in progress Phase completed Commercial

46 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt 1 As of March 4, 2021, PureTech’s percentage ownership of Karuna was approximately 8.2 percent on an outstanding voting share basis. PureTech Health has a right to royalty payments as a percentage of net sales from Karuna. 2 The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). 3 Therapeutic candidates are investigational and have not been cleared by the FDA for use in the United States. 4 Karuna has an active IND on file with the FDA for KarXT. Karuna also has ongoing discovery efforts to expand its pipeline. We do not control the clinical or regulatory development of Karuna’s product candidates. We do not have any board designees on Karuna’s board of directors and we are not responsible for the development or commercialization of its therapeutic candidate. We have an interest in Karuna’s therapeutic candidates through our equity interest as well as our right to royalty payments as a percentage of net sales of any commercialized product covered by the granted license pursuant to a license agreement between us and Karuna. Karuna is well- protected with a robust intellectual property portfolio. The disclosure above is qualified in its entirety by reference to Karuna’s public filings with the SEC. Karuna was incorporated in July 2009. Founded Entity PureTech Ownership1 Therapeutic Candidate2,3 Indication Stage of Development Karuna4 8.2% KarXT P Schizophrenia Dementia-related psychosis Phase 3 Phase 1b • Karuna is developing novel therapies with the potential to transform the lives of people with disabling and potentially fatal neuropsychiatric disorders, including schizophrenia and dementia-related psychosis. • KarXT combines xanomeline, a muscarinic receptor agonist that has demonstrated decreases in multiple psychotic symptoms and improvements in cognitive symptoms in placebo-controlled human trials in schizophrenia and AD, and trospium chloride as further described below, an FDA approved and well-established muscarinic receptor antagonist that has been shown not to measurably cross the blood-brain barrier. KarXT is designed to preferentially stimulate M1/M4 muscarinic receptors in the brain without stimulating muscarinic receptors in peripheral tissues in order to achieve meaningful therapeutic benefit in patients with psychotic and cognitive disorders. • Xanomeline was previously studied by Eli Lilly and Company, or Eli Lilly, in randomized, double-blind, placebo-controlled trials in schizophrenia with acute psychosis and AD, demonstrating dose-dependent decreases in multiple psychotic symptoms and related behaviors, including hallucinations, delusions and agitation, as compared to patients on placebo in the treatment of psychosis and improvements in symptoms as measured by both the Alzheimer’s Disease Assessment Scale-Cognitive Subscale and the Clinician Interview-Based Impression of Change plus caregiver interview standards. • To our knowledge, xanomeline is the only muscarinic agonist that has demonstrated potential therapeutic benefit in humans in either schizophrenia or AD. Like all muscarinic receptor agonists studied to date, however, xanomeline’s tolerability has been limited by side effects arising from muscarinic receptor stimulation in peripheral tissues, leading to nausea, vomiting, diarrhea and increased salivation and sweating, collectively referred to as cholinergic AEs, or ChAEs, which led Eli Lilly to discontinue development of xanomeline. By pairing xanomeline with trospium chloride, Karuna believes KarXT could potentially maintain efficacy of xanomeline while ameliorating its ChAEs. Program discovery process by the PureTech team • We were interested in developing a new approach to treat schizophrenia that was effective but did not have the debilitating side effects of the current class of antipsychotics, realizing that any potential new approaches could have wider applicability. We engaged with a group of leading schizophrenia experts who were most excited about muscarinic agonists, pointing to the data generated by Eli Lilly with xanomeline, which was not advanced at that time due to tolerability issues. We invented and broadly filed patents to cover the concept of combining a muscarinic receptor agonist with a peripherally acting antagonist, and we in-licensed xanomeline from Eli Lilly in May 2012. Andrew Miller, Ph.D., the core team member who was running this program at PureTech became Karuna’s Chief Operating Officer and we built a team of leading drug developers and neuroscientists around him, including Steven Paul, M.D., an expert in CNS drug discovery and development. Karuna completed an initial public offering on the Nasdaq Global Market in July 2019. • Dr. Paul was formerly Executive Vice President for Science and Technology and President of the Lilly Research Laboratories at Eli Lilly and was involved in the original xanomeline work at Eli Lilly. Dr. Paul was also a Co-Founder of Sage Therapeutics and Voyager Therapeutics, where he also served as Chief Executive Officer, and the former Scientific Director of the National Institute of Mental Health. Patient need and market potential • Psychosis is a prominent and debilitating symptom that occurs in many neuropsychiatric disorders, including schizophrenia, dementia, bipolar disorder, major depressive disorder and inflammatory neurological diseases, such as multiple sclerosis, or MS, but there are no existing medicines that sufficiently and safely treat psychosis and cognition impairments. • There are approximately 2.7 million adults living with schizophrenia and about 8.4 million people living with dementia in the United States, of which approximately 40 percent are diagnosed with the disease, with around 1.2 million experiencing symptoms of psychosis. Antipsychotics are the mainstay therapy; however, drugs currently in use all rely on the same fundamental mechanism of action and, despite widespread use, the prognosis for patients remains poor. People with schizophrenia have a ten- to fifteen-year reduction in life expectancy compared to the general population, struggle to maintain employment or live independently and are often unable to maintain meaningful interpersonal relationships. • Current antipsychotics only address psychosis, also known as positive symptoms, such as hallucinations and delusions, but despite treatment patients often experience residual positive symptoms throughout their lives. There are no approved treatments for the negative symptoms, such as apathy, reduced social drive and loss of motivation, or cognitive symptoms, such as changes in working memory and attention, all of which currently lack any approved treatments. Current antipsychotics have modest efficacy in many patients and significant side effects. At least half of patients fail to adequately respond to current antipsychotic drugs. Additionally, current treatments are often associated with severe side effects, including sedation, extrapyramidal side effects such as motor rigidity, tremors and slurred speech and significant weight gain resulting in the complications of diabetes, hyperlipidemia, hypertension and cardiovascular disease. The clinical benefit of current antipsychotics is further limited by poor adherence. • There is an unmet need for new treatments in schizophrenia that could address the positive, negative and cognitive symptoms and are free of the problematic safety issues with existing medicines. There are currently no approved treatments for dementia-related psychosis. Milestones achieved and development status • In the February 2021 post-period, Karuna announced that results from the EMERGENT-1 Phase 2 clinical trial evaluating KarXT for the treatment of schizophrenia were published in NEJM. • In June 2020, Karuna announced next steps in the EMERGENT program, the clinical program evaluating KarXT for the treatment of adults with schizophrenia, following the completion of a successful End-of-Phase 2 meeting with the FDA. • The first Phase 3 trial, EMERGENT-2, was initiated in December 2020. This five-week, 1:1 randomized, flexible-dose, double-blind, placebo-controlled, inpatient trial will enroll approximately 250 adults in the U.S. and evaluate the change in Positive and Negative Syndrome Scale, or PANSS, total score at Week 5 of KarXT versus placebo as the primary outcome measure. • EMERGENT-4, a 52-week, outpatient, open-label long-term safety and tolerability extension trial of EMERGENT-2 and EMERGENT-3, was initiated in the first quarter of the 2021 post-period. • In November 2019, Karuna announced topline results from EMERGENT-1, its Phase 2 clinical trial of KarXT for the treatment of acute psychosis in patients with schizophrenia, in which KarXT met the trial’s primary endpoint with a statistically significant (p<0.0001) and clinically meaningful 11.6 point mean reduction in total PANSS scores over placebo at week five (-17.4 KarXT vs. -5.9 placebo). Karuna also observed a statistically significant 3.2 point mean reduction from baseline in the PANSS-positive subscale (-5.6 KarXT vs. -2.4 placebo) and a statistically significant 2.3 point mean reduction from baseline in the PANSS-negative subscale (-3.2 KarXT vs. -0.9 placebo) at week five (p<0.0001 and p<0.001, respectively). The total PANSS, PANSS-positive subscale, and the PANSS-negative subscale had statistically significant separation at every assessment throughout the trial. • The safety and tolerability of KarXT and dose selection for the Phase 2 clinical trial was supported by results from Karuna’s two Phase 1 healthy volunteer studies in over 140 patients with KarXT. As disclosed in its public filings, Karuna observed in its first Phase 1 randomized, double-blind placebo-controlled study that the addition of trospium to xanomeline was associated with clinically meaningful reductions in the rate of the most common treatment-emergent ChAEs than reported with xanomeline plus placebo, including nausea, vomiting, diarrhea and excess sweating and salivation. The overall ChAE rate was 64 percent on xanomeline plus placebo compared to 34 percent on KarXT (p=0.016). The rate of ChAEs for volunteers receiving KarXT (34 percent) was similar to the rate observed in volunteers receiving placebo during the lead-in period (32 percent), suggesting that the tolerability of KarXT was more similar to the placebo lead-in period than to treatment with xanomeline plus placebo. PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage

PureTech Health plc Annual report and accounts 2020 47 S tr a te g ic r e p o rt Phase 2 clinical trial primary endpoint: PANSS total score at Week 5 Phase 2 EMERGENT-1 trial demonstrated clinically meaningful improvement on key secondary endpoints. A. PANSS positive subscale B. PANSS negative subscale C. PANSS Marder negative D. CGI-S score5 C h a n g e f ro m b a se lin e Placebo KarXT P<0.001 P<0.0001 -2.5 0 -5 -7.5 Baseline Week 2 4 5 -1 0 -2 -3 -4 Baseline Week 2 4 5 -1 0 -2 -3 -4 -5 Baseline Week 2 4 5 -0.25 0 -0.5 -0.75 -1 -1.25 Baseline Week 2 3 4 5 Source: Karuna Therapeutics SVB Leerink Healthcare Conference 2021 Presentation Milestones achieved and development status (continued) • Karuna’s second Phase 1 study was a randomized, double-blind, placebo-controlled multiple ascending dose trial of KarXT. This trial evaluated twice-a-day dosing of the proprietary KarXT co-formulation containing fixed ratios of xanomeline and trospium, rather than the three-times-a-day dosing previously used with xanomeline. The study demonstrated tolerability at xanomeline dose levels exceeding those shown in previous studies of xanomeline alone. The co-formulation also achieved exposure levels equivalent to or higher than the separate dosage forms used previously. • Karuna has an exclusive license for xanomeline from Eli Lilly and has a patent portfolio more broadly covering selective muscarinic targeting enabled by the KarXT approach. Expected milestones • Karuna plans to initiate the second efficacy trial in its EMERGENT program, EMERGENT-3, in the first half of 2021. • EMERGENT-5, a 52-week, outpatient, open-label long-term trial evaluating the safety of KarXT in adults with schizophrenia who have not been enrolled in the EMERGENT-2 or EMERGENT-3 trials, is expected to commence in the first half of 2021. • Karuna remains on track to initiate a Phase 2 trial evaluating KarXT for the treatment of psychosis in patients with schizophrenia who have an inadequate response to current standard of care therapies in the second half of 2021. The trial will evaluate the efficacy and safety of KarXT when dosed in conjunction with background antipsychotic treatment and its potential to improve symptoms in patients who have not achieved an adequate response on their current antipsychotic treatment. • The multi-cohort, placebo-controlled, inpatient Phase 1b dose-ranging trial evaluating the safety and tolerability of KarXT in healthy elderly volunteers is ongoing. Karuna completed the first two cohorts in this trial, Cohorts 1 and 2, and expects data from the final cohort, Cohort 3, in the second quarter of 2021. Karuna’s pipeline Therapeutic Candidate3 Indication Discovery/ Preclinical Phase 1 Phase 2 Phase 3 Upcoming Milestone KarXT Schizophrenia – psychosis Remaining Phase 3 trials (EMERGENT-3 and EMERGENT-5) initiations H1 2021 Schizophrenia – psychosis in adults with an inadequate response to standard of care6 Phase 2 initiation H2 2021 Schizophrenia – negative and cognitive symptoms7 Phase 2 ready Dementia-related psychosis Data from Cohort 3 in Phase 1b healthy elderly volunteers Q2 2021 Other Undisclosed – muscarinic- targeted pain candidate Undisclosed – Target-agnostic drug candidate8 Karuna continues to monitor the impact of COVID-19 across all clinical trials and will provide updates on enrollment and completion timelines as appropriate. PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage 5 Not the preferred analysis; figure shows analysis of CGI-S as a continuous variable. 6 Trial to evaluate KarXT when added to standard of care. 7 Planning stage, ongoing collection of data in EMERGENT program & inadequate response trial. 8 In collaboration with PsychoGenics. Note – pipeline supplied by Karuna Therapeutics. Shading of bars does not conform to key used for other Founded Entity pipelines within this document.

48 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt 1 As of December 31, 2020, PureTech’s percentage ownership of Follica was approximately 78.2 percent on a diluted basis. This calculation includes outstanding shares, options, and warrants, but excludes unallocated shares authorized to be issued pursuant to equity incentive plans. PureTech Health has a right to royalty payments as a percentage of net sales from Follica. 2 The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). 3 Therapeutic candidates are investigational and have not been cleared by the FDA for use in the United States. 4 Follica has an active IND on file with the FDA for FOL-004. Our board designees represent a majority of the members of the board of directors of Follica, but Follica has its own independent management team. In January 2021, Tom Wiggans joined as Executive Chairman and Michael Davin joined as an independent member of the Board of Directors. Mr. Wiggans has over 30 years of experience and most recently co-founded and served as Chairman and Chief Executive Officer of Dermira. Mr. Davin also has over 30 years of experience, including 14 years as Chief Executive Officer at Cynosure. PureTech’s role in the development of Follica’s therapeutic candidates is through our representation on its board of directors and our role as a majority shareholder. Follica is well-protected with a robust intellectual property portfolio. Follica was incorporated in July 2005. PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage Founded Entity PureTech Ownership1 Therapeutic Candidate2,3 Indication Stage of Development Follica4 78.2% FOL-004 P/D Androgenetic alopecia Phase 3 Ready • Follica is developing a regenerative biology platform designed to treat androgenetic alopecia, epithelial aging and other medical indications. Follica’s approach is based on generating an “embryonic window” in adults via a series of skin disruptions, stimulating stem cells causing new hair follicles to grow. We believe that Follica’s technology is the first observed to create new follicles and hair, followed by the application of specific compounds to enhance the effect. Program discovery process by the PureTech team • We were interested in conditions of aging and focused on hair follicles given their importance in regulating human hair and skin rejuvenation across many medical conditions. We engaged leading dermatologists and hair follicle experts and identified and in-licensed intellectual property from George Cotsarelis, M.D., the Chair of the Department of Dermatology at the University of Pennsylvania, on hair follicle neogenesis, or HFN, prior to its publication in the journal Nature. We translated the academic work into an in-office procedure after testing a number of modalities for initiating HFN, identified and co-invented intellectual property around modalities and drug compounds to enhance the newly formed hair follicles and helped conduct multiple POC studies to prioritize HFN inducing modalities and prioritize potential drug compounds. • Follica’s core technology and patent suite has been developed in collaboration with leading researchers, building on the work of Dr. Cotsarelis. Follica’s other key scientific advisors include Richard Rox Anderson, M.D., Chairman of the Wellman Center for Photomedicine at the Massachusetts General Hospital, Ken Washenik, M.D., Ph.D., Medical Director of Bosley and the Executive Vice President of Scientific and Medical Development of the Aderans Research Institute. Patient need and market potential • Androgenetic alopecia represents the most common form of hair loss in men and women, with an estimated 90 million people who are eligible for treatment in the United States alone. Additionally, the market is estimated to be $1 billion in the United States and $3.5 billion globally. Only two drugs, both of which have demonstrated a 12 percent increase of non-vellus hair count over baseline for their primary endpoints, are currently approved for the treatment of androgenetic alopecia. The most effective current approach for the treatment of hair loss is hair transplant surgery, comprising a range of invasive, expensive procedures for a subset of patients who have enough donor hair to be eligible. As a result, Follica believes that there is significant unmet need for safe, effective, non-surgical treatments which grow new hair. Follica’s regenerative biology platform has potential applications beyond hair growth to other aging- related conditions and wound healing, such as facial skin rejuvenation. Milestones achieved and development status • In December 2020, Follica announced the publication of a pilot study evaluating scalp skin disruption to promote hair growth in FPHL in International Journal of Women’s Dermatology. The pilot study, led by Maryanne M. Senna, M.D., an Assistant Professor of Dermatology at Harvard Medical School, demonstrated the treatment promoted hair growth over a four-month course of treatment. • In June 2020, Follica announced the completion of a successful End-of-Phase 2 meeting with the FDA for its lead program to treat male androgenetic alopecia, which supports the progression into Phase 3 development. • In the three previously conducted clinical studies of patients with androgenetic alopecia, Follica demonstrated hair follicle neogenesis via biopsy following skin disruption and hair growth through target area hair count. One of these studies demonstrated that skin disruption alone generates not only new hair follicles but also terminal (visible, thick) hairs. Follica has been optimizing its device and conducting tests in androgenetic alopecia and other medical indications and is further developing and testing compounds that enhance the newly formed follicles and hairs. • In December 2019, Follica announced topline results from the safety and efficacy optimization study of its lead candidate to treat hair loss in male androgenetic alopecia. The study was designed to select the optimal treatment regimen using Follica’s proprietary device in combination with a topical drug and successfully met its primary endpoint. The selected treatment regimen demonstrated a statistically significant 44 percent improvement of non-vellus (visible) hair count after three months of treatment compared to baseline (p < 0.001, n = 19). Across all three treatment arms, the overall improvement of non-vellus hair count after three months of treatment was 29 percent compared to baseline (p < 0.001, n = 48), reflecting a clinical benefit across the entire study population and a substantially improved outcome seen with the optimal treatment regimen. Additionally, a prespecified analysis comparing the 44 percent change in non-vellus hair count to a 12 percent historical benchmark set by approved pharmaceutical products established statistical significance (p = 0.005). Sample patient outcome from FOL-004 data Screening Day 85 Note: Results depicted in the images are above the average demonstrated in the optimization trial.

PureTech Health plc Annual report and accounts 2020 49 S tr a te g ic r e p o rt Milestones achieved and development status (continued) − The study was an endpoint-blinded, randomized, controlled study designed to establish therapeutic parameters for Follica’s proprietary HFN device in combination with a topical on-market drug. The study involved a less than five-minute in-office experimental scalp procedure using the HFN and evaluated the optimal frequency and number of treatments across three arms. The study consisted of 48 men aged 18 to 40 who had moderate grades of androgenetic alopecia as determined by the Hamilton Norwood III-IV scale. The regimen was well tolerated across all treatment arms with no reported SAEs. No AEs were related to device treatment. A single non-severe event (headache) was determined to be related to use of the drug and is in line with minor side effects seen from treatment with the approved drug alone. Proprietary in-office treatment combines targeted scalp micro-disruption device with a topical on-market drug to create and grow new hairs • Follica has studied the potential for its proprietary device approach to address other regenerative conditions, including female pattern hair loss and facial skin rejuvenation. Expected milestones • Follica plans to initiate a Phase 3 registration program in male androgenetic alopecia in 2021. • Follica also has proprietary amplification compounds in development and ongoing discovery efforts to expand its pipeline. Follica’s approach Existing drugs Hair transplant Follica approach (Device plus drug) Thicken and maintain remaining hair Moves remaining hair Designed to grow new hair and thicken existing hair Investigational device and new drug. Limited by United States law to investigational use. Follica’s pipeline Therapeutic Candidate3 Indication Discovery/ Preclinical Phase 1 Phase 2 Phase 3 Upcoming Milestone FOL-004 Androgenetic alopecia Phase 3 registration program initiation 2021 Phase in progress Phase completed PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage

50 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt 1 As of December 31, 2020, PureTech’s percentage ownership of Vedanta Biosciences was approximately 49.5 percent on a diluted basis. This calculation includes outstanding shares, options, and warrants, but excludes unallocated shares authorized to be issued pursuant to equity incentive plans. 2 The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). 3 Therapeutic candidates are investigational and have not been cleared by the FDA for use in the United States. Founded Entity PureTech Ownership1 Therapeutic Candidate2,3 Indication Stage of Development Vedanta4 49.5% VE303 B VE416 B VE202 B VE800 B High-risk CDI Food allergy IBD Solid tumors Phase 2 Phase 1/2 Phase 2 Ready Phase 1 • Vedanta is developing a potential new category of therapies for immune-mediated diseases based on a rationally-defined consortia of human microbiome-derived bacteria. The human microbiome is increasingly implicated in various immune-mediated diseases. Vedanta is a leader in the field with capabilities and deep expertise to discover, develop and manufacture live bacteria drugs. These include what is believed to be a leading intellectual property position with the largest collection of human microbiome-associated bacterial strains, a suite of proprietary assays to select pharmacologically potent strains, vast proprietary datasets from human interventional studies and facilities for current good manufacturing practice, or cGMP, compliant manufacturing of rationally-defined bacterial consortia in powder form. All of this work has helped move the microbiome field beyond correlation to causation, and beyond fecal transplants or fractions to defined, characterized biologic drugs. Rationally defined bacterial consortia Stimulation of targeted immune responses They elicit a range of immune responses – immunoregulatory and immunopotentiating Colonization of the intestine The active ingredients travel down the GI tract and colonize the intestine. They shift the gut microbiota composition and provide colonization resistance against gut pathogens. STEP 3STEP 2 Oral administration in capsule form Bacteria consortia are easily administered in lyophilized oral capsule form. STEP 1 Program discovery process by the PureTech team • We were interested in translating the crosstalk between the immune system and commensal microbes that live in our bodies into therapeutics to modulate a range of immunological processes. We engaged with leading world-renowned experts in immunology, including Dr. Ruslan Medzhitov, Professor of Immunobiology at Yale; Dr. Alexander Rudensky, a tri-institutional Professor at the Memorial Sloan-Kettering Institute, the Rockefeller University, and Cornell University; Dr. Dan Littman, Professor of Molecular Immunology at NYU; Dr. Brett Finlay, Professor at the University of British Columbia; and Dr. Kenya Honda, Professor at the School of Medicine, Keio University. Drs. Honda and Rudensky demonstrated the role of the microbiota in inducing regulatory T cells and uncovered some of the molecular mediators, known as short chain fatty acids. • We identified and in-licensed intellectual property from Dr. Honda when he was at Tokyo University in November 2011 before his seminal work was published in the journals Science and Nature. Based on Dr. Honda’s work, we pioneered the concept of defined consortia of microbes to modulate the immune system or treat bacterial infections. We played a critical role in the initial product development, initial experiments and planning of key clinical studies, business development and fundraising, and a core PureTech team member who helped lead the identification and platform development is now the Chief Executive Officer of Vedanta. Patient need and market potential • Clostridioides Difficile Infection: The Centers for Disease Control and Prevention considers CDI one of the most urgent bacterial threats. C. difficile infections account for approximately 12,800 deaths each year in the United States alone and there are approximately 500,000 cases annually, of which 100,000 to 120,000 patients experience recurrence. Existing interventions include antibiotics such as vancomycin or metronidazole, which have the undesirable side effect of damaging the gut microbiome and leaving patients vulnerable to re-infection. An alternative intervention, fecal transplantation, is an experimental procedure which is exceedingly difficult to standardize and scale and is fraught with potential safety issues. • Inflammatory Bowel Disease: IBD is estimated to affect approximately three million people in the United States, and other autoimmune diseases affect over 20 million people in the United States. Many of the existing interventions are limited by toxicities and systemic immune suppression. • Allergies: Food allergies are a growing U.S. public health concern and have an estimated annual economic cost near $25 billion. Peanut allergies specifically affect an estimated 2.5 million people in the United States. Current treatment options primarily center around allergen avoidance. Desensitization regimens in development have limited efficacy, are risky, require treatment for life and may not be cost-effective. Vedanta’s therapeutic candidate, VE416, is being developed to safely induce permanent tolerance to food allergens including peanut allergy. • Immuno-Oncology: Despite profound survival improvements in some patients, checkpoint inhibitors targeting PD-1, PDL-1 and CTLA-4 are only effective in 20 to 30 percent of patients. Common tumor types where checkpoint inhibitors are utilized include lung, bladder, skin and renal cancers. Vedanta’s immuno-oncology therapeutic candidate, VE800, is designed to act in combination with approved checkpoint inhibitors and potentially other immunotherapies to safely improve their efficacy. Initial proposed indications include advanced and metastatic microsatellite stable, or MSS, colorectal cancers, which cause more than 46,000 deaths per year in the U.S., gastric cancers, which causes more than 11,000 deaths per year in the U.S., and melanoma, which causes more than 9,000 deaths per year in the U.S. • The Microbiome Field: Moving Beyond Fecal Transplants and Fractions − Unlike fecal transplants, which require use of donors and are untargeted, inherently variable procedures, Vedanta’s approach is based on bacterial consortia therapeutics, which are defined drug compositions produced from clonally isolated bacteria that can trigger targeted immune responses. Unlike single strain probiotics, defined consortia can robustly shift the composition of the gut microbiota and provide colonization resistance against a range of intestinal infectious pathogens. − Vedanta’s novel therapeutic candidates are administered as a lyophilized powder in a capsule dosage form, designed to have specific effects on the immune system, including restoring the balance of the microbiome in the gut to treat immune and infectious diseases and immunopotentiating responses to treat cancer. PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage

PureTech Health plc Annual report and accounts 2020 51 S tr a te g ic r e p o rt 4 Active INDs or the foreign regulatory equivalent on file for VE202, VE303, VE416 and VE800. Our board designees represent a majority of the members of the board of directors of Vedanta, but Vedanta has its own independent management team. Our role in the development of Vedanta’s therapeutic candidates is through our representation on its board of directors and our role as a majority shareholder. Vedanta is well-protected with a robust intellectual property portfolio. Vedanta was incorporated in December 2010. 5 >80,000 isolates obtained from >275 healthy donors from 4 continents, >3,000 WGS, extensively phenotyped. Milestones achieved and development status • VE303, Vedanta’s therapeutic candidate for the treatment of high-risk CDI, is being studied in a Phase 2 clinical trial in patients at high risk of rCDI. The trial was initiated in December 2018, and dose selection was based on the results from the Phase 1a/1b clinical trial in healthy volunteers, which showed that VE303 treatment resulted in rapid, durable, dose-dependent colonization and accelerated gut microbiota restoration after antibiotics. • In June 2020, Vedanta announced topline Phase 1 clinical data in healthy volunteers showed that VE202, Vedanta’s therapeutic candidate for IBD, was generally well-tolerated at all doses and demonstrated durable and dose-dependent colonization. The trial was conducted by Janssen Research & Development, LLC, and a more complete study dataset and analyses will be submitted to a peer-reviewed journal. Vedanta has regained full rights to the program and will owe Janssen single-digit royalty payments on net sales of a commercialized product. • In the January 2021 post-period, Vedanta announced a $25 million investment from Pfizer, as part of the Pfizer Breakthrough Growth Initiative. The proceeds will fund the Phase 2 clinical trial of VE202 in IBD. Vedanta will retain control of all its programs and has granted Pfizer a right of first negotiation on VE202. As part of the investment, Michael Vincent, M.D., Ph.D., Senior Vice President and Chief Scientific Officer, Inflammation & Immunology Research Unit at Pfizer, joined Vedanta’s Scientific Advisory Board. • VE416, Vedanta’s therapeutic candidate for food allergy, is being evaluated in a Phase 1/2 investigator sponsors trial at Mass General Hospital for patients 12 years of age or older with a history of peanut allergy. The first patient was enrolled in July 2019 and the trial will explore VE416 both as a monotherapy and in combination with an oral peanut immunotherapy. • VE800, Vedanta’s immuno-oncology therapeutic candidate, is being evaluated in a first-in-patient clinical trial with Bristol-Myers Squibb’s checkpoint inhibitor Opdivo® (nivolumab) in patients with selected types of advanced or metastatic cancer. The trial was initiated in December 2019. As part of the agreement with BMS, Vedanta will conduct the clinical trial and BMS will supply nivolumab. • Vedanta also has ongoing discovery efforts to expands its pipeline, including VE707. VE707 is Vedanta’s preclinical discovery program for the prevention of infection and reoccurrence of several multi-drug resistant organisms including carbapenem-resistant Enterobacteriaceae extended-spectrum beta lactamase producers and vancomycin-resistant Enterococci which are some of the most common hospital-acquired infections. Expected milestones • Topline results for the Phase 2 clinical trial of VE303 are anticipated in 2021. • Initiation of a Phase 2 study of VE202 in IBD is expected in 2021. • Topline results from first-in-patient clinical trial of VE800 are anticipated in 2021. • Topline data from the Phase 1/2 clinical trial of VE416 for food allergy are expected in 2022. From correlation to causation Field-leading platform for development of microbiome drugs 1 2 3 4 5 6 Interrogate human interventional data to generate hypothesis on which bacteria correlate with clinical response Establish microbiome role in driving physiological response in vivo, identify key taxa responsible Screen world’s largest microbiome library5 in proprietary assays to select strains with desired pharmacology Assemble, optimize customized consortia using computational tools, co-culture systems and animal model testing Manufacture cGMP- grade drug supplies at in-house, state-of- the-art facility Test defined consortia in humans to establish engraftment, safety and efficacy Correlation Role of bacterial strains in disease pathology Causation Vedanta’s pipeline Therapeutic Candidate3 Indication Discovery/ Preclinical Phase 1 Phase 2 Phase 3 Upcoming Milestone VE303 High-risk C. difficile (CDI) Phase 2 topline data readout 2021 VE416 Food allergy Phase 1/2 topline data readout 2022 VE202 Inflammatory bowel disease Phase 2 initiation 2021 VE800 Solid tumors First-in-patient topline data readout 2021 Phase in progress Phase completed PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage

52 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Founded Entity PureTech Ownership1 Therapeutic Candidate2,3 Indication Stage of Development Sonde4 44.6% Sonde One D for Mental Fitness Sonde One D for Respiratory Depressive symptoms detection and monitoring app Respiratory risk detection and monitoring app Product and Clinical Validation Commercial Release • Sonde is developing a voice-based technology platform to measure health when a person speaks. Sonde’s proprietary technology is designed to sense and analyze subtle changes in the voice to create a range of persistent brain, muscle and respiratory health measurements that provide a more complete picture of health in just seconds. • We believe Sonde’s Vocal Biomarker program has demonstrated the potential to screen and monitor for disease using information obtained from an individual’s voice on commonly-owned devices, such as smartphones and smart speakers, and it has the potential to fundamentally change the way mental and physical health is screened and monitored. Program discovery process by the PureTech team • We were interested in new ways to detect and quantify disease in a low- to no-burden manner that could allow for more proactive and potentially effective interventions. We selected vocal features as a leading source of health data for this purpose, particularly given the evolving technology landscape where voice interactions with devices are rapidly increasing, and identified and in-licensed proprietary technology from Thomas Quatieri, Ph.D., at MIT’s Lincoln Laboratory in May 2016. Pursuant to an exclusive license agreement with Dr. Quatieri, we paid an upfront fee and are obligated to pay annual license maintenance fees, both of which we deem immaterial. Pursuant to the agreement, we are also obligated to pay MIT a low single-digit running royalty of net sales of any commercialized product covered by the agreement and a mid-double-digit running royalty of net sales of any commercialized product of a party that we sublicense. MIT is also eligible to receive milestone payments upon the achievement of specified development, regulatory and commercial milestones up to $250,000. We developed additional, novel intellectual property around this concept and helped advance the technology from an academic concept to a commercially-focused technology. A core PureTech team member who played a critical role in founding Sonde is currently the Chief Operating Officer. Patient need and market potential • The lag between onset of disease and accurate diagnosis and beginning of treatment can be measured in years for many high- burden health conditions, including depression, AD, multiple sclerosis, Parkinson’s disease and cardiovascular and respiratory diseases, to name just a few. Depression alone affects approximately 17 million adults and research suggests nearly 30 percent of the adult population may be affected by depression during the COVID-19 pandemic in the United States. Near-continuous health information, powered by Sonde’s technology, has the potential to improve screening, monitoring and timeliness of treatment of high-cost conditions, broadly improving outcomes and care efficiency. • Development of effective therapies for CNS diseases and disorders is hampered by the high cost and inherent variability of these diseases and the reference diagnostic measures used to characterize them. Objective digital tools that can augment, and perhaps one day replace, the current clinical endpoints with novel measures that can be quantified with more meaningful accuracy and less burden can improve patient enrollment and drug development for a range of important conditions. Milestones achieved and development status • Sonde has collected over one million voice samples from over 80,000 subjects as a part of the ongoing validation of its platform, and it has also initiated research and development to expand its proprietary technology into AD, respiratory and cardiovascular disease, as well as other health and wellness conditions, including mental health. Sonde is collaborating with the University of New South Wales and Black Dog Institute in Australia to create the first mobile device-based automatic assessment of depression from acoustic speech and has entered into collaborative partnerships with leading institutions, including UMass Memorial Medical Center, Yale University, Partners Massachusetts General Hospital and multiple other ex-U.S. hospitals, clinics and academic medicine centers. • In July 2020, Sonde launched Sonde One for Respiratory, a new voice-enabled health detection and monitoring app, to potentially help employers improve employee safety, meet government mandates and satisfy their own administrative needs as they reopen office doors in a COVID-19 environment. Leveraging the company’s advanced vocal biomarker platform and machine learning technology, Sonde One combines 6-second voice analysis, CDC-informed COVID-19 questionnaire and body temperature reporting in one app and is designed to give employees clear instructions about where they can work within one minute. Sonde has partnered with 12 enterprise companies in the U.S. and India including corporate wellness solutions provider Wellworks for You to bring the health screening tool to market, SHI International, a 5,000-person global provider of technology products and services and Portea Medical, India’s largest home health company. The company began implementing the Sonde One for Respiratory app in August, as it has the potential to help employers bring employees back to the workplace. Sonde One A voice-enabled health detection and monitoring app that leverages Sonde’s advanced vocal biomarker platform and machine learning technology. • In August 2020, Sonde acquired NeuroLex Labs, a leading voice-enabled survey and data acquisition platform. As part of the agreement, Jim Schwoebel, the Chief Executive Officer of NeuroLex, has joined Sonde’s leadership team as Vice President, Data and Research. The transaction did not involve any financial participation from PureTech. 1 As of December 31, 2020, PureTech’s percentage ownership of Sonde was approximately 44.6 percent on a diluted basis. This calculation includes outstanding shares, options, and warrants, but excludes unallocated shares authorized to be issued pursuant to equity incentive plans. 2 The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). 3 These therapeutic candidates are regulated as devices and their development has been approximately equated to phases of clinical development. Candidates are investigational and have not been cleared by the FDA for use in the United States. 4 Sonde has obtained IRB approval independently or in collaboration with partner institutions that covers all past and ongoing human data collection for research in the United States and abroad. We have two board designees on the board of directors of Sonde, but Sonde has its own independent management team. Our role in the development of Sonde’s therapeutic candidates is through our representation on its board of directors and our role as a majority shareholder. Sonde is well-protected with a robust intellectual property portfolio. Sonde was incorporated in February 2015. PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage

PureTech Health plc Annual report and accounts 2020 53 S tr a te g ic r e p o rt PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage The vocal biomarker platform for health and wellness, population health, corporate wellness, telehealth and remote monitoring services 1 2 3 4 Capture seconds of speech on your app via Sonde’s API Sonde analyzes voice samples and provides score Outline tasks/resources for your users to maintain their health Sonde’s health tracker provides trending data Milestones achieved and development status (continued) • In November 2020, Sonde announced the launch of a new Developer Portal that provides organizations with access to Sonde’s advanced vocal biomarker-based health check technology. As part of the launch, Sonde has introduced a new self-serve API and documentation to allow developers to quickly, easily and autonomously integrate Sonde’s voice-enabled respiratory symptoms checker into their own iOS and Android mobile applications. • Sonde is also creating the first mobile app-based mental health fitness tracker, Sonde One for Mental Fitness, a new voice-enabled health detection and monitoring app, to potentially help consumers, employers and payors improve engagement in services to address employee and patient behavioral health needs. Leveraging the company’s advanced vocal biomarker platform and machine learning technology, Sonde One for Mental Fitness will also combine 30 seconds of voice analysis with validated self-report questions in one app and is designed to give users a timely indication of how important measures of mental health and symptoms may be changing. Expected milestones • Sonde expects to scale revenue and expand outside of respiratory. • Sonde has ongoing discovery efforts to expand its pipeline. Sonde’s pipeline Therapeutic Candidate3 Health Condition In Development Product and Clinical Validation Commercial Release Sonde App Sonde One for Mental Fitness Depressive symptoms detection and monitoring app Sonde One for Respiratory Respiratory symptoms detection and monitoring app Sonde API Platform Respiratory Symptoms API Respiratory symptoms detection and monitoring Depressive Symptoms API Depressive symptoms detection and monitoring Phase in progress Phase completed

54 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt 1 As of December 31, 2020, PureTech’s percentage ownership of Alivio was approximately 78.0 percent on a diluted basis. This calculation includes outstanding shares, options, and warrants, but excludes unallocated shares authorized to be issued pursuant to equity incentive plans. 2 The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). 3 Therapeutic candidates are investigational and have not been cleared by the FDA for use in the United States. 4 A majority of the board of directors of Alivio are PureTech employees. These PureTech employees actively manage the day-to-day business activities of Alivio and together with Alivio’s Chief Executive Officer and the board of directors of Alivio, which is controlled by PureTech, direct the strategy and decision making in connection with the clinical and regulatory development of Alivio’s therapeutic candidates. As a result, we exert substantial control over the clinical and regulatory development of Alivio’s therapeutic candidates. Additionally, Alivio’s lab and office space is shared with our lab and office space. Alivio is well-protected with a robust intellectual property portfolio. Alivio was incorporated in December 2015. 5 ALV-107 preclinical development until its IND filing was supported, in part, by a $3.3 million grant from the U.S. Department of Defense and in collaboration with Purdue Pharma LP (Imbrium Therapeutics). 6 ALV-304 preclinical research and development activities will be supported, in part, by a $3.3 million grant from the U.S. Department of Defense. Founded Entity PureTech Ownership1 Therapeutic Candidate2,3 Indication Stage of Development Alivio4 78.0% ALV-107 P ALV-304 P ALV-306 P IC/BPS IBD Chronic pouchitis Preclinical Preclinical Preclinical • Alivio is pioneering inflammation-targeted disease immunomodulation, which involves selectively restoring immune homeostasis at inflamed sites in the body, while having minimal impact on the rest of the body’s immune system, as a novel strategy to treat a range of chronic and acute inflammatory disorders. This long sought-after approach has the potential to broadly enable new medicines to treat a range of chronic and acute inflammatory disorders, including enabling the use of drugs which were previously limited by issues of systemic toxicity or PK. To achieve the vision of selective immunomodulation, Alivio is advancing a proprietary platform centered on a class of self-assembling therapies that selectively bind to inflamed tissue. Alivio’s platform has been validated in multiple labs using a range of animal models and indications and the work has been published in six journal articles in peer-reviewed journals. The platform is able to entrap a wide array of APIs, including small molecules, biologics and nucleic acids. By selectively targeting API pharmacology to inflamed tissue, Alivio is developing therapeutic candidates that are designed to selectively treat autoimmune disease without having related systemic toxicities. Alivio’s pipeline includes candidates for IBD, chronic pouchitis and IC/BPS. Alivio is pioneering targeted disease immunomodulation Alivio approach Structured medicines with new composition of matter Inflammation-targeting Selective binding to inflamed tissue over healthy tissue to localize effects Inflammation-responsive Inflammation Drug release Responsive release by inflammatory enzymes Program discovery process by the PureTech team • A key challenge in new drug development for autoimmune and inflammatory disease is that attractive drug targets are frequently expressed in both diseased and normal tissue. Consequently, we were interested in identifying ways to address autoimmune disease in a targeted manner. We were inspired by a key observation, which is that pathologic inflammation frequently manifests at specific sites in tissues and organs and is driven by dysfunctional immune signaling. However, traditional approaches act to broadly suppress the immune system throughout the body. This mismatch substantially limits the potential targets that can be pursued and frequently results in narrow therapeutic windows. We worked with leading immunology experts and identified and in-licensed a technology created by Alivio’s Co-Founder Jeffrey Karp, Ph.D., Professor of Medicine at Harvard Medical School and Brigham and Women’s Hospital, and Robert Langer, Sc.D., David H Koch Institute Professor at MIT, that was centered around this unique inflammation- targeting and inflammation-responsive platform in May 2016. In addition to repeating key academic work and developing therapeutic candidates, Alivio continues to move those therapeutic candidates into the clinic while we oversee business development. Patient need and market potential • Results in preclinical models suggest the Alivio technology could be applied to diseases such as IBD, chronic pouchitis, inflammatory arthritis, organ transplantation and IC/BPS. These diseases collectively impact tens of millions of patients in the United States alone and have limited treatment options. IC/BPS is a chronic bladder condition that consists of discomfort or pain in the bladder or surrounding pelvic region and is often associated with frequent urination. It is estimated to affect four million to 12 million people in the United States. Current treatments fail to control pain in many patients. Chronic pouchitis is estimated to affect between 20,000 and 44,000 people in the United States. IBD is estimated to affect approximately three million people in the United States. Milestones achieved and development status • In December 2018, Alivio entered into a research collaboration, option and license agreement with Imbrium Therapeutics L.P., an entity affiliated with Purdue Pharma LP, or Purdue, to advance Alivio’s therapeutic candidate, ALV-107, designed to be a potential non- opioid for IC/BPS through clinical development and commercialization. Under the terms of the agreement, Alivio is eligible to receive up to $14.8 million in upfront and near-term license option exercise payments and is eligible to receive low single digit to low teens royalties in tiers on product sales and over $260.0 million in research and development milestones. Imbrium does not currently have any ownership interest in ALV-107, but does have an option to exercise for rights to develop ALV-107 under the agreement. Imbrium also has an option to collaborate on a limited number of additional compounds utilizing Alivio’s inflammation-targeting technology, as well as an option to invest in Alivio’s next equity financing. We are continuing to monitor the impact, if any, of the announced Chapter 11 bankruptcy by Purdue on this collaboration agreement. Expected milestones • Alivio expects an IND filing for ALV-107 for IC/BPS in 2021 and an IND for ALV-304 for IBD in 2023. • Alivio is also evaluating the potential application of its proprietary platform to enable the oral administration of biologics in additional indications. Alivio also has ongoing discovery efforts to expand its pipeline. Alivio’s pipeline Therapeutic Candidate3 Indication Discovery/ Preclinical Phase 1 Phase 2 Phase 3 Upcoming Milestone Platform ALV-1075 Inflammation-targeting lidocaine (intravesical) Interstitial cystitis/ bladder pain syndrome IND 2021 Internal GI programs ALV-3046 Inflammation-targeting tacrolimus (oral) IBD (Ulcerative colitis and Crohn’s disease) IND 2023 ALV-306 Inflammation-targeting tacrolimus (local) Chronic pouchitis Phase in progress Phase completed PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage

PureTech Health plc Annual report and accounts 2020 55 S tr a te g ic r e p o rt 1 As of December 31, 2020, PureTech’s percentage ownership of Entrega was approximately 72.9 percent on a diluted basis. This calculation includes outstanding shares, options, and warrants, but excludes unallocated shares authorized to be issued pursuant to equity incentive plans. 2 The management team of Entrega consists of PureTech employees, and a majority of the board of directors are PureTech designees. These PureTech employees actively manage the day-to-day business activities of Entrega and together with the board of directors of Entrega, which is controlled by PureTech, direct the strategy and decision making in connection with the clinical and regulatory development of Entrega’s therapeutic candidates. As a result, we exert substantial control over the clinical and regulatory development of Entrega’s therapeutic candidates. Additionally, Entrega’s lab and office space is shared with our lab and office space. Entrega is well-protected with a robust intellectual property portfolio. Entrega was incorporated in December 2010. Founded Entity PureTech Ownership1 Description Stage of Development Entrega2 72.9% Engineering hydrogels to enable the oral administration of biologics Continued advancement of the platform • Entrega is focused on the oral administration of biologics, vaccines and other drugs that are otherwise not efficiently absorbed when taken orally. The vast majority of biologic drugs, including peptides, proteins and other macromolecules, are currently administered by injection, which can present challenges for healthcare administration and compliance with treatment regimes. Entrega believes oral administration thus represents an ideal administration approach for this increasingly large class of therapies reshaping many areas of medicine, including the treatment of diabetes. • Entrega’s technology platform is an innovative approach to oral administration which uses a proprietary, customizable hydrogel dosage form to control local fluid microenvironments in the GI tract in an effort to both enhance absorption and reduce the variability of drug exposure. Program discovery process by the PureTech team • We were interested in enabling the oral administration of biologics, which has been a long-standing problem in drug development. We engaged with leading experts in drug administration, including Robert Langer, Sc.D., and screened over 100 technologies and the initial platform was licensed from Samir Mitragotri, Ph.D., when he was Professor of Chemical Engineering at UC Santa Barbara (currently Hiller Professor of Bioengineering and Hansjorg Wyss Professor of Biologically Inspired Engineering at Harvard University). We later enhanced this platform with intellectual property developed by our team. • Other scientific and business advisors include Colin Gardner, Ph.D., former Chief Scientific Officer of Transform Pharmaceuticals, former Senior Vice President of Research and Site Head at Johnson & Johnson and formerly Vice President of Pharmaceutical R&D at Merck & Co., Inc., or Merck, Rodney Pearlman, Ph.D., formerly Chief Executive Officer of Nuon Therapeutics, President and Chief Executive Officer of Saegis Pharmaceuticals and Director of Pharmaceutical R&D at Genentech, Robert Armstrong, Ph.D., Co- Founder and Chief Executive Officer of Boston Pharmaceuticals and Mr. Howie Rosen, former President of ALZA. Milestones achieved and development status • To validate its technology, Entrega generated POC preclinical data demonstrating administration of therapeutic peptides into the bloodstream of large animals. Entrega received $5 million in equity and research funding from Eli Lilly to investigate the application of its peptide administration technology to certain Eli Lilly therapeutic candidates. In 2020, the partnership was extended into 2021. Expected milestones • Entrega has ongoing discovery efforts to expand its pipeline. PureTech’s Founded Entities — continued Founded Entities in which PureTech has a Controlling Interest or the Right to Receive Royalties, in Order of Development Stage

56 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt Founded Entity PureTech Ownership1 Therapeutic Candidate2,3 Indication Stage of Development Akili4 33.7% EndeavorRx™5 (AKL-T01) D Cognitive dysfunction in depression D Cognitive dysfunction in multiple sclerosis D Autism spectrum disorder D Post-COVID cognitive dysfunction D ADHD Major depressive disorder Multiple sclerosis Autism spectrum disorder COVID brain fog Scaled commercial launch Discovery and research Discovery and research Discovery and research Discovery and research • Akili is a leading digital therapeutics company, combining scientific and clinical rigor with the ingenuity of the tech industry while pursuing the goal of changing how medicine is developed, delivered and experienced. Akili is pioneering the development of treatments designed to have direct therapeutic activity, delivered not through a traditional pill but via a high-quality video game experience. Akili is evaluating a number of technologies and potential new digital medicines designed to target neural systems to improve associated cognitive functions. • Akili’s EndeavorRx treatment is based on a patented technology that is designed to deploy sensory and motor stimuli that target and activate the neurological systems known to play a key role in certain cognitive functions, including attentional control. Akili’s approach aims to improve cognitive impairment and related symptoms through improving neural processing at the functional neurological level. The treatment is delivered through an immersive video game, resulting in non-invasive, patient-friendly medicine that can be used at home. • By combining high-quality neurological and clinical science, and consumer-grade entertainment, Akili is seeking to produce a new type of medical product that can potentially offer safe, effective, scalable and personalized treatments for patients across a range of neuropsychiatric conditions and allow patients to experience medicine in a new way. Program discovery process by the PureTech team • We were interested in identifying novel approaches to measure and improve cognition in a safe and non-invasive manner. We engaged with leading neuroscientists and clinicians who had been studying the effects of video games on cognition and the underlying neural processes accessible by sensory stimulation, and we identified and in-licensed from the University of California, San Francisco, or UCSF, the intellectual property invented by Dr. Adam Gazzaley, M.D., Ph.D., Professor of Neurology, Psychiatry and Physiology at UCSF and the inventor of the SSME platform technology, in October 2013 before his work was published as a cover story in the journal Nature. We then collaborated with Dr. Gazzaley to translate the underlying academic device into a medical intervention, including overseeing the initial product development and design and the implementation of the initial POC studies. We helped to build development and commercial teams and raise funds. One of the core PureTech team members who helped lead the identification and platform development is now the Chief Executive Officer of Akili. • Akili’s FDA-cleared product, EndeavorRx™, is based on a platform technology exclusively licensed from UCSF. The proprietary platform targets cognitive interference processing while also adapting difficulty automatically in real-time, allowing individuals of wide-ranging ability levels to interact with the product in their homes without the need for physician calibration or additional hardware. Dr. Gazzaley currently serves as the Chief Scientific Advisor and a board member of Akili. Daphne Bavelier, Ph.D., Associate Professor in the Department of Brain and Cognitive Sciences at the University of Rochester and at the University of Geneva, is a co-founding scientific advisor. Patient need and market potential • Cognitive dysfunction is a key feature of many neuropsychiatric disorders, including ADHD, ASD, MS, major depressive disorder, or MDD, mild cognitive impairment, or MCI, traumatic brain injury, or TBI, and AD. The treatment of the cognitive dysfunction associated with these conditions is only partially served, or not served at all, by currently available medications or by in-person behavioral therapy. There are approximately 6.4 million pediatric ADHD patients in the United States and this market – and other markets where Akili’s cognitive dysfunction targeting products may address the cognitive dysfunction associated with neuropsychiatric disorders – represent significant potential opportunities for the company. • Evidence is mounting on long-term neurological and cognitive symptoms that can persist in some COVID-19 patients after initial diagnosis, even after the virus is no longer detected in the body. A study published in Neuropsychopharmacology led by Drs. Abhishek Jaywant and Faith Gunning at Weill Cornell Medicine and NewYork-Presbyterian found that difficulties in attention, multitasking, and processing speed were common in hospitalized patients recovering from COVID-196. Of the patients in their study, 81 percent exhibited some degree of cognitive impairment6. Recent research also shows these cognitive impairments may persist posthospitalization and commonly occur in “post-COVID long haulers” or “long COVID” patients. These impairments can have a significant impact on survivors’ daily functioning and quality of life, impacting the ability of most COVID-19 long haulers to work for six months or more according to a recent study7. Milestones achieved and development status • In June 2020, Akili announced that the FDA has granted clearance to market EndeavorRx as a prescription treatment for improving attention function in children with ADHD. Delivered through a captivating video game experience, EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue5. • The FDA clearance followed the April 2020 announcement that ENDEAVOR™ would be available for use for a limited time by children with ADHD and their families in response to new guidance from the FDA recognizing the need for access to certain low-risk clinically-validated digital health devices for psychiatric conditions, including ADHD, during the COVID-19 pandemic. • Also in June 2020, Akili announced that it had received approval to market EndeavorRx in Europe. Akili received a CE Mark certification for EndeavorRx as a prescription-only digital therapeutic intended for the treatment of attention and inhibitory control deficits in pediatric patients with ADHD. The CE Mark approval enables the future marketing of EndeavorRx in European Economic Area member countries. • Akili’s EndeavorRx was evaluated in a multi-center, randomized, blinded, controlled pivotal study in 348 pediatric ADHD patients. In this study, AKL-T01 achieved its primary endpoint, showing a statistically significant change in the Attention Performance Index, a composite score of attention from the Test of Variables of Attention, or T.O.V.A.®, compared to an expectancy matched digital control (p=0.006). There were no SAEs or discontinuations. Of participants using EndeavorRx, 9.2 percent experienced TRAEs which were mild and included frustration (2.8 percent) and headache (1.7 percent). Mean patient compliance with AKL-T01 was 83 percent of instructed use. Subjective secondary outcome measures, including the ADHD Rating Scale and the Impairment Rating Scale, showed statistically significant improvements in both the treatment and control groups and there was no statistically significant separation on those measures between groups. • In the April 2021 post-period, Akili announced collaborations with Weill Cornell Medicine, NewYork-Presbyterian Hospital and Vanderbilt University Medical Center to evaluate Akili digital therapeutic AKL-T01 as a treatment for patients with cognitive dysfunction following COVID-19 (also known as “COVID brain fog”). Under each collaboration, Akili will work with research teams at each institution to conduct two separate randomized, controlled clinical studies evaluating AKL-T01’s ability to target and improve cognitive functioning in COVID-19 survivors who have exhibited a deficit in cognition. • In January 2020, Akili announced that its STARS Adjunct trial achieved its primary endpoint evaluating the effects of EndeavorRx in children with ADHD when used with and without stimulant medication. The study achieved its predefined primary efficacy outcome, demonstrating a statistically significant improvement in the ADHD IRS from baseline after one month of treatment (p<0.001) in both children taking stimulant medications and in those not taking stimulants. In the March 2021 post-period, Nature Digital Medicine published the full results from the STARS Adjunct trial. • In March 2019, Akili entered into a strategic partnership with Shionogi for the development and commercialization of AKL-T01 (in development for children with ADHD) and AKL-T02 (in development for children with ASD) in Japan and Taiwan. Under the terms of the agreement, Akili will build and own the platform technology and received upfront payments totaling $20 million with potential milestone payments for Japan and Taiwan commercialization of up to an additional $105 million in addition to royalties. Akili and Shionogi have initiated a clinical study in preparation for a regulatory submission in Japan. PureTech’s Founded Entities — continued 1 As of December 31, 2020, PureTech’s percentage ownership of Akili was approximately 33.7 percent on a diluted basis. This calculation includes outstanding shares, options, and warrants, but excludes unallocated shares authorized to be issued pursuant to equity incentive plans. 2 The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). 3 These therapeutic candidates are regulated as devices and their development has been approximately equated to phases of clinical development. With the exception of EndeavorRx, candidates are investigational and have not been cleared by the FDA for use in the United States. Founded Entities in which PureTech has an Equity Interest, in Order of Development Stage

PureTech Health plc Annual report and accounts 2020 57 S tr a te g ic r e p o rt 4 Multiple IRBs have determined AKL-T01 to be a non-significant risk device. Akili has obtained IRB approval independently or in collaboration with independent clinical research institutions for all past and ongoing human data collection for clinical research in the United States. We do not control the clinical or regulatory development of Akili’s product candidates. We do not have a direct interest in Akili’s therapeutic or therapeutic candidates. Our interest in Akili’s therapeutic and therapeutic candidates is limited to our equity interest in Akili and any potential appreciation in the value of such equity interest, and we do not control the clinical or regulatory development of Akili’s therapeutic candidates. Akili is well-protected with a robust intellectual property portfolio. Akili was incorporated in February 2012. 5 EndeavorRx is indicated to improve attention function as measured by computer-based testing in children ages 8-12 years old with primarily inattentive or combined-type ADHD, who have a demonstrated attention issue. Patients who engage with EndeavorRx demonstrate improvements in a digitally assessed measure Test of Variables of Attention (TOVA) of sustained and selective attention and may not display benefits in typical behavioral symptoms, such as hyperactivity. EndeavorRx should be considered for use as part of a therapeutic program that may include clinician-directed therapy, medication, and/or educational programs, which further address symptoms of the disorder. EndeavorRx is available by prescription only. It is not intended to be used as a stand-alone therapeutic and is not a substitution for a child’s medication. 6 Jaywant et al. Neuropsychopharmacol. (2021). 7 David et al. Preprint. (2020). PureTech’s Founded Entities — continued Milestones achieved and development status (continued) • In December 2019, Akili presented results from a trial of AKL-T03 as a potential treatment for cognitive impairments adjunct to anti- depressant medication in adults with MDD. In the trial, AKL-T03 demonstrated a statistically significant improvement in sustained attention compared to control. AKL-T03 is designed to improve specific cognitive functions and may play a complementary role to antidepressants in the holistic treatment of MDD. • Akili is leveraging new digital platforms for its digital therapeutic products to enable launch in a variety of models. The company is offering AkiliCare™, integrated components that enable streamlined patient service, data processing and distribution functions in its initial product launch to allow flexibility, learning and iteration as it continues to invest in the delivery of digital therapeutic solutions to the market. Expected milestones • Scaled approach to commercial launch of EndeavorRx in 2021. • With a near-term focus on launching the EndeavorRx prescription treatment in the U.S. first, Akili is exploring expansion opportunities in Europe as part of its global strategy. Akili’s core technologies Proprietary mechanics designed to activate key neurological processing systems SSME™ Selective Stimulus Management Engine Cognitive control, attention, processing speed SNAV™ Spatial Navigation Engine Spacial navigation, episodic memory BBT™ Body Brain Trainer Attention, goal management, working memory Akili’s pipeline Commercial Path3 Research Development Commercial SSME Engine Pediatric ADHD 8-12 yrs (U.S.) Pediatric ADHD (EU) Pediatric ADHD (Japan) Pediatric ADHD 13-17 yrs Adult ADHD 18+ yrs Discovery and Research SSME Engine Cognitive Dysfunction in Depression (MDD) Cognitive Dysfunction in Multiple Sclerosis (MS) Autism Spectrum Disorder (ASD) Post-COVID Cognitive Dysfunction (COVID Brain Fog) Cognitive Assessment: Attention and Speed of Processing rapid test BBT Engine BBT (Body/Brain Trainer): Attention/Working Memory SNAV Engine SNAV (Spatial Navigation): Episodic Memory Discovery: Early scientific and product discovery for the technology Research: Early scientific and clinical research for the technology Development: Product and clinical development supporting defined regulatory pathway Commercial: Product available for commercialization Founded Entities in which PureTech has an Equity Interest, in Order of Development Stage

58 PureTech Health plc Annual report and accounts 2020 S tr a te g ic r e p o rt 1 As of February 9, 2021, PureTech’s percentage ownership of Vor was approximately 8.6 percent on an outstanding voting share basis. This calculation includes outstanding shares, options, and warrants, but excludes unallocated shares authorized to be issued pursuant to equity incentive plans. 2 The letters next to the therapeutic candidates denote whether the therapeutic candidate is a pharmaceutical product (P), biologic (B) or device (D). 3 Therapeutic candidates are investigational and have not been cleared by the FDA for use in the United States. 4 Vor has an active IND on file with the FDA for VOR33 and an active IND is on file for VCAR33. PureTech does not have a direct interest in Vor’s therapeutic candidates or its proprietary platform. PureTech’s interest in Vor’s therapeutic candidates and proprietary platforms is limited to its non-controlling equity interest in Vor and any potential appreciation in the value of such equity interest and PureTech does not control the clinical or regulatory development of Vor’s therapeutic candidates. Vor is well-protected with a robust intellectual property portfolio. Vor was incorporated in December 2015. Founded Entity PureTech Ownership1 Therapeutic Candidate2,3 Indication Stage of Development Vor4 8.6% VOR33 B (CD33) VCAR33 B Acute myeloid leukemia Myelodysplastic syndromes, myeloproliferative neoplasms Bridge-to-transplant AML Phase 1/2a Ready Preclinical Phase 1/2 • Vor is a clinical-stage cell therapy company that combines a novel patient engineering approach with targeted therapies to provide a single company solution for patients suffering from hematological malignancies. The only way for many of these patients to achieve durable remission or a cure is through hematopoietic stem cell transplant, or HSCT. Despite this, approximately 40 percent of AML patients relapse following such transplant and face a prognosis with a two-year survival rate of less than 20 percent. Targeted therapies are an effective treatment for many patients in transplant settings who relapse, though they are limited by toxicities resulting from the expression of the surface targets on healthy cells, including these new transplanted cells, which is referred to as on-target toxicity. Changing the traditional tumor target paradigm Vor treatment approach HSCs matched from healthy donor Genome engineering removes surface targets (eg: CD33, CD123, CLL-1) Patient receiving Vor eHSC transplant Engineered patient with engrafted Vor eHSCs Companion therapeutics Treatment-resistant marrow unlocking the potential of companion therapeutics • Vor’s proprietary platform leverages its expertise in HSC biology and genome engineering to remove surface targets expressed by cancer cells by genetically modifying HSCs. By removing these targets, Vor makes these HSCs and their progeny treatment resistant to targeted therapies and enables these treatments to selectively destroy cancerous cells while sparing healthy cells. As a result, Vor’s engineered HSCs, or eHSCs, are designed to limit the on-target toxicities associated with these targeted therapies, or companion therapeutics, thereby enhancing their utility and broadening their applicability. • Vor’s platform and expertise allow it to advance its goal of replacing the patient’s HSCs with next-generation, treatment-resistant eHSCs that unlock the potential of highly-potent targeted therapies. Program discovery process by the PureTech team • We were interested in approaches to treat hematological malignancies that currently have poor response rates or poor adverse event profiles despite recent advances in cell therapies and targeted therapies. We engaged leading hematological cancer specialists and we became aware of work from the laboratory of Vor Scientific Board Chair Siddhartha Mukherjee, M.D., Ph.D., Assistant Professor of Medicine at Columbia University and Pulitzer Prize-winning author of The Emperor of All Maladies: A Biography of Cancer. Dr. Mukherjee pioneered the idea of genetically engineering stem cells to eliminate a particular target such that healthy stem cells and progeny cells would be spared from targeted cancer therapy. We worked with Dr. Mukherjee on this intellectual property, which Vor exclusively in-licensed from Columbia in April 2016, and on advancing this concept through critical POC experiments. With our support, Vor secured additional intellectual property rights (both in-licensed from Columbia and owned by Vor), assembled an excellent research team and completed a round of fundraising. • In July 2019, Bill Lundberg, M.D., was appointed to Vor’s Board of Directors. In August 2019, Robert Ang, MBBS, MBA, was appointed President and Chief Executive Officer of Vor. In May 2020, Vor announced the appointment of Nathan Jorgensen, Ph.D., as Chief Financial Officer. In July 2020, Vor announced the closing of a $110 million Series B financing and the appointments of Daniella Beckman and David Lubner to its Board of Directors and Christopher Slapak, M.D., as Chief Medical Officer. In August 2020, Vor announced the appointment of John King as Chief Commercial Officer, and in October 2020 Vor announced the appointment of Matthew Patterson to its Board of Directors. Patient need and market potential • The prognosis for relapsed and refractory blood-borne malignancies is very poor and can be measured in a few months, depending on patient-specific risk factors. There are an estimated 42,500 new diagnoses of AML each year in the United States, Europe and Japan. The median five-year survival rate for patients with AML is less than 30 percent, but there are significant differences in prognosis depending on several factors, including the age of the patient at diagnosis. • Targeted therapies, such as CAR-T cells and bispecific antibodies, antibody-drug conjugates and conventional mAbs, have shown clinical activity, particularly in patients with certain hematologic malignancies expressing B cell markers. However, these targeted therapies frequently target both cancer and normal cells, causing substantial toxicities and limiting their potential. There is a need for new strategies that can enable selectively targeting cancer cells with limited impact on a patient’s normal cells. Milestones achieved and development status • VOR33 is Vor’s eHSC therapeutic candidate designed to transform the standard of care in AML and potentially other myeloid malignancies. To create VOR33, Vor genetically modifies donor HSCs in order to remove the CD33 surface target that is highly expressed in most AML cells. In preclinical studies, Vor observed that the removal of CD33 had no deleterious effects on the differentiation or function of hematopoietic cells, but it provided robust protection of the healthy donor HSCs from the cytotoxic effects of CD33-directed companion therapeutics. Vor intends to develop VOR33 as an HSC transplant therapeutic candidate to replace the standard of care in transplant settings. Once the VOR33 cells have engrafted, patients can potentially be treated with anti-CD33 therapies, such as Mylotarg or a CAR-T therapy therapeutic candidate, with limited on-target toxicity. The combination of VOR33 and CD33-directed therapies has the potential to lead to durable anti-tumor activity. • In the February 2021 post-period, Vor announced the successful closing of its initial public offering of common stock on the Nasdaq Global Market under the symbol “VOR.” The aggregate gross proceeds to Vor from the offering, before deducting the underwriting discounts and commissions and other offering expenses payable by Vor, were approximately $203.4 million. Traditional paradigm Vor paradigm Cancer cell target expression Cancer cell target expression Healthy cell target expression Healthy cell target expression On-target toxicity PureTech’s Founded Entities — continued Founded Entities in which PureTech has an Equity Interest, in Order of Development Stage

PureTech Health plc Annual report and accounts 2020 59 S tr a te g ic r e p o rt PureTech’s Founded Entities — continued Founded Entities in which PureTech has an Equity Interest, in Order of Development Stage In the February 2021 post-period, Vor announced the successful closing of its initial public offering of common stock on the Nasdaq Global Market under the symbol “VOR” Milestones achieved and development status (continued) • In the January 2021 post-period, Vor announced that the FDA had accepted the company’s IND application for VOR33. • In November 2020, Vor announced an exclusive licensing agreement with the NCI, part of the NIH, for intellectual property related to a clinical-stage anti-CD33 CAR-T therapy candidate, VCAR33. VCAR33 is a CD33-directed CAR-T therapy that Vor intends to initially develop as a bridge-to-transplant monotherapy for relapsed/refractory AML where patients have failed prior lines of therapy and need further treatment to achieve morphologic remission and, if possible, subsequent HSCT. VCAR33 is currently being evaluated in a multi-site, investigator-initiated Phase 1/2 clinical trial in young adult and pediatric patients with relapsed/refractory AML sponsored and overseen by the National Marrow Donor Program, or NMDP. If this trial is successful, Vor expects to continue development of VCAR33 both as a monotherapy treatment for relapsed/refractory AML in the bridge-to-transplant setting and in combination with VOR33 as part of the VOR33/VCAR33 Treatment System in the post-HSCT setting. • Vor intends to investigate the VOR33/VCAR33 Treatment System, entailing VOR33 eHSC therapy followed by VCAR33 as a companion therapeutic, initially for transplant-eligible patients suffering from AML. Vor believes VCAR33 could be a potent anticancer therapy that, when combined with VOR33, could help obviate severe on-target myeloablative toxicities and unlock the efficacy potential of VCAR33. • Leveraging its proprietary platform, Vor has identified additional surface targets as well as multiple genome engineering approaches. Additionally, Vor is conducting ongoing discovery efforts on undisclosed targets for non-myeloid malignancies. PureTech does not control the clinical or regulatory development of Vor’s therapeutic candidates. Expected milestones • Vor plans to enroll the first patient in a Phase 1/2a clinical trial for VOR33 in the second quarter of 2021. Vor expects initial human engraftment and protection data from this trial to be reported in late 2021 or in the first half of 2022. • Vor expects initial monotherapy clinical proof-of-concept data for VCAR33 in 2022, depending on investigator’s timing of data release. • Vor expects to submit an IND with the FDA for the VOR33/VCAR33 Treatment System in the second half of 2022, following data from its first-in-human trial evaluating VOR33 and the NMDP-sponsored Phase 1/2 clinical trial studying the VCAR33 construct. Vor’s pipeline Programs3 Indication Discovery/ Preclinical Phase 1 Phase 2 Phase 3 Upcoming Milestone VOR33 (CD33) Acute myeloid leukemia FPI Phase 1/2a Q2 2021 Myelodysplastic syndromes, myeloproliferative neoplasms VCAR33 Bridge-to-transplant AML Phase 1 data readout 2022 VOR33/VCAR33 (Treatment System) Acute myeloid leukemia IND filing H2 2022 following initial VOR33 and NMDP clinical data5 Phase in progress Phase completed 5 The VCAR33 construct is being studied in a Phase 1/2 clinical trial sponsored by the NMDP, and the timing of the data release is dependent on the investigators conducting the trial.

E S G 60 PureTech Health plc Annual report and accounts 2020 For PureTech, Environmental, Social and Governance (ESG) means building a sustainable business so that we can deliver on our mission to treat patients with underserved diseases. It is also our employees and stakeholders who make our mission possible. Our approach to ESG focuses on three areas: Patients, People and Planet. Additionally, we recognize the importance of good governance in delivering ESG outcomes. We are increasing our level of reporting and transparency around ESG as we build a stronger and more sustainable organization. This ESG Report contains disclosure of ESG metrics that are relevant to PureTech’s business strategy and were evaluated by PureTech’s ESG committee. The information in this section will serve as a benchmark for future targets and strategies that will be used to track PureTech’s performance on key areas over time. This ESG Report generally includes data only for the PureTech level; however, in accordance with new UK rules contained in the Companies Act covering the reporting of energy and emissions data, PureTech reports emissions data on a consolidated basis for the Group (as defined in Note 1 to the financial statements). Unless otherwise noted, this ESG Report outlines our ESG performance for the period January 1, 2020 through December 31, 2020. 2020 ESG Highlights At PureTech, our goal is to make a difference in human health by tackling problems in innovative ways to develop new classes of medicines for serious and underserved diseases. We achieve this by identifying and advancing highly innovative therapeutic candidates, either through our Wholly Owned Pipeline or through the talented teams we help build at our Founded Entities. ESG Report: Our Approach to ESG and Sustainable Business 1 Source: Hampton-Alexander Review FTSE Women Leaders, 2020. 2 Board composition as at December 31, 2020. 3 PureTech relocated its Corporate Headquarters in mid-2019. As such, 2018 is used as the baseline year for comparison as it represents the last full year of data from one location. 2018 data is reported on a consolidated basis for the entities comprising the Group as of 2018, which, in addition to the Group as of 2020, included Akili, Gelesis, Karuna and Vor. 4 Based on normal building use. Patients Our headquarters building is certified LEED Silver, which will4: Total market-based GHG emissions declined in 2020 vs 20183: -35% -47% One of only 9 companies in the FTSE 250 to have a woman CEO1 Up to 28 training hours per employee provided in 2020 26 therapeutic candidates 15 clinical stage use 35% less energy than the LEED baseline across heating, cooling, lighting, hot water production and other operational functions and generate 47% fewer greenhouse gas (GHG) emissions than the American Institute of Architects (AIA) 2030 Challenge baseline 2 taken from inception to FDA and EU regulatory clearance People Planet -72%2018 1,378.7 tCO2e 2020 379.4 tCO2e 37.5% 37.5% Gender diversity: percentage of women on the Board2 Cultural diversity: percentage of senior executives with a culturally diverse background2

E S G PureTech Health plc Annual report and accounts 2020 61 ESG Report — continued Patients As a clinical-stage biotherapeutics company focused on discovering, developing and commercializing highly differentiated medicines for devastating diseases, we pride ourselves on thinking differently and on being at the forefront of innovation. After inventing or identifying an innovative program, we rigorously evaluate it to answer our key “skeptical” questions. If it fails, there has been little investment, and PureTech has gained substantial scientific knowledge along the way. If it passes our stringent evaluation, we advance it to the next step of research and development and in the process have de-risked the concept. PureTech has established a broad and deep pipeline of disease-based drug discovery and development programs through our experienced research and development team, and by working with our network of leading scientists, clinicians and industry leaders. We are committed to our work so that we can play a vital role in improving the health of patients across the globe. Our commitment to patient safety Patient safety is a high priority for PureTech. When sponsoring an IND application, we recognize our responsibility both to clinical trial participants and to regulatory agencies. We have detailed protocols in place including Standard Operating Procedure for Adverse Event Reporting, and our employees who are engaged with clinical trials – either as clinical staff or its designee – are responsible for conducting such trials in compliance with good clinical practice. PureTech is committed to ensuring that all of its clinical trials follow the standards of the International Conference on Harmonisation (ICH) Good Clinical Practice guidelines and the World Medical Association Declaration of Helsinki on the Ethical Principles for Medical Research Involving Human Subjects. The Company applies these standards to all trials conducted by or on its behalf. To ensure that the trials meet these standards, PureTech seeks approval for clinical trials of investigative medicines from independent ethics committees and local regulatory authorities. To confirm that a patient is aware of risks involved in a clinical trial, the Company ensures that every patient has voluntarily committed to the trial and has provided informed consent of their willingness to participate. Informed consent requirements are set out in the PureTech Clinical Research Policy. PureTech relies on the use of human biological specimens in the development of its innovative therapies, and its Human Biological Specimens Policy specifies that collecting, obtaining, storing and using human biological samples requires informed consent, and that PureTech treat both donors and specimens with respect. PureTech’s Chief Scientific Officer is responsible for ensuring that PureTech follows, 1) applicable bioethical principles, and 2) U.S. and applicable international regulatory requirements and standards. Though the COVID-19 pandemic necessitated a temporary pause for some clinical trials at PureTech’s Founded Entities, the Company does not believe any clinical trials have been materially delayed. All current timeline guidance accounts for any interruptions over the past few months, and PureTech will continue to monitor the effects of the pandemic across the organization Product Safety None of the therapeutic candidates from within PureTech’s Wholly Owned Pipeline are currently on the market. In 2020, PureTech received no FDA warning letters, no products were delayed due to a lack of regulatory approval and no product recalls took place. Animal testing PureTech conducts animal testing only when it is necessary to advance the development of therapeutics that will effectively treat disease. Most of our studies involving animal subjects are conducted at external qualified and certified vendors. Animal research plays an essential and currently irreplaceable role in the advancement of healthcare and is required by regulatory authorities before human testing of new medicines can take place. PureTech is committed to the humane and ethical treatment of animals. PureTech believes that thoughtful use of animals will minimize the number used while producing quality data and providing the greatest benefit to humans. Before using laboratory animals in research, alternatives must be considered. We apply the 3 Rs standard: • Replace: use alternative methods where this is possible • Reduce: use the minimum number of animals • Refine: minimize pain, suffering and distress, and improve the welfare of the animals used We also follow the guidelines set out under the Animal Welfare Act.

E S G 62 PureTech Health plc Annual report and accounts 2020 People PureTech is proud of its record of attracting and retaining high-quality talent. We aim to create a workplace that enables high achieving people to be successful while also fostering a collegiate and collaborative atmosphere. We have one employee in each of London and the Netherlands and all other employees are located near our headquarters in Boston, MA. 30 employees are engaged in general and administrative functions and 36 in R&D functions. None of our employees are subject to a collective bargaining agreement or represented by a trade or labor union. We consider our relationship with our employees to be excellent. Attracting and retaining talent Our team expanded during 2020 as our business continued to grow. PureTech employees as at December 31, 2020 Total number of employees 66 Employee growth 10% Employee turnover 17% Number of internal promotions 10% Internal promotions as % of total workforce 15% Note: These figures do not include (i) part time employees or (ii) individuals employed by our Founded Entities, other than one PureTech employee who splits his time between PureTech and our Controlled Founded Entity Entrega. As our resources have grown, we have increasingly focused on advancing our Wholly Owned Programs, which has enabled us to create new positions and attract new talent. As part of this evolution, we have also moved away from positions that have historically supported the creation of new Founded Entities. As a biotherapeutics company, promoting the physical, financial, social and emotional health of our employees is a priority. Employees are eligible for a range of benefits at PureTech and as a company with the majority of its employees based in the U.S., we follow the U.S. benefits model. For example, we offer comprehensive healthcare benefits, sponsor a 401(k) retirement plan for all eligible employees and provide gym membership coverage in addition to an onsite gym facility. The Company offers a range of benefits to attract and retain high-caliber individuals including flexible working, health insurance and family and medical leave. Employees are key stakeholders for PureTech, and the Company engages with them primarily through regular email updates and group conference calls, especially for the sharing of Company news. Diversity and Inclusion The strength of PureTech is embodied in its employees and their diversity. We are committed to a policy of non- discrimination and equal opportunity for all employees and qualified applicants without regard to race, color, religion, gender and gender identity, pregnancy, sexual orientation, national origin, ancestry, age, physical or mental disability, genetic information, veteran status, military service, application for military service or any other status protected by law. PureTech women employees and women managers as at December 31, 2020 Percentage of women employees out of total number of employees 50% Percentage of women managers out of total managers 36% In order to provide equal employment and advancement opportunities to all individuals, employment and advancement decisions at PureTech are based on merit, qualifications and skills. This commitment to equal employment and advancement opportunities is evident in all aspects of PureTech’s employment practices and policies, including recruiting, hiring, job assignment, promotion, compensation, discipline, discharge, benefits and training. PureTech will make reasonable accommodations for qualified individuals with known disabilities, in accordance with applicable law. PureTech will review ways to continue to increase the percentage of women managers within the Company. Team members virtually joined together to “Choose to Challenge” gender bias and inequality on International Women’s Day. Training and development PureTech supports the continued development of our employees by providing up to 28 hours of training in person and online in areas relevant to their work. In 2020, these included: ESG Report — continued (15 hours) Management training • A custom curriculum to retain talent and develop leadership skills, provided by the Yamartino Group (10 hours) Health and safety and first aid training • A mandatory annual safety training, provided to all employees in accordance with the Occupational Safety and Health Administration (OSHA) • An optional first aid training, provided to all employees by Safety Trainers (2 hours) Office training e.g. anti-harassment, compliance • A mandatory annual anti-harassment training, provided to all employees by Whitelaw Compliance Group • New hires are required to complete the anti- harassment training at the time of onboarding (1 hour) IT training • A mandatory annual training, provided to all employees by Risk Management Solutions (RMS)

E S G PureTech Health plc Annual report and accounts 2020 63 Health and Safety The COVID-19 global pandemic that changed the world in 2020 has shifted the way we operate. It is our unyielding commitment to keeping each other and the community safe that has allowed us to act swiftly in incorporating the following safety measures: Keeping our scientists safe & healthy: During the pandemic, we have limited the number of staff onsite. All employees on premises are required to test twice a week and complete a self-health-assessment test each day that they are onsite. Supporting the community to flatten the curve: In addition to regulating the onsite staff operation, we incorporated a rigorous safety protocol in case of contamination; to 1) notify involved parties, including the Boston Public Health Department, as promptly as possible, and 2) disinfect the site before employees are allowed back onsite. Advancing a potential treatment for an emerging health crisis: In December 2020, PureTech initiated a clinical trial to evaluate the efficacy, safety and tolerability of LYT-100 in adults with Long COVID respiratory complications and related sequelae (see more on pages 28-31). PureTech takes the health and safety of its employees seriously and provides a mandatory safety training program. PureTech works closely with specialist Environment Health and Safety consultants Safety Partners to receive guidance that ensures we remain compliant with local, state and federal agencies’ regulations. To ensure regulatory compliance and employee safety, Safety Partners is onsite once a week and reviews PureTech lab safety on a monthly basis with additional quarterly lab audits. Safety information is communicated to all employees through regular internal communication channels such as manager- employer meetings, bulletin boards, memoranda and other written communications. Employees must report any concerns to a supervisor or PureTech’s Operations Manager. How PureTech approaches Health and Safety All employees are welcome to join PureTech’s health and safety team. The team is led by three specific roles required by the Occupational Safety and Health Administration, or OSHA: Biosafety Officer, or BSO, Chemical Hygiene Officer, or CHO, and Emergency Coordinator. Appointees for these roles are chosen based on their technical and specific knowledge of the research work being conducted in both a narrow and broad sense, previous experience as a safety officer or as part of a safety team, knowledge of the relevant regulatory space, a willingness to help and enforce compliance and a willingness to address non-compliance. The BSO oversees all ongoing scientific projects in the Company, ensuring adherence and compliance with any local regulations regarding biological safety. The BSO provides guidance to all Principal Investigators, supervisors and employees of laboratories performing biological work. The BSO will also ensure compliance with the Centers for Disease Control and Prevention and National Institutes of Health publications, Biosafety in Microbiological and Biomedical Laboratories and the Guidelines for Research Involving Recombinant or Synthetic Nucleic Acid Molecules, as appropriate. The BSO is an active participant on the Safety Committee and Institutional Biosafety Committee. The CHO is appointed under the Chemical Hygiene Plan and is responsible for designing, developing, implementing and maintaining the Company’s chemical hygiene policies and practices, ensuring that the correct safety procedures are undertaken in laboratories and that safe facilities are maintained at all times. The CHO is also responsible for ensuring that the correct training programs are available and the proper documentation for that training is maintained. The role also involves ensuring that all hazardous waste is disposed of in the correct manner. The Emergency Coordinator is in charge of the evacuation plan for the facility, communicating directly with the responding emergency service to give the relevant information about the event in question, whether that is a fire, medical emergency, explosion, spill or other. The role also involves keeping the Emergency Plan up to date and reviewing and amending where and when necessary. Internally, PureTech’s health and safety team is scheduled to review protocols on an annual basis, or when a specific reason demands a review of the process in question, such as a lab incident, a new project or a new piece of equipment. ESG Report — continued

E S G 64 PureTech Health plc Annual report and accounts 2020 Planet Contributing to the community where we live and work PureTech is committed to being a supportive member of our communities. It is with this mission that we continue to stay involved and form a partnership with organizations in our community. At the start of the COVID-19 pandemic we provided lab supplies and personal protective equipment to local hospitals in and around Boston to support their heroic front line efforts. Other community engagement includes: Charitable Giving: We support healthcare related organizations with the mission to keeping our neighbors safe and healthy, including Life Science Cares and local food banks Academia: We work closely with our community educators and host guest lectures and panels at local academic institutions to keep the future scientists engaged Educating the Next Generation: We cultivate young minds via hosting a family science day, inviting employees’ family and friends for a day full of science experiments PureTech welcomed friends and family for family science day (in early 2020, pre-pandemic) PureTech is committed to managing the environmental impact of its operations, the majority of which relate to business functions at our various locations, business travel and employee commuting. Streamlined Energy and Carbon Reporting The section below includes our first year of reporting under the new Streamlined Energy & Carbon Reporting (SECR) requirements. The reporting period is the same as the Group’s financial year, January 1, 2020 to December 31, 2020. Organization Boundary and Scope of Emissions We have reported on all of the emission sources required under the Companies Act 2006 (Strategic Report and Directors’ Reports) Regulations 2018. These sources fall within the Group’s consolidated financial statement. An operational control approach has been used in order to define our organizational boundary. This is the basis for determining the Scope 1, 2 and 3 emissions for which the Group is responsible. The emissions sources that constitute our boundary for the year to December 31, 2020 are: • Scope 1: natural gas combustion within boilers and carbon dioxide used in our laboratories; • Scope 2: purchased electricity for our own use; and • Scope 3: business travel, employee commuting and third-party deliveries. Methodology For the Group’s reporting, the Group has employed the services of a specialist adviser, Verco, to quantify and verify the GHG emissions associated with the Group’s operations. The following methodology was applied by Verco in the preparation and presentation of this data: • the Greenhouse Gas Protocol published by the World Business Council for Sustainable Development and the World Resources Institute (the “WBCSD/WRI GHG Protocol”); • application of appropriate emission factors to the Group’s activities to calculate GHG emissions; • Scope 2 reporting methods – application of location-based and market-based emission factors for electricity supplies; • inclusion of all the applicable Kyoto gases, expressed in carbon dioxide equivalents, or CO 2 e; • presentation of gross emissions (as the Group does not purchase carbon credits, or equivalents); and • some data for business travel and for third-party deliverables was not in a usable format and was therefore not included. Absolute Emissions The total Scope 1, 2 and 3 GHG emissions from the Group’s operations in the year ending December 31, 2020 were: • 379.4 tonnes of CO 2 equivalent (tCO 2 e) using a ‘location-based’ emission factor methodology for Scope 2 emissions; and • 379.5 tCO 2 e using a ‘market-based’ emission factor methodology for Scope 2 emissions. ESG Report — continued

E S G PureTech Health plc Annual report and accounts 2020 65 Total Energy Use The total energy use for the Group for FY2020 was 638,505 kWh. 2020 Electricity (kWh) Gas (kWh) Total Energy Use (kWh) Energy Use 505,075 133,430 638,505 Intensity Ratio As well as reporting the absolute emissions, the Group’s GHG emissions are reported below on the metrics of tCO 2 e per employee and tCO 2 e per square meter of the occupied areas. These are the most appropriate metrics given that the majority of emissions result from the operation of the Group’s offices and the day-to-day activities of the employees. All of the intensity ratios have been calculated using Scope 1 and Scope 2 emissions only. The intensity metric based on floor area is 0.06 tCO 2 e per m2 for both the location-based method and the market-based method. The employee number metric is 1.05 tCO 2 e per FTE using the location-based method and the market-based method. Target and Baselines Given the comparatively low GHG impact of the Group’s operations, the Group’s objective is to maintain or reduce its GHG emissions per employee and per square meter of office space each year and will report each year whether it has been successful in this regard. Key figures 2020 (market-based) PureTech Health plc – Breakdown of emissions by scope 2020 (location-based) 232.7120.925.9 232.7120.925.9 Scope 1 Scope 2 Scope 3 PureTech Health plc – 2020 Greenhouse Gas emissions 2020 Tonnes CO 2 e tCO 2 e/FTE employee9 tCO 2 e/sq. metre10 Scope 15 25.9 0.18 0.004 Scope 26 120.9 0.86 0.02 Scope 27 120.9 0.86 0.02 Subtotal (location-based) 146.7 1.05 0.02 Subtotal (market-based) 146.8 1.05 0.02 Scope 38 232.7 – – Total GHG emissions (Location-based) 379.4 – – Total GHG emissions (Market-based) 379.5 – – 5 Scope 1 being emissions from the Group’s combustion of fuel and operation of facilities. 6 Scope 2 being electricity (from location-based calculations), heat, steam and cooling purchased for the Group’s own use. 7 Scope 2 being electricity (from market-based calculations), heat, steam and cooling purchased for the Group’s own use. 8 Scope 3 being all indirect emissions (not in scope 2) that occur in the value chain of the reporting company, including both upstream and downstream emissions. 9 Employee numbers: 140. 10 Occupied office space: 7,277 m2. Efficiency actions undertaken The Group did not undertake any energy efficiency actions during this financial year. ESG Report — continued

E S G 66 PureTech Health plc Annual report and accounts 2020 Understanding the Indirect Environmental Impacts of our Business Activities The Group’s day-to-day operational activities have a limited impact on the environment. We do, however, recognize that the more significant impact occurs indirectly, through the investment decisions we make and the operation of the companies we choose to invest in. The Group therefore considers it important to establish and invest in businesses that comply with existing applicable environmental, ethical and social legislation. It is also important that these businesses can demonstrate that an appropriate strategy is in place to meet future applicable legislative and regulatory requirements and that these businesses can operate to specific industry standards, striving for best practice. Historical emissions data In addition to the SECR data provided above, we are also providing historical emissions data at a Group level, consistent with prior annual reports, to enable year on year comparison. Emissions in 2020 were significantly lower than in prior years due to disruption to business travel and office use from the COVID-19 pandemic. Since our relocation to new energy-efficient headquarters in 2019, we have monitored both overall emissions and emissions intensity as measured by square meter of office space and full-time employees. PureTech historical emissions data PureTech GreenHouse Gas emissions 2018-2020 2020 tCO 2 e 2020 tCO 2 e per m2 2020 tCO 2 e per FTE 2019 (tCO 2 e) 2019 tCO 2 e per m2 2019 tCO 2 e per FTE 2018 (tCO 2 e) 2018 tCO 2 e per m2 2018 tCO 2 e per FTE Scope 15 25.9 0.18 0.004 24.3 0.003 0.20 33.3 0.02   0.15 Scope 26 120.9 0.86 0.020 79.6 0.010 0.67 145.5 0.07   0.64 Scope 27 120.9 0.86 0.020 79.6 0.010 0.67 145.6 0.07   0.64 Subtotal (location-based) 146.7 1.05 0.020 103.9 0.010 0.87 178.8 0.09   0.78 Subtotal (market-based) 146.8 1.05 0.020 103.9 0.010 0.87 178.9 0.09   0.78 Scope 311 232.7 656.7 1,199.9 Scope 312 232.7 656.7 1,199.9 Total GHG emissions (location-based Scope 2) 379.4 760.6 1,378.7 Total GHG emissions (market-based Scope 2) 379.5 760.6 1,378.8 11 Scope 3 being all indirect emissions (not in scope 2) that occur in the value chain of the reporting company, including both upstream and downstream emissions (location-based). 12 Scope 3 being all indirect emissions (not in scope 2) that occur in the value chain of the reporting company, including both upstream and downstream emissions (market-based). 2020 – 140 employees, and 7,277m2 occupied office space; 2019 – 119 employees and 8,051m2 office space; 2018 – 229 employees. Resource management PureTech produces waste through two main sources: office and kitchen supplies at its headquarters and hazardous waste generated from laboratory research. In both instances, PureTech endeavors to keep waste to a minimum and dispose of it responsibly. Hazardous Waste PureTech has contracted Triumvirate Environmental, a specialist environmental, health and safety contractor, to manage its hazardous waste. Data from Triumvirate shows that PureTech produced 6,915lbs (3,137kg) of biologically and chemically hazardous waste in the course of its research in 2020. The majority of this waste is disposed of through conversion to energy or for fuels blending. Only around 123lbs (56kg) of all waste is sent to landfill or incinerated. Full details of waste generated and treatment methods are shown in the tables below. PureTech hazardous waste emissions 2020 Waste is shown by weight in pounds Hazardous Non-Hazardous Regulated Medical Waste Total 834.0 115.0 5,966.0 6,915.0 PureTech hazardous waste treatment methods 2020 Waste is shown by weight in pounds Fuels Blending Incineration Landfill Recycle Treatment/ Stabilization Waste to Energy Total 666.0 48.0 75.0 400.0 160.0 5,567.0 6,915.0 PureTech will continue to monitor these output levels as part of a commitment to keep hazardous waste to a minimum. ESG Report — continued

E S G PureTech Health plc Annual report and accounts 2020 67 PureTech’s energy-efficient headquarters In 2019 PureTech moved into its new headquarters at Innovation Square, 6 Tide Street in Boston, a brownfield redevelopment offering many environmental benefits: Innovation Square consolidates PureTech’s laboratory and administrative functions in one building, reducing the need for employees to drive between multiple locations. The building includes features to further reduce use of motor vehicles, including top-rated (6 out of 6) access to public transport, and storage facilities for 22 bicycles (twice the amount required by LEED for the building’s size) with shower and changing facilities. Drivers of electric vehicles (EVs) have access to four charging points in the on site parking area. Employees are also encouraged to take public transportation to work through a travel subsidy, while an office shuttle bus runs to and from the major Boston train stations. The new building13 is certified LEED Silver. The fit-out incorporates a range of elements to encourage efficient resource use including: -35% The building as designed and modelled is expected to use 35% less energy than the LEED baseline across heating, cooling, lighting, hot water production and other operational functions. It is also expected to generate 47% fewer greenhouse gas (GHG) emissions than the AIA 2030 Challenge baseline, equivalent to an annual reduction of 2,500 metric tonnes of CO2e. Water use reduction of up to 39% through features such as low-flow toilets. Water-efficient landscaping using hardy and drought tolerant plants to reduce irrigation by 50% over a midsummer baseline case. No chlorofluoro-carbon-based refrigerants (CFCs) were used in building heating, ventilation, air conditioning and refrigeration systems. Use of low-emitting flooring, paints and sealants in the construction. As part of the fit-out of the new headquarters building PureTech has stocked kitchen areas with reusable utensils, plates, cups and glasses to minimize the use of disposable items. Every conference room has recycling bins for paper and other waste, as do all kitchens. Roof featuring reflective materials to reduce the building’s heat island effect. ESG Report — continued 13 All data in this paragraph is taken from the Article 37 Green Building Report and LEED checklist developed by WSP for the building’s landlords, Related Beal.

E S G 68 PureTech Health plc Annual report and accounts 2020 Governance PureTech’s overall governance framework is described in detail in pages 69-120 of this report in compliance with the UK Corporate Governance Code. Additional information relevant to our consideration of ESG matters is provided here. Oversight and accountability PureTech recognizes that good governance, of itself, and in particular, oversight of the E and S streams of ESG, is built on transparency, disclosure and accountability. The Board has established a stand-alone ESG committee in 2020, chaired by non-executive director, Kiran Mazumdar- Shaw, to manage, review and advance ESG issues within the business and drive enhanced reporting through the ESG report each year. The Board, through the ESG committee as led by the committee’s Chair, will commence a program of active engagement with shareholders – and with other stakeholders – on matters relating to ESG and corporate stewardship. Management compensation and salary gap reporting Although PureTech is not subject to the UK’s executive pay transparency disclosures which apply to listed companies with more than 250 employees, it voluntarily shares percentage change in remuneration between the CEO and employees. More information on compensation at PureTech can be found at pages 107 to 120. Anti-bribery and whistleblowing PureTech takes a zero-tolerance approach to bribery and corruption and implements and enforces effective systems to counter bribery. PureTech is bound by the laws of the UK, including the Bribery Act 2010, and has implemented policies and procedures based on such laws. In addition, PureTech has a whistleblowing policy under which staff are encouraged to report to the CEO or the Chief Operating Officer any alleged wrongdoing, breach of legal obligation or improper conduct by or on the part of the Group or any officers, Directors, employees, consultants or advisors of the Group. As detailed in this 2020 Annual Report and Accounts (page 106), PureTech’s Audit Committee is satisfied that the policy has been designed to encourage staff to report suspected wrongdoing as soon as possible, to provide staff with guidance on how to raise those concerns and to ensure staff that they should be able to raise genuine concerns without fear of reprisals, even if such concern turns out to be mistaken. Data privacy and protection In circumstances where we are required to collect personal data from patients (or other groups such as employees or customers), PureTech maintains and protects this data by collecting only what is needed and storing it in a way that protects it from intentional or accidental disclosure. We will only make disclosures when we have consent or are required to do so by appropriate legal or regulatory authorities. Modern slavery, supply chain Currently PureTech has no wholly-owned therapeutics in commercial manufacture, and so has a minimal supply chain. As the Company’s medicines transition from clinical trials into commercial manufacture, PureTech will develop procurement policies to support ethical business conduct. Board diversity The 2020 Hampton-Alexander Review into Boardroom gender diversity reported that only nine companies within the FTSE 250 had women CEOs. PureTech’s Founder and CEO, Daphne Zohar, is a successful entrepreneur who assembled a leading team to implement her vision for the Company. Ms. Zohar has been a key participant in fundraising, business development and establishing the underlying programs and platforms that has resulted in PureTech’s Wholly Owned Programs and pipelines of PureTech’s Founded Entities. In 2020, PureTech initiated a woman-only Board candidate search in order to increase Board gender diversity to above the 33% recommended by the Hampton-Alexander review. In 2020 Kiran Mazumdar-Shaw was appointed to the Board, bringing the gender diversity ratio as at December 31, 2020 to three women out of eight Board seats (37.5%). In 2019, the Company had also already achieved the Parker Review’s “One by 2021” minimum recommendation that FTSE 350 companies have at least one Board member from an ethnic minority background by 2021. PureTech Board and Executive Committee composition as at December 31, 2020 37.5% Gender diversity: percentage of women on the Board 37.5% Cultural diversity: percentage of senior executives with a culturally diverse background Our Commitment to ESG PureTech takes pride in its commitment to the community that it consists of (its people), the community it serves (its patients) and the community that it participates within (the world at large). Our team is committed to further our mission of delivering therapeutics where there is unmet need, and we believe this can only be achieved through building a sustainable business. We believe that the environmental, social and governance initiatives we have undertaken set us on the path towards a brighter future, and reporting our ESG metrics helps to orient PureTech along that path. ESG Report — continued

PureTech Health plc Annual report and accounts 2020 69 G o ve rn a n ce Risk management The execution of the Group’s strategy is subject to a number of risks and uncertainties. As a clinical-stage biotherapeutics company, the Group operates in an inherently high-risk environment. The overall aim of the Group’s risk management effort is to achieve an effective balancing of risk and reward, although ultimately no strategy can provide an assurance against loss. Risks are formally identified by the Board and appropriate processes are put in place to monitor and mitigate them on an ongoing basis. If more than one event occurs, it is possible that the overall effect of such events would compound the possible effect on the Group. The principal risks that the Board has identified as the key business risks facing the Group are set out in the table below along with the consequences and mitigation of each risk. These risks are only a high level summary of the principal risks affecting our business; any number of these or other risks could have a material adverse effect on the Group or its financial condition, development, results of operations, subsidiary companies and/or future prospects. Further information on the risks facing the Group can be found on pages 191 to 227, which also includes a description of circumstances under which principal and other risks and uncertainties might arise in the course of our business and their potential impact. Risk Impact* Management Plans/Actions 1 Risks related to science and technology failure The science and technology being developed or commercialized by some of our businesses may fail and/ or our businesses may not be able to develop their intellectual property into commercially viable therapeutics or technologies. There is also a risk that certain of the businesses may fail or not succeed as anticipated, resulting in significant decline of our value. The failure of any of our businesses could decrease our value. A failure of one of the major businesses could also impact the perception of PureTech as a developer of high value technologies and possibly make additional fundraising at PureTech or any Founded Entity more difficult. Before making any decision to develop any technology, extensive due diligence is carried out that covers all the major business risks, including technological feasibility, market size, strategy, adoption and intellectual property protection. A capital efficient approach is pursued such that some level of proof of concept has to be achieved before substantial capital is committed and thereafter allocated. Capital deployment is generally tranched so as to fund programs only to their next value milestone. Members of our Board serve on the board of directors of several of the business so as to continue to guide each business’s strategy and to oversee proper execution thereof. We use our extensive network of advisors to ensure that each business has appropriate domain expertise as it develops and executes on its strategy and the R&D Committee of our Board reviews each program at each stage of development and advises our Board on further actions. Additionally, we have a diversified model with numerous assets such that the failure of any one of our businesses would not result in a failure of all of our businesses. 2 Risks related to clinical trial failure Clinical trials and other tests to assess the commercial viability of a therapeutic candidate are typically expensive, complex and time-consuming, and have uncertain outcomes. Conditions in which clinical trials are conducted differ, and results achieved in one set of conditions could be different from the results achieved in different conditions or with different subject populations. If our therapeutic candidates fail to achieve successful outcomes in their respective clinical trials, the therapeutics will not receive regulatory approval and in such event cannot be commercialized. In addition, if we fail to complete or experience delays in completing clinical tests for any of our therapeutic candidates, we may not be able to obtain regulatory approval or commercialize our therapeutic candidates on a timely basis, or at all. A critical failure of a clinical trial may result in termination of the program and a significant decrease in our value. Significant delays in a clinical trial to support the appropriate regulatory approvals could impact the amount of capital required for the business to become fully sustainable on a cash flow basis. We have a diversified model such that any one clinical trial outcome would not significantly impact our ability to operate as a going concern. We have dedicated internal resources to establish and monitor each of the clinical programs in order to try to maximise successful outcomes. We also engage outside experts to help design clinical programs to help provide valuable information and mitigate the risk of failure. Significant scientific due diligence and preclinical experiments are done prior to a clinical trial to attempt to assess the odds of the success of the trial. In the event of the outsourcing of these trials, care and attention is given to assure the quality of the vendors used to perform the work. 3 Risks related to regulatory approval The pharmaceutical industry is highly regulated. Regulatory authorities across the world enforce a range of laws and regulations which govern the testing, approval, manufacturing, labelling and marketing of pharmaceutical therapeutics. Stringent standards are imposed which relate to the quality, safety and efficacy of these therapeutics. These requirements are a major determinant of whether it is commercially feasible to develop a drug substance or medical device given the time, expertise, and expense which must be invested. We may not obtain regulatory approval for our therapeutics. Moreover, approval in one territory offers no guarantee that regulatory approval will be obtained in any other territory. Even if therapeutics are approved, subsequent regulatory difficulties may arise, or the conditions relating to the approval may be more onerous or restrictive than we expect. The failure of one of our therapeutics to obtain any required regulatory approval, or conditions imposed in connection with any such approval, may result in a significant decrease in our value. We manage our regulatory risk by employing highly experienced clinical managers and regulatory affairs professionals who, where appropriate, will commission advice from external advisors and consult with the regulatory authorities on the design of our preclinical and clinical programs. These experts ensure that high-quality protocols and other documentation are submitted during the regulatory process, and that well-reputed contract research organizations with global capabilities are retained to manage the trials. We also engage with experts, including on our R&D Committee, to help design clinical trials to help provide valuable information and maximize the likelihood of regulatory approval. Additionally, we have a diversified model with numerous assets such that the failure to receive regulatory approval or subsequent regulatory difficulties with respect to any one therapeutic would not adversely impact all of our therapeutics and businesses. * When assessing potential impact of a given risk, we looked at the potential effects on our research and development activities, financial health and overall business operations.

70 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Risk Impact* Management Plans/Actions 4 Risks related to therapeutic safety There is a risk of adverse reactions with all drugs and medical devices. If any of our therapeutics are found to cause adverse reactions or unacceptable side effects, then therapeutic development may be delayed, additional expenses may be incurred if further studies are required, and, in extreme circumstances, it may prove necessary to suspend or terminate development. This may occur even after regulatory approval has been obtained, in which case additional trials may be required, the approval may be suspended or withdrawn or additional safety warnings may have to be included on the label. Adverse events or unforeseen side effects may also potentially lead to product liability claims being raised against us as the developer of the therapeutics and sponsor of the relevant clinical trials. These risks are also applicable to our Founded Entities and any trials they conduct or therapeutic candidates they develop. Adverse reactions or unacceptable side effects may result in a smaller market for our therapeutics, or even cause the therapeutics to fail to meet regulatory requirements necessary for sale of the therapeutic. This, as well as any claims for injury or harm resulting from our therapeutics, may result in a significant decrease in our value. We design our therapeutics with safety as a top priority and conduct extensive preclinical and clinical trials which test for and identify any adverse side effects. Despite these steps and precautions, we cannot fully avoid the possibility of unforeseen side effects, and to mitigate the risk further we have insurance in place to cover product liability claims which may arise during the conduct of clinical trials. 5 Risks related to therapeutic profitability We may not be able to sell our therapeutics profitably if reimbursement from third-party payers such as private health insurers and government health authorities is restricted or not available because, for example, it proves difficult to build a sufficiently strong economic case based on the burden of illness and population impact. Third-party payers are increasingly attempting to curtail healthcare costs by challenging the prices that are charged for pharmaceutical therapeutics and denying or limiting coverage and the level of reimbursement. Moreover, even if the therapeutics can be sold profitably, they may not be accepted by patients and the medical community. Alternatively, our competitors – many of whom have considerably greater financial and human resources – may develop safer or more effective therapeutics or be able to compete more effectively in the markets targeted by us. New companies may enter these markets and novel therapeutics and technologies may become available which are more commercially successful than those being developed by us. These risks are also applicable to our Founded Entities and could result in a decrease in their value. The failure to obtain reimbursement from third party payers, as well as competition from other therapeutics, could significantly decrease the amount of revenue we may receive from therapeutic sales for certain therapeutics. This may result in a significant decrease in our value. We engage reimbursement experts to conduct pricing and reimbursement studies for our therapeutics to ensure that a viable path to reimbursement, or direct user payment, is available. We also closely monitor the competitive landscape for all of our therapeutics and adapt our business plans accordingly. Not all therapeutics that we are developing will rely on reimbursement. Also, while we cannot control outcomes, we try to design studies to generate data that will help support potential reimbursement. 6 Risks related to intellectual property protection We may not be able to obtain patent protection for some of our therapeutics or maintain the secrecy of its trade secrets and know-how. If we are unsuccessful in doing so, others may market competitive therapeutics at significantly lower prices. Alternatively, we may be sued for infringement of third-party patent rights. If these actions are successful, then we would have to pay substantial damages and potentially remove our therapeutics from the market. We license certain intellectual property rights from third parties. If we fail to comply with our obligations under these agreements, it may enable the other party to terminate the agreement. This could impair the our freedom to operate and potentially lead to third parties preventing us from selling certain of our therapeutics. The failure to obtain patent protection and maintain the secrecy of key information may significantly decrease the amount of revenue we may receive from therapeutic sales. Any infringement litigation against us may result in the payment of substantial damages by us and result in a significant decrease in our value. We spend significant resources in the prosecution of our patent applications and maintenance of our patents, and we have an in-house patent counsel and patent group to help with these activities. We also work with experienced external attorneys and law firms to help with the protection, maintenance and enforcement of our patents. Third party patent filings are monitored to ensure the Group continues to have freedom to operate. Confidential information (both our own and information belonging to third parties) is protected through use of confidential disclosure agreements with third parties, and suitable provisions relating to confidentiality and intellectual property exist in our employment and advisory contracts. Licenses are monitored for compliance with their terms. 7 Risks related to enterprise profitability We expect to continue to incur substantial expenditure in further research and development activities. There is no guarantee that we will become operationally profitable, and, even if we do so, we may be unable to sustain operational profitability. The strategic aim of the business is to generate profits for our shareholders through the commercialization of technologies through therapeutic sales, strategic partnerships and sales of businesses. The timing and size of these potential inflows is uncertain, and should revenues from our activities not be achieved, or in the event that they are achieved but at values significantly less than the amount of capital invested, then it would be difficult to sustain our business. We retain significant cash in order to support funding of our Founded Entities and our Wholly Owned Pipeline. We have close relationships with a wide group of investors and strategic partners to ensure we can continue to access the capital markets and additional monetization and funding for our businesses. Additionally, our Founded Entities are able to raise money directly from third party investors and strategic partners. Risk management — continued

PureTech Health plc Annual report and accounts 2020 71 G o ve rn a n ce Risk Impact* Management Plans/Actions 8 Risks related to hiring and retaining qualified employees We operate in complex and specialized business domains and require highly qualified and experienced management to implement our strategy successfully. We and many of our businesses are located in the United States which is a highly competitive employment market. Moreover, the rapid development which is envisaged by us may place unsupportable demands on our current managers and employees, particularly if we cannot attract sufficient new employees. There is also risk that we may lose key personnel. The failure to attract highly effective personnel or the loss of key personnel would have an adverse impact on the ability of us to continue to grow and may negatively affect our competitive advantage. The Board annually seeks external expertise to assess the competitiveness of the compensation packages of its senior management. Senior management continually monitors and assesses compensation levels to ensure we remain competitive in the employment market. We maintain an extensive recruiting network through our Board members, advisors and scientific community involvement. We also employ an executive as a full-time in-house recruiter. Additionally, we are proactive in our retention efforts and include incentive-based compensation in the form of equity awards and annual bonuses, as well as a competitive benefits package. We have a number of employee engagement efforts to strengthen our PureTech community. 9 Risks related to business, economic or public health disruptions Business or economic disruptions or global health concerns could seriously harm our development efforts and increase our costs and expenses. Broad-based business or economic disruptions could adversely affect our ongoing or planned research and development activities. For example, in December 2019 an outbreak of a novel strain of coronavirus originated in Wuhan, China, and has since spread to a number of other countries, including the United States. To date, this outbreak has already resulted in extended shutdowns of certain businesses around the world. Global health concerns, such as coronavirus, could also result in social, economic, and labor instability in the countries in which we or the third parties with whom we engage operate. We cannot presently predict the scope and severity of any potential business shutdowns or disruptions, but if we or any of the third parties with whom we engage, including the suppliers, clinical trial sites, regulators and other third parties with whom we conduct business, were to experience shutdowns or other business disruptions, our ability to conduct our business in the manner and on the timelines presently planned could be materially and negatively impacted. It is also possible that global health concerns such as this one could disproportionately impact the hospitals and clinical sites in which we conduct any of our current and/or future clinical trials, which could have a material adverse effect on our business and our results of operation and financial impact. To date, we have seen limited impact on our research and development activities and the operation of our company more generally, but we will continuously monitor this pandemic and its impact on our business going forward and may see further impact as the situation continues to develop. We have been proactive in limiting the number of staff on site, requiring that all on-site employees test twice a week and providing personal protective equipment to our staff. Brexit The United Kingdom withdrew from the European Union on January 31, 2020 (Brexit) and the transition period for such withdrawal ended on December 31, 2020. Although the Board has considered the potential impact of Brexit as part of its risk management, given that we principally operate in the United States and hold substantially all assets in U.S. dollars, we do not believe there will be any material financial effect on our business, or any significant operational issues which could arise, as a result of Brexit. Risk management — continued

72 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce PureTech Health plc Viability Statement In accordance with the UK Corporate Governance Code (Governance Code) published in July 2018, the Directors have assessed the prospects of the Company, and with respect to the December 31, 2020 financial position, we have sufficient available funding to extend operations into the first quarter of 2024, and following the sale of 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million on February 9, 2021, we have sufficient funding to extend operations over a four-year period into the first quarter of 2025. This period is deemed appropriate having assessed the financial health as of December 31, 2020 along with the recent sale of Karuna shares. Further, we expect our Wholly Owned Programs (or “Internal segment”) to significantly progress during this period and for key Controlled Founded Entities and Non- Controlled Founded Entities to reach significant development milestones over the period of the assessment. We anticipate our funding to be used to advance our Wholly Owned Programs, to continue research and development efforts, to discover and progress new therapeutic candidates and to fund the Company’s head office costs into the first quarter of 2025. We have also reserved capital to support our Founded Entities, should they require it, to reach significant development milestones over the period of the assessment in conjunction with our external partners. However, the majority of funding has been allocated to the advancement of the Wholly Owned Programs. This budget projection is conservative as it includes only existing funds as well as some limited inflows from current collaborations. The budget projection does not include potential inflows of cash which may occur, for example, as a result of future strategic partnerships, sales of holdings, royalties on the sale of commercialized therapeutics and grants as well as equity fundraising at Founded Entities. The Directors confirm that they have a reasonable expectation that we will continue to operate and meet our obligations as they fall due over the period of the assessment. In making this statement the Directors carried out a robust assessment of the principal risks, including those that would threaten our business model, future performance, solvency or liquidity. This assessment was made in consideration of our strong financial position, current strategy and management of principal risks. The following facts support the Directors’ view of the viability: • We have significant influence over the spending and strategic direction of our Wholly Owned Programs and Controlled Founded Entities. • Our business model is structured so that we are not reliant on the successful outcomes of any one therapeutic or technology within the Wholly Owned Programs, or any Controlled Founded Entity or Non- Controlled Founded Entity. In addition, the fact that the Wholly Owned Programs, Controlled Founded Entities and Non-Controlled Founded Entities (with the exception of Gelesis and Akili) are currently in the research and development stage means that these therapeutics, technologies and entities are not reliant on cash inflows from product sales or services during the period of this assessment. This also means that we are not highly susceptible to conditions in one or more market sectors in this time frame. Although engaging with collaboration partners is highly valuable from a validation and, in some cases, funding perspective, we are not solely reliant on cash flows from such sources over the period of assessment. Our PureTech Level cash and cash equivalents as of December 31, 2020 was $349.4 million, and following the cash outflows and inflows for the three-months ended March 31, 2021, particularly the $118.0 million in additional cash following the Karuna share sale, our PureTech Level cash and cash equivalents was $443.4 million as of March 31, 2021. Our PureTech Level cash and cash equivalents is highly liquid and forecasts to support infrastructure costs, Wholly Owned Program research and development activities and the appropriate funding of key Controlled Founded Entities and Non-Controlled Founded Entities to reach significant development milestones over the period of the assessment. The Board reviews the near-term liquidity and regularly considers funding plans of our Wholly Owned Programs, Controlled Founded Entities and Non-Controlled Founded Entities in our assessment of long-term cash flow projections. While the review has considered all of the principal risks identified, the Board is focused on the pathway to regulatory approval of each therapeutic candidate being developed within our Wholly Owned Pipeline as well as those of our Founded Entities. Further, the Board has considered milestone funding based on existing collaboration and partnership arrangements, and the ability of the Wholly Owned Program, and each Controlled Founded Entity and Non-Controlled Founded Entity to enter into new collaboration agreements, all of which could be expected to generate cash in-flows but were not included in the assessment. Additionally, given that spending and investment decisions are largely discretionary, there is management control on reducing discretionary spending if unforeseen liquidity risks arise. The Directors note that our ownership stakes in the Controlled Founded Entities and Non-Controlled Founded Entities are expected to be illiquid in nature, with the exception of our ownership stakes in Karuna and Vor, which are both publicly traded on Nasdaq. While we anticipate holding these ownership stakes through the achievement of significant milestones or other events, we will continue to be diligent in exploring monetization opportunities similar to the execution of the sale of 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million on February 9, 2021. However, our budget does not include any further monetization opportunities, which would further extend operations beyond the first quarter of 2025. We also expect that certain of these Founded Entities may not be successful and this could result in a loss of the amounts previously invested with no opportunity for recovery. However, even in this scenario, our liquidity is expected to remain sufficient to achieve the remaining milestone events and fund infrastructure costs. The Directors have concluded, based on our strong financial position and readily available cash reserves, we are highly likely to be able to fund our infrastructure requirements, advance at least three clinical trials within our Wholly Owned Pipeline, and contribute the amounts considered necessary for the Controlled Founded Entities and Non-Controlled Founded Entities to reach significant development milestones over the period of the assessment. Therefore, there is a reasonable expectation that we have adequate resources and will continue to operate over the period of the assessment. Viability

PureTech Health plc Annual report and accounts 2020 73 G o ve rn a n ce 1 Funding figure includes private equity financings, loans and promissory notes, public offerings or grant awards. Funding figure excludes future milestone considerations received in conjunction with partnerships and collaborations such as those with Boehringer Ingelheim, Imbrium Therapeutics L.P., Shionogi & Co., Ltd. or Eli Lilly. Funding figure does not include Vor’s gross proceeds of $203.4 million from its February 2021 post-period IPO. 2 Number represents figure for the relevant fiscal year only and is not cumulative. 3 Long COVID is a term being used to describe the emerging and persistent complications following the resolution of COVID-19 infection, also known as post-acute COVID-19 syndrome (PACS). 4 PureTech initiated four clinical trials, Karuna initiated one clinical trial, and Gelesis initiated one clinical trial in 2020. 5 PureTech, Vedanta (two), Karuna, and Akili reported clinical results from across their pipelines in 2020. Key Performance Indicators – 2020 The key performance indicators (KPIs) below measure our performance against our strategy. As PureTech’s strategy has evolved, new KPIs have replaced older metrics that are no longer representative of our progress. Number of clinical trial initiations2,4 6 2019: 6 Progress In 2020, PureTech initiated four clinical trials within our Wholly Owned Pipeline, Karuna initiated one clinical trial and Gelesis initiated one clinical trial. Number of clinical readouts2,5 5 2019: 5 Progress In 2020, PureTech, Vedanta (two), Karuna and Akili reported clinical results from across their pipelines. Amount of funding secured for Founded Entities1,2 $247.8m $246.8m (99.6%) came from third parties Excludes $473.2m raised by Founded Entities in 2021 post-period 2019: $666.8m 2018: $274.0m 2017: $102.9m 2016: $98.2m Progress Gelesis, Vedanta, Vor and Alivio all raised funds in the form of financings and non-dilutive grants in 2020, including $246.8 million by third-party financial and strategic investors. Number of programs created for pipeline expansion2 3 2019: 1 2018: 1 2017: 1 2016: 3 Progress In 2020, we identified three new programs to expand our Wholly Owned Pipeline. We are now advancing LYT-100 in (1) Long COVID3 respiratory complications and related sequelae and (2) IPF and potentially other PF-ILDs, and we are also advancing (3) LYT-300 (oral allopregnanolone) for the potential treatment of a range of neurological and neuropsychological conditions. Proceeds generated from sales of Founded Entity equity2 $350.6m 2019: $9.3 million Progress A key component of our strategy is to derive value from the equity growth of our Founded Entities. In 2020, we generated cash proceeds of $350.6 million from the sales of equity in our Founded Entities, which we intend to use to fund our operations and growth and to further expand and advance our clinical-stage Wholly Owned Pipeline, while still maintaining significant equity ownership. Number of Wholly Owned Programs advanced through clinical phases2 3 2019: 0 Progress We advanced three of our Wholly Owned Programs through clinical phases in 2020. For LYT-100, we completed a Phase 1 multiple ascending dose and food effect study and initiated two Phase 2 clinical trials: a Phase 2a proof-of-concept trial in breast cancer-related, upper limb secondary lymphedema and a Phase 2 trial in Long COVID respiratory complications and related sequelae. For LYT-200, we initiated a Phase 1 clinical trial in metastatic solid tumors that are difficult to treat and have poor survival rates.

74 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Reporting Framework You should read the following discussion and analysis together with our consolidated financial statements, including the notes thereto, set forth elsewhere in this report. Some of the information contained in this discussion and analysis or set forth elsewhere in this report, including information with respect to our plans and strategy for our business and financing our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including the risks set forth on pages 69 to 71 and in the Additional Information section from pages 191 to 227, our actual results could differ materially from the results described in or implied by these forward-looking statements. Our audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 have been prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRSs) adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the EU. The Consolidated Financial Statements also comply fully with IFRSs as issued by the International Accounting Standards Board (IASB). The following discussion contains references to the consolidated financial statements of PureTech Health plc, or the Company, and its consolidated subsidiaries, together the Group. These financial statements consolidate the Company’s subsidiaries and include the Company’s interest in associates and investments held at fair value. Subsidiaries are those entities over which the Company maintains control. Associates are those entities in which the Company does not have control for financial accounting purposes but maintains significant influence over financial and operating policies. Where we have neither control nor significant influence for financial accounting purposes, we recognize our holding in such entity as an investment at fair value. For purposes of our consolidated financial statements, each of our Founded Entities are considered to be either a “subsidiary", an “associate” or an "investment held at fair value" depending on whether PureTech Health plc controls or maintains significant influence over the financial and operating policies of the respective entity at the respective period end date. For additional information regarding the accounting treatment of these entities, see Note 1 to our consolidated financial statements included in this report. For additional information regarding our operating structure, see “—Basis of Presentation and Consolidation” below. Fair value of investments accounted for at fair value, does not take into consideration contribution from milestones that occurred after December 31, 2020, the value of our consolidated Founded Entities (Vedanta, Follica, Sonde, Akili, Alivio, and Entrega), our Wholly Owned Programs, or our cash. Business Background and Results Overview The business background is discussed from pages 1 to 59, which describe in detail the business development of our Wholly Owned Programs and Founded Entities. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our wholly-owned or Founded Entities’ therapeutics candidates, which may never occur. Our Founded Entities, Gelesis, Inc., or Gelesis, and Akili Interactive Labs, Inc., or Akili in which we lost control in 2019 and 2018, respectively, have products cleared for sale, but we and our Controlled Founded Entities have not generated any revenue from product sales. We have deconsolidated a number of our Founded Entities during the past three fiscal years including Akili, in 2018 and, Vor Biopharma Inc., or Vor, Karuna Therapeutics, Inc., or Karuna and Gelesis Inc., or Gelesis, during 2019. We expect this trend to continue into the foreseeable future as our Controlled Founded Entities raise additional funding. Any deconsolidation affects our financials in the following manner: • our ownership interest does not provide us with a controlling financial interest; • we no longer control the Founded Entity’s assets and liabilities and as a result we derecognize the assets, liabilities and non-controlling interests related to the Founded Entity from our Consolidated Statements of Financial Position; • we record our non-controlling financial interest in the Founded Entity at fair value; and • the resulting amount of any gain or loss is recognized in our Consolidated Statements of Comprehensive Income/(Loss). We anticipate our expenses to continue to increase proportionally in connection with our ongoing development activities related to our preclinical and clinical programs within our Wholly Owned Programs and Controlled Founded Entities. In addition, having completed our U.S. listing in November 2020, we expect to incur additional costs associated with operating as a public company in the U.S. We also expect that our expenses and capital requirements will increase substantially in the near to mid-term as we: • continue our research and development efforts; • seek regulatory approvals for any therapeutic candidates that successfully complete clinical trials; • add clinical, scientific, operational financial and management information systems and personnel, including personnel to support our therapeutic development and potential future commercialization claims; and • operate as a U.S. public company. In addition, our internal research and development spend will increase in the foreseeable future as we may initiate clinical studies for LYT-100, LYT-200, LYT-210 and LYT-300, and as we continue to progress our GlyphTM and OrasomeTM technology platforms as well as our meningeal lymphatics discovery research program. In addition, with respect to our Founded Entities’ programs, we anticipate that we will continue to fund a small portion of development costs by strategically participating in such companies’ financings when it is in the best interests of our shareholders. The form of any such participation may include investment in public or private financings, collaboration and partnership arrangements and licensing arrangements, among others. Our management and strategic decision makers consider the future funding needs of our Founded Entities and evaluate the needs and opportunities with respect to each of these Founded Entities routinely and on a case-by-case basis. As a result, we may need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as Financial Review

PureTech Health plc Annual report and accounts 2020 75 G o ve rn a n ce we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity or debt financings or other sources, which may include monetization of certain of our interests in our Founded Entities and collaborations with third parties. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our wholly-owned therapeutic candidates. Measuring Performance The Financial Review discusses our operating and financial performance, our cash flows and liquidity as well as our financial position and our resources. The results for each year are compared primarily with the results of the preceding year. Reported Performance Reported performance considers all factors that have affected the results of our business, as reflected in our consolidated financial statements. Core Performance Core performance measures are alternative performance measures (APM) which are adjusted and non-IFRS measures. These measures cannot be derived directly from our consolidated financial statements. We believe that these non-IFRS performance measures, when provided in combination with reported performance, will provide investors, analysts and other stakeholders with helpful complementary information to better understand our financial performance and our financial position from period to period. The measures are also used by management for planning and reporting purposes. The measures are not substitutable for IFRS results and should not be considered superior to results presented in accordance with IFRS. Financial Review — continued Cash flow and liquidity Consolidated Cash Reserves Measure type: Core performance Definition: Cash and cash equivalents, and Short-term investments held at PureTech Health plc and consolidated subsidiaries (Please refer to Note 1 to our consolidated financial statements for further information with respect to our consolidated subsidiaries) Why we use it: Consolidated Cash Reserves is a measure that provides valuable additional information with respect to cash reserves available to fund the Wholly Owned Programs and Founded Entities PureTech Level Cash Reserves Measure type: Core performance Definition: Cash and cash equivalents, and Short-term investments held at PureTech Health plc and only wholly-owned subsidiaries (Please refer to Note 1 to our consolidated financial statements for further information with respect to our wholly-owned subsidiaries) Why we use it: PureTech Level Cash Reserves is a measure that provides valuable additional information with respect to cash reserves available to fund the Wholly Owned Programs and make certain investments in Founded Entities PureTech Level Cash and Cash Equivalents Measure type: Core performance Definition: Cash and cash equivalents held at PureTech Health plc and only wholly-owned subsidiaries (Please refer to Note 1 to our consolidated financial statements for further information with respect to our wholly-owned subsidiaries) Why we use it: PureTech Level Cash and Cash Equivalents is a measure that provides valuable additional information with respect to cash and cash equivalents available to fund the Wholly Owned Programs and make certain investments in Founded Entities Consolidated Cash Reserves as of March 31, 2021 Measure type: Core performance Definition: Cash and cash equivalents, and Short-term investments held at PureTech Health plc and consolidated subsidiaries as of March 31, 2021 Why we use it: The measure includes cash outflows and inflows for the first quarter of 2021, particularly the sale of 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million on February 9, 2021. Further, the measure allows for a more current representation of the Consolidated Cash Reserves (see above in table) as of the date of signing of our Consolidated Financial Statements PureTech Level Cash Reserves as of March 31, 2021 Measure type: Core performance Definition: Cash and cash equivalents, and Short-term investments held at PureTech Health plc and only wholly-owned subsidiaries as of March 31, 2021 Why we use it: The measure includes cash outflows and inflows for the first quarter of 2021, particularly the sale of 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million on February 9, 2021. Further, the measure allows for a more current representation of the PureTech Level Cash Reserves (see above in table) as of the date of signing of our Consolidated Financial Statements PureTech Level Cash and Cash Equivalents as of March 31, 2021 Measure type: Core performance Definition: Cash and cash equivalents held at PureTech Health plc and only wholly-owned subsidiaries as of March 31, 2021 Why we use it: The measure includes cash outflows and inflows for the first quarter of 2021, particularly the sale of 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million on February 9, 2021. Further, the measure allows for a more current representation of the PureTech Level Cash and Cash Equivalents (see above in table) as of the date of signing of our Consolidated Financial Statements

76 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Financial Review — continued COVID-19 In December 2019, illnesses associated with COVID-19 were reported and the virus has since caused widespread and significant disruption to daily life and economies across geographies. The World Health Organization has classified the outbreak as a pandemic. Our business, operations and financial condition and results have not been significantly impacted during the year ended December 31, 2020 as a result of the COVID-19 pandemic. In response to the COVID-19 pandemic, we have taken swift action to ensure the safety of our employees and other stakeholders. We continue to monitor the latest developments regarding the COVID-19 pandemic on our business, operations, and financial condition and results, and have made certain assumptions regarding the pandemic for purposes of our operational planning and financial projections, including assumptions regarding the duration and severity of the pandemic and the global macroeconomic impact of the pandemic. Despite careful tracking and planning, however, we are unable to accurately predict the extent of the impact of the pandemic on our business, operations, and financial condition and results in future periods due to the uncertainty of future developments. We are focused on all aspects of our business and are implementing measures aimed at mitigating issues where possible including by using digital technology to assist operations for our R&D and enabling functions. Recent Developments (subsequent to December 31, 2020) On January 8, 2021, PureTech participated in the second closing of Vor’s Series B Preferred Share financing. For consideration of $0.5 million, PureTech received 961,538 shares. On February 9, 2021, Vor closed its initial public offering of 9,828,017 shares at a price to the public of $18.00 per share. Subsequent to the closing, PureTech held 3,207,200.00 shares of Vor common stock, representing 8.6 percent of Vor common stock. On February 9, 2021, PureTech Health sold 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million. Following the sale PureTech holds 2,406,564 shares of Karuna common stock, representing 8.2 percent of Karuna common stock. As of March 31, 2021, we had consolidated cash and cash equivalents of $486.5 million and PureTech Level cash and cash equivalents of $443.4 million. Basis of Presentation and Consolidation Our consolidated financial information consolidates the financial information of PureTech Health plc, as well as its subsidiaries, and includes our interest in associates and investments held at fair value, and is reported in four operating segments as described below. Basis for Segmentation Our directors are our strategic decision- makers. Our operating segments are based on the financial information provided to our directors quarterly for the purposes of allocating resources and assessing performance. We have determined that each Founded Entity is representative of a single operating segment as our directors monitor the financial results at this level. When identifying the reportable segments we have determined that it is appropriate to aggregate multiple operating segments into a single reportable segment given the high level of operational and financial similarities across the entities. We have identified four reportable segments which are outlined below. Substantially all of our revenue and profit generating activities are generated within the United States and, accordingly, no geographical disclosures are provided. Internal The Internal segment is advancing Wholly Owned Programs designed to harness key immunological, fibrotic and lymphatic system mechanisms. These novel classes of immunomodulatory drugs are designed to treat serious diseases, including lung dysfunction, immuno-oncology, lymphatic, neurological and neuropsychological disorders. The Internal segment is comprised of the technologies that are wholly owned and will be advanced through either PureTech Health funding or non-dilutive sources of financing in the near-term. The operational management of the Internal segment is conducted by the PureTech Health team, which is responsible for the strategy, business development, and research and development. As of December 31, 2020, this segment included PureTech LYT, Inc. (formerly Ariya Therapeutics Inc.) and PureTech LYT 100, Inc. Controlled Founded Entities The Controlled Founded Entities segment is comprised of our subsidiaries that are currently consolidated operational subsidiaries that either have, or have plans to hire, independent management teams and have previously raised, or are currently in the process of raising, third-party dilutive capital. These subsidiaries have active research and development programs and either have entered into or plan to seek a strategic partnership with an equity or debt investment partner, who will provide additional industry knowledge and access to networks, as well as additional funding to continue the pursued growth of the company. As of December 31, 2020, this segment included Alivio Therapeutics, Inc., Entrega, Inc., Follica, Incorporated, Sonde Health, Inc. and Vedanta Biosciences, Inc. Financial Highlights As of: (in thousands) March 31, 2021 December 31, 2020 December 31, 2019 Cash and cash equivalents 486,469 403,881 132,360 Short-term investments — — 30,088 Consolidated Cash Reserves 486,469 403,881 162,448 Less: Cash and cash equivalents held at non-wholly owned subsidiaries (43,072) (54,473) (41,840) PureTech Level Cash Reserves 443,397 349,407 120,608 Less: Short-term investments — — (30,088) PureTech Level Cash and Cash Equivalents $443,397 $349,407 $90,520

PureTech Health plc Annual report and accounts 2020 77 G o ve rn a n ce Financial Review — continued The table below summarizes the entities that comprised each of our segments as of December 31, 2020: Internal Segment PureTech LYT 100.0% PureTech LYT-100, Inc. 100.0% Controlled Founded Entities Alivio Therapeutics, Inc. 91.9% Entrega, Inc. 83.1% Follica, Incorporated 85.4% Sonde Health, Inc. 51.8% Vedanta Biosciences, Inc. 59.3% Non-Controlled Founded Entities Akili Interactive Labs, Inc. 41.9% Gelesis, Inc. 25.1% Karuna Therapeutics, Inc. 12.7% Vor Biopharma Inc. 16.4% Parent Segment1 Puretech Health plc 100.0% PureTech Health LLC 100.0% PureTech Securities Corporation 100.0% PureTech Securities II Corporation 100.0% PureTech Management, Inc. 100.0% 1 Includes dormant, inactive and shell entities that are not listed here. Components of Our Results of Operations Revenue To date, we have not generated any revenue from product sales and we do not expect to generate any revenue from product sales for the near term future. We derive our revenue from the following: Contract revenue We generate revenue primarily from licenses, services and collaboration agreements, including amounts that are recognized related to upfront payments, milestone payments and amounts due to us for research and development services. In the future, revenue may include additional milestone payments and royalties on any net product sales under our collaborations. We expect that any revenue we generate will fluctuate from period to period as a result of the timing and amount of license, research and development services and milestone and other payments. Grant Revenue Grant revenue is derived from grant awards we receive from governmental agencies and non-profit organizations for certain qualified research and development expenses. We recognize grants from governmental agencies as grant income in the Consolidated Statement of Comprehensive Income/ (Loss), gross of the expenditures that were related to obtaining the grant, when there is reasonable assurance that we will comply with the conditions within the grant agreement and there is reasonable assurance that payments under the grants will be received. We evaluate the conditions of each grant as of each reporting date to ensure that we have reasonable assurance of meeting the conditions of each grant arrangement and it is expected that the grant payment will be received as a result of meeting the necessary conditions. Non-Controlled Founded Entities The Non-Controlled Founded Entities segment is comprised of the entities in respect of which PureTech Health (i) no longer holds majority voting control as a shareholder and (ii) no longer has the right to elect a majority of the members of the entity’s Board of Directors. Upon deconsolidation of an entity the segment disclosure is restated to reflect the change on a retrospective basis, as this constitutes a change in the composition of its reportable segments. The Non-Controlled Founded Entities segment included Akili Interactive Labs, Inc. (“Akili”), Vor Biopharma, Inc. (“Vor”), Karuna Therapeutics, Inc. (“Karuna”), and Gelesis, Inc. (“Gelesis”). The Non-Controlled Founded Entities segment incorporates the operational results of the aforementioned entities to the date of deconsolidation. Following the date of deconsolidation, we account for our investment in each entity at the parent level, and therefore the results associated with investment activity following the date of deconsolidation is included in the Parent Company and Other segment (the “Parent Company and Other segment”). Parent Company and Other segment The Parent Company and Other segment includes activities that are not directly attributable to the operating segments, such as the activities of the Parent, corporate support functions and certain research and development support functions that are not directly attributable to a strategic business segment as well as the elimination of intercompany transactions. This segment also captures the accounting for our holdings in entities for which control has been lost, which is inclusive of the following items: gain on deconsolidation, gain or loss on investments held at fair value, gain on loss of significant influence, and the share of net loss of associates accounted for using the equity method. As of December 31, 2020, this segment included PureTech Health plc, PureTech Health LLC, PureTech Management, Inc., PureTech Securities Corp., and PureTech Securities II Corp. as well as certain other dormant, inactive and shell entities.

78 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Operating Expenses Research and Development Expenses Research and development expenses consist primarily of costs incurred for our research activities, including our discovery efforts, and the development of our wholly-owned and our Controlled Founded Entities’ therapeutic candidates, which include: • employee-related expenses, including salaries, related benefits and equity-based compensation; • expenses incurred in connection with the preclinical and clinical development of our wholly- owned and our Founded Entities’ therapeutic candidates, including our agreements with contract research organizations, or CROs; • expenses incurred under agreements with consultants who supplement our internal capabilities; • the cost of lab supplies and acquiring, developing and manufacturing preclinical study materials and clinical trial materials; • costs related to compliance with regulatory requirements; and • facilities, depreciation and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other operating costs. We expense all research costs in the periods in which they are incurred and development costs are capitalized only if certain criteria are met. For the periods presented, we have not capitalized any development costs since we have not met the necessary criteria required for capitalization. Costs for certain development activities are recognized based on an evaluation of the progress to completion of specific tasks using information and data provided to us by our vendors and third-party service providers. Research and development activities are central to our business model. Therapeutic candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect that our research and development expenses will continue to increase for the foreseeable future in connection with our planned preclinical and clinical development activities in the near term and in the future. The successful development of our wholly-owned and our Founded Entities’ therapeutic candidates is highly uncertain. As such, at this time, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the remainder of the development of these therapeutic candidates. We are also unable to predict when, if ever, material net cash inflows will commence from our wholly-owned or our Founded Entities’ therapeutic candidates. This is due to the numerous risks and uncertainties associated with developing therapeutics, including the uncertainty of: • progressing research and development of our Wholly Owned Pipeline, including LYT-100, LYT-200, LYT-210, LYT-300 and continue to progress our GlyphTM and OrasomeTM technology platforms as well as our meningeal lymphatics discovery research program and other potential therapeutic candidates within our Wholly Owned Programs; • establishing an appropriate safety profile with investigational new drug application enabling studies to advance our preclinical programs into clinical development; • the success of our Founded Entities and their need for additional capital; • identifying new therapeutic candidates to add to our Wholly Owned Pipeline; • successful enrollment in, and the initiation and completion of, clinical trials; • the timing, receipt and terms of any marketing approvals from applicable regulatory authorities; • commercializing our wholly- owned and our Founded Entities’ therapeutic candidates, if approved, whether alone or in collaboration with others; • establishing commercial manufacturing capabilities or making arrangements with third-party manufacturers; • addressing any competing technological and market developments, as well as any changes in governmental regulations; • negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations under such arrangements; • maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know- how, as well as obtaining and maintaining regulatory exclusivity for our wholly-owned and our Founded Entities’ therapeutic candidates; • continued acceptable safety profile of our therapeutics, if any, following approval; and • attracting, hiring and retaining qualified personnel. A change in the outcome of any of these variables with respect to the development of a therapeutic candidate could mean a significant change in the costs and timing associated with the development of that therapeutic candidate. For example, the U.S. Food and Drug Administration, or FDA, the European Medicines Agency, or EMA, or another comparable foreign regulatory authority may require us to conduct clinical trials beyond those that we anticipate will be required for the completion of clinical development of a therapeutic candidate, or we may experience significant trial delays due to patient enrollment or other reasons, in which case we would be required to expend significant additional financial resources and time on the completion of clinical development. In addition, we may obtain unexpected results from our clinical trials and we may elect to discontinue, delay or modify clinical trials of some therapeutic candidates or focus on others. Identifying potential therapeutic candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our wholly-owned and our Founded Entities’ therapeutic candidates, if approved, may not achieve commercial success. General and Administrative Expenses General and administrative expenses consist primarily of salaries and other related costs, including stock- based compensation, for personnel in our executive, finance, corporate and business development and administrative functions. General and administrative expenses also include professional fees for legal, patent, accounting, auditing, tax and consulting services, travel expenses and facility- related expenses, which include direct depreciation costs and allocated Financial Review — continued

PureTech Health plc Annual report and accounts 2020 79 G o ve rn a n ce expenses for rent and maintenance of facilities and other operating costs. We expect that our general and administrative expenses will increase in the future as we increase our general and administrative headcount to support our continued research and development and potential commercialization of our portfolio of therapeutic candidates. We also expect to incur increased expenses associated with being a public company in the United States, including costs of accounting, audit, information systems, legal, regulatory and tax compliance services, director and officer insurance costs and investor and public relations costs. Total Other Income/(Loss) Gain on Deconsolidation Upon losing control of a subsidiary, the assets and liabilities are derecognized along with any related non-controlling interest (“NCI”). Any interest retained in the former subsidiary is measured at fair value when control is lost. Any resulting gain or loss is recognized as profit or loss in the Consolidated Statements of Comprehensive Income/(Loss). Gain/(Loss) on Investments Held at Fair Value Investments held at fair value include both unlisted and listed securities held by us, which include investments in Akili, Gelesis, Karuna, Vor, ResTORbio (until its sale in 2020) and certain insignificant investments. Our ownership in Akili and Vor is in preferred shares. Preferred shares form part of our ownership in Gelesis and such preferred shares investment is accounted for as Investments Held at Fair value while the investment in common stock is accounted for under the equity method. Our ownership in Karuna was in preferred shares until its IPO in June 2019 when such shares were converted into common shares. When Karuna’s preferred shares converted into common shares, our equity interest in Karuna investment was removed from Investments Held at Fair Value and accounted for under the equity method as we still retained significant influence in Karuna at such time. On December 2, 2019 we lost significant influence in Karuna and, beginning on that date, we accounted for our investment in Karuna in accordance with IFRS 9 as an Investment Held at Fair Value. We account for investments in preferred shares of our associates in accordance with IFRS 9 as Investments Held at Fair Value when the preferred shares do not provide access to returns underlying ownership interests. Loss Realized on Investments Held at Fair Value Loss realized on investments held at fair value relates to realized differences in the per share disposal price of a listed security as compared to the per share exchange quoted price at the time of disposal. The difference is attributable to a blockage discount, attributable to a variety of market factors, primarily the number of shares being transacted was significantly larger than the daily trading volume of a given security. Gain on Loss of Significant Influence Gain on loss of significant influence relates to the assessment in connection with our ability to exert significant influence over an investment in a Non-Controlled Founded Entity. As of December 31, 2020, only our investment in Gelesis meets the scope of equity method accounting. For the years ended December 31, 2019 and December 31, 2018, we recognized gains on loss of significant influence in Karuna and resTORbio, respectively. Other Income (Expense) Other income (expense) consists primarily of gains and losses related to the sale of an asset and certain investments as well as sub-lease income. Finance Costs/Income Finance costs consist of loan interest expense and the changes in the fair value of certain liabilities associated with financing transactions, mainly preferred share liabilities in respect of preferred shares issued by our non wholly owned subsidiaries to third parties. Finance income consists of interest income on funds invested in money market funds and U.S. treasuries. Share of Net Gain (Loss) of Associates Accounted for Using the Equity Method, and Impairment of Investment in Associate Associates are accounted for using the equity method (equity accounted investees) and are initially recognized at cost, or if recognized upon deconsolidation they are initially recorded at fair value at the date of deconsolidation. The consolidated financial statements include our share of the total comprehensive income and equity movements of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases. When the share of losses exceeds the net investment in the investee, including the investment in preferred shares that are considered Long-term Interests, the carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that we have incurred legal or constructive obligations or made payments on behalf of an investee. We compare the recoverable amount of the investment to its carrying amount on a go-forward basis and determine the need for impairment. Income Tax We must make certain estimates and judgments in determining income tax expense for financial statement purposes. The amount of taxes currently payable or refundable is accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using substantively enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are not recorded if we do not assess their realization as probable. The effect on deferred tax assets and liabilities of a change in income tax rates is recognized in our financial statements in the period that includes the substantive enactment date. Financial Review — continued

80 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Results of Operations The following table, which has been derived from our audited financial statements for the years ended December 31, 2020, 2019 and 2018 included herein, summarizes our results of operations for the periods indicated, together with the changes in those items in dollars:   Year Ended December 31, (in thousands) 2020 2019 2018 Change (2019 to 2020) Change (2018 to 2019) Contract revenue $8,341 $8,688 $16,371 $(347) $(7,683) Grant revenue 3,427 1,119 4,377 2,308 (3,258) Total revenue 11,768 9,807 20,748 1,961 (10,941) Operating expenses:           General and administrative expenses (49,440) (59,358) (47,365) 9,918 (11,993) Research and development expenses (81,859) (85,848) (77,402) 3,988 (8,445) Operating income/(loss) (119,531) (135,399) (104,019) 15,868 (31,380) Other income/(expense):           Gain/(loss) on deconsolidation — 264,409 41,730 (264,409) 222,679 Gain/(loss) on investments held at fair value 232,674 (37,863) (34,615) 270,537 (3,248) Loss realized on sale of investment (54,976) — — (54,976) — Loss on impairment of intangible asset — — (30) — 30 Gain/(loss) on disposal of assets (30) (82) 4,060 52 (4,142) Gain on loss of significant influence — 445,582 10,287 (445,582) 435,295 Other income/(expenses) 1,065 121 (278) 944 399 Other income/(loss) 178,732 672,167 21,154 (493,434) 651,013 Net finance income/(costs) (6,115) (46,147) 25,917 40,032 (72,065) Share of net gain/(loss) of associates accounted for using the equity method (34,117) 30,791 (11,490) (64,908) 42,281 Impairment of investment in associate — (42,938) — 42,938 (42,938) Income/(loss) before income taxes 18,969 478,474 (68,438) (459,504) 546,911 Taxation (14,401) (112,409) (2,221) 98,008 (110,188) Net income/(loss) including non-controlling interest 4,568 366,065 (70,659) (361,497) 436,724 Net (loss)/income attributable to the Company $5,985 $421,144 $(43,654) $(415,159) $464,798 Comparison of the Years Ended December 31, 2020 and 2019  Total Revenue   Year Ended December 31, (in thousands) 2020 2019 Change Contract Revenue:       Internal Segment $3,560 $6,064 $(2,503) Controlled Founded Entities 2,726 2,487 239 Non-Controlled Founded Entities — — — Parent Company and other 2,054 137 1,917 Total Contract Revenue $8,341 $8,688 $(347) Grant Revenue:       Internal Segment $32 $15 $17 Controlled Founded Entities 3,395 1,104 2,291 Non-Controlled Founded Entities — — — Parent Company and other — — — Total Grant Revenue $3,427 $1,119 $2,308 Total Revenue $11,768 $9,807 $1,961 Our total revenue was $11.8 million for the year ended December 31, 2020, an increase of $2.0 million, or 20.0 percent compared to the year ended December 31, 2019. The increase was primarily attributable to an increase of $2.3 million in grant revenue in the Controlled Founded Entities segment for the year ended December 31, 2020, which was driven primarily by Vedanta’s grant revenue earned pursuant to its CARB-X and BARDA agreements. The increase was further attributable to an increase of $1.9 million in contract revenue in the Parent segment for the year ended December 31, 2020, which was primarily driven by a $2.0 million milestone payment received from Karuna for initiation of its KarXT Phase 3 clinical study pursuant to the Exclusive Patent License Agreement between PureTech and Karuna. The increases were partially offset by a decline of $2.5 million in contract revenue in the Internal segment, which was primarily drive by the Orasome collaboration and license agreement with Roche, which concluded during the year ended December 31, 2020. Financial Review — continued

PureTech Health plc Annual report and accounts 2020 81 G o ve rn a n ce Research and Development Expenses   Year Ended December 31, (in thousands) 2020 2019 Change Research and Development Expenses:       Internal Segment $(41,583) $(25,977) $15,607 Controlled Founded Entities (40,043) (42,780) (2,737) Non-Controlled Founded Entities — (15,555) (15,555) Parent Company and other (234) (1,536) (1,302) Total Research and Development Expenses: $(81,859) $(85,848) $(3,988) Our research and development expenses were $81.9 million for the year ended December 31, 2020, a decline of $4.0 million, or 4.6 percent compared to the year ended December 31, 2019. The change was attributable to a decline of $15.6 million in the Non- Controlled Founded Entities segment owing to the deconsolidation of Vor, Karuna and Gelesis during year ended December 31, 2019. The decline was further attributable to declines of $2.7 million in the Controlled Founded Entities segment and $1.3 million in the Parent segment for the year ended December 31, 2020. The declines were partially offset by an increase of $15.6 million in research and development expenses incurred by the Internal segment for the year ended December 31, 2020. In 2020 we progressed our wholly-owned therapeutic candidates to key milestones. We completed a Phase 1 multiple ascending dose and food effect study for LYT-100. We also initiated a Phase 2a proof-of-concept study of LYT-100 in patients with breast cancer- related, upper limb secondary lymphedema as well as initiated a Phase 2 trial of LYT-100 in Long COVID respiratory complications and related sequelae, which is also known as post-acute COVID-19 syndrome (PACS). Finally, we initiated a Phase 1 clinical trial of LYT-200 for the potential treatment of metastatic solid tumors that are difficult to treat and have poor survival rates. General and Administrative Expenses   Year Ended December 31, (in thousands) 2020 2019 Change General and Administrative Expenses:       Internal Segment $(2,112) $(2,385) $(273) Controlled Founded Entities (15,061) (14,436) 625 Non-Controlled Founded Entities — (10,439) (10,439) Parent Company and other (32,267) (32,098) 168 Total General and Administrative Expenses $(49,440) $(59,358) $(9,918) Our general and administrative expenses were $49.4 million for the year ended December 31, 2020, a decrease of $9.9 million, or 16.7 percent compared to the year ended December 31, 2019. The decrease was primarily attributable to a decline of $10.4 million in the Non-Controlled Founded Entities segment, owing to the deconsolidation of Vor, Karuna and Gelesis during the year ended December 31, 2019. Total Other Income (Loss) Total other income was $178.7 million for the year ended December 31, 2020, a decrease of $493.4 million, compared to the year ended December 31, 2019. We recognized a gain on loss of significant influence of $445.6 million with respect to Karuna for the year ended December 31, 2019. No loss of significant influence of associates occurred during the year ended December 31, 2020. The decline was further attributable to a decline of $264.4 million in gain on deconsolidation as no deconsolidation of subsidiaries occurred during the year ended December 31, 2020, as compared to a gain of $264.4 million recognized for the deconsolidation of Vor, Karuna and Gelesis during the year ended December 31, 2019. The decline was further attributable to a loss of $55.0 million realized on the sale of certain investments held at fair value during year ended December 31, 2020. The declines were partially offset by an increase of $270.5 million on gain on investments held at fair value for the year ended December 31, 2020, which was primarily driven by Karuna. Net Finance Income (Costs) Net finance costs were $6.1 million for the year ended December 31, 2020, a decline of $40.0 million, or 86.7 percent compared to net finance costs of $46.1 million for the year ended December 31, 2019. The change was primarily attributable to a $42.1 million decline in the change in the fair value of our preferred shares, warrant and convertible note liabilities held by third parties for the year ended December 31, 2020. Share of Net Gain (Loss) in Associates Accounted for Using the Equity Method, and Impairment of Investment in Associate The share of net loss in associates was $34.1 million for the year ended December 31, 2020, a decrease of $64.9 million, or 210.8 percent as compared to net gain of $30.8 million for the year ended December 31, 2019. The change in share of net gain/(loss) in associates was primarily attributable to the financial results of Gelesis for the year ended December 31, 2020. Additionally, we allocated a share of our net loss in Gelesis for the year ended December 31, 2020, totaling $23.0 million, to our long-term interest in Gelesis as of December 31, 2020. We recorded equity method income of $37.1 million with respect to Gelesis, which was partially offset by our share of net loss in Karuna of $6.3 million for the year ended December 31, 2019. Additionally, we recorded an impairment charge of $42.9 million for the year ended December 31, 2019, related to our investment in common shares held in Gelesis. See Note 6 to our consolidated financial statements included elsewhere in this annual report. Taxation Income tax expense was $14.4 million for the year ended December 31, 2020, a decline of $98.0 million, or 87.2 percent as compared to the year ended December 31, 2019. The decline in income tax expense was primarily attributable to the gains realized on the loss of significant influence on Karuna for the year ended December 31, 2019 and the gains recognized on deconsolidation of Vor, Karuna and Gelesis during the year ended December 31, 2019. Financial Review — continued

82 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Comparison of the Years Ended December 31, 2019 and 2018 Total Revenue   Year Ended December 31, (in thousands) 2019 2018 Change Contract Revenue:   Internal Segment $6,064 $2,110 $3,954 Controlled Founded Entities 2,487 14,233 (11,745) Non-Controlled Founded Entities — — — Parent Company and other 137 29 108 Total Contract Revenue $8,688 $16,371 $(7,683) Grant Revenue:   Internal Segment $15 $86 $(71) Controlled Founded Entities 1,104 4,271 (3,167) Non-Controlled Founded Entities — 20 (20) Parent Company and other — — — Total Grant Revenue $1,119 $4,377 $(3,258) Total Revenue $9,807 $20,748 $(10,941) Our total revenue was $9.8 million for the year ended December 31, 2019, a decrease of $10.9 million, or 52.7 percent compared to the year ended December 31, 2018. The decline was attributable to decreases of $11.7 million in contract revenue and $3.2 million in grant revenue in the Controlled Founded Entities segment for the year ended December 31, 2019, which was driven primarily by Vedanta’s contract revenue earned under its milestone-based JBI collaboration agreement and grant revenue earned pursuant to its CARB-X agreement during 2018. The decline in Controlled Founded Entities segment’s contract and grant revenues, was partially offset by a $4.0 million increase in contract revenue in the Internal segment, which was driven by increases in contract revenue earned under the Orasome collaboration and license agreement with Roche and the Lymphatic Targeting platform collaboration and license agreement with Boehringer Ingelheim entered into in July 2019 for the year ended December 31, 2019. Research and Development Expenses   Year Ended December 31, (in thousands) 2019 2018 Change Research and Development Expenses:       Internal Segment $(25,977) $(8,929) $17,047 Controlled Founded Entities (42,780) (36,930) 5,850 Non-Controlled Founded Entities (15,555) (29,851) (14,296) Parent Company and other (1,536) (1,692) (156) Total Research and Development Expenses: $(85,848) $(77,402) $8,446 Our research and development expenses were $85.8 million for the year ended December 31, 2019, an increase of $8.4 million, or 10.9 percent compared to the year ended December 31, 2018. The change was attributable to increases of $17.0 million in the Internal segment for the year ended December 31, 2019. In 2019, we continued to shift our focus towards the Internal segment, investing in research and development activities to advance a Wholly Owned Pipeline of therapeutic candidates designed to harness key immunological, fibrotic and lymphatic system mechanisms. During the year ended December 31, 2019, we progressed LYT-100 towards first patient dosing in its Phase 1 multiple ascending dose and food effect study, which began in 2020, and prepared for the initiation of a Phase 1 clinical study of LYT-200 in solid tumors, which also began in 2020. Research and development expenses in the Controlled Founded Entities segment also increased $5.9 million as Vedanta progressed its candidates VE202, VE303, VE416 and VE800 to meaningful milestones. The increases were partially offset by a decline of $14.3 million in the Non-Controlled Founded Entities segment owing to the deconsolidation of Akili during the year ended December 31, 2018 and the deconsolidation of Vor, Karuna and Gelesis during the year ended December 31, 2019. General and Administrative Expenses   Year Ended December 31, (in thousands) 2019 2018 Change General and Administrative Expenses:       Internal Segment $(2,385) $(1,498) $887 Controlled Founded Entities (14,436) (10,212) 4,224 Non-Controlled Founded Entities (10,439) (16,385) (5,946) Parent Company and other (32,098) (19,270) 12,828 Total General and Administrative Expenses $(59,358) $(47,365) $11,993 Our general and administrative expenses were $59.4 million for the year ended December 31, 2019, an increase of $12.0 million, or 25.3 percent compared to the year ended December 31, 2018. The change was attributable to increases of $12.8 million in the Parent segment for year ended December 31, 2019, which was primarily driven by increased professional fees incurred in the exploration of an ADR listing and increased non-cash depreciation and amortization expenses incurred in the implementation of IFRS 16 Leases and the lease we entered into during the year ended December 31, 2019 for our new headquarters. Controlled Financial Review — continued

PureTech Health plc Annual report and accounts 2020 83 G o ve rn a n ce Founded Entities segment’s general and administrative expenses also increased by $4.2 million. The increases in the Internal and Controlled Founded Entities segments’ general and administrative were offset by the deconsolidation of Akili during the year ended December 31, 2018 and the deconsolidation of Vor, Karuna and Gelesis during the year ended December 31, 2019. Total Other Income (Loss) Total other income was $672.2 million for the year ended December 31, 2019, an increase of $651.0 million, as compared to the year ended December 31, 2018. The growth was attributable to an increase of $435.3 million in gain on loss of significant influence for the year ended December 31, 2019. For the year ended December 31, 2019 we recognized a gain on loss of significant influence of $445.6 million with respect to Karuna, while for the year ended December 31, 2018 we recognized a gain on loss of significant influence of $10.3 million with respect to resTORbio. The growth was further attributable to an increase of $222.7 million in gain on deconsolidation as we recognized a gain of $264.4 million for the deconsolidation of Vor, Karuna and Gelesis during the year ended December 31, 2019, as compared to a gain of $41.7 million for the deconsolidation of Akili during the year ended December 31, 2018. The gains were partially offset by a decline of $4.1 million in income related to asset disposals and an increase in fair value accounting losses of $3.2 million on certain investments held at fair value for the year ended December 31, 2019. Net Finance Income (Costs) Net finance costs were $46.1 million for the year ended December 31, 2019, an increase of $72.1 million in costs, or 278.1 percent as compared to the year ended December 31, 2018. The change was primarily attributable to a $70.5 million decline in the change in the fair value of our preferred shares, warrant and convertible note liabilities held by third parties for the year ended December 31, 2019. Share of Net Gain/(Loss) in Associates Accounted for Using the Equity Method, and Impairment of Investment in Associate The share of net income in associates was $30.8 million for the year ended December 31, 2019, an increase of $42.3 million, or 368.0 percent as compared to a net loss for the year ended December 31, 2018. The change in associate income was attributable to the deconsolidation of Karuna and Gelesis and subsequent equity method accounting from the date of deconsolidation to December 31, 2019. We recorded equity method income of $37.1 million with respect to Gelesis, which was partially offset by our share of net loss in Karuna of $6.3 million for the year ended December 31, 2019. Additionally, we recorded an impairment charge of $42.9 million for the year ended December 31, 2019, related to our investment in common shares held in Gelesis. See Note 6 to our consolidated financial statements included elsewhere in this annual report. Taxation Income tax expense was $112.4 million for the year ended December 31, 2019, an increase of $110.2 million, or 4961.2 percent as compared to the year ended December 31, 2018. The growth in income tax expense was primarily attributable to the gains realized on the loss of significant influence on Karuna for the year ended December 31, 2019 and the gains recognized on deconsolidation of Vor, Karuna and Gelesis during the year ended December 31, 2019. Critical Accounting Policies and Significant Judgments and Estimates Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRSs) adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the EU. The Consolidated Financial Statements also comply fully with IFRSs as issued by the International Accounting Standards Board (IASB). In the preparation of these financial statements, we are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates under different assumptions or conditions. Our estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revisions and future periods if the revision affects both current and future periods. While our significant accounting policies are described in more detail in the notes to our consolidated financial statements appearing at the end of this report, we believe the following accounting policies to be most critical to the judgments and estimates used in the preparation of our financial statements. See Note 1 to our consolidated financial statements for a further detailed description of our significant accounting policies. Financial instruments We account for our financial instruments according to IFRS 9. As such, when issuing preferred shares in our subsidiaries we determine the classification of financial instruments in terms of liability or equity. Such determination involves significant judgement. These judgements include an assessment of whether the financial instruments include any embedded derivative features, whether they include contractual obligations upon us to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party at any point in the future prior to liquidation, and whether that obligation will be settled by exchanging a fixed amount of cash or other financial assets for a fixed number of the Group’s equity instruments. In accordance with IFRS 9 we carry certain investments in equity securities at fair value as well as our subsidiary preferred share, convertible notes and warrant liabilities, all through profit and loss (FVTPL). Valuation of the aforementioned financial instruments (assets and liabilities) includes making significant estimates, specifically determining the appropriate valuation methodology and making certain estimates of the future earnings potential of the subsidiary businesses, appropriate discount rate and earnings multiple to be applied, marketability and other industry and company specific risk factors. Consolidation: The consolidated financial statements include the financial statements of the Company and the entities it controls. Based on the applicable accounting rules, the Company controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Therefore an assessment is required to determine whether the Company has (i) power over the investee; (ii) exposure, or rights, to variable returns from its involvement with the investee; and (iii) the ability to use its power over the investee to affect the amount of the investor’s returns. Judgement is required to perform such assessment and it requires that the Company considers, among others, activities that most significantly affect the returns of the investee, its voting shares, representation on the board, rights to appoint management, investee Financial Review — continued

84 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce dependence on the Company and other contributing factors. Investment in Associates When we do not control an investee but maintain significant influence over the financial and operating policies of the investee the investee is an associate. Significant influence is presumed to exist when we hold 20 percent or more of the voting power of an entity, unless it can be clearly demonstrated that this is not the case. We evaluate if we maintain significant influence over associates by assessing if we have the power to participate in the financial and operating policy decisions of the associate. Associates are accounted for using the equity method (equity accounted investees) and are initially recognized at cost, or if recognized upon deconsolidation they are initially recorded at fair value at the date of deconsolidation. The consolidated financial statements include our share of the total comprehensive income and equity movements of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases. When our share of losses exceeds the net investment in an equity accounted investee, including preferred share investments that are considered to be Long-Term Interests, the carrying amount is reduced to zero and recognition of further losses is discontinued except to the extent that we have incurred legal or constructive obligations or made payments on behalf of an investee. To the extent we hold interests in associates that are not providing access to returns underlying ownership interests, the instrument held by PureTech is accounted for in accordance with IFRS 9. Judgement is required in order to determine whether we have significant influence over financial and operating policies of investees. This judgement includes, among others, an assessment whether we have representation on the board of directors of the investee, whether we participate in the policy making processes of the investee, whether there is any interchange of managerial personnel, whether there is any essential technical information provided to the investee and if there are any transactions between us and the investee. Judgement is also required to determine which instruments we hold in the investee form part of the investment in the associate, which is accounted for under IAS 28 and scoped out of IFRS 9, and which instruments are separate financial instruments that fall under the scope of IFRS 9. This judgement includes an assessment of the characteristics of the financial instrument of the investee held by us and whether such financial instrument provides access to returns underlying an ownership interest. Where the company has other investments in an equity accounted investee that are not accounted for under IAS 28, judgement is required in determining if such investments constitute Long-Term Interests for the purposes of IAS 28 (please refer to Notes 5 and 6). This determination is based on the individual facts and circumstances and characteristics of each investment, but is driven, among other factors, by the intention and likelihood to settle the instrument through redemption or repayment in the foreseeable future, and whether or not the investment is likely to be converted to common stock or other equity instruments Income Taxes We must make certain estimates and judgments in determining income tax expense for financial statement purposes. The amount of taxes currently payable or refundable is accrued, and deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recognized for realizable loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax rates is recognized in income in the period that includes the enactment date. Net deferred tax assets are not recorded if we do not assess their realization as probable. Judgement is required to determine if realization of such deferred tax assets is probable. Share-based Payments Share-based payments includes stock options, restricted stock units (“RSUs”) as well as service, market and performance- based RSU awards in which the expense is recognized based on the grant date fair value of these awards. In accordance with IFRS 2, “Share-based Payments,” the fair value of the share option awards is estimated on the grant date using the Black-Scholes option- valuation model which requires the input of certain assumptions, including the expected life of the share-based award, share price volatility, dividend yield and interest rate. The volatility is based on our historical data for the purposes of the Black-Scholes option- valuation model. Expected life is based on the median expected term. Volatility is calculated by taking the weighted- average of the historical volatilities of our shares. We have not declared dividends and we do not plan to pay any dividends in the future. The risk-free interest rate for periods in the expected life of the option is based on the U.S. Treasury constant maturities in effect at the time of the grant. The fair value of the market and performance-based awards is based on the Monte Carlo simulation analysis utilizing a Geometric Brownian Motion process with 100,000 simulations to value those shares. The model considers share price volatility, risk-free rate and other covariance of comparable public companies and other market data to predict distribution of relative share performance. We recognize the estimated fair value of service, market and performance-based awards as share-based compensation expense over the vesting period based upon the determination of whether it is probable that the performance targets will be achieved. We assess the probability of achieving the performance targets at each reporting period. Cumulative adjustments, if any, are recorded to reflect subsequent changes in the estimated outcome of performance-related conditions. For share-based payment awards with market conditions, the grant date fair value is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes. Recent Accounting Pronouncements For information on recent accounting pronouncements, see our consolidated financial statements and the related notes found elsewhere in this report. Cash Flow and Liquidity Our cash flows may fluctuate and are difficult to forecast and will depend on many factors, including: • the expenses incurred in the development of wholly-owned and Controlled-Founded Entity therapeutic candidates; • the revenue generated by wholly- owned and Controlled-Founded Entity therapeutic candidates; • the revenue generated from licensing and royalty agreement with Founded Entities; Financial Review — continued

PureTech Health plc Annual report and accounts 2020 85 G o ve rn a n ce • the financing requirements of the Internal segment, Controlled- Founded Entities segment and Parent segment; and • the investment activities in the Internal, Controlled-Founded Entities, and Non-Controlled Founded Entities and Parent segments. As of December 31, 2020, we had consolidated cash and cash equivalents of $403.9 million. As of December 31, 2020, we had PureTech Level cash and cash equivalents of $349.4 million. Financial Review — continued Cash Flows The following table summarizes our cash flows for each of the periods presented:   Years Ended December 31, (in thousands) 2020 2019 2018 Net cash used in operating activities $(131,827) $(98,156) $(72,796) Net cash provided by/(used in) investing activities 364,478 63,659 (39,645) Net cash provided by/(used in) financing activities 38,869 49,910 156,887 Effect of exchange rates on cash and cash equivalents — (104) (44) Net increase in cash and cash equivalents $271,520 $15,309 $44,402 Operating Activities Net cash used in operating activities was $131.8 million for the year ended December 31, 2020, as compared to $98.2 million for the year ended December 31, 2019. The increase in outflows was primarily attributable to estimated income taxes of $20.7 million paid for our disposals of Karuna common shares during the year ended December 31, 2020. The increase was further attributable to a decrease of $4.5 million in payments received with respect to contract revenue for the year ended December 31, 2020. We received a $2.0 million milestone payment from Karuna for initiation of its KarXT Phase 3 clinical study pursuant to the Exclusive Patent License Agreement between PureTech and Karuna during the year ended December 31, 2020. We received $3.5 million from Imbrium Therapeutics LP for the execution of a Research Collaboration Option and License Agreement and $3.0 million from Boehringer Ingelheim for the execution of a Collaboration and License Agreement during the year ended December 31, 2019. The increase in outflows was further attributable to reduced interest income and the timing of payments in the normal course of business for the year ended December 31, 2020. Net cash used in operating activities was $98.2 million for the year ended December 31, 2019, as compared to $72.8 million for the year ended December 31, 2018. The increase in outflows was primarily due to our increased operating loss that resulted from increased research and development activities. In 2019, our income resulted from increased non- cash gains, that had no impact on the cash used in operating activities. Investing Activities Net cash provided by investing activities was $364.5 million for the year ended December 31, 2020, as compared to inflows of $63.7 million for the year ended December 31, 2019. The inflow was primarily attributable to the sale of Karuna and resTORbio common shares for aggregate proceeds of $350.6 million during the year ended December 31, 2020. The inflow was further attributable to cash provided by the maturity of short-term investments totaling $30.1 million. The inflows were offset by purchases of Gelesis and Vor preferred shares totaling $11.1 million and the purchase of fixed assets totaling $5.2 million. Net cash provided by investing activities was $63.7 million for the year ended December 31, 2019, as compared to net cash used in investing activities of $39.6 million for the year ended December 31, 2018. Cash provided by the maturity of short- term investments of $174.0 million was offset by the purchase of short-term investments of $69.5 million as well as the purchase of fixed assets totaling $12.1 million and the purchase of intangible assets totaling $0.4 million. The inflow was further offset by our investment in Gelesis convertible promissory notes totaling $6.5 million and Gelesis Series 3 Growth preferred shares and Karuna Series B preferred shares totaling $16.0 million. The inflow was further offset by the derecognition of cash totaling $16.0 million held by Vor, Karuna and Gelesis upon deconsolidation. Financing Activities Net cash provided by financing activities was $38.9 million for the year ended December 31, 2020, as compared to $49.9 million for the year ended December 31, 2019. The net inflow was primarily attributable to the issuances by Vedanta of a $25.0 million convertible promissory note and a long-term loan with net proceeds of $14.7 million. The inflow was further attributable to $13.8 million received from the Vedanta Series C-2 and Sonde Series A-2 preferred share financings. The inflows were partially offset by the $12.9 million settlement of 2017 RSU awards granted to certain executives. Net cash provided by financing activities was $49.9 million for the year ended December 31, 2019, as compared to net inflows of $156.9 million for the year ended December 31, 2018. The net inflow was primarily attributable to aggregate proceeds of the issuance of $51.0 million received from the Vedanta Series C and C-2, Gelesis Series 2 Growth and Sonde Series A-2 preferred share financings. Further inflows of $1.6 million were attributable to the proceeds from the issuance of convertible notes by Karuna. The inflows were partially offset by payment of our lease liability totaling $1.7 million and $1.3 million in withholding payroll tax payments related to the vesting of 2016 RSU awards granted to certain executives. Funding Requirements We have incurred operating losses since inception. Based on our current plans, we believe our existing cash and cash equivalents at December 31, 2020 will be sufficient to fund our operations and capital expenditure requirements into the first quarter of 2024 and following the sale of 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million on February 9, 2021, we have sufficient funding to extend operations over a four year period into the first quarter of 2025. We expect to incur substantial additional expenditures in the near term to support our ongoing activities. Additionally, we expect to incur additional costs as a result of operating as a U.S. public company. We expect to continue to incur net losses for the foreseeable future. Our ability to fund our therapeutic development and clinical operations as well as commercialization of our wholly-owned therapeutic candidates, will depend on

86 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce the amount and timing of cash received from planned financings. Our future capital requirements will depend on many factors, including: • the costs, timing and outcomes of clinical trials and regulatory reviews associated with our wholly-owned therapeutic candidates; • the costs of commercialization activities, including product marketing, sales and distribution; • the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property- related claims; • the emergence of competing technologies and products and other adverse marketing developments; • the effect on our therapeutic and product development activities of actions taken by the FDA, EMA or other regulatory authorities; • our degree of success in commercializing our wholly-owned therapeutic candidates, if and when approved; and • the number and types of future therapeutics we develop and commercialize. A change in the outcome of any of these or other variables with respect to the development of any of our wholly- owned therapeutic candidates could significantly change the costs and timing associated with the development of that therapeutic candidate. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our operations through a combination of equity financings, debt financings, collaborations with other companies or other strategic transactions. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or therapeutic candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, therapeutic development or future commercialization efforts or grant rights to develop and market therapeutic candidates that we would otherwise prefer to develop and market ourselves. Further, our operating plans may change, and we may need additional funds to meet operational needs and capital requirements for clinical trials and other research and development activities. We currently have no credit facility or committed sources of capital. Because of the numerous risks and uncertainties associated with the development and commercialization of our wholly-owned therapeutic candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated therapeutic development programs. Financial Position Summary Financial Position   As of December 31, (in thousands) 2020 2019 Change Investments held at fair value 530,161 714,905 (184,744) Other non-current assets 45,484 57,428 (11,943) Non-current assets 575,645 772,333 (196,687) Short-term investments — 30,088 (30,088) Cash and cash equivalents 403,881 132,360 271,521 Other current assets 10,468 6,397 4,071 Current assets 414,348 168,845 245,504 Total assets 989,994 941,178 48,816 Lease Liability 32,088 34,914 (2,827) Deferred tax liability 108,626 115,445 (6,820) Other non-current liabilities 14,818 1,219 13,598 Non-current liabilities 155,531 151,579 3,952 Trade and other payables 20,566 19,750 817 Notes payable 26,455 1,455 25,000 Warrant liability 8,206 7,997 209 Preferred shares 118,972 100,989 17,983 Other current liabilities 6,724 9,011 (2,287) Total current liabilities 180,924 139,201 41,722 Total liabilities 336,455 290,780 45,674 Net assets 653,539 650,397 3,142 Total equity 653,539 650,398 3,141 Financial Review — continued

PureTech Health plc Annual report and accounts 2020 87 G o ve rn a n ce Financial Review — continued Investments Held at Fair Value Investments held at fair value decreased $184.7 million to $530.2 million as of December 31, 2020. Investments held at fair value consists primarily of our common share investment in Karuna and our preferred share investments in Akili, Gelesis and Vor. See Notes 5 and 6 to our consolidated financial statements included elsewhere in this annual report. Fair value of investments accounted for at fair value, does not take into consideration contribution from milestones that occurred after December 31, 2020, the value of our consolidated Founded Entities (Vedanta, Follica, Sonde, Akili, Alivio, and Entrega), our Wholly Owned Programs, or our cash. Cash and Cash Equivalents, and Short- term Investments Consolidated cash, cash equivalents and short-term investments increased $241.4 million to $403.9 million as of December 31, 2020, while we had PureTech Level cash and cash equivalents of $349.4 million. The increase reflected primarily the disposals of Karuna common shares during the year ended December 31, 2020. On January 22, 2020, PureTech sold 2,100,000 shares of Karuna common shares for aggregate proceeds of $200.9 million. On May 26, 2020, PureTech sold an additional 555,500 Karuna common shares for aggregate proceeds of $45.0 million. On August 26, 2020, PureTech sold 1,333,333 common shares of Karuna for aggregate proceeds of $101.6 million. The inflows from the disposals were primarily offset by our operating loss of $119.5 million for the year ended December 31, 2020. Non-Current Liabilities Non-current liabilities increased $4.0 million to $155.5 million as of December 31, 2020. The increase reflected the execution by Vedanta of a $15.0 million long-term loan and security agreement with Oxford Finance LLC which was partially offset by declines of $2.8 million and $6.8 million in our long-term lease and deferred tax liabilities, respectively as of December 31, 2020. Trade and Other Payables Trade and other payables decreased $0.8 million to $20.6 million as of December 31, 2020. The decline reflected primarily the timing of payments as of December 31, 2020. Notes Payable Notes payable increased $25.0 million to $26.5 million as of December 31, 2020. The increase reflected the issuance by Vedanta of a $25.0 million convertible promissory note to a third party investor. Preferred Shares Preferred share liability increased $18.0 million to $119.0 million as of December 31, 2020. The increase reflected the issuance by Sonde of Series A-2 preferred shares for aggregate proceeds of $4.8 million and the issuance by Vedanta of Series C-2 preferred shares for aggregate proceeds of $9.0 million. The increases also reflected Finance costs of $4.2 million owing to the change in fair value of preferred shares during the year ended December 31, 2020. Quantitative and Qualitative Disclosures about Financial Risks Interest Rate Sensitivity As of December 31, 2020, we had consolidated cash and cash equivalents of $403.9 million, while we had PureTech Level cash and cash equivalents of $349.4 million. Our exposure to interest rate sensitivity is impacted by changes in the underlying U.K. and U.S. bank interest rates. We have not entered into investments for trading or speculative purposes. Due to the conservative nature of our investment portfolio, which is predicated on capital preservation and investments in short duration, high-quality U.S. Treasury Bills and U.S. debt obligations and related money market accounts we do not believe change in interest rates would have a material effect on the fair market value of our portfolio, and therefore we do not expect our operating results or cash flows to be significantly affected by changes in market interest rates. Foreign Currency Exchange Risk We maintain our consolidated financial statements in our functional currency, which is the U.S. dollar. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods. Such foreign currency gains or losses were not material for all reported periods. We recorded foreign currency losses in respect of foreign operations of $0.5 million, $0.0 million and $0.2 million for the years ended December 31, 2020, December 31, 2019, and December 31, 2018, respectively, which are included in Other comprehensive income/(loss) in the Consolidated Statements of Comprehensive Income/(Loss).  We do not currently engage in currency hedging activities in order to reduce our currency exposure, but we may begin to do so in the future. Instruments that may be used to hedge future risks include foreign currency forward and swap contracts. These instruments may be used to selectively manage risks, but there can be no assurance that we will be fully protected against material foreign currency fluctuations. Controlled Founded Entity Investments We maintain investments in certain Controlled Founded Entities. Our investments in Controlled Founded Entities are eliminated as intercompany transactions upon financial consolidation. We are however exposed to a preferred share liability owing to the terms of existing preferred shares and the ownership of Controlled Founded Entities preferred shares by third parties. The liability of preferred shares is maintained at fair value through the profit and loss. Our strong cash position, budgeting and forecasting processes, as well as decision making and risk mitigation framework enable us to robustly monitor and support the business activities of the Controlled Founded Entities to ensure no exposure to credit losses and ultimately dissolution or liquidation. Accordingly, we view exposure to third party preferred share liability as low. Please refer to Note 16 to our consolidated financial statements for further information regarding our exposure to Controlled Founded Entity Investments. Non-Controlled Founded Entity Investments We maintain certain investments in Non-Controlled Founded Entities which are deemed either as investments and accounted for as investments held at fair value or associates and accounted for under the equity method (please refer to Note 1 to our consolidated financial statements). Our exposure to investments held at fair value was $530.2 million as of December 31, 2020 and we may or may not be able to realize the value in the future. Accordingly, we view the risk as high. Our exposure to investments in associates in limited to the carrying amount of the investment. We are not exposed to further contractual obligations or contingent liabilities beyond the value of initial investment.

88 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce As of December 31, 2020, Gelesis was the only associate. The carrying amount of the investment in Gelesis as an associate was zero. Accordingly, we do not view this as a risk. Please refer to Notes 5, 6 and 16 to our consolidated financial statements for further information regarding our exposure to Non-Controlled Founded Entity Investments. Equity Price Risk As of December 31, 2020, we held 3,406,564 common shares of Karuna. The fair value of our investment in the common stock of Karuna was $346.1 million. The investment in Karuna is exposed to fluctuations in the market price of these common shares. The effect of a 10.0 percent adverse change in the market price of Karuna common shares as of December 31, 2020 would have been a loss of approximately $34.6 million recognized as a component of Other income (expense) in our Consolidated Statements of Comprehensive Income/(Loss). Liquidity Risk We do not believe we will encounter difficulty in meeting the obligations associated with our financial liabilities that are settled by delivering cash or another financial asset. While we believe our cash, cash equivalents and short-term investments do not contain excessive risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes or decline in value based on market conditions. Credit Risk We maintain an investment portfolio in accordance with our investment policy. The primary objectives of our investment policy are to preserve principal, maintain proper liquidity and to meet operating needs. Although our investments are subject to credit risk, our investment policy specifies credit quality standards for our investments and limits the amount of credit exposure from any single issue, issuer or type of investment. Also, due to the conservative nature of our investments and relatively short duration, interest rate risk is mitigated. We do not own derivative financial instruments. Accordingly, we do not believe that there is any material market risk exposure with respect to derivative or other financial instruments. Credit risk is also the risk of financial loss if a customer or counterparty to a financial instrument fails to meet its contractual obligations. We assess the credit quality of customers on an ongoing basis, taking into account its financial position, past experience and other factors. The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to credit ratings (if available) or to historical information about counterparty default rates. We are also potentially subject to concentrations of credit risk in accounts receivable. Concentrations of credit risk with respect to receivables is owed to the limited number of companies comprising our customer base. Our exposure to credit losses is low, however, due to the credit quality of our larger collaborative partners such as Boehringer Ingelheim and Eli Lilly. JOBS Act Exemptions and Foreign Private Issuer Status We qualify as an “emerging growth company” as defined in the U.S. Jumpstart Our Business Startups Act of 2012. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. This includes an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. We may take advantage of this exemption for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.07 billion in total annual gross revenue, have more than $700.0 million in market value of our ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these provisions that allow for reduced reporting and other requirements. We are considering whether we will take advantage of the extended transition period provided under Section 7(a) (2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same. Owing to our U.S. listing, we will report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including: • the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; • sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; • the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and • Regulation FD, which regulates selective disclosures of material information by issuers. Financial Review — continued

PureTech Health plc Annual report and accounts 2020 89 G o ve rn a n ce Chair’s overview Dear Shareholder I am pleased to introduce our Corporate Governance Report. This section sets out our governance framework and the work of the Board and its committees. As a Board, we are responsible for ensuring there is an effective governance framework in place. This includes setting the Company’s strategic objectives, ensuring the right leadership and resources are in place to achieve these objectives, monitoring performance, ensuring that sufficient internal controls and protections are in place and reporting to shareholders. An effective governance framework is also designed to ensure accountability, fairness and transparency in the Company’s relationships with all of its stakeholders, whether shareholders, employees, partners, the government or the wider patient community. We believe that good corporate governance is essential for building a successful and sustainable business. The Board is committed to the highest standards of corporate governance and undertakes to maintain a sound framework for our control and management. In this report we provide details of that framework. The key constituents necessary to deliver a robust structure are in place and, accordingly, this report includes a description of how the Company has applied the principles and provisions of the Governance Code and how it intends to apply those principles in the future. The Board looks forward to being able to discuss these matters with our shareholders in connection with our AGM or indeed at any other time during the year. Christopher Viehbacher Chair April 14, 2021 “ We believe that good corporate governance is essential for building a successful and sustainable business.”

90 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Raju Kucherlapati, Ph.D. Independent Non-Executive Director, R&D Committee Member Raju Kucherlapati, Ph.D., has served as a member of our Board since 2014. He has been the Paul C. Cabot professor of Genetics and a professor of medicine at Harvard Medical School since 2001. Dr. Kucherlapati currently serves on the board of directors of Gelesis, Inc. and KEW Inc. He was a founder and former board member of Abgenix, Cell Genesys and Millennium Pharmaceuticals. He is a fellow of the American Association for the Advancement of Science and a member of the National Academy of Medicine. Dr. Kucherlapati received his Ph.D. from the University of Illinois. He trained at Yale and has held faculty positions at Princeton University, University of Illinois College of Medicine and the Albert Einstein College of Medicine. He served on the editorial board of the New England Journal of Medicine and was Editor in Chief of the journal Genomics. His laboratory at Harvard Medical School is involved in cloning and characterization of human disease genes with a focus on human syndromes with a significant cardiovascular involvement, use of genetic/genomic approaches to understand the biology of cancer and the generation and characterization of genetically modified mouse models for cancer and other human disorders. John LaMattina, Ph.D. Independent Non-Executive Director, R&D Committee Member John LaMattina, Ph.D., has served as a member of our Board since 2009. Dr. LaMattina previously worked at Pfizer in different roles from 1977 to 2007, including vice president of U.S. Discovery Operations in 1993, senior vice president of worldwide discovery operations in 1998, senior vice president of worldwide development in 1999 and president of global research and development from 2003 to 2007. Dr. LaMattina serves on the board of directors of Ligand Pharmaceuticals, Immunome Inc. and Vedanta and is chairman of the board of directors of Alivio. Dr. LaMattina previously served on the board of Zafgen, Inc. until April 2020. He also serves on the Scientific Advisory Board of Frequency Therapeutics and is a trustee associate of Boston College. During Dr. LaMattina’s leadership tenure, Pfizer discovered and/or developed a number of important new medicines including Tarceva, Chantix, Zoloft, Selzentry and Lyrica, along with a number of other medicines currently in late stage development for cancer, rheumatoid arthritis and pain. He is the author of numerous scientific publications and U.S. patents. Dr. LaMattina received the 1998 Boston College Alumni Award of Excellence in Science and the 2004 American Diabetes Association Award for Leadership and Commitment in the Fight Against Diabetes. He was awarded an Honorary Doctor of Science degree from the University of New Hampshire in 2007. In 2010, he was the recipient of the American Chemical Society’s Earle B. Barnes Award for Leadership in Chemical Research Management. He is the author of “Devalued and Distrusted—Can the Pharmaceutical Industry Restore its Broken Image,” “Drug Truths: Dispelling the Myths About Pharma R&D” and an author of the Drug Truths blog at Forbes.com. Dr. LaMattina received a B.S. in Chemistry from Boston College and received a Ph.D. in Organic Chemistry from the University of New Hampshire. He then moved on to Princeton University as a National Institutes of Health postdoctoral fellow in the laboratory of professor E. C. Taylor. Robert Langer, Sc.D. Co-Founder and Non-Executive Director, R&D Committee Member Robert S. Langer, Sc.D., has served as a member of our Board since our founding and is our co-founder. Dr. Langer has served as the David H. Koch Institute professor at MIT since 2005. He served as a member of the FDA’s science board from 1995 to 2002 and as its chairman from 1999 to 2002. Dr. Langer serves on the board of directors of Seer Bio, Abpro Bio, Frequency Therapeutics, Alivio Therapeutics, Entrega, Inc. and Moderna, Inc. Dr. Langer has received over 220 major awards, including the 2006 U.S. National Medal of Science, the Charles Stark Draper Prize in 2002 and the 2012 Priestley Medal. He is also the first engineer to ever receive the Gairdner Foundation International Award. Dr. Langer has received the Dickson Prize for Science, Heinz Award, Harvey Prize, John Fritz Award, General Motors Kettering Prize for Cancer Research, Dan David Prize in Materials Science, Breakthough Prize in Life Sciences, National Medal of Science, National Medal of Technology and Innovation, Kyoto Prize, Wolf Prize, Albany Medical Center Prize in Medicine and Biomedical Research and the Lemelson-MIT prize. In 2006, he was inducted into the National Inventors Hall of Fame. In January 2015, Dr. Langer was awarded the 2015 Queen Elizabeth Prize for Engineering. Dr. Langer received his bachelor’s degree in Chemical Engineering from Cornell University and his Sc.D. in Chemical Engineering from MIT. Board of Directors (alphabetically)* PureTech Health is led by a seasoned and accomplished Board of Directors and management team with extensive experience in maximising shareholder value, discovering scientific breakthroughs, and delivering therapeutics to market. * Biographies for executive directors, Daphne Zohar, Stephen Muniz and Bharatt Chowrira, can be found on page 94.

PureTech Health plc Annual report and accounts 2020 91 G o ve rn a n ce Kiran Mazumdar-Shaw Independent Non-Executive Director Kiran Mazumdar-Shaw has served as a member of our Board since September 2020. Ms. Mazumdar- Shaw has been the executive chairperson of Biocon Limited, which she founded in 1978, since April 2020, and she served as managing director of Biocon Limited from 1995 to 2020. Ms. Mazumdar-Shaw holds key positions in various industry, educational, government and professional bodies globally. She has been elected as a full-term member of the board of trustees of Massachusetts Institute of Technology. She has been elected as a member of the prestigious U.S.-based National Academy of Engineering. She also serves as the lead independent member of the board of Infosys Ltd, a director on the board of United Breweries Limited, and non-executive director on the board of Narayana Health. Ms. Mazumdar-Shaw has received two of India’s highest civilian honors, the Padma Shri in 1989 and the Padma Bhushan in 2005. She was also honored with the Order of Australia, Australia’s highest civilian honor in January 2020. In 2016, she was conferred with the highest French distinction – Knight of the Legion of Honour – and in 2014 received the Othmer Gold Medal in 2014 from the U.S.-based Chemical Heritage Foundation for her pioneering efforts in biotechnology. Ms. Mazumdar-Shaw has been ranked as one of the world’s top 20 inspirational leaders in the field of biopharmaceuticals by The Medicine Maker Power List 2020, and she was the winner of EY World Entrepreneur of the Year™ 2020 Award. She was the first woman business leader from India to sign the Giving Pledge, an initiative of the Gates Foundation, committing to give the majority of her wealth to philanthropic causes. She received a bachelor’s degree in science, Zoology Hons., from Bangalore University and a master’s degree in malting and brewing from Ballarat College, Melbourne University. She has been awarded several honorary degrees from other universities globally. Dame Marjorie Scardino Senior Independent Director Dame Marjorie Scardino has served as a member of our Board since 2015. She served for 28 years as the chief executive officer of Pearson, a large education company that included The Economist, The Financial Times and Penguin Books. She was on the board of the MacArthur Foundation for 12 years, five as chairman, and left in 2017. She was was a member of the board of Twitter from 2013 to 2018 and International Airlines Group from 2014 to 2019. Dame Scardino has received a number of honorary degrees, and in 2003 was dubbed a dame of the British Empire. She is also a member of the Royal Society of the Arts in the UK and the American Association of Arts and Sciences. Christopher Viehbacher Chair Chris Viehbacher has served as a member of our Board since 2015 and as chairman since September 2019. He has been the managing partner of Gurnet Point Capital since October 2014. Immediately prior to joining Gurnet Point Capital, Mr. Viehbacher served as the chief executive officer and member of the board of directors of Sanofi from December 2008 to October 2014. From 1993 to 2008, Mr. Viehbacher worked at GlaxoSmithKline in different roles, including ultimately President of its North American pharmaceutical division. Mr. Viehbacher began his career with PricewaterhouseCoopers LLP and qualified as a chartered accountant. Mr. Viehbacher currently serves on the board of directors of Vedanta Biosciences as chairman, BEFORE Brands, Crossover Health, Boston Pharmaceuticals, Zikani and Gurnet Point Capital LLC. Mr. Viehbacher previously served on the board of directors of Axcella Health Inc. and Corium International, Inc. Mr. Viehbacher also serves on the Board of Trustees of Northeastern University and the Board of Fellows of Stanford Medical School. Mr. Viehbacher has co-chaired the Chief Executive Officer Roundtable on Neglected Diseases with Bill Gates and formerly chaired the chief executive officer Roundtable on Cancer. He was the chairman of the board of the Pharmaceutical Research and Manufacturers of America as well as president of the European Federation of Pharmaceutical Industries and Associations. At the World Economic Forum at Davos, Mr. Viehbacher was a chair of the Health Governors and co-chaired an initiative to create a Global Charter for Healthy Living. He was also a member of the International Business Council. Mr. Viehbacher has received the Pasteur Foundation Award for outstanding commitment to safeguarding and improving health worldwide. He has also received France’s highest civilian honor, the Légion d’honneur. Mr. Viehbacher received his bachelor’s degree in Commerce from Queen’s University in Ontario, Canada in 1983. Board of Directors — continued

92 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Dennis Ausiello, M.D.** Board Advisor, R&D Committee Member Dennis Ausiello, M.D., is a board advisor and member of the PureTech R&D Committee. He is the Jackson Distinguished Professor of Clinical Medicine and was previously director, emeritus of the M.D./Ph.D. Program at Harvard Medical School. Dr. Ausiello is chairman of medicine, emeritus and director of the Center for Assessment Technology and Continuous Health (CATCH) at Massachusetts General Hospital (MGH). This center is a partnership among MGH, MIT and Harvard University with a mission to develop real-time assessment of human traits in wellness and disease. In partnership with industry, it is creating tools for measurements of traditional and novel phenotypes. Understanding the need for partnerships between the academy and industry, Dr. Ausiello served on the board of directors of Pfizer Pharmaceuticals, where he was their former lead director. He currently serves as a member of the board of directors of Seres Health and Alnylam. Dr. Ausiello is also a member of the board of directors of several non-public biotech companies and is a consultant to Verily (formerly Google Life Sciences) and Pfizer Pharmaceuticals. Dr. Ausiello is a nationally recognized leader in academic medicine who was elected to the National Academy of Medicine in 1999 and the American Academy of Arts and Sciences in 2003. He has published numerous articles, book chapters and textbooks and has served as an editor of Cecil’s Textbook of Medicine. Dr. Ausiello received his BA from Harvard College and an M.D. from the University of Pennsylvania. H. Robert Horvitz, Ph.D.** Board Advisor, R&D Committee Chair H. Robert Horvitz, Ph.D., is a board observer and Chair of the R&D Committee at PureTech. He received the Nobel Prize in Physiology or Medicine and is the David H Koch Professor of Biology at Massachusetts Institute of Technology, an investigator of the Howard Hughes Medical Institute, neurobiologist (Neurology) at Massachusetts General Hospital, a member of the MIT McGovern Institute for Brain Research and the MIT Koch Institute for Integrative Cancer Research. He is cofounder of multiple life science companies, including Epizyme (EPZM), Mitobridge (acquired by Astellas) and Idun Pharmaceuticals (acquired by Pfizer) and was a member of the Scientific Advisory Board of the Novartis Institutes for BioMedical Research. Dr. Horvitz was a member of the board of trustees of the Massachusetts General Hospital. He also previously served as Chairman of the Board of Trustees of the Society for Science and the Public and as President of the Genetics Society of America. Dr. Horvitz is a member of the U.S. National Academy of Sciences, the U.S. National Academy of Medicine and the American Philosophical Society and is a foreign member of the Royal Society of London. He is a fellow of the American Academy of Arts and Sciences and of the American Academy of Microbiology. Dr. Horvitz received the U.S. National Academies of Science Award in Molecular Biology; the Charles A. Dana Award for Pioneering Achievements in Health; the Ciba-Drew Award for Biomedical Science; the General Motors Cancer Research Foundation Alfred P. Sloan, Jr. Prize; the Gairdner Foundation International Award; the March of Dimes Prize in Developmental Biology; the Genetics Society of America Medal; the Bristol-Myers Squibb Award for Distinguished Achievement in Neuroscience; the Wiley Prize in the Biomedical Sciences; the Peter Gruber Foundation Genetics Prize; the American Cancer Society Medal of Honor; the Alfred G. Knudson Award of the National Cancer Institute; and the UK Genetics Society Mendel Medal. He has received honorary doctoral degrees from the University of Rome, Cambridge University, Pennsylvania State University and the University of Miami. Bennett Shapiro, M.D.** Board Advisor, R&D Committee Member Bennett Shapiro, M.D., is a PureTech co-founder, a board advisor, a member of PureTech’s R&D Committee. He also served as member of the Board from the Company’s founding through June 2020. Dr. Shapiro was previously Executive Vice President at Merck Research Laboratories of Merck & Co. where he initially led Worldwide Basic Research and was responsible for all the basic and preclinical research activities at Merck. He later led Worldwide Licensing and External Research and was responsible for Merck’s relationships with the academic and industrial biomedical research community. His leadership resulted in the discovery, development and registration of approximately 25 drugs and vaccines. Previously, he was professor and chairman of the Department of Biochemistry at the University of Washington and is the author of over 120 papers on the molecular regulation of cellular behavior. Following an internship in Medicine at the University of Pennsylvania Hospital, he was a Research Associate at the NIH, then a Visiting Scientist at the Institut Pasteur in Paris and returned to the NIH as Chief-Section on Cellular Differentiation in the Laboratory of Biochemistry prior to joining the University of Washington. Dr. Shapiro has been a Guggenheim Fellow, a Fellow of the Japan Society for the Promotion of Science and a Visiting Professor at the University of Nice. He currently serves as a member of the board of directors of Vedanta Biosciences and VBL Therapeutics. Dr. Shapiro previously served as a director of Celera Corporation, the Drugs for Neglected Diseases initiative and the Mind and Life Institute. Dr. Shapiro received a B.S. in Chemistry from Dickinson College and his M.D. from Jefferson Medical College. Board of Directors — continued ** Dr. Horvitz, Dr. Ausiello and Dr. Shapiro are not members of the PureTech Board. As a Board Observer, Dr. Horvitz attends the majority of Board meetings. As Board Advisors, Dr. Ausiello and Dr. Shapiro attend select Board meetings. All three are also members of PureTech’s R&D Committee, of which Dr. Horvitz is the Chair.

PureTech Health plc Annual report and accounts 2020 93 G o ve rn a n ce Joseph Bolen, Ph.D. Chief Scientific Officer Joseph Bolen, Ph.D., first joined PureTech in October 2015 and has served as PureTech’s chief scientific officer since October 2016. Prior to joining PureTech, Dr. Bolen oversaw all aspects of research and development, or R&D, for Moderna, Inc. as president and chief scientific officer from July 2013 to October 2015. Previously, he was chief scientific officer and global head of oncology research at Millennium: The Takeda Oncology Company. Prior to joining Millennium in 1999, Dr. Bolen held senior positions at Hoechst Marion Roussel, Schering-Plough and Bristol-Myers Squibb. Dr. Bolen began his career at the National Institutes of Health, where he contributed to the discovery of a class of proteins known as tyrosine kinase oncogenes as key regulators of the immune system. Dr. Bolen received a B.S. in Microbiology & Chemistry and a Ph.D. in Immunology from the University of Nebraska and conducted his postdoctoral training in Molecular Virology at the Kansas State University Cancer Center. Bharatt Chowrira, Ph.D., J.D. President and Chief of Business and Strategy, Member of the Board of Directors Bharatt Chowrira, Ph.D., J.D., has been our president and chief of business and strategy since March 2017 and has served as a member of PureTech’s Board since February 1, 2021. Prior to joining PureTech, Dr. Chowrira was the president of Synlogic, Inc., a biopharmaceutical company focused on developing synthetic microbiome- based therapeutics, from September 2015 to February 2017, where he oversaw and managed corporate and business development, alliance management, financial, human resources, intellectual property and legal operations. Prior to that, Dr. Chowrira was the chief operating officer of Auspex Pharmaceuticals, Inc. from October 2013 to July 2015, which was acquired by Teva Pharmaceuticals Ltd. in the spring of 2015. Previously, he was president and chief executive officer of Addex Therapeutics Ltd., a biotechnology company publicly-traded on the SIX Swiss Exchange, from August 2011 to July 2013. Prior to that Dr. Chowrira held various leadership and management positions at Nektar Therapeutics (chief operating officer), Merck & Co, or Merck (vice president), Sirna Therapeutics (general counsel; acquired by Merck) and Ribozyme Pharmaceuticals (chief patent counsel). Dr. Chowrira is currently a member of the board of directors of Vedanta Biosciences, Inc., or Vedanta and previously served on the board of directors of Karuna Therapeutics, Inc. from August of 2017 to December 2019. Dr. Chowrira received a J.D. from the University of Denver’s Sturm College of Law, a Ph.D. in Molecular Biology from the University of Vermont College of Medicine, an M.S. in Molecular Biology from Illinois State University and a B.S. in Microbiology from the UAS, Bangalore, India. Eric Elenko, Ph.D. Chief Innovation Officer Eric Elenko, Ph.D., has served as our chief innovation officer since June 2015 and held various other positions at PureTech prior thereto. While at PureTech, Dr. Elenko has led the development of a number of programs, including Akili Interactive Labs, Gelesis, Karuna Therapeutics and Sonde Health. Dr. Elenko serves on the board of directors of Sonde and Alivio. Prior to joining PureTech, Dr. Elenko was a consultant with McKinsey and Company from February 2002 to September 2005, where he advised senior executives of both Fortune 500 and specialty pharmaceutical companies on a range of issues such as product licensing, mergers and acquisitions, research and development strategy and marketing. Dr. Elenko received a B.A. in Biology from Swarthmore College and his Ph.D. in Biomedical Sciences from University of California, San Diego. George Farmer, Ph.D. Chief Financial Officer George Farmer, Ph.D., has served as our chief financial officer since January 1, 2021. Dr. Farmer joined PureTech from BMO Capital Markets, where he completed a 15-year career as a senior biotechnology equity analyst providing in-depth sector research for institutional investor clients. Prior to this role, Dr. Farmer served as chief executive officer of Cortice Biosciences, a privately held biotechnology company focused on the clinical development of therapies for brain malignancies and neurodegenerative diseases. He also served as vice president of corporate development at Synta Pharmaceuticals, a publicly traded company developing cancer therapeutics. Dr. Farmer was a postdoctoral fellow at Sloan Kettering Cancer Center and University of California San Francisco after receiving his Ph.D. in biological sciences from Columbia University and a BA from Dartmouth College. Management team (alphabetically)

94 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Joep Muijrers, Ph.D. Chief of Portfolio Strategy Joep Muijrers, Ph.D., has served as our chief of portfolio strategy since May 2020, and previously served as our chief financial officer from April 2018 to May 2020. Prior to joining PureTech, he was a portfolio manager and partner at Life Science Partners, or LSP, a specialist investor group with sole focus on investing in healthcare and life sciences, in The Netherlands and in Boston for 11 years. Prior to joining LSP, he held the position of director corporate finance and capital markets at Fortis Bank, currently part of ABN AMRO. Dr. Muijrers is currently a member of the board of directors of Alivio, Entrega, Follica and Sonde. Dr. Muijrers received a M.S. from the University of Nijmegen and a Ph.D. from EMBL Heidelberg. Stephen Muniz, Esq.*** Chief Operating Officer, Member of the Board of Directors Stephen Muniz, Esq., has served as our chief operating officer and a member of our Board since June 2015, and previously served as executive vice president of legal, finance and operations from 2007 to June 2015. Prior to joining PureTech, Mr. Muniz was a partner in the Corporate Department of Locke Lord LLP, where he practiced law for 10 years. Mr. Muniz’s practice at Locke Lord LLP focused on the representation of life science venture funds as well as their portfolio companies in general corporate matters and in investment and liquidity transactions. He was also a Kauffman entrepreneur fellow, a program sponsored by the Kauffman Foundation. Mr. Muniz also sits on the board of directors of Entrega, Follica and Alivio and previously served on the board of directors of Karuna and Gelesis. Mr. Muniz received a B.A. in Economics and Accounting from The College of the Holy Cross and a J.D. from the New England School of Law where he graduated summa cum laude. Daphne Zohar Founder and Chief Executive Officer, Member of the Board of Directors Daphne Zohar is the founder of PureTech and has served as our chief executive officer and a member of our board of directors since our formation and UK main market listing in 2015 and served as the founding chief executive officer of a number of our Founded Entities. A successful entrepreneur, Ms. Zohar created PureTech, assembling a leading team and scientific network to help implement her vision for the company, and was a key participant in fundraising, business development and establishing the underlying programs and platforms that have resulted in PureTech’s substantial pipeline which is comprised of 26 therapeutics and therapeutic candidates to date, including two therapeutics that have been cleared by the U.S. Food and Drug Administration for marketing and granted marketing authorization in the European Economic Area, or EEA. Ms. Zohar has been recognized as a top leader and innovator in biotechnology by a number of sources, including EY, BioWorld, MIT’s Technology Review, the Boston Globe, and Scientific American. Previously, Ms. Zohar has served on a number of private company boards including Karuna Therapeutics, Inc. and served on the board of resTORbio, Inc. (now Adicet Bio, Inc.) from December 2017-November 2018. Ms. Zohar received a B.S. from Northeastern University. Management team — continued *** Effective May 17, 2021, Mr. Muniz will no longer be an officer of PureTech or a member of PureTech’s board of directors.

PureTech Health plc Annual report and accounts 2020 95 G o ve rn a n ce Roles and responsibilities of the Board The Board is responsible to shareholders for our overall management as a whole. The main roles of the Board are: • creating value for shareholders; • providing business and scientific leadership; • approving our strategic objectives; • ensuring that the necessary financial and human resources are in place to meet strategic objectives; • overseeing our system of risk management; and • setting the values and standards for both our business conduct and governance matters. The Directors are also responsible for ensuring that obligations to shareholders and other stakeholders are understood and met and that communication with shareholders is maintained. The responsibility of the Directors is collective, taking into account their respective roles as Executive Directors and Non- Executive Directors. All Directors are equally accountable to the Company’s shareholders for the proper stewardship of its affairs and our long-term success. The Board reviews strategic issues on a regular basis and exercises control over our performance by agreeing on budgetary and operational targets and monitoring performance against those targets. The Board has overall responsibility for our system of internal controls and risk management. Any decisions made by the Board on policies and strategy to be adopted by us or changes to current policies and strategy are made following presentations by the Executive Directors and other members of management, and only after a detailed process of review and challenge by the Board. Once made, the Executive Directors and other members of management are fully empowered to implement those decisions. Except for a formal schedule of matters which are reserved for decision and approval by the Board, the Board has delegated our day-to-day management to the Chief Executive Officer who is supported by other members of the senior management team. The schedule of matters reserved for Board decision and approval are those significant to us as a whole due to their strategic, financial or reputational implications. The Company’s schedule of matters reserved for the Board includes the following matters: • approval and monitoring of our strategic aims and objectives; • approval of the annual operating and capital expenditure budget; • changes to our capital structure, the issue of any of our securities and material borrowings; • approval of the annual report and half-year results statement, accounting policies and practices or any matter having a material impact on our future financial performance; • ensuring a sound system of internal control and risk management; • approving Board appointments and removals, and approving policies relating to directors’ remuneration; • strategic acquisitions; • major disposals of our assets or subsidiaries; • approval of all circulars, prospectuses and other documents issued to shareholders governed by the Financial Conduct Authority’s (FCA) Listing Rules, Disclosure Guidance and Transparency Rules or the City Code on Takeovers and Mergers; • approval of terms of reference and membership of Board committees; • considering and, where appropriate, approving directors’ conflicts of interest; and • approval, subject to shareholder approval, of the appointment and remuneration of the auditors. The schedule of matters reserved to the Board is available on request from the Company Secretary or within the Investors section of our website at www.puretechhealth.com. The Board delegates specific responsibilities to certain committees that assist the Board in carrying out its functions and ensure independent oversight of internal control and risk management. The three principal Board committees (Audit, Remuneration and Nomination) play an essential role in supporting the Board in fulfilling its responsibilities and ensuring that we maintain the highest standards of corporate governance. Each committee has its own terms of reference which set out the specific matters for which delegated authority has been given by the Board. The terms of reference for each of the committees are fully compliant with the provisions of the Governance Code. All of these are available on request from the Company Secretary or within the Investors section of our website at www.puretechhealth.com. Board size and composition As of December 31, 2020, there were eight Directors on the Board: the Non-Executive Chair, two Executive Directors and five Non-Executive Directors. As of the date of approval of this Annual Report there were nine Directors on the Board: the Non- Executive Chair, three Executive Directors and five Non-Executive Directors. The biographies of these Directors are provided on pages 90 to 94. One of the Company’s former Non-Executive Directors, Dr. Bennett Shapiro, retired from the Board in June 2020. Ms. Kiran Mazumdar-Shaw was appointed as a Non-Executive Director in September 2020. There were no other changes to the composition of the Board during 2020. In February 2021, Dr. Bharatt Chowrira was appointed as an Executive Director. The Company’s policy relating to the terms of appointment and the remuneration of both Executive and Non-Executive Directors is detailed in the Directors’ Remuneration Report on pages 107 to 120. The size and composition of the Board is regularly reviewed by the Nomination Committee to ensure there is an appropriate and diverse mix of skills and experience on the Board. The Board may appoint any person to serve as a Director, either to fill a vacancy or as an addition to the existing Board. Any Director so appointed by the Board shall hold office only until the following AGM and then shall be eligible for election by the shareholders. In accordance with the Governance Code, all of the Directors will be offering themselves for election at the AGM to be held on May 27, 2021, full details of which are set out in the notice of meeting accompanying this Annual Report. Non-Executive Directors The Company’s Non-Executive Directors are Mr. Christopher Viehbacher (Chair), Dr. Raju Kucherlapati, Dr. John LaMattina, Dr. Robert Langer, Ms. Kiran Mazumdar- Shaw and Dame Marjorie Scardino. The Board

96 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce The Board — continued The Non-Executive Directors provide us with a wide range of skills and experience. Each Non-Executive Director has significant senior level experience as well as an extensive network in each of their own fields, an innovative mindset and independent judgement on issues of strategy, performance and risk, and is well placed to constructively challenge and scrutinize the performance of management. In addition, most of our Non-Executive Directors also serve as members of one or more boards of directors of our Founded Entities and are key drivers for our Wholly Owned Pipeline. Senior Independent Director The Company’s Senior Independent Director is Dame Marjorie Scardino. A key responsibility of the Senior Independent Director is to be available to shareholders in the event that they may feel it inappropriate to relay views through the Chair or Chief Executive Officer. In addition, the Senior Independent Director serves as an intermediary between the rest of the Board and the Chair where necessary. Further, the Senior Independent Director will lead the Board in its deliberations on any matters on which the Chair is conflicted. The roles of Chair and Chief Executive Officer The Company’s Chair is Mr. Christopher Viehbacher. There is a clear division of responsibilities between the Chair and the Chief Executive Officer. Mr. Viehbacher was appointed Chair in September 2019. The Chair is responsible for the leadership and conduct of the Board and for ensuring effective communication with shareholders. The Chair facilitates the full and effective contribution of Non-Executive Directors at Board and Committee meetings, ensures that they are kept well informed and ensures a constructive relationship between the Executive Directors and Non-Executive Directors. The Chair also ensures that the Board committees carry out their duties, including reporting back to the Board either orally or in writing following their meetings at the next Board meeting. The role of the Chief Executive Officer, Ms. Daphne Zohar, is to lead the execution of the Company’s strategy and the executive management of PureTech. She is responsible, among other things, for the development and implementation of strategy and processes which enable us to meet the requirements of shareholders, for delivering the operating plans and budgets for our businesses, for monitoring business performance against key performance indicators (KPIs) and reporting on these to the Board and for providing the appropriate environment to recruit, engage, retain and develop the high-quality personnel needed to deliver our strategy. Independence The Governance Code requires that at least 50 percent of the Board of a UK premium listed company, excluding the Chair, consists of Non-Executive Directors determined by the Board to be independent in character and judgement and free from relationships or circumstances which may affect, or could appear to affect, the Directors’ judgement. The Board regards Dr. Kucherlapati, Dr. LaMattina, Ms. Mazumdar-Shaw and Dame Marjorie Scardino as Independent Non-Executive Directors for the purposes of the Governance Code. In reaching this determination, the Board duly considered (i) their directorships and links with other Directors through their involvement in other subsidiary companies; (ii) their equity interests in PureTech and/or the Founded Entities; and (iii) in respect of Dr. LaMattina, the length of his tenure as a Director of the Company. The Board is satisfied that the judgement, experience and challenging approach adopted by each of these Directors should ensure that they each make a significant contribution to the work of the Board and its committees. Therefore, the Board has determined that Dr. Kucherlapati, Dr. LaMattina, Ms. Mazumdar-Shaw and Dame Marjorie Scardino are of independent character and judgement, notwithstanding the circumstances described at (i), (ii) and (iii) above. As previously disclosed, with the resignation of Mr. Joichi Ito and the appointment of Mr. Viehbacher as Chair in 2019, less than 50 percent of the Company’s Board, excluding the Chair, was determined by the Board to be independent during a portion of 2020 as required by the Governance Code. However, Dr. Shapiro, who was not considered independent due to the length of his tenure as a Director of the Company, did not stand for re-election at the 2020 AGM and, accordingly, following the 2020 AGM, the Board satisfied this requirement, and the situation improved further through the addition of Ms. Mazumdar-Shaw to the Board in September 2020. Board support, indemnity and insurance The Company Secretary, Dr. Bharatt Chowrira, is responsible to the Board for ensuring Board procedures are followed, applicable rules and regulations are complied with and that the Board is advised on governance and relevant regulatory matters. All Directors have access to the impartial advice and services of the Company Secretary. There is also an agreed procedure for Directors to take independent professional advice at the Company’s expense. In accordance with the Company’s Articles of Association and a contractual Deed of Indemnity, the Directors have been granted an indemnity issued by the Company to the extent permitted by law in respect of liabilities incurred to third parties as a result of their office. The indemnity would not provide any coverage where a Director is proved to have acted fraudulently or with wilful misconduct. The Company has also arranged appropriate insurance cover in respect of legal action against its Directors and officers. Board meetings and decisions The Board meets regularly during the year, as well as on an ad hoc basis as required by business need. The Board had 13 scheduled meetings in 2020, and details on attendance are set forth in the table below: Director Number of Board Meetings Attended Christopher Viehbacher 13/13 Raju Kucherlapati 12/13 John LaMattina 13/13 Robert Langer 11/13 Kiran Mazumdar-Shaw1 2/3 Dame Marjorie Scardino 12/13 Bennett Shapiro2 7/7 Daphne Zohar 13/13 Stephen Muniz 13/13 The missed meetings were a result of unexpected scheduling conflicts. 1 Kiran Mazumdar-Shaw joined the Board in September 2020. 2 Bennett Shapiro’s service on the Board ended in June 2020.

PureTech Health plc Annual report and accounts 2020 97 G o ve rn a n ce The Board — continued Where absences were unavoidable, the impacted Director reviewed with management the topics and materials to be discussed at the meeting, and provided appropriate feedback to be conveyed at such meeting. The Board also acted by unanimous written consent four times in 2020. At each meeting of the Board, there was a closed session held in which only the Chair and the other Non-Executive Directors participated. The schedule of Board and Committee meetings each year is, so far as is possible, determined before the commencement of that year and all Directors or, if applicable, all Committee members, are expected to attend each meeting. Supplementary meetings of the Board and/or the Committees are held as and when necessary. Each member of the Board receives in advance of each scheduled meeting detailed Board packages, which include an agenda based upon matters to be addressed and appropriate presentation and background materials. If a Director is unable to attend a meeting due to exceptional circumstances, he or she will nonetheless receive the meeting materials and discuss the materials with the Chief Executive Officer. The Chair, Chief Executive Officer and senior management team work together to ensure that the Directors receive relevant information to enable them to discharge their duties and that such information is accurate, timely and clear. This information includes quarterly management accounts containing analysis of performance against budget as well as a summary of the operational performance of each of our businesses against its goals. Additional information is provided as appropriate for the topics being addressed at the meeting. At each meeting, the Board receives presentations from the Chief Executive Officer and, by invitation, other members of senior management as required. This ensures that all Directors are in a position to monitor effectively our overall performance, and to contribute to the development and implementation of its strategy. The majority of Board meetings are held at our offices in Boston, Massachusetts, U.S., which gives members of the Company’s senior management team, as well as the senior management of the Founded Entities, the opportunity to formally present to the Board on new technology development and business strategies. During the COVID-19 pandemic, for the safety of the Board and the Company’s employees, all board meetings have been held by videoconference. Most Directors also serve on the boards of directors of our Founded Entities. These Founded Entity boards of directors meet regularly during the year, as well as on an ad hoc basis as required by business need. This service enables the Directors to have deep understanding of the businesses and contribute significantly to the strategy and oversight of these businesses. Directors’ conflicts of interest Each Director has a statutory duty under the Companies Act 2006 (the CA 2006) to avoid a situation in which he or she has or can have a direct or indirect interest that conflicts or may potentially conflict with the interests of the Company. This duty is in addition to the continuing duty that a director owes to the Company to disclose to the Board any transaction or arrangement under consideration by the Company in which he or she is interested. The Company’s Articles of Association permit the Board to authorize conflicts or potential conflicts of interest. The Board has established procedures for managing and, where appropriate, authorizing any such conflicts or potential conflicts of interest. In deciding whether to authorize any conflict, the Directors must have regard to their general duties under the CA 2006 and their overriding obligation to act in a way they consider, in good faith, will be most likely to promote the Company’s success. In addition, the Directors are able to impose limits or conditions when giving authorization to a conflict or potential conflict of interest if they think this is appropriate. The authorization of any conflict matter, and the terms of any authorization, may be reviewed by the Board at any time. The Board believes that the procedures established to deal with conflicts of interest are operating effectively. Induction, awareness and development In preparation for the Company’s initial public offering (IPO), all Directors received an induction briefing from the Company’s legal advisors on their duties and responsibilities as Directors of a publicly quoted company. The Directors also received presentations from the Company’s corporate brokers prior to the IPO. In addition, in order to ensure that the Directors continue to further their understanding of the challenges facing our Founded Entities and Wholly Owned Pipeline, the Board periodically receives the presentations and reports covering the business and operations of each of our Founded Entities as well as its Wholly Owned Pipeline. We have put in place a comprehensive induction plan for any new Directors. This program will be tailored to the needs of each individual Director and agreed with him or her so that he or she can gain a better understanding of us and our businesses. In addition, the Company facilitates sessions as appropriate with our advisers, as well as appropriate governance specialists, to ensure that any new Directors are fully aware of, and understand, their responsibilities and obligations of a publicly quoted company and of the governance framework within which they must operate. Board effectiveness and performance evaluation The Board periodically reviews its effectiveness and performance. The Board seeks the assistance of an independent third party provider at least once every three years in its evaluation in compliance with the Governance Code, and will otherwise carry out an internally facilitated Board evaluation led by the Senior Independent Director, assisted by the Company Secretary, covering the effectiveness of the Board as a whole, its individual Directors and its Committees. In addition to the above, the Non- Executive Directors, led by the Senior Independent Director, will periodically appraise the Chair’s performance, following which the Senior Independent Director will provide any feedback to the Chair. The performance of each

98 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce of the Directors on the Board and the performance of the committees of the Board will be reviewed by the Chair as deemed necessary. The performance of Executive Directors will be reviewed by the Board on an ongoing basis, as deemed necessary, in the absence of the Executive Director under review. Committees of the Board The Board has three principal committees: the Nomination Committee, the Audit Committee and the Remuneration Committee. The composition of the three principal committees of the Board and the attendance of the members throughout the year is set out in the respective committee reports contained in this Annual Report. The terms of reference of each committee are available on request from the Company Secretary and within the Investors section of our website at www.puretechhealth.com. Internal Control The Board fully recognizes the importance of the guidance contained in the Guidance on Risk Management, Internal Control and Related Financial and Business Reporting. Our internal controls were in place during the whole of 2020, with two significant failures in internal control identified for the year ended December 31, 2020. The Board is responsible for establishing and monitoring internal control systems and for reviewing the effectiveness of these systems. The Board views the effective operation of a rigorous system of internal control as critical to our success; however, it recognizes that such systems are designed to manage rather than eliminate risk of failure and can provide only reasonable and not absolute assurance against material misstatement or loss. The key elements of our internal control system, all of which have been in place during the financial year and up to the date these financial statements were approved, are as follows: Control environment and procedures We have a clear organizational structure with defined responsibilities and accountabilities. It adopts the highest values surrounding quality, integrity and ethics, and these values are communicated clearly throughout the whole organization. Detailed written policies and procedures have been established covering key operating and compliance risk areas. These policies and procedures are reviewed and the effectiveness of the systems of internal control is assessed periodically by the Board. Identification and evaluation of risks The Board actively identifies and evaluates the risks inherent in the business and ensures that appropriate controls and procedures are in place to manage these risks. The Board obtains an update regarding its Wholly Owned Pipeline and all Founded Entities on a regular basis and reviews our performance and the performance of our Wholly Owned Pipeline and Founded Entities on a quarterly basis, although performance of business units may be reviewed more frequently if deemed appropriate. The key risks and uncertainties we face, as well as the relevant mitigations, are set out on pages 69 to 71 and in the Additional Information section from pages 191 to 227. Information and financial reporting systems We evaluate and manage significant risks associated with the process for preparing consolidated accounts by having in place systems and controls that ensure adequate accounting records are maintained and transactions are recorded accurately and fairly to permit the preparation of financial statements in accordance with IFRS. The Board approves the annual operating budgets and regularly receives details of actual performance measured against the budget. Principal risks and uncertainties Our operations and the implementation of our objectives and strategy are subject to a number of key risks and uncertainties. Risks are formally reviewed by the Board at least annually and appropriate procedures are put in place to monitor and, to the extent possible, mitigate these risks. A summary of the key risks affecting us and the steps taken to manage these risks is set out on pages 69 to 71 and in the Additional Information section from pages 191 to 227. Relations with stakeholders The Company is committed to a continuous dialogue with shareholders as it believes that this is essential to ensure a greater understanding of and confidence amongst its shareholders in our medium and longer term strategy and in the Board’s ability to oversee its implementation. It is the responsibility of the Board as a whole to ensure that a satisfactory dialogue takes place. Section 172 of the CA 2006 requires Directors to take into consideration the interests of stakeholders in their decision making. The Board is committed to understanding and engaging with all key stakeholder groups of the Company in order to maximise value and promote long- term Company success in line with our strategic objectives. The Board recognizes its duties under Section 172 and continuously has regard to how the Company’s activities and decisions will impact employees, those with which it has a business relationship, the community and environment and its reputation for high standards of business conduct. In weighing all of the relevant factors, the Board, acting in good faith and fairly between members, makes decisions and takes actions that it considers will best lead to the long- term success of the Company. During the year, the Board assessed its current activities between the Board and its stakeholders, which demonstrated that the Board actively engages with its stakeholders and takes their various objectives into consideration when making decisions. Specifically, actions the Board has taken to engage with its stakeholders in 2020 include: Investors • Our shareholders are the owners and investors in our business and we make significant efforts to engage with our shareholders and understand their objectives. Unfortunately, we were unable to meet shareholders in person at our 2020 AGM due to the COVID-19 pandemic, but we provided an opportunity for shareholders to submit questions ahead of the meeting, which were addressed in responses to investors and trading updates; The Board — continued

PureTech Health plc Annual report and accounts 2020 99 G o ve rn a n ce • We held meetings with our signficant stakeholders to provide them with updates on the Company’s research and development activities and other general corporate updates; • We maintain very careful capital management in our business seeking to invest carefully and also our long-term viability. Our decision to dispose of certain shareholdings in Karuna was taken with a view to our long term capital requirements. Our disposal of our interests in Karuna was taken in consultation with certain significant shareholders as explained in our circular posted to our shareholders on August 26, 2020; • Increased cultural and gender diversity at the Board level is a long- term goal of a number of PureTech stakeholders. We were delighted to welcome Ms. Kiran Mazumdar-Shaw as an independent non-executive director onto our Board during 2020; • We corresponded with certain stockholders regarding remuneration policies and obtained input from such stockholders, described on page 109. Employees • We carefully considered how to address the impact of the COVID-19 pandemic on the Company’s stakeholders, in particular employees, and guided the Company through the pandemic with limited disruption to the business; • During 2020, in particular, we monitored company culture and engaged with employees on efforts to continuously improve company culture and morale during a difficult year with most of our team working remotely; • For additional information on our actions taken during the COVID-19 pandemic, see page 63. Community and Environment • We have engaged with various stakeholders who wanted to know more about PureTech’s efforts to create a sustainable business, and in response prepared the Company’s first standalone ESG Report, set out on pages 60 to 68; • We are also evaluating LYT-100, our lead therapeutic candidate from our Wholly Owned Pipeline, in a Phase 2 trial in Long COVID, which could help the global community with the long-term repercussions of the COVID-19 pandemic. Business Relationships • We have evaluated the relationships with the Company’s various collaborators through management and identified ways to strengthen relationships and arrangements with key collaborations; and • Our listing on Nasdaq is an important case study in our consideration of the potential impact on the Company’s key stakeholders and how that decision links to our business model. We listened to employees, investors and potential investors in the biotech community about the benefits of being a Nasdaq listed company. It was clear that there was strong support and desire from our stakeholders to see PureTech join Nasdaq and that such a step was seen as important for the long term success of the Company. The board worked closely with the Company’s financial advisers to ensure that the Nasdaq listing was undertaken in a manner that would give the best results for the Company. We completed the listing of the Company’s ADSs on Nasdaq in November 2020. The Board believes that appropriate steps and considerations have been taken during the year so that each Director has an understanding of the various key stakeholders of the Company. The Board recognizes its responsibility to contemplate all such stakeholder needs and concerns as part of its discussions, decision- making, and in the course of taking actions and will continue to make stakeholder engagement a top priority in the coming years. The Board’s primary shareholder contact is through the Chief Executive Officer. The Chair, the Senior Independent Director and other Directors, as appropriate, make themselves available for contact with major shareholders and other stakeholders in order to understand their issues and concerns. While the AGM will be a closed meeting this year, the Notice of the AGM, which will be held at 11:00 am EDT (4:00 pm BST) on May 27, 2021 at the Company’s headquarters at 6 Tide Street in Boston, Massachusetts, U.S. (as a closed meeting with the minimum attendance required to form a quorum) is enclosed with this report. Details of the resolutions and the explanatory notes thereto are included with the Notice. To ensure compliance with the Governance Code, the Board proposes separate resolutions for each issue and proxy forms allow shareholders who are unable to attend the AGM to vote for or against or to withhold their vote on each resolution. In addition, to encourage shareholders to participate in the AGM process, the Company proposes to offer electronic proxy voting through the Registrar’s website and through the CREST service. The results of all proxy voting will be published on our website after the AGM. Our website at www.puretechhealth.com is the primary source of information on us. The website includes an overview of our activities, details of our businesses, and details of all of our recent announcements. Political expenditure It is the Board’s policy not to incur political expenditure or otherwise make cash contributions to political parties and it has no intention of changing that policy. The Board — continued

100 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce The Directors present their report and the audited consolidated financial statements for the financial year ended December 31, 2020. Certain disclosure requirements for inclusion in this report have been incorporated by way of cross reference to the Strategic Report, the Directors’ Remuneration Report and the ESG Report which should be read in conjunction with this report. The Company was incorporated on May 8, 2015 as a public company limited by shares in the UK and has a registered office situated at 8th Floor, 20 Farringdon Street, London, EC4A 4AB, United Kingdom. The Company was admitted to the premium listing segment of the Official List of the UK Listing Authority and to trading on the main market of the London Stock Exchange on June 24, 2015. The Company’s American Depository Shares, each representing 10 ordinary shares, began trading on the Nasdaq Global Market on November 16, 2020. Directors The membership of the Board can be found below and biographical details of the directors can be found on pages 90 to 94 and are deemed to be incorporated into this report. Descriptions of the terms of the service contracts of the directors is set forth on page 113 and pages 118 to 119 of this report. All directors shall retire from office and will offer themselves for reappointment by the members at the Company’s upcoming AGM. Details of the interests of directors in the share capital of the Company as of December 31, 2020 are set out in the Directors’ Remuneration Report on page 107 and Note 24 to the financial statements, page 180. There have been no changes in such interests from December 31, 2020 to March 31, 2021. Results and dividends We generated income for the year ended December 31, 2020 of $4.5 million (2019: $366.1 million). The Directors do not recommend the payment of a dividend for the year ended December 31, 2020 (2019: nil). Share capital As of December 31, 2020, the ordinary issued share capital of the Company stood at 285,885,025 shares of £0.01 each, including shares issuable upon conversion of outstanding ADSs. Details on share capital are set out in Note 14 to the financial statements, page 165. The Company’s issued ordinary share capital comprises a single class of ordinary shares. Details on movements in issued share capital can be found in Note 14 to the financial statements, page 165. Rights of ordinary shares All of the Company’s issued ordinary shares are fully paid up and rank pari passu in all respects and there are no special rights with regard to control of the Company. There are no restrictions on the transfer of ordinary shares (other than certain transfer restrictions applicable to the former holders of Ariya Therapeutics, Inc. securities) or on the exercise of voting rights attached to them, which are governed by the Articles of Association and relevant UK legislation. The Directors are not aware of any agreements between holders of the Company’s shares that may result in restrictions on the transfer of securities or in voting rights (other than certain transfer restrictions applicable to the former holders of Ariya Therapeutics, Inc. securities). The shares in the Company issued to former holders of Ariya Therapeutics Inc. securities are subject to lock up agreements with the Company and are not tradable until October 1, 2021. Substantial shareholders As of March 31, 2021, the Company had been advised that the shareholders listed on page 101 hold interests of 3 percent or more in its ordinary share capital (other than interests of the Directors which are detailed on page 118 of the Directors’ Remuneration Report). Other than as shown, so far as the Company (and its Directors) are aware, no other person holds or is beneficially interested in a disclosable interest in the Company. Powers of the Directors Subject to the Company’s Articles of Association, UK legislation and any directions given by special resolution, the business of the Company is managed by the Board of Directors. Details of the matters reserved for the Board can be found in the Corporate Governance Report on page 95. Articles of Association The Articles of Association of the Company can only be amended by special resolution at a general meeting of the shareholders. No amendments are proposed at the 2021 AGM. Directors’ Report for the year ended December 31, 2020 Dr. Bharatt Chowrira was appointed to the Board on February 1, 2021. The following have served as Directors of the Company during the 2020 financial year. Name Role Age (as of December 31, 2020) Mr. Christopher Viehbacher Non-Executive Chair 60 Ms. Daphne Zohar Chief Executive Officer 50 Dame Marjorie Scardino Senior Independent Director 73 Dr. Bennett Shapiro Non-Executive Director (retired June 2020) 81 Dr. Robert Langer Non-Executive Director 72 Dr. Raju Kucherlapati Independent Non-Executive Director 77 Dr. John LaMattina Independent Non-Executive Director 70 Ms. Kiran Mazumdar-Shaw Independent Non-Executive Director (appointed September 2020) 67 Mr. Stephen Muniz1 Chief Operating Officer 50 1 Mr. Muniz has notified the Company of his decision to retire from the Company effective May 17, 2021.

PureTech Health plc Annual report and accounts 2020 101 G o ve rn a n ce Directors’ liabilities (Directors’ indemnities) As at the date of this report, the Company has granted qualifying third party indemnities to each of its Directors against any liability that attaches to them in defending proceedings brought against them, to the extent permitted by the Companies Act. In addition, Directors and officers of the Company and its Founded Entities have been and continue to be covered by directors’ and officers’ liability insurance. See further description of indemnity and insurance on page 96. Political donations No political contributions/donations for political purposes were made by the Company or any of our affiliate companies to any political party, politician, elected official or candidate for public office during the financial year ended December 31, 2020 (2019 nil). Significant agreements There are no agreements between the Company or any of our affiliate companies and any of its employees or any Director which provide for compensation to be paid to an employee or a Director for loss of office as a consequence of a takeover of the Company. Compliance with the UK Corporate Governance Code The Directors are committed to a high standard of corporate governance and compliance with the best practice of the UK Corporate Governance Code (Governance Code) published in July 2018. The Governance Code is available at the Financial Reporting Council website at www.frc.org.uk. The Directors consider that the Company has, throughout the year ended December 31, 2020, applied the main principles and complied with the provisions set out in the Governance Code with the following exception: contrary to provision 24 of the Governance Code, the Chair, Mr. Christopher Viehbacher, was also Chair of the Audit Committee in 2020. The Board believes that Mr. Viehbacher’s professional background and experience, together with his past participation on such committee for the past five years, made him a valuable member of the Audit Committee and that his membership was in the best interests of the Company’s shareholders. Mr. Viehbacher was appointed Chair in September 2019. Further explanation as to how the provisions set out in the Governance Code have been applied by the Company is provided in this Report, the Report of the Nomination Committee and the Report of the Audit Committee. Financial instruments The financial risk management and internal control processes and policies, and exposure to the risks associated with financial instruments can be found in Note 16 to the financial statements and the Corporate Governance section of the Annual Report on page 106. Sustainable development and environmental matters Details of the Company’s policies and performance, as well as disclosures concerning GHG emissions, are provided in the ESG Report on pages 60 to 68. Related party transactions Details of related party transactions can be found in Note 24 of the financial statements on pages 180 to 181. Issuances of equity by major subsidiary undertaking In January 2020 and April 2020, Sonde sold shares of Series A-2 preferred stock for aggregate proceeds of $4.8 million. In February 2020, Vor Biopharma issued and sold shares of Series A-2 preferred stock for aggregate proceeds of approximately $17.8 million. PureTech Health LLC participated in such offering and invested $0.7 million. In April 2020, Gelesis issued 818,990 shares of its Series 3 Growth Preferred Stock for aggregate proceeds of $14.1 million, of which we purchased 579,038 shares of Series 3 Growth Preferred Stock for an aggregate purchase price of $10.0 million. In June 2020 and August 2020, Gelesis issued 2,026,635 shares of its Series 3 Growth Preferred Stock for aggregate proceeds of $35.0 million. May 2020 and July 2020, Vedanta issued and sold shares of Series C-2 preferred stock for aggregate proceeds, when combined with a September 2019 closing, of approximately $25.7 million. In July 2020, Vor Biopharma announced a $110 Series B Financing, which financing included a June 2020 issuance and sale of shares of Series B preferred stock for aggregate proceeds of approximately $64.7 million. PureTech Health LLC participated in such offering and invested $0.5 million. In December 2020, Vedanta issued a convertible promissory note to Pfizer Inc. in the principal amount of $25.0 million. Future business developments Information on the Company and its Wholly Owned Pipeline and Founded Entities’ future developments can be found in the Strategic Report on pages 27 to 59. Risk and internal controls The principal risks we face are set out on pages 69 to 71 and in the Additional Information section from pages 191 to 227. The Audit Committee’s assessment of internal controls are laid out on page 106. Subsequent Events Research and Development Information on our research and development activities can be found in the Strategic Report on pages 27 to 59. Directors’ Report for the year ended December 31, 2020 — continued Shareholder % Invesco Asset Management Limited 23.7 Baillie Gifford & Co 10.8 Lansdowne Partners International Limited 7.2 Miller Value Partners 3.5 M&G Investment Management, LTD 3.4 Recordati SA 3.3

102 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Going concern As of December 31, 2020, the directors had a reasonable expectation that we had adequate resources to continue in operational existence into the first quarter of 2024 and, following the sale of 1,000,000 shares of Karuna common shares worth approximately $118.0 million on February 9, 2021, we will now have adequate resources to extend operations over a four year period into the first quarter of 2025. Annual General Meeting The AGM will be held at 11:00 am EDT (4:00 pm BST) on May 27, 2021 at the Company’s headquarters at 6 Tide Street in Boston, Massachusetts, U.S. (as a closed meeting with the minimum attendance required to form a quorum). The Notice of the Meeting, together with an explanation of the items of business, will be contained in a circular to shareholders to be dated April 15, 2021. Pension schemes Information on the Company’s 401K Plan can be found in the Annual Report on Remuneration on page 109. Disclosure of information under Listing Rule 9.8.4R For the purposes of LR 9.8.4R, the information required to be disclosed can be found in the sections of the Annual Report and Financial Statements listed in the table below. Listing Rule Requirement Location in Annual Report A statement of the amount of interest capitalized during the period under review and details of any related tax relief. N/A Information required in relation to the publication of unaudited financial information. N/A Details of any long-term incentive schemes. Directors’ Remuneration Report, page 110 Details of any arrangements under which a Director has waived emoluments, or agreed to waive any future emoluments, from the Company. N/A Details of any non-pre-emptive issues of equity for cash. N/A Details of any non-pre-emptive issues of equity for cash by any unlisted major subsidiary undertaking. Directors’ Report, page 101 Details of parent participation in a placing by a listed subsidiary. N/A Details of any contract of significance in which a Director is or was materially interested. N/A Details of any contract of significance between the Company (or one of its subsidiaries) and a controlling shareholder. N/A Details of any provision of services by a controlling shareholder. N/A Details of waiver of dividends or future dividends by a shareholder. N/A Where a shareholder has agreed to waive dividends, details of such waiver, together with those relating to dividends which are payable during the period under review. N/A Board statements in respect of relationship agreement with the controlling shareholder. N/A Whistleblowing, anti-bribery and corruption We seek at all times to conduct our business with the highest standards of integrity and honesty. We also have an anti-bribery and corruption policy which prohibits our employees from engaging in bribery or any other form of corruption. In addition, we have a whistleblowing policy under which staff are encouraged to report to the Chief Executive Officer or until May 17, 2021, the Chief Operating Officer, and effective May 17, 2021, the President, any alleged wrongdoing, breach of legal obligation or improper conduct by or on the part of us or any of our officers, Directors, employees, consultants or advisors. Directors’ Report for the year ended December 31, 2020 — continued

PureTech Health plc Annual report and accounts 2020 103 G o ve rn a n ce Appointment of auditor KPMG LLP, the external Auditor of the Company, was appointed in 2015 and a resolution proposing its reappointment will be proposed at the forthcoming AGM. Disclosure of information to auditor The Directors who held office at the date of approval of this directors’ report confirm that: • so far as the Director is aware, there is no relevant audit information of which the Company’s Auditor is unaware; and • the Director has taken all steps that he/she ought to have taken as a Director in order to make himself/ herself aware of any relevant audit information and to establish that the Company’s Auditor is aware of that information. This confirmation is given and should be interpreted in accordance with the provisions of Section 418 of the CA 2006. Statement of Directors’ responsibilities in respect of the Annual Report and the financial statements We and the Directors are responsible for preparing the Annual Report and our financial statements in accordance with applicable law and regulations. Company law requires the Directors to prepare our financial statements for each financial year. Under that law they are required to prepare our financial statements in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and applicable law and have elected to prepare the parent Company financial statements on the same basis. In addition our financial statements are required under the UK Disclosure and Transparency Rules to be prepared in accordance with International Financial Reporting Standards adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the European Union. Under company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of our affairs and of our profit or loss for that period. In preparing our financial statements, the Directors are required to: • select suitable accounting policies and then apply them consistently; • make judgements and estimates that are reasonable, relevant and reliable; • state whether they have been prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the European Union; • assess our ability to continue as a going concern, disclosing, as applicable, matters related to going concern; and • use the going concern basis of accounting unless they either intend to liquidate or to cease operations, or have no realistic alternative but to do so. The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the parent Company’s transactions and disclose with reasonable accuracy at any time the financial position of the parent Company and enable them to ensure that its financial statements comply with the Companies Act 2006. They are responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error, and have general responsibility for taking such steps as are reasonably open to them to safeguard our assets and to prevent and detect fraud and other irregularities. Under applicable law and regulations, the Directors are also responsible for preparing a Strategic Report, Directors’ Report, Directors’ Remuneration Report and Corporate Governance Statement that complies with that law and those regulations. The Directors are responsible for the maintenance and integrity of the corporate and financial information included on the Company’s website. Legislation in the UK governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions. Responsibility statement of the Directors in respect of the annual financial report We confirm that to the best of our knowledge: • the financial statements, prepared in accordance with the applicable set of accounting standards, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole; and • the strategic report includes a fair review of the development and performance of the business and the position of the issuer and the undertakings included in the consolidation taken as a whole, together with a description of the principal risks and uncertainties that they face. We consider the annual report and accounts, taken as a whole, is fair, balanced and understandable and provides the information necessary for shareholders to assess our position and performance, business model and strategy. By Order of the Board Daphne Zohar Founder, Chief Executive Officer and Director April 14, 2021 Directors’ Report for the year ended December 31, 2020 — continued

104 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Committee responsibilities The Nomination Committee assists the Board in discharging its responsibilities relating to the composition and make- up of the Board and any Committees of the Board. It is also responsible for periodically reviewing the Board’s structure and identifying potential candidates to be appointed as Directors or Committee members as the need may arise. The Nomination Committee is responsible for evaluating the balance of skills, knowledge and experience and the size, structure and composition of the Board and Committees of the Board, retirements and appointments of additional and replacement Directors and Committee members, and makes appropriate recommendations to the Board on such matters. A full copy of the Committee’s Terms of Reference is available on request from the Company Secretary and within the Investor’s section on Company’s website at www.puretechhealth.com. Committee membership The Nomination Committee consisted of Dame Marjorie Scardino, who served as the committee’s Chair, and Dr. Robert Langer until September 30, 2020, when Ms. Kiran Mazumdar- Shaw joined the Committee. Following that date, the Nomination Committee consisted of Dame Marjorie Scardino, as Chair, Dr. Langer and Ms. Mazumdar- Shaw. The biographies of the Nomination Committee members can be found on pages 90 to 91. The Governance Code requires that a majority of the members of a nomination committee should be independent Non-Executive Directors. In making their determination for the year 2020, the Board regarded Dame Marjorie Scardino, Dr. Langer and Ms. Mazumdar-Shaw as meeting the independence criteria set out in the Governance Code as it is applied to their service on the Nomination Committee. In reaching this determination, the Board duly considered (i) their directorships and links with other Directors through their involvement in other Founded Entities; (ii) their equity interests in PureTech Health and/or the Founded Entities; and (iii) the circumstance that Dr. Langer is a founding Director of the Company. The Board also duly considered the extent to which these matters may impact their service on the Nomination Committee. After such consideration, the Board has determined Dame Marjorie Scardino, Dr. Langer and Ms. Mazumdar-Shaw to be independent in character and judgement and free from relationships or circumstances which might affect, or appear to affect, the Directors’ judgement in their service on the Nomination Committee. The Nomination Committee meets as required to initiate the selection process of, and make recommendations to, the Board with regard to the appointment of new Directors. During 2020, the Nomination Committee met one time to review the structure, size and composition of the Board in light of the requirements of the Governance Code. Dame Marjorie Scardino and Dr. Langer participated in the meeting. The Chief Executive Officer and the Chief Operating Officer were invited to and attended the meeting. Diversity policy Diversity within the Company’s Board is essential in maximizing its effectiveness, as it enriches debates, business planning and problem solving. The Company approaches diversity in its widest sense so as to recruit the best talent available, based on merit and assessed against objective criteria of skills, knowledge, independence and experience as well as other criteria such as gender, age and ethnicity. The Company will adhere to a strategy of recruiting individuals who meet these criteria as it searches for additional independent Non-Executive Directors to the Board, as discussed below. The Committee’s primary objective is to ensure that the Company maintains the strongest possible leadership. Information regarding the Company’s diversity efforts can be found in the ESG Report on pages 60 to 68. Board and Committee evaluation Information regarding the evaluation of the Board and its Committees can be found on page 98. Report of the Nomination Committee Dame Marjorie Scardino Chair, Nomination Committee

PureTech Health plc Annual report and accounts 2020 105 G o ve rn a n ce Committee responsibilities The Audit Committee monitors the integrity of our financial statements and reviews all proposed annual and half-yearly results announcements to be made by us with consideration being given to any significant financial reporting judgements contained in them. The Committee also advises the Board on whether it believes the annual report and accounts, taken as a whole, are fair, balanced and understandable and provide the information necessary for shareholders to assess the Company’s position and performance, business model and strategy. The Committee also considers internal controls, compliance with legal requirements, the FCA’s Listing Rules, Disclosure Guidance and Transparency Rules, and reviews any recommendations from the Group’s Auditor regarding improvements to internal controls and the adequacy of resources within our finance function. A full copy of the Committee’s Terms of Reference is available on request from the Company Secretary and within the Investor’s section on the Company’s website at www.puretechhealth.com. Committee membership The Committee consists of three independent Non-Executive Directors, Mr. Christopher Viehbacher, Dr. Raju Kucherlapati and Dame Marjorie Scardino, with Mr. Viehbacher serving as Chair. Mr. Viehbacher has experience as a Chartered Accountant and has held numerous senior executive positions in his career. The Board has deemed this to be recent and relevant financial experience qualifying him to be Chair of the Committee. The biographies of the Committee members can be found on pages 90 to 91. The Committee met three times during the year, with Mr. Viehbacher, Dr. Kucherlapati and Dame Marjorie Scardino each attending all three meetings. The Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the external Auditor were invited to and attended all of the meetings. When appropriate, the Committee met with the Auditor without any members of the executive management team being present. Activities during the year The activities undertaken by the Committee were the normal recurring items, the most important of which are noted below. Significant issues considered in relation to the financial statements The Committee considered, in conjunction with management and the external auditor, the significant areas of estimation, judgement and possible error in preparing the financial statements and disclosures, discussed how these were addressed and approved the conclusions of this work. The principal areas of focus in this regard were: Carrying amount of parent’s investment in Founded Entities and intercompany receivables The significant issue is the recoverability of the investment by the Company, due to its materiality in the context of the total assets of the Company. The carrying value of investments in Founded Entities and intercompany receivables is supported by our underlying assets. The Committee was satisfied with the conclusion reached. Determination of the accounting and valuation of investment in associates It has been determined that we no longer have control as defined in IFRS 10 but have maintained significant influence over some of our former subsidiaries, and due to the fact that we hold a variety of instruments in these entities, which have varying risks and rights, there is significant judgement in relation to the accounting for these instruments. It has been determined that where the instruments held are preferred shares these will be accounted for as financial assets and held at fair value rather than equity accounted for as associates. This is due to the fact that the preferred shares are determined not to have ownership rights that are the same as true equity holders. The valuation of these financial assets also includes a significant level of judgement and external valuation specialists are utilized in this process. In addition, it has been determined that such instruments are long term in nature and therefore subsequent to the equity investment being reduced to zero, our share in the losses of the associate is being applied against those investments. The Committee believes that we considered the pertinent terms and accurate accounting of each of the financial instruments (and sought external expertise as well). Valuation of third party held preferred share liabilities, convertible loan notes and warrants measured at fair value through profit/loss as well as investments held at fair value that do not have a quoted active market price An area of material judgement in our financial statements and, therefore, audit risk relates to the valuation of third party held preferred shares classified as liabilities, convertible loan notes and warrants measured at fair value through profit/loss, which at year end had a carrying value totalling $152 million (2019 – $109 million), as well as investments held at fair value that do not have a quoted active market price which at year end had a carrying value totalling $207 million (2019 – $154 million). We considered the underlying economics of the valuations of the Founded Entities and the investees and sought external expertise in determining the appropriate valuation of the liabilities and investments. These valuations rely, in large part, on the valuation of our programs and values of recent transactions and determine the amount of gain (loss) on the financial instruments. Financial instrument classification and determination of embedded derivatives As part of our strategy to finance the Founded Entities, we create financial instruments commensurate with the economics of each transaction. Often these arrangements contain terms that can make it difficult to determine whether the financial instrument should be classified as debt or equity on our statement of financial position. We considered the pertinent terms and underlying economics of the financial instruments and have appropriately classified them as debt or equity. The Committee believes that we considered the pertinent terms and underlying economics of each of the financial instruments, as well as the advice of external experts, and has appropriately classified them as debt or equity. Regulatory compliance Ensuring compliance for FCA regulated businesses also represents an important control risk from the perspective of the Committee. We engage with outside counsel and other advisors on a regular basis to ensure compliance with legal requirements. Review of Annual Report and Accounts and Half-yearly Report The Committee carried out a thorough review of our 2020 Annual Report and Report of the Audit Committee Mr. Christopher Viehbacher Chair, Audit Committee

106 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Accounts and our 2020 Half-yearly Report resulting in the recommendation of both for approval by the Board. In carrying out its review, the Committee gave particular consideration to whether the Annual Report, taken as a whole, was fair, balanced and understandable, concluding that it was. It did this primarily through consideration of the reporting of our business model and strategy, the competitive landscape in which it operates, the significant risks it faces, the progress made against its strategic objectives and the progress made by, and changes in fair value of, its Founded Entities during the year. Going concern At least annually, the Committee considers the going concern principle on which the financial statements are prepared. As a business which seeks to fund the development of its Wholly Owned Pipeline, as well as support its Founded Entities with further capital, the business model is currently inherently cash consuming. As of December 31, 2020, we had sufficient cash reserves to extend operations over a three year period into the first quarter of 2024, and following the sale of 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million on February 9, 2021, we have sufficient funding to extend operations over a four-year period into the first quarter of 2025. Therefore, while an inability of the Wholly Owned Pipeline and Founded Entities to raise funds through equity financings with outside investors, strategic arrangements, licensing deals or debt facilities may require us to modify our level of capital deployment into our Wholly Owned Pipeline and Founded Entities or to more actively seek to monetise one or more Founded Entities, it would not threaten our viability overall. Compliance The Committee has had a role in supporting our compliance with the Governance Code, which applies to us for the 2020 financial year. The Board has included a statement regarding our longer-term viability on page 72. The Committee worked with management and assessed that there is a robust process in place to support the statement made by the Board. Similarly, the Committee worked with management to ensure that the current processes underpinning its oversight of internal controls provide appropriate support for the Board’s statement on the effectiveness of risk management and internal controls. Risk and internal controls The principal risks we face are set out on pages 69 to 71 and in the Additional Information section from pages 191 to 227. The Committee has directed that management engage in a continuous process to review internal controls around financial reporting and safeguarding of assets. Management has determined that the overall internal control framework environment is undergoing enhancement supported by our new ERP system as we scale up to meet our increased complexity and growth objectives. The Committee believes that we have adequate controls and appropriate plans to evolve the control structure in anticipation of increased complexity of the business model and operations. We have a formal whistleblowing policy. The Committee is satisfied that the policy has been designed to encourage staff to report suspected wrongdoing as soon as possible, to provide staff with guidance on how to raise those concerns, and to ensure staff that they should be able to raise genuine concerns without fear of reprisals, even if they turn out to be mistaken. Internal audit We do not maintain a separate internal audit function. This is principally due to our size, where close control over operations is exercised by a small number of executives. In assessing the need for an internal audit function, the Committee considered the risk assessment performed by management to identify key areas of assurance and the whole system of internal financial and operational controls. The Company achieves internal assurance by performing the risk assessment of the key areas of assurance and maintaining related key internal controls. External audit We have engaged KPMG LLP as our Auditor since 2015. The current audit partner is Robert Seale who has been our audit partner since June 2019. The effectiveness of the external audit process is dependent on appropriate risk identification. In October 2020, the Committee discussed the Auditor’s audit plan for 2020. This included a summary of the proposed audit scope and a summary of what the Auditor considered to be the most significant financial reporting risks facing us together with the Auditor’s proposed audit approach to these significant risk areas. The main areas of audit focus for the year were the carrying value of parent’s investment in subsidiaries and related party receivables, the valuation of preferred shares, warrants, and convertible notes measured at fair value through profit/loss, the classification and measurement of financial instruments, the determination and valuation of investments, and ensuring there has been regulatory compliance for those parts of the business covered by FCA regulations. Appointment and independence The Committee advises the Board on the appointment of the external Auditor and on its remuneration both for audit and non-audit work, and discusses the nature, scope and results of the audit with the external Auditor. The Committee keeps under review the cost-effectiveness and the independence and objectivity of the external Auditor. Controls in place to ensure this include monitoring the independence and effectiveness of the audit, a policy on the engagement of the external Auditor to supply non-audit services, and a review of the scope of the audit and fee and performance of the external Auditor. The Audit Committee ensures that at least once every ten years the audit services contract is put out to tender to enable us to compare the quality and effectiveness of the services provided by the incumbent auditor with those of other audit firms. Non-audit work The Committee approves all fees paid to the Auditor for non-audit work. Where appropriate, the Committee sanctions the use of KPMG LLP for non-audit services in accordance with our non-audit services policy. The non- audit work was capital market services in regards of obtaining shareholder approval. The 2020 ratio of non-audit work to audit work was 0.46 which the committee is satisfied does not breach the independence of KPMG LLP. Christopher Viehbacher Chair of Audit Committee April 14, 2021 Report of the Audit Committee — continued

PureTech Health plc Annual report and accounts 2020 107 G o ve rn a n ce The Directors’ Remuneration Report is split in three sections, namely: • This Annual Statement: summarizing and explaining the major decisions on Directors’ remuneration in the year; • The proposed Directors’ Remuneration Policy: setting out the basis of remuneration for our Directors, which is subject to shareholder approval and will apply immediately after the 2021 AGM if so approved, on pages 109 to 111; and • The Annual Report on Remuneration: setting out the implementation of the current Remuneration Policy in the year ended December 31, 2020 on pages 114 to 120. The Company makes the Directors’ Remuneration Policy subject to a binding vote of our shareholders every three years (sooner if changes are made to the Policy) and the Annual Report on Remuneration subject to an annual advisory vote of our shareholders. The current Directors’ Remuneration Policy was last approved at the 2020 AGM, but due to certain proposed revisions to the Policy described on page 107, it will be subject to another shareholder vote at the forthcoming 2021 AGM. The Annual Report on Remuneration will be subject to an advisory shareholder vote at the forthcoming 2021 AGM. Overview of our Remuneration Policy The success of PureTech depends on the motivation and retention of our highly skilled workforce with significant expertise across a range of science and technology disciplines as well as our highly-experienced management team. PureTech’s Remuneration Policy is therefore an important part of our business strategy. The Directors’ Remuneration Policy approved by shareholders at the 2020 AGM was updated with changes to reflect the current UK Corporate Governance Code. This year, due to the continued growth of the business and with some significant senior hires, we have needed to review our remuneration levels and structure to ensure that we remain market competitive and that there are appropriate internal pay relativities. As a UK listed company with a UK remuneration structure, we face significant competitive challenges in our local markets, where the equity level is structured differently, with time-based vesting of both restricted shares and stock options. At the current time we remain committed to retaining a UK structure with a Performance Share Plan (“PSP”) as the long-term incentive, which provides a sharper link between performance and reward than most U.S.-style equity incentive packages. However, as a result of this review it has become apparent that the equity component of our package has become insufficient to enable us to compete for and retain talent in our local U.S. market. As we look forward to the next stage of our growth the Board and Remuneration Committee have concluded that now is the right time to put a proposal to shareholders with these policy changes. We have consulted with our largest institutional shareholders and the proposed changes to the Company’s Remuneration Policy are set out below: • An increase to the annual grant award level for PSP awards, from 400 percent (or 500 percent in exceptional circumstances) to 600 percent of salary for our Chief Executive Officer and from 200 percent to 300 percent of salary for other Executive Directors; • A higher minimum shareholding requirement for the Chief Executive Officer, increased from 200 percent to 400 percent of salary; and • A change to the way we pay our Non-Executive Directors from being exclusively in cash, to a mix of cash and equity. The increase to the PSP award level is being proposed for the following reasons: • The Committee and Board consider that the strategic and operational performance of this team has delivered significant shareholder value since IPO. This is now an experienced management team that has now proved itself in a public company context and, following a one-off adjustment to base salary in 2019, this is this first proposed increase to the incentive packages since IPO • There has been expansion of the management team as the business has grown. In order to recruit and retain senior executives below Board level we have needed to pay significantly higher equity packages, including significant sign-on grants of equity. The increase to the PSP award level will ensure that there are appropriate relativities in terms of pay scales throughout the business; • The performance measures will build on the performance delivered to date, with our TSR performance baseline starting from our recent share price highs (with the TSR baseline for FY21 awards being the average share price over the final three months of 2020); and • The addition of an equity component to our Non-Executive Director compensation will bring us more in line with U.S. practice. Save for these proposed changes, the Remuneration Policy as approved at the 2020 AGM will continue to apply. The Committee believes this Remuneration Policy as revised will provide an appropriate framework within which to incentivize, motivate and compensate our senior management team and Board, and intends for this policy to operate for the next three years. All tables within the Directors’ Remuneration Report are audited under the International Standards on Auditing (UK) (“ISAs (UK)”) unless otherwise noted. Committee membership The Remuneration Committee consisted of Dr. Bennett Shapiro, Dr. Raju Kucherlapati and Dr. John LaMattina, with Dr. John LaMattina serving as Chair of the Committee, until the 2020 AGM when Dr. Shapiro did not stand for reelection, at which point the Remuneration Committee consisted of Dr. Kucherlapati and Dr. LaMattina, with Dr. LaMattina serving as Chair of the Committee. Upon Ms. Kiran Mazumdar- Shaw’s appointment to the Board on September 30, 2020, she joined the Remuneration Committee and since that date the Remuneration Committee has consisted of Dr. Kucherlapati, Dr. LaMattina and Ms. Mazumdar-Shaw, with Dr. LaMattina serving as Chair of the Committee. The biographies of the Committee members can be found on pages 90 to 91. The Committee met five times during the year, with Dr. Kucherlapati and Dr. LaMattina in attendance for all of the meetings, Directors’ Remuneration Report for the year ended December 31, 2020 Dr. John LaMattina Chair, Remuneration Committee

108 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Dr. Shapiro attending both of the two meetings held before the end of his board service and Ms. Mazumdar- Shaw attending the one meeting held after her appointment to the Board. The Committee also acted by unanimous written consent three times during the year. The Chief Executive Officer and the Chief Operating Officer were invited to and attended all of the meetings. However, no Executive was permitted to participate in discussions or decisions about his or her personal remuneration. Objectives of the Remuneration Policy In the construction of our senior executive Remuneration Policy, the Committee paid particular regard to the market practice of U.S. peer companies to ensure that packages are competitive, recognizing the predominantly U.S. market in which we compete for talent. At the same time the structure of the packages was designed to be in line with the principles of the UK Corporate Governance Code and best practice. The key aims of the Remuneration Policy and the Code principles to which they relate are as follows: • promote our long-term success (Code principle: Proportionality); • attract, retain and motivate high caliber senior management and focus them on the delivery of our long-term strategic and business objectives (Proportionality, alignment to culture and risk); • be simple and understandable, both externally and internally (Clarity, simplicity, predictability and proportionality); • achieve consistency of approach across senior management to the extent appropriate and informed by relevant market benchmarks (Clarity and alignment to culture); and • encourage widespread equity ownership across the executive team to ensure a long-term focus and alignment of interest with shareholders (Alignment to culture, risk). For the year ended December 31, 2020, the Committee believes the Remuneration Policy operated as intended and fulfilled all of the objectives discussed above and that remuneration outcomes are appropriate. Performance and reward in 2020, and our response to the COVID-19 pandemic Our key business priority during 2020 was the health and well-being of our employees. We were very pleased that the workforce settled quickly into the new way of working required due to the pandemic, in many cases from home, and we have supported our employees with several initiatives based around their welfare. We did not need to receive any Government support and furthermore our operational and financial performance has not been significantly impacted by the pandemic. During 2020, PureTech delivered exceptional performance and this has been reflected in the annual bonus and PSP outcomes. The Company’s share price increased from 317 pence to 400 pence from December 31, 2019 to December 31, 2020 representing an increase of approximately 26 percent for the Company’s shareholders. The value of our internal programs as well as our Founded Entities increased significantly. This increase is due in large part to (i) EU clearance of Gelesis’ first therapeutic, Plenity™, (ii) FDA and EU clearance of Akili’s first therapeutic, EndeavorRx™, (iii) our Founded Entities raising in excess of $247 million, (iv) the completion of clinical studies with positive results, including through positive readout of the LYT-100 Phase 1 multiple ascending dose and food effect study data, and (v) generation of $347.5 million of cash income in 2020 from sale of equity holdings. PureTech also successfully listed on the Nasdaq Global Market in November 2020. This increase in value together with management’s operational performance at PureTech and within the Wholly Owned Pipeline and Founded Entities, resulted in both 2020 Executive Directors exceeding the target performance goals set at the beginning of 2020. As a result, the maximum annual bonus of 100 percent of base salary was awarded to the Executive Directors which the Committee thinks is appropriate and entirely in line with the operational and share price performance delivered during the year. See highlights of 2020 on pages 1 to 5. In addition, PureTech’s performance over the last three financial years has been very strong with an increase in share price from 150 pence to 400 pence from December 31, 2017 to December 31, 2020 representing an increase of approximately 167 percent. This, along with strong strategic performance over the three-year performance period, resulted in the vesting of 100 percent of the PSP awards granted in 2018. Exercise of Discretion No discretion has been exercised in relation to Directors’ pay and the Committee confirms performance targets for incentives have not been adjusted. The year ahead For 2021, the following key decisions have been made in relation to how the Policy will be implemented: • Base salaries will be increased by 3 percent in line with the average increase for the general workforce; • The annual bonus target and maximum will remain at 50 percent and 100 percent of base salary, respectively; and • If the proposed revisions to the Remuneration Policy described on page 107 are approved, grants of PSP awards in 2021 will be increased in quantum as compared to 2020 and vesting terms will focus more on strategic milestones, alongside TSR. The Committee recommends that shareholders vote to approve the Directors’ Remuneration Policy and the Annual Report on Remuneration. Directors’ Remuneration Report — continued

PureTech Health plc Annual report and accounts 2020 109 G o ve rn a n ce Directors’ Remuneration Policy This part of the Directors’ Remuneration Report sets out the remuneration Policy for the Executive Directors and has been prepared in accordance with the provisions of the Companies Act 2006, The Large and Medium Sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2008 and the subsequent amendments, and the UK Listing Authority Listing Rules. In addition, the report has been prepared on a “comply or explain” basis with regard to the UK Corporate Governance Code 2018. This Directors’ Remuneration Policy will be put to a binding shareholder vote at the Company’s AGM on May 27, 2021 and, if approved, is intended to apply for a period of three years from that date. Changes to the Remuneration Policy The policy being brought to shareholders for approval contains the following three changes: • An increase to the annual grant award level for PSP awards, from 400 percent (or 500 percent in exceptional circumstances) to 600 percent of salary for our Chief Executive Officer and from 200 percent to 300 percent of salary for other Executive Directors; • A higher minimum shareholding requirement for the Chief Executive Officer, increased from 200 percent to 400 percent of salary; and • A change to the way we pay our Non-Executive Directors from being exclusively in cash, to a mix of cash and equity. Decision making process for determination, review and implementation of Directors’ Remuneration Policy The policy review was carried out by the Remuneration Committee with the advice of the Committee’s remuneration adviser, Korn Ferry. The Committee reviews the Policy and its operation to ensure it continues to support and align to the business strategy and appropriately reward the Executive Directors and takes into account relevant market practice, regulation and governance developments, institutional investor views and the views of our shareholders. The Committee also has regard to the remuneration arrangements, policies and practices of the workforce as a whole and takes this into account when reviewing Executive Director pay. The Policy is reviewed annually by the Committee and if changes are required a new policy will be put forward to shareholder vote prior to the normal triennial shareholder vote. The Committee consults with shareholders on remuneration proposals and will consider the feedback in finalizing the Policy. Operation of the Policy is considered annually for the year ahead, including metrics for incentives, weightings and targets. The Committee reviews operation for the prior year and considers whether, in light of the strategy, changes are required for the year ahead or if remuneration remains appropriate for the year ahead. Shareholders’ views may be sought depending on the changes proposed. Element How component supports corporate strategy Operation Maximum Performance targets and recovery provisions Base salary To recognize the market value of the employee and the role. Normally reviewed annually. Salaries are benchmarked periodically primarily against biotech, pharmaceutical and specialty finance companies listed in the U.S. and UK. The committee also considers UK-listed general industry companies of similar size to PureTech as a secondary point of reference. There is no prescribed maximum base salary or annual salary increase. The Committee is guided by the general increase for the broader employee population but may decide to award a lower increase for Executive Directors or indeed exceed this to recognize, for example, an increase in the scale, scope or responsibility of the role and/or to take account relevant market movements. Current salary levels are set out in the Annual Report on Remuneration. Not applicable. Pension To provide a market competitive level of contribution to pension. The company operates a 401k Plan for its U.S. Executive Directors. The operation of the Plan is in line with the operation for all other employees. Under the 401k Plan, Company contributions are capped at the lower of 3 percent of base salary or the maximum permitted by the U.S. IRS ($19,500 for 2021). Not applicable. Benefits To provide a market competitive level of benefits. Includes: private medical and dental cover, disability, life insurance. Additional benefits may also be provided in certain circumstances, such as those provided to all employees. Cost paid by the company. Not applicable.

110 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Element How component supports corporate strategy Operation Maximum Performance targets and recovery provisions Annual Bonus Plan (ABP) To drive and reward annual performance of individuals, teams and PureTech. Based on performance during the relevant financial year. Paid in cash. The Committee has discretion to adjust payout levels if it considers the formulaic outcome inappropriate taking into account the underlying financial performance of the Company, share price performance, the investment return to shareholders during the year, and such other factors as it considers appropriate. Up to 100 percent of base salary. Performance period: Normally one year. Payments are normally based on a scorecard of strategic and/or financial measures. Up to 0 percent of salary payable for threshold performance, 50 percent of base salary normally payable for the achievement of ’target’ performance and 100 percent of base salary payable for the achievement of stretch performance. Recovery and withholding provisions are in place. Long-term incentives To drive and reward our sustained performance and to align the interests with those of shareholders. The Company can make long-term incentive awards with the following features: • performance shares. • vesting is dependent on the satisfaction of performance targets and continued service. • performance and vesting periods are normally three years. Awards granted from 2019 onwards will be subject to a two-year post- vesting holding period during which vested shares cannot be sold other than to settle tax. This post-vesting period continues post-cessation of employment. The Committee also has the discretion to adjust vesting levels of performance- related awards to override formulaic outcomes, taking into account similar factors as apply in relation to annual bonus awards, but by reference to the performance period. 600 percent of salary for the Chief Executive Officer, 300 percent of base salary for the other Executive Directors. Participants may benefit from the value of dividends paid over the vesting period to the extent that awards vest. This benefit is delivered in the form of cash or additional shares at the time that awards vest. Performance period: Normally three years. Up to 25 percent of an award vests at threshold performance (0 percent vests below this), increasing to 100 percent pro- rata for maximum performance. Normally at least half of any award will be measured against TSR targets with the remainder measured against relevant financial or strategic measures. Recovery and withholding provisions are in place. Share ownership/ Holding Period Further aligns executives with investors, while encouraging employee share ownership. The Committee requires that Executive Directors who participate in a long- term incentive plan operated by the Company retain half of the net shares vesting under any long-term incentive plan until a shareholding requirement is met. Minimum of 400 percent of base salary for the Chief Executive Officer and a minimum of 200 percent of base salary for the other Executive Directors. None. Post-cessation holding period Aligns executives with investors and promotes long-term decision making Executive Directors must hold shares for two years after the date of termination of their employment. Lower of (i) 400 percent of base salary for the Chief Executive Officer and 200 percent of base salary for the other Executive Directors and (ii) the Executive Director’s shareholding at the date that notice is served. None. Directors’ Remuneration Policy — continued

PureTech Health plc Annual report and accounts 2020 111 G o ve rn a n ce Element How component supports corporate strategy Operation Maximum Performance targets and recovery provisions Non-Executive Directors To provide fee levels and structure reflecting time commitments and responsibilities of each role, in line with those provided by similarly-sized companies and companies operating in our sector. Remuneration provided to Non- Executive Directors is operated in line with the terms set out in the Articles of Association. Cash fees, normally paid on a quarterly basis, are comprised of the following elements: • Base fee. • Additional fees. Beginning in 2021, a portion of the compensation to our non-executive directors will be in the form of our ordinary shares. Additional remuneration is payable for additional services to PureTech such as the Chairship of a Committee or membership on a Committee. Additional remuneration is also payable for services provided beyond those services traditionally provided as a director, and can be provided for a material increase in time commitment. Fees are reviewed annually and take into account: • the median level of fees for similar positions in the market; and • the time commitment each Non- Executive Director makes to us. Taxable benefits may be provided and may be grossed up where appropriate. Any remuneration provided to a Non-Executive Director will be in line with the limits set out in the Articles of Association. None. Notes: 1 In the event that the Company elects any non-U.S. Executive Directors, the 401k Plan may not be an appropriate pension arrangement. In such cases an alternative pension arrangement may be offered. Any such arrangement would not be higher than the pension rate operated for the majority of employees in that jurisdiction. 2 For those below Board level, a lower annual bonus opportunity and PSP award size may apply. In general, these differences arise from the development of remuneration arrangements that are market competitive for the various categories of individuals, together with the fact that remuneration of the Executive Directors and senior executives typically has a greater emphasis on performance-related pay. 3 The choice of the performance metrics for the annual bonus scheme reflects the Committee’s belief that incentive compensation should be appropriately challenging and linked to the delivery of the Company’s strategy. Further information on the choice of performance measures and targets is set out in the Annual Report on Remuneration. 4 The performance conditions applicable to the PSP (see Annual Report on Remuneration) are selected by the Remuneration Committee on the basis that they reward the delivery of long-term returns to shareholders and are consistent with the Company’s objective of delivering superior levels of long-term value to shareholders while providing the Company with tools to successfully recruit and retain employees in the U.S. 5 For the avoidance of doubt, the Company reserves the right to honour any commitments entered into in the past with current or former Directors (such as the vesting/ exercise of share awards) notwithstanding that these may not be in line with this Remuneration Policy. Details of any payments to former Directors will be set out in the Annual Report on Remuneration as they arise. Recovery and withholding provisions Recovery and withholding provisions (’’clawback and malus’’) may be operated at the discretion of the Remuneration Committee in respect of awards granted under the Performance Share Plan and in certain circumstances under the Annual Bonus Plan (including where there has been a material misstatement of accounts, or in the event of fraud, gross misconduct or conduct having a materially detrimental effect on the Company’s reputation). The issue giving rise to the recovery and withholding must be discovered within three years of vesting and there is flexibility to recover overpayments by withholding future incentive payments and recovering the amount directly from the employee. Discretions in the policy To ensure the efficient administration of the variable incentive plans outlined above, the Committee will apply certain operational discretions. These include the following: • selecting the participants in the plans on an annual basis; • determining the timing of grants of awards and/or payments; • determining the quantum of awards and/or payments (within the limits set out in the Policy table above); • reviewing performance against LTI performance metrics; • determining the extent of vesting based on the assessment of performance; • making the appropriate adjustments required in certain circumstances, for instance for changes in capital structure; • deciding how to settle awards made under the plans, e.g. in cash, shares, nil-cost options or as otherwise permitted under the plan rules; Directors’ Remuneration Policy — continued

112 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce • overriding formulaic outcomes of incentive plans if determined by the Committee not to be reflective of company performance; • determining “good leaver” status for incentive plan purposes and applying the appropriate treatment; further details on the discretion applicable in relation to leavers are set out on page 113; • undertaking the annual review of weighting of performance measures and setting targets for the annual bonus plan and other incentive schemes, where applicable, from year to year; and • discretion, in the event of a change in control of the Company, to determine that time pro-rating shall not apply to outstanding awards. If an event occurs which results in the annual bonus plan or LTIP performance conditions and/or targets being deemed no longer appropriate (e.g. material acquisition or divestment), the Committee will have the ability to adjust appropriately the measures and/or targets and alter weightings, provided that the revised conditions are not materially less challenging than the original conditions. Reward scenarios The charts below show how the composition of 2021 remuneration for the Chief Executive Officer, the President and the Chief Operating Officer varies at different levels of performance under the Policy set out above, as a percentage of total remuneration opportunity and as a total value. Executive Director compensation (unaudited) 23% 10% 9% 81% 17% 15% 68% 66% 100% 100% 11% 35% 49%16% 14% 74%12% 21% 59%20% 16% 15% 69% 100% 35% 49%16% 21% 59%20% Minimum Chief Executive Officer $665,549 Target $2,856,308 Maximum $5,047,066 Maximum + 50% growth $6,924,859 Minimum President $531,450 Target $1,531,450 Maximum $2,531,450 Maximum + 50% growth $3,281,450 Minimum Chief Operating Officer $472,437 Target $1,342,375 Maximum $2,212,313 Maximum + 50% growth $2,864,767 PSPAnnual bonusFixed pay Notes: 1 The minimum performance scenario comprises the fixed elements of remuneration only, including: – Salary for FY2021 as set out in the Annual Report on Remuneration. – Pension in line with policy and benefits as disclosed for FY2020 in the Annual Report on Remuneration. 2 The On-Target level of bonus is taken to be 50 percent of the maximum bonus opportunity (50 percent of salary), and the On-Target level of PSP vesting is assumed to be 50 percent of the face value of the PSP award (i.e. 300 percent of base salary for the CEO and 150 percent of base salary for each of the President and the Chief Operating Officer). These values are included in addition to the components/values of Minimum remuneration. 3 Maximum assumes full bonus pay-out (100 percent of base salary only) and the full face value of the proposed PSP awards (i.e. 600 percent of base salary for the CEO and 300 percent of base salary for each of the President and the Chief Operating Officer), in addition to fixed components of Minimum remuneration. 4 No share price growth has been factored into the calculations of minimum, target and maximum compensation. An additional maximum scenario has been shown which assumes 50% share price appreciation for the LTIP during the performance period. Approach to recruitment and promotions The remuneration package for a new Executive Director would be set in accordance with the terms of the Company’s prevailing approved Remuneration Policy at the time of appointment and take into account the skills and experience of the individual, the market rate for a candidate of that experience and the importance of securing the relevant individual. Salary would be provided at such a level as required to attract the most appropriate candidate and may be set initially at or above mid-market level. Additionally, salary may be provided at a below mid-market level on the basis that it may progress towards the mid-market level once expertise and performance has been proven and sustained. The annual bonus and long- term incentive awards would be limited in line with the policy. Depending on the timing of the appointment, the Committee may deem it appropriate to set annual bonus performance conditions for such appointee that are different than those applicable to the incumbent Executive Directors. A PSP award can be made shortly following an appointment. In addition, the Committee may offer additional cash and/or share-based elements to replace deferred or incentive pay forfeited by an executive leaving a previous employer if required in order to facilitate, in exceptional circumstances, the recruitment of the relevant individual. It would seek to ensure, where possible, that these awards would be consistent with awards forfeited in terms of vesting periods, expected value, performance conditions and delivery mechanism. Directors’ Remuneration Policy — continued

PureTech Health plc Annual report and accounts 2020 113 G o ve rn a n ce For appointment of an Executive Director who was employed by the Company prior to the appointment, any variable pay element awarded in respect of the prior role may be allowed to pay out according to its terms. In addition, any other ongoing remuneration obligations existing prior to appointment may continue. For any Executive Director appointment, the Committee may agree that the Company will meet certain relocation and/or incidental expenses as appropriate. Service contracts Executive Directors’ service contracts do not provide for liquidated damages, longer periods of notice on a change of control of the Company or additional compensation on an Executive Director’s cessation of employment with us, except as discussed below. The Committee’s Policy is to offer service contracts for Executive Directors with notice periods of no more than 12 months, and typically between 60 to 180 days. Service contracts provide for severance pay following termination in the case that employment is terminated by the Company without ’cause’, or by the employee for ’good reason’. In this case severance pay as set out in the contract is no greater than 12-months’ base salary and is aligned to the duration of any restrictive covenants placed on the employee. Service contracts may also provide for the continuation of benefits but for no longer than a 12-month period post termination. Service contracts also provide for the payment of international tax in non-U.S. jurisdictions if applicable to the Executive Director. They also can provide for garden leave and, if required by applicable law, the recovery and withholding of incentive payments. Service contracts are available for inspection at the company’s registered office. Policy on termination of employment The Policy on termination is that the Company does not make payments beyond its contractual obligations and the commitments entered into as part of any incentive plan operated by the Company. In addition, Executive Directors will be expected to mitigate their loss. The Committee ensures that there have been no unjustified payments for failure. An Executive Director may be eligible for an annual bonus payment for the final year in which that Director served as an employee, provided that they are deemed to be a ’good leaver’. If so, any such annual bonus payment will be subject to performance testing and a pro-rata reduction will normally be applied based on the time served during the relevant financial year. The default treatment for any share- based entitlements under the PSP is that any unvested outstanding awards lapse on cessation of employment. However, in certain prescribed circumstances, or at the discretion of the Remuneration Committee, ’good leaver’ status can be applied. In these circumstances a participant’s awards will vest subject to the satisfaction of the relevant performance criteria and, ordinarily, on a time pro-rated basis, with the balance of the awards lapsing. The two-year post vest holding period will usually continue to apply. The Committee has discretion to permit the early vesting at the date of cessation of employment, again based on performance and ordinarily on a time pro-rated basis. In addition, the Company can pay for any administrative expenses, legal expenses or outplacement services arising from the termination where considered appropriate. External appointments The Board can allow Executive Directors to accept appropriate outside commercial Non-Executive Director appointments provided that the duties and time commitment required are compatible with their duties and time commitment as Executive Directors. Non-Executive Directors Non-Executive Directors are appointed as a Non-Executive Director of the Company by a letter of appointment. These letters usually provide for a notice period of one month from the Company and the Non-Executive Director prior to termination. Consideration of shareholder views The Committee will carefully consider shareholder feedback received in relation to the AGM each year. This feedback, plus any additional feedback received during any meetings from time to time, is then considered as part of the annual review of the Remuneration Policy. The Company will seek to engage directly with major shareholders and their representative bodies should any material changes be proposed to the Remuneration Policy or its implementation. Details of votes cast for and against the resolution to approve the prior year’s remuneration report and any matters discussed with shareholders during the year will be set out in the Annual Report on Remuneration. The Company consulted with shareholders in 2021, as referenced on page 109, in relation to the proposed changes to the remuneration policy and we were pleased to receive support from those consulted. Consideration of our employment conditions generally To ensure a coherent cascade of the Remuneration Policy throughout the organization, no element of remuneration is operated solely for Executive Directors and all elements of remuneration provided to the Executive Directors are generally operated for other employees, including participation in stock based incentive plans. In addition, the Committee considers the general base salary increase for the broader employee population when determining the annual salary increases for the Executive Directors. The Remuneration Committee has general responsibility for determining pay for senior management as well as executive directors. Employees (other than senior executives) have not been consulted in respect of the design of our Remuneration Policy, although the Committee will keep this under review. Directors’ Remuneration Policy — continued

114 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Annual Report on Remuneration Implementation of the Remuneration Policy for the year ending December 31, 2021 Base salary The Committee reviewed the base salary levels for the Executive Directors in early 2021 and an increase of 3 percent was awarded. This increase was in line with the increase for the general workforce. The table below shows the base salaries for both Executive Directors who served on the board in 2020: 2020 Base salary 2021 Base salary Daphne Zohar Chief Executive Officer $607,700 $625,931 Stephen Muniz Chief Operating Officer $422,300 $434,969 In addition, the 2021 base salary for Bharatt Chowrira, who joined the Board as an Executive Director in February 2021, is $500,000. Mr. Muniz will retire from the Company effective May 17, 2021. Pension We will continue to contribute under the 401k Plan subject to the maximum set out in the Policy table. Benefits Benefits provided will continue to include private medical, disability and dental cover. Annual bonus For 2021, the operation of the annual bonus plan will be similar to that operated in 2020. The maximum annual bonus will continue to be 100 percent of base salary for all Executive Directors. The 2021 annual bonus will be based on financial and strategic measures, clinical development milestones and development of new strategic and investor relationships. The performance metrics and targets will be disclosed in the FY2021 Annual Report and Accounts. Long-term incentives Awards under the PSP will be made to the Executive Directors in 2021. If the revisions to the Remuneration Policy as described on page 107 are approved by our shareholders, the Chief Executive Officer will receive a PSP award with a face value of 600 percent of base salary, and the President will receive an award with a face value of 300 percent of base salary. The Chief Operating Officer has elected to retire effective May 17, 2021, and therefore will not receive a new award under the PSP in 2021. The PSP awards will be subject to the performance conditions described below. As a clinical-stage therapeutics company, the Company believes that TSR is an appropriate and objective measure of the Company’s performance. In addition, measuring TSR on both an absolute and relative basis rewards our management team for absolute value creation for our shareholders whilst also incentivizing outperformance of the market. To provide a balance to the TSR performance conditions that is more directly based on Management’s long term strategic performance the TSR is complemented by some weighting on strategic delivery. There will be a robust assessment of the achievement of the strategic targets over the three year period with full disclosure in the Directors’ Remuneration Report following the end of the performance period. Further detail of the performance conditions is set out below: • 40 percent of the shares under award will vest based on the achievement of absolute TSR targets. • 20 percent of the shares under award will vest based on the achievement of a relative TSR performance condition, 10 percent each against two benchmarks. • 40 percent of the shares under award will vest based on the achievement of strategic targets. The minimum performance target for the absolute TSR portion of the award will be TSR equal to 7 percent per annum, whilst the maximum target will be TSR equal to 15 percent per annum. Relative TSR will be measured against the constituent companies in the FTSE 250 Index (excluding Investment Trusts) and the MSCI Europe Health Care Index (for 10 percent of the award, respectively). The minimum performance target will be achievement of TSR equal to the median company in the Index and the maximum performance target will be achievement of upper quartile TSR performance. 25 percent of each element of the TSR targets will vest for threshold performance. Strategic measures will be based on the achievement of milestones and other qualitative measures of performance over the performance period. Strategic targets will be set at the outset based on financial achievements, including monetization of founded entities, clinical development progress, product pipeline growth, operational excellence and other shareholder value enhancing metrics in line with our strategic plan. Full disclosure of the measures, weightings and strategic targets will be made retrospectively. The Committee believes that this combination of measures is appropriate. TSR measures the success of our management team in identifying and developing new therapeutics whilst strategic targets help incentivize our management team through the stages which ultimately result in successful therapeutics. Non-Executive Directors Fees for our Board of Directors were reviewed for 2021, with the majority remaining unchanged. If the revisions to the Remuneration Policy as described on page 107 are approved by our shareholders, a new equity-based compensation component will be added to the Non-Executive Director compensation package for 2021 to align with incentive structures of similar roles in the U.S. Also, the payments for subsidiary board service will be reduced.

PureTech Health plc Annual report and accounts 2020 115 G o ve rn a n ce A summary of 2020 and current fees is as follows: FY2020 FY2021 % Increase/ Decrease Chair fee $125,000 $125,000 0% Basic fee $75,000 $75,000 0% Equity-based Component – $50,000 N/A Additional fees: Chair of a committee $10,000 $10,000 0% Membership of a committee $5,000 $5,000 0% Membership of a subsidiary board $0 to $20,000 $0 to $10,000 (50%) As our Board of Directors consists of leading experts with the experience of successfully developing technologies and bringing them to market, this gives rise to the possibility that the intellectual property we seek to acquire has been developed by one of our Non-Executive Directors and/or that our Non-Executive Directors provide technical or otherwise specialized advisory services to the Company above and beyond the services typically provided by a Non-Executive Director. In such exceptional circumstances, our Remuneration Policy provides us with the flexibility to remunerate them with equity in the relevant subsidiary company as we would any other inventor of the intellectual property or provider of technical advisory services. This practice is in line with other companies in the life sciences sector. If the Company is unable to offer market- competitive remuneration in these circumstances, it risks forfeiting opportunities to obtain intellectual property developed by our Non-Executive Directors and/or foregoing valuable advisory services. The Company believes foregoing such intellectual property and/or advisory services would not be in the long-term interest of our shareholders. Accordingly, subsidiary equity grants may be made to Non-Executive Directors upon the occurrence of the exceptional circumstances set out above. Single total figure of remuneration for each Director (audited) The table below sets out remuneration paid in relation to the 2020 financial year with a comparative figure for the 2019 financial year. 2020 and 2019 Remuneration Year Basic Salary/ Fees Benefits1 Annual Bonus Plan Performance Share Plan (Vested)2 Pension Other payments3 Total Remuneration Total Variable Total Fixed Executive Directors Daphne Zohar 2020 $607,700 $31,069 $607,700 $3,925,437 $8,550 $260,122 $5,460,578 $4,533,137 $907,441 2019 $590,000 $31,265 $590,000 $4,564,0176 $8,400 $5,783,682 $5,154,017 $629,665 Stephen Muniz 2020 $422,300 $28,919 $422,300 $1,313,917 $8,550 $2,195,986 $1,736,217 $459,769 2019 $410,000 $29,381 $410,000 $1,524,3816 $8,400 $2,382,162 $1,934,381 $447,781 Non-Executive Directors Raju Kucherlapati 2020 $105,000 — — — — $105,000 $105,000 2019 $95,000 — — — — $95,000 $95,000 John LaMattina 2020 $125,000 — — — — $125,000 $125,000 2019 $105,000 — — — — $105,000 $105,000 Robert Langer 2020 $125,000 — — — — $125,000 $125,000 2019 $110,000 — — — — $110,000 $110,000 Kiran Mazumdar-Shaw4 2020 $21,250 — — — — $21,250 $21,250 2019 — — — — — — — Dame Marjorie Scardino 2020 $90,000 — — — — $90,000 $90,000 2019 $90,000 — — — — $90,000 $90,000 Bennett Shapiro5 2020 $68,944 — — — — $68,944 $68,944 2019 $95,000 — — — — $95,000 $95,000 Christopher Viehbacher 2020 $155,000 — — — — $155,000 $155,000 2019 $107,074 — — — — $107,074 $107,074 TOTAL 2020 $1,720,194 $59,988 $1,030,000 $5,239,354 $17,100 $260,122 $2,057,404 $6,269,354 $2,057,404 TOTAL 2019 $1,691,360 $60,646 $1,000,000 $6,088,397 $16,800 $1,679,520 $7,088,398 $1,679,520 Notes: 1 Benefits comprise the following elements: private medical, disability and dental cover and parking. 2 The shares underlying the vested 2018 Performance Share Plan awards will be issued after the finalisation of this report. As a result, the share price on the date of issuance is not known at the date of this report and the figures shown above for the PSP awards have been valued using a share price of £2.86875, which was the average share price during the last three months of 2020, and an exchange rate of GBP 1 : USD 1.32127, which was the average exchange rate over the last three months of 2020. 3 Other payments represent a one-time reimbursement to Ms. Zohar for costs associated with converting certain of her ordinary shares into ADSs, as required by Nasdaq prior to our listing on Nasdaq. 4 Ms. Mazumdar-Shaw joined the Board in September 2020. 5 Dr. Shapiro retired from the Board in May of 2020. 6 These amounts have been updated from those listed in the 2019 Annual Report and Accounts to reflect the actual values paid, which was not known at the date of publication of the 2019 Annual Report and Accounts. Annual Report on Remuneration — continued

116 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Annual Report on Remuneration — continued Annual bonus outcome for 2020 For the 2020 annual bonus, targets were set for a balanced scorecard at the beginning of the year. The 2020 targets were focused on (i) financial goals designed to incentivize the team to generate non-dilutive cash and operate within the Company’s 2020 budget, (ii) strategic goals designed to incentivize the team to complete important deals and execute strategic partnerships, (iii) clinical development/innovation goals designed to incentivize the team to generate valuable clinical data in support of the Company’s programs and create innovative program, obtain patent protection for its technologies, obtain publication of the technologies in top tier medical and science journals and establish state of the art laboratory and operations teams, and (iv) regulatory goals designed to incentivize the team to take all steps necessary to commercially launch therapeutics. During 2020, management significantly exceeded these targets. The table below sets out the performance assessment and associated bonus outcomes: Target Goals – Maximum 100 percent Achievement Performance Measures Category Achievement Percentage of Target Attained Financial Goals The Financial Goals were achieved in 2020. The management team’s performance resulted in an achievement outcome of 75 percent but such outcome percentage had a pre-specified cap of 50 percent for this category of the goals. A description of performance in 2020 is set out below: The Company’s Founded Entities raised approximately $205 million in funding which will enable the Founded Entities to continue toward their respective development milestones. The Company’s Founded Entities engaged in partnership activity in 2020, including a partnership between Gelesis and China Medical Holdings Ltd., with $35 million in up front licensing fees and equity investment and future milestone payments of up to $388 million plus royalties. 50% Strategic Goals The Strategic Goals were achieved in 2020. The management team’s performance resulted in an achievement outcome of 50 percent which was equal to the pre-specified cap of 50 percent for this category of the goals. A description of performance in 2020 is set out below: The Company had $347.5 million of cash income in 2020 from sale of equity holdings. The Company also achieved its goal of broadening its shareholder base. 50% Clinical Development/ Innovation Goals The Clinical Development/Innovation Goals were partially achieved in 2020. The management team’s performance resulted in an achievement outcome of 32.5 percent and such outcome percentage had a pre-specified cap of 40 percent for this category of the goals. A description of performance in 2020 is set out below: The Company developed its wholly owned programs, including through positive readout of the LYT-100 Phase 1 multiple ascending dose and food effect study data and the LYT- 200 IND filing. Founded Entities also advanced clinical programs, including through the positive Phase 1 studies of Vedanta’s VE202 in IBD. The Company and the Company’s Founded Entities also achieved acceptance of data in peer-reviewed journals validating their respective technologies, including the International Journal of Women’s Dermatology (Follica), the Journal of Controlled Release (Glyph), and Lancet Digital (Akili). 32.5% Regulatory Goals The Regulatory Goals were achieved in 2020. The management team’s performance resulted in an achievement outcome of 40 percent which was equal to the cap of 40 percent for this category of the goals. A description of performance in 2020 is set out below: Akili’s first therapeutic, EndeavorRx™, received both FDA clearance and EU marketing authorization with a CE Mark. Also, Gelesis’ first therapeutic, Plenity®, which was previously cleared by the FDA for sale, received EU marketing authorization with a CE Mark. 40% Pre-Specified Maximum Total 100% Accordingly, the Company achieved 100 percent of its target goals for 2020. Each of the above target categories are subject to maximum percentage achievement limits capped at 100 percent of the target bonus (i.e. 50 percent of salary). Payments beyond the target are determined by the Remuneration Committee in light of stretch goals which take into account the extent target goals have been exceeded, the overall quality of underlying performance and value created for shareholders. In this case, the Company performed significantly above the target category maximum goals reflected in the Company’s listing on the Nasdaq Global Market in November 2020, an increase in share price during the year of approximately 26 percent, a substantial increase in net asset value as well as significant portfolio, partnering and regulatory successes. In light of these extraordinary achievements, the Committee determined that the stretch goals had been achieved in full and that payouts at 200 percent of target (i.e. 100 percent of salary) are appropriate. The Committee believes that such a bonus award is appropriate to reward and retain top management when such extraordinary performance is achieved.

PureTech Health plc Annual report and accounts 2020 117 G o ve rn a n ce Annual Report on Remuneration — continued The CEO was eligible for a target bonus equal to 50 percent of her 2020 salary. The Company significantly exceeded its target goals and the Committee determined that the overall percentage achievement should be 200 percent due to the extraordinary performance of the Company and management. As a result, the CEO was awarded a 2020 bonus equal to 100 percent of her 2020 salary, which is the maximum under the policy. The COO was eligible for a target bonus equal to 50 percent of his 2020 salary. The Company significantly exceeded its target goals and the Committee determined that the overall percentage achievement should be 200 percent due to the extraordinary performance of the Company and management. As a result, the COO was awarded a 2020 bonus equal to 100 percent of his 2020 salary, which is the maximum under the policy. Long-term incentive awards vesting in the year (unaudited) The 2018 PSP awards granted on June 15, 2018 are subject to three-year vesting performance conditions covering the period from January 1, 2018 to December 31, 2020. Following an assessment of the performance conditions, the Remuneration Committee determined that the awards will vest at 100 percent of the maximum as follows: Scheme Basis of award granted Shares awarded Shares vested Shares lapsed Value of vested awards1,2 Daphne Zohar PSP 2018 400% of salary 1,035,628 1,035,628 — $3,925,437 Stephen Muniz PSP 2018 200% of salary 346,644 346,644 — $1,313,917 1 Shares have been valued using a share price of £2.86875, which was the average share price over the last three months of 2020, and an exchange rate of GBP 1 : USD 1.32127, which was the average exchange rate over the last three months of 2020. 2 The value of the awards attributable to share price appreciation is $1,806,337 for Daphne Zohar and $604,614 for Stephen Muniz. The outcome of the performance condition relating to these awards is set out below: Measure and weighting Threshold Maximum Achievement Vesting (% of each element) Absolute TSR (50%) 7% p.a. 15% p.a. 39% p.a. 100% Total return against FTSE Small Cap Index (12.5%) At or above median Upper quartile 2nd of 250 100% Total return against MSCI Euro Healthcare Index (12.5%) At or above median Upper quartile 3rd of 40 100% Strategic measures (25%) See description below 100% The strategic measures over the three-year period were focused on (i) financial goals (72 percent), (ii) clinical development goals (22 percent), and (iii) operational excellence (6 percent). The financial achievements resulting in satisfaction of 72 percent of the vesting of the strategic measures included obtaining $345 million for PureTech by monetizing certain Founded Entity equity, the closing of initial public offerings of two Founded Entities, the execution of several partnership agreements which brought in non-dilutive funding, the raising of more than $1.183 billion into the Company’s Founded Entities and the completion of PureTech’s listing on the Nasdaq Global Market. The clinical development achievements resulting in satisfaction of 22 percent of the vesting of the strategic measures included the successful completion of our Phase 1 clinical study for LYT-100, the successful completion of co-formulation and Phase 2 clinical studies for the KarXT program, the advancement of Phase 1 clinical studies for the VE202 and VE416 programs, and successfully having two programs cleared for marketing by the U.S. Food and Drug Administration. The operational excellence achievements resulting in satisfaction of 6 percent of the vesting of the strategic measures include the operation of the Company’s programs within projected timelines and budgets, the in-licensing and creation of new programs, the issuance of certain intellectual property, the advancement of certain pre- clinical programs, and the publication of validating data in top tier peer-reviewed academic journals. Long-term incentive awards granted during the year (unaudited) Scheme Basis of award granted Shares awarded (as conditional award of shares) Share price at date of grant1 Face value of award % of face value vesting at threshold performance Vesting determined by performance over Daphne Zohar PSP 2020 400% of salary 683,652 282.33 pence $2,430,800 25% Three financial years to December 31, 2022 Stephen Muniz PSP 2020 200% of salary 237,540 282.33 pence $844,600 25% 1 The share price at the date of grant is based on the 3-day average closing price immediately prior to the grant of the award. The PSP awards granted in 2020 are subject to (i) achievement of absolute TSR targets (50 percent of the awards), (ii) achievement of TSR targets as compared to TSR performance of the constituent companies in the FTSE 250 Index (excluding Investment Trusts) and the MSCI Europe Health Care Index (25 percent of the awards, 12.5 percent against each benchmark) and (iii) achievement of targets based on strategic measures (25 percent of the awards), measured over the three year period to December 31, 2022. The minimum performance target for the absolute TSR portion of the award is TSR equal to 7 percent per annum, whilst the maximum target is TSR equal to 15 percent per annum. The minimum performance target for the relative TSR portion of the award will be TSR equal to the median of the index, whilst the maximum target will be TSR equal to the upper quartile of the index. Strategic measures will be based on the achievement of project milestones and other qualitative measures of

118 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce performance. Strategic targets were set based on financial achievements, including monetization of founded entities, clinical development progress, product pipeline growth, operational excellence and other shareholder value enhancing metrics in line with our strategic plan. The Committee believes that this combination of measures and the higher weighting on TSR is appropriate. TSR measures the success of our management team in identifying and developing new therapeutics whilst strategic targets help incentivize our management team through the stages which ultimately result in successful therapeutics. Full disclosure of the strategic targets will be made retrospectively. Payments for Loss of Office There were no payments for Loss of Office during 2020. Payments to past Directors No payments to past Directors were made during 2020. On March 18, 2021 the Company announced that Stephen Muniz will retire and step down from the board on May 17, 2021. He will continue to be paid base salary, benefits and pension until May 17, 2021, at which point payments will cease. There is no compensation payable for loss of office, no eligibility for 2021 bonus and all unvested PSP awards will lapse. Vested PSP awards are still subject to any applicable holding period and the post-employment shareholding policy will apply, requiring a shareholding worth 200 percent of base salary level to be retained for two years. Directors’ shareholdings (audited) Executive Directors are required to maintain share ownership equal to a minimum of 400 percent of base salary for the Chief Executive Officer (subject to approval of the new policy) and a minimum of 200 percent of base salary for the other Executive Directors. The Chief Executive Officer and Chief Operating Officer both satisfy this requirement. Post-employment shareholding requirements will apply. The table below sets out Directors’ shareholdings which are beneficially owned or subject to a performance condition and interests of connected persons. Director Director Shareholdings Total Share Awards not subject to Service Conditions Share awards subject to performance conditions Total Dec 31, 2020 Dec 31, 2019 Dec 31, 2020 Dec 31, 2019 Dec 31, 2020 Dec 31, 2019 Daphne Zohar1 12,197,3072 12,197,307 1,328,3203 1,680,2964 13,525,627 13,877,603 Stephen Muniz 2,889,4995 2,889,499 461,5356 570,6397 3,351,034 3,460,138 Raju Kucherlapati 2,459,831 2,459,831 — — 2,459,831 2,459,831 John LaMattina8 1,513,133 1,495,332 — — 1,513,133 1,495,332 Robert Langer9 2,944,134 2,944,134 — — 2,944,134 2,944,134 Kiran Mazumdar-Shaw — — — — — — Dame Marjorie Scardino 788,71010 787,710 — — 788,710 787,710 Chris Viehbacher 1,045,64611 1,025,646 — — 1,045,646 1,025,646 1 A portion of Ms. Zohar’s shareholding in the Company is indirect. As of December 31, 2020, an aggregate of 8,097,307 ordinary shares and 410,000 ADSs are held by (i) the Zohar Family Trust I, a U.S.-established trust of which Ms. Zohar is a beneficiary and trustee, (ii) the Zohar Family Trust II, a U.S.-established trust of which Ms Zohar is a beneficiary (in the event of her spouse’s death) and trustee, (iii) Zohar LLC, a U.S.-established limited liability company, and (iv) directly by Ms. Zohar. Ms. Zohar owns or has a beneficial interest in 100 percent of the share capital of Zohar LLC. 2 Includes 410,000 ADSs, which are convertible into 4,100,000 ordinary shares. Does not include 1,035,628 shares which are issuable pursuant to the RSU award granted to Ms. Zohar covering the financial years 2018, 2019 and 2020 which have vested but not yet been issued. 3 Includes the following RSUs, which are subject to performance conditions: 644,668 (2019) and 683,652 (2020). Does not include 1,035,628 shares which are issuable pursuant to the RSU award granted to Ms. Zohar covering the financial years 2018, 2019 and 2020 which have vested but not yet been issued. 4 Includes the following RSUs, which are subject to performance conditions: 1,035,628 (2018) and 644,668 (2019). 5 Does not include 346,644 shares which are issuable pursuant to the RSU award granted to Mr. Muniz covering the financial years 2018, 2019 and 2020 which have vested but not yet been issued. 6 Includes the following RSUs, which are subject to performance conditions: 223,995 (2019) and 237,540 (2020). Does not include 346,644 shares which are issuable pursuant to the RSU award granted to Mr Muniz covering the financial years 2018, 2019 and 2020 which have vested but not yet been issued. 7 Includes the following RSUs, which are subject to performance conditions: 346,644 (2018) and 223,995 (2019). 8 A portion of Dr. LaMattina’s shareholding in the Company is indirect. As of December 31, 2020, an aggregate of 1,513,133 ordinary shares are held by (i) John L LaMattina Revocable Trust, (ii) John L LaMattina 2020-2 GRAT, and (iii) LaMattina Charitable Trust. 9 A portion of Dr. Langer’s shareholding in the Company is indirect. As of December 31, 2020, an aggregate of 2,944,134 ordinary shares are held by (i) Langer Family 2020 Trust and (ii) directly by Dr. Langer. 10 Includes 100 ADSs, which are convertible into 1,000 ordinary shares. 11 Includes 2,000 ADSs, which are convertible into 20,000 ordinary shares. Directors’ service contracts (unaudited) Detail of the service contracts of current Directors is set out below: Executive Directors Notice period Contract date Maximum potential termination payment Potential payment on change of control/liquidation Daphne Zohar 180 days June 18, 2015 12 months’ salary Nil Stephen Muniz 60 days June 18, 2015 12 months’ salary Nil Bharatt Chowrira 60 days March 1, 2017 12 months’ salary Nil Annual Report on Remuneration — continued

PureTech Health plc Annual report and accounts 2020 119 G o ve rn a n ce Contracts for the above Executive Directors will continue until terminated by notice either by the Company or the Executive Director. Mr. Muniz has provided notice of termination of his service contract and his notice period ends on May 17, 2021. Non-Executive Directors Notice period Contract date Contract expiration date Raju Kucherlapati 30 days June 5, 2018 June 5, 2021 John LaMattina 30 days June 5, 2018 June 5, 2021 Robert Langer 30 days June 5, 2018 June 5, 2021 Kiran Mazumdar-Shaw 30 days September 28, 2020 September 28, 2023 Marjorie Scardino 30 days June 5, 2018 June 5, 2021 Christopher Viehbacher 30 days June 5, 2018 June 5, 2021 The Company and the Non-Executive Directors listed above intend to enter into new contracts prior to their expiration. TSR performance graph (unaudited) The graph shows the Company’s performance, measured by total shareholder return (TSR), compared with the Nasdaq Biotechnology Index and S&P600 Biotechnology Index since the Company’s IPO. The Committee considers these to be relevant indices for TSR comparison as they are broad-based measures of the performance of the biotechnology industry. Total shareholder return (unaudited) Source: FactSet 0 20 40 60 80 100 120 240 220 200 140 V a lu e ( £ ) (r e b a se d ) PureTech NASDAQ Biotechnology S&P600 Biotechnology 24 Jun 2015 31 Dec 2015 31 Dec 2016 31 Dec 2017 31 Dec 2018 31 Dec 2020 31 Dec 2019 180 160 This graph shows the value, by December 31, 2020, of £100 invested in PureTech on the date of Admission (June 24, 2015), compared with the value of £100 invested in the Nasdaq Biotechnology and S&P600 Biotechnology indices on the same date. The other points plotted are the values at intervening financial year-ends. Chief Executive Officer’s Remuneration History (unaudited) Year Incumbent Role Single figure of total remuneration Annual bonus pay-out against maximum PSP Vesting against maximum opportunity 2015 Daphne Zohar Chief Executive Officer $955,599 100% n/a 2016 Daphne Zohar Chief Executive Officer $747,634 38.75% n/a 2017 Daphne Zohar Chief Executive Officer $821,898 50% n/a 2018 Daphne Zohar Chief Executive Officer $2,139,870 65% 50% 2019 Daphne Zohar Chief Executive Officer $5,783,682 100% 100% 2020 Daphne Zohar Chief Executive Officer $5,440,579 100% 100% Annual Report on Remuneration — continued

120 PureTech Health plc Annual report and accounts 2020 G o ve rn a n ce Percentage change in remuneration of Directors and employees (unaudited) The table below shows the change in the Directors’ remuneration from 2019 to 2020 compared to the change in remuneration of all of our full-time employees who were employed throughout 2019 and 2020: Base salary Benefits Annual bonus Daphne Zohar (CEO) 3% 0% 3% Stephen Muniz (COO) 3% (1%) 3% Raju Kucherlapati 11% N/A N/A John LaMattina 19% N/A N/A Robert Langer 13% N/A N/A Kiran Mazumdar-Shaw N/A N/A N/A Marjorie Scardino 0% N/A N/A Christopher Viehbacher 45% N/A N/A Employees1 8% 16% 14% 1 Does not include employees of Founded Entities. Relative importance of spend on pay (unaudited) The following table sets out the percentage change in overall spend on pay and distributions to shareholders in 2020 compared to 2019: 2020 2019 % change Staff costs1 $18,225,744 15,600,657 17% Distributions to Shareholders — — — 1 Excludes Founded Entities. Details of the Remuneration Committee, advisors to the Committee and their fees The Remuneration Committee consists of Dr. LaMattina, Ms. Mazumdar-Shaw and Dr. Kucherlapati, with Dr. LaMattina serving as the Chair of the Committee. In 2020 the Committee received independent remuneration advice from Aon plc. This independent advisor was appointed by and was accountable to the Committee and provided no other services to the Company. The terms of engagement between the Committee and Aon are available from the Company Secretary on request. After the year-end, Korn Ferry (UK) Limited was appointed by and is accountable to the Committee and provides no other services to the Company. The terms of engagement between the Committee and Korn Ferry are available from the Company Secretary on request. The Committee also consults with the Chief Executive Officer and Chief Operating Officer. However, no Director is permitted to participate in discussions or decisions about their personal remuneration. During the year, fees in respect of remuneration advice from Aon amounted to $33,541. Each of Aon and Korn Ferry is a founder member of the Remuneration Consultants’ Group and complies with its Code of Conduct which sets out guidelines to ensure that its advice is independent and free of undue influence. Statement of voting at general meeting (unaudited) The table below sets out the proxy results of the vote on our Remuneration Report at our 2020 AGM: Resolutions For % Against % Withheld Total votes cast To approve the Directors’ Remuneration Report 214,646,352 96.41% 7,995,196 3.59% 125 222,641,548 The table below sets out the proxy results of the vote on our Remuneration Policy at our 2020 AGM: Resolutions For % Against % Withheld Total votes cast To approve the Directors’ Remuneration Policy 217,657,809 97.77% 4,957,219 2.23% 26,645 222,615,028 Statement of voting at AGM The Company’s AGM will be held at 11:00 am EDT (4:00 pm BST) on May 27, 2021 at the Company’s headquarters at 6 Tide Street, Boston, Massachusetts (as a closed meeting with the minimum attendance required to form a quorum). Information regarding the voting outcome will be disclosed in next year’s annual report on remuneration. This report has been prepared by the Remuneration Committee and has been approved by the Board. It complies with the CA 2006 and related regulations. This report will be put to shareholders for approval at the forthcoming AGM. On behalf of the Board of Directors Bharatt Chowrira Company Secretary April 14, 2021 Annual Report on Remuneration — continued

PureTech Health plc Annual report and accounts 2020 121 F in a n ci a l st a te m e n ts 1. Our opinion is unmodified We have audited the financial statements of PureTech Health plc (“the Company”) for the year ended 31 December 2020 which comprise the Consolidated statements of comprehensive Income/(Loss), Consolidated Statements of Financial Position, Consolidated Statements of Changes in Equity, Consolidated Statements of Cash Flows, Company Statement of Financial Position, Company statements of changes in Equity, Company statement of Cash Flows and the related notes, including the accounting policies in note 1. In our opinion: • the financial statements give a true and fair view of the state of the Group’s and of the parent Company’s affairs as at 31 December 2020 and of the Group’s loss for the year then ended; • the Group financial statements have been properly prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the European Union; • the parent Company financial statements have been properly prepared in accordance with international accounting standards in conformity with the requirements of, and as applied in accordance with the provisions of, the Companies Act 2006; and • the financial statements have been prepared in accordance with the requirements of the Companies Act 2006 and, as regards the Group financial statements, Article 4 of the IAS Regulation to the extent applicable. Basis for opinion We conducted our audit in accordance with International Standards on Auditing (UK) (“ISAs (UK)”) and applicable law. Our responsibilities are described below. We believe that the audit evidence we have obtained is a sufficient and appropriate basis for our opinion. Our audit opinion is consistent with our report to the audit committee. We were first appointed as auditor by the directors on 7 September 2015. The period of total uninterrupted engagement is for the six financial years ended 31 December 2020. We have fulfilled our ethical responsibilities under, and we remain independent of the Group in accordance with, UK ethical requirements including the FRC Ethical Standard as applied to listed public interest entities. No non-audit services prohibited by that standard were provided. Overview Materiality: Group financial statements as a whole $1.10m (2019: $1.28m) 0.8% (2019: 0.9%) of total operating expenses Coverage 100% (2019: 100%) of total revenue, profit before tax and total assets Key audit matters vs 2019 Recurring risks Valuation of financial liabilities measured at fair value through profit and loss; preferred shares and warrants held by third parties  Valuation of preferred shares and warrants measured at fair value through profit and loss  Classification and measurement of convertible loan notes  Recoverability of investments and intercompany receivable balances held by the Parent Company  Independent auditor’s report to the members of PureTech Health plc

F in a n ci a l st a te m e n ts 122 PureTech Health plc Annual report and accounts 2020 2. Key audit matters: our assessment of risks of material misstatement Key audit matters are those matters that, in our professional judgement, were of most significance in the audit of the financial statements and include the most significant assessed risks of material misstatement (whether or not due to fraud) identified by us, including those which had the greatest effect on: the overall audit strategy; the allocation of resources in the audit; and directing the efforts of the engagement team. We summarise below the key audit matters, in decreasing order of audit significance, in arriving at our audit opinion above, together with our key audit procedures to address those matters and, as required for public interest entities, our results from those procedures. These matters were addressed, and our results are based on procedures undertaken, in the context of, and solely for the purpose of, our audit of the financial statements as a whole, and in forming our opinion thereon, and consequently are incidental to that opinion, and we do not provide a separate opinion on these matters. The risk Our response Valuation of financial liabilities measured at fair value through profit and loss; preferred shares and warrants held by third parties ($127.2m; 2019: $109m) Refer to page 105 (Audit Committee Report), page 134 (accounting policy) and page 167 (financial disclosures). Subjective valuation and forecast-based valuation: The Group finances its operations partly through preferred shares, convertible notes or warrants which are classified as financial instruments and carried at fair value. Determining the fair value of the preferred shares, convertible notes and warrants involves a significant level of judgement around the assumptions used, and internal and external factors that may impact the assumptions. The fair value of the financial instruments classified as liabilities can be estimated by the directors using valuation models including option pricing models (OPM), probability-weighted expected return models (PWERM), or a hybrid of both. Where the income approach is driven by a (Discounted Cash flow) DCF, there is inherent uncertainty involved in forecasting the trading of such companies and the significant level of judgement required to determine the assumptions. These include the discount rate, revenue and EBIT forecasts and the probability of success all of which mean that the valuations are sensitive to changes in these assumptions. The fair value of financial instruments classified as a liability may also be valued using the market approach by observing recent arm’s-length transactions or comparable guideline public companies. There is judgement in relation to the appropriate valuation technique to adopt in determining the equity value of each entity, dependent on the nature and the maturity the company being valued. Our procedures included: Our valuation expertise: We used our valuation specialists to assist us in critically assessing certain key inputs utilised within the OPM, PWERMs or hybrid approaches for each company being valued, being equity value where derived from the market valuation approach and using independent external corroboration. Our valuation specialists challenged the appropriateness of management’s comparable companies and transactions by assessing for reasonableness and possible bias. Our valuation specialists critically assessed the appropriateness of the discount rates, with specific focus (where applicable) on: the company specific risk premium (including the appropriateness of the probability of success where applicable); the control premium; and the venture capital rates of return utilised. We considered against the stage of development of the company where capital rates of return are utilised and the specific scenarios of the company in respect of the control premium. Our scientific expertise: Our medical specialists challenged management’s assessment on the overall scientific validation and progress of each relevant fair value estimate. Assessing valuer’s credentials: We assessed the expertise and credentials of the group’s external valuation experts used in the corroboration of management’s valuation. Methodology choice: The audit team with input from our valuation specialists, assessed the appropriateness of the valuation methodology used for each company based on the specific circumstances relevant to each company such as the stage of development, availability of reliable forecasts, relevance of funding rounds, the industry in which it operates and also the likely exit date or commercialisation date. Independent auditor’s report to the members of PureTech Health plc — continued

PureTech Health plc Annual report and accounts 2020 123 F in a n ci a l st a te m e n ts The risk Our response Valuation of financial liabilities measured at fair value through profit and loss; preferred shares and warrants held by third parties (continued) ($127.2m; 2019: $109m) Refer to page 105 (Audit Committee Report), page 134 (accounting policy) and page 167 (financial disclosures). Where the market approach (comparable public companies or transactions) is used, there is judgement as to the appropriateness of the comparable companies or transactions selected. Where a recent arm’s length funding round is used, there is judgement as to whether the funding round is sufficiently arm’s length to ensure that it is representative of an independent market valuation at fair value. There is also judgement as to the relevance of the arm’s length transaction based on the stability of the external and internal environment since that funding round occurred and the specific circumstances of that investment. Where the valuation utilises the cost approach, there is judgement relating to whether the costs incurred by the company in developing the intellectual property and/or the value of the IP and the assets of the company is representative of what would be recoverable if the company had to be sold. The effect of these matters is that, as part of our risk assessment, we determined that the valuation of financial liabilities has a high degree of estimation uncertainty, with a potential range of reasonable outcomes greater than our materiality for the financial statements as a whole and possibly many times that amount. The financial statements (note 16) disclose the sensitivity estimated by the Group. Benchmarking assumptions: Internal data such as strategic plans, forecasts and budgets and actual results are utilised for inputs such as exit dates, exit scenarios and probability of exit scenarios. Procedures performed included comparing to prior periods for consistency, assessing the probabilities assigned to the scenarios given the stage of the company in its life cycle, understanding key changes and critically assessing current progress against milestones set and assessing where there is an impact on the forecast exit date and assessing whether the assumptions used are consistent with the strategic plans. Where instruments were valued using the price of a recent investment as an appropriate basis for the measurement of fair value we corroborated the price to signed agreements and evaluated the independence of the funding round. We also critically assessed whether there had been market or company specific events between the date of the third party funding round and the year end date which would impact the value of the company. We critically assessed the appropriateness of the assumptions underlying the forecasts. The assumptions over projected revenue included forecast product commercialisation or license date, royalty rates where applicable, operating costs, EBIT margin, terminal values and the probability of success factors where applicable. In doing this we used our knowledge of each subsidiary and its industry with reference to both internal management information and externally derived data and benchmarks. External data related to market size data, royalty rates and competitor analysis is based on information from public material. Assessing transparency: We assessed the appropriateness, in accordance with relevant accounting standards, of the disclosures related to estimation uncertainty. Our results We found the valuation of warrants and preferred shares held by third-parties and measured at fair value through profit and loss to be acceptable. (2019: acceptable). 2. Key audit matters: our assessment of risks of material misstatement — continued Independent auditor’s report to the members of PureTech Health plc — continued

F in a n ci a l st a te m e n ts 124 PureTech Health plc Annual report and accounts 2020 The risk Our response Valuation of preferred shares and warrants measured at fair value ($204.4m; 2019: $154m) Refer to page 105 (Audit Committee Report), page 134 (accounting policy) and page 167 (financial disclosures). Subjective valuation: The Group holds investments in subsidiaries through preferred shares, and warrants which are classified as financial instruments and carried at fair value. Determining the fair value of the preferred shares and warrants involves a significant level of judgement around the assumptions used, and internal and external factors that may impact the assumptions. There is a significant level of judgement involving estimates in relation to determining the fair value of this financial asset. The valuation risk is outlined on page 122. In the current year this risk is specific to Akili, Vor, and Gelesis. Our procedures included: Our valuation expertise: We have assessed the Group’s valuation of the financial asset in line with the procedures outlined on page 122. Our scientific expertise: We have assessed the Group’s valuation of the financial asset in line with the procedures outlined on page 122. Assessing valuer’s credentials: We assessed the expertise and of the group’s external valuation experts used in the corroboration of management’s valuation. Methodology choice: We have assessed the Group’s valuation of the financial asset in line with the procedures outlined on page 122. Benchmarking assumptions: We have assessed the Group’s valuation of the financial asset inline with the procedures outlined on page 123. Assessing transparency: We have considered the adequacy of the disclosure of the accounting treatment in the financial statements and disclosure of assumptions relating to the valuation of the investment. Our results We found the valuation of the preferred shares and warrants to be acceptable. (2019: acceptable). 2. Key audit matters: our assessment of risks of material misstatement — continued Independent auditor’s report to the members of PureTech Health plc — continued

PureTech Health plc Annual report and accounts 2020 125 F in a n ci a l st a te m e n ts The risk Our response Classification and measurement of convertible loan notes ($25.0m; 2019: $31.2m) Refer to page 105 (Audit Committee Report), page 134 (accounting policy) and page 166 (financial disclosures). Accounting treatment: The Group finances its operations partly through financial instruments and in the current period entered into a convertible loan note transaction. There is a significant level of judgement in relation to assessing the terms of the instruments to identify whether the instruments meet the criterion to be classified as debt or equity in the issuer. There is also judgement required in assessing the terms of the contracts to determine any host instrument and whether there are any separable embedded derivatives. Failure to identify the key clauses of the instrument could result in the incorrect classification under IAS 32 which will impact the subsequent measurement of the instrument. Due to these factors, for new financial instruments issued in the year, this has been determined to be a significant risk. Our procedures included: Accounting analysis: Assessing the conclusions reached by the Group in relation to the debt versus equity classification of the issued financial instruments by considering the key terms and features of the contracts and applying and interpreting the relevant accounting standards. Assessing whether the financial instruments contained embedded derivatives by considering the key terms of the contracts, identifying a host contract, and assessing whether each feature met the definition of an embedded derivative and whether they should be bifurcated. Assessing the Group’s classification of whether any separable embedded derivative should be classified as a liability or equity based on the terms of the related contracts. Where the Group classified the entire hybrid contract at fair value through profit or loss, we evaluated whether certain embedded derivatives required separate measurement by critically assessing the key terms and features of those derivatives. Assessing transparency: We have considered the adequacy of the disclosure of the accounting treatment in the financial statements and disclosure of key judgements. Our results We found the classification and measurement of embedded derivatives within financial instruments to be acceptable. (2019: acceptable). Recoverability of investments and intercompany receivable balances held by the Parent Company ($458.6m; 2019: $330.7m) Refer to page 105 (Audit Committee Report), page 188 (accounting policy) and page 188 (financial disclosures). Low risk, high value The carrying amount of the parent Company’s investments in and intercompany receivables from the subsidiary companies represents 100% (2019: 100%) of the Company’s total assets. The recoverability of these balances is not considered to contain a high risk of significant misstatement or be subject to significant judgement. However, due to their materiality in the context of the parent Company financial statements, this is considered to be the area which was the key focus of our overall parent Company audit. Our procedures included: Comparing valuations: We compared the carrying amount of the investment and the intercompany receivables to the market capitalisation of the Group, as PureTech Health LLC contains all of the Group’s trading operations. We compared the carrying value of the investment and the intercompany receivables to the valuations derived for the purposes of the fair value of all the financial instruments and investments held by the group to assess for indicators of impairment. Our results We found the recoverability of the investments and intercompany receivable balances held by the Parent Company to be acceptable. (2019: acceptable). We continue to perform procedures over the determination of the accounting and valuation of investments in associates and revenue recognition. However, following no additional investments in the year and the decrease in contract revenue, we have not assessed these as areas of most significant risks in our current year audit and, therefore, they are not separately identified in our report this year. 2. Key audit matters: our assessment of risks of material misstatement — continued Independent auditor’s report to the members of PureTech Health plc — continued

F in a n ci a l st a te m e n ts 126 PureTech Health plc Annual report and accounts 2020 3. Our application of materiality and an overview of the scope of our audit Materiality for the group financial statements as a whole was set at $1.10m, determined with reference to a benchmark of Total operating expenses (being general and administrative expenses and research and development expenses), of which it represents 0.8% (2019: 0.9%). Total operating expenses is considered to be one of the principal considerations for the members of the Company in assessing the financial performance of the Group, since the Group’s activities are principally in relation to expenditure on developing forms of intellectual property which can be exploited commercially to generate income and growth in the future. Materiality for the parent company financial statements as a whole was set at $0.39m (2019: $0.89m), determined with reference to a benchmark of total assets, capped at component materiality, of which it represents 0.11% (2019: 0.15%). In line with our audit methodology, our procedures on individual account balances and disclosures were performed to a lower threshold, performance materiality, so as to reduce to an acceptable level the risk that individually immaterial misstatements in individual account balances add up to a material amount across the financial statements as a whole. Performance materiality was set at 75% (2019: 75%) of materiality for the financial statements as a whole, which equates to $0.83m (2019: $0.95m) for the group and $0.39m (2019: $0.89m) for the parent company. We applied this percentage in our determination of performance materiality because we did not identify any factors indicating an elevated level of risk. We agreed to report to the Audit Committee any corrected or uncorrected identified misstatements exceeding $0.06m, in addition to other identified misstatements that warranted reporting on qualitative grounds. Of the group’s 4 (2019: 3) reporting components, we subjected 4 (2019: 3) to full scope audits for group purposes. The Group team instructed component auditors as to the significant areas to be covered, including the relevant risks detailed above and the information to be reported back. The component materialities ranged from $0.39m to $0.82m, having regard to the mix of size and risk profile of the Group across the components. The work on 2 of the 4 components (2019: 1 of the 3 components) was performed by component auditors and the rest, including the audit of the parent company, was performed by the Group team. Meetings and telephone conferences were also held with the component auditor to assess audit risk and strategy. At these meetings, the findings reported to the Group team were discussed in more detail, and any further work required by the Group team was then performed by the component auditor. Total operating expenses $131m (2019: $125m) Group revenue Group Materiality $1.10m (2019: $1.28m) $1.10m Whole nancial statements materiality (2019: $1.28m) $0.83m Whole nancial statements performance materiality (2019: $0.95m) $0.82m Range of materiality at 4 components ($0.39m to $0.82m) (2019: $0.60m to $0.83m) $0.06m Misstatements reported to the audit committee (2019: $0.05m) Total operating expenses Group materiality Full scope for Group audit purposes 2020 Full scope for Group audit purposes 2019 Group total assets 100% (2019: 100%) 100 100 Group profit before tax 100% (2019: 100%) 100 100 100% (2019: 100%) 100 100 Independent auditor’s report to the members of PureTech Health plc — continued

PureTech Health plc Annual report and accounts 2020 127 F in a n ci a l st a te m e n ts 4. Going concern The Directors have prepared the financial statements on the going concern basis as they do not intend to liquidate the Group or the Company or to cease their operations, and as they have concluded that the Group’s and the Company’s financial position means that this is realistic. They have also concluded that there are no material uncertainties that could have cast significant doubt over their ability to continue as a going concern for at least a year from the date of approval of the financial statements (“the going concern period”). We used our knowledge of the Group, its industry, and the general economic environment to identify the inherent risks to its business model and analysed how those risks might affect the Group’s and Company’s financial resources or ability to continue operations over the going concern period. The risks that we considered most likely to adversely affect the Group’s and Company’s available financial resources over this period were: • Failure to raise future funding to finance the Group’s strategic business model. We considered whether these risks could plausibly affect the liquidity in the going concern period by comparing severe, but plausible downside scenarios that could arise from these risks individually and collectively against the level of available financial resources indicated by the Group’s financial forecasts. Our procedures also included: • Critically assessing assumptions in alternative funding scenarios and overlaying knowledge of the entity’s plans based on approved budgets and our knowledge of the entity and the sector in which it operates. • Comparing past budgets to actual results to assess the directors’ track record of budgeting accurately. • Evaluating the achievability of the actions the directors consider they would take to improve the position should the risk of being unable to obtain future funding materialise, which included liquidating balance sheet assets and stopping additional investments in subsidiaries, taking into account the extent to which the directors can control the timing and outcome of these actions. • Considering whether the going concern disclosure in note 1 to the financial statements gives a full and accurate description of the Directors’ assessment of going concern. We assessed the completeness of the going concern disclosure. Our conclusions based on this work: • we consider that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate; • we have not identified, and concur with the directors’ assessment that there is not, a material uncertainty related to events or conditions that, individually or collectively, may cast significant doubt on the Group’s or Company’s ability to continue as a going concern for the going concern period; • we have nothing material to add or draw attention to in relation to the directors’ statement in note 1 to the financial statements on the use of the going concern basis of accounting with no material uncertainties that may cast significant doubt over the Group and Company’s use of that basis for the going concern period, and we found the going concern disclosure in note 1 to be acceptable; and • the related statement under the Listing Rules set out on page 102 is materially consistent with the financial statements and our audit knowledge. However, as we cannot predict all future events or conditions and as subsequent events may result in outcomes that are inconsistent with judgements that were reasonable at the time they were made, the above conclusions are not a guarantee that the Group or the Company will continue in operation. 5. Fraud and breaches of laws and regulations – ability to detect Identifying and responding to risks of material misstatement due to fraud To identify risks of material misstatement due to fraud (“fraud risks”) we assessed events or conditions that could indicate an incentive or pressure to commit fraud or provide an opportunity to commit fraud. Our risk assessment procedures included: • Enquiring of directors, the audit committee and inspection of policy documentation as to the Group’s high-level policies and procedures to prevent and detect fraud, including the Group’s channel for “whistleblowing”, as well as whether they have knowledge of any actual, suspected or alleged fraud. • Reading board, audit, remuneration and nomination committee minutes. • Considering remuneration incentive schemes and performance targets for management and directors including the company specific target for management remuneration within the Performance share plan (“PSP”) scheme. We communicated identified fraud risks throughout the audit team and remained alert to any indications of fraud throughout the audit. This included communication from the group to component audit teams of relevant fraud risks identified at the Group level and request to component audit teams to report to the Group audit team any instances of fraud that could give rise to a material misstatement at group. As required by auditing standards, and taking into account possible pressures to meet investor expectations and weaknesses in internal controls, we perform procedures to address the risk of management override of controls, in particular the risk that Group and component management may be in a position to make inappropriate accounting entries and the risk of bias in accounting estimates and judgements such as the valuation of investments and valuation of financial instruments measured at fair value through profit or loss (preferred shares, convertible loan notes and warrants). On this audit we do not believe there is a fraud risk related to revenue recognition because management have little incentive to increase revenue on the basis that their remuneration is not dependent on it and revenue would not demonstrate progress of the business. We also identified a fraud risk related to the valuation of preferred shares and warrants measured at fair value through profit and loss and valuation of financial instruments Independent auditor’s report to the members of PureTech Health plc — continued

F in a n ci a l st a te m e n ts 128 PureTech Health plc Annual report and accounts 2020 measured at fair value through profit or loss; preferred shares, convertible loan notes and warrants in response to possible pressures to meet investor expectations and the level of estimation and judgement required. Further detail in respect of the valuation of investments and the valuation of financial instruments measured at fair value through profit or loss; preferred shares, convertible loan notes and warrants is set out in the key audit matter disclosures in section 2 of this report. We performed procedures including: • Performing a walkthrough of the design and implementation of journals controls. • Identifying journal entries to test for all full scope components based on risk criteria and comparing the identified entries to supporting documentation. These included those posted by senior finance management, those posted and approved by the same user/those posted to unusual accounts. • Assessing significant accounting estimates for bias. Identifying and responding to risks of material misstatement due to non-compliance with laws and regulations We identified areas of laws and regulations that could reasonably be expected to have a material effect on the financial statements from our general commercial and sector experience and through discussion with the directors (as required by auditing standards) and discussed with the directors the policies and procedures regarding compliance with laws and regulations. As the Group is regulated, our assessment of risks involved gaining an understanding of the control environment including the entity’s procedures for complying with regulatory requirements. We communicated identified laws and regulations throughout our team and remained alert to any indications of non-compliance throughout the audit. This included communication from the group to component audit teams of relevant laws and regulations identified at the Group level, and a request for component auditors to report to the group team any instances of non-compliance with laws and regulations that could give rise to a material misstatement at group. The potential effect of these laws and regulations on the financial statements varies considerably. Firstly, the Group is subject to laws and regulations that directly affect the financial statements including financial reporting legislation (including related companies legislation), distributable profits legislation and taxation legislation and we assessed the extent of compliance with these laws and regulations as part of our procedures on the related financial statement items. Secondly, the Group is subject to many other laws and regulations where the consequences of non-compliance could have a material effect on amounts or disclosures in the financial statements, for instance through the imposition of fines or litigation. We identified the following areas as those most likely to have such an effect: health and safety, anti- bribery, employment law (including within the United States), Food and Drug Administration and European Medicines Agency regulations, 1940s Investment Act and the Securities Exchange Commission regulations. Auditing standards limit the required audit procedures to identify non-compliance with these laws and regulations to enquiry of the directors and inspection of regulatory and legal correspondence, if any. Therefore, if a breach of operational regulations is not disclosed to us or evident from relevant correspondence, an audit will not detect that breach. Context of the ability of the audit to detect fraud or breaches of law or regulation Owing to the inherent limitations of an audit, there is an unavoidable risk that we may not have detected some material misstatements in the financial statements, even though we have properly planned and performed our audit in accordance with auditing standards. For example, the further removed non-compliance with laws and regulations is from the events and transactions reflected in the financial statements, the less likely the inherently limited procedures required by auditing standards would identify it. In addition, as with any audit, there remained a higher risk of non-detection of fraud, as these may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal controls. Our audit procedures are designed to detect material misstatement. We are not responsible for preventing non-compliance or fraud and cannot be expected to detect non-compliance with all laws and regulations. 6. We have nothing to report on the other information in the Annual Report and accounts The directors are responsible for the other information presented in the Annual Report together with the financial statements. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except as explicitly stated below, any form of assurance conclusion thereon. Our responsibility is to read the other information and, in doing so, consider whether, based on our financial statements audit work, the information therein is materially misstated or inconsistent with the financial statements or our audit knowledge. Based solely on that work we have not identified material misstatements in the other information. Strategic report and directors’ report Based solely on our work on the other information: • we have not identified material misstatements in the strategic report and the directors’ report; • in our opinion the information given in those reports for the financial year is consistent with the financial statements; and • in our opinion those reports have been prepared in accordance with the Companies Act 2006. Directors’ remuneration report In our opinion the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006. Disclosures of emerging and principal risks and longer-term viability We are required to perform procedures to identify whether there is a material inconsistency between the directors’ disclosures in respect of emerging and principal risks and the viability statement, and the financial statements and our audit knowledge. 5. Fraud and breaches of laws and regulations – ability to detect — continued Independent auditor’s report to the members of PureTech Health plc — continued

PureTech Health plc Annual report and accounts 2020 129 F in a n ci a l st a te m e n ts Based on those procedures, we have nothing material to add or draw attention to in relation to: • the directors’ confirmation within the Viability Statement page 72 that they have carried out a robust assessment of the emerging and principal risks facing the Group, including those that would threaten its business model, future performance, solvency and liquidity; • the Principal Risks disclosures describing these risks and how emerging risks are identified, and explaining how they are being managed and mitigated; and • the directors’ explanation in the Viability Statement of how they have assessed the prospects of the Group, over what period they have done so and why they considered that period to be appropriate, and their statement as to whether they have a reasonable expectation that the Group will be able to continue in operation and meet its liabilities as they fall due over the period of their assessment, including any related disclosures drawing attention to any necessary qualifications or assumptions. We are also required to review the Viability Statement, set out on page 72 under the Listing Rules. Based on the above procedures, we have concluded that the above disclosures are materially consistent with the financial statements and our audit knowledge. Corporate governance disclosures We are required to perform procedures to identify whether there is a material inconsistency between the directors’ corporate governance disclosures and the financial statements and our audit knowledge. Based on those procedures, we have concluded that each of the following is materially consistent with the financial statements and our audit knowledge: • the directors’ statement that they consider that the annual report and financial statements taken as a whole is fair, balanced and understandable, and provides the information necessary for shareholders to assess the Group’s position and performance, business model and strategy; • the section of the annual report describing the work of the Audit Committee, including the significant issues that the audit committee considered in relation to the financial statements, and how these issues were addressed; and • the section of the annual report that describes the review of the effectiveness of the Group’s risk management and internal control systems. We are required to review the part of Corporate Governance Statement relating to the Group’s compliance with the provisions of the UK Corporate Governance Code specified by the Listing Rules for our review. We have nothing to report in this respect. 7. We have nothing to report on the other matters on which we are required to report by exception Under the Companies Act 2006, we are required to report to you if, in our opinion: • adequate accounting records have not been kept by the parent Company, or returns adequate for our audit have not been received from branches not visited by us; or • the parent Company financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns; or • certain disclosures of directors’ remuneration specified by law are not made; or • we have not received all the information and explanations we require for our audit. We have nothing to report in these respects. 8. Respective responsibilities Directors’ responsibilities As explained more fully in their statement set out on page 103, the directors are responsible for: the preparation of the financial statements including being satisfied that they give a true and fair view; such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error; assessing the Group and parent Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern; and using the going concern basis of accounting unless they either intend to liquidate the Group or the parent Company or to cease operations, or have no realistic alternative but to do so. Auditor’s responsibilities Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue our opinion in an auditor’s report. Reasonable assurance is a high level of assurance, but does not guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements. A fuller description of our responsibilities is provided on the FRC’s website at www.frc.org.uk/auditorsresponsibilities. 9. The purpose of our audit work and to whom we owe our responsibilities This report is made solely to the Company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and the terms of our engagement by the Company. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an auditor’s report and the further matters we are required to state to them in accordance with the terms agreed with the Company, and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members, as a body, for our audit work, for this report, or for the opinions we have formed. Robert Seale (Senior Statutory Auditor) for and on behalf of KPMG LLP, Statutory Auditor Chartered Accountants 15 Canada Square London E14 5GL April 14, 2021 Independent auditor’s report to the members of PureTech Health plc — continued

130 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Consolidated Statements of Comprehensive Income/(Loss) For the years ended December 31 Note 2020 $000s 2019 $000s 2018 $000s Contract revenue 3 8,341 8,688 16,371 Grant revenue 3 3,427 1,119 4,377 Total revenue 11,768 9,807 20,748 Operating expenses: General and administrative expenses 7 (49,440) (59,358) (47,365) Research and development expenses 7 (81,859) (85,848) (77,402) Operating income/(loss) (119,531) (135,399) (104,019) Other income/(expense): Gain on deconsolidation 5 — 264,409 41,730 Gain/(loss) on investments held at fair value 5 232,674 (37,863) (34,615) Loss realized on sale of investments 5 (54,976) — — Loss on impairment of intangible asset — — (30) Gain/(loss) on disposal of assets 11 (30) (82) 4,060 Gain on loss of significant influence 6 — 445,582 10,287 Other income/(expense) 21 1,065 121 (278) Other income/(expense) 178,732 672,167 21,154 Finance income/(costs): Finance income 9 1,183 4,362 3,358 Finance income/(costs) – subsidiary preferred shares 9 — (1,458) (106) Finance income/(costs) – contractual 9 (2,946) (2,576) 34 Finance income/(costs) – fair value accounting 9 (4,351) (46,475) 22,631 Net finance income/(costs)   (6,115) (46,147) 25,917 Share of net income/(loss) of associates accounted for using the equity method 6 (34,117) 30,791 (11,490) Impairment of investment in associate 6 — (42,938) — Income/(loss) before taxes   18,969 478,474 (68,438) Taxation 25 (14,401) (112,409) (2,221) Income/(Loss) for the year   4,568 366,065 (70,659) Other comprehensive income/(loss):   Items that are or may be reclassified as profit or loss   Foreign currency translation differences   469 (10) (214) Unrealized gain/(loss) on investments held at fair value   — — (26) Total other comprehensive income/(loss)   469 (10) (240) Total comprehensive income/(loss) for the year   5,037 366,055 (70,899) Income/(loss) attributable to:   Owners of the Company   5,985 421,144 (43,654) Non-controlling interests 18 (1,417) (55,079) (27,005)   4,568 366,065 (70,659) Comprehensive income/(loss) attributable to:   Owners of the Company   6,454 421,134 (43,894) Non-controlling interests 18 (1,417) (55,079) (27,005)   5,037 366,055 (70,899) $ $ $ Earnings/(loss) per share:   Basic earnings/(loss) per share 10 0.02 1.49 (0.16) Diluted earnings/(loss) per share 10 0.02 1.44 (0.16) The accompanying notes are an integral part of these financial statements.

PureTech Health plc Annual report and accounts 2020 131 F in a n ci a l st a te m e n ts Note 2020 $000s 2019 $000s Assets     Non-current assets     Property and equipment, net 11 22,777 21,455 Right of use asset, net 21 20,098 22,383 Intangible assets, net 12 899 625 Investments held at fair value 5 530,161 714,905 Investments in associates 6 — 10,642 Lease receivable – long-term 21 1,700 2,082 Deferred tax assets — 142 Other non-current assets   11 99 Total non-current assets   575,645 772,333 Current assets   Trade and other receivables 2,558 1,977 Prepaid expenses   5,405 1,946 Lease receivable – short-term 21 381 350 Other financial assets 13, 22 2,124 2,124 Short-term investments 22 — 30,088 Cash and cash equivalents 22 403,881 132,360 Total current assets   414,348 168,845 Total assets   989,994 941,178 Equity and liabilities   Equity   Share capital 14 5,417 5,408 Share premium 14 288,978 287,962 Merger reserve 14 138,506 138,506 Translation reserve 14 469 — Other reserve 14 (24,050) (18,282) Retained earnings/(accumulated deficit) 14 260,429 254,444 Equity attributable to the owners of the Company 14 669,748 668,038 Non-controlling interests 14, 18 (16,209) (17,640) Total equity 14 653,539 650,398 Non-current liabilities   Deferred revenue 3 — 1,220 Deferred tax liability 25 108,626 115,445 Lease liability, non-current 21 32,088 34,914 Long-term loan 20 14,818 — Total non-current liabilities   155,531 151,579 Current liabilities   Deferred revenue 3 1,472 5,474 Lease liability, current 21 3,261 2,929 Trade and other payables 19 21,826 19,842 Subsidiary:   Notes payable 16, 17 26,455 1,455 Warrant liability 16 8,206 7,997 Preferred shares 15, 16 118,972 100,989 Other current liabilities   732 515 Total current liabilities   180,924 139,201 Total liabilities   336,455 290,780 Total equity and liabilities   989,994 941,178 Please refer to the accompanying Notes to the consolidated financial information. Registered number: 09582467. The consolidated financial statements were approved by the Board of Directors and authorized for issuance on April 14, 2021 and signed on its behalf by: Daphne Zohar Chief Executive Officer April 14, 2021 The accompanying notes are an integral part of these financial statements. Consolidated Statements of Financial Position as of December 31

132 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Consolidated Statements of Changes in Equity  For the years ended December 31 Share Capital Shares Amount $000s Share premium $000s Merger reserve $000s Translation reserve $000s Other reserve $000s Retained earnings/ (accumulated deficit) $000s Total Parent equity $000s Non- controlling interests $000s Total Equity $000s Balance January 1, 2018 237,429,696 4,679 181,588 138,506 224 17,178 (124,745) 217,430 (145,586) 71,844 Net income/(loss) — — — — — — (43,654) (43,654) (27,005) (70,659) Foreign currency exchange — — — — (214) — — (214) — (214) Unrealized gain on investments — — — — — — (26) (26) — (26) Total comprehensive income/(loss) for the period — — — — (214) — (43,680) (43,894) (27,005) (70,899) Deconsolidation of subsidiary — — — — — (4) 619 615 55,168 55,783 Issuance of placing shares 45,000,000 696 96,797 — — — — 97,493 — 97,493 Exercise of share-based awards 64,171 — — — — — 122 122 — 122 Subsidiary dividends — — — — — — (8) (8) — (8) Equity settled share-based payments — — — — — 3,749 — 3,749 8,888 12,637 Balance December 31, 2018 282,493,867 5,375 278,385 138,506 10 20,923 (167,692) 275,507 (108,535) 166,972 Adjustment for the initial application of IFRS 16 — — — — — — 999 999 — 999 Adjusted balance as of January 1, 2019 282,493,867 5,375 278,385 138,506 10 20,923 (166,693) 276,506 (108,535) 167,971 Net income/(loss) — — — — — — 421,144 421,144 (55,079) 366,065 Foreign currency exchange — — — — (10) — — (10) — (10) Total comprehensive income/(loss) for the period — — — — (10) — 421,144 421,134 (55,079) 366,055 Deconsolidation of subsidiary — — — — — — — — 97,178 97,178 Subsidiary note conversion and changes in NCI ownership interest — — — — — (20,631) — (20,631) 23,049 2,418 Exercise of share-based awards 237,090 5 499 — — — — 504 — 504 Purchase of subsidiary’s non-controlling interest through issuance of shares 2,126,338 28 9,078 — — (33,145) — (24,039) 24,039 — Revaluation of deferred tax assets related to share-based awards — — — — — 3,061 — 3,061 — 3,061 Equity settled share-based payments — — — — — 12,785 — 12,785 1,683 14,468 Vesting of restricted stock units (RSU) 513,324 — — — — (1,280) — (1,280) — (1,280) Other — — — — — 5 (7) (2) 25 23 As at December 31, 2019 285,370,619 5,408 287,962 138,506 — (18,282) 254,444 668,038 (17,640) 650,398 Net income/(loss) — — — — — — 5,985 5,985 (1,417) 4,568 Foreign currency exchange 469 469 469 Total comprehensive income/(loss) for the period — — — — 469 — 5,985 6,454 (1,417) 5,037 Exercise of share-based awards 514,406 9 1,016 — — — 1,025 11 1,036 Revaluation of deferred tax assets related to share-based awards — — — — — (684) — (684) — (684) Equity settled share-based payments — — — — — 7,805 — 7,805 2,822 10,627 Settlement of restricted stock units — — — — — (12,888) — (12,888) — (12,888) Other — — — — — — — — 13 13 Balance December 31, 2020 285,885,025 5,417 288,978 138,506 469 (24,050) 260,429 669,748 (16,210) 653,539 The accompanying notes are an integral part of these financial statements.

PureTech Health plc Annual report and accounts 2020 133 F in a n ci a l st a te m e n ts Note 2020 $000s 2019 $000s 2018 $000s Cash flows from operating activities     Income/(loss) for the year   4,568 366,065 (70,659) Adjustments to reconcile net operating loss to net cash used in operating activities:   Non-cash items:   Depreciation and amortization 11, 12 6,645 6,665 2,778 Impairment of intangible assets — — 30 Impairment of investment in associate 6 — 42,938 — Equity settled share-based payment expense 8 10,718 14,468 12,637 (Gain)/loss on investments held at fair value 5 (232,674) 37,863 20,307 Realized loss on sale of investments 54,976 — — (Gain)/loss on short-term investments   — — (843) Gain on deconsolidation 5 — (264,409) (41,730) Gain on loss of significant influence 5 — (445,582) (10,287) Conversion of debt to equity   — — 349 Disposal of assets 11 66 140 161 Share of net (income)/loss of associates accounted for using the equity method 6 34,117 (30,791) 11,491 Income taxes, net 25 14,402 112,077 1,723 Unrealized (gain)/loss on foreign currency transactions   — — (271) Finance costs, net 9 6,114 46,229 (8,446) Changes in operating assets and liabilities:   Accounts receivable 22 (529) 747 467 Other financial assets 13 — (48) (1,327) Prepaid expenses and other current assets   (3,371) (25) 774 Deferred revenues 3 (5,223) 186 4,841 Trade and other payables 19 605 11,166 5,094 Other liabilities   (7) 3,002 115 Income taxes paid   (20,737) — — Interest received   1,155 3,648 — Interest paid 21 (2,651) (2,495) — Net cash used in operating activities   (131,827) (98,156) (72,796) Cash flows from investing activities:   Purchase of property and equipment 11 (5,170) (12,138) (4,365) Proceeds from sale of property and equipment   — — 125 Purchases of intangible assets 12 (254) (400) (125) Purchase of associate preferred shares held at fair value 5, 6 (10,000) (13,670) (3,500) Purchase of investments held at fair value 5 (1,150) (1,556) — Sale of investments held at fair value 5 350,586 9,294 — Receipt of payment of sublease 21 350 191 — Purchase of convertible note 6 — (6,480) — Cash derecognized upon loss of control over subsidiary   — (16,036) (13,390) Purchases of short-term investments 22 — (69,541) (166,452) Proceeds from maturity of short-term investments 22 30,116 173,995 148,062 Net cash provided by/(used in) investing activities   364,478 63,659 (39,645) Cash flows from financing activities:   Receipt of PPP loan   68 — — Issuance of long term loan 20 14,720 — — Proceeds from issuance of convertible notes 17 25,000 1,606 6,147 Payment of lease liability 21 (2,908) (1,678) — Repayment of long-term debt   — (178) (185) Distribution to Tal shareholders 27 — (112) — Exercise of stock options   1,036 504 — Proceeds from the issuance of shares and subsidiary preferred shares 15 — — 152,030 Settlement of RSU’s   (12,888) — — Vesting of restricted stock units   — (1,280) — Issuance of preferred shares of subsidiaries 15 13,750 51,048 — Issuance of warrants in subsidiary   92 — — Buyback of shares   — — (35) Distribution to shareholders on dissolution of subsidiary   — — (1,062) Subsidiary dividend payments   — — (8) Net cash provided by financing activities   38,869 49,910 156,887 Effect of exchange rates on cash and cash equivalents   — (104) (44) Net increase in cash and cash equivalents   271,520 15,309 44,402 Cash and cash equivalents at beginning of year   132,360 117,051 72,649 Cash and cash equivalents at end of year   403,881 132,360 117,051 Supplemental disclosure of non-cash investment and financing activities:   Purchase of non controlling interest in consideration for issuance of shares and options   — 9,106 — Purchase of intangible asset and investment held at fair value in consideration for issuance of warrant liability and assumption of other long and short-term liabilities   — 15,894 — Leasehold improvements purchased through lease incentives (deducted from Right of Use Asset)   — 10,680 — Conversion of subsidiary convertible note into preferred share liabilities   — 4,894 — Conversion of subsidiary convertible note into subsidiary common stock (NCI)   — 2,418 — Supplemental disclosure of cash paid for income taxes:   Cash paid for income taxes   20,737 176 92 The accompanying notes are an integral part of these financial statements. Consolidated Statements of Cash Flows For the years ended December 31

134 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 1. Accounting policies Description of Business PureTech Health plc (“PureTech,” the “Parent” or the “Company”) is a public company incorporated, domiciled and registered in the United Kingdom (“UK”). The registered number is 09582467 and the registered address is 8th Floor, 20 Farringdon Street, London EC4A 3AE, United Kingdom. PureTech’s group financial statements consolidate those of the Company and its subsidiaries (together referred to as the “Group”). The Parent company financial statements present financial information about the Company as a separate entity and not about its Group. The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in these group financial statements. Basis of Presentation The consolidated financial statements of the Group are presented as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018. The Group financial statements have been approved by the Directors on April 14, 2021 and are prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRSs) adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the EU. The Consolidated  Financial Statements also comply fully with IFRSs as issued by the International Accounting Standards Board (IASB). IFRSs as adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the EU differs in certain respects from IFRS as issued by the IASB. However, the differences have no impact for the periods presented. For presentation of the Consolidated Statements of Comprehensive Income/(Loss), the Company uses a classification based on the function of expenses, rather than based on their nature, as it is more representative of the format used for internal reporting and management purposes and is consistent with international practice. Certain amounts in the Consolidated Financial Statements and accompanying notes may not add due to rounding. All percentages have been calculated using unrounded amounts. Basis of Measurement The consolidated financial statements are prepared on the historical cost basis except that the following assets and liabilities are stated at their fair value: investments held at fair value and liabilities classified as fair value through the profit or loss. Use of Judgments and Estimates In preparing these consolidated financial statements, management has made judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an on-going basis. Significant estimation applied in determining the following: • Financial instruments valuations (Note 16): when estimating the fair value of subsidiary convertible notes and subsidiary preferred shares carried at fair value through profit and loss (FVTPL) and investments held at fair value, at initial recognition and upon subsequent measurement. This includes determining the appropriate valuation methodology and making certain estimates of the future earnings potential of the subsidiary businesses, appropriate discount rate and earnings multiple to be applied, marketability and other industry and company specific risk factors. See Note 16 for the sensitivity analysis for key estimates used in these valuations. • Valuation of share based payments (Note 8): when estimating the fair value of share based payment on grant date. This includes making certain estimates regarding the expected life of the share-based award, share price volatility, risk free interest rate as well as other covariance of comparable public companies and other market data to predict distribution of relative share performance. Significant judgement is also applied in determining the following: • Revenue recognition (Note 3): when determining the correct amount of revenue to be recognized. This includes making certain judgements when determining the appropriate accounting treatment of key customer contract terms in accordance with the applicable accounting standards. In particular, judgement is required to determine the performance obligations in a contract (if promised goods and services are distinct or not) and timing of revenue recognition (on delivery or over a period of time). • Subsidiary preferred shares liability classification (Note 15): when determining the classification of financial instruments in terms of liability or equity. These judgements include an assessment of whether the financial instrument include any embedded derivative features, whether they include contractual obligations upon the Group to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party, and whether that obligation will be settled by the Company exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments. Further information about these critical judgements and estimates is included below under Financial Instruments. Notes to the Consolidated Financial Statements

PureTech Health plc Annual report and accounts 2020 135 F in a n ci a l st a te m e n ts • When the power to control the subsidiaries exists (please refer to Notes 5 and 6 and accounting policy below Subsidiaries). This judgement includes an assessment of whether the Company has (i) power over the investee; (ii) exposure, or rights, to variable returns from its involvement with the investee; and (iii) the ability to use its power over the investee to affect the amount of the investor’s returns. The Company considers among others its voting shares, representation on the board, rights to appoint management, investee dependence on the Company etc. If the power to control investees exists we consolidate the financial statements of such investee in the consolidated financial statements of the Group. Upon issuance of new shares in a subsidiary and a resulting change in any shareholders or governance agreements, the Group reassesses its ability to control the investee based on the revised board composition and revised subsidiary governance and management structure. When such new circumstances result in the Group losing its power to control the investee, the investee is deconsolidated. • Whether the Company has significant influence over financial and operating policies of investees in order to determine if the Company should account for its investment as an associate based on IAS 28 or based on IFRS 9, Financial Instruments (please refer to Note 5). This judgement includes, among others, an assessment whether the Company has representation on the board of directors of the investee, whether the Company participates in the policy making processes of the investee, whether there is any interchange of managerial personnel, whether there is any essential technical information provided to the investee and if there are any transactions between the Company and the investee. • Upon determining that the Company does have significant influence over the financial and operating policies of an investee, if the Company holds more than a single instrument issued by its equity-accounted investee, judgement is required to determine whether the additional instrument forms part of the investment in the associate, which is accounted for under IAS 28 and scoped out of IFRS 9, or it is a separate financial instrument that falls in the scope of IFRS 9 (please refer to Notes 5 and 6). This judgement includes an assessment of the characteristics of the financial instrument of the investee held by the Company and whether such financial instrument provides access to returns underlying an ownership interest. • Where the company has other investments in an equity accounted investee that are not accounted for under IAS 28, judgement is required in determining if such investments constitute Long-Term Interests for the purposes of IAS 28 (please refer to Notes 5 and 6). This determination is based on the individual facts and circumstances and characteristics of each investment, but is driven, among other factors, by the intention and likelihood to settle the instrument through redemption or repayment in the foreseeable future, and whether or not the investment is likely to be converted to common stock or other equity instruments (please also refer to accounting policy with regard to Investments in Associates below). When considering the individual facts and circumstances of the Group’s investment in its associate’s preferred stock in the manner described above, including the long-term nature of such investment, the ability of the Group to convert its preferred stock investment to an investment in common shares and the likelihood of such conversion, as well the fact that there is no planned redemption or other settlement of the preferred stock by the investee in the foreseeable future, we concluded that such investment is considered a Long Term Interest. As of December 31, 2020 the Group had cash and cash equivalents of $403.9 million. Considering the Group’s and the Company’s financial position as of December 31, 2020 and its principal risks and opportunities, a going concern analysis has been prepared for at least the twelve-month period from the date of signing the Consolidated Financial Statements (“the going concern period”) utilizing realistic scenarios and applying a severe but plausible downside scenario. Even under the downside scenario, the analysis demonstrates the Group and the Company continue to maintain sufficient liquidity headroom and continues to comply with all financial obligations. On February 9, 2021, the Group sold 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million, further strengthening the liquidity headroom of the Group. Therefore, the Directors believe the Group and the Company is adequately resourced to continue in operational existence for at least the twelve-month period from the date of signing the Consolidated Financial Statements, irrespective of uncertainty regarding the duration and severity of the COVID-19 pandemic and the global macroeconomic impact of the pandemic. Accordingly, the Directors considered it appropriate to adopt the going concern basis of accounting in preparing the Consolidated Financial Statements and the PureTech Health plc Financial Statements. Basis of consolidation The consolidated financial information as of December 31, 2020 and 2019 and for each of the years ended December 31, 2020, 2019 and 2018 comprises an aggregation of financial information of the Company and the consolidated financial information of PureTech Health LLC (“PureTech LLC”). Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Subsidiaries As used in these financial statements, the term subsidiaries refers to entities that are controlled by the Group. Financial results of subsidiaries of the Group as of December 31, 2020 are reported within the Internal segment, Controlled Founded Entities segment or the Parent Company and Other segment (please refer to Note 4). Under applicable accounting rules, the Group controls an entity when it is exposed to, or has the rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. In assessing control, the Group takes into consideration potential voting rights and board interest and holding. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Losses applicable to the non- controlling interests in a subsidiary are allocated to the non-controlling interests even if doing so causes the non-controlling interests to have a deficit balance. A list of all current and former subsidiaries organized with respect to classification as of December 31, 2020 and the Group’s total voting percentage, based on outstanding voting common and preferred shares as of December 31, 2020, 2019 and 2018, is outlined below. All current subsidiaries are domiciled within the United States and conduct business activities solely within the United States. 1. Accounting policies — continued Notes to the Consolidated Financial Statements — continued

136 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Voting percentage at December 31, through the holdings in 2020 2019 2018 Subsidiary Common Preferred Common Preferred Common Preferred Subsidiary operating companies Alivio Therapeutics, Inc.1,2 — 91.9 — 91.9 — 92.0 Entrega, Inc. (indirectly held through Enlight)1,2 — 83.1 — 83.1 — 83.1 Follica, Incorporated1,2,5 28.7 56.7 28.7 56.7 4.4 79.2 PureTech LYT (formerly Ariya Therapeutics, Inc.)8 — 100.0 — 100.0 — 100.0 PureTech LYT-100 — 100.0 — 100.0 — 100.0 PureTech Management, Inc.3 100.0 — 100.0 — 100.0 — PureTech Health LLC3 100.0 — 100.0 — 100.0 — Sonde Health, Inc.1,2 — 51.8 — 64.1 — 96.4 Vedanta Biosciences, Inc.1,2 — 59.3 — 61.8 — 74.3 Vedanta Biosciences Securities Corp. (indirectly held through Vedanta)1,2 — 59.3 — 61.8 — 74.3 Deconsolidated former subsidiary operating companies Akili Interactive Labs, Inc.2,7 — 41.9 — 41.9 — 41.9 Gelesis, Inc.1,2,9 4.9 20.2 5.7 20.2 7.3 18.4 Karuna Pharmaceuticals, Inc.1,2,10 12.6 — 28.4 — — 71.0 Vor Biopharma Inc.1,2,11 — 16.4 — 47.5 — 93.2 Nontrading holding companies Endra Holdings, LLC (held indirectly through Enlight)2 86.0 — 86.0 — 86.0 — Ensof Holdings, LLC (held indirectly through Enlight)2 86.0 — 86.0 — 86.0 — PureTech Securities Corp.2 100.0 — 100.0 — 100.0 — PureTech Securities II Corp.2 100.0 — — — — — Inactive subsidiaries Appeering, Inc.2 — 100.0 — 100.0 — 100.0 Commense Inc.2,6 — 99.1 — 99.1 — 99.1 Enlight Biosciences, LLC2 86.0 — 86.0 — 86.0 — Ensof Biosystems, Inc. (held indirectly through Enlight)1,2 57.7 28.3 57.7 28.3 57.7 28.3 Knode Inc. (indirectly held through Enlight)2 — 86.0 — 86.0 — 86.0 Libra Biosciences, Inc.2 — 100.0 — 100.0 — 100.0 Mandara Sciences, LLC2 98.3 — 98.3 — 98.3 — Tal Medical, Inc.1,2 — 100.0 — 100.0 — 64.5 1 The voting percentage is impacted by preferred shares that are classified as liabilities, which results in the ownership percentage not being the same as the ownership percentage used in allocations to non-controlling interests disclosed in Note 18. The allocation of losses/profits to the noncontrolling interest is based on the holdings of subordinated stock that provide ownership rights in the subsidiaries. The ownership of liability classified preferred shares are quantified in Note 15. 2 Registered address is Corporation Trust Center, 1209 Orange St., Wilmington, DE 19801, USA. 3 Registered address is 2711 Centerville Rd., Suite 400, Wilmington, DE 19808, USA. 4 The Company’s interests in its subsidiaries are predominantly in the form of preferred shares, which have a liquidation preference over the common stock, are convertible into common stock at the holder’s discretion or upon certain liquidity events, are entitled to one vote per share on all matters submitted to shareholders for a vote and entitled to receive dividends when and if declared. In the case of Enlight, Mandara and PureTech Health LLC, the holdings are membership interests in an LLC. The holders of common stock are entitled to one vote per share on all matters submitted to shareholders for a vote and entitled to receive dividends when and if declared. 5 On July 19, 2019, all of the outstanding notes, plus accrued interest, issued by Follica to PureTech converted into 15,216,214 shares of Series A-3 Preferred Shares and 12,777,287 shares of common share pursuant to a Series A-3 Note Conversion Agreement between Follica and the noteholders. Please refer to Note 16. 6 Commense turned inactive during 2019. 7 On May 8, 2018, PureTech lost control of Akili, Akili was deconsolidated from the Group’s financial statements and is no longer considered a subsidiary. This results in only the profits and losses generated by Akili through the deconsolidation date being included in the Group’s Consolidated Statement of Income/(Loss) and Other Comprehensive Income/ (Loss). See Note 5 for further details about the accounting for the investment in Akili subsequent to deconsolidation. 8 On July 18, 2018, Calix Biopharma, Inc., Glyph Biosciences, Inc., and Nybo Therapeutics, Inc. merged into Ariya Therapeutics, Inc. Thus, the Group no longer holds an interest in Calix, Glyph and Nybo but rather owns 100.0 percent voting interest of Ariya. 9 As of December 31, 2018, PureTech maintained control of Gelesis. On July 1, 2019 PureTech lost control of Gelesis and Gelesis was deconsolidated from the Group’s financial statements, resulting in only the profits and losses generated by Gelesis through the deconsolidation date being included in the Group’s Consolidated Statement of Income/(Loss) and Other Comprehensive Income/(Loss). See Notes 5 and 6 for further details about the accounting for the investments in Gelesis subsequent to deconsolidation. 10 On March 15, 2019, PureTech lost control of Karuna, Karuna was deconsolidated from the Group’s financial statements and is no longer considered a subsidiary. This results in only the profits and losses generated by Karuna through the deconsolidation date being included in the Group’s Consolidated Statement of Income/(Loss) and Other Comprehensive Income/(Loss). See Note 5 for further details about the accounting for the investment in Karuna subsequent to deconsolidation. 11 On February 12, 2019, PureTech lost control of Vor, Vor was deconsolidated from the Group’s financial statements and is no longer considered a subsidiary. This results in only the profits and losses generated by Vor through the deconsolidation date being included in the Group’s Consolidated Statement of Income/(Loss) and Other Comprehensive Income/ (Loss).See Note 5 for further details about the accounting for the investment in Vor subsequent to deconsolidation. 1. Accounting policies — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 137 F in a n ci a l st a te m e n ts Change in subsidiary ownership and loss of control Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions. Where the Group loses control of a subsidiary, the assets and liabilities are derecognized along with any related non-controlling interest (“NCI”). Any interest retained in the former subsidiary is measured at fair value when control is lost. Any resulting gain or loss is recognized as profit or loss in the Consolidated Statements of Comprehensive Income/(Loss). Associates As used in these financial statements, the term associates are those entities in which the Group has no control but maintains significant influence over the financial and operating policies. Significant influence is presumed to exist when the Group holds between 20 and 50 percent of the voting power of an entity, unless it can be clearly demonstrated that this is not the case. The Group evaluates if it maintains significant influence over associates by assessing if the Group has lost the power to participate in the financial and operating policy decisions of the associate. Application of the equity method to associates Associates are accounted for using the equity method (equity accounted investees) and are initially recognized at cost, or if recognized upon deconsolidation they are initially recorded at fair value at the date of deconsolidation. The consolidated financial statements include the Group’s share of the total comprehensive income and equity movements of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases. To the extent the Group holds interests in associates that are not providing access to returns underlying ownership interests, the instrument held by PureTech is accounted for in accordance with IFRS 9 as investments held at fair value. When the Group’s share of losses exceeds its equity method investment in the investee, losses are applied against Long-Term Interests, which are investments accounted for under IFRS 9. Investments are determined to be Long-Term Interests when they are long-term in nature and in substance they form part of the Group’s net investment in that associate. This determination is impacted by many factors, among others, whether settlement by the investee through redemption or repayment is planned or likely in the foreseeable future, whether the investment can be converted and/or is likely to be converted to common stock or other equity instrument and other factors regarding the nature of the investment. Whilst this assessment is dependent on many specific facts and circumstances of each investment, typically conversion features whereby the investment is likely to convert to common stock or other equity instruments would point to the investment being a Long-Term Interest. Similarly, where the investment is not planned or likely to be settled through redemption or repayment in the foreseeable future, this would indicate that the investment is a Long-Term Interest. When the net investment in the associate, which includes the Group’s investments in other long-term interests, is reduced to nil, recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of an investee. The Group has also adopted the amendments to IAS 28 Investments in Associates that addresses the dual application of IAS 28 and IFRS 9 (see below) when equity method losses are applied against Long-Term Interests (LTI). The amendments provide the annual sequence in which both standards are to be applied in such a case. The Group has applied the equity method losses to the LTIs presented as part of Investments held at fair value subsequent to remeasuring such investments to their fair value at balance sheet date. Change in Accounting Policy As of January 1, 2019, the Group has adopted new accounting policies for the accounting for leases. See updated accounting policy for leases (IFRS 16) below. Financial Instruments Classification The Group classifies its financial assets in the following measurement categories: • Those to be measured subsequently at fair value (either through other comprehensive income, or through profit or loss), and • Those to be measured at amortized cost. The classification depends on the Group’s business model for managing the financial assets and the contractual terms of the cash flows. For assets measured at fair value, gains and losses will are recorded in profit or loss. For investments in debt instruments, this will depend on the business model in which the investment is held. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at FVOCI. As of balance sheet dates, none of the Company’s financial assets are accounted for as FVOCI. Measurement At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at FVTPL, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets that are carried at FVTPL are expensed. 1. Accounting policies — continued Notes to the Consolidated Financial Statements — continued

138 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Impairment The Group assesses on a forward-looking basis the expected credit losses associated with its debt instruments carried at amortized cost. The Group had no debt instruments carried at amortized cost as of balance sheet date. For trade receivables, the Group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables. Financial Assets The Group’s financial assets consist of cash and cash equivalents, trade and other receivables, debt and equity securities, other deposits and investments in associates’ preferred shares. The Group’s financial assets are classified into the following categories: investments held at fair value, trade and other receivables, short-term investments and cash and cash equivalents. The Group determines the classification of financial assets at initial recognition depending on the purpose for which the financial assets were acquired. Investments held at fair value are investments in equity instruments that are not held for trading. Such investments consist of the Group’s minority interest holdings where the Group has no significant influence or preferred share investments in the Group’s associates that are not providing access to returns underlying ownership interests. These financial assets are initially measured at fair value and subsequently re-measured at fair value at each reporting date. The Company elects if the gain or loss will be recognized in Other Comprehensive Income/(Loss) or through profit and loss on an instrument by instrument basis. The Company has elected to record the changes in fair values for the financial assets falling under this category through profit and loss. Please refer to Note 5. Short-term investments are short-term government treasury bonds carried at fair value with changes in fair value recorded through profit and loss in financing income. Changes in the fair value of financial assets at FVTPL are recognized in other income/(expense) in the Consolidated Statements of Comprehensive Income/(Loss) as applicable. Trade and other receivables are non-derivative financial assets with fixed and determinable payments that are not quoted on active markets. These financial assets are carried at the amounts expected to be received less any expected lifetime losses. Such losses are determined taking into account previous experience, credit rating and economic stability of counterparty and economic conditions. When a trade receivable is determined to be uncollectible, it is written off against the available provision. Trade and other receivables are included in current assets, unless maturities are greater than 12 months after the end of the reporting period. Financial Liabilities The Group’s financial liabilities consist of trade and other payables, subsidiary notes payable, preferred shares, and warrant liability. Warrant liabilities are initially recognized at fair value. After initial recognition, these financial liabilities are re-measured at FVTPL using an appropriate valuation technique. Subsidiary notes payable without embedded derivatives are accounted for at amortized cost. The majority of the Group’s subsidiaries have preferred shares and notes payable with embedded derivatives, which are classified as current liabilities. When the Group has preferred shares and notes with embedded derivatives that qualify for bifurcation, the Group has elected to account for the entire instrument as FVTPL after determining under IFRS 9 that the instrument qualifies to be accounted for under such FVTPL method. The Group derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire. Equity Instruments Issued by the Group Financial instruments issued by the Group are treated as equity only to the extent that they meet the following two conditions, in accordance with IAS 32: 1. They include no contractual obligations upon the Group to deliver cash or other financial assets or to exchange financial assets or financial liabilities with another party under conditions that are potentially unfavorable to the Group; and 2. Where the instrument will or may be settled in the Group’s own equity instruments, it is either a non-derivative that includes no obligation to deliver a variable number of the Group’s own equity instruments or is a derivative that will be settled by the Group exchanging a fixed amount of cash or other financial assets for a fixed number of its own equity instruments. To the extent that this definition is not met, the financial instrument is classified as a financial liability. Where the instrument so classified takes the legal form of the Group’s own shares, the amounts presented in the financial information for share capital and merger reserve account exclude amounts in relation to those shares. Changes in the fair value of liabilities at FVTPL are recognized in Net finance income (costs) in the Consolidated Statements of Comprehensive Income/(Loss) as applicable. IFRS 15, Revenue from Contracts with Customers The standard establishes a five-step principle-based approach for revenue recognition and is based on the concept of recognizing an amount that reflects the consideration for performance obligations only when they are satisfied and the control of goods or services is transferred. The majority of the Group’s contract revenue is generated from licenses and services, some of which are part of collaboration arrangements. 1. Accounting policies — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 139 F in a n ci a l st a te m e n ts Management reviewed contracts where the Group received consideration in order to determine whether or not they should be accounted for in accordance with IFRS 15. To date, PureTech has entered into transactions that generate revenue and meet the scope of either IFRS 15 or IAS 20 Accounting for Government Grants. Contract revenue is recognized at either a point-in-time or over time, depending on the nature of the services and existence of acceptance clauses. The Group accounts for agreements that meet the definition of IFRS 15 by applying the following five step model: • Identify the contract(s) with a customer – A contract with a customer exists when (i) the Group enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to those goods or services, (ii) the contract has commercial substance and, (iii) the Group determines that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. • Identify the performance obligations in the contract – Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the good or service either on its own or together with other resources that are readily available from third parties or from the Group, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. • Determine the transaction price – The transaction price is determined based on the consideration to which the Group will be entitled in exchange for transferring goods or services to the customer. To the extent the transaction price includes variable consideration, the Group estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Group’s judgement, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. • Allocate the transaction price to the performance obligations in the contract – If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis. • Recognize revenue when (or as) the Group satisfies a performance obligation – The Group satisfies performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised good or service to a customer. Revenue generated from services agreements (typically where licenses and related services were combined into one performance obligation) is determined to be recognized over time when it can be determined that the services meet one of the following: (a) the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs; (b) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or (c) the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. It was determined that the Group has contracts that meet criteria (a), since the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs. Therefore revenue is recognized over time using the input method based on costs incurred to date as compared to total contract costs. The Company believes that in research and development service type agreements using costs incurred to date represents the most faithful depiction of the entity’s performance towards complete satisfaction of a performance obligation. Revenue from licenses that are not part of a combined performance obligation are recognized at a point in time due to the licenses relating to intellectual property that has significant stand-alone functionality and as such represent a right to use the entity’s intellectual property as it exists at the point in time at which the license is granted. Amounts that are receivable or have been received per contractual terms but have not been recognized as revenue since performance has not yet occurred or has not yet been completed are recorded as deferred revenue. The Company classifies as non-current deferred revenue amounts received for which performance is expected to occur beyond one year or one operating cycle. Grant Income The Company recognizes grants from governmental agencies as grant income in the Consolidated Statement of Comprehensive Income/(Loss), gross of the expenditures that were related to obtaining the grant, when there is reasonable assurance that the Company will comply with the conditions within the grant agreement and there is reasonable assurance that payments under the grants will be received. The Company evaluates the conditions of each grant as of each reporting date to ensure that the Company has reasonable assurance of meeting the conditions of each grant arrangement and it is expected that the grant payment will be received as a result of meeting the necessary conditions. The Company submits qualifying expenses for reimbursement after the Company has incurred the research and development expense. The Company records an unbilled receivable upon incurring such expenses. In cases were grant income is received prior to the expenses being incurred or recognized, the amounts received are deferred until the related expense is incurred and/or recognized. Grant income is recognized in the Consolidated Statements of Comprehensive Income/(Loss) over the periods in which the Company recognizes the related reimbursable expense for which the grant is intended to compensate. 1. Accounting policies — continued Notes to the Consolidated Financial Statements — continued

140 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Functional and Presentation Currency These consolidated financial statements are presented in United States dollars (“U.S. dollars”). The functional currency of virtually all members of the Group is the U.S. dollar. The assets and liabilities of a previously held subsidiary were translated to U.S. dollars at the exchange rate prevailing on the balance sheet date and revenues and expenses were translated at the average exchange rate for the period. Foreign exchange differences resulting from the translation of this subsidiary were reported in the Consolidated Statements of Comprehensive Income/(Loss) in Other Comprehensive Income/(Loss). Foreign Currency Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated to the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on remeasurement are recognized in the Consolidated Statement of Comprehensive Income/ (Loss) except for qualifying cash flow hedges, which are recognized directly in other comprehensive income. The Company did not have qualifying cash flow hedges during the reported periods. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Cash and Cash Equivalents Cash and cash equivalents include all highly liquid instruments with original maturities of three months or less. Share Capital Ordinary shares are classified as equity. The Group is comprised of share capital, share premium, merger reserve, other reserve, translation reserve, and accumulated deficit. Property and Equipment Property and equipment is stated at cost less accumulated depreciation and any accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of the asset. Assets under construction represent leasehold improvements and machinery and equipment to be used in operations or research and development activities. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment. Depreciation is calculated using the straight-line method over the estimated useful life of the related asset:  Laboratory and manufacturing equipment 2-8 years Furniture and fixtures 7 years Computer equipment and software 1-5 years Leasehold improvements 5-10 years, or the remaining term of the lease, if shorter Depreciation methods, useful lives and residual values are reviewed at each balance sheet date. Intangible Assets Intangible assets, which include purchased patents and licenses with finite useful lives, are carried at historical cost less accumulated amortization, if amortization has commenced, and impairment losses. Intangible assets with finite lives are amortized from the time they are available for use. Amortization is calculated using the straight-line method to allocate the costs of patents and licenses over their estimated useful lives. Research and development intangible assets, which are still under development and have accordingly not yet obtained marketing approval, are presented as In-Process Research and Development (IPR&D). IPR&D is not amortized since it is not yet available for its intended use, but it is evaluated for potential impairment on an annual basis or more frequently when facts and circumstances warrant. Impairment Impairment of Non-Financial Assets The Group reviews the carrying amounts of its property and equipment and intangible assets at each reporting date to determine whether there are indicators of impairment. If any such indicators of impairment exist, then an asset’s recoverable amount is estimated. The recoverable amount is the higher of an asset’s fair value less cost of disposal and value in use. The Company’s IPR&D intangible assets are not yet available for their intended use. As such, they are to be tested for impairment at least annually. An impairment loss is recognized when an asset’s carrying amount exceeds its recoverable amount. For the purposes of impairment testing, assets are grouped at the lowest levels for which there are largely independent cash flows. If a non- financial asset instrument is impaired, an impairment loss is recognized in the Consolidated Statements of Comprehensive Income/(Loss). The Company did not record any impairment of such assets during the reported periods. Investments in associates are considered impaired if, and only if, objective evidence indicates that one or more events, which occurred after the initial recognition, have had an impact on the future cash flows from the net investment and that impact can be reliably estimated. If an impairment exists the Company measures an impairment by comparing the carrying value of the net investment in the associate to its recoverable amount and recording any excess as an impairment loss. See Note 6 for impairment recorded in respect of an investment in associate during the year ended December 31, 2019. 1. Accounting policies — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 141 F in a n ci a l st a te m e n ts Employee Benefits Short-Term Employee Benefits Short-term employee benefit obligations are measured on an undiscounted basis and expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation due to past service provided by the employee, and the obligation can be estimated reliably. Defined Contribution Plans A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution plans are recognized as an employee benefit expense in the periods during which related services are rendered by employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. Share-based Payments Share-based payment arrangements, in which the Group receives goods or services as consideration for its own equity instruments, are accounted for as equity-settled share-based payment transactions in accordance with IFRS 2, regardless of how the equity instruments are obtained by the Group. The grant date fair value of employee share-based payment awards is recognized as an expense with a corresponding increase in equity over the requisite service period related to the awards. The fair value is measured using an option pricing model, which takes into account the terms and conditions of the options granted. The amount recognized as an expense is adjusted to reflect the actual number of awards for which the related service and non- market performance conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date. For share- based payment awards with market conditions, the grant date fair value is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes. Development Costs Expenditures on research activities are recognized as incurred in the Consolidated Statements of Comprehensive Income/ (Loss). In accordance with IAS 38 development costs are capitalized only if the expenditure can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, the Group can demonstrate its ability to use or sell the intangible asset, the Group intends to and has sufficient resources to complete development and to use or sell the asset, and it is able to measure reliably the expenditure attributable to the intangible asset during its development. The point at which technical feasibility is determined to have been reached is when regulatory approval has been received where applicable. Management determines that commercial viability has been reached when a clear market and pricing point have been identified, which may coincide with achieving meaningful recurring sales. Otherwise, the development expenditure is recognized as incurred in the Consolidated Statements of Comprehensive Income/(Loss). As of balance sheet date the Group has not capitalized any development costs. Provisions A provision is recognized in the Consolidated Statements of Financial Position when the Group has a present legal or constructive obligation due to a past event that can be reliably measured, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects risks specific to the liability. Leases On January 1, 2019, the Group adopted a new accounting standard for leases. The Group leases real estate and equipment for use in operations. These leases generally have lease terms of 1 to 10 years. The Group includes options that are reasonably certain to be exercised as part of the determination of the lease term. The group determines if an arrangement is a lease at inception of the contract in accordance with guidance detailed in the new standard. ROU assets represent the Group’s right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use the Group’s estimated incremental borrowing rate based on information available at commencement date in determining the present value of future payments. The Group’s operating leases are virtually all leases from real estate. When adopting IFRS 16 on January 1, 2019, the Group has applied a modified retrospective approach by measuring the right- of-use asset at an amount equal to the lease liability at the date of transition and therefore comparative information was not restated. Upon transition, the Group has applied the following practical expedients: • excluding initial direct costs from the right-of-use assets; • using hindsight when assessing the lease term; and • not reassessing whether a contract is or contains a lease. 1. Accounting policies — continued Notes to the Consolidated Financial Statements — continued

142 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts The Group has elected to account for lease payments as an expense on a straight-line basis over the life of the lease for: • Leases with a term of 12 months or less and containing no purchase options; and • Leases where the underlying asset has a value of less than $5,000. The lease liability was initially measured at the present value of the lease payments that were not paid at the transition date, discounted by using the Group’s incremental borrowing rate as the rate implicit in the lease was not readily determinable. The right-of-use asset is depreciated on a straight-line basis and the lease liability will give rise to an interest charge. The financial impact of adopting IFRS 16 on the Group was primarily as follows: January 1, 2019 $000s Right of use asset 10,353 Lease liability 10,995 Accumulated deficit 999 Further information regarding the subleases, right of use asset and lease liability can be found in Note 21. Finance Income and Finance Costs  Finance income is comprised of income on funds invested in U.S. treasuries, income on money market funds and to a much lesser extent income on a finance lease. Financing income is recognized as it is earned. Finance costs comprise mainly of loan and lease liability interest expenses and the changes in the fair value of warrant and financial liabilities carried at FVTPL. Taxation Tax on the profit or loss for the year comprises current and deferred income tax. In accordance with IAS 12, tax is recognized in the Consolidated Statements of Comprehensive Income/(Loss) except to the extent that it relates to items recognized directly in equity. Current income tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantially enacted at the reporting date, and any adjustment to tax payable in respect of previous years. Deferred tax is recognized due to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. Deferred taxes are recognized in Consolidated Statements of Comprehensive Income/(Loss) except to the extent that they relate to items recognized directly in equity or in other comprehensive income. Fair Value Measurements The Group’s accounting policies require that certain financial and non-financial assets and certain financial liabilities be measured at their fair value. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows: • Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities. • Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs). 1. Accounting policies — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 143 F in a n ci a l st a te m e n ts The Group recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred. The carrying amount of cash and cash equivalents, accounts receivable, restricted cash, deposits, accounts payable, accrued expenses and other current liabilities in the Group’s Consolidated Statements of Financial Position approximates their fair value because of the short maturities of these instruments.  Operating Segments Operating segments are reported in a manner that is consistent with the internal reporting provided to the chief operating decision maker (“CODM”). The CODM reviews discrete financial information for the operating segments in order to assess their performance and is responsible for making decisions about resources allocated to the segments. The CODM has been identified as the Group’s Directors. Prior period reclassification  During 2019 management identified that for the year ended December 31, 2018, Gain/(loss) on investments held at fair value of $14.3 million was incorrectly classified as Finance costs – subsidiary preferred shares. As a result, in the 2019 financial statements a prior year reclassification has been made in the Consolidated Statement of Comprehensive Income/(Loss) for the year ended December 31, 2018. 1. Accounting policies — continued Notes to the Consolidated Financial Statements — continued 2. New Standards and Interpretations Not Yet Adopted A number of new standards, interpretations, and amendments to existing standards are effective for annual periods commencing on or after January 1, 2021 and have not been applied in preparing the consolidated financial information. The Company’s assessment of the impact of these new standards and interpretations is set out below. Effective January 1, 2023, the definition of accounting estimates has been amended as an amendment to IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors. The amendments clarify how companies should distinguish changes in accounting policies from changes in accounting estimates. The distinction is important because changes in accounting estimates are applied prospectively only to future transactions and future events, but changes in accounting policies are generally also applied retrospectively to past transactions and other past events. This amendment is not expected to have an impact on the Company’s financial statements. Effective January 1, 2023, IAS 1 has been amended to clarify that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Classification is unaffected by the expectations of the entity or events after the reporting date. The Company does not expect this amendment will have a material impact on its financial statements. None of the other new standards, interpretations, and amendments are applicable to the Company’s financial statements and therefore will not have an impact on the Company.

144 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 3. Revenue Revenue recorded in the Consolidated Statement of Comprehensive Income/(Loss) consists of the following: For the years ended December 31, 2020 $000s 2019 $000s 2018 $000s Contract revenue 8,341 8,688 16,371 Grant income 3,427 1,119 4,377 Total revenue 11,768 9,807 20,748 All amounts recorded in contract revenue were generated in the United States. Primarily all of the Company’s contracts as of December 31, 2020, 2019 and 2018 were determined to have a single performance obligation which consists of a combined deliverable of license to intellectual property and research and development services. Therefore, for such contracts, revenue is recognized over time based on the inputs method which is a faithful depiction of the transfer of goods and services. Progress is measured based on costs incurred to date as compared to total projected costs. Payments for such contracts are primarily made up front at the inception of the contract (or upon achieving a milestone event) and to a much lesser extent payments are made periodically over the contract term. During the year ended December 31, 2020, the Company received a $2.0 million milestone payment from Karuna Therapeutics, Inc. following initiation of its KarXT Phase 3 clinical study pursuant to the Exclusive Patent License Agreement between PureTech and Karuna. This milestone was recognized as revenue during the year ended December 31, 2020 Disaggregated Revenue The Group disaggregates contract revenue in a manner that depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors. The Group disaggregates revenue based on contract revenue or grant revenue, and further disaggregates contract revenue based on the transfer of control of the underlying performance obligations. Timing of contract revenue recognition 2020 $000s 2019 $000s 2018 $000s Transferred at a point in time – Licensing Income1 2,054 — 12,000 Transferred over time2 6,286 8,688 4,371 8,341 8,688 16,371 1 2020 – Attributed to Parent Company and Other; 2018 – attributed to Controlled Founded Entities segment. See note 4, Segment information. 2 2020 – Attributed to Internal segment ($3,560 thousand) and Controlled founded entities segment ($2,726 thousand); 2019 – Attributed to Internal segment ($6,064 thousand), Controlled founded entities segment ($2,487 thousand) and Parent Company and Other ($137 thousand); 2018 – Attributed to Internal segment ($2,110 thousand), Controlled founded entities segment ($2,233 thousand) and Parent Company and Other ($29 thousand). See Note 4, Segment Information. Customers over 10% of revenue* 2020 $000s 2019 $000s 2018 $000s Janssen Biotech, Inc. — — 12,000 BMEB Services LLC — — 1,415 Roche Holding AG 1,518 4,973 — Eli Lilly and Company 896 1,433 — Boehringer Ingelheim International GMBH 2,043 1,091 — Imbrium Therapeutics L.P. 1,736 1,013 — Karuna Therapeutics, Inc. 2,000 — — 8,193 8,510 13,415 Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 145 F in a n ci a l st a te m e n ts An estimation uncertainty arises due to management’s application of the inputs method in recognizing revenue overtime. In doing so, the total cost to satisfy the performance obligation includes a significant estimate by management in its budgets and projected cash flows. The sensitivity of this calculation for the years ended December 31, 2020, 2019 and 2018 is detailed below: For the year ended December 31, 2020 Budgeted costs to complete +10% (10)% Revenue (535) 654 For the year ended December 31, 2019 Budgeted costs to complete +10% (10)% Revenue (951) 738 For the year ended December 31, 2018 Budgeted costs to complete +10% (10)% Revenue (265) 323 Contract Balances Accounts receivables represent rights to consideration in exchange for products or services that have been transferred by the Group, when payment is unconditional and only the passage of time is required before payment is due. Accounts receivables do not bear interest and are recorded at the invoiced amount. Accounts receivable are included within Trade and other receivables on the Consolidated Statement of Financial Position. Contract liabilities represent the Group’s obligation to transfer products or services to a customer for which consideration has been received, or for which an amount of consideration is due from the customer. Contract liabilities are included within deferred revenue on the Consolidated Statement of Financial Position. Contract Balances 2020 $000s 2019 $000s Accounts receivable 711 1,699 Deferred revenue – long term 0 1,220 Deferred revenue – short term 1,472 5,474 During the year ended December 31, 2020, $5.3 million of revenue was recognized on deferred revenue outstanding at December 31, 2019. Remaining performance obligations represent the transaction price of unsatisfied or partially satisfied performance obligations within contracts with an original expected contract term that is greater than one year and for which fulfillment of the contract has started as of the end of the reporting period. The aggregate amount of transaction consideration allocated to remaining performance obligations as of December 31, 2020 was $1.7 million. The following table summarizes when the Group expects to recognize the remaining performance obligations as revenue. The Group will recognize revenue associated with these performance obligations as transfer of control occurs: Less than 1 Year Greater than 1 Year Total Remaining Performance Obligation 1,713 — 1,713 Notes to the Consolidated Financial Statements — continued 3. Revenue — continued

146 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 4. Segment Information Basis for Segmentation The Directors are the Group’s strategic decision-makers. The Group’s operating segments are reported based on the financial information provided to the Directors at least quarterly for the purposes of allocating resources and assessing performance. The Group has determined that each entity is representative of a single operating segment as the Directors monitor the financial results at this level. When identifying the reportable segments the Group has determined that it is appropriate to aggregate multiple operating segments into a single reportable segment given the high level of operational and financial similarities across the entities. The Group has identified four reportable segments which are outlined below. Substantially, all of the revenue and profit generating activities of the Group are generated within the U.S. and accordingly, no geographical disclosures are provided. During the year ended December 31, 2019, the Company deconsolidated three of its subsidiaries which resulted in a change to the composition of its reportable segments. The Company has revised in the 2019 financial statements the 2018 financial information to conform to the presentation as of and for the period ending December 31, 2019. The change in segments reflects how the Company’s Board of Directors reviews the Group’s results, allocates resources and assesses performance. Internal The Internal segment (the “Internal segment”), is advancing Wholly Owned Programs designed to harness key immunological, fibrotic and lymphatic system mechanisms. These novel classes of immunomodulatory drugs are designed to treat serious diseases, including lung dysfunction, immuno-oncology, lymphatic, neurological and neuropsychological disorders. The Internal segment is comprised of the technologies that are wholly owned and will be advanced through either PureTech Health funding or non-dilutive sources of financing in the near-term. The operational management of the Internal segment is conducted by the PureTech Health team, which is responsible for the strategy, business development, and research and development. As of December 31, 2020, this segment included PureTech LYT (formerly Ariya Therapeutics) and PureTech LYT-100. Controlled Founded Entities The Controlled Founded Entity segment (the “Controlled Founded Entity segment”) is comprised of the Group’s subsidiaries that are currently consolidated operational subsidiaries that either have, or have plans to hire, independent management teams and currently have already raised, or are currently in the process of raising, third-party dilutive capital. These subsidiaries have active research and development programs and either have entered into or plan to seek a strategic partnership with an equity or debt investment partner, who will provide additional industry knowledge and access to networks, as well as additional funding to continue the pursued growth of the company. As of December 31, 2020, this segment included Alivio Therapeutics, Inc., Entrega Inc., Follica Incorporated, Sonde Health Inc., and Vedanta Biosciences, Inc. Non-Controlled Founded Entities The Non-Controlled Founded Entities segment (the “Non-Controlled Founded Entities segment”) is comprised of the entities in respect of which PureTech Health (i) no longer holds majority voting control as a shareholder and no longer has the right to elect a majority of the members of the subsidiaries’ Board of Directors. Upon deconsolidation of an entity the segment disclosure is restated to reflect the change on a retrospective basis, as this constitutes a change in the composition of its reportable segments. The Non-Controlled Founded Entities segment included Akili Interactive Labs, Inc. (“Akili”), Vor Biopharma Inc. (“Vor”), Karuna Therapeutics, Inc. (“Karuna”), and Gelesis Inc. (“Gelesis”). The Non-Controlled Founded Entities segment incorporates the operational results of the aforementioned entities to the date of deconsolidation. Following the date of deconsolidation, the Company accounts for its investment in each entity at the parent level, and therefore the results associated with investment activity following the date of deconsolidation is included in the Parent Company and Other segment (the “Parent Company and Other segment”). Parent Company and Other Segment The Parent Company and Other segment includes activities that are not directly attributable to the operating segments, such as the activities of the Parent, corporate support functions and certain research and development support functions that are not directly attributable to a strategic business segment as well as the elimination of intercompany transactions. This segment also captures the accounting for the Company’s holdings in entities for which control has been lost, which is inclusive of the following items: gain on deconsolidation, gain or loss on investments held at fair value, gain on loss of significant influence, and the share of net income/(loss) of associates accounted for using the equity method. As of December 31, 2020, this segment included PureTech Health plc, PureTech Health LLC, PureTech Management, Inc., PureTech Securities Corp. and PureTech Securities II Corp., as well as certain other dormant, inactive and shell entities. Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 147 F in a n ci a l st a te m e n ts Information About Reportable Segments: 2020 Internal $000s Controlled Founded Entities $000s Non- Controlled Founded Entities $000s Parent Company & Other $000s Consolidated $000s Consolidated Statements of Comprehensive Income/(Loss) Contract revenue 3,560 2,726 — 2,054 8,341 Grant revenue 32 3,395 — — 3,427 Total revenue 3,592 6,121 — 2,054 11,768 General and administrative expenses (2,112) (15,061) — (32,267) (49,440) Research and development expenses (41,583) (40,043) — (234) (81,859) Total operating expense (43,695) (55,104) — (32,500) (131,299) Other income/(expense): Gain/(loss) on investments held at fair value — — — 232,674 232,674 Loss realized on sale of investments — — — (54,976) (54,976) Gain/(loss) on disposal of assets (15) (15) — — (30) Other income/(expense) — 100 — 965 1,065 Total other income/(expense) (15) 85 — 178,662 178,732 Net finance income/(costs) 19 (5,204) — (930) (6,115) Share of net income/(loss) of associates accounted for using the equity method — — — (34,117) (34,117) Income/(loss) before taxes (40,098) (54,102) — 113,170 18,969 Income/(loss) before taxes pre IFRS 9 fair value accounting, finance costs – subsidiary preferred shares, share-based payment expense, depreciation of tangible assets and amortization of intangible assets (36,770) (44,181) — 121,644 40,694 Finance income/(costs) – subsidiary preferred shares — — — — — Finance income/(costs) – IFRS 9 fair value accounting — (4,351) — — (4,351) Share-based payment expense (2,491) (2,822) — (5,405) (10,718) Depreciation of tangible assets (838) (1,560) — (1,547) (3,945) Amortization of ROU assets — (1,186) — (1,523) (2,709) Amortization of intangible assets — (1) — — (1) Taxation — (1) — (14,400) (14,401) Income/(loss) for the year (40,098) (54,103) — 98,769 4,568 Other comprehensive income/(loss) — — — 469 469 Total comprehensive income/(loss) for the year (40,098) (54,103) — 99,238 5,037 Total comprehensive income/(loss) attributable to: Owners of the Company (40,098) (52,701) — 99,253 6,454 Non-controlling interests — (1,402) — (15) (1,417) Consolidated Statements of Financial Position: Total assets 87,917 68,731 — 833,347 989,994 Total liabilities 117,964 212,542 — 5,949 336,455 Net assets/(liabilities) (30,047) (143,812) — 827,397 653,539 Notes to the Consolidated Financial Statements — continued 4. Segment Information — continued

148 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 2019 Internal $000s Controlled Founded Entities $000s Non-Controlled Founded Entities $000s Parent Company & Other $000s Consolidated $000s Consolidated Statements of Comprehensive Income/(Loss) Contract revenue 6,064 2,487 — 137 8,688 Grant revenue 15 1,104 — — 1,119 Total revenue 6,079 3,591 — 137 9,807 General and administrative expenses (2,385) (14,436) (10,439) (32,098) (59,358) Research and development expenses (25,977) (42,780) (15,555) (1,536) (85,848) Total operating expense (28,362) (57,216) (25,994) (33,634) (145,206) Other income/(expense): Gain on deconsolidation — — — 264,409 264,409 Gain/(loss) on investments held at fair value — — — (37,863) (37,863) Gain/(loss) on disposal of assets 17 (39) — (60) (82) Gain on loss of significant influence — — — 445,582 445,582 Other income/(expense) — 166 — (45) 121 Other income/(expense) 17 127 — 672,023 672,167 Net finance income/(costs) — (16,947) (30,141) 941 (46,147) Share of net income/(loss) of associate accounted for using the equity method — — — 30,791 30,791 Impairment of investment in associate — — — (42,938) (42,938) Income/(loss) before taxes (22,266) (70,445) (56,135) 627,320 478,474 (Loss)/income before taxes pre IFRS 9 fair value accounting, finance costs – subsidiary preferred shares, share-based payment expense, depreciation of tangible assets and amortization of intangible assets (21,889) (48,996) (21,873) 640,298 547,540 Finance income/(costs) – subsidiary preferred shares — 107 (1,564) (1) (1,458) Finance income/(costs) – IFRS 9 fair value accounting — (17,294) (28,737) (444) (46,475) Share-based payment expense (5) (1,678) (3,543) (9,242) (14,468) Depreciation of tangible assets (376) (1,531) (207) (1,114) (3,228) Amortization of ROU assets — (1,060) (83) (2,177) (3,320) Amortization of intangible assets 4 7 (128) — (117) Taxation — (134) (162) (112,113) (112,409) Income/(loss) for the year (22,266) (70,579) (56,297) 515,207 366,065 Other comprehensive income/(loss) — — (10) — (10) Total comprehensive income/(loss) for the year (22,266) (70,579) (56,307) 515,207 366,055 Total comprehensive income/(loss) attributable to: Owners of the Company (7,002) (54,717) (32,353) 515,207 421,133 Non-controlling interests (15,264) (15,862) (23,953) — (55,079) Consolidated Statements of Financial Position: Total assets 17,614 41,612 — 881,952 941,178 Total liabilities 12,076 132,935 — 145,768 290,779 Net (liabilities)/assets 5,538 (91,324) — 736,184 650,399 4. Segment Information — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 149 F in a n ci a l st a te m e n ts 2018 Internal $000s Controlled Founded Entities $000s Non-Controlled Founded Entities $000s Parent Company & Other $000s Consolidated $000s Consolidated Statements of Comprehensive Loss Contract revenue 2,110 14,233 — 29 16,371 Grant revenue 86 4,271 20 — 4,377 Total revenue 2,195 18,504 20 29 20,748 General and administrative expenses (1,498) (10,212) (16,385) (19,270) (47,365) Research and development expenses (8,929) (36,930) (29,851) (1,692) (77,402) Total operating expense (10,427) (47,142) (46,236) (20,962) (124,768) Other income/(expense): Gain on deconsolidation — — — 41,730 41,730 Gain/(loss) on investments held at fair value — — — (34,615) (34,615) Gain/(loss) on disposal of assets — — — 4,054 4,054 Gain on loss of significant influence — — — 10,287 10,287 Other income/(expense) — 104 (405) (302) Other income/(expense) — — 104 21,051 21,155 Net finance income/(costs) 5,341 5,945 14,631 25,918 Share of net income/(loss) of associate accounted for using the equity method — — — (11,490) (11,490) Income/(loss) before taxes (8,232) (23,297) (40,167) 3,258 (68,438) (Loss)/income before taxes pre IAS 39 fair value accounting, finance costs – subsidiary preferred shares, share-based payment expense, depreciation of tangible assets and amortization of intangible assets (8,210) (24,344) (38,761) (4,235) (75,550) Finance income/(costs) – subsidiary preferred shares — — — (106) (106) Finance income/(costs) – IAS 39 fair value accounting — 5,341 5,516 11,775 22,632 Share-based payment expense (11) (2,465) (6,262) (3,899) (12,637) Depreciation of tangible assets (7) (1,823) (390) (256) (2,476) Amortization of intangible assets (4) (6) (270) (22) (302) Taxation — (381) (185) (1,655) (2,221) Income/(loss) for the year (8,454) (26,206) (41,239) 5,239 (70,659) Other comprehensive income/(loss) — (214) — (26) (240) Total comprehensive income/(loss) for the year (8,454) (26,420) (41,239) 5,213 (70,899) Total comprehensive income/(loss) attributable to: Owners of the Company (1,139) (15,710) (32,260) 5,213 (43,894) Non-controlling interests (7,315) (10,710) (8,980) — (27,005) Consolidated Statements of Financial Position: Total assets 2,984 15,603 35,934 387,240 441,761 Total liabilities 13,366 60,992 202,161 (1,731) 274,787 Net (liabilities)/assets (10,381) (45,389) (166,227) 388,970 166,973 The proportion of net assets shown above that is attributable to non-controlling interest is disclosed in Note 18. Notes to the Consolidated Financial Statements — continued 4. Segment Information — continued

150 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 5. Investments held at fair value Investments held at fair value include both unlisted and listed securities held by PureTech. These investments, which include Akili, Vor, Karuna, Gelesis (other than the investment in common shares – please refer to Note 6), resTORbio and other insignificant investments, are initially measured at fair value and are subsequently re-measured at fair value at each reporting date. Interests in these investments were accounted for as shown below: Investments held at fair value $000’s Balance as of January 1, 2019 169,755 Deconsolidation of subsidiaries (Vor, Karuna and Gelesis (Note 6)) 138,571 Reclassification of Karuna investment to investment in associate (118,006) Gain on Karuna investment at initial public offering1 40,633 Cash purchase of Gelesis convertible notes (please refer to Note 6) 6,480 Cash purchase of Gelesis preferred shares (please refer to Note 6) 8,020 Reclassification of Karuna investment at loss of significant influence 557,243 Sale of resTORbio shares (9,295) Loss – fair value through profit and loss1 (78,496) Balance as of December 31, 2019 and January 1, 2020 714,905 Sale of Karuna shares (347,538) Sale of resTORbio shares (3,048) Loss realised on sale of investments (54,976) Cash purchase of Gelesis preferred shares (please refer to Note 6) 10,000 Cash purchase of Vor preferred shares 1,150 Gain/(loss) – fair value through profit and loss 232,674 Balance as of December 31, 2020 before allocation of share in associate loss to long-term interest 553,167 Share of associate loss allocated to long-term interest (please refer to Note 6) (23,006) Balance as of December 31, 2020 after allocation of share in associate loss to long-term interest2 530,161 1 The net amount of these two items is a loss of $37.9 million which is reported on the line Gain/(loss) on investments held at fair value in the Consolidated Statements of Comprehensive Income/(Loss). 2 Fair value of investments accounted for at fair value, does not take into consideration contribution from milestones that occurred after December 31, 2020, the value of the Group’s consolidated Founded Entities (Vedanta, Follica, Sonde, Akili, Alivio, and Entrega), the Internal segment, or cash and cash equivalents. Vor Vor was founded by PureTech through an initial Series A-1 Preferred Shares financing and raised funds through issuance of convertible notes. As of December 31, 2018, PureTech maintained control of Vor and the subsidiary’s financial results were fully consolidated in the Group’s consolidated financial statements. On February 12, 2019, Vor completed a Series A-2 Preferred Shares financing round with PureTech and several new third party investors. The financing provided for the purchase of 62,819,866 shares of Vor Series A-2 Preferred Shares at the purchase price of $0.40 per share. As a result of the issuance of Series A-2 preferred shares to third-party investors, PureTech’s ownership percentage and corresponding voting rights dropped from 79.5 percent to 47.5 percent, and PureTech simultaneously gave up control on Vor’s Board of Directors, both of which triggered a loss of control over the entity. As of February 12, 2019, Vor was deconsolidated from the Group’s financial statements, resulting in only the profits and losses generated by Vor through the deconsolidation date being included in the Consolidated Statement of Comprehensive Income/(Loss). While the Company no longer controlled Vor, it was concluded that PureTech still had significant influence over Vor by virtue of its large, albeit minority, ownership stake and its continued representation on Vor’s Board of Directors. During the year ended December 31, 2019, the Company recognized a $6.4 million gain on the deconsolidation of Vor, which was recorded to the Gain on the deconsolidation of subsidiary line item in the Consolidated Statement of Comprehensive Income/(Loss). As PureTech did not hold common shares in Vor upon deconsolidation and the preferred shares it holds do not have equity- like features, the voting percentage attributable to common shares is nil. Therefore, PureTech had no basis to account for its investment in Vor under IAS 28. The preferred shares held by PureTech fall under the guidance of IFRS 9 and are treated as a financial asset held at fair value through the Consolidated Statement of Comprehensive Income/(Loss). The fair value of the preferred shares at deconsolidation was $12.0 million. During the year ended December 31, 2019, the Company recognized a gain of $0.6 million that was recorded on the line item Gain/(loss) on investments held at fair value within the Consolidated Statement of Comprehensive Income/(Loss). Please refer to Note 16 for information regarding the valuation of these instruments. On February 12, 2020, PureTech participated in the second closing of Vor’s Series A-2 Preferred Share financing. For consideration of $0.7 million, PureTech received 1,625,000 A-2 shares. On June 30, 2020, PureTech participated in the first closing of Vor’s Series B Preferred Share financing. For consideration of $0.5 million, PureTech received 961,538 shares. Upon the conclusion of such Vor financings PureTech no longer has significant influence over Vor. During the year ended December 31, 2020 PureTech recognized a fair value gain of $19.1 million in respect of its investment in Vor that was recorded in the line item Gain/(loss) on investments held at fair value within the Consolidated Statement of Comprehensive Income/(Loss). Please refer to Note 16 for information regarding the valuation of these instruments. Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 151 F in a n ci a l st a te m e n ts Gelesis As of July 1, 2019, Gelesis was deconsolidated from the Group’s financial statements, resulting in only the profits and losses generated by Gelesis through the deconsolidation date being included in the Group’s Consolidated Statement of Income/ (Loss). At the date of deconsolidation, PureTech recorded a $156.0 million gain on the deconsolidation of Gelesis, which was recorded to the Gain on the deconsolidation of subsidiary line item in the Consolidated Statement of Income/(Loss). The preferred shares and warrants held by PureTech fall under the guidance of IFRS 9 and are treated as financial assets held at fair value, where changes to the fair value of the preferred shares and warrant are recorded through the Consolidated Statement of Income/(Loss). The fair value of the preferred shares and warrants at deconsolidation was $49.2 million. Please refer to Note 6 for information regarding the Company’s investment in Gelesis as an associate. On August 12, 2019, Gelesis issued a convertible promissory note to the Company in the amount of $2.0 million. On October 7, 2019, Gelesis issued an amended and restated convertible note (the “Gelesis Note”) to the Company in the principal amount of up to $6.5 million. The Gelesis Note was payable in installments, with $2.0 million of the note drawn down upon execution of the original note in August 2019 and an additional $3.3 million and $1.2 million drawn down on October 7, 2019 and November 5, 2019, respectively. The Gelesis Note was convertible upon the occurrence of Gelesis’ next qualified equity financing, or at the demand of the Company at any date after December 31, 2019. The Gelesis Note fell under the guidance of IFRS 9 and was treated as a financial asset held at fair with all movements to the value of the note recorded through the Consolidated Statement of Income/(Loss). On December 5, 2019, Gelesis closed its Series 3 Growth Preferred Stock financing, at which point all outstanding principal and interest under the Gelesis Note converted into shares of Series 3 Growth Preferred Stock. In addition to the shares issued upon conversion of the Gelesis Note, PureTech purchased $8.0 million of Series 3 Growth Preferred Stock in the December financing. On April 1, 2020, PureTech participated in the 2nd closing of Gelesis’s Series 3 Growth Preferred Share financing. For consideration of $10.0 million, PureTech received 579,038 Series 3 Growth shares. During the years ended December 31, 2020 and 2019, the Company recognized in respect of the investments in Gelesis held at fair value a gain of $7.1 million and a loss of $18.7 million, respectively, that were recorded in the line item Gain/(loss) on investments held at fair value within the Consolidated Statements of Comprehensive Income/(Loss). The loss recorded in 2019 was primarily as a result of the Gelesis Series 3 Growth financing, which was executed with terms that resulted in a decrease in fair value across all other classes of preferred shares. Additionally, due to the equity method based investment in Gelesis being reduced to zero, the Company allocated a portion of its share in the net loss in Gelesis for the year ended December 31, 2020, totaling $23.0 million, to its preferred share investments in Gelesis, which are considered to be long-term interests in Gelesis. Please refer to Note 16 for information regarding the valuation of these instruments. Karuna Karuna was founded by PureTech and raised funding through Preferred Share financings as well as convertible note issuances. As of December 31, 2018, PureTech maintained control of Karuna and Karuna’s financial statements were fully consolidated in the Group’s consolidated financial statements. On March 15, 2019, Karuna completed the closing of a Series B Preferred Share financing with PureTech and several new third party investors. The financing provided for the purchase of 5,285,102 shares of Karuna Series B Preferred Shares at a purchase price of $15.14 per share. As a result of the issuance of the preferred shares to third-party investors, PureTech’s ownership percentage and corresponding voting rights related to Karuna dropped from 70.9 percent to 44.3 percent, and PureTech simultaneously lost control over Karuna’s Board of Directors, both of which triggered a loss of control over the entity. As of March 15, 2019, Karuna was deconsolidated from the Group’s financial statements, resulting in only the profits and losses generated by Karuna through the deconsolidation date being included in the Group’s Consolidated Statement of Comprehensive Income/(Loss). At the date of deconsolidation, PureTech recorded a $102.0 million gain on the deconsolidation of Karuna, which was recorded to the Gain on the deconsolidation of subsidiary line item in the Consolidated Statement of Comprehensive Income/(Loss). While the Company no longer controls Karuna, it was concluded that PureTech still had significant influence over Karuna by virtue of its large, albeit minority, ownership stake and its continued representation on Karuna’s Board of Directors. PureTech still had the power to participate in the financial and operating policy decisions of the entity, although it did not control these policies. As PureTech had significant influence over Karuna, the entity was accounted for as an associate under IAS 28. Upon the date of deconsolidation, PureTech held both preferred and common shares in Karuna and a warrant issued by Karuna to PureTech. The preferred shares and warrant held by PureTech fell under the guidance of IFRS 9 and were treated as financial assets held at fair value, and all movements to the value of preferred shares held by PureTech were recorded through the Consolidated Statement of Comprehensive Income/(Loss), in accordance with IFRS 9. The fair value of the preferred shares and warrant at deconsolidation was $72.4 million. Subsequent to deconsolidation, PureTech purchased an additional $5.0 million of Karuna Series B Preferred shares. Due to the immaterial investment in common shares and overwhelmingly large losses by Karuna, the common share investment accounted for under the equity method was remeasured to nil immediately following both the deconsolidation and the exercise of the warrant in the first half of 2019. Notes to the Consolidated Financial Statements — continued 5. Investments held at fair value — continued

152 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts On June 28, 2019, Karuna priced its IPO. PureTech’s ownership percentage and corresponding voting rights related to Karuna dropped from 44.3 percent percent to 31.6 percent; however, PureTech retained significant influence due to its continued presence on the board and its large, albeit minority, equity stake in the company. Upon completion of the IPO, the Karuna preferred shares held by PureTech converted to common shares. In light of PureTech’s common share holdings in Karuna and corresponding voting rights, PureTech had re-established a basis to account for its investment in Karuna under IAS 28. The preferred shares investment held at fair value was therefore reclassified to investment in associate upon completion of the conversion. During the year ended December 31, 2019 and up to June 28, 2019, the Company recognized a gain of $40.6 million that was recorded on the line item Gain on investments held at fair value within the Consolidated Statement of Comprehensive Income/(Loss) related to the preferred shares that increased in value between the date of deconsolidation and the date of Karuna’s IPO. As of December 2, 2019 it was concluded that the Company no longer exerted significant influence over Karuna owing to the resignation of the PureTech designee from Karuna’s board of directors, with PureTech retaining no ability to reappoint representation. Furthermore, PureTech is not involved in any manner, or has any influence, on the management of Karuna, or on any of its decision making processes and has no ability to do so. As such, PureTech lost the power to participate in the financial and operating policy decisions of Karuna. As a result, Karuna is no longer deemed an Associate and does not meet the scope of equity method accounting, resulting in the investment being accounted for as an investment held at fair value. As of December 2, 2019 the Company’s interest in Karuna was 28.4 percent. For the period of June 28, 2019 through December 2, 2019, PureTech’s investment in Karuna was subject to equity method accounting. In accordance with IAS 28, the Company’s investment was adjusted by the share of losses generated by Karuna (weighted average of 31.4 percent based on common stock ownership interest), which resulted in a net loss of associates accounted for using the equity method of $6.3 million during the year ended December 31, 2019. Upon PureTech’s loss of significant influence, the investment in Karuna was reclassified to an investment held at fair value. This change led PureTech to recognize a gain on loss of significant influence of $445.6 million that was recorded to the Consolidated Statement of Comprehensive Income/(Loss) on the line item Gain on loss of significant influence during the year ended December 31, 2019. The investment in Karuna after the recording of the gain on loss of significant influence was $557.2 million, which was reclassified from Investments in associates to Investments held at fair value. Additionally, from December 2, 2019 PureTech recorded a $0.7 million loss on the line item Gain/(loss) on investments held at fair value within the Consolidated Statement of Comprehensive Income/(Loss) for the year ended December 31, 2019. On January 22, 2020, PureTech sold 2,100,000 shares of Karuna common shares for aggregate proceeds of $200.9 million. On May 26, 2020, PureTech sold an additional 555,500 Karuna common shares for aggregate proceeds of $45.0 million. On August 26, 2020, PureTech sold 1,333,333 common shares of Karuna for aggregate proceeds of $101.6 million. As a result of the sales, Puretech recorded a loss of $54.8 million attributable to blockage discount included in the sales price, to the line item Loss Realized on Sale of Investment within the Consolidated Statement of Comprehensive Income/(Loss). Additionally, during the year ended December 31, 2020 PureTech recognized a fair value gain of $191.2 million in respect of its investment in Karuna that was recorded in the line item Gain/(loss) on investments held at fair value within the Consolidated Statement of Comprehensive Income/(Loss). As of December 31, 2020 PureTech held a 12.6 percent interest in Karuna. Please refer to Note 16 for information regarding the valuation of these instruments. Akili On May 8, 2018, Akili completed the first closing of a Series C Preferred Stock financing in which PureTech Health did not invest. As a result of the issuance of the preferred shares to third-party investors, following the first close of the Series C financing, PureTech’s ownership percentage and corresponding voting rights related to Akili dropped from 61.8 percent to 41.9 percent, triggering a loss of control over the entity. As of May 2018, Akili was deconsolidated from the Group’s financial statements, resulting in only the profits and losses generated by Akili through May 2018 being included in the Group’s Consolidated Statements of Comprehensive Income/(Loss). As a result of the deconsolidation, PureTech recognized a $41.7 million gain on the deconsolidation during the year ended December 31, 2018, which was recorded to the Consolidated Statement of Comprehensive Income/(Loss) on the line item Gain on the deconsolidation of subsidiary. As PureTech did not hold common shares in Akili upon deconsolidation and the preferred shares it holds do not have equity- like features, the voting percentage attributable to common shares is nil. Therefore, PureTech had no basis to account for its investment in Akili under IAS 28. The preferred shares held by PureTech Health fall under the guidance of IFRS 9 and are treated as a financial asset held at fair value and all movements to the value of the preferred shares is recorded through the Consolidated Statements of Comprehensive Income/(Loss), in accordance with IFRS 9. During the years ended December 31, 2020 and 2019, the Company recognized a gain of $14.4 million and $11.5 million, respectively, that was recorded in the line item Gain/(loss) on investments held at fair value within the Consolidated Statements of Comprehensive Income/(Loss) in respect of PureTech’s investment in Akili. Please refer to Note 16 for information regarding the valuation of these instruments. 5. Investments held at fair value — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 153 F in a n ci a l st a te m e n ts resTORbio On January 26, 2018, resTORbio, Inc., closed its initial public offering. Prior to the resTORbio IPO, PureTech Health recorded a loss of $14.3 million during the year ended December 31, 2018 to the Consolidated Statement of Comprehensive Income/ (Loss) within Gain/(Loss) on investments held at Fair Value to adjust the fair value related to its resTORbio Series A Preferred Share investment. Upon completion of the public offering, the resTORbio Series A Preferred Shares held by PureTech Health converted to common shares. In light of PureTech’s common shares holdings in resTORbio and corresponding voting rights, the preferred shares investment held at fair value was reclassified to investment in associate upon the completion of the conversion. For the period of January 1, 2018 through November 5, 2018, PureTech’s investment in resTORbio was subject to equity method accounting. In accordance with IAS 28, PureTech’s investment was adjusted by the share of profits and losses generated by resTORbio (34.9 percent based on common stock ownership interest) in that period, which resulted in a net loss from associates of $11.5 million recorded to the Consolidated Statement of Comprehensive Income/(Loss) in the line item Share of net loss of associates during the year ended December 31, 2018. As of November 6, 2018, it was that concluded the Company no longer exerted significant influence over resTORbio, as PureTech lost the power to participate in the financial and operating policy decisions of resTORbio. As a result, resTORbio was no longer deemed an Associate and did not meet the scope of equity method accounting, resulting in the investment being accounted for as an investment held at fair value. This change led PureTech to recognize a gain on loss of significant influence of $10.3 million that was recorded to the Consolidated Statement of Comprehensive Income/(Loss) on the line item Gain on loss of significant influence during the year ended December 31, 2018. Additionally, PureTech recorded a loss of $33.0 million for the adjustment to fair value in connection with its investment in resTORbio to the Consolidated Statement of Comprehensive Income/(Loss) on the line item Gain/(loss) on investments held at fair value during the year ended December 31, 2018. On November 15, 2019, resTORbio announced that top line data from the Protector 1 Phase 3 study evaluating the safety and efficacy of RTB101 in preventing clinically symptomatic respiratory illness in adults age 65 and older, did not meet its primary endpoint and the Company has stopped the development of RTB101 in this indication. As a result of ceasing the development of RTB101, resTORbio’s share price witnessed a decline in price. In November and December 2019, PureTech Health sold 7,680,700 common shares of resTORbio for aggregate proceeds of $9.3 million. Immediately following the sale of common shares, PureTech Health held 2,119,696 common shares, or 5.8 percent, of resTORbio. During the year ended December 31, 2019 PureTech recorded a loss of $71.9 million for the adjustment to fair value of its investment in resTORbio to the Consolidated Statement of Comprehensive Income/(Loss) in the line item Gain/(loss) on investments held at fair value. On April 30, 2020, PureTech sold its remaining 2,119,696 resTORbio common shares, for aggregate proceeds of $3.0 million. As a result of the sale, the Company recorded a loss of $0.2 million attributable to blockage discount included in the sales price, to the line item Loss realized on sale of investments within the Consolidated Statement of Comprehensive Income/(Loss). Additionally, during the year ended December 31, 2020, the Company recognized a gain of $0.1 million that was recorded on the line item Gain/(loss) on investments held at fair value within the Consolidated Statement of Comprehensive Income/(Loss). Please refer to Note 16 for information regarding the valuation of these instruments. Gain on deconsolidation The following table summarizes the gain on deconsolidation recognized by the Company: 2020 $000s 2019 $000s 2018 $000sYear ended December 31, Gain on deconsolidation of Akili — — 41,730 Gain on deconsolidation of Vor — 6,357 — Gain on deconsolidation of Karuna — 102,038 — Gain on deconsolidation of Gelesis [Note 6] — 156,014 — Total gain on deconsolidation — 264,409 41,730 Notes to the Consolidated Financial Statements — continued 5. Investments held at fair value — continued

154 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Notes to the Consolidated Financial Statements — continued 6. Investments in Associates Gelesis Gelesis was founded by PureTech and raised funding through preferred shares financings as well as issuances of warrants and loans. As of December 31, 2018, PureTech maintained control of Gelesis and the subsidiary’s financial results were fully consolidated in the Group’s consolidated financial statements. On July 1, 2019, the Gelesis Board of Directors was restructured, resulting in two of the three PureTech representatives resigning from the Board with PureTech retaining no ability to reappoint directors to these board seats. As a result of this restructuring, PureTech lost control over Gelesis’ Board of Directors, which triggered a loss of control over the entity. At the deconsolidation date, PureTech held a 25.2 percent voting interest in Gelesis. As of July 1, 2019, Gelesis was deconsolidated from the Group’s financial statements, resulting in only the profits and losses generated by Gelesis through the deconsolidation date being included in the Group’s Consolidated Statement of Income/(Loss) and Other Comprehensive Income/(Loss). At the date of deconsolidation, PureTech recorded a $156.0 million gain on the deconsolidation of Gelesis, which was recorded to the Gain on the deconsolidation of subsidiary line item in the Consolidated Statement of Income/(Loss) and Other Comprehensive Income/(Loss). While the Company no longer controls Gelesis, it was concluded that PureTech still has significant influence over Gelesis by virtue of its large, albeit minority, ownership stake and its continued representation on Gelesis’ Board of Directors. PureTech still has the power to participate in the financial and operating policy decisions of the entity, although it does not control these policies. As PureTech has significant influence over Gelesis, the entity is accounted for as an associate under IAS 28, starting at the date of deconsolidation. Upon the date of deconsolidation, PureTech held preferred shares and common shares of Gelesis and a warrant issued by Gelesis to PureTech. PureTech’s investment in common shares of Gelesis is subject to equity method accounting with an initial investment of $16.4 million. In accordance with IAS 28, PureTech’s investment was adjusted by the share of profits and losses generated by Gelesis subsequent to the date of deconsolidation. See table below for the Group’s share in the profits and losses of Gelesis for the periods presented. The preferred shares and warrant held by PureTech fall under the guidance of IFRS 9 and are treated as financial assets held at fair value, where changes to the fair value of the preferred shares and warrant are recorded through the Consolidated Statement of Income/(Loss) and Other Comprehensive Income/(Loss), in accordance with IFRS 9. The fair value of the preferred shares and warrant at deconsolidation was $49.2 million. See Note 5 for changes in the fair value subsequent to deconsolidation date. Impairment loss for the year ended December 31, 2019 Following the issuance of the Gelesis Series 3 Preferred Shares at a higher valuation than the previous round with some favorable liquidation provisions primarily to PureTech and also to the other Series 3 preferred share investors, which resulted in adjustments to the fair values of other preferred shares, warrant classes and Gelesis common stock, the Company assessed the investment in common shares held in Gelesis for impairment. Management compared the recoverable amount of the investment to its carrying amount as of December 31, 2019, which resulted in an impairment loss to the Investment in Gelesis. The recoverable amount was estimated based on the fair value of the Gelesis common shares held by PureTech, which are considered to be within Level 3 of the fair value hierarchy. The costs of disposal are immaterial for the calculation of Gelesis investment’s recoverable amount. During the year ended December 31, 2019, the total fair value of common shares was determined utilizing a hybrid valuation approach with significant unobservable inputs within the PureTech valuation framework (refer to Note 16). The multi-scenario hybrid valuation approach utilized the recent transaction method within an option pricing framework and an IPO scenario within a probability-weighted-expected return framework to determine the value allocation for the common share class of Gelesis. The fair value of the common shares was determined as the calculated business enterprise value allocated to the outstanding common shares treated as call options within the OPM or the value of common shares within the PWERM. The PWERM maintained a 75.0 percent probability of occurrence while the OPM maintained a 25.0 percent probability of occurrence. The probability weighted term to exit was 1.57 years. The discount rate utilized was 20.0 percent while the risk-free rate and volatility utilized were 1.62 percent and 56.0 percent, respectively. The impairment loss amounted to $42.9 million and was recorded to Impairment of investment in associate within the Consolidated Statement of Comprehensive Income/(Loss) for the year ended December 31, 2019. As of December 31, 2019 the investment in Gelesis was $10.6 million, which is equal to the fair value of the common shares held by PureTech. During the year ended December 31, 2020 the Group recorded its share in the losses of Gelesis and its investment in associates accounted for under the equity method was reduced to zero. Since the Group has investments in Gelesis preferred shares that are deemed to be Long-term interests, the Company continued recognizing its share in Gelesis losses while applying such losses to its preferred share investment in Gelesis accounted for as an investment held at fair value. Karuna For the period of June 28, 2019 through December 2, 2019, PureTech’s investment in Karuna was subject to equity method accounting. In accordance with IAS 28, the Company’s investment was adjusted by the share of losses generated by Karuna (weighted average of 31.4 percent based on common stock ownership interest), which resulted in a net loss of $6.3 million during the year ended December 31, 2019 recorded in the line item Share of net income/(loss) of associates. Starting December 2, 2019, due to the loss of significant influence in Karuna on such date, the Company is accounting for the investment in Karuna as an investment held at fair value. See Note 5 for further detail on the Group’s investment in Karuna.

PureTech Health plc Annual report and accounts 2020 155 F in a n ci a l st a te m e n ts resTORbio For the period of January 1, 2018 through November 5, 2018, PureTech’s investment in resTORbio was subject to equity method accounting. In accordance with IAS 28, PureTech’s investment was adjusted by the share of profits and losses generated by resTORbio (34.9 percent based on common stock ownership interest) during that period, which resulted in a net loss from associates of $11.5 million that was recorded to the Consolidated Statement of Comprehensive Income/(Loss) in the line item Share of net income/(loss) of associates during the year ended December 31, 2018. See Note 5 for further detail on the Group’s investment in resTORbio. The following table summarizes the activity related to the investment in associates balance for the years ended December 31, 2020, 2019 and 2018. Investment in Associates $000’s As of January 1, 2018 — Investment upon initial public offering of resTORbio 115,210 Cash investment in Associate 3,500 Share of net loss of resTORbio accounted for using the equity method (11,490) Gain on loss of significant influence of resTORbio 10,287 Reclassification of resTORbio investment upon loss of significant influence (117,507) As of December 31, 2018 and January 1, 2019 — Reclassification of Karuna investment at initial public offering 118,006 Investment in Gelesis upon deconsolidation 16,444 Share of net loss of Karuna accounted for using the equity method (6,345) Share of net profit of Gelesis accounted for using the equity method 37,136 Impairment of investment in Gelesis (42,938) Reclassification of investment in Karuna upon loss of significant influence (111,661) As of December 31, 2019 and January 1, 2020 10,642 Share of net loss in Gelesis (34,117) Share of other comprehensive income in Gelesis 469 Share of losses recorded against long term interests 23,006 As of December 31, 2020 — Summarized financial information The following table summarizes the financial information of Gelesis as included in its own financial statements, adjusted for fair value adjustments at deconsolidation and differences in accounting policies. The table also reconciles the summarized financial information to the carrying amount of the Company’s interest in Gelesis. The information for the year ended December 31, 2019 includes the results of Gelesis only for the period July 1, 2019 to December 31, 2019, as Gelesis was consolidated prior to this period. 2020 $000s 2019 $000sAs of and for the year ended December 31, Percentage ownership interest 47.9% 49.3% Non-current assets 372,184 369,336 Current assets 92,875 40,079 Non-current liabilities (133,743) (82,406) Current liabilities (300,748) (216,852) Non controlling interests and options issued to third parties (6,577) (1,542) Net assets attributable to shareholders of Gelesis Inc. 23,989 108,615 Group’s share of net assets 11,481 53,580 Goodwill 8,216 — Impairment (42,702) (42,938) Recorded against Long-term Interests 23,006 — Investment in associate — 10,642 Revenue 21,442 — Income/(loss) from continuing operations (100%) (71,157) 74,573 Total comprehensive income/(loss) (100%) (70,178) 74,573 Group’s share in income/(loss) from continuing operations (34,117) 37,136 Group’s share of total comprehensive income/(loss) (33,648) 37,136 6. Investments in Associates — continued Notes to the Consolidated Financial Statements — continued

156 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Notes to the Consolidated Financial Statements — continued 8. Share-based Payments  Share-based payments includes stock options, restricted stock units (“RSUs”) and performance-based RSUs in which the expense is recognized based on the grant date fair value of these awards. Share-based Payment Expense The Group share-based payment expense for the years ended December 31, 2020, 2019 and 2018, were comprised of charges related to the PureTech Health plc incentive stock and stock option issuances and subsidiary stock plans. The following table provides the classification of the Group’s consolidated share-based payment expense as reflected in the Consolidated Statement of Income/(Loss): For the years ending December 31, 2020 $000s 2019 $000s 2018 $000s General and administrative 7,650 10,677 5,293 Research and development 3,068 3,791 7,344 Total 10,718 14,468 12,637 7. Operating Expenses  Total operating expenses were as follows: For the years ending December 31, 2020 $000s 2019 $000s 2018 $000s General and administrative 49,440 59,358 47,365 Research and development 81,859 85,848 77,402 Total operating expenses 131,299 145,206 124,767 The average number of persons employed by the Group during the year, analyzed by category, was as follows: For the years ending December 31, 2020 2019 2018 General and administrative 43 39 55 Research and development 95 90 90 Total 138 129 145 The aggregate payroll costs of these persons were as follows: 2020 $000s 2019 $000s 2018 $000sFor the years ending December 31, General and administrative 22,943 24,468 22,939 Research and development 20,674 20,682 20,109 Total 43,616 45,150 43,048 Detailed operating expenses were as follows: 2020 $000s 2019 $000s 2018 $000sFor the years ending December 31, Salaries and wages 29,403 27,703 27,274 Healthcare benefits 1,866 1,511 1,465 Payroll taxes 1,629 1,468 1,672 Share-based payments 10,718 14,468 12,637 Total payroll costs 43,616 45,150 43,048 Other selling, general and administrative expenses 26,497 34,890 24,426 Other research and development expenses 61,186 65,166 57,293 Total other operating expenses 87,683 100,056 81,719 Total operating expenses 131,299 145,206 124,767 Auditors remuneration: For the years ending December 31, 2020 $000s 2019 $000s 2018 $000s Audit of these financial statements 1,145 870 652 Audit of the financial statements of subsidiaries 291 290 200 Audit-related assurance services 490 163 162 Non-audit related services 173 778 159 Total 2,099 2,101 1,173 Please refer to Note 8 for further disclosures related to share-based payments and Note 24 for management’s remuneration disclosures.

PureTech Health plc Annual report and accounts 2020 157 F in a n ci a l st a te m e n ts Ariya Stock Option Exchange In conjunction with the acquisition of the remaining minority interests of PureTech LYT (previously named Ariya Therapeutics, Inc.) (Please refer to Note 18), PureTech Health exchanged subsidiary stock options previously granted to the co-inventors and advisors of PureTech LYT with stock options to purchase 2,147,965 of the Company’s ordinary shares under the PureTech Health Performance Share Plan. As this was an exchange of awards within the consolidated group, whereby the Company’s stock options were replacing Ariya’s stock options, the exchange is accounted for as a modification of the original award and the incremental fair value on the date of the replacement is amortized over the remaining vesting period of the awards. The Performance Share Plan In June 2015, the Group adopted the Performance Stock Plan (“PSP”). Under the PSP and subsequent amendments, awards of ordinary shares may be made to the Directors, senior managers and employees of, and other individuals providing services to the Company and its subsidiaries up to a maximum authorized amount of 10.0 percent of the total ordinary shares outstanding. The shares have various vesting terms over a period of service between two and four years, provided the recipient remains continuously engaged as a service provider. The share-based awards granted under the PSP are equity settled and expire 10 years from the grant date. As of the years ended December 31, 2020, 2019 and 2018, the Company had issued share-based awards to purchase an aggregate of 5,835,993, 5,409,751 and 5,657,602 shares, respectively, under this plan. RSUs RSU activity for the years ended December 31, 2020, 2019 and 2018 is detailed as follows: Number of Shares/Units Wtd Avg Grant Date Fair Value (GBP) Outstanding (Non-vested) at January 1, 2018 5,589,416 1.09 RSUs Granted in Period 2,860,778 1.54 Vested (513,324) 1.06 Forfeited (1,338,087) 1.06 Outstanding (Non-vested) at December 31, 2018 and January 1, 2019 6,598,783 1.29 RSUs Granted in Period 1,775,569 2.95 Vested (3,738,005) 1.10 Forfeited — — Outstanding (Non-vested) at December 31, 2019 and January 1, 2020 4,636,347 2.08 RSUs Granted in Period 1,759,011 1.80 Vested (2,781,687) 1.54 Forfeited (191,089) 2.37 Outstanding (Non-vested) at December 31, 2020 3,422,582 2.46 Each RSU entitles the holder to one ordinary share on vesting and the RSU awards are based on a cliff vesting schedule over a three-year requisite service period in which the Company recognizes compensation expense on a graded basis for the RSUs. Following vesting, each recipient will be required to make a payment of one pence per ordinary share on settlement of the RSUs. Vesting of the RSUs is subject to the satisfaction of performance and market conditions. The grant date fair value of the market condition awards is measured to reflect such conditions and there is no true-up for differences between expected and actual outcomes. The Company recognizes the estimated fair value of these performance-based awards as share-based compensation expense over the performance period based upon its determination of whether it is probable that the performance targets will be achieved. The Company assesses the probability of achieving the performance targets at each reporting period. Cumulative adjustments, if any, are recorded to reflect subsequent changes in the estimated outcome of performance-related conditions. The fair value of the market and performance-based awards is based on the Monte Carlo simulation analysis utilizing a Geometric Brownian Motion process with 100,000 simulations to value those shares. The model considers share price volatility, risk-free rate and other covariance of comparable public companies and other market data to predict distribution of relative share performance. The performance and market conditions attached to the 2020 RSU awards are based on the achievement of total shareholder return (“TSR”), with 50.0 percent of the shares under award vesting based on the achievement of absolute TSR targets, 12.5 percent of the shares under the award vesting based on TSR as compared to the FTSE 250 Index, 12.5 percent of the shares under the award vesting based on TSR as compared to the MSCI Europe Health Care Index, and 25.0 percent of the shares under the award vesting based on the achievement of strategic targets. The RSU award performance criteria have changed over time as the criteria is continually evaluated by the Group’s Remuneration Committee. In 2017, the Company granted certain executives RSUs that vested based on service, market and performance conditions, as described above. The vesting of all RSUs was achieved by December 31, 2019 where all service, market and performance conditions were met. The remuneration committee of PureTech’s board of directors approved the achievement of the vesting conditions as of December 31, 2019 and reached the decision to cash settle the 2017 RSUs. The settlement value was determined based on the 3 day average closing price of the shares. The settlement value was $12.5 million. The settlement value did not exceed the fair value at settlement date and as such the cash settlement was treated as an equity transaction, whereby the full repurchase cash settlement amount was charged to equity in Other reserves. Notes to the Consolidated Financial Statements — continued 8. Share-based Payments — continued

158 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts In 2018, the Company granted certain executives RSUs that vested based on service, market and performance conditions, as described above. The remuneration committee of PureTech’s board of directors approved the achievement of certain vesting conditions as of July 2020 and reached the decision to cash settle a portion of the 2018 RSUs to certain executives. The settlement value was determined based on the 3 day average closing price of the shares. The settlement value was $0.4 million. The settlement value did not exceed the fair value at settlement date and as such the cash settlement was treated as an equity transaction, whereby the full repurchase cash settlement amount was charged to equity in Other reserves. The Company incurred share-based payment expenses for performance and market based RSUs of $5.7 million, $2.2 million and $2.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. Stock Options Stock option activity for the years ended December 31, 2020, 2019 and 2018 is detailed as follows: Number of Options Wtd Average Exercise Price (GBP) Wtd Average of remaining contractual term (in years) Wtd Average Stock Price at Exercise (GBP) Outstanding at January 1, 2018 2,343,085 1.22 Granted 2,796,820 1.57 Exercised (64,171) 1.20 1.56 Forfeited — — Options Exercisable at December 31, 2018 and January 1, 2019 1,195,929 1.26 7.92 Outstanding at at December 31, 2018 and January 1, 2019 5,075,734 1.40 8.78 Granted 3,634,183 0.84 Exercised (237,090) 1.98 2.81 Forfeited — — Options Exercisable at December 31, 2019 and January 1, 2020 4,349,921 0.93 8.34 Outstanding at at December 31, 2019 and January 1, 2020 8,472,827 1.16 8.55 Granted 4,076,982 3.14 Exercised (514,410) 1.52 2.88 Forfeited (1,119,313) 1.88 Options Exercisable at December 31, 2020 5,447,405 0.98 7.46 Outstanding at December 31, 2020 10,916,086 1.81 8.38 The fair value of the stock options awarded by the Company was estimated at the grant date using the Black-Scholes option valuation model, considering the terms and conditions upon which options were granted, with the following weighted- average assumptions: At December 31, 2020 2019 2018 Expected volatility 41.25% 35.68% 44.18% Expected terms (in years) 6.11 5.81 6.08 Risk-free interest rate 0.53% 1.85% 2.79% Expected dividend yield — — — Grant date fair value $1.72 $2.23 $0.96 Share price at grant date $4.30 $2.57 $2.05 The Company incurred share-based payment expense for the stock options of $2.1 million, $9.2 million and $1.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. The significant decrease for the year ended December 31, 2020, as compared to the year ended December 31, 2019, is largely attributable to the exchange of the Ariya awards with the Company’s stock options in the year ended December 31, 2019, which resulted in an additional expense recorded in such year, as described above. For shares outstanding as of December 31, 2020, the range of exercise prices is detailed as follow: Range of Exercise Prices (GBP) Options Outstanding Wtd Average Exercise Price (GBP) Wtd Average of remaining contractual term (in years) 0.01 2,122,965 — 8.76 1.00 to 2.00 4,703,639 1.47 6.99 2.00 to 3.00 1,539,482 2.51 9.45 3.00 to 4.00 2,550,000 3.51 9.97 Total 10,916,086 1.81 8.38 For shares exercisable at December 31, 2020, utilizing the closing share price on December 31, 2020, the estimated tax obligation associated with the share-based payments transferable to the tax authority on the employee’s behalf was $6.9 million. 8. Share-based Payments — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 159 F in a n ci a l st a te m e n ts PureTech LLC Incentive Stock Issuance In May 2015 and August 2014, the directors of PureTech Health LLC approved the issuance of shares to the management team, directors and advisors of PureTech Health LLC, subject to vesting restrictions. The share-based awards granted under the 2016 PureTech LLC Incentive Stock Issuance Plan are equity settled and expire 10 years from the grant date. No additional shares will be granted under this compensation arrangement. The fair value of the shares awarded was estimated as of the date of grant. The Company incurred an expense of $0.2 million in share-based payment expense for the year ended December 31, 2018, related to PureTech Health LLC incentive compensation. No share-based payment expense was incurred related to PureTech Health LLC incentive compensation for the years ended December 31, 2020, and 2019, respectively. As of December 31, 2020, all shares related to the pre-IPO incentive compensation plan had fully vested. Subsidiary Plans Certain subsidiaries of the Group have adopted stock option plans. A summary of stock option activity by number of shares in these subsidiaries is presented in the following table: Outstanding as of January 1, 2020 Granted During the Year Exercised During the Year Expired During the Year Forfeited During the Year Outstanding  as of December 31, 2020 Alivio 3,698,244 189,924 — — — 3,888,168 Entrega 972,000 — — — (10,000) 962,000 Follica 1,309,040 — — — — 1,309,040 Sonde 1,829,004 363,830 — — — 2,192,834 Vedanta 1,450,100 493,951 (813) — (201,350) 1,741,888 Outstanding as of January 1, 2019 Granted During the Year Exercised During the Year Expired During the Year Forfeited During the Year Outstanding as of December 31, 2019 Gelesis 3,681,732 — — (110,386) (3,571,346)¹ — Alivio 2,393,750 1,329,494 (3,125) — (21,875) 3,698,244 PureTech LYT 2,180,000 — — — (2,180,000)² — Commense 540,416 — — — (540,416) — Entrega 914,000 58,000 — — — 972,000 Follica 1,229,452 79,588 — — — 1,309,040 Karuna 1,949,927 — — — (1,949,927)¹ — Sonde 22,500 1,806,504 — — — 1,829,004 Vedanta 1,373,750 154,193 — — (77,843) 1,450,100 1 These shares represent the options outstanding on the date of deconsolidation of Karuna and Gelesis. 2 These shares represent the options outstanding on the date of exchange to PureTech stock options. Outstanding as of January 1, 2018 Granted During the Year Exercised During the Year Expired During the Year Forfeited During the Year Outstanding as of December 31, 2018 Gelesis 2,728,232 953,500 — — — 3,681,732 Alivio 2,393,750 — — — — 2,393,750 Akili 2,385,355 — — — (2,385,355)¹ — PureTech LYT — 2,180,000 — — — 2,180,000 Commense 418,750 121,666 — — — 540,416 Entrega 867,750 60,000 — (3,750) (10,000) 914,000 Follica 1,271,302 — — (41,850) — 1,229,452 Karuna 855,427 1,111,000 — (4,125) (12,375) 1,949,927 Knode 32,500 — — (32,500) — — Sonde 35,000 — — (6,250) (6,250) 22,500 Tal 1,663,806 — — (30,250) (2,750) 1,630,806 The Sync Project 1,080,000 — — — (1,080,000) — Vedanta 1,194,014 278,786 — (24,800) (74,250) 1,373,750 1 These shares represent the options outstanding on the date of Akili’s deconsolidation. 8. Share-based Payments — continued Notes to the Consolidated Financial Statements — continued

160 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts The weighted-average exercise prices and remaining contractual life for the options outstanding as of December 31, 2020 were as follows: Outstanding at December 31, 2020 Number of options Weighted- average exercise price $ Weighted- average contractual life outstanding Alivio 3,888,168 0.21 7.65 Entrega 962,000 0.70 2.80 Follica 1,309,040 0.89 6.29 Sonde 2,192,834 0.19 8.76 Vedanta 1,741,888 7.48 6.15 The weighted average exercise prices for the options granted for the years ended December 31, 2020, 2019 and 2018 were as follows: For the years ended December 31, 2020 $ 2019 $ 2018 $ Alivio 0.47 0.49 — PureTech LYT — — 0.03 Commense — — 1.34 Entrega — — 1.95 Follica — 0.03 — Karuna — — 9.42 Sonde 0.18 0.20 — Vedanta 19.59 19.13 14.66 The weighted average exercise prices for options forfeited during the year ended December 31, 2020 were as follows: Forfeited during the year ended December 31, 2020 Number of options Weighted- average exercise price $ Vedanta 201,350 16.03 The weighted average exercise prices for options exercisable as of December 31, 2020 were as follows: Exercisable at December 31, Number of Options Weighted-average exercise price $ Exercise Price Range $ Alivio 3,888,168 0.04 0.03-0.49 Entrega 918,164 0.64 0.03-2.36 Follica 1,273,326 0.89 0.03-1.40 Sonde 774,238 0.20 0.13-0.20 Vedanta 1,119,289 11.64 0.02-19.94 Significant Subsidiary Plans Vedanta 2010 Stock Incentive Plan In 2010, the Board of Directors for Vedanta approved the 2010 Stock Incentive Plan (the “Vedanta Plan”). Through subsequent amendments, as of December 31, 2020, it allowed for the issuance of 2,145,867 share-based compensation awards through incentive share options, nonqualified share options, and restricted shares to employees, directors, and nonemployees providing services to Vedanta. At December 31, 2020, 178,929 shares remained available for issuance under the Vedanta Plan. The options granted under Vedanta Plan are equity settled and expire 10 years from the grant date. Typically, the awards vest in four years but vesting conditions can vary based on the discretion of Vedanta’s Board of Directors. Options granted under the Vedanta Plan are exercisable at a price per share not less than the fair market value of the underlying ordinary shares on the date of grant. The estimated fair value of options, including the effect of estimated forfeitures, is recognized over the options’ vesting period. The fair value of the stock option grants has been estimated at the date of grant using the Black-Scholes option pricing model with the following range of assumptions: Assumption/Input 2020 2019 2018 Expected award life (in years) 6.00-10.00 5.86-6.07 6.03-6.16 Expected award price volatility 89.24%-95.46% 89.24%-95.46% 91.60%-92.56% Risk free interest rate 0.32%-0.87% 1.73%-1.88% 2.65%-2.78% Expected dividend yield — — — Grant date fair value $13.09-$16.54 $14.12-$15.61 $11.21-$11.26 Share price at grant date  $19.59 $18.71-$19.94 $14.66 8. Share-based Payments — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 161 F in a n ci a l st a te m e n ts Vedanta incurred share-based compensation expense of $2.4 million, $1.7 million and $2.1 million for the years ended December 31, 2020, 2019 and 2018, respectively. Gelesis 2016 Stock Incentive Plan In September 2016, the Directors of Gelesis approved the 2016 Stock Incentive Plan (the “2016 Gelesis Plan”) which provides for the grant of incentive stock options, nonqualified stock options, and restricted stock to employees, directors, and nonemployees providing services to Gelesis. At 30 June 2019, 329,559 shares remained available for issuance under the Gelesis Plan. The options granted under the 2016 Gelesis Plan are equity settled and expire 10 years from the grant date. Typically, the awards vest in four years but vesting conditions can vary based on the discretion of Gelesis Board of Directors. Options granted under the 2016 Gelesis Plan are exercisable at a price per share not less than the fair market value of the underlying ordinary shares on the date of grant. The estimated fair value of options, including the effect of estimated forfeitures, is recognized over the options’ vesting period. The fair value of the stock option grants has been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: Assumption/Input 2020 2019 2018 Expected award life (in years) — 0 6.22 Expected award price volatility —% —% 64.58% Risk free interest rate —% —% 2.79% Expected dividend yield — — — Grant date fair value $— $— $7.84 Share price at grant date $— $— $12.82 Gelesis used an average historical share price volatility based on an analysis of reported data for a peer group of comparable companies which were selected based upon industry similarities. As there is not sufficient historical share exercise data to calculate the expected term of the options, Gelesis elected to use the “simplified” method for all options granted at the money to value share option grants. Under this approach, the weighted average expected life is presumed to be the average of the vesting term and the contractual term of the option. Gelesis incurred share-based compensation expense of $2.4 million for the six month period prior to deconsolidation ended June 30, 2019 and $3.9 million for the year ended December 31, 2018. Karuna Pharmaceuticals, Inc. 2009 Stock Incentive Plan In 2009, the Board of Directors for Karuna Pharmaceuticals, Inc. approved the 2009 Stock Incentive Plan (the “Karuna 2009 Plan”). It allowed for the issuance of 1,000,000 share-based compensation awards through stock options, restricted stock units and other stock-based awards under the Karuna 2009 Plan to employees, officers, directors, consultants and advisors of Karuna. At 15 March 2019, 106,865 shares remained available for issuance under the Karuna 2009 Plan. The options granted under the Karuna 2009 Plan are equity settled and expire 10 years from the grant date. Typically, the awards vest in four years but vesting conditions can vary based on the discretion of Karuna’s Board of Directors. Options granted under the Karuna 2009 Plan are exercisable at a price per share not less than the fair market value of the underlying ordinary shares on the date of grant. The estimated fair value of options, including the effect of estimated forfeitures, is recognized over the options’ vesting period. The fair value of the stock option grants has been estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: Assumption/Input 2020 2019 2018 Expected award life (in years) — 0 6.07 Expected award price volatility —% —% 50.28% Risk free interest rate —% —% 1.95% Expected dividend yield — — — Grant date fair value $— $— $3.51 Share price at grant date $— $— $7.08 Karuna incurred share-based compensation expense of $1.2 million for the period prior to deconsolidation ended March 15, 2019 and $1.9 million for the years ended December 31, 2018. Other Plans The stock compensation expense under plans at other subsidiaries of the Group not including Gelesis, Vedanta and Karuna was $0.42 million, $0.01 million and $0.8 million for the years ended December 31, 2020, 2019 and 2018, respectively. The negative expense incurred during the year ended December 31, 2019 was largely attributable to Commense forfeitures. 8. Share-based Payments — continued Notes to the Consolidated Financial Statements — continued

162 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 9. Finance Cost, net The following table shows the breakdown of finance income and costs: 2020 $000s 2019 $000s 2018 $000sFor the year ended December 31 Finance income Interest from financial assets not at fair value through profit or loss 1,183 4,362 3,358 Total finance income 1,183 4,362 3,358 Finance costs Contractual interest expense on notes payable (96) (149) (388) Interest expense on other borrowings (496) — (4) Interest expense on lease liability (2,354) (2,495) — Gain on forgiveness of debt — — 289 Gain/(loss) on foreign currency exchange — 68 137 Total finance income/(costs) – contractual (2,946) (2,576) 34 Gain/(loss) from change in fair value of warrant liability (117) (11,890) 82 Gain/(loss) from change in fair value of preferred shares and convertible notes (4,234) (34,585) 22,549 Total finance income/(costs) – fair value accounting (4,351) (46,475) 22,631 Total finance income/(costs) – subsidiary preferred shares — (1,458) (106) Total finance income/(costs) (4,351) (47,933) 22,525 Finance income/(costs), net (6,115) (46,147) 25,917 Notes to the Consolidated Financial Statements — continued 10. Earnings/(Loss) per Share The basic and diluted loss per share has been calculated by dividing the income/(loss) for the period attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the years ended December 31, 2020, 2019 and 2018, respectively. Earnings/(Loss) Attributable to Owners of the Company: 2020 2019 2018 Basic $000s Diluted $000s Basic $000s Diluted $000s Basic $000s Diluted $000s Income/(loss) for the year, attributable to the owners of the Company 5,985 5,985 421,144 421,144 (43,654) (43,654) Income/(loss) attributable to ordinary shareholders 5,985 5,985 421,144 421,144 (43,654) (43,654) Weighted-Average Number of Ordinary Shares: 2020 2019 2018 Basic Diluted Basic Diluted Basic Diluted Issued ordinary shares at January 1, 285,370,619 285,370,619 282,493,867 282,493,867 236,897,579 236,897,579 Effect of shares issued 233,048 233,048 932,600 932,600 36,950,688 36,950,688 Effect of dilutive shares (please refer to Note 8) — 7,252,246 — 8,355,866 — — Weighted average number of ordinary shareholders at December 31, 285,603,667 292,855,913 283,426,467 291,782,333 273,848,267 273,848,267 Earnings/(Loss) per Share: 2020 2019 2018 Basic $ Diluted $ Basic $ Diluted $ Basic $ Diluted $ Basic and diluted earnings/(loss) per share 0.02 0.02 1.49 1.44 (0.16) (0.16)

PureTech Health plc Annual report and accounts 2020 163 F in a n ci a l st a te m e n ts Notes to the Consolidated Financial Statements — continued 11. Property and Equipment Cost Laboratory and Manufacturing Equipment $000s Furniture and Fixtures $000s Computer Equipment and Software $000s Leasehold Improvements $000s Construction in process $000s Total $000s Balance as of January 1, 2019 7,306 488 1,431 4,924 239 14,388 Additions, net of transfers 3,374 1,126 175 13,494 4,649 22,818 Disposals (183) (168) (9) (45) — (405) Deconsolidation of subsidiaries (3,076) — (137) (754) (4,190) (8,157) Reclassifications (25) 6 48 36 (76) (11) Exchange differences (11) — — 1 24 14 Balance as of December 31, 2019 7,385 1,452 1,508 17,656 646 28,647 Additions, net of transfers 1,536 — 51 399 3,347 5,332 Disposals (642) — (40) — — (682) Reclassifications 141 — — — (141) — Balance as of December 31, 2020 8,420 1,452 1,519 18,054 3,852 33,297 Accumulated depreciation and impairment loss Laboratory and Manufacturing Equipment $000s Furniture and Fixtures $000s Computer Equipment and Software $000s Leasehold Improvements $000s Construction in process $000s Total $000s Balance as of January 1, 2018 (2,360) (175) (534) (807) — (3,876) Depreciation (1,032) (60) (296) (1,088) (2,476) Disposals 114 2 74 20 — 210 Deconsolidation of subsidiaries — — — — — Reclassifications — — — — — — Exchange differences 56 — — 21 — 77 Balance as of January 1, 2019 (3,222) (233) (756) (1,854) — (6,065) Depreciation (1,328) (144) (312) (1,448) — (3,232) Disposals 102 138 5 20 — 265 Deconsolidation of subsidiaries 1,457 — 53 319 — 1,829 Reclassifications 15 — (20) 6 — 1 Exchange differences 8 — — 2 — 10 Balance as of December 31, 2019 (2,968) (239) (1,030) (2,955) — (7,192) Depreciation (1,572) (215) (297) (1,860) — (3,944) Disposals 576 — 40 — — 616 Balance as of December 31, 2020 (3,965) (454) (1,287) (4,815) — (10,520) Property and Equipment, net Laboratory and Manufacturing Equipment $000s Furniture and Fixtures $000s Computer Equipment and Software $000s Leasehold Improvements $000s Construction in process $000s Total $000s Balance as of December 31, 2019 4,417 1,213 478 14,701 646 21,455 Balance as of December 31, 2020 4,456 998 232 13,239 3,852 22,777 Depreciation of property and equipment is included in the General and administrative expenses and Research and development expenses line items in the Consolidated Statements of Comprehensive Income/(Loss). The Company recorded depreciation expense of $3.9 million, $3.2 million and $2.5 million for the years ended December 31, 2020, 2019 and 2018, respectively.

164 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 12. Intangible Assets Intangible assets consist of licenses of intellectual property acquired by the Group through various agreements with third parties and are recorded at the value of the consideration transferred. Information regarding the cost and accumulated amortization of intangible assets is as follows: Cost Licenses $000s Balance as of January 1, 2019 5,067 Additions 400 Deconsolidation of subsidiary (4,842) Balance as of December 31, 2019 625 Additions 275 Balance as of December 31, 2020 900 Accumulated amortization Licenses $000s Balance as of January 1, 2019 (1,987) Amortization (117) Deconsolidation of subsidiary 2,104 Balance as of December 31, 2019 — Amortization (1) Balance as of December 31, 2020 (1) Intangible assets, net Licenses $000s Balance as of December 31, 2019 625 Balance as of December 31, 2020 899 These intangible asset licenses represent in-process-research-and-development assets since they are still being developed and are not ready for their intended use. As such, these assets are not yet amortized but tested for impairment annually. The Company tested such assets for impairment as of balance sheet date and concluded that none were impaired. During the year ended December 31, 2019, Vor, Karuna and Gelesis were deconsolidated and as such $2.7 million in net assets were derecognized. Amortization expense was included in the Research and development expenses line item in the accompanying Consolidated Statements of Comprehensive Income/(Loss). Amortization expense, recorded using the straight-line method, was approximately $0.0 million, $0.1 million and $0.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. Notes to the Consolidated Financial Statements — continued 13. Other Financial Assets Other financial assets consist of restricted cash held, which represents amounts that are reserved as collateral against letters of credit with a bank that are issued for the benefit of a landlord in lieu of a security deposit for office space leased by the Group. Information regarding restricted cash was as follows: 2020 $000s 2019 $000sAs of December 31, Restricted cash 2,124 2,124 Total other financial assets 2,124 2,124

PureTech Health plc Annual report and accounts 2020 165 F in a n ci a l st a te m e n ts Notes to the Consolidated Financial Statements — continued 14. Equity Total equity for PureTech as of December 31, 2020, and 2019 was as follows: December 31, 2020 $000s December 31, 2019 $000sEquity Share capital, £0.01 par value, issued and paid 285,885,025 and 285,370,619 as of December 31, 2020 and 2019, respectively 5,417 5,408 Merger Reserve 138,506 138,506 Share premium 288,978 287,962 Translation reserve 469 — Other reserves (24,050) (18,282) Retained earnings/(accumulated deficit) 260,429 254,444 Equity attributable to owners of the Group 669,748 668,038 Non-controlling interests (16,209) (17,640) Total equity 653,539 650,398 Changes in share capital and share premium relate primarily to incentive options exercises during the period. Shareholders are entitled to vote on all matters submitted to shareholders for a vote. Each ordinary share is entitled to one vote. Each ordinary share is entitled to receive dividends when and if declared by the Company’s Directors. The Company has not declared any dividends in the past. On June 18, 2015, the Company acquired the entire issued share capital of PureTech LLC in return for 159,648,387 Ordinary Shares. This was accounted for as a common control transaction at cost. It was deemed that the share capital was issued in line with movements in share capital as shown prior to the transaction taking place. In addition, the merger reserve records amounts previously recorded as share premium. Other reserves comprise the cumulative credit to share-based payment reserves corresponding to share-based payment expenses recognized through Consolidated Statements of Comprehensive Income/(Loss) as well as other additions that flow directly through equity such as the excess or deficit from changes in ownership of subsidiaries while control is maintained by the Group. 15. Subsidiary Preferred Shares  IFRS 9 addresses the classification, measurement, and recognition of financial liabilities. Preferred shares issued by subsidiaries and affiliates often contain redemption and conversion features that are assessed under IFRS 9 in conjunction with the host preferred share instrument. This balance represents subsidiary preferred shares issued to third parties. The subsidiary preferred shares are redeemable upon the occurrence of a contingent event, other than full liquidation of the Company, that is not considered to be within the control of the Company. Therefore these subsidiary preferred shares are classified as liabilities. These liabilities are measured at fair value through profit and loss. The preferred shares are convertible into ordinary shares of the subsidiaries at the option of the holder and mandatorily convertible into ordinary shares upon a subsidiary listing in a public market at a price above that specified in the subsidiary’s charter or upon the vote of the holders of subsidiary preferred shares specified in the charter. Under certain scenarios the number of ordinary shares receivable on conversion will change and therefore, the number of shares that will be issued is not fixed. As such the conversion feature is considered to be an embedded derivative that normally would require bifurcation. However, since the preferred share liabilities are measured at fair value through profit and loss no bifurcation is required. The preferred shares are entitled to vote with holders of common shares on an as converted basis. The Group recognizes the preferred share balance upon the receipt of cash financing or upon the conversion of notes into preferred shares at the amount received or carrying balance of any notes and derivatives converted into preferred shares. The balance as of December 31, 2020 and 2019 represents the fair value of the instruments for all subsidiary preferred shares. The following summarizes the subsidiary preferred share balance: 2020 $000s 2019 $000sAs of December 31, Entrega 1,291 3,222 Follica 12,792 11,663 Sonde 12,821 7,212 Vedanta Biosciences 92,068 78,892 Total subsidiary preferred share balance 118,972 100,989 As is customary, in the event of any voluntary or involuntary liquidation, dissolution or winding up of a subsidiary, the holders of subsidiary preferred shares which are outstanding shall be entitled to be paid out of the assets of the subsidiary available for distribution to shareholders and before any payment shall be made to holders of ordinary shares. A merger, acquisition, sale of voting control or other transaction of a subsidiary in which the shareholders of the subsidiary immediately before the transaction do not own a majority of the outstanding shares of the surviving company shall be deemed to be a liquidation event. Additionally, a sale, lease, transfer or other disposition of all or substantially all of the assets of the subsidiary shall also be deemed a liquidation event.

166 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts As of December 31, 2020 and 2019, the minimum liquidation preference reflects the amounts that would be payable to the subsidiary preferred holders upon a liquidation event of the subsidiaries, which is as follows: 2020 $000s 2019 $000sAs of December 31, Entrega 2,216 2,216 Follica 6,405 6,405 Sonde 12,000 7,250 Vedanta Biosciences 86,161 77,161 Total minimum liquidation preference 106,782 93,032 For the years ended December 31, 2020 and 2019 the Group recognized the following changes in the value of subsidiary preferred shares: $000s Balance as of January 1, 2019 217,519 Adjustment to preferred shares due to adoption of IFRS 9 — Issuance of new preferred shares 51,048 Conversion of convertible notes 4,894 Increase in value of preferred shares measured at fair value 33,636 Finance costs 1,458 Deconsolidation of subsidiary (207,346) Other (108) Cash Distribution (112) Balance as December 31, 2019 and January 1, 2020 100,989 Issuance of new preferred shares 13,750 Increase in value of preferred shares measured at fair value 4,234 Balance as December 31, 2020 118,972 2020 In January 2020 and April 2020, Sonde Health issued and sold shares of Series A-2 preferred shares for aggregate proceeds of $4.8 million, of which none was contributed by PureTech. In April 2020 and July 2020, Vedanta issued and sold shares of Series C-2 preferred shares for aggregate proceeds of $9.0 million, of which none was contributed by PureTech. 2019 On March 15, 2019, Karuna was deconsolidated. As of deconsolidation, the fair value of Karuna’s preferred share liability was $31.7 million. On April 4, 2019, Sonde Health issued and sold shares of Series A-2 preferred shares for aggregate proceeds of $11.1 million, of which $5.3 million was contributed by outside investors. Approximately $5.8 million of outstanding principal and interest on convertible promissory notes issued by Sonde to PureTech converted into Series A-2 preferred shares in this financing in accordance with their terms. On August 29, 2019, Sonde sold an additional 1,052,632 shares of its Series A-2 preferred shares for aggregate proceeds of $2.0 million. It has been determined that these shares are liability classified and contain a liability classified embedded derivative. This embedded derivative is a conversion feature which can result in settlement in a variable number of shares. The instrument is not bifurcated and is measured in whole at fair value through the profit and loss. In April 2019, Gelesis completed further closings of its Series 2 Growth financing issuing 799,894 shares for proceeds of $10.2 million, of which $8.6 million was contributed by outside investors and $1.7 million was contributed by PureTech. In March and May 2019, Vedanta completed a second and third closing of its Series C preferred shares financing for aggregate proceeds of $18.7 million. PureTech Health did not participate in either closing. It has been determined that these shares are liability classified and contain a liability classified embedded derivative. This embedded derivative is a conversion feature which can result in settlement in a variable number of shares. The instrument is not bifurcated and is measured in whole at fair value through the profit and loss. On July 1, 2019, Gelesis was deconsolidated. As of deconsolidation, the fair value of Gelesis’ preferred share liability was $175.6 million. On July 19, 2019, all of the outstanding notes, plus accrued interest, issued by Follica converted into 17,639,204 shares of Series A-3 Preferred Shares and 14,200,044 shares of common share pursuant to a Series A-3 Note Conversion Agreement between Follica and the noteholders. Third parties held 2,422,990 A-3 preferred shares following the conversion. It has been determined that these shares are liability classified and contain a liability classified embedded derivative. This embedded derivative is a conversion feature which can result in settlement in a variable number of shares. The instrument is not bifurcated and is measured in whole at fair value through the profit and loss. 15. Subsidiary Preferred Shares — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 167 F in a n ci a l st a te m e n ts In September 2019, Vedanta received $16.6 million from outside investors through the issuance of its Series C-2 preferred shares in two separate closings. The issuances provided for the purchase of 711,772 Series C-2 shares at a purchase price of $23.38. PureTech Health did not participate in either closing. It has been determined that these shares are liability classified and contain a liability classified embedded derivative. This embedded derivative is a conversion feature which can result in settlement in a variable number of shares. The instrument is not bifurcated and is measured in whole at fair value through the profit and loss. 15. Subsidiary Preferred Shares — continued Notes to the Consolidated Financial Statements — continued 16. Financial Instruments The Group’s financial instruments consist of financial liabilities, including preferred shares, convertible notes, warrants and loans payable, as well as financial assets classified as assets held at fair value. Fair Value Process For financial instruments measured at fair value under IFRS 9 the change in the fair value is reflected through profit and loss. Using the guidance in IFRS 13, the total business enterprise value and allocatable equity of each entity within the Group was determined using a discounted cash flow income approach, replacement cost/asset approach, market scenario approach, or market backsolve approach through a recent arm’s length financing round. The approaches, in order of strongest fair value evidence, are detailed as follows: Valuation Method Description Market – Backsolve The market backsolve approach benchmarks the original issue price (OIP) of the company’s latest funding transaction as current value. Market – Scenario The market scenario method is based on guideline transaction prices and multiples of similar public and private companies in initial public offerings and mergers and acquisitions. Income Based – DCF The income approach is used to estimate fair value based on the income streams, such as cash flows or earnings, that an asset or business can be expected to generate. Asset/Cost The asset/cost approach considers reproduction or replacement cost as an indicator of value. During the years ended December 31, 2020 and 2019 at each measurement date, the total fair value of preferred shares, warrants and convertible note instruments, including embedded conversion rights that are not bifurcated, was determined using the following allocation methods: option pricing model (“OPM”), probability-weighted expected return method (“PWERM”) or Hybrid allocation framework. The methods are detailed as follows: Allocation Method Description OPM The OPM model treats preferred stock as call options on the enterprise’s equity value, with exercise prices based on the liquidation preferences of the preferred stock. Current Value The enterprise value determined as of the valuation date is allocated to different classes of security based upon their rights and preferences. Common Stock Equivalent Every share is treated equally and the equity value derived is allocated assuming full conversion of preferred shares into common stock at the applicable conversion rate. PWERM Under a PWERM, share value is based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to the enterprise, as well as the rights of each share class. Hybrid The hybrid method (“HM”) is a combination of the PWERM and OPM. Under the hybrid method, multiple liquidity scenarios are weighted based on the probability of the scenarios occurrence, similar to the PWERM, while also utilizing the OPM to estimate the allocation of value in one or more of the scenarios. Valuation policies and procedures are regularly monitored by the Company’s finance group. Fair value measurements, including those categorized within Level 3, are prepared and reviewed on their issuance date and then on an annual basis and any third-party valuations are reviewed for reasonableness and compliance with the fair value measurements guidance under IFRS. The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: Fair Value Hierarchy Level Description Level 1 Inputs that are quoted market prices (unadjusted) in active markets for identical instruments. Level 2 Inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). Level 3 Inputs that are unobservable. This category includes all instruments for which the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation.

168 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Whilst the Group considers the methodologies and assumptions adopted in fair value measurements as supportable, reasonable and robust, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the investment existed and the differences could be significant. COVID-19 Consideration At December 31, 2020, the Group assessed certain key assumptions within the valuation of its unquoted instruments and considered the impact of the COVID-19 pandemic on all unobservable inputs (Level 3). The assumptions considered with respect to COVID-19 included but were not limited to the following: exit scenarios and timing, discount rates, revenue assumptions as well as volatilities. The Group views any impact of the COVID-19 pandemic on its unquoted instruments as immaterial as of December 31, 2020. Subsidiary Preferred Shares Liability and Subsidiary Convertible Notes The following table summarizes the changes in the Group’s subsidiary preferred shares and convertible note liabilities measured at fair value, which were categorized as Level 3 in the fair value hierarchy: Subsidiary Preferred Shares $000s Subsidiary Convertible Notes $000s Balance at January 1, 2018 215,635 11,343 Value at issuance 54,537 5,824 Conversion 7,930 (7,581) Deconsolidation of preferred shares (36,517) — Change in fair value (24,066) (128) Balance at December 31, 2018 and January 1, 2019 217,519 9,458 Value at issuance 51,048 1,607 Conversion to preferred 4,894 (4,894) Conversion to common — (2,418) Deconsolidation (207,346) (5,017) Change in fair value 33,636 1,389 Finance Costs 1,458 — Other (112) — Cash distribution (108) — Balance at December 31, 2019 and January 1, 2020 100,989 125 Value at issuance 13,750 25,000 Change in fair value 4,234 — Balance at December 31, 2020 118,972 25,125 The change in fair value of preferred shares and convertible notes are recorded in Finance income/(costs) – fair value accounting in the Consolidated Statements of Comprehensive Income/(Loss). The table below sets out information about the significant unobservable inputs used at December 31, 2020 in the fair value measurement of the Group’s material subsidiary preferred shares liabilities categorized as Level 3 in the fair value hierarchy: Fair Value at December 31, 2020 Valuation Technique Unobservable Inputs Weighted Average Sensitivity to Decrease in Input 92,068 Market – Backsolve & Hybrid allocation Estimated time to exit 0.88 Fair value increaseDiscount rate 30.0% Volatility 95.0% 14,083 Income – DCF & OPM allocation Estimated time to exit 2.89 Fair value increase Discount rate 19.7% Terminal value growth rate (2.8)% Fair value decrease Volatility 56.8% Fair value increase 12,821 Cost Approach & OPM allocation Estimated time to exit 2.00 Fair value increaseDiscount rate 29.4% Volatility 40.0% 16. Financial Instruments — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 169 F in a n ci a l st a te m e n ts Subsidiary Preferred Shares Sensitivity The following summarizes the sensitivity from the assumptions made by the Company with respect to the significant unobservable inputs which are categorized as Level 3 in the fair value hierarchy and used in the fair value measurement of the Group’s subsidiary preferred shares liabilities, as well as that with respect to the enterprise value of the underlying subsidiary in general (Please refer to Note 15): Input Subsidiary Preferred Share Liability As of December 31, 2020 Sensitivity Range Financial Liability Increase/(Decrease) $000s Subsidiary Enterprise Value -2% (2,146) +2% 2,194 Time to Liquidity ’-6 Months 5,815 ’+6 Months (5,437) Discount Rate -5% 12,227 +5% (5,779) Financial Assets Held at Fair Value Karuna Valuation Karuna (Nasdaq: KRTX) is a listed entity on an active exchange and as such the fair value for the year ended December 31, 2020 was calculated utilizing the quoted common share price. Please refer to Note 5 for further details. Akili, Gelesis and Vor Valuation In accordance with IFRS 9, the Company accounts for its preferred share investments in Akili, Gelesis and Vor as financial assets held at fair value through the profit and loss. During the year ended December 31, 2020, the Company recorded its investment at fair value and recognized a gain of $41.3 million that was recorded to the Consolidated Statements of Comprehensive Income/(Loss) on the line item Gain/(loss) on investments held at fair value. The following table summarizes the changes in the Group’s investments held at fair value, which were categorized as Level 3 in the fair value hierarchy: $’000s Balance at January 1, 2018 1,449 Deconsolidation of Akili 70,748 Gain/(Loss) on changes in fair value 12,966 Balance at December 31, 2018 and January 1, 2019 85,163 Deconsolidation of Vor 12,028 Deconsolidation of Karuna 77,373 Deconsolidation of Gelesis 49,170 Reclass of Karuna to Associate (118,006) Gain/(Loss) on changes in fair value 48,867 Issuance of note receivable 6,480 Conversion of note receivable (6,630) Balance at December 31, 2019 and January 1, 2020 154,445 Cash purchase of Gelesis preferred shares (please refer to Note 6) 10,000 Cash purchase of Vor preferred shares 1,150 Gain/(Loss) on changes in fair value 41,297 Balance as of December 31, 2020 before allocation of associate gain/(loss) to long-term interest 206,892 Share of associate loss allocated to long-term interest (please refer to Note 6) (23,006) Balance as of December 31, 2020 after allocation of associate gain/(loss) to long-term interest 183,886 The change in fair value of investments held at fair value are recorded in Gain/(loss) on investments held at fair value in the Consolidated Statements of Comprehensive Income/(Loss). 16. Financial Instruments — continued Notes to the Consolidated Financial Statements — continued

170 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts The table below sets out information about the significant unobservable inputs used at December 31, 2020 in the fair value measurement of the Group’s material investments held at fair value categorized as Level 3 in the fair value hierarchy: Fair Value at December 31, 2020 Valuation Technique Unobservable Inputs Weighted Average Sensitivity to Decrease in Input 204,379 Market – Scenario & Hybrid allocation Estimated time to exit 1.73 Fair value increase Exit valuation multiples 2.19 Fair value decrease Discount rate 28.0% Fair value increaseDiscount for lack of marketability (“DLOM”) 10.0% Volatility 65.0% The following summarizes the sensitivity from the assumptions made by the Company with respect to the significant unobservable inputs which are categorized as Level 3 in the fair value hierarchy and used in the fair value measurement of the Group’s investments held at fair value, as well as that with respect to the enterprise value of the underlying investee in general (Please refer to Note 5): Input Investments Held at Fair Value As of December 31, 2020 Sensitivity Range Financial Asset Increase/(Decrease) $000s Investee Enterprise Value -2% (3,915) +2% 3,886 Time to Liquidity ’-6 Months 22,828 ’+6 Months (20,005) Discount Rate -5% 11,691 +5% (10,689) Warrants Warrants issued by subsidiaries within the Group are classified as liabilities, as they will be settled in a variable number of shares and are not fixed-for-fixed. The following table summarizes the changes in the Group’s subsidiary warrant liabilities, which were categorized as Level 3 in the fair value hierarchy: Subsidiary Warrant Liability $000s Balance at January 1, 2018 13,095 Change in fair value (83) Balance at December 31, 2018 and January 1, 2019 13,012 Warrant Issuance 4,706 Gelesis Deconsolidation (21,611) Change in fair value 11,890 Balance at December 31, 2019 and January 1, 2020 7,997 Warrant Issuance 92 Change in fair value 117 Balance at December 31, 2020 8,206 The change in fair value of warrants are recorded in Finance income/(costs) – fair value accounting in the Consolidated Statements of Comprehensive Income/(Loss). In June 2019, Gelesis amended their existing license and patent agreement with One S.r.l. As a result of the amendment Gelesis issued One S.r.l. a warrant equal to 2.7 percent of as converted shares following the next financing round. The fair value of the warrant was $4.7 million at issuance. On July 1, 2019, Gelesis deconsolidated and warrant liability of $21.6 million relating to Series A-1, A-3, A-4 and One S.r.l. warrants was derecognized. In connection with various amendments to its 2010 Loan and Security Agreement, Follica issued Series A-1 preferred share warrants at various dates in 2013 and 2014. Each of the warrants has an exercise price of $0.14 and a contractual term of ten years from the date of issuance. In 2017, in conjunction with the issuance of convertible notes, the exercise price of the warrants was adjusted to $0.07 per share. The change in the fair value of the subsidiary warrants was recorded in finance costs, net in the Consolidated Statements of Comprehensive Income/(Loss). The $8.2 million warrant liability at December 31, 2020 was largely attributable to the outstanding Follica preferred share warrants. In connection with the September 2, 2020 Oxford Finance LLC loan issuance, Vedanta also issued Oxford Finance LLC 12,886 Series C-2 preferred share warrants with an exercise price of $23.28 per share, expiring September 2030. 16. Financial Instruments — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 171 F in a n ci a l st a te m e n ts The table below sets out the weighted average of significant unobservable inputs used at December 31, 2020 with respect to determining the fair value of the Group’s warrants categorized as Level 3 in the fair value hierarchy: Assumption/Input Warrants Expected term 2.65 Expected volatility 54.9% Risk free interest rate 0.1% Expected dividend yield —% Estimated fair value of the convertible preferred shares $3.09 Exercise price of the warrants $0.27 The following summarizes the sensitivity from the assumptions made by the Company with respect to the significant unobservable inputs which are categorized as Level 3 in the fair value hierarchy and used in the fair value measurement of the Group’s warrant liabilities: Input Warrant Liability As at December 31 Sensitivity Range Financial Liability Increase/(Decrease) $000s Discount Rate -5% 7,279 +5% (3,321) Fair Value Measurement and Classification The fair value of financial instruments by category at December 31, 2020 and 2019: 2020 Carrying Amount Fair Value Financial Assets $000s Financial Liabilities $000s Level 1 $000s Level 2 $000s Level 3 $000s Total $000s Financial assets: U.S. treasuries1 — — — — — — Money Markets2 394,143 — 394,143 — — 394,143 Investments held at fair value3 553,167 — 346,275 — 206,892 553,167 Trade and other receivables4 2,558 — — 2,558 — 2,558 Total financial assets 949,867 — 740,417 2,558 206,892 949,867 Financial liabilities: Subsidiary warrant liability — 8,206 — — 8,206 8,206 Subsidiary preferred shares — 118,972 — — 118,972 118,972 Subsidiary notes payable — 26,455 — 1,330 25,125 26,455 Total financial liabilities — 153,633 — 1,330 152,303 153,633 1 Issued by governments and government agencies, as applicable, all of which are investment grade. 2 Issued by a diverse group of corporations, largely consisting of financial institutions, virtually all of which are investment grade. 3 Balance prior to share of associate loss allocated to long-term interest (please refer to Note 6). 4 Outstanding receivables are owed primarily by corporations and government agencies, virtually all of which are investment grade. 2019 Carrying Amount Fair Value Financial Assets $000s Financial Liabilities $000s Level 1 $000s Level 2 $000s Level 3 $000s Total $000s Financial assets: U.S. treasuries1 30,088 — 30,088 — — 30,088 Money Markets2 106,586 — 106,586 — — 106,586 Investments held at fair value 714,905 — 560,460 — 154,445 714,905 Loans and receivables: Trade and other receivables3 1,977 — — 1,977 — 1,977 Total financial assets 853,556 — 697,134 1,977 154,445 853,556 Financial liabilities: Subsidiary warrant liability — 7,997 — — 7,997 7,997 Subsidiary preferred shares — 100,989 — — 100,989 100,989 Subsidiary notes payable — 1,455 — 1,455 — 1,455 Total financial liabilities — 110,441 — 1,455 108,986 110,441 1 Issued by governments and government agencies, as applicable, all of which are investment grade. 2 Issued by a diverse group of corporations, largely consisting of financial institutions, virtually all of which are investment grade. 3 Outstanding receivables are owed primarily by corporations and government agencies, virtually all of which are investment grade. 16. Financial Instruments — continued Notes to the Consolidated Financial Statements — continued

172 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 17. Subsidiary Notes Payable The subsidiary notes payable are comprised of loans and convertible notes. During the years ended December 31, 2020 and 2019, the financial instruments for Knode and Appeering did not contain embedded derivatives and therefore these instruments continue to be held at amortized cost. The notes payable consist of the following: 2020 $000s 2019 $000sDecember 31, Loans 1,330 1,330 Convertible notes 25,125 125 Total subsidiary notes payable 26,455 1,455 Loans In October 2010, Follica entered into a loan and security agreement with Lighthouse Capital Partners VI, L.P. The loan is secured by Follica’s assets, including Follica’s intellectual property and bears interest at a rate of 12.0 percent. The outstanding loan balance totaled approximately $1.3 million and $1.3 million as of December 31, 2020 and 2019. The accrued interest on such loan balance is presented as Other current liabilities and totaled approximately $0.5 million and $0.4 million as of December 31, 2020 and 2019, respectively. Convertible Notes Convertible Notes outstanding were as follows: Karuna $000s Follica $000s Vedanta $000s Knode $000s Appeering $000s Total $000s January 1, 2019 2,838 6,495 — 50 75 9,458 Gross principal 1,607 — — — — 1,607 Change in fair value 572 817 — — — 1,389 Conversion to preferred — (4,894) — — — (4,894) Conversion to common — (2,418) — — — (2,418) Deconsolidation (5,017) — — — — (5,017) December 31, 2019 and January 1, 2020 — — — 50 75 125 Gross principal — — 25,000 — — 25,000 Change in fair value — — — — — — December 31, 2020 — — 25,000 50 75 25,125 On March 15, 2019, Karuna was deconsolidated in conjunction with the closing of a Series B Preferred Stock financing and the outstanding convertible note liability of $5.0 million was derecognized. In May 2017 and September 2017, Follica received $0.5 million and $0.6 million, respectively, from an existing third-party investor through the issuance of convertible notes. The notes bore interest at an annual rate of 10.0 percent, matured 30 days after demand by the holder, were convertible into equity upon a qualifying financing event, and required payment of at least five times the outstanding principal and accrued interest upon a change of control transaction. On July 19, 2019, all of the outstanding notes, plus accrued interest, issued by Follica converted into 17,639,204 shares of Series A-3 Preferred Stock and 14,200,044 shares of common shares pursuant to a Series A-3 Note Conversion Agreement between Follica and the noteholders. Third parties held 2,422,990 A-3 preferred shares and 1,981,944 common shares following the conversion. The preferred shares are classified as financial liabilities at fair value through the profit and loss. The common shares are accounted for as Non-controlling interests. See Note 18 for further details on such change in non-controlling interests. On December 30, 2020, Vedanta issued a $25.0 million convertible promissory note to an investor. The note bears interest at an annual rate of 6.0 percent and matures on the first anniversary of the note. Prepayment of the note is not allowed and there is no conversion discount feature on the note. The note mandatorily converts in a Qualified equity financing and a Qualified Public Offering at the current price of the financing or offering, all as defined in the note purchase agreement. In addition, the note allows for optional conversion immediately prior to a Non Qualified public offering, Non Qualified Equity financing, or a Corporate transaction. In the case of a Non qualified financing or a Corporate transaction the note will convert to the preferred shares issued at the time of the last financing round at the price at such financing round. In the event of no conversion prior to a change in control transaction, the note is repaid at one and a half times the outstanding principal plus accrued interest. Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 173 F in a n ci a l st a te m e n ts 18. Non-Controlling Interest During the year ended December 31, 2019, the Company deconsolidated three of its subsidiaries which resulted in a change to the composition of its reportable segments. The Company has revised in the 2019 financial statements the 2018 financial information to conform to the presentation as of and for the period ending December 31, 2019. Please refer to Note 4 “Segment Information” for further details regarding reportable segments. The following table summarizes the changes in the equity classified non-controlling ownership interest in subsidiaries by reportable segment: Internal $000s Controlled Founded Entities $000s Non- Controlled Founded Entities $000s Parent Company & Other $000s Total $000s Balance at January 1, 2018 (1,484) (18,869) (125,758) 525 (145,586) Share of comprehensive loss (7,315) (10,710) (8,980) — (27,005) Deconsolidation of subsidiary — — 55,168 — 55,168 Equity settled share-based payments — 2,476 6,345 67 8,888 Balance at December 31, 2018 and January 1, 2019 (8,799) (27,103) (73,225) 592 (108,535) Share of comprehensive loss (15,264) (15,862) (23,953) — (55,079) Deconsolidation of subsidiary — — 97,178 — 97,178 Subsidiary note conversion and changes in NCI ownership interest — 23,049 — — 23,049 Equity settled share-based payments — 1,683 — — 1,683 Purchase of minority interest 24,039 — — — 24,039 Other 24 — — 1 25 Balance at December 31, 2019 and January 1, 2020 — (18,233) — 593 (17,640) Share of comprehensive loss — (1,402) — (15) (1,417) Equity settled share-based payments — 2,822 — — 2,822 Other — 30 — (6) 24 Balance as of December 31, 2020 — (16,783) — 573 (16,210) The following tables summarize the financial information related to the Group’s subsidiaries with material non-controlling interests, aggregated for interests in similar entities, and before and after intra group eliminations. 2020 For the year ended December 31 Internal $000s Controlled Founded Entities $000s Non- Controlled Founded Entities $000s Intra-group eliminations $000s Total $000s Statement of Comprehensive Loss Total revenue — 5,224 — 5,224 Income/(loss) for the year — (55,942) — 1,073 (54,869) Other comprehensive income/(loss) — — — — Total comprehensive income/(loss) for the year — (55,942) — 1,073 (54,869) Statement of Financial Position Total assets — 68,346 — (7) 68,339 Total liabilities — 200,430 — (14,621) 185,809 Net assets/(liabilities) — (132,084) — 14,615 (117,470) As of December 31, 2020, Controlled Founded Entities with non-controlling interests primarily include Alivio Therapeutics, Inc., Follica Incorporated, Sonde Health Inc., and Vedanta Biosciences, Inc. Ownership interests of the non-controlling interests in Alivio Therapeutics, Inc., Follica Incorporated, Sonde Health Inc., and Vedanta Biosciences, Inc are 8.1 percent, 19.9 percent, 4.5 percent and 0.4 percent, respectively. In addition, Non-controlling interests include the amounts recorded for subsidiary stock options, with the vast majority comprising of Vedanta stock options. Notes to the Consolidated Financial Statements — continued

174 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 19. Trade and Other Payables Information regarding Trade and other payables was as follows: 2020 $000s 2019 $000sAs of December 31 Trade payables 8,871 11,098 Accrued expenses 9,090 8,651 Income tax payable 1,260 93 Other 2,606 — Total trade and other payables 21,826 19,842 2019 For the year ended December 31 Internal $000s Controlled Founded Entities $000s Non-Controlled Founded Entities $000s1 Statement of Comprehensive Loss Total revenue 6,079 1,968 — Income/(loss) for the year (24,289) (26,250) (47,905) Other comprehensive income/(loss) — — (10) Total comprehensive income/(loss) for the year (24,289) (26,250) (47,915) Statement of Financial Position Total assets 17,614 5,290 — Total liabilities 11,510 50,554 — Net Liabilities 6,104 (45,264) — 1 Non-Controlled Founded Entities non-controlling interest calculation does not include equity method accounting, fair value method accounting or the gain on the deconsolidation of subsidiary related to Vor, Karuna, Gelesis, resTORbio or Akili, which is recorded within PureTech Health, LLC. Please refer to Note 5. 2018 For the year ended December 31 Internal $000s Controlled Founded Entities $000s Non-Controlled Founded Entities $000s1 Statement of Comprehensive Loss Total revenue 2,195 18,504 20 Income/(loss) for the year (8,454) (26,206) (41,239) Other comprehensive income/(loss) — (214) (214) Total comprehensive income/(loss) for the year (8,454) (26,420) (41,453) 1 Non-Controlled Founded Entities non-controlling interest calculation does not include equity method accounting, fair value method accounting or the gain on the deconsolidation of subsidiary related to resTORbio or Akili, which is recorded within PureTech Health, LLC. Please refer to Note 5. On July 19, 2019 PureTech and a third party investor converted their convertible debt in Follica to Follica Preferred shares (presented as liabilities) and Follica common shares. The amount of convertible debt converted by the third party investor into Follica common shares amounted to $2.4 million (see also Note 16). As a result of the conversion Follica NCI share (in Follica common stock) was reduced from 68 percent to 19.9 percent, which resulted in a reduction in the NCI share in Follica’s shareholders’ deficit of $19.9 million. The excess of the change in the book value of NCI ($19.9 million noted above) over the contribution made by NCI ($2.4 million) amounted to $17.5 million and was recorded as a loss directly in shareholders’ equity. During 2019 a subsidiary of the Company fully funded by the Company ceased its operations and became inactive. This resulted in a change in the NCI share in the subsidiary deficit. As a result the Company recorded a loss directly in equity of $3.1 million. On October 1, 2019, PureTech acquired the remaining 10.0 percent of minority non-controlling interests of PureTech LYT, Inc. (previously named Ariya Therapeutics, Inc.), increasing its ownership from 90.0 percent to 100.0 percent. In consideration for the acquisition of minority interests, PureTech issued 2,126,338 shares of common shares. The fair value of the shares issued in consideration for the minority non-controlling interest amounted to $9.1 million. The carrying amount of the non-controlling interest at the acquisition was a $24.0 million deficit and the excess of the consideration paid over the book value of the non- controlling interest of approximately $33.1 million was recorded directly in shareholders’ equity. 18. Non-Controlling Interest — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 175 F in a n ci a l st a te m e n ts 20. Long-term loan In September 2020, Vedanta entered into a $15.0 million loan and security agreement with Oxford Finance LLC. The loan is secured by Vedanta’s assets, including equipment, inventory and intellectual property. The loan bears a floating interest rate of 7.7 percent plus the greater of (i) 30 day U.S. Dollar LIBOR reported in the Wall Street Journal or (ii) 0.17 percent. The loan matures September 2025 and requires interest only payments for the initial 24 months. The loan also carries a Final fee upon full repayment of 7.0 percent of the original principal or $1.1 million. For loan consideration, Vedanta also issued Oxford Finance LLC 12,886 Series C-2 preferred share warrants with an exercise price of $23.28 per share, expiring September 2030. The outstanding loan balance totaled approximately $14.8 million as of December 31, 2020. The following table summarizes long-term loan obligations as at December 31, 2020 and 2019: Long-term loan 2020 $000s 2019 $000s Balance at January 1, — — Net loan proceeds 14,720 — Accrued interest 496 — Interest paid (296) — Reclassification of accrued interest to other current liabilities (102) — Balance at December 31, 14,818 — The following table summarizes Vedanta’s principal payments for the long-term loan as of December 31, 2020: Balance Type 2021 2022 2023 2024 2025 Total Principal — 1,491 4,721 5,112 3,676 15,000 Unamortized loan discount and issuance costs — — — — — (182) Total — 1,491 4,721 5,112 3,676 14,818 Notes to the Consolidated Financial Statements — continued 21. Leases The activity related to the Group’s right of use asset and lease liability for the year ended December 31, 2020 and 2019 is as follows: Right of use asset, net 2020 $000s 2019 $000s Balance at January 1, 22,383 10,353 Additions — 19,434 Subleases — (2,580) Depreciation (2,699) (3,237) Adjustments 414 — Deconsolidated — (1,587) Balance at December 31, 20,098 22,383 Total lease liability 2020 $000s 2019 $000s Balance at January 1, 37,843 10,995 Additions — 30,305 Cash paid for rent (principal + interest) (5,263) (4,173) Interest expense 2,354 2,495 Adjustments 414 — Deconsolidated — (1,779) Balance at December 31, 35,348 37,843 The following details the short term and long-term portion of the lease liability as at December 31, 2020 and 2019: Total lease liability 2020 $000s 2019 $000s Short-term Portion of Lease Liability 3,261 2,929 Long-term Portion of Lease Liability 32,088 34,914 Total Lease Liability 35,348 37,843

176 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts The following table details the future maturities of the lease liability, showing the undiscounted lease payments to be paid after the reporting date: 2020 $000s Less than one year 5,422 One to two years 5,609 Two to three years 6,275 Three to four years 6,489 Four to five years 5,101 More than five years 16,452 Total undiscounted lease maturities 45,348 Interest 10,000 Total lease liability 35,348 During the year ended December 31, 2019, PureTech entered into a lease agreement for certain premises consisting of approximately 50,858 rentable square feet of space located at 6 Tide Street. The lease commenced on April 26, 2019 (“Commencement Date”) for an initial term consisting of ten years and three months and there is an option to extend for two consecutive periods of five years each. The Company assessed at lease commencement date whether it is reasonably certain to exercise the extension options and deemed such options not reasonably certain to be exercised. The Company will reassess whether it is reasonably certain to exercise the options only if there is a significant event or significant changes in circumstances within its control. On June 26, 2019, PureTech executed a sublease agreement with Gelesis. The lease is for the approximately 9,446 rentable square feet located on the sixth floor of the Company’s former offices at the 501 Boylston Street building. The sublessee obtained possession of the premises on June 1, 2019 and the rent period term began on June 1, 2019 and expires on August 31, 2025. The sublease was determined to be a finance lease and the Group, therefore, derecognized the right of use asset and recognized a lease receivable at inception of the sublease. As of December 31, 2020 the balances related to the sublease were as follows: Total lease receivable $000s Short-term Portion of Lease Receivable 381 Long-term Portion of Lease Receivable 1,700 Total Lease Receivable 2,082 The following table details the future maturities of the lease receivable, showing the undiscounted lease payments to be received after the reporting date: 2020 $000s Less than one year 494 One to two years 504 Two to three years 513 Three to four years 523 Four to five years 353 More than five years — Total undiscounted lease receivable 2,387 Unearned Finance income 305 Net investment in the lease 2,082 On August 6, 2019, PureTech executed a sublease agreement with Dewpoint Therapeutics, Inc. (“Dewpoint”). The sublease is for approximately 11,852 rentable square feet located on the third floor of the 6 Tide Street building, where the Company’s offices are currently located. Dewpoint obtained possession of the premises on September 1, 2019 with a rent period term that began on September 1, 2019 and expires on August 31, 2021. The sublease was determined to be an operating lease. Rental income recognized by the Company during the year ended December 31, 2020 was $1.08 million and is included in the Other income/(expense) line item in the Consolidated Statements of Comprehensive Income/(Loss). The following table details the future payments under the sublease, showing the undiscounted lease payments to be received after the reporting date: 2020 $000s Less than one year 722 Total 722 Total rent expense under the Group’s operating leases was approximately $2.5 million during the year ended December 31, 2018. Rent expense is included in the General and administrative expenses line item in the Consolidated Statements of Comprehensive Income/(Loss). 21. Leases — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 177 F in a n ci a l st a te m e n ts Notes to the Consolidated Financial Statements — continued 22. Capital and Financial Risk Management Capital Risk Management The Group’s capital and financial risk management policy is to maintain a strong capital base so as to support its strategic priorities, maintain investor, creditor and market confidence as well as sustain the future development of the business. The Group’s objectives when managing capital are to safeguard its ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. To maintain or adjust the capital structure, the Group may issue new shares or incur new debt. The Group has some external debt and no material externally imposed capital requirements. The Group’s share capital is clearly set out in Note 14. Management continuously monitors the level of capital deployed and available for deployment in the Internal and Parent segments as well as at Founded Entities. The Directors seek to maintain a balance between the higher returns that might be possible with higher levels of deployed capital and the advantages and security afforded by a sound capital position. The Group’s Directors have overall responsibility for establishment and oversight of the Group’s capital and risk management framework. The Group is exposed to certain risks through its normal course of operations. The Group’s main objective in using financial instruments is to promote the development and commercialization of intellectual property through the raising and investing of funds for this purpose. The Group’s policies in calculating the nature, amount and timing of investments are determined by planned future investment activity. Due to the nature of activities and with the aim to maintain the investors’ funds as secure and protected, the Group’s policy is to hold any excess funds in highly liquid and readily available financial instruments and maintain insignificant exposure to other financial risks. COVID-19 In December 2019, illnesses associated with COVID-19 were reported and the virus has since caused widespread and significant disruption to daily life and economies across geographies. The World Health Organization has classified the outbreak as a pandemic. The Group’s operations, financial condition and results have not been significantly impacted during the year ended December 31, 2020 as a result of the COVID-19 pandemic. In response to the COVID-19 pandemic, the Group has taken swift action to ensure the safety of employees and other stakeholders. The Group continues to monitor the latest developments regarding the COVID-19 pandemic on business, operations, and financial condition and results, and have made certain assumptions regarding the pandemic for purposes of the Group’s operational planning and financial projections, including assumptions regarding the duration and severity of the pandemic and the global macroeconomic impact of the pandemic. Despite careful tracking and planning, however, the Group is unable to accurately predict the extent of the impact of the pandemic on the business, operations, and financial condition and results in future periods due to the uncertainty of future developments. The Group is focused on all aspects of the business and is implementing measures aimed at mitigating issues where possible including by using digital technology to assist operations for R&D and enabling functions. Credit Risk The Group has exposure to the following risks arising from financial instruments: Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash and cash equivalents, investments held at fair value and trade and other receivables. The Group held the following balances: 2020 $000s 2019 $000sAs of December 31 Cash and cash equivalents 403,881 132,360 Short-term investments — 30,088 Trade and other receivables 2,558 1,977 Total 406,438 164,425 The Group invests its excess cash in U.S. Treasury Bills, U.S. debt obligations and money market accounts, which the Group believes are of high credit quality. Further the Group’s cash, cash equivalents and short-term investments are held at diverse, investment-grade financial institutions.

178 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts The Group assesses the credit quality of customers on an ongoing basis. The credit quality of financial assets that are neither past due nor impaired is assessed by historical and recent payment history, counterparty financial position, reference to credit ratings (if available) or to historical information about counterparty default rates. The Group does not have expected credit losses owing largely to a small number of counterparties and the high credit quality of such counterparties. The aging of trade and other receivables that were not impaired at December 31 is as follows: As of December 31 2020 $000s 2019 $000s Neither past due or impaired 2,558 1,977 Total 2,558 1,977 Liquidity Risk Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group actively manages its risk of a funds shortage by closely monitoring the maturity of its financial assets and liabilities and projected cash flows from operations, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Group’s reputation. Due to the nature of these financial liabilities, the funds are available on demand to provide optimal financial flexibility. The table below summarizes the maturity profile of the Group’s financial liabilities, including subsidiary preferred shares that have customary liquidation preferences, as of December 31, 2020 and 2019 based on contractual undiscounted payments: As of December 31 2020 Carrying Amount $000s Within Three Months $000s Three to Twelve Months $000s One to Five Years $000s Total $000s Long-term loan 14,818 296 905 18,780 19,981 Subsidiary notes payable 26,455 1,455 25,000 — 26,455 Trade and other payables 21,826 21,826 — — 21,826 Warrants2 8,206 8,206 — — 8,206 Subsidiary preferred shares (Note 15)1 118,972 118,972 — — 118,972 Total 190,278 150,756 25,905 18,780 195,441 As of December 31 2019 Carrying Amount $000s Within Three Months $000s Three to Twelve Months $000s One to Five Years $000s Total $000s Subsidiary notes payable 1,455 1,455 — — 1,455 Trade and other payables 19,842 19,842 — — 19,842 Warrants2 7,997 7,997 — — 7,997 Subsidiary preferred shares (Note 15)1 100,989 100,989 — — 100,989 Total 130,283 130,283 — — 130,283 1 Redeemable only upon a liquidation or Deemed liquidation event, as defined in the applicable shareholder documents. 2 Warrants issued by subsidiaries to third parties to purchase preferred shares. Interest Rate Sensitivity As of December 31, 2020, the Group had cash and cash equivalents of $403.9 million. The Group’s exposure to interest rate sensitivity is impacted by changes in the underlying U.K. and U.S. bank interest rates. The Group has not entered into investments for trading or speculative purposes. Due to the conservative nature of the Group’s investment portfolio, which is predicated on capital preservation and investments in short duration, high-quality U.S. Treasury Bills and U.S. debt obligations and related money market accounts, a change in interest rates would not have a material effect on the fair market value of the Group’s portfolio, and therefore the Group does not expect operating results or cash flows to be significantly affected by changes in market interest rates. Controlled Founded Entity Investments The Group maintains investments in certain Controlled Founded Entities. The Group’s investments in Controlled Founded Entities are eliminated as intercompany transactions upon financial consolidation. The Group is however exposed to a preferred share liability owing to the terms of existing preferred shares and the ownership of Controlled Founded Entities preferred shares by third parties. As discussed in Note 15, certain of the Group’s subsidiaries have issued preferred shares that include the right to receive a payment in the event of any voluntary or involuntary liquidation, dissolution or winding up of a subsidiary, which shall be paid out of the assets of the subsidiary available for distribution to shareholders and before any payment shall be made to holders of ordinary shares. The liability of preferred shares is maintained at fair value through the profit and loss. The Group’s strong cash position, budgeting and forecasting processes, as well as decision making and risk mitigation framework enable the Group to robustly monitor and support the business activities of the Controlled Founded Entities to ensure no exposure to credit losses and ultimately dissolution or liquidation. Accordingly, the Group views exposure to 3rd party preferred share liability as low. Please refer to Notes 15 and 16 for further information regarding the Group’s exposure to Controlled Founded Entity Investments. 22. Capital and Financial Risk Management — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 179 F in a n ci a l st a te m e n ts Non-Controlled Founded Entity Investments The Group maintains certain investments in Non-Controlled Founded Entities which are deemed either as investments and accounted for as investments held at fair value or associates and accounted for under the equity method (please refer to Note 1). The Group’s exposure to investments held at fair value is $530.2 million as of December 31, 2020 and the Group may or may not be able to realize the value in the future. Accordingly, the Group views the risk as high. The Group’s exposure to investments in associates is limited to the carrying amount of the investment in an Associate. The Group is not exposed to further contractual obligations or contingent liabilities beyond the value of initial investment. As of December 31, 2020, Gelesis was the only associate. The carrying amount of the investment in Gelesis as an associate was zero. Accordingly, the Group does not view this as a risk. Please refer to Notes 5, 6 and 16 for further information regarding the Group’s exposure to Non- Controlled Founded Entity Investments. Equity Price Risk As of December 31, 2020, the Group held 3,406,564 common shares of Karuna. The fair value of the Group’s investment in the common stock of Karuna was $346.1 million. The investment in Karuna is exposed to fluctuations in the market price of these common shares. The effect of a 10.0 percent adverse change in the market price of Karuna common shares as of December 31, 2020 would have been a loss of approximately $34.6 million recognized as a component of Other income (expense) in the Consolidated Statements of Comprehensive Income/(Loss). Foreign Exchange Risk The Group maintains consolidated financial statements in the Group’s functional currency, which is the U.S. dollar. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income/(loss) for the respective periods. Such foreign currency gains or losses were not material for all reported periods. See Note 9. The Group recorded foreign currency losses in respect of foreign operations of $0.5 million, $0.0 million and $0.2 million for the periods ended December 31, 2020, December 31, 2019, and December 31, 2018, respectively, which are included within Other comprehensive income/(loss) in the Consolidated Statements of Comprehensive Income/(Loss). The Group does not currently engage in currency hedging activities since its foreign currency risk is limited, but the Group may begin to do so in the future if and when its foreign currency risk exposure changes. Instruments that may be used to hedge future risks include foreign currency forward and swap contracts. These instruments may be used to selectively manage risks, but there can be no assurance that the Group will be fully protected against material foreign currency fluctuations. 22. Capital and Financial Risk Management — continued Notes to the Consolidated Financial Statements — continued 23. Commitments and Contingencies The Group is party to certain licensing agreements where the Company is licensing IP from third parties. In consideration for such licenses the Group has made upfront payments and may be required to make additional contingent payments based on developmental and sales milestones and/or royalty on future sales. As of December 31, 2020 these milestone events have not yet occurred and therefore the Company does not have a present obligation to make the related payments in respect of the licenses. Many of these milestone events are remote of occurring. As of December 31, 2020 payments in respect of developmental milestones that are dependent on events that are outside the control of the company but are reasonably possible to occur amounted to approximately $5.3 million. These milestone amounts represent an aggregate of multiple milestone payments depending on different milestone events in multiple agreements. The probability that all such milestone events will occur in the aggregate is remote. Payments made to license IP represent the acquisition cost of intangible assets. See Note 12. The Company is party to certain sponsored research arrangements as well as arrangements with contract manufacturing and contract research organizations, whereby the counterparty provides the Company with research and/or manufacturing services. As of December 31, 2020 the noncancellable commitments in respect of such contracts amounted to approximately $5.1 million.

180 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Notes to the Consolidated Financial Statements — continued 24. Related Parties Transactions Related Party Subleases During 2019, PureTech executed sublease agreements with a related party Gelesis. Please refer to Note 21 for further details regarding the sublease. Key Management Personnel Compensation Key management includes executive directors and members of the executive management team of the Group. The key management personnel compensation of the Group was as follows for the years ended December 31: 2020 $000s 2019 $000s 2018 $000sAs of December 31 Short-term employee benefits 4,833 5,543 3,998 Share-based payments 5,822 2,774 3,062 Total 10,656 8,317 7,060 Short-term employee benefits include salaries, health care and other non-cash benefits. Share-based payments are generally subject to vesting terms over future periods. Convertible Notes Issued to Directors Certain members of the Group have invested in convertible notes issued by the Group’s subsidiaries. As of December 31, 2020, 2019 and 2018, the outstanding related party notes payable totaled $89 thousand, $84 thousand and $79 thousand, respectively, including principal and interest. The notes issued to related parties bear interest rates, maturity dates, discounts and other contractual terms that are the same as those issued to outside investors during the same issuances, as described in Note 17. Directors’ and Senior Managers’ Shareholdings and Share Incentive Awards The Directors and senior managers hold beneficial interests in shares in the following businesses and sourcing companies as at December 31, 2020: Business Name (Share Class) Number of shares held as of December 31, 2020 Number of options held as of December 31, 2020 Ownership Interest¹ Directors: Ms. Daphne Zohar² Gelesis (Common) 59,443 1,339,114 5.10% Dame Marjorie Scardino — — — —% Kiran Mazumdar-Shaw — — — —% Dr. Robert Langer Entrega (Common) — 332,500 4.24% Alivio (Common) — 1,575,000 6.14% Dr. Raju Kucherlapati Enlight (Class B Common) — 30,000 3.00% Gelesis (Common) — 20,000 0.10% Dr. John LaMattina4 Akili (Series A-2 Preferred) 37,372 — 0.15% Akili (Series C Preferred) 11,755 — 0.05% Gelesis (Common)4 51,070 — 0.20% Gelesis (Common)5 — 83,050 0.30% Gelesis (Series A-1 Preferred)4 49,253 — 0.20% Vedanta Biosciences (Common) — 25,000 0.22% Mr. Christopher Viehbacher — — — —% Mr. Stephen Muniz Gelesis (Common)5 — 20,000 0.10% Senior Managers: Dr. Bharatt Chowrira Karuna (Common)5 10,000 — 0.04% Dr. Eric Elenko — — — —% Dr. Joep Muijrers — — — —% Dr. George Farmer — — — —% Dr. Joseph Bolen Vor (Common) — 125,000 0.04% 1 Ownership interests as of December 31, 2020 are calculated on a diluted basis, including issued and outstanding shares, warrants and options (and written commitments to issue options) but excluding unallocated shares authorized to be issued pursuant to equity incentive plans and any shares issuable upon conversion of outstanding convertible promissory notes. 2 Common shares and options held by Yishai Zohar, who is the husband of Ms. Zohar. Ms. Zohar does not have any direct interest in the share capital of Gelesis. Ms Zohar recuses herself from any and all material decisions with regard to Gelesis. 3 Shares held through Dr. Bennett Shapiro and Ms. Fredericka F. Shapiro, Joint Tenants with Right of Survivorship. 4 Dr. John and Ms. Mary LaMattina hold 50,540 shares of common shares and 49,524 shares of Series A-1 preferred shares in Gelesis. Individually, Dr. LaMattina holds 530 shares of Gelesis and convertible notes issued by Appeering in the aggregate principal amount of $50,000. 5 Options to purchase the listed shares were granted in connection with the service on such founded entity’s Board of Directors and any value realized therefrom shall be assigned to PureTech Health, LLC. Directors and senior managers hold 23,245,840 ordinary shares and 8.1 percent voting rights of the Company as of December 31, 2020. This amount excludes options to purchase 3,459,344 ordinary shares. This amount also excludes 6,204,268 shares, which are issuable based on the terms of performance based RSU awards granted to certain senior managers covering the financial years 2020, 2019 and 2018. Such shares will be issued to such senior managers in future periods provided that performance conditions are met and certain of the shares will be withheld for payment of customary withholding taxes.

PureTech Health plc Annual report and accounts 2020 181 F in a n ci a l st a te m e n ts Notes to the Consolidated Financial Statements — continued 25. Taxation Tax on the profit or loss for the year comprises current and deferred income tax. Tax is recognized in the Consolidated Statements of Comprehensive Income/(Loss) except to the extent that it relates to items recognized directly in equity. For the years ended December 31, 2020, 2019 and 2018, the Group filed a consolidated U.S. federal income tax return which included all subsidiaries in which the Company owned greater than 80 percent of the vote and value. For the years ended December 31, 2020, 2019 and 2018, the Group filed certain consolidated state income tax returns which included all subsidiaries in which the Company owned greater than 50 percent of the vote and value. The remaining subsidiaries file separate U.S. tax returns. Current income tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantially enacted at the reporting date, and any adjustment to tax payable in respect of previous years. Deferred tax is recognized due to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis. Deferred taxes are recognized in Consolidated Statements of Comprehensive Income/(Loss) except to the extent that they relate to items recognized directly in equity or in other comprehensive income. Amounts recognized in Consolidated Statements of Comprehensive Income/(Loss): 2020 $000s 2019 $000s 2018 $000sAs of December 31 Income/(loss) for the year 4,568 366,065 (70,659) Income tax expense/(benefit) 14,401 112,409 2,221 Income/(loss) before taxes 18,969 478,474 (68,438) Recognized income tax expense/(benefit): 2020 $000s 2019 $000s 2018 $000sAs of December 31 Federal 21,796 — 2 Foreign — — — State — — 496 Total current income tax expense/(benefit) 21,796 — 498 Federal (7,349) 83,776 2,034 Foreign — — (311) State (46) 28,633 — Total deferred income tax expense/(benefit) (7,395) 112,409 1,723 Total income tax expense/(benefit), recognized 14,401 112,409 2,221 The tax expense was $14.4 million, $112.4 million and $2.2 million in 2020, 2019 and 2018 respectively. The decrease in tax expense is primarily the result of the decrease in profit before tax.

182 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Reconciliation of Effective Tax Rate The Group is primarily subject to taxation in the U.S. A reconciliation of the U.S. federal statutory tax rate to the effective tax rate is as follows: 2020 2019 2018 As of December 31 $000s % $000s % $000s % Weighted-average statutory rate 3,984 21.00 97,183 21.00 (14,372) 21.00 Effects of state tax rate in U.S. 1,844 9.72 22,111 4.78 (3,267) 4.77 R&D and orphan drug tax credits (5,642) (29.74) (6,321) (1.37) (3,268) 4.78 Share-based payment measurement 327 1.73 433 0.09 3,429 (5.01) Mark-to-market adjustments 919 4.84 3,725 0.80 (3,745) 5.47 Transaction Costs 361 1.91 — 0.00 — 0.00 Interest Expense (2,258) (11.91) 1,030 0.22 — 0.00 Executive Compensation 827 4.36 — 0.00 — 0.00 Accretion on preferred shares — 0.00 — 0.00 22 (0.03) Deconsolidation adjustments — 0.00 (13,658) (2.95) 9,688 (14.16) Mark-to-market investment in subsidiary — 0.00 — 0.00 (55) 0.08 Income of partnerships not subject to tax — 0.00 — 0.00 (78) 0.11 Recognition of deferred tax assets not previously recognized — 0.00 (6,251) (1.35) — 0.00 Current year losses for which no deferred tax asset is recognized 13,948 73.53 14,514 3.14 13,012 (19.01) Other 91 0.48 (356) (0.06) 854 (1.25) 14,401 75.92 112,409 24.29 2,221 (3.25) The Company is also subject to taxation in the UK but to date no taxable income has been generated in the UK. Changes in corporate tax rates can change both the current tax expense (benefit) as well as the deferred tax expense (benefit). Deferred Tax Assets and Liabilities Deferred tax assets have been recognized in the U.S. jurisdiction in respect of the following items: 2020 $000s 2019 $000sAs of December 31 Operating tax losses 39,901 68,690 Capital loss carryovers — 2,292 Research credits 10,805 9,931 Share-based payments 5,429 9,711 Deferred revenue 358 1,125 Lease Liability 9,657 10,339 Other temporary differences 2,078 2,117 Deferred tax assets 68,228 104,205 Investment in subsidiaries (120,676) (173,069) ROU asset (5,491) (6,115) Fixed assets (3,588) (3,225) Other temporary differences (27) — Deferred tax liabilities (129,782) (182,409) Deferred tax assets (liabilities), net (61,554) (78,204) Deferred tax liabilities, net, recognized 108,626 115,445 Deferred tax assets, net, recognized — (142) Deferred tax assets (liabilities), net, not recognized 47,072 37,099 25. Taxation — continued Notes to the Consolidated Financial Statements — continued

PureTech Health plc Annual report and accounts 2020 183 F in a n ci a l st a te m e n ts We have recognized deferred tax assets related to entities in the U.S. Federal and Massachusetts consolidated return groups due to future reversals of existing taxable temporary differences that will be sufficient to recover the net deferred tax assets. Our remaining deferred tax assets have not been recognized because it is not probable that future taxable profits will be available to support their realizability. There was movement in deferred tax recognized, which impacted income tax expense by approximately $7.4 million benefit, primarily related to changes in the value of investments. The Company sold a portion of its stock in Karuna during 2020 and was able to partially offset its gains by using various attributes (i.e. net operating losses, research and development credits, etc.) resulting in current tax expense of $21.8 million. The Company had U.S. federal net operating losses carry forwards (“NOLs”) of approximately $169.7 million, $243.0 million and $238.1 million as of December 31, 2020, 2019 and 2018, respectively, which are available to offset future taxable income. These NOLs expire through 2037 with the exception of $101.9 million which is not subject to expiration. The Company had U.S. Federal research and development tax credits of approximately $3.9 million, $7.4 million and $6.7 million as of December 31, 2020, 2019 and 2018, respectively, which are available to offset future taxes that expire at various dates through 2040. The Company also had Federal Orphan Drug credits of approximately $5.2 million and $3.7 million as of December 31, 2020 and 2019, which are available to offset future taxes that expire at various dates through 2040. A portion of these Federal NOLs and credits can only be used to offset the profits from the Company’s subsidiaries who file separate Federal tax returns. These NOLs and credits are subject to review and possible adjustment by the Internal Revenue Service. The Company had Massachusetts net operating losses carry forwards (“NOLs”) of approximately $67.4 million, $273.0 million and $179.5 million for the years ended December 31, 2020, 2019 and 2018, respectively, which are available to offset future taxable income. These NOLs expire at various dates beginning in 2030. The Company had Massachusetts research and development tax credits of approximately $2.1 million, $1.6 million and $1.3 million for the years ended December 31, 2020, 2019 and 2018, respectively, which are available to offset future taxes and expire at various dates through 2035. These NOLs and credits are subject to review and possible adjustment by the Massachusetts Department of Revenue. Utilization of the NOLs and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company notes that a 382 analysis was performed through December 31, 2020. The results of this analysis concluded that certain net operating losses were subject to limitation under Section 382 of the Internal Revenue Code. None of the Company’s tax attributes which are subject to a restrictive Section 382 limitation have been recognized in the financial statements. Uncertain Tax Positions The Company has no uncertain tax positions as of December 31, 2020. U.S. corporations are routinely subject to audit by federal and state tax authorities in the normal course of business. 25. Taxation — continued Notes to the Consolidated Financial Statements — continued

184 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 26.  Sale of assets In February 2018, The Sync Project, Inc. (“Sync”) entered into an asset purchase agreement with Bose Corporation for the sale of certain assets and liabilities. The total aggregate purchase price was $4.5 million, consisting of approximately $4.0 million paid at closing and $0.5 million in cash deposited into escrow to be held for 12 months in order to secure the indemnification obligations of Sync after the closing date. PureTech Health derecognized certain assets and liabilities based on their historical costs. The excess of the consideration transferred over the historical costs of the assets and liabilities resulted in a gain of approximately $4.0 million, which was recorded to the line item “Gain/(loss) on disposal of assets” on the accompanying Consolidated Statements Comprehensive Income/(Loss) for the year ended December 31, 2018. Additionally, as part of the derecognition, the Company and certain preferred shareholders received a cash distribution of approximately $3.3 million during the year ended December 31, 2018. During the year ended December 31, 2019, certain preferred shareholders received further cash distributions of $0.1 million. As of December 31, 2020, no remaining third party obligations remained.  Notes to the Consolidated Financial Statements — continued 27. Tal Merger Agreement During the year ended December 31, 2018, Tal Medical, Inc. (“Tal”) a subsidiary of the Group entered into an option agreement with a third party, through which the third party was given the option to acquire substantially all of Tal’s assets. The option was contingent on the third party raising gross proceeds of $15.0 million prior to January 1, 2019 (the option expiration date). Upon the expiration of the option all external investors, not including PureTech, would be entitled to a distribution equal to the cash on hand on the date of expiration, and Tal’s operations would wind down. As of December 31, 2018, the minimum gross proceeds were not raised, resulting in the option expiring. As a result, the preferred shares were adjusted to the cash distribution the external investors were entitled to, which totaled $0.1 million, resulting in gain of $11.0 million being recognized in Finance income/(costs) – fair value accounting line of the Consolidated Statements of Comprehensive Income/ (Loss) for the year ended December 31, 2018. In 2019 a merger was executed between PureTech and Tal wherein PureTech became the sole shareholder of Tal following the liquidation of all assets. In 2019, certain preferred shareholders received distributions of $0.1 million in connection with the merger. As of December 31, 2019 and 2020 Tal was an inactive entity in the Group’s Parent segment. 28. Subsequent Events The Company has evaluated subsequent events after December 31, 2020, the date of issuance of the Consolidated Financial Statements, and has not identified any recordable or disclosable events not otherwise reported in these consolidated financial statements or notes thereto, except for the following: On January 8, 2021, PureTech participated in the second closing of Vor’s Series B Preferred Share financing. For consideration of $0.5 million, PureTech received 961,538 shares. On February 9, 2021, Vor closed its initial public offering of 9,828,017 shares at a price to the public of $18.00 per share. Subsequent to the closing, PureTech held 3,207,200 shares of Vor common stock, representing 8.6 percent of Vor common stock. On February 9, 2021, PureTech Health sold 1,000,000 common shares of Karuna for aggregate proceeds of $118.0 million. Following the sale PureTech holds 2,406,564 shares of Karuna common stock, representing 8.2 percent of Karuna common stock.

PureTech Health plc Annual report and accounts 2020 185 F in a n ci a l st a te m e n ts 2020 $000s 2019 $000sNote Assets Non-current assets Investment in subsidiary 2 161,082 141,348 Intercompany long-term receivable 3 297,556 — Total non-current assets 458,638 141,348 Current assets Intercompany receivables 3 — 296,531 Total current assets — 296,531 Total assets 458,638 437,879 Equity and liabilities Equity Share capital 4 5,417 5,408 Share premium 4 288,978 287,962 Merger reserve 4 138,506 138,506 Other reserve 4 20,725 991 Accumulated deficit (Income/(loss) for the year $(2,739)) 4 (10,621) (7,882) Total equity 443,005 424,985 Current liabilities Trade and other payables 621 1,235 Intercompany payables 5 15,012 11,658 Total current liabilities 15,633 12,893 Total equity and liabilities 458,638 437,878 Please refer to the accompanying Notes to the PureTech Health plc financial information. Registered number: 09582467. The PureTech Health plc financial statements were approved by the Board of Directors and authorized for issuance on April 14, 2021 and signed on its behalf by: Daphne Zohar Chief Executive Officer April 14, 2021 The accompanying Notes are an integral part of these financial statements. PureTech Health plc Statement of Financial Position For the years ended December 31

186 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts Shares Amount $000s Share Premium $000s Merger Reserve $000s Other Reserve $000s Accumulated deficit $000s Total equity $000s Balance January 1, 2019 282,493,867 5,375 278,349 138,506 991 (5,192) 418,029 Total comprehensive loss for the period Issue of shares to Ariya founders 2,126,338 28 9,078 — — — 9,106 Issuance of restricted stock units 513,324 — — — — — — Exercise of share-based awards 237,090 5 535 — — — 540 Net loss — — — — — (2,689) (2,689) Balance December 31, 2019 285,370,619 5,408 287,962 138,506 991 (7,881) 424,986 Total comprehensive loss for the period Exercise of share-based awards 514,406 9 1,016 — — — 1,025 Equity settled share-based payments — — — — 33,902 — 33,902 Settlement of restricted stock units (RSU) — — — — (12,888) — (12,888) Vesting of restricted stock units — — — — (1,280) — (1,280) Net loss — — — — — (2,739) (2,739) Balance December 31, 2020 285,885,025 5,417 288,978 138,506 20,725 (10,620) 444,285 The accompanying Notes are an integral part of these financial statements. PureTech Health plc Statements of Changes in Equity For the years ended December 31

PureTech Health plc Annual report and accounts 2020 187 F in a n ci a l st a te m e n ts 2020 $000s 2019 $000s Cash flows from operating activities Net loss (2,739) (2,689) Adjustments to reconcile net operating loss to net cash used in operating activities: Non-cash items: Intercompany receivable — (539) Intercompany payable 3,354 1,453 Accounts payable and accrued expenses (614) 1,235 Net cash (used in) operating activities — (540) Cash flows from investing activities: Net cash provided by (used in) investing activities — — Cash flows from financing activities: Exercise of share based awards — 540 Net cash provided by (used in) financing activities — 540 Effect of exchange rates on cash and cash equivalents — — Net decrease in cash and cash equivalents — — Cash and cash equivalents at beginning of year — — Cash and cash equivalents at end of year — — Supplemental disclosure of non-cash investment and financing activities: Increase in investment against share-based awards 19,734 — Issuance of shares against intercompany receivable — 9,106 Exercise of share-based awards against intercompany receivable 1,025 — The accompanying Notes are an integral part of these financial statements. PureTech Health plc Statements of Cash Flows For the years ended December 31

188 PureTech Health plc Annual report and accounts 2020 F in a n ci a l st a te m e n ts 1. Accounting policies Basis of Preparation and Measurement The financial statements of PureTech Health plc (the “Parent”) are presented as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 and have been prepared under the historical cost convention in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards (IFRSs) adopted pursuant to Regulation (EC) No 1606/2002 as it applies in the EU. The financial statements of PureTech Health plc also comply fully with IFRSs as issued by the International Accounting Standards Board (IASB). A summary of the significant accounting policies that have been applied consistently throughout the year are set out below. Functional and Presentation Currency The functional currency of the Parent is United States (“U.S.”) Dollars and the financial statements are presented in U.S. Dollars. Investments Investments are stated at historic cost less any provision for impairment in value and are held for long-term investment purposes. Provisions are based upon an assessment of events or changes in circumstances that indicate that an impairment has occurred such as the performance and/or prospects (including the financial prospects) of the investee company being significantly below the expectations on which the investment was based, a significant adverse change in the markets in which the investee company operates or a deterioration in general market conditions. Impairment If there is an indication that an asset might be impaired, the Parent would perform an impairment review. An asset is impaired if the recoverable amount, being the higher of net realizable value and value in use, is less than its carrying amount. Value in use is measured based on future discounted cash flows attributable to the asset. In such cases, the carrying value of the asset is reduced to recoverable amount with a corresponding charge recognized in the profit and loss account. Financial Instruments Currently the Parent does not enter into derivative financial instruments. Financial assets and financial liabilities are recognized and cease to be recognized on the basis of when the related titles pass to or from the Parent Company. Equity Settled Share Based Payments Share based payment awards granted in subsidiaries to employees and consultants to be settled in Parent’s equity instruments are accounted for as equity-settled share-based payment transactions in accordance with IFRS 2. The grant date fair value of employee share-based payment awards granted in subsidiaries is recognized as an increase to the investment with a corresponding increase in equity over the requisite service period related to the awards. The fair value is measured using an option pricing model, which takes into account the terms and conditions of the options granted. 2. Investment in subsidiary $000s Balance at May 8, 2015 — Investment in PureTech LLC as a result of the reverse acquisition 141,348 Increase due to equity settled share based payments granted to employees and service providers in subsidiaries 19,734 Balance at December 31, 2020 and 2019 161,082 PureTech consists of the Parent and its subsidiaries (together, the “Group”). Investment in subsidiary represents the Parent’s investment in PureTech LLC as a result of the reverse acquisition of the Group’s financial statements immediately prior to the Parent’s initial public offering (“IPO”) on the London Stock Exchange in June 2015. PureTech LLC operates in the U.S. as a US-focused scientifically driven research and development company that conceptualizes, sources, validates and commercializes unexpected and potentially disruptive approaches to advance the needs of human health. For a summary of the Parent’s indirect subsidiaries please refer to Note 1 of the Consolidated Financial Statements of PureTech Health plc. In 2020, the Parent recognized a $19.7 million increase in its investment in its operating subsidiary PureTech LLC due to equity settled share based payments granted to employees and service providers in subsidiaries. $24.8 million relates to amounts which should have been recognized at December 31, 2019. The prior year balance sheet has not been adjusted since the directors do not believe this item is qualitatively material to users of the financial statements, it has no impact on distributable reserves of the Parent and no impact on the Group consolidated financial statements. The disclosure relating to such share based payment awards is detailed in Note 8 of the of the accompanying Consolidated Financial Statements. 3. Intercompany receivables The Parent has an accounts receivable balance from its operating subsidiary PureTech LLC of $297.6 million due to cash received from the IPO and other share issuances. As of December 31, 2020 the intercompany receivable balance was classified as a long-term receivable since the Parent does not expect to realize the receivable within the next 12 months. Notes to the Financial Statements

PureTech Health plc Annual report and accounts 2020 189 F in a n ci a l st a te m e n ts 4. Share capital and reserves PureTech plc was incorporated with the Companies House under the Companies Act 2006 as a public company on May 8, 2015. On March 12, 2018, the Company raised approximately $100.0 million, before issuance costs and other expenses, by way of a Placing of 45,000,000 placing shares. On June 24, 2015, the Company authorized 227,248,008 of ordinary share capital at one pence apiece. These ordinary shares were admitted to the premium listing segment of the United Kingdom’s Listing Authority and traded on the Main Market of the London Stock Exchange for listed securities. In conjunction with the authorization of the ordinary shares, the Parent completed an IPO on the London Stock Exchange, in which it issued 67,599,621 ordinary shares at a public offering price of 160 pence per ordinary share, in consideration for $159.3 million, net of issuance costs of $11.8 million. Additionally, the IPO included an over-allotment option equivalent to 15 percent of the total number of new ordinary shares. The stabilization manager provided notice to exercise in full its over-allotment option on July 2, 2015. As a result, the Parent issued 10,139,943 ordinary shares at the offer price of 160 pence per ordinary share, which resulted in net proceeds of $24.2 million, net of issuance costs of $0.8 million. In 2020, Other reserves increased by $19.7 million due to equity settled share based payments granted to employees and service providers in subsidiaries. See Note 2 above. 5. Intercompany payables The Parent has a balance due to its operating subsidiary PureTech LLC of $15.0 million, which is related to IPO costs and operating expenses. These intercompany payables do not bear any interest and are repayable upon demand. 6. Profit and loss account As permitted by Section 408 of the Companies Act 2006, the Parent’s profit and loss account has not been included in these financial statements. The Parent’s loss for the year was $2.7 million. 7. Directors’ remuneration, employee information and share-based payments The remuneration of the executive directors of the Parent Company is disclosed in Note 24, Related Parties Transactions, of the accompanying Consolidated Financial Statements. Full details for directors’ remuneration can be found in the Directors’ Remuneration Report. Full detail of the share-based payment charge and the related disclosures can be found in Note 8, Share-based Payments, of the accompanying Consolidated Financial Statements. The Parent had no employees during 2020 or 2019. Notes to the Financial Statements — continued

190 PureTech Health plc Annual report and accounts 2020 A d d it io n a sl i n fo rm a ti o n We were incorporated and registered under the laws of England and Wales with the Registrar of Companies of England and Wales, United Kingdom in May 2015 as “PureTech Health plc.” Our predecessor entity, PureTech Health LLC, or our Predecessor Entity, commenced formal operations and began engaging in initial sourcing activities in 2004, raising its first financing round greater than $5 million in the same year. The Predecessor Entity was acquired by PureTech Health plc on June 18, 2015 in a reorganization completed in connection with our initial public offering on the London Stock Exchange. The Predecessor Entity is now a wholly-owned subsidiary of PureTech Health plc. Our registered office is situated at 8th Floor, 20 Farringdon Street, London EC4A 4AB, United Kingdom, and our telephone number is +(1) 617 482 2333. Our U.S. operations are conducted by our wholly-owned subsidiary PureTech Health LLC, a Delaware limited liability company. Our ordinary shares have traded on the main market of the London Stock Exchange since June 2015 and our ADSs have traded on the Nasdaq Global Market since November 2020. Our agent for service of process in the United States is PureTech Health LLC located at 6 Tide Street, Suite 400, Boston, Massachusetts 02210 where our corporate headquarters and laboratories are located. Our website address is http://puretechhealth.com. The reference to our website is an inactive textual reference only and information contained in, or that can be accessed through, our website or any other website cited in this registration statement is not part of hereof. History and Development of the Company

PureTech Health plc Annual report and accounts 2020 191 A d d it io n a l in fo rm a ti o n Our business faces significant risks. You should carefully consider all of the information set forth in this Annual Report and Accounts, including the following risk factors which we face and which are faced by our industry. These risks are not listed in any particular order of priority and are intended to supplement the risks identified elsewhere. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs. This Annual Report and Accounts and our associated Annual Report on Form 20-F also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors including the risks described below and elsewhere. All statements contained in this Annual Report and Accounts and our associated Annual Report on Form 20-F, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward- looking statements contain these identifying words. The forward-looking statements in this Annual Report and Accounts and associated Annual Report on Form 20-F include, among other things, statements about: • our ability to realize value from our Founded Entities, which may be impacted if we reduce our ownership to a minority interest or otherwise cede control to other investors through contractual agreements or otherwise; • the success, cost and timing of our clinical development of our Wholly Owned Programs, including the progress of, and results from, our preclinical and clinical trials of LYT-100, LYT-200, LYT-210, LYT-300, our discovery programs (Glyph, Orasome and our meningeal lymphatics discovery research program) and other potential therapeutic candidates within our Wholly Owned Pipeline; • our ability to obtain and maintain regulatory approval of the therapeutic candidates within our Wholly Owned Pipeline, and any related restrictions, limitations or warnings in the label of any of the therapeutic candidates within our Wholly Owned Pipeline, if approved; • our ability to compete with companies currently marketing or engaged in the development of treatments for indications within our Wholly Owned Pipeline or those of our Founded Entities are designed to target; • our plans to pursue research and development of other future therapeutic candidates; • the potential advantages of the therapeutic candidates within our Wholly Owned Pipeline and the therapeutic candidates being developed by our Founded Entities; • the rate and degree of market acceptance and clinical utility of our therapeutic candidates; • the success of our collaborations and partnerships with third parties; • our estimates regarding the potential market opportunity for the therapeutic candidates within our Wholly Owned Pipeline and the therapeutic candidates being developed by our Founded Entities; • our sales, marketing and distribution capabilities and strategy; • our ability to establish and maintain arrangements for manufacture of the therapeutic candidates within our Wholly Owned Pipeline and therapeutic candidates being developed by our Founded Entities; • our intellectual property position; • our expectations related to the use of capital; • the effect of the COVID-19 pandemic, including mitigation efforts and economic effects, on any of the foregoing or other aspects of our business operations; • our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; • the impact of government laws and regulations; and • our competitive position. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You should refer to the below for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward- looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this Annual Report and Accounts, our associated Annual Report on Form 20-F and the documents that we have filed as exhibits to the Annual Report on 20-F completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. This Annual Report and Accounts and our associated Annual Report on Form 20-F include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information Risks Related to our Financial Position and Need for Additional Capital We are a clinical-stage biopharmaceutical company and have incurred significant operating losses since our inception. We may continue to incur significant operating losses for the foreseeable future. Investment in biotechnology therapeutic development, as well as medical device development, is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential therapeutic candidate will be unable to demonstrate effectiveness or an acceptable safety profile, gain regulatory approval and become commercially viable. To date, only two of our Founded Entities’ therapeutics, Gelesis, Inc.’s Plenity and Akili Interactive Labs, Inc.’s EndeavorRx, have received marketing clearance from the U.S. Food and Drug Administration, or the FDA. All of the therapeutic candidates in our Wholly Owned Pipeline and the majority of our Founded Entities’ therapeutic candidates may require substantial additional development time, including extensive clinical research, and resources before we would be able to apply for or receive regulatory clearances or approvals and begin generating revenue from therapeutic sales. Since our inception, we have invested most of our resources in developing our technology and therapeutic candidates, building our intellectual property portfolio, developing our supply chain, conducting business planning, raising capital and providing general and administrative support for these operations, including with respect to our Founded Entities. We are not operationally profitable and have incurred operating losses in each year since our inception. Our operating losses for the years ended December 31, 2018, 2019 and 2020 were $104.0 million, $135.4 million, and $119.6 million, respectively. We have no therapeutics developed in our Wholly Owned Pipeline approved for commercial sale and have not generated any revenues from therapeutic sales, and we and our Founded Entities have financed operations solely through the sale of equity securities, revenue from strategic alliances and government funding and, with respect to certain of our Founded Entities, debt financings. We continue to incur significant research and development, or R&D, and other expenses related to ongoing operations and expect to incur losses for the foreseeable future. We anticipate continued losses for the foreseeable future. Due to risks and uncertainties associated with the development of drugs, biologics and medical devices, we are unable to predict the timing or amount of our expenses, or when we will be able to generate any meaningful revenue or achieve or maintain profitability, if ever. In addition, our expenses could increase beyond our current expectations if we are required by the FDA, the European Medicines Agency, or the EMA, or other comparable foreign regulatory authorities to perform preclinical studies or clinical trials in addition to those that we currently anticipate, or if there are any delays in any of our or our future collaborators’ clinical trials or the development of our existing therapeutic candidates and any other therapeutic candidates that we may identify. Even if our existing therapeutic candidates or any future therapeutic candidates that we may identify are approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved therapeutic and ongoing compliance efforts. As of December 31, 2020, we had never generated revenue from the therapeutic candidates within our Wholly Owned Pipeline, and we may never be operationally profitable. While Gelesis, Inc., or Gelesis, and Akili Interactive Labs, Inc., or Akili, have received marketing clearance for Plenity and EndeavorRx, respectively, from the FDA, we may never be able to develop or commercialize marketable therapeutics or achieve operational profitability. Revenue from the sale of any therapeutic candidate for which regulatory clearance or approval is obtained will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory clearance or approval, the accepted price for the therapeutic, the ability to obtain Risk Factor Annex

192 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n reimbursement at any price and whether we own the commercial rights for that territory. Our growth strategy depends on our ability to generate revenue. In addition, if the number of addressable patients is not as anticipated, the indication or intended use cleared or approved by regulatory authorities is narrower than expected, or the reasonably accepted population for treatment is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such therapeutics, even if cleared or approved. Even if we are able to generate revenue from the sale of any approved therapeutics, we may not become operationally profitable and may need to obtain additional funding to continue operations. Even if we achieve operational profitability in the future, we may not be able to sustain profitability in subsequent periods. If we are unable to achieve sustained profitability would depress the value of our company and could impair our ability to raise capital, expand our business, diversify our R&D pipeline, market the therapeutic candidates within our Wholly Owned Pipeline, if cleared or approved, and pursue or continue our operations. Our prior losses, combined with expected future losses, have had and may continue to have an adverse effect on our shareholders’ equity and working capital. We may require substantial additional funding to achieve our business goals. If we are unable to obtain this funding when needed and on acceptable terms, we could be forced to delay, limit or terminate certain of our therapeutic development efforts. Certain of our Founded Entities will similarly require substantial additional funding to achieve their business goals. We are currently advancing a Wholly Owned Pipeline with four therapeutic candidates, two of which are in preclinical development, two of which are in Phase 1 and Phase 2 clinical trials. Our Non-Controlled Founded Entities are advancing 10 therapeutic candidates, including two that are in Phase 3/Pivotal studies, as well as two FDA-cleared therapeutics. Our Controlled Founded Entities are advancing 10 therapeutic candidates, including one that is expected to enter a Phase 3 study, and three that are in Phase 2 development. Developing biopharmaceutical therapeutics is expensive and time-consuming, and with respect to the therapeutic candidates within our Wholly Owned Pipeline, we expect to require substantial additional capital to conduct research, preclinical studies and clinical trials for our current and future programs, establish pilot scale and commercial scale manufacturing processes and facilities, seek regulatory clearances and approvals for the therapeutic candidates within our Wholly Owned Pipeline and launch and commercialize any therapeutics for which we receive regulatory clearance or approval, including building our own commercial sales, marketing and distribution organization. With respect to our Founded Entities’ programs, we anticipate that we will continue to fund a small portion of development costs by strategically participating in such companies’ financings when doing so would be in the interests of our shareholders. The form of any such participation may include investment in public or private financings, collaboration and partnership arrangements and licensing arrangements, among others. Our management and strategic decision makers have not made decisions regarding the future allocation of certain of our resources among our Founded Entities, but evaluate the needs and opportunities with respect to each of these Founded Entities routinely and on a case-by-case basis. In connection with any collaboration agreements relating to our Wholly Owned Programs, we are also responsible for the payments to third parties of expenses that may include milestone payments, license maintenance fees and royalties, including in the case of certain of our agreements with academic institutions or other companies from whom intellectual property rights underlying their respective programs have been in-licensed or acquired. Because the outcome of any preclinical or clinical development and regulatory approval process is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development, regulatory approval process and potential commercialization of our Wholly Owned Programs and any future therapeutic candidates we may identify. As of March 31, 2021, we had cash and cash equivalents of $443.4 million at the PureTech Health plc level. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, sales of assets or programs, other sources, such as strategic collaborations or license and development agreements, or a combination of these approaches. Even if we believe we have sufficient funds for our current or future operating plans, we may opportunistically seek additional capital if market conditions are favorable or if we have specific strategic considerations. Our spending will vary based on new and ongoing therapeutic development and corporate activities. Any such additional fundraising efforts for us may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize therapeutic candidates that we may identify and pursue. Moreover, such financing may result in dilution to shareholders, imposition of debt covenants and repayment obligations, or other restrictions that may affect our business. Our future funding requirements, both short-term and long-term, will depend on many factors, including, but not limited to: • the time and cost necessary to complete ongoing, planned and future unplanned clinical trials, including our ongoing clinical trials for LYT-100 and LYT-200, and potential future clinical trials for LYT-210 and LYT-300; • the outcome, timing and cost of meeting regulatory requirements established by the FDA, the EMA and other comparable foreign regulatory authorities; • the progress, timing, scope and costs of our preclinical studies, clinical trials and other related activities for our ongoing and planned clinical trials, and potential future clinical trials; • the costs of obtaining clinical and commercial supplies of raw materials and drug products for the therapeutic candidates within our Wholly Owned Pipeline, as applicable, and any other therapeutic candidates we may identify and develop; • our ability to successfully identify and negotiate acceptable terms for third-party supply and contract manufacturing agreements with contract manufacturing organizations, or CMOs; • the costs of commercialization activities for any of the therapeutic candidates within our Wholly Owned Pipeline that receive marketing approval, including the costs and timing of establishing therapeutic sales, marketing, distribution and manufacturing capabilities, or entering into strategic collaborations with third parties to leverage or access these capabilities; • the amount and timing of sales and other revenues from the therapeutic candidates within our Wholly Owned Pipeline, if approved, including the sales price and the availability of coverage and adequate third- party reimbursement; • the cash requirements of our Founded Entities and our ability and willingness to provide them with financing; • the cash requirements of any future acquisitions or discovery of therapeutic candidates; • the time and cost necessary to respond to technological and market developments, including other therapeutics that may compete with one or more of our Wholly Owned Programs; • the costs of acquiring, licensing or investing in intellectual property rights, therapeutics, therapeutic candidates and businesses; • our ability to attract, hire and retain qualified personnel as we expand R&D and establish a commercial infrastructure; • the costs of maintaining, expanding and protecting our intellectual property portfolio; and • the costs of operating as a public company in the United Kingdom and the United States and maintaining listings on both the London Stock Exchange, or the LSE, and The Nasdaq Global Market, or Nasdaq. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit or terminate one or more research or development programs or the potential commercialization of any approved therapeutics or be unable to expand operations or otherwise capitalize on business opportunities, as desired, which could materially affect our business, prospects, financial condition and results of operations. Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to current therapeutic candidates or to any future therapeutic candidates on unfavorable terms. We expect our expenses to increase in connection with our planned operations. Unless and until we can generate a substantial amount of revenue from the therapeutic candidates within our Wholly Owned Pipeline or royalties and other monetization events related to our Founded Entities, we expect to finance our future cash needs through a combination of public and private equity offerings, debt financings, strategic partnerships, sales of assets and alliances and licensing arrangements. We, and indirectly, our shareholders, may bear the cost of issuing and servicing any such securities and of entering into and maintaining any such strategic partnerships or other arrangements. Because any decision by us to issue debt or equity securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future financing transactions. To the extent that we or our Founded Entities raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms

PureTech Health plc Annual report and accounts 2020 193 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n may include liquidation or other preferences that adversely affect your rights as a shareholder. The incurrence of additional indebtedness would result in increased fixed payment obligations and could involve additional restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Additionally, any future collaborations we enter into with third parties may provide capital in the near term, but limit our potential cash flow and revenue in the future. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or therapeutic candidates, or grant licenses or other rights on unfavorable terms. In addition, if any of our Founded Entities raises funds through the issuance of equity securities, our shareholders’ indirect equity interest in such Founded Entity could be substantially diminished. If any of our Founded Entities raises additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or these therapeutic candidates or grant licenses on terms that are not favorable to us. If we engage in acquisitions or strategic partnerships, this may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities and subject us to other risks. We may engage in various acquisitions and strategic partnerships in the future, including licensing or acquiring complementary therapeutics, intellectual property rights, technologies or businesses. Any acquisition or strategic partnership may entail numerous risks, including: • increased operating expenses and cash requirements; • the assumption of indebtedness or contingent liabilities; • the issuance of our equity securities which would result in dilution to our shareholders; • assimilation of operations, intellectual property, therapeutics and therapeutic candidates of an acquired company, including difficulties associated with integrating new personnel; • the diversion of our management’s attention from our existing therapeutic programs and initiatives in pursuing such an acquisition or strategic partnership; • retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships; • risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing therapeutics or therapeutic candidates and regulatory approvals; and • our inability to generate revenue from acquired intellectual property, technology and/or therapeutics sufficient to meet our objectives or even to offset the associated transaction and maintenance costs. In addition, if we undertake such a transaction, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Risks Related to Our Founded Entities Our ability to realize value from our Founded Entities may be impacted if we reduce our ownership or otherwise cede control to other investors through contractual agreements or otherwise. We do not have a majority interest in our Non-Controlled Founded Entities. Our interests may be further reduced as such companies raise capital from third-party investors. In addition, we may agree to contractual arrangements for the funding of further developments by one or more of our Founded Entities. As a result, with respect to our Non-Controlled Founded Entities, we may not be able to exercise control over the affairs of such Founded Entity, including that Founded Entity’s governance arrangements and access to management and financial information. We are also party to agreements with certain of our Founded Entities that contain provisions which could force us to exit from that Founded Entity at a time and/or price determined by other investor(s) (for example, by the exercise of drag-along rights). If we were forced to exit out of a Founded Entity, this could have a material adverse effect on our business, financial condition or results of operations and prospects. In addition, if the affairs of one or more Founded Entities in which we hold a minority stake were to be conducted in a manner detrimental to our interests or intentions, our business, reputation and prospects may be adversely affected. As certain of our Founded Entities have completed equity financings, they have entered into certain agreements with the investors participating in such financings, including us. We are party to voting agreements with Entrega, Inc., or Entrega, and Sonde Health, Inc., or Sonde, investors’ rights agreements with Akili, Karuna Therapeutics, Inc., or Karuna, Follica, Incorporated, or Follica, Vedanta Biosciences, Inc., or Vedanta, Entrega, Sonde and Vor Biopharma Inc., or Vor, and a stockholders’ agreement with Gelesis, pursuant to which we are subject to certain restrictions on the transfer or sale of shares (e.g., pre-emptive rights or drag-along, tag-along rights or lock up agreements), and we may not be able freely to transfer our interest in such Founded Entities or procure the sale of the entire issued share capital of one of such Founded Entities, similar to other investors who are party to these agreements. In addition, many of our Founded Entities have employee share plans which further dilute our interest in such business. If the affairs of one or more of our Founded Entities were to be conducted in a manner detrimental to our interests or intentions or if we were unable to realize our interest in a Founded Entity or suffer dilution of our shareholding, this could have a material adverse effect on our business, financial condition or results of operation and prospects. Our overall value may be dominated by a single or limited number of our Founded Entities. A large proportion of our overall value may at any time reside in a small proportion of our Founded Entities. Accordingly, there is a risk that if one or more of the intellectual property or commercial rights relevant to a valuable business were impaired, this would have a material adverse impact on our overall value. Furthermore, a large proportion of our overall revenue may at any time be the subject of one, or a small number of, licensed technologies. Should the relevant licenses be terminated or expire this would be likely to have a material adverse effect on the revenue received by us. Any material adverse impact on the value of the business of a Founded Entity could, in the situations described above, or otherwise, have a material adverse effect on our business, financial condition, trading performance and/or prospects. We have limited information about and limited control or influence over our Non-Controlled Founded Entities. While we maintain ownership of equity interests in our Non-Controlled Founded Entities, we do not maintain voting control or direct management and development efforts for these entities. Each of these entities are independently managed, and we do not control the clinical and regulatory development of these Non-Controlled Founded Entities’ therapeutic candidates. Any failure by our Non-Controlled Founded Entities to adhere to regulatory requirements, initiate preclinical studies and clinical trials on schedule or to obtain clearances or approvals for their therapeutic candidates could have an adverse effect on our business, financial condition, results of operation and prospects. The information included in this report about our Non-Controlled Founded Entities is based on (i) our knowledge, which may in some cases be limited, (ii) information that is publicly available, including the public filings of SEC reporting companies, such as Karuna and Vor, and (iii) information provided to us by our Non-Controlled Founded Entities. Where a date is provided, the information included in this report about our Non-Controlled Founded Entities is as of that date and you should not assume that it is accurate as of any other date. As such, there may be developments at our Non-Controlled Founded Entities of which we are unaware that could have an adverse effect on our business, financial condition, results of operation and prospects. Our Founded Entities are difficult to value given that many of their therapeutic candidates are in the development stage. Investments in early-stage companies, particularly privately held entities, are inherently difficult to value since sales, cash flow and tangible asset values are very limited, which makes the valuation highly dependent on expectations of future development, and any future significant revenues would only arise in the medium to longer terms and are uncertain. Equally, investments in companies just commencing the commercial stage are also difficult to value since sales, cash flow and tangible assets are limited, they have only commenced initial receipts of revenues and valuations are still dependent on expectations of future development. There can be no guarantee that our valuation of our Founded Entities will be considered to be correct in light of the early stage of development for many of these entities and their future performance. As a result, we may not realize the full value of our ownership in such Founded Entities which could adversely affect our business and results of operations. For example, on November 15, 2019, resTORbio, Inc., or resTORbio, announced that its lead therapeutic candidate, RTB101, did not meet its primary endpoint in its Phase 3 study and ceased further development leading to a decline in resTORbio’s stock price from $9.27 to $1.09 and our sale of 7,680,700 common shares of resTORbio. As a result of the foregoing, we recognized a total cash loss of approximately $10 million from our initial investment through sale of shares.

194 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n Certain of our and our Founded Entities’ therapeutics and therapeutic candidates represent novel therapeutic approaches and negative perception of any therapeutic or therapeutic candidate that we or they develop could adversely affect our ability to conduct our business, obtain regulatory approvals or identify alternate regulatory pathways to market for such therapeutic candidate. Certain of our and our Founded Entities’ therapeutics candidates are considered relatively new and novel therapeutic approaches. Our and their success will depend upon physicians who specialize in the treatment of diseases targeted by our and their therapeutic candidates, biologics or medical devices prescribing potential treatments that involve the use of our and their therapeutic candidates in lieu of, or in addition to, existing treatments with which they are more familiar and for which greater clinical data may be available. Access will also depend on consumer acceptance and adoption of therapeutics that are commercialized. In addition, responses by the U.S., state or foreign governments to negative public perception or ethical concerns may result in new legislation or regulations that could limit our or our Founded Entities’ ability to develop or commercialize any therapeutic candidates, obtain or maintain regulatory approval, identify alternate regulatory pathways to market or otherwise achieve profitability. More restrictive statutory regimes, government regulations or negative public opinion would have an adverse effect on our business, financial condition, results of operations and prospects and may delay or impair the development and commercialization of our or our Founded Entities’ therapeutic candidates or demand for any therapeutics we or they may develop. For example, in the United States and the European Union, no therapeutics to date have been approved specifically demonstrating an impact on the microbiome as part of their therapeutic effect. Vedanta is developing a pipeline of microbiome-derived modulators for immune and infectious disease. Microbiome therapies may not be successfully developed or commercialized or gain the acceptance of the public or the medical community. Additionally, adverse events, or AEs, in non- IND human clinical studies and clinical trials of Vedanta’s therapeutic candidates or in clinical trials of other companies developing similar therapeutics and the resulting publicity, as well as any other AEs in the field of the microbiome, could result in a decrease in demand for any therapeutic that Vedanta may develop. Finally, the FDA, the EMA or other comparable foreign regulatory authorities may lack experience in evaluating the safety and efficacy of therapeutic candidates based on microbiome therapeutics, which could result in a longer than expected regulatory review process, increase expected development costs and delay or prevent potential commercialization of therapeutic candidates. Risks Related to the Clinical Development, Regulatory Review and Approval of our and our Founded Entities’ Therapeutic Candidates Risks Related to Clinical Development The therapeutic candidates within our Wholly Owned Pipeline and most of our Founded Entities’ therapeutic candidates are in preclinical or clinical development, which is a lengthy and expensive process with uncertain outcomes and the potential for substantial delays. We cannot give any assurance that any of our and our Founded Entities’ therapeutic candidates will receive regulatory approval, which is necessary before they can be commercialized. Before obtaining marketing approval from regulatory authorities for the sale of our or our Founded Entities’ therapeutic candidates, we or our Founded Entities must conduct extensive clinical trials to demonstrate the safety and efficacy of the therapeutic candidates in humans. To date, we have focused substantially all of our efforts and financial resources on identifying, acquiring, and developing therapeutic candidates, including conducting lead optimization, preclinical studies and clinical trials, and providing general and administrative support for these operations. To date, only two of our Founded Entities’ therapeutic candidates, Gelesis’ Plenity and Akili’s EndeavorRx, have received marketing clearance from the FDA, and we cannot be certain that any of our internal or our Founded Entities’ other therapeutic candidates will receive regulatory clearance or approval, the timing of such clearance or approval, if received, or that clinical trials will progress as planned. Our or our Founded Entities’ inability to successfully complete preclinical and clinical development could result in additional costs to us and negatively impact our ability to generate revenue. Our future success is dependent on our and our Founded Entities’ ability to successfully develop, obtain regulatory approval for, and then successfully commercialize therapeutic candidates. We and our Founded Entities, with the exceptions of Gelesis and Akili, currently have no drugs approved or devices cleared or approved for sale and have not generated any revenue from sales of drugs or devices. We cannot guarantee that we or our Founded Entities will be able in the future to develop or successfully commercialize any of our or their therapeutic candidates. Additionally, there is no FDA approved live biological therapeutic using a defined cocktail of microbes, which could result in regulatory complexity in Vedanta’s pipeline. There is also no approved drug therapy for lymphedema, which will require us to come to an agreement with the FDA on requirements for approval. Other than Gelesis’ Plenity and Akili’s EndeavorRx, all of our Wholly Owned Programs and our Founded Entities’ therapeutic candidates require additional development; management of preclinical, clinical, and manufacturing activities; and/or regulatory clearances or approvals. In addition, we or our Founded Entities may need to obtain adequate manufacturing supply; build a commercial organization; commence marketing efforts; and obtain coverage and reimbursement before we generate any significant revenue from commercial therapeutic sales, if ever. Many of the therapeutic candidates in our Wholly Owned Pipeline and our Founded Entities’ therapeutic candidates are in early-stage research or translational phases of development, and the risk of failure for these programs is high. We cannot be certain that any of the therapeutic candidates in our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates will be successful in clinical trials or receive regulatory approval or clearance. Further, our Wholly Owned Programs or our Founded Entities’ therapeutic candidates may not receive regulatory clearance or approval even if we believe they are successful in clinical trials. If we or our Founded Entities do not receive regulatory approval for our or their therapeutic candidates, we may not be able to continue operations, which may result in dissolution, out-licensing the technology or pursuing an alternative strategy. Preclinical development is uncertain. Our preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all, which would have an adverse effect on our business. Two of our Wholly Owned Programs, LYT-210 and LYT-300, are in the preclinical stage, and their risk of failure is high. Before we can commence clinical trials for a therapeutic candidate, we must complete extensive preclinical testing and studies that support our planned investigational new drug applications, or INDs, in the United States, or similar applications in other jurisdictions. We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the FDA or other regulatory authorities will accept our proposed clinical programs or if the outcome of our preclinical testing and studies will ultimately support the further development of our programs. As a result, we cannot be sure that we will be able to submit INDs or similar applications for our preclinical programs on the timelines we expect, if at all, and we cannot be sure that submission of INDs or similar applications will result in the FDA, the EMA or other regulatory authorities allowing clinical trials to begin. Clinical trials of our or our Founded Entities’ therapeutic candidates may be delayed, and certain programs may never advance in the clinic or may be more costly to conduct than we anticipate, any of which can affect our ability to fund our company and would have a material adverse impact on our platform or our business. Clinical testing is expensive, time-consuming, and subject to uncertainty. We cannot guarantee that any of our ongoing and planned clinical trials will be conducted as planned or completed on schedule, if at all. Moreover, even if these trials are initiated or conducted on a timely basis, issues may arise that could result in the suspension or termination of such clinical trials. A failure of one or more clinical trials can occur at any stage of testing, and our clinical trials may not be successful. Events that may prevent successful or timely initiation or completion of clinical trials include: • inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation or continuation of clinical trials; • delays in confirming target engagement, patient selection or other relevant biomarkers to be utilized in preclinical and clinical therapeutic candidate development; • delays in reaching a consensus with regulatory agencies as to the design or implementation of our clinical studies; • delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites; • delays in identifying, recruiting and training suitable clinical investigators; • delays in obtaining required Institutional Review Board, or IRB, approval at each clinical trial site; • imposition of a temporary or permanent clinical hold by regulatory agencies for a number of reasons, including after review of an IND or amendment, clinical trial application, or CTA, or amendment,

PureTech Health plc Annual report and accounts 2020 195 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n investigational device exemption, or IDE, or supplement, or equivalent application or amendment; as a result of a new safety finding that presents unreasonable risk to clinical trial participants; or a negative finding from an inspection of our clinical trial operations or study sites; • developments in trials for other therapeutic candidates with the same targets or related modalities as our or our Founded Entities’ therapeutic candidates conducted by competitors that raise regulatory or safety concerns about risk to patients of the treatment, or if the FDA finds that the investigational protocol or plan is clearly deficient to meet its stated objectives; • difficulties in securing access to materials for the comparator arm of certain of our clinical trials; • delays in identifying, recruiting and enrolling suitable patients to participate in clinical trials, and delays caused by patients withdrawing from clinical trials or failing to return for post-treatment follow-up; • difficulties in finding a sufficient number of trial sites, or trial sites deviating from trial protocol or dropping out of a trial; • difficulty collaborating with patient groups and investigators; • failure by CROs, other third parties, or us to adhere to clinical trial requirements; • failure to perform in accordance with the FDA’s or any other regulatory authority’s current good clinical practices, or GCP, requirements, or regulatory guidelines in other countries; • occurrence of AEs or undesirable side effects or other unexpected characteristics associated with the therapeutic candidate that are viewed to outweigh its potential benefits; • changes in regulatory requirements and guidance that require amending or submitting new clinical protocols; • changes in the standard of care on which a clinical development plan was based, which may require new or additional trials; • the cost of clinical trials of any therapeutic candidates that we may identify and pursue being greater than we anticipate; • clinical trials of any therapeutic candidates that we may identify and pursue producing negative or inconclusive results, which may result in our deciding, or regulators requiring us, to conduct additional clinical trials or abandon therapeutic development programs; • transfer of manufacturing processes to larger-scale facilities operated by a CMO, or by us, and delays or failures by our CMOs or us to make any necessary changes to such manufacturing process; – delays in manufacturing, testing, releasing, validating, or importing/ exporting sufficient stable quantities of therapeutic candidates that we may identify for use in clinical trials or the inability to do any of the foregoing; and – factors we may not be able to control, such as current or potential pandemics that may limit patients, principal investigators or staff or clinical site availability, result in clinical trial protocol deviations, or impact supply of our or our Founded Entities’ therapeutic candidates (e.g., outbreak of COVID-19). Any inability to successfully initiate or complete clinical trials could result in additional costs to us or impair our ability to generate revenue. In addition, if we make manufacturing or formulation changes to our Wholly Owned Programs, we may be required to or we may elect to conduct additional preclinical studies or clinical trials to bridge data obtained from our modified therapeutic candidates to data obtained from preclinical and clinical research conducted using earlier versions. Clinical trial delays could also shorten any periods during which our therapeutics have patent protection and may allow our competitors to bring therapeutics to market before we do, which could impair our ability to successfully commercialize therapeutic candidates and may harm our business and results of operations. We could also encounter delays if a clinical trial is suspended or terminated by us, by the data safety monitoring board, or DSMB, or by the FDA, the EMA or other comparable foreign regulatory authorities, or if the IRBs of the institutions in which such trials are being conducted suspend or terminate the participation of their clinical investigators and sites subject to their review. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA, the EMA or other comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a therapeutic candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA, the EMA or comparable foreign regulatory authorities. The FDA, the EMA or comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA, the EMA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA, the EMA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. Delays in the initiation, conduct or completion of any clinical trial of the therapeutic candidates within our Wholly Owned Pipeline will increase our costs, slow down the therapeutic candidate development and approval process and delay or potentially jeopardize our ability to commence therapeutic sales and generate revenue. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates. In the event we identify any additional therapeutic candidates to pursue, we cannot be sure that submission of an IDE, IND, CTA, or equivalent application, as applicable, will result in the FDA, the EMA or comparable foreign regulatory authority allowing clinical trials to begin in a timely manner, if at all. Any of these events could have a material adverse effect on our business, prospects, financial condition and results of operations. The results of early-stage clinical trials and preclinical studies may not be predictive of future results. Initial data in clinical trials may not be indicative of results obtained when these trials are completed or in later stage trials. The results of preclinical studies may not be predictive of the results of clinical trials, and the results of any early-stage clinical trials we commence may not be predictive of the results of the later-stage clinical trials. The results of preclinical studies and clinical trials in one set of patients or disease indications, or from preclinical studies or clinical trials that we did not lead, may not be predictive of those obtained in another. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same therapeutic candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the dosing regimen and other clinical trial protocols and the rate of dropout among clinical trial participants. In addition, preclinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their therapeutic candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval. A number of companies in the pharmaceutical, biopharmaceutical and biotechnology industries have suffered significant setbacks in clinical development even after achieving promising results in earlier studies, and any such setbacks in our clinical development could have a material adverse effect on our business and operating results. Even if early-stage clinical trials are successful, we may need to conduct additional clinical trials of our Wholly Owned Programs in additional patient populations or under different treatment conditions before we are able to seek approvals or clearances from the FDA, the EMA or other comparable foreign regulatory authorities to market and sell these therapeutic candidates. Our failure to obtain marketing authorization for the therapeutic candidates within our Wholly Owned Pipeline would substantially harm our business, prospects, financial condition and results of operations. If we encounter difficulties enrolling patients in clinical trials, our clinical development activities could be delayed or otherwise adversely affected. Identifying and qualifying trial participants to participate in clinical studies is critical to our success. The timing of our clinical studies depends on the speed at which we can recruit trial participants to participate in testing the therapeutic candidates within our Wholly Owned Pipeline. Delays in enrollment may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of the therapeutic candidates within our Wholly Owned Pipeline. If trial participants are unwilling to participate in our studies because of negative publicity from AEs in our trials or other trials of similar therapeutics, or those related to specific therapeutic area, or for other reasons, including competitive clinical studies for similar patient populations, the timeline for recruiting trial participants, conducting studies, and obtaining regulatory

196 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n approval of potential therapeutics may be delayed. We also may face delays as a result of unforeseen global circumstances, for example we have experienced temporary delays in certain of our clinical development activities, including enrolling participants in certain of our clinical trials, as a result of the COVID-19 pandemic. Any delays could result in increased costs, delays in advancing our therapeutic candidate development, delays in testing the effectiveness of the therapeutic candidates within our Wholly Owned Pipeline, or termination of the clinical studies altogether. We may not be able to identify, recruit and enroll a sufficient number of trial participants, or those with required or desired characteristics to achieve diversity in a study, to complete our clinical studies in a timely manner. Patient and subject enrollment is affected by factors including: • the size and nature of a patient population; • the patient eligibility criteria defined in the applicable clinical trial protocols, which may limit the patient populations eligible for clinical trials to a greater extent than competing clinical trials for the same indication; • the size of the study population required for analysis of the trial’s primary endpoints; • the severity of the disease under investigation; • the proximity of patients to a trial site; • the inclusion and exclusion criteria for the trial in question; • the design of the trial protocol; • the ability to recruit clinical trial investigators with the appropriate competencies and experience; • the availability and efficacy of approved medications or therapies for the disease or condition under investigation; • clinicians’ and patients’ perceptions as to the potential advantages and side effects of the therapeutic candidate being studied in relation to other available therapies and therapeutic candidates; • the ability to obtain and maintain patient consents; and • the risk that patients enrolled in clinical trials will not complete such trials, for any reason. Furthermore, our or our collaborators’ ability to successfully initiate, enroll and conduct a clinical trial outside the United States is subject to numerous additional risks, including: • difficulty in establishing or managing relationships with CROs and physicians; • differing standards for the conduct of clinical trials; • differing standards of care for patients with a particular disease; • an inability to locate qualified local consultants, physicians and partners; and • the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology therapeutics and treatments. If we have difficulty enrolling sufficient numbers of patients to conduct clinical trials as planned, we may need to delay or terminate clinical trials, either of which would have an adverse effect on our business. Use of the therapeutic candidates within our Wholly Owned Pipeline or the therapeutic candidates being developed by our Founded Entities could be associated with side effects, AEs or other properties or safety risks, which could delay or halt their clinical development, prevent their regulatory clearance or approval, cause us to suspend or discontinue clinical trials, abandon a therapeutic candidate, limit their commercial potential, if cleared or approved, or result in other significant negative consequences that could severely harm our business, prospects, operating results and financial condition. As is the case with pharmaceuticals generally, it is likely that there may be side effects and AEs associated with our and our Founded Entities’ drugs or biologic therapeutic candidates’ use. Similarly, investigational devices may also be subject to side effects and AEs. Results of our clinical trials or those being conducted by Founded Entities could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by these therapeutic candidates could cause us, our Founded Entities or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory clearance or approval by the FDA, the EMA or other comparable foreign regulatory authorities. The side effects related to the therapeutic candidate could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential therapeutic liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly. Moreover, if therapeutic candidates within our Wholly Owned Pipeline are associated with undesirable side effects in preclinical studies or clinical trials or have characteristics that are unexpected, we may elect to abandon their development or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for the therapeutic candidate if approved. We may also be required to modify or terminate our study plans based on findings in our preclinical studies or clinical trials. Many therapeutic candidates that initially show promise in early-stage testing may later be found to cause side effects that prevent further development. As we work to advance existing therapeutic candidates and to identify new therapeutic candidates, we cannot be certain that later testing or trials of therapeutic candidates that initially showed promise in early testing will not be found to cause similar or different unacceptable side effects that prevent their further development. It is possible that as we test the therapeutic candidates within our Wholly Owned Pipeline in larger, longer and more extensive clinical trials, or as the use of these therapeutic candidates becomes more widespread if they receive regulatory clearance or approval, illnesses, injuries, discomforts and other AEs that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by subjects. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition and prospects significantly. Additionally, adverse developments in clinical trials of pharmaceutical, biopharmaceutical or biotechnology therapeutics conducted by others may cause the FDA or other regulatory oversight bodies to suspend or terminate our clinical trials or to change the requirements for approval of any of our Wholly Owned Programs. In addition to side effects caused by the product candidate, the administration process or related procedures also can cause adverse side effects. If any such AEs occur, our clinical trials could be suspended or terminated. If we are unable to demonstrate that any AEs were caused by the administration process or related procedures, the FDA, the European Commission, the EMA, or other regulatory authorities could order us to cease further development of, or deny clearance or approval of, a therapeutic candidate for any or all targeted indications. Even if we can demonstrate that all future serious adverse events, or SAEs, are not therapeutic-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if we elect, or are required, to not initiate, delay, suspend or terminate any future clinical trial of any of our Wholly Owned Programs, the commercial prospects of such therapeutic candidates may be harmed and our ability to generate therapeutic revenues from any of these therapeutic candidates may be delayed or eliminated. Any of these occurrences may harm our ability to develop other therapeutic candidates, and may harm our business, financial condition and prospects significantly. Additionally, if any of the therapeutic candidates within our Wholly Owned Pipeline receives marketing authorization, the FDA could impose contraindications or a boxed warning in the labeling of our therapeutic. For any of our drug or biologic therapeutic candidates receiving marketing authorization, the FDA could require us to adopt a risk evaluation and mitigation strategy, or REMS, and could apply elements to assure safe use to ensure that the benefits of the therapeutic outweigh its risks, which may include, among other things, a Medication Guide outlining the risks of the therapeutic for distribution to patients and a communication plan to health care practitioners. Furthermore, if we or others later identify undesirable side effects caused by the therapeutic candidates within our Wholly Owned Pipeline once approved, several potentially significant negative consequences could result, including: • regulatory authorities may suspend or withdraw approvals of such therapeutic candidate, or seek an injunction against its manufacture or distribution; • regulatory authorities may require additional warnings on the label, including “boxed” warnings, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the therapeutic; • we may be required by the FDA to implement a REMS for a marketed drug or biologic; • we may be required to change the way a therapeutic candidate is administered or conduct additional clinical trials; • we may be subject to fines, injunctions or the imposition of civil or criminal penalties; • we could be sued and held liable for harm caused to patients; and • our reputation may suffer.

PureTech Health plc Annual report and accounts 2020 197 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n Any of these occurrences could prevent us from achieving or maintaining market acceptance of the particular therapeutic candidate, if approved, and may harm our business, financial condition and prospects significantly. Risks Related to Regulatory Review and Approval Our clinical trials may fail to demonstrate substantial evidence of the safety and effectiveness of therapeutic candidates that we may identify and pursue for their intended uses, which would prevent, delay or limit the scope of regulatory approval and potential commercialization. Before obtaining regulatory approvals for the commercial sale of any of our drug or biological therapeutic candidates, we must demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that the applicable therapeutic candidate is both safe and effective for use in each target indication, and in the case of our Wholly Owned Programs and Founded Entities’ therapeutic candidates regulated as biological therapeutics, that the therapeutic candidate is safe, pure and potent for use in its targeted indication. Each therapeutic candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use. Similarly, before obtaining regulatory clearances or approvals for the commercial sale of any of the device therapeutic candidates of our Founded Entities, our Founded Entities may be required to demonstrate through lengthy, complex and expensive preclinical studies and clinical trials that the applicable therapeutic candidate meets the regulatory standard of clearance or approval—for example, substantial equivalence or a reasonable assurance of safety or effectiveness, as applicable—for its intended use. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical development process. Most therapeutic candidates that begin clinical trials are never approved by regulatory authorities for commercialization. We may be unable to design and execute a clinical trial to support marketing approval. We cannot be certain that our clinical trials will be successful. Additionally, any safety concerns observed in any one of our clinical trials in our targeted indications could limit the prospects for regulatory clearances or approval of our therapeutic candidates in those and other indications, which could have a material adverse effect on our business, financial condition and results of operations. In addition, even if such clinical trials are successfully completed, we cannot guarantee that the FDA, the EMA or comparable foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit our therapeutic candidates for clearance or approval. For example, the definition of clinical meaningfulness for outcome measures in lymphedema has not been firmly established by the FDA, introducing risk in evaluating and demonstrating the efficacy required to obtain FDA approval of LYT- 100. As another example, while there is guidance regarding clinical meaningfulness for outcome measures in the context of acute COVID-19 treatments and potential vaccines, there is no such guidance for treatment of complications that persist following the resolution of COVID-19. Even if we believe that our and our Founded Entities’ clinical trials and preclinical studies demonstrate the safety and efficacy of our and their therapeutic candidates, only the FDA and other comparable regulatory agencies may ultimately make such determination. No regulatory agency has made any such determination that any of our Wholly Owned Programs or those of our Founded Entities, except for Plenity and EndeavorRx, are safe or effective for use by the general public for any indication. Additionally, we may utilize an “open-label” trial design for some of our future clinical trials. An open-label trial is one where both the patient and investigator know whether the patient is receiving the test article or either an existing approved drug or placebo. Open-label trials are subject to various limitations that may exaggerate any therapeutic effect as patients in open-label studies are aware that they are receiving treatment. Open- label trials may be subject to a “patient bias” where patients perceive their symptoms to have improved merely due to their awareness of receiving an experimental treatment. Patients selected for early clinical studies often include the most severe sufferers and their symptoms may have been bound to improve notwithstanding the new treatment. In addition, open-label trials may be subject to an “investigator bias” where those assessing and reviewing the physiological outcomes of the clinical trials are aware of which patients have received treatment and may interpret the information of the treated group more favorably given this knowledge. The opportunity for bias in clinical trials as a result of open-label design may not be adequately handled and may cause any of our trials that utilize such design to fail or to be considered inadequate and additional trials may be necessary to support future marketing applications. Moreover, results acceptable to support clearance or approval in one jurisdiction may be deemed inadequate by another regulatory authority to support regulatory clearance or approval in that other jurisdiction. To the extent that the results of the trials are not satisfactory to the FDA, the EMA or comparable foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential clearance or approval of our Wholly Owned Programs. Even if regulatory clearance or approval is secured for a therapeutic candidate, the terms of such approval may limit the scope and use of the specific therapeutic candidate, which may also limit its commercial potential. Even if we complete the necessary preclinical studies and clinical trials, the marketing approval process is expensive, time-consuming and uncertain and may prevent us from obtaining approvals for the potential commercialization of therapeutic candidates. Any therapeutic candidate we may develop and the activities associated with their development and potential commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA, the EMA and other comparable foreign regulatory authorities. Failure to obtain marketing authorization for a therapeutic candidate will prevent us from commercializing the therapeutic candidate in a given jurisdiction. For example, although Gelesis and Akili have received marketing clearance for Plenity and EndeavorRx, respectively, from the FDA, we and our Founded Entities have not received clearance or approval to market any of our or their other therapeutic candidates from regulatory authorities in any jurisdiction and it is possible that none of the other therapeutic candidates we and our Founded Entities may seek to develop in the future will ever obtain regulatory approval. We have no experience in filing and supporting the applications necessary to gain marketing authorizations and expect to rely on third-party CROs or regulatory consultants to assist us in this process. Securing regulatory clearance or approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the therapeutic candidate’s safety, purity, efficacy and potency. Securing regulatory clearance or approval also requires the submission of information about the therapeutic manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Any therapeutic candidates we or our Founded Entities develop may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing clearance or approval or prevent or limit commercial use, if cleared or approved. The process of obtaining marketing authorizations, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the therapeutic candidates involved. Changes in marketing authorization policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted therapeutic application, may cause delays in the approval or rejection of an application. The FDA and comparable authorities in other countries have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit, or prevent marketing approval of a therapeutic candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved therapeutic not commercially viable. If we experience delays in obtaining clearance or approval or if we fail to obtain clearance or approval of any therapeutic candidates we may develop, the commercial prospects for those therapeutic candidates may be harmed, and our ability to generate revenues will be materially impaired. We have conducted, and may continue to conduct in the future, clinical trials for therapeutic candidates outside the United States, and the FDA, the EMA and comparable foreign regulatory authorities may not accept data from such trials. We have conducted clinical trials outside of the United States in the past, and may in the future choose to conduct one or more clinical trials outside the United States, including in Europe. For example, we have conducted clinical trials in Australia and are conducting clinical trials in additional locations outside the United States, including without limitation the U.K., Australia, Romania, Spain and the Philippines. The acceptance of study data from clinical trials conducted outside the United States or another jurisdiction by the FDA, the EMA or any comparable foreign regulatory authority may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA

198 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice; (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations; and (iii) if necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, the EMA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA, the EMA or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in therapeutic candidates that we may develop not receiving approval or clearance for commercialization in the applicable jurisdiction. If we are unable to obtain regulatory clearance or approval in one or more jurisdictions for any therapeutic candidates that we may identify and develop, our business could be substantially harmed. We cannot commercialize a therapeutic until the appropriate regulatory authorities have reviewed and cleared or approved the therapeutic candidate. Approval by the FDA, the EMA and comparable foreign regulatory authorities is lengthy and unpredictable, and depends upon numerous factors, including substantial discretion of the regulatory authorities. Approval policies, regulations, or the type and amount of preclinical or clinical data necessary to gain approval may change during the course of a therapeutic candidate’s development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Gelesis and Akili have obtained marketing clearance from the FDA for Plenity and EndeavorRx, respectively, but we and our Founded Entities have not obtained regulatory clearance or approval for any other therapeutic candidates, and it is possible that our current therapeutic candidates and any other therapeutic candidates which we and our Founded Entities may seek to develop in the future will not ever obtain regulatory clearance or approval. We cannot be certain that any of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates will receive regulatory clearance or approval or be successfully commercialized even if we or our Founded Entities receive regulatory clearance or approval. Obtaining marketing approval is an extensive, lengthy, expensive and inherently uncertain process, and regulatory authorities may delay, limit or deny clearance or approval of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates for many reasons, including but not limited to: • the inability to demonstrate to the satisfaction of the FDA, the EMA or comparable foreign regulatory authorities that the applicable therapeutic candidate is safe and effective as a treatment for our targeted indications or otherwise meets the applicable regulatory standards for approval; • the FDA, the EMA or comparable foreign regulatory authorities may disagree with the design, endpoints or implementation of our or our Founded Entities’ clinical trials; • the population studied in the clinical program may not be sufficiently broad or representative to assure safety or efficacy in the full population for which we or our Founded Entities seek approval; • the FDA, the EMA or comparable foreign regulatory authorities may require additional preclinical studies or clinical trials beyond those that we or our Founded Entities currently anticipate; • the FDA, the EMA or comparable foreign regulatory authorities may disagree with our or our Founded Entities’ interpretation of data from preclinical studies or clinical trials; • the data collected from clinical trials of therapeutic candidates that we may identify and pursue may not be sufficient to support the submission of an NDA, biologics license application, or BLA, or other submission for regulatory approval in the United States or elsewhere; • as applicable, we or our Founded Entities may be unable to demonstrate to the FDA, the EMA or comparable foreign regulatory authorities that a therapeutic candidate’s risk-benefit ratio for its proposed indication is acceptable; • the FDA, the EMA or comparable foreign regulatory authorities may identify deficiencies in the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which we or our Founded Entities contract for clinical and commercial supplies; and • the clearance or approval policies or regulations of the FDA, the EMA or comparable foreign regulatory authorities may change in a manner that renders the clinical trial design or data insufficient for clearance or approval. The lengthy approval process, as well as the unpredictability of the results of clinical trials and evolving regulatory requirements, may result in our or our Founded Entities’ failure to obtain regulatory approval to market therapeutic candidates that we or our Founded Entities may pursue in the United States or elsewhere, which would significantly harm our or our Founded Entities’ business, prospects, financial condition and results of operations. Furthermore, clearance or approval by the FDA in the United States, if obtained, does not ensure approval by regulatory authorities in other countries or jurisdictions. In order to market any therapeutics outside of the United States, we or our Founded Entities must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and effectiveness. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional therapeutic testing and validation and additional or different administrative review periods from those in the United States, including additional preclinical studies or clinical trials, as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a therapeutic candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our therapeutics is also subject to approval. Seeking foreign regulatory approval could result in difficulties and costs for us or our Founded Entities and require additional preclinical studies or clinical trials which could be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our or our Founded Entities’ therapeutics in those countries. The foreign regulatory approval process involves all of the risks associated with FDA approval. We do not have any therapeutic candidates approved for sale in international markets. If we or our Founded Entities fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of our therapeutics will be harmed. Interim, “top-line,” and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available or as additional analyses are conducted, and as the data are subject to audit and verification procedures that could result in material changes in the final data. From time to time, we may publish interim, “top-line,” or preliminary data from our clinical studies. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary or “top-line” data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, interim and preliminary data should be viewed with caution until the final data are available. Material adverse changes between preliminary, “top-line,” or interim data and final data could significantly harm our business prospects. Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular therapeutic candidate or therapeutic and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure. Any information we determine not to disclose may ultimately be deemed significant by you or others with respect to future decisions, conclusions, views, activities or otherwise regarding a particular therapeutic candidate or our business. The complexity of a combination therapeutic that includes a drug or biologic and a medical device presents additional, unique development and regulatory challenges, which may adversely impact our or our Founded Entities’ development plans and our or our Founded Entities’ ability to obtain regulatory approval of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. We or our Founded Entities, such as Follica, may decide to pursue marketing authorization of a combination therapeutic. A combination

PureTech Health plc Annual report and accounts 2020 199 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n therapeutic includes, amongst other possibilities, any investigational drug, device, or biologic packaged separately that according to its proposed labeling is for use only with another individually specified investigational drug, device, or biologic where both are required to achieve the intended use, indication, or effect. Developing and obtaining regulatory approval for combination therapeutics pose unique challenges because they involve components that are regulated under different types of regulatory requirements, and by different FDA centers. As a result, such therapeutics raise regulatory, policy and review management challenges. For example, because divisions from both FDA’s Center for Drug Evaluation and Research or Center for Biologics Evaluation and Research and FDA’s Center for Devices and Radiological Health must review submissions concerning therapeutic candidates that are combination therapeutics comprised of drug or biologics and devices, the regulatory review and approval process for these therapeutics may be lengthened. In addition, differences in regulatory pathways for each component of a combination therapeutic can impact the regulatory processes for all aspects of therapeutic development and management, including clinical investigation, marketing applications, manufacturing and quality control, adverse event reporting, promotion and advertising, user fees and post-approval modifications. Similarly, the device components of our Founded Entities’ therapeutic candidates will require any necessary clearances or approvals or other marketing authorizations in other jurisdictions, which may prove challenging to obtain. Certain modifications to our Founded Entities’ device therapeutics may require new 510(k) clearance or other marketing authorizations and may require our Founded Entities to recall or cease marketing their therapeutics. Akili received marketing clearance for EndeavorRx from the FDA. Once a medical device is permitted to be legally marketed in the United States pursuant to a 510(k) clearance, de novo classification, or a premarket approval, or PMA, a manufacturer may be required to notify the FDA of certain modifications to the device. Manufacturers determine in the first instance whether a change to a therapeutic requires a new premarket submission, but the FDA may review any manufacturer’s decision. The FDA may not agree with our Founded Entities’ decisions regarding whether new clearances or approvals are necessary. They may make modifications or add additional features in the future that they believe do not require a new 510(k) clearance, de novo classification, or approval of a PMA or PMA amendments or supplements. If the FDA disagrees with their determinations and requires them to submit new 510(k) notifications, requests for de novo classification, or PMAs (or PMA supplements or amendments) for modifications to their previously cleared or reclassified therapeutics for which they have concluded that new clearances or approvals are unnecessary, they may be required to cease marketing or to recall the modified therapeutic until they obtain clearance or approval, and they may be subject to significant regulatory fines or penalties. The regulatory landscape that will apply to development of therapeutic candidates by us or our Founded Entities or collaborators is rigorous, complex, uncertain and subject to change, which could result in delays or termination of development of such therapeutic candidates or unexpected costs in obtaining regulatory approvals. We or our Founded Entities or collaborators may develop therapeutic candidates that use genome or cell editing technologies. Regulatory requirements governing therapeutics created with genome editing technology or involving gene therapy treatment have changed frequently and will likely continue to change in the future. Approvals by one regulatory agency may not be indicative of what any other regulatory agency may require for approval, and there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of gene therapy therapeutics, cell therapy therapeutics and other therapeutics created with genome editing technology. For example, the FDA established the Office of Tissues and Advanced Therapies within its Center for Biologics Evaluation and Research, or CBER, to consolidate the review of gene therapy and related therapeutics, and the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER on its review. These and other regulatory review agencies, committees and advisory groups and the requirements and guidelines they promulgate may lengthen the regulatory review process, require us or our Founded Entities to perform additional preclinical studies or clinical trials, increase our or our Founded Entities’ development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of these treatment candidates or lead to significant post-approval limitations or restrictions. Additionally, under the National Institutes of Health, or NIH, Guidelines for Research Involving Recombinant Synthetic Nucleic Acid Molecules, or NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an institutional biosafety committee, or IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question is being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them. In the European Economic Area, or EEA, the EMA has a Committee for Advanced Therapies, or CAT, that is responsible for assessing the quality, safety and efficacy of advanced therapy medicinal therapeutics. Advanced-therapy medicinal therapeutics include gene therapy medicines, somatic-cell therapy medicines and tissue-engineered medicines. The role of the CAT is to prepare a draft opinion on an application for marketing authorization for an advanced therapy medicinal candidate that is submitted to the EMA. In the EEA, the development and evaluation of a gene therapy medicinal therapeutic must be considered in the context of the relevant EMA guidelines. The EMA may issue new guidelines concerning the development and marketing authorization for gene therapy medicinal therapeutics and require that we or our Founded Entities comply with these new guidelines. Similarly complex regulatory environments exist in other jurisdictions in which we or our Founded Entities might consider seeking regulatory approvals for our Wholly Owned Programs or our Founded Entities’ therapeutic candidates, further complicating the regulatory landscape. As a result, the procedures and standards applied to gene therapy therapeutics and cell therapy therapeutics may be applied to any of our or our Founded Entities’ gene therapy or genome editing therapeutic candidates, but that remains uncertain at this point. Changes in applicable regulatory guidelines may lengthen the regulatory review process for the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, require additional studies or trials, increase development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of such therapeutic candidates, or lead to significant post-approval limitations or restrictions. Additionally, adverse developments in clinical trials conducted by others of gene therapy therapeutics or therapeutics created using genome editing technology, or adverse public perception of the field of genome editing, may cause the FDA, the EMA and other regulatory bodies to revise the requirements for approval of any therapeutic candidates we or our Founded Entities may develop or limit the use of therapeutics utilizing genome editing technologies, either of which could materially harm our or our Founded Entities’ business. Furthermore, regulatory action or private litigation could result in expenses, delays or other impediments to our research programs or the development or commercialization of current or future therapeutic candidates. As we advance therapeutic candidates alone or with collaborators, we will be required to consult with these regulatory and advisory groups and comply with all applicable guidelines, rules and regulations. If we fail to do so, we or our collaborators may be required to delay or terminate development of such therapeutic candidates. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a therapeutic candidate to market could decrease our ability to generate sufficient therapeutic revenue to maintain our business. We may not elect or be able to take advantage of any expedited development or regulatory review and approval processes available to drug therapeutic candidates granted breakthrough therapy or fast track designation by the FDA. We intend to evaluate and continue ongoing discussions with the FDA on regulatory strategies that could enable us or our Founded Entities to take advantage of expedited development pathways for certain of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates in the future, although we cannot be certain that our Wholly Owned Programs or our Founded Entities’ therapeutic candidates will qualify for any expedited development pathways or that regulatory authorities will grant, or allow us or our Founded Entities to maintain, the relevant qualifying designations. Potential expedited development pathways that we could pursue include breakthrough therapy and fast track designation. Breakthrough therapy designation is intended to expedite the development and review of drug therapeutic candidates that are designed to treat serious or life-threatening diseases when preliminary clinical evidence indicates that the drug may demonstrate substantial

200 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation of a therapeutic candidate as a breakthrough therapy provides potential benefits that include more frequent meetings with FDA to discuss the development plan for the therapeutic candidate and ensure collection of appropriate data needed to support approval; more frequent written correspondence from FDA about such things as the design of the proposed clinical trials and use of biomarkers; intensive guidance on an efficient drug development program, beginning as early as Phase 1; organizational commitment involving senior managers; and eligibility for rolling review and priority review. Fast track designation is designed for drug therapeutic candidates intended for the treatment of a serious or life-threatening disease or condition, where preclinical or clinical data demonstrate the potential to address an unmet medical need for this disease or condition. Accordingly, even if we believe a particular therapeutic candidate is eligible for breakthrough therapy or fast track designation, we cannot assure you that the FDA would decide to grant it. Breakthrough therapy designation and fast track designation do not change the standards for therapeutic approval, and there is no assurance that such designation or eligibility will result in expedited review or approval or that the approved indication will not be narrower than the indication covered by the breakthrough therapy designation or fast track designation. Thus, even if we or our Founded Entities do receive breakthrough therapy or fast track designation, we or our Founded Entities may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw breakthrough therapy or fast track designation if it believes that the therapeutic no longer meets the qualifying criteria. Our business may be harmed if we are unable to avail ourselves of these or any other expedited development and regulatory pathways. If we or our Founded Entities are unable to successfully validate, develop and obtain regulatory approval for companion diagnostic tests for any future drug candidates that require or would commercially benefit from such tests, or experience significant delays in doing so, we or our Founded Entities may not realize the full commercial potential of these drug candidates. In connection with the clinical development of the therapeutic candidates within our Wholly Owned Pipeline or Founded Entities’ therapeutic candidates for certain indications, we or our Founded Entities may work with collaborators to develop or obtain access to in vitro companion diagnostic tests to identify patient subsets within a disease category who may derive selective and meaningful benefit from our drug candidates. For example, we may elect to develop companion diagnostics for LYT-200 and LYT-210. To be successful, we, our Founded Entities or our collaborators will need to address a number of scientific, technical, regulatory and logistical challenges. The FDA, the EMA and comparable foreign regulatory authorities regulate in vitro companion diagnostics as medical devices and, under that regulatory framework, will likely require the conduct of clinical trials to demonstrate the safety and effectiveness of any diagnostics we or our Founded Entities may develop, which we expect will require separate regulatory clearance or approval prior to commercialization. We or our Founded Entities may rely on third parties for the design, development and manufacture of companion diagnostic tests for our Wholly Owned Programs or our Founded Entities’ therapeutic candidates that may require such tests. If we or our Founded Entities enter into such collaborative agreements, we will be dependent on the sustained cooperation and effort of our future collaborators in developing and obtaining approval for these companion diagnostics. It may be necessary to resolve issues such as selectivity/specificity, analytical validation, reproducibility, or clinical validation of companion diagnostics during the development and regulatory approval processes. Moreover, even if data from preclinical studies and early clinical trials appear to support development of a companion diagnostic for a therapeutic candidate, data generated in later clinical trials may fail to support the analytical and clinical validation of the companion diagnostic. We, our Founded Entities and our future collaborators may encounter difficulties in developing, obtaining regulatory approval for, manufacturing and commercializing companion diagnostics similar to those we face with respect to the therapeutic candidates within our Wholly Owned Pipeline themselves, including issues with achieving regulatory clearance or approval, production of sufficient quantities at commercial scale and with appropriate quality standards, and in gaining market acceptance. If we or our Founded Entities are unable to successfully develop companion diagnostics for these therapeutic candidates, or experience delays in doing so, the development of these therapeutic candidates may be adversely affected, these therapeutic candidates may not obtain marketing approval, and we may not realize the full commercial potential of any of these therapeutic candidates that obtain marketing approval. As a result, our business, results of operations and financial condition could be materially harmed. In addition, a diagnostic company with whom we or our Founded Entities contract may decide to discontinue selling or manufacturing the companion diagnostic test that we anticipate using in connection with development and commercialization of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates or our relationship with such diagnostic company may otherwise terminate. We or our Founded Entities may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with the development and commercialization of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates or do so on commercially reasonable terms, which could adversely affect and/or delay the development or commercialization of our or our Founded Entities’ therapeutic candidates. For any approved therapeutic, we or our Founded Entities will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we or our Founded Entities may be subject to penalties if we or our Founded Entities fail to comply with regulatory requirements or experience unanticipated problems with the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates. Gelesis’ Plenity and Akili’s EndeavorRx are, and any of the therapeutic candidates within our Wholly Owned Programs or our Founded Entities’ therapeutic candidates that are cleared or approved will be, subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities. Manufacturers and manufacturers’ facilities are required to comply with extensive requirements imposed by the FDA, the EMA and other comparable foreign regulatory authorities, including ensuring that quality control and manufacturing procedures conform to current good manufacturing practices, or cGMP, regulations. As such, we and our CMOs are subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any marketing clearance, such as for Plenity, and any future 510(k), premarket approval, or PMA, application, NDA, BLA or marketing authorization application, or MAA, or equivalent application. We and our CMOs are also subject to requirements pertaining to the registration of our manufacturing facilities and the listing of our and our Founded Entities’ therapeutics and therapeutic candidates with the FDA; continued complaint, adverse event and malfunction reporting; corrections and removals reporting; and labeling and promotional requirements. Accordingly, we and others with whom we work must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production and quality control. Gelesis’ and Akili’s marketing clearance for Plenity and EndeavorRx, respectively, are and any regulatory clearances or approvals that we may receive for the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates will be, subject to limitations on the cleared or approved indicated uses for which the therapeutic may be marketed and promoted or to the conditions of approval. Any regulatory clearances or approvals that we may receive for the therapeutic candidates within our Wholly Owned Pipeline may contain requirements for potentially costly post-marketing testing, such as Phase 4 clinical trials and surveillance to monitor the safety and efficacy of a drug therapeutic. We are required to report certain adverse reactions and production problems, if any, to the FDA, the EMA and other comparable foreign regulatory authorities. Any new legislation addressing drug or medical safety issues could result in delays in therapeutic development or commercialization, or increased costs to assure compliance. The FDA and other agencies, including the U.S. Department of Justice, and for certain therapeutics, the Federal Trade Commission, closely regulate and monitor the post-approval marketing, labeling, advertising and promotion of therapeutics to ensure that they are manufactured, marketed and distributed only for the cleared or approved indications and in accordance with the provisions of the approved label. We are, and will be, required to comply with requirements concerning advertising and promotion for the therapeutic candidates within our Wholly Owned Pipeline, if approved. For example, promotional communications with respect to prescription drugs and medical devices are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the therapeutic’s label or labeling. We may not promote our therapeutics for indications or uses for which they do not have approval or clearance.

PureTech Health plc Annual report and accounts 2020 201 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n The holder of a cleared 510(k) or an approved NDA, BLA, PMA, MAA or equivalent marketing authorization must submit new or supplemental applications and obtain approval for certain changes to the approved therapeutic, therapeutic labeling, or manufacturing process. For example, any modification to Plenity or EndeavorRx that would significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require a new 510(k) clearance or approval of PMA application. Delays in obtaining required clearances or approvals would harm our ability to introduce new or enhanced therapeutic in a timely manner, which in turn would harm our or our Founded Entities’ future growth. Failure to submit a new or supplemental application and to obtain approval for certain changes prior to marketing the modified therapeutic may require a recall or to stop selling or distributing the marketed therapeutic as modified, and may lead to significant enforcement actions. In the European Economic Area, or the EEA, any medical devices will need to comply with the Essential Requirements set forth in the new Medical Device Regulation (EU) 2017/745, which will become fully applicable on May 26, 2021. Compliance with these requirements is a prerequisite to be able to affix the CE mark to a therapeutic, without which a therapeutic cannot be marketed or sold in the EEA. To demonstrate compliance with the Essential Requirements and obtain the right to affix the CE mark, we or our Founded Entities must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. The conformity assessment procedure requires the intervention of a Notified Body (except for certain class I devices), which is an organization designated by a competent authority of an EEA country to conduct conformity assessments. The Notified Body issues a CE Certificate of Conformity following successful completion of a conformity assessment procedure and quality management system audit conducted in relation to the medical device and its manufacturer and their conformity with the Essential Requirements. This Certificate entitles the manufacturer to affix the CE mark to its medical therapeutics after having prepared and signed a related EC Declaration of Conformity. In June 2020, Gelesis received a CE Mark for Plenity as a class III medical device indicated for weight loss in overweight and obese adults with a Body Mass Index of 25-40 kg/m2, when used in conjunction with diet and exercise. Also in June 2020, Akili received a CE Mark for EndeavorRx as a prescription-only digital therapeutic software intended for the treatment of attention and inhibitory control deficits in paediatric patients with ADHD. We or our Founded Entities could also be required to conduct post- marketing clinical trials to verify the safety and efficacy of our or our Founded Entities’ therapeutics in general or in specific patient subsets. If original marketing approval of a drug or biologic was obtained via an accelerated approval pathway, we or our Founded Entities could be required to conduct a successful post-marketing clinical trial to confirm clinical benefit for our or our Founded Entities’ therapeutics. An unsuccessful post-marketing study or failure to complete such a study could result in the withdrawal of marketing approval. If a regulatory agency discovers previously unknown problems with a therapeutic, such as AEs of unanticipated severity or frequency, or problems with the facility where the therapeutic is manufactured, or disagrees with the promotion, marketing or labeling of a therapeutic, such regulatory agency may impose restrictions on that therapeutic or us, including requiring withdrawal of the therapeutic from the market. If we or our Founded Entities fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things: • issue warning letters that would result in adverse publicity; • impose civil or criminal penalties; • suspend or withdraw regulatory approvals; • suspend any of our or our Founded Entities’ ongoing clinical trials; • refuse to approve pending applications or supplements to approved applications submitted by us or our Founded Entities; • impose restrictions on our operations, including closing our CMOs’ facilities; • seize or detain therapeutics; or • require a therapeutic recall. Any government investigation of alleged violations of law could require us to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenue from our therapeutics. If regulatory sanctions are applied or if regulatory clearance or approval is withdrawn, the value of our company and our operating results will be adversely affected. The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory clearance or approval of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates. For example, following new guidance from the FDA recognizing the need for access to certain low-risk clinically-validated digital health devices for psychiatric conditions during the COVID-19 pandemic, in April 2020 Akili announced that EndeavorRx (AKL-T01) would be available for use by children with ADHD and their families. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If these legislative or administrative actions impose constraints on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If, for any of our Wholly Owned Programs that are cleared or approved, we are found to have improperly promoted off-label uses of those therapeutics, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription therapeutics, if approved. In particular, while the FDA permits the dissemination of truthful and non- misleading information about an approved therapeutic, a manufacturer may not promote a therapeutic for uses that are not approved by the FDA or such other regulatory agencies as reflected in the therapeutic’s approved labeling. If we are found to have promoted such off-label uses, we may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees, corporate integrity agreements or permanent injunctions under which specified promotional conduct must be changed or curtailed. If we cannot successfully manage the promotion of the therapeutic candidates within our Wholly Owned Pipeline, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition. Risks Related to Manufacturing our Therapeutic Candidates or Those of our Founded Entities Certain of the therapeutic candidates being developed by us or our Founded Entities are novel, complex and difficult to manufacture. We could experience manufacturing problems that result in delays in our development or commercialization programs or otherwise harm our business. The manufacturing processes our CMOs use to produce our and our Founded Entities’ therapeutic candidates are complex and in certain cases novel. Several factors could cause production interruptions, including inability to develop novel manufacturing processes, equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers, including acquisition of the supplier by a third party or declaration of bankruptcy. For example, Vedanta has its own proprietary GMP manufacturing facilities for certain therapeutic candidates, including VE202, VE303, VE800 and VE416. Creating defined consortia of live microbial therapeutics for these therapeutic candidates is inherently complex, and therefore can be vulnerable to delays. The expertise required to manufacture these therapeutic candidates is unique to Vedanta, and as a result, it would be difficult and time consuming to find an alternative CMO. In addition, manufacturing of clinical supply for LYT-100, LYT-200, LYT-210 and LYT-300 are dependent on third party CMOs, and manufacturing such therapeutic candidates is inherently complex. As another example, we are advancing LYT-100 for potential treatment of complications that persist following the resolution of COVID-19 infection. COVID-19 has been widespread, and any approved treatments related to COVID-19 could face issues manufacturing sufficient quantities to meet demand. Additionally, three vaccines for COVID-19 were granted Emergency Use Authorization by the FDA in late 2020 and early 2021, and more are likely to be authorized in the coming months. The resultant demand for vaccines and potential for manufacturing facilities and materials to be commandeered under the Defense Production Act of 1950, or equivalent foreign legislation, may make it more difficult to obtain materials or manufacturing slots for the therapeutics needed for our and our Founded Entities’ clinical trials or therapeutics which could lead to delays in these trials or supply shortages of therapeutics. Some of our and our Founded Entities’ therapeutic candidates include biologics, some of which have physical and chemical properties that cannot be fully characterized. As a result, assays of the finished product may not be sufficient to ensure that the therapeutic candidate is consistent

202 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n from lot-to-lot or will perform in the intended manner. Accordingly, our CMOs must employ multiple steps to control the manufacturing process to assure that the process is reproducible and the therapeutic candidate is made strictly and consistently in compliance with the process. Problems with the manufacturing process, even minor deviations from the normal process, could result in therapeutic defects or manufacturing failures that result in lot failures, therapeutic recalls, product liability claims or insufficient inventory to conduct clinical trials or supply commercial markets. We or our Founded Entities may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet the FDA, the EMA or other applicable standards or specifications with consistent and acceptable production yields and costs. In addition, the FDA, the EMA and other foreign regulatory authorities may require us or our Founded Entities to submit samples of any lot of any approved therapeutic together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other foreign regulatory authorities may require that we or our Founded Entities not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the therapeutic that could result in lot failures or therapeutic recalls. Lot failures or therapeutic recalls could cause us or our Founded Entities to delay therapeutic launches or clinical trials, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects. Our CMOs also may encounter problems hiring and retaining the experienced scientific, quality assurance, quality-control and manufacturing personnel needed to operate our manufacturing processes, which could result in delays in production or difficulties in maintaining compliance with applicable regulatory requirements. Any problems in our CMOs’ manufacturing process or facilities could result in delays in planned clinical trials and increased costs, and could make us a less attractive collaborator for potential partners, including larger biotechnology companies and academic research institutions, which could limit access to additional attractive development programs. Problems in our manufacturing process could restrict our ability to meet potential future market demand for therapeutics. We do not currently have nor do we plan to acquire the infrastructure or capability internally to manufacture our clinical drug supplies for use in the conduct of our clinical trials, and we lack the resources and the capability to manufacture the therapeutic candidates within our Wholly Owned Pipeline on a clinical or commercial scale. Instead, we rely on our third-party manufacturing partners for the production of the active pharmaceutical ingredient, or API, and drug formulation. The facilities used by our third-party manufacturers to manufacture our therapeutic candidates that we may develop must be successfully inspected by the applicable regulatory authorities, including the FDA, after we submit our NDA to the FDA. We are currently completely dependent on our third-party manufacturers for the production of LYT-100 and LYT-200 in accordance with cGMPs, which include, among other things, quality control, quality assurance and the maintenance of records and documentation. Although we have entered into agreements for the manufacture of clinical supplies of LYT-100 and LYT-200, our third-party manufacturers may not perform as agreed, may be unable to comply with these cGMP requirements and with FDA, state and foreign regulatory requirements or may terminate its agreement with us. If any of our third-party manufacturers cannot successfully manufacture material that conforms to our specifications and the applicable regulatory authorities’ strict regulatory requirements, or pass regulatory inspection, our NDA will not be approved. In addition, although we are ultimately responsible for ensuring therapeutic quality, we have no direct day-to-day control over our third-party manufacturers’ ability to maintain adequate quality control, quality assurance and qualified personnel. If our third-party manufacturers are unable to satisfy the regulatory requirements for the manufacture of our therapeutics, if approved, or if our suppliers or third-party manufacturers decide they no longer want to manufacture our therapeutics, we may need to find alternative manufacturing facilities, which would be time-consuming and significantly impact our ability to develop, obtain regulatory approval for or market our therapeutics, if approved. If we are required to change contract manufacturers for any reason, we will be required to show that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process or procedure will produce our therapeutic candidate according to specifications previously submitted to the FDA or another regulatory authority. We might be unable to identify manufacturers for long-term clinical and commercial supply on acceptable terms or at all. Manufacturers are subject to ongoing periodic announced and unannounced inspection by the FDA and other governmental authorities to ensure compliance with government regulations. Currently, our contract manufacturer for the API for LYT-100 is located outside the United States and the FDA has recently increased the number of foreign drug manufacturers that it inspects as well as the frequency of such inspections. As a result, our third-party manufacturers may be subject to increased scrutiny. If we were to experience an unexpected loss of supply for clinical development or commercialization, we could experience delays in our ongoing or planned clinical trials as our third-party manufacturers would need to manufacture additional quantities of our clinical and commercial supply and we may not be able to provide sufficient lead time to enable our third-party manufacturers to schedule a manufacturing slot, or to produce the necessary replacement quantities. This could result in delays in progressing our clinical development activities and achieving regulatory approval for our therapeutics, which could materially harm our business. The manufacture of pharmaceutical therapeutics is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. We and our contract manufacturers must comply with cGMP regulations and guidelines. Manufacturers of pharmaceutical therapeutics often encounter difficulties in production, particularly in scaling up and validating initial production. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if microbial, viral or other contaminations are discovered in our therapeutics or in the manufacturing facilities in which our therapeutics, if approved, are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We cannot assure you that any stability or other issues relating to the manufacture of any of our therapeutics will not occur in the future. Additionally, our manufacturers may experience manufacturing difficulties due to resource constraints or as a result of labor disputes or unstable political environments. If our manufacturers were to encounter any of these difficulties, or otherwise fail to comply with their contractual obligations, our ability to provide any therapeutic candidates to patients in clinical trials would be jeopardized. Any delay or interruption in the supply of clinical trial supplies could delay the completion of clinical trials, increase the costs associated with maintaining clinical trial programs and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely. Any adverse developments affecting clinical or commercial manufacturing of our therapeutics may result in shipment delays, inventory shortages, lot failures, therapeutic withdrawals or recalls, or other interruptions in the supply of our therapeutics or therapeutic candidates. We may also have to take inventory write-offs and incur other charges and expenses for therapeutics or therapeutic candidates that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Accordingly, failures or difficulties faced at any level of our supply chain could materially adversely affect our business and delay or impede the development and commercialization of any of our therapeutics or therapeutic candidates and could have a material adverse effect on our business, prospects, financial condition and results of operations. Our or our Founded Entities’ therapeutics must be manufactured in accordance with federal, state and international regulations, and we or our Founded Entities could be forced to recall our or our Founded Entities’ medical devices or terminate production if we or our Founded Entities fail to comply with these regulations. The methods used in, and the facilities used for, the manufacture of medical device therapeutics of our Founded Entities, including Gelesis, Akili, Follica and Sonde, must comply with the FDA’s cGMPs for medical devices, known as Quality System Regulation, or QSR, which is a complex regulatory scheme that covers the procedures and documentation of, among other requirements, the design, testing, validation, verification, complaint handling, production, process controls, quality assurance, labeling, supplier evaluation, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices. Furthermore, we and our Founded Entities are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through, among other oversight methods, periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors, suppliers or CMOs. Our and our Founded Entities’ therapeutics are also subject to similar

PureTech Health plc Annual report and accounts 2020 203 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n state regulations and various laws and regulations of foreign countries governing manufacturing. Our or our Founded Entities’ third-party manufacturers may not take the necessary steps to comply with applicable regulations or our or our Founded Entities’ specifications, which could cause delays in the delivery of our therapeutics. In addition, failure to comply with applicable FDA requirements or later discovery of previously unknown problems with our or our Founded Entities’ therapeutics or manufacturing processes could result in, among other things: warning letters or untitled letters; customer civil penalties; suspension or withdrawal of approvals or clearances; seizures or recalls of our or our Founded Entities’ therapeutics; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our or our Founded Entities’ therapeutics; clinical holds; refusal to permit the import or export of our or our Founded Entities’ therapeutics; and criminal prosecution of us or our employees. Any of these actions could significantly and negatively impact supply of our or our Founded Entities’ therapeutics. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we or our Founded Entities could lose customers and suffer reduced revenue and increased costs. Risks Related to Commercialization If, in the future, we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any therapeutic candidates we may develop, we may not be successful in commercializing those therapeutic candidates if and when they are approved. We do not have a sales or marketing infrastructure or the capabilities for sale, marketing, or distribution of pharmaceutical therapeutics. To achieve commercial success for any approved therapeutic for which we retain sales and marketing responsibilities, we must either develop a sales and marketing organization or outsource these functions to third parties. In the future, we may choose to build a focused sales, marketing, and commercial support infrastructure to market and sell the therapeutic candidates within our Wholly Owned Pipeline, if and when they are approved. We may also elect to enter into collaborations or strategic partnerships with third parties to engage in commercialization activities with respect to selected therapeutic candidates, indications or geographic territories, including territories outside the United States, although there is no guarantee we will be able to enter into these arrangements even if the intent is to do so. There are risks involved with both establishing our own commercial capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force or reimbursement specialists is expensive and time consuming and could delay any therapeutic launch. If the commercial launch of a therapeutic candidate for which we recruit a sales force and establish marketing and other commercialization capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition commercialization personnel. Factors that may inhibit our efforts to commercialize any approved therapeutic on our own include: • the inability to recruit and retain adequate numbers of effective sales, marketing, reimbursement, customer service, medical affairs, and other support personnel; • the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe any future approved therapeutics; • the inability of reimbursement professionals to negotiate arrangements for formulary access, reimbursement, and other acceptance by payors; • the inability to price therapeutics at a sufficient price point to ensure an adequate and attractive level of profitability; • restricted or closed distribution channels that make it difficult to distribute our therapeutics to segments of the patient population; • the lack of complementary therapeutics to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive therapeutic lines; and • unforeseen costs and expenses associated with creating an independent commercialization organization. If we enter into arrangements with third parties to perform sales, marketing, commercial support, and distribution services, our therapeutic revenue or the profitability of therapeutic revenue may be lower than if we were to market and sell any therapeutics we may develop internally. In addition, we may not be successful in entering into arrangements with third parties to commercialize the therapeutic candidates within our Wholly Owned Pipeline or may be unable to do so on terms that are favorable to us or them. We may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our therapeutics effectively or may expose us to legal and regulatory risk by not adhering to regulatory requirements and restrictions governing the sale and promotion of prescription drug therapeutics, including those restricting off-label promotion. If we do not establish commercialization capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing the therapeutic candidates within our Wholly Owned Pipeline, if approved. Even if any current or future therapeutic candidate of ours receives regulatory clearance or approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable. We have never commercialized a therapeutic, and even if any current or future therapeutic candidate of ours is approved by the appropriate regulatory authorities for marketing and sale, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. Physicians may be reluctant to take their patients off their current medications and switch their treatment regimen. Further, patients often acclimate to the treatment regime that they are currently taking and do not want to switch unless their physicians recommend switching therapeutics or they are required to switch due to lack of coverage and adequate reimbursement. In addition, even if we are able to demonstrate our Wholly Owned Programs’ safety and efficacy to the FDA and other regulators, safety or efficacy concerns in the medical community may hinder market acceptance. Efforts to educate the medical community and third-party payors on the benefits of the therapeutic candidates within our Wholly Owned Pipeline may require significant resources, including management time and financial resources, and may not be successful. The degree of market acceptance of the therapeutic candidates within our Wholly Owned Pipeline, if approved for commercial sale, will depend on a number of factors, including: • the efficacy and safety of the therapeutic; • the potential advantages of the therapeutic compared to competitive therapies; • the prevalence and severity of any side effects; • whether the therapeutic is designated under physician treatment guidelines as a first-, second- or third-line therapy; • our ability, or the ability of any future collaborators, to offer the therapeutic for sale at competitive prices; • the therapeutic’s convenience and ease of administration compared to alternative treatments; • the willingness of the target patient population to try, and of physicians to prescribe, the therapeutic; • limitations or warnings, including distribution or use restrictions contained in the therapeutic’s approved labeling; • the strength of sales, marketing and distribution support; • changes in the standard of care for the targeted indications for the therapeutic; and • availability and adequacy of coverage and reimbursement from government payors, managed care plans and other third-party payors. Sales of medical therapeutics also depend on the willingness of physicians to prescribe the treatment, which is likely to be based on a determination by these physicians that the therapeutics are safe, therapeutically effective and cost effective. In addition, the inclusion or exclusion of therapeutics from treatment guidelines established by various physician groups and the viewpoints of influential physicians can affect the willingness of other physicians to prescribe the treatment. We cannot predict whether physicians, physicians’ organizations, hospitals, other healthcare providers, government agencies or private insurers will determine that our therapeutic is safe, therapeutically effective and cost effective as compared with competing treatments. If any therapeutic candidates we develop do not achieve an adequate level of acceptance, we may not generate significant therapeutic revenue, and we may not become profitable. Any failure by any current or future therapeutic candidate of ours that obtains regulatory approval to achieve market acceptance or commercial success would adversely affect our business prospects. In addition, any negative perception of one of our Founded Entities or any therapeutic candidates marketed or commercialized by them may adversely affect

204 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n our reputation in the marketplace or among industry participants and our business prospects. The insurance coverage and reimbursement status of newly-approved therapeutics is uncertain. The therapeutic candidates within our Wholly Owned Pipeline may become subject to unfavorable pricing regulations, third-party coverage and reimbursement practices, or healthcare reform initiatives, which would harm our business. Failure to obtain or maintain coverage and adequate reimbursement for new or current therapeutics could limit our ability to market those therapeutics and decrease our ability to generate revenue. The regulations that govern marketing approvals, pricing, coverage, and reimbursement for new drugs and other medical therapeutics vary widely from country to country. In the United States, healthcare reform legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a therapeutic before it can be marketed. In many countries, the pricing review period begins after marketing or therapeutic licensing approval is granted. In some foreign markets, pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a therapeutic in a particular country, but then be subject to price regulations that delay our commercial launch of the therapeutic, possibly for lengthy time periods, and negatively impact the revenue we are able to generate from the sale of the therapeutic in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more therapeutics or therapeutic candidates, even if any therapeutic candidates we may develop obtain marketing approval. Our ability to successfully commercialize our therapeutics and therapeutic candidates also will depend in part on the extent to which coverage and adequate reimbursement for these therapeutics and related treatments will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. The availability of coverage and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford treatments such as gene therapy therapeutics. Sales of these or other therapeutic candidates that we may identify will depend substantially, both domestically and abroad, on the extent to which the costs of the therapeutic candidates within our Wholly Owned Pipeline will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If coverage and adequate reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our therapeutics or therapeutic candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. In many countries, the prices of medical therapeutics are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medicines, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for the therapeutic candidates within our Wholly Owned Pipeline. Accordingly, in markets outside the United States, the reimbursement for therapeutics may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenues and profits. There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved therapeutics and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. No uniform policy of coverage and reimbursement for therapeutics exists among third-party payors and coverage and reimbursement levels for therapeutics can differ significantly from payor to payor. As a result, the coverage determination process is often a time consuming and costly process that may require us to provide scientific and clinical support for the use of our therapeutics to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. It is difficult to predict what CMS will decide with respect to reimbursement for fundamentally novel therapeutics such as ours, as there is no body of established practices and precedents for these new therapeutics. Reimbursement agencies in Europe may be more conservative than CMS. For example, a number of cancer drugs have been approved for reimbursement in the United States and have not been approved for reimbursement in certain European countries. Moreover, eligibility for reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale, and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Our inability to promptly obtain coverage and profitable payment rates from both government-funded and private payors for any approved therapeutics we may develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize therapeutic candidates, and our overall financial condition. As noted above, in the United States we plan to have various programs to help patients afford our therapeutics, including patient assistance programs and co-pay coupon programs for eligible patients. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Our inability to promptly obtain coverage and profitable reimbursement rates third-party payors for any approved therapeutics that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize therapeutics and our overall financial condition. Increasingly, third-party payors are requiring that pharmaceutical companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical therapeutics. We cannot be sure that reimbursement will be available for any therapeutic candidate that we commercialize and, if reimbursement is available, the level of reimbursement. Reimbursement may impact the demand for, or the price of, any therapeutic or therapeutic candidate for which we obtain marketing approval. In order to obtain reimbursement, physicians may need to show that patients have superior treatment outcomes with our therapeutics compared to standard of care drugs, including lower-priced generic versions of standard of care drugs. We expect to experience pricing pressures in connection with the sale of any of the therapeutic candidates within our Wholly Owned Pipeline, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense. As a result, increasingly high barriers are being erected to the entry of new therapeutics. Additionally, we may develop companion diagnostic tests for use with our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. We, or our Founded Entities or our collaborators may be required to obtain coverage and reimbursement for these tests separate and apart from the coverage and reimbursement we seek for our Wholly Owned Programs or our Founded Entities’ therapeutic candidates, once approved. Even if we or our Founded Entities obtain regulatory approval or clearance for such companion diagnostics, there is significant uncertainty regarding our ability to obtain coverage and adequate reimbursement for the same reasons applicable to our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. Medicare reimbursement methodologies, whether under Part A, Part B, or clinical laboratory fee schedule may be amended from time to time, and we cannot predict what effect any change to these methodologies would have on any therapeutic candidate or companion diagnostic for which we receive approval. We have no sales, distribution, or marketing capabilities, and may invest significant financial and management resources to establish these capabilities. If we are unable to establish such capabilities or enter into agreements with third parties to market and sell our future therapeutics, if approved, we may be unable to generate any revenues. Given our stage of development, we have no sales, distribution, or marketing capabilities. To successfully commercialize any therapeutics that may result from our development programs, we will need to develop sales and marketing capabilities in the United States, Europe, and other regions, either on our own or with others. We may enter into strategic alliances with other entities to utilize their mature marketing and distribution

PureTech Health plc Annual report and accounts 2020 205 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n capabilities, but we may be unable to enter into marketing agreements on favorable terms, if at all. If our future strategic collaborators do not commit sufficient resources to commercialize our future therapeutics, if any, and we are unable to develop the necessary marketing capabilities on our own, we may be unable to generate sufficient therapeutic revenue to sustain our business. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without a significant internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies. Risks Related to Compliance with Healthcare Laws If we fail to comply with healthcare laws, we could face substantial penalties and our business, operations and financial conditions could be adversely affected. Healthcare providers, physicians and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of pharmaceutical therapeutics. Arrangements with healthcare providers, third-party payors and customers can expose pharmaceutical manufacturers to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act, or the FCA, which may constrain the business or financial arrangements and relationships through which such companies sell, market and distribute pharmaceutical therapeutics. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of ownership, pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. The applicable federal and state healthcare laws and regulations laws that may affect our ability to operate include, but are not limited to: • the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment of up to ten years, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers and formulary managers, on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. On December 2, 2020, the Office of Inspector General, or OIG, published further modifications to the federal Anti-Kickback Statute. Under the final rules, OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. This rule (with exceptions) became effective January 19, 2021. Implementation of this change and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical therapeutics and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. We continue to evaluate what effect, if any, the rule will have on our business • federal civil and criminal false claims laws and civil monetary penalty laws, including the False Claims Act, which impose criminal and civil penalties, including through civil “qui tam” or “whistleblower” actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal health care programs that are false or fraudulent; knowingly making or causing a false statement material to a false or fraudulent claim or an obligation to pay money to the federal government; or knowingly concealing or knowingly and improperly avoiding or decreasing such an obligation. Manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs; • the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it; • the federal civil monetary penalties laws, which impose civil fines for, among other things, the offering or transfer or remuneration to a Medicare or state healthcare program beneficiary if the person knows or should know it is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier of services reimbursable by Medicare or a state healthcare program, unless an exception applies; • HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose, among other things, requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions; • the federal Physician Payments Sunshine Act, created under the ACA, and its implementing regulations, which require manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the U.S. Department of Health and Human Services, or HHS, under the Open Payments Program, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners; • federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; • federal price reporting laws, which require manufacturers to calculate and report complex pricing metrics to government programs, where such reported prices may be used in the calculation of reimbursement and/or discounts on approved therapeutics; and • analogous state and foreign laws and regulations, such as state and foreign anti-kickback, false claims, consumer protection and unfair competition laws which may apply to pharmaceutical business practices, including but not limited to, research, distribution, sales and marketing arrangements as well as submitting claims involving healthcare items or services reimbursed by any third-party payer, including commercial insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government that otherwise restricts payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to file reports with states regarding pricing and marketing information, such as the tracking and reporting of gifts, compensations and other remuneration and items of value provided to healthcare professionals

206 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n and entities; state and local laws requiring the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and are often not pre-empted by HIPAA, thus complicating compliance efforts. Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities, including compensation of physicians with stock or stock options, could, despite efforts to comply, be subject to challenge under one or more of such laws. Additionally, FDA or foreign regulators may not agree that we have mitigated any risk of bias in our clinical trials due to payments or equity interests provided to investigators or institutions which could limit a regulator’s acceptance of those clinical trial data in support of a marketing application. Moreover, efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, exclusion from participation in Medicare, Medicaid and other federal healthcare programs, integrity and oversight agreements to resolve allegations of non-compliance, contractual damages, reputational harm, diminished profits and future earnings, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of the therapeutic candidates within our Wholly Owned Pipeline outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. We and any potential collaborators may be subject to federal, state, and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH. Depending on the facts and circumstances, we could be subject to civil, criminal, and administrative penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA. Compliance with U.S. and international data protection laws and regulations, including the General Data Protection Regulation 2016/679, or GDPR, in the European Union, could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with these laws and regulations could result in government enforcement actions (which could include civil, criminal and administrative penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects, employees and other individuals about whom we or our potential collaborators obtain personal information, as well as the providers who share this information with us, may limit our ability to collect, use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business. Healthcare legislative measures aimed at reducing healthcare costs may have a material adverse effect on our business and results of operations. The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system that could prevent or delay marketing approval of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates or any future therapeutic candidates, restrict or regulate post-approval activities and affect our or our Founded Entities’ ability to profitably sell any therapeutic for which we or our Founded Entities obtain marketing approval. Changes in regulations, statutes or the interpretation of existing regulations could impact our or our Founded Entities’ business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to therapeutic labeling; (iii) the recall or discontinuation of our therapeutics; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business. In the United States, there have been and continue to be a number of legislative initiatives and judicial challenges to contain healthcare costs. For example, in March 2010, the Affordable Care Act, or the ACA, was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the U.S. pharmaceutical industry. The ACA, among other things, subjects biological therapeutics to potential competition by lower-cost biosimilars, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs, and creates a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50 percent (increased to 70 percent as of 2019 pursuant to subsequent legislation) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D. Payment methodologies may be subject to changes in healthcare legislation and regulatory challenges. For example, in order for a drug therapeutic to receive federal reimbursement under the Medicaid or Medicare Part B programs or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. In December 2018, the CMS published a final rule permitting further collections and payments to and from certain ACA qualified health plans and health insurance issuers under the ACA risk adjustment program in response to the outcome of the federal district court litigation regarding the method CMS uses to determine this risk adjustment. Since then, the ACA risk adjustment program payment parameters have been updated annually. Since the enactment of the ACA, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. The Tax Cuts and Jobs Act of 2017, or the Tax Act, includes a provision that repealed effective January 1, 2019 the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, or the Texas District Court Judge, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. The former Trump Administration and CMS have both stated that the ruling will have no immediate effect, and on December 30, 2018 the Texas District Court Judge issued an order staying the judgment pending appeal. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review the case, and held oral arguments on November 10, 2020. Pending a decision, the ACA remains in effect, but it is unclear at this time what effect these developments will have on the status of the ACA. We will continue to evaluate the effect that the ACA and its possible repeal and replacement has on our business. Since January 2017, former President Trump signed various Executive Orders designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. On October 13, 2017, former President Trump signed an Executive Order terminating the cost-sharing subsidies that reimburse insurers under the ACA. The former Trump administration concluded that cost-sharing reduction, or CSR, payments to insurance companies required under the ACA have not received necessary appropriations from Congress and announced that it would discontinue these payments immediately until those appropriations are made. Several state Attorneys General filed suit to stop the administration from terminating the subsidies, but their request for a restraining order was denied by a federal judge in California on October 25, 2017. On August

PureTech Health plc Annual report and accounts 2020 207 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n 14, 2020, the U.S. Court of Appeals for the Federal Circuit ruled in two separate cases that the federal government is liable for the full amount of unpaid CSRs for the years preceding and including 2017. For CSR claims made by health insurance companies for years 2018 and later, further litigation will be required to determine the amounts due, if any. Further, on June 14, 2018, U.S. Court of Appeals for the Federal Circuit ruled that the federal government was not required to pay more than $12 billion in ACA risk corridor payments to third-party payors who argued were owed to them. This decision was appealed to the U.S. Supreme Court, which on April 27, 2020, reversed the U.S. Court of Appeals for the Federal Circuit’s decision and remanded the case to the U.S. Court of Federal Claims, concluding the government has an obligation to pay these risk corridor payments under the relevant formula. The U.S. federal government has since started sending third-party payors owed payments. It is not clear what effect these rulings will have on our business, but we will continue to monitor any developments. Moreover, on January 22, 2018, former President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain ACA-mandated fees, including the so called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. However, on December 20, 2019, the U.S. President signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repeals the Cadillac tax, the health insurance provider tax, and the medical device excise tax. The Bipartisan Budget Act of 2018, also amended the ACA, effective January 1, 2019, by increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D and closing the coverage gap in most Medicare drug plans, commonly referred to as the “donut hole.” In addition, CMS published a final rule on April 25, 2019 that gave states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, resulted in aggregate reductions of Medicare payments to providers of 2 percent per fiscal year, which went into effect in 2013, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional Congressional action is taken. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, and due to subsequent legislation, these Medicare sequester reductions have been suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic. The American Taxpayer Relief Act of 2012 further reduced Medicare payments to several types of providers, including hospitals and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. There has been increasing legislative and enforcement interest in the United States with respect to drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. At the federal level, the former Trump administration’s budget for fiscal year 2021 includes a $135 billion allowance to support legislative proposals seeking to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. On March 10, 2020, the former Trump administration sent “principles” for drug pricing to Congress, calling for legislation that would, among other things, cap Medicare Part D beneficiary out-of-pocket pharmacy expenses, provide an option to cap Medicare Part D beneficiary monthly out-of-pocket expenses, and place limits on pharmaceutical price increases. Additionally, the former Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their therapeutics and reduce the out of pocket costs of drug therapeutics paid by consumers. The U.S. Department of HHS, has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. For example, in May 2019, CMS issued a final rule to allow Medicare Advantage Plans the option of using step therapy for Part B drugs beginning January 1, 2020. This final rule codified CMS’s policy change that was effective January 1, 2019. However, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify these executive and administrative actions after January 20, 2021. In addition, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug therapeutics that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a drug manufacturer to make its drug therapeutics available to eligible patients as a result of the Right to Try Act. In 2020, former President Trump announced several executive orders related to prescription drug pricing that seek to implement several of the administration’s proposals. The FDA released a final rule on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. Further, on November 20, 2020, CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates will be calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development countries with a similar gross domestic product per capita. The MFN Model regulations mandate participation by identified Part B providers and would have applied to all U.S. states and territories for a seven-year period beginning January 1, 2021, and ending December 31, 2027. However, in response to a lawsuit filed by several industry groups, on December 28, the U.S. District Court for the Northern District of California issued a nationwide preliminary injunction enjoining government defendants from implementing the MFN Rule pending completion of notice-and- comment procedures under the Administrative Procedure Act. On January 13, 2021, in a separate lawsuit brought by industry groups in the U.S. District of Maryland, the government defendants entered a joint motion to stay litigation on the condition that the government would not appeal the preliminary injunction granted in the U.S. District Court for the Northern District of California and that performance for any final regulation stemming from the MFN Interim Final Rule shall not commence earlier than 60 days after publication of that regulation in the Federal Register. Further, authorities in Canada have passed rules designed to safeguard the Canadian drug supply from shortages. If implemented, importation of drugs from Canada and the MFN Model may materially and adversely affect the price we receive for any of our therapeutic candidates. Additionally, on December 2, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. Pursuant to an order entered by the U.S. District Court for the District of Columbia, the portion of the rule eliminating safe harbor protection for certain rebates related to the sale or purchase of a pharmaceutical therapeutic from a manufacturer to a plan sponsor under Medicare Part D has been delayed to January 1, 2023. Further, implementation of this change and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical therapeutics and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological therapeutic pricing, including price or patient reimbursement constraints, discounts, restrictions on certain therapeutic access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical therapeutics and which suppliers will be included in their prescription drug and other healthcare programs. Furthermore, there has been increased interest by third-party payors and governmental authorities in reference pricing systems and publication of discounts and list prices. There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our therapeutic. Such reforms could have an adverse effect on anticipated revenue from therapeutic candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop therapeutic candidates. We cannot

208 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect: • the demand for the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, if approved; • our ability to receive or set a price that we believe is fair for our therapeutics; • our ability to generate revenue and achieve or maintain profitability; • the amount of taxes that we are required to pay; and • the availability of capital. Other healthcare reform measures may be adopted in the future, and may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement, and new payment methodologies. This could lower the price that we receive for any approved therapeutic. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, if approved. Litigation and legislative efforts to change or repeal the ACA are likely to continue, with unpredictable and uncertain results. Risks Related to Competition We face significant competition in an environment of rapid technological and scientific change, and there is a possibility that our competitors may achieve regulatory approval before us or develop therapies that are safer, more advanced or more effective than ours, which may negatively impact our ability to successfully market or commercialize any therapeutic candidates we may develop and ultimately harm our financial condition. The development and commercialization of new drug therapeutics is highly competitive. We may face competition with respect to any therapeutic candidates that we seek to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization. There are a number of major pharmaceutical and biotechnology companies that are currently pursuing the development and commercialization of potential medicines targeting the Brain-Immune- Gut. If any of our competitors receive FDA approval before we do, the therapeutic candidates within our Wholly Owned Pipeline would not be the first treatment on the market, and our market share may be limited. In addition to competition from other companies targeting our target indications, any therapeutics we may develop may also face competition from other types of therapies. Many of our current or potential competitors, either alone or with their strategic partners, have: • greater financial, technical, and human resources than we have at every stage of the discovery, development, manufacture, and commercialization of therapeutics; • more extensive resources for preclinical testing, conducting clinical trials, obtaining regulatory approvals, and in manufacturing, marketing, and selling drug therapeutics; • therapeutics that have been approved or are in late stages of development; and • collaborative arrangements in our target markets with leading companies and research institutions. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize therapeutics that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any therapeutics that we may develop. Furthermore, currently approved therapeutics could be discovered to have application for treatment of our targeted disease indications or similar indications, which could give such therapeutics significant regulatory and market timing advantages over the therapeutic candidates within our Wholly Owned Pipeline. Our competitors may also obtain FDA, EMA or other comparable foreign regulatory approval for their therapeutics more rapidly than we may obtain approval for ours and may obtain orphan therapeutic exclusivity from the FDA for indications that we are targeting, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, therapeutics or technologies developed by our competitors may render our potential therapeutic candidates uneconomical or obsolete and we may not be successful in marketing any therapeutic candidates we may develop against competitors. In addition, we could face litigation or other proceedings with respect to the scope, ownership, validity and/or enforceability of our patents relating to our competitors’ therapeutics and our competitors may allege that our therapeutics infringe, misappropriate or otherwise violate their intellectual property. The availability of our competitors’ therapeutics could limit the demand, and the price we are able to charge, for any therapeutics that we may develop and commercialize. The therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates for which we or our Founded Entities intend to seek approval as biologic therapeutics may face competition sooner than anticipated. If we or our Founded Entities are successful in achieving regulatory approval to commercialize any biologic therapeutic candidate we or our Founded Entities develop alone or with collaborators, it may face competition from biosimilar therapeutics. In the United States, certain of the therapeutic candidates within our Wholly Owned Pipeline and our Founded Entities’ therapeutic candidates are regulated by the FDA as biologic therapeutics subject to approval under the BLA pathway. The Biologics Price Competition and Innovation Act of 2009, or BPCIA, created an abbreviated pathway for the approval of biosimilar and interchangeable biologic therapeutics following the approval of an original BLA. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing brand therapeutic. Under the BPCIA, an application for a biosimilar therapeutic may not be submitted until four years following the date that the reference therapeutic was first licensed by the FDA. In addition, the approval of a biosimilar therapeutic may not be made effective by the FDA until 12 years after the reference therapeutic was first licensed by the FDA. During this 12-year period of exclusivity, another company may still market a competing version of the reference therapeutic if the FDA approves a full BLA for the competing therapeutic containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their therapeutic. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for biological therapeutic candidates. We believe that any of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates that are approved as a biological therapeutic under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider such therapeutic candidates to be reference therapeutics for competing therapeutics, potentially creating the opportunity for generic competition sooner than anticipated. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. Moreover, the extent to which a biosimilar therapeutic, once approved, will be substituted for any one of our, our Founded Entities’ or our collaborators’ reference therapeutics in a way that is similar to traditional generic substitution for non-biologic therapeutics is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. If competitors are able to obtain marketing approval for biosimilars referencing any therapeutics that we or our Founded Entities develop alone or with collaborators that may be approved, such therapeutics may become subject to competition from such biosimilars, with the attendant competitive pressure and potential adverse consequences.

PureTech Health plc Annual report and accounts 2020 209 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n Risks Related to Reliance on Third Parties We are currently party to and may seek to enter into additional collaborations, licenses and other similar arrangements and may not be successful in maintaining existing arrangements or entering into new ones, and even if we are, we may not realize the benefits of such relationships. We are currently parties to license and collaboration agreements with a number of universities and pharmaceutical companies and expect to enter into additional agreements as part of our business strategy. The success of our current and any future collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborations are subject to numerous risks, which may include risks that: • collaborators may have significant discretion in determining the efforts and resources that they will apply to collaborations; • collaborators may not pursue development and commercialization of the therapeutic candidates within our Wholly Owned Pipeline or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in their strategic focus due to their acquisition of competitive therapeutics or their internal development of competitive therapeutics, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities; • collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial, abandon a therapeutic candidate, repeat or conduct new clinical trials or require a new formulation of a therapeutic candidate for clinical testing; • collaborators could independently develop, or develop with third parties, therapeutics that compete directly or indirectly with our therapeutics or therapeutic candidates; • a collaborator with marketing, manufacturing and distribution rights to one or more therapeutics may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities; • we could grant exclusive rights to our collaborators that would prevent us from collaborating with others; • collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability; • disputes may arise between us and a collaborator that cause the delay or termination of the research, development or commercialization of our current or future therapeutic candidates or that results in costly litigation or arbitration that diverts management attention and resources; • collaborations may be terminated, which may result in a need for additional capital to pursue further development or commercialization of the applicable current or future therapeutic candidates; • collaborators may own or co-own intellectual property covering therapeutics that result from our collaboration with them, and in such cases, we would not have the exclusive right to develop or commercialize such intellectual property; • disputes may arise with respect to the ownership of any intellectual property developed pursuant to our collaborations; and • a collaborator’s sales and marketing activities or other operations may not be in compliance with applicable laws resulting in civil or criminal proceedings. Additionally, we may seek to enter into additional collaborations, joint ventures, licenses and other similar arrangements for the development or commercialization of the therapeutic candidates within our Wholly Owned Pipeline, due to capital costs required to develop or commercialize the therapeutic candidate or manufacturing constraints. We may not be successful in our efforts to establish such collaborations for the therapeutic candidates within our Wholly Owned Pipeline because our R&D pipeline may be insufficient, the therapeutic candidates within our Wholly Owned Pipeline may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view the therapeutic candidates within our Wholly Owned Pipeline as having the requisite potential to demonstrate safety and efficacy or significant commercial opportunity. In addition, we face significant competition in seeking appropriate strategic partners, and the negotiation process can be time consuming and complex. Further, any future collaboration agreements may restrict us from entering into additional agreements with potential collaborators. We cannot be certain that, following a strategic transaction or license, we will achieve an economic benefit that justifies such transaction. Even if we are successful in our efforts to establish such collaborations, the terms that we agree upon may not be favorable to us, and we may not be able to maintain such collaborations if, for example, development or approval of a therapeutic candidate is delayed, the safety of a therapeutic candidate is questioned or sales of an approved therapeutic candidate are unsatisfactory. In addition, any potential future collaborations may be terminable by our strategic partners, and we may not be able to adequately protect our rights under these agreements. Furthermore, strategic partners may negotiate for certain rights to control decisions regarding the development and commercialization of the therapeutic candidates within our Wholly Owned Pipeline, if approved, and may not conduct those activities in the same manner as we do. Any termination of collaborations we enter into in the future, or any delay in entering into collaborations related to the therapeutic candidates within our Wholly Owned Pipeline, could delay the development and commercialization of the therapeutic candidates within our Wholly Owned Pipeline and reduce their competitiveness if they reach the market, which could have a material adverse effect on our business, financial condition and results of operations. Collaborative relationships with third parties could cause us to expend significant resources and give rise to substantial business risk with no assurance of financial return. We anticipate relying upon strategic collaborations for marketing and commercializing our existing therapeutic candidates, and we may rely even more on strategic collaborations for R&D of other therapeutic candidates or discoveries. We may sell therapeutic offerings through strategic partnerships with pharmaceutical and biotechnology companies. If we are unable to establish or manage such strategic collaborations on terms favorable to us in the future, our R&D efforts and potential to generate revenue may be limited. If we enter into R&D collaborations during the early phases of therapeutic development, success will in part depend on the performance of research collaborators. We will not directly control the amount or timing of resources devoted by research collaborators to activities related to therapeutic candidates. Research collaborators may not commit sufficient resources to our R&D programs. If any research collaborator fails to commit sufficient resources, the preclinical or clinical development programs related to the collaboration could be delayed or terminated. Also, collaborators may pursue existing or other development-stage therapeutics or alternative technologies in preference to those being developed in collaboration with us. Finally, if we fail to make required milestone or royalty payments to collaborators or to observe other obligations in agreements with them, the collaborators may have the right to terminate or stop performance of those agreements. Establishing strategic collaborations is difficult and time-consuming. Our discussions with potential collaborators may not lead to the establishment of collaborations on favorable terms, if at all. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of therapeutic candidates or the generation of sales revenue. To the extent that we enter into collaborative arrangements, the related therapeutic revenues are likely to be lower than if we directly marketed and sold therapeutics. Such collaborators may also consider alternative therapeutic candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for any future therapeutic candidate. Management of our relationships with collaborators will require: • significant time and effort from our management team; • coordination of our marketing and R&D programs with the marketing and R&D priorities of our collaborators; and • effective allocation of our resources to multiple projects. We rely on third parties to assist in conducting our clinical trials and some aspects of our research and preclinical testing, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research, or testing. We currently rely and expect to continue to rely on third parties, such as CROs, clinical data management organizations, medical institutions, and clinical investigators, to conduct some aspects of research and preclinical testing and clinical trials. Any of these third parties may terminate their engagements with us or be unable to fulfill their contractual obligations. If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with

210 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n alternative third parties on commercially reasonable terms, or at all. If we need to enter into alternative arrangements, it would delay therapeutic development activities. Further, although our reliance on these third parties for clinical development activities limits our control over these activities, we remain responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards. For example, notwithstanding the obligations of a CRO for a trial of one of the therapeutic candidates within our Wholly Owned Pipeline, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with requirements, commonly referred to as Good Clinical Practices, or GCPs, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. The FDA enforces these GCPs through periodic inspections of trial sponsors, principal investigators, clinical trial sites and IRBs. If we or our third-party contractors fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving the therapeutic candidates within our Wholly Owned Pipeline, which would delay the regulatory approval process. We cannot be certain that, upon inspection, the FDA will determine that any of our clinical trials comply with GCPs. We are also required to register certain clinical trials and post the results of completed clinical trials on a government- sponsored database, ClinicalTrials.gov, within certain timeframes. NIH and FDA recently signaled the government’s willingness to begin enforcing those requirements against non-compliant clinical trial sponsors. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions. Furthermore, the third parties conducting clinical trials on our behalf are not our employees, and except for remedies available to us under our agreements with such contractors, we cannot control whether or not they devote sufficient time, skill and resources to our ongoing development programs. These contractors may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug or medical device development activities, which could impede their ability to devote appropriate time to our clinical programs. If these third parties, including clinical investigators, do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we may not be able to obtain, or may be delayed in obtaining, regulatory approvals for the therapeutic candidates within our Wholly Owned Pipeline. If that occurs, we will not be able to, or may be delayed in our efforts to, successfully commercialize the therapeutic candidates within our Wholly Owned Pipeline. In such an event, our financial results and the commercial prospects for any therapeutic candidates that we seek to develop could be harmed, our costs could increase and our ability to generate revenues could be delayed, impaired or foreclosed. Our or our Founded Entities’ use of third parties to manufacture the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates and other therapeutic candidates that we or our Founded Entities may develop for preclinical studies and clinical trials may increase the risk that we or our Founded Entities will not have sufficient quantities of our or our Founded Entities’ therapeutic candidates, therapeutics, or necessary quantities of such materials on time or at an acceptable cost. With respect to certain of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, we and certain of our Founded Entities do not currently have, nor do we plan to acquire, the infrastructure or capability internally to manufacture drug supplies for our ongoing clinical trials or any future clinical trials that we or our Founded Entities may conduct, and we and our Funded Entities lack the resources to manufacture any therapeutic candidates on a commercial scale. We rely, and expect to continue to rely, on third-party manufacturers to produce our and certain of our Founded Entities’ therapeutic candidates or other therapeutic candidates that we or our Founded Entities may identify for clinical trials, as well as for commercial manufacture if any therapeutic candidates receive marketing authorization. Although we and our Founded Entities generally do not begin a clinical trial unless we or our Founded Entities believe we have a sufficient supply of a therapeutic candidate to complete the trial, any significant delay or discontinuity in the supply of a therapeutic candidate, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third-party manufacturer could considerably delay the clinical development and potential regulatory authorization of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, which could harm our business and results of operations. We or our Founded Entities may be unable to identify and appropriately qualify third-party manufacturers or establish agreements with third-party manufacturers or do so on acceptable terms. Even if we or our Founded Entities are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including: • reliance on the third party for sourcing of raw materials, components, and such other goods as may be required for execution of its manufacturing processes and the oversight by the third party of its suppliers; • reliance on the third party for regulatory compliance and quality assurance for the manufacturing activities each performs; • the possible breach of the manufacturing agreement by the third party; • the possible misappropriation of proprietary information, including trade secrets and know-how; and • the possible termination or non-renewal of the agreement by the third party at a time that is costly or inconvenient for us or our Founded Entities. Furthermore, all of our CMOs are engaged with other companies to supply and/or manufacture materials or therapeutics for such companies, which exposes our manufacturers to regulatory risks for the production of such materials and therapeutics. The facilities used by our contract manufacturers to manufacture our drug, or medical device therapeutic candidates are subject to review by the FDA pursuant to inspections that will be conducted after we submit an NDA, BLA, PMA application or other marketing application to the FDA. We do not control the manufacturing process of, and are to some extent dependent on, our contract manufacturing partners for compliance with the regulatory requirements, known as cGMP requirements for manufacture of drug, biologic and device therapeutics. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, we will not be able to secure or maintain regulatory authorization for the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates manufactured at these manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, the EMA or another comparable foreign regulatory agency does not approve these facilities for the manufacture of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates or if any agency withdraws its approval in the future, we or our Founded Entities may need to find alternative manufacturing facilities, which would negatively impact our or our Founded Entities’ ability to develop, obtain regulatory authorization for or market the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, if cleared or approved. The therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates may compete with other therapeutic candidates and marketed therapeutics for access to manufacturing facilities. Any performance failure on the part of our or our Founded Entities’ existing or future manufacturers could delay clinical development, marketing approval or commercialization. Our and certain of our Founded Entities’ current and anticipated future dependence upon others for the manufacturing of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates may adversely affect our future profit margins and our ability to commercialize any therapeutic candidates that receive marketing clearance or approval on a timely and competitive basis. If the contract manufacturing facilities on which we and certain of our Founded Entities’ rely do not continue to meet regulatory requirements or are unable to meet our or our Founded Entities’ supply demands, our business will be harmed. All entities involved in the preparation of therapeutic candidates for clinical trials or commercial sale, including our and certain of our Founded Entities’ existing CMOs for the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, are subject to extensive regulation. Components of a finished drug or biologic therapeutic approved for commercial sale or used in late- stage clinical trials must be manufactured in accordance with cGMP, or similar regulatory requirements outside the United States. These regulations govern manufacturing processes and procedures, including recordkeeping, and the implementation and operation of quality systems to control and assure the quality of investigational therapeutics and therapeutics approved for sale. Similarly, medical devices manufactured under an IDE must be manufactured in accordance with select provisions the FDA QSR requirements, and devices cleared or approved by FDA

PureTech Health plc Annual report and accounts 2020 211 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n for commercial sale must be manufactured in accordance with QSR. Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of Gelesis’ Plenity, Akili’s EndeavorRx, our Founded Entities’ other therapeutic candidates or the therapeutic candidates within our Wholly Owned Pipeline. Our or our Founded Entities’ failure, or the failure of third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us or our Founded Entities, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, suspension of production, seizures or recalls of therapeutic candidates or marketed drugs or devices, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect clinical or commercial supplies of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates. We or our CMOs must supply all necessary documentation, as applicable, in support of a marketing application, such as an NDA, BLA, PMA or MAA, on a timely basis and must adhere to regulations enforced by the FDA and other regulatory agencies through their facilities inspection program. Some of our CMOs have never produced a commercially approved pharmaceutical therapeutic and therefore have not obtained the requisite regulatory authority approvals to do so. The facilities and quality systems of some or all of our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates or any of our other potential therapeutics. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates or our other potential therapeutics or the associated quality systems for compliance with the regulations applicable to the activities being conducted. Although we oversee the CMOs, we cannot control the manufacturing process of, and are completely dependent on, our CMO partners for compliance with the regulatory requirements. If these facilities do not pass a pre-approval plant inspection, regulatory approval of the therapeutics may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever. The regulatory authorities also may, at any time following clearance or approval of a therapeutic for sale, audit the manufacturing facilities of our third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our therapeutic specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical study or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business. Additionally, if supply from one approved manufacturer is interrupted, an alternative manufacturer would need to be qualified. For drug and biologic therapeutics, as applicable, an NDA, BLA supplement or MAA variation, or equivalent foreign regulatory filing, is also required, which could result in further delay. Similarly, for medical device, a new marketing application or supplement may be required. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines. These factors could cause us or our Founded Entities to incur higher costs and could cause the delay or termination of clinical trials, regulatory submissions, required approvals, or commercialization of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates. Furthermore, if our or our Founded Entities’ suppliers fail to meet contractual requirements and we or our Founded Entities are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our or our Founded Entities’ clinical trials may be delayed or we or our Founded Entities could lose potential revenue. Risks Related to Our Intellectual Property Risks Related to Our Intellectual Property Protection If we or our Founded Entities are unable to obtain and maintain sufficient intellectual property protection for our or our Founded Entities’ existing therapeutic candidates or any other therapeutic candidates that we or they may identify, or if the scope of the intellectual property protection we or they currently have or obtain in the future is not sufficiently broad, our competitors could develop and commercialize therapeutic candidates similar or identical to ours, and our ability to successfully commercialize our existing therapeutic candidates and any other therapeutic candidates that we or they may pursue may be impaired. As is the case with other pharmaceutical and biopharmaceutical companies, our success depends in large part on our ability to obtain and maintain protection of the intellectual property we may own solely and jointly with others, particularly patents, in the United States and other countries with respect to our Wholly Owned Programs or our Founded Entities’ therapeutic candidates and technology. We and our Founded Entities seek to protect our proprietary position by filing patent applications in the United States and abroad related to our and our Founded Entities’ existing therapeutic candidates, our various proprietary technologies, and any other therapeutic candidates or technologies that we or they may identify. Obtaining, maintaining and enforcing pharmaceutical and biopharmaceutical patents is costly, time consuming and complex, and we may not be able to file or prosecute all necessary or desirable patent applications, or maintain, enforce or license patents that may issue from such patent applications, at a reasonable cost or in a timely manner. It is also possible that we could fail to identify patentable aspects of our R&D output before it is too late to obtain patent protection. Although we take reasonable measures, we have systems in place to remind us of filing and prosecution deadlines, and we employ outside firms and rely on outside counsel to monitor patent deadlines, we may miss or fail to meet a patent deadline, including in a foreign country, which could negatively impact our patent rights and harm our competitive position, business, and prospects. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal, technological and factual questions and has in recent years been the subject of much litigation. The standards that the U.S. Patent and Trademark Office, or the USPTO, and its foreign counterparts use to grant patents are not always applied predictably or uniformly. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States, or vice versa. There is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending application or later invalidate or narrow the scope of an issued patent. For example, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued that protect our Wholly Owned Programs or our Founded Entities’ therapeutic candidates, in whole or in part, or which effectively prevent others from commercializing competitive therapeutic candidates. Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative therapeutic candidates in a non- infringing manner. In addition, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical therapeutic candidates to ours, or limit the duration of the patent protection of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. For example, we may be subject to a third-party preissuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review,

212 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n post-grant review or interference proceedings challenging our owned or licensed patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our Wholly Owned Programs or our Founded Entities’ therapeutic candidates and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize drugs without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize current or future therapeutic candidates. Furthermore, our and our Founded Entities’ intellectual property rights may be subject to a reservation of rights by one or more third parties. We are party to a license agreement with New York University related to certain intellectual property underlying our LYT-200 and LYT-210 therapeutic candidates which is subject to certain rights of the government, including march-in rights, to such intellectual property due to the fact that the research was funded at least in part by the U.S. government. Additionally, our Founded Entities Akili, Follica, Vedanta, Sonde, Alivio and Vor, are party to license agreements with academic institutions pursuant to which such Founded Entities have in-licensed certain intellectual property underlying the therapeutic candidates AKL-T01, AKL-T02, AKL-T03, AKL-T04, FOL-004, VE303, Sonde, ALV- 306, ALV-304, ALV-107 and VOR33. While these license agreements are exclusive, they contain provisions pursuant to which the government has certain rights, including march-in rights, to such patents and technologies due to the fact that the research was funded at least in part by the U.S. government. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the government to use the invention or to have others use the invention on its behalf. These rights may permit the government to disclose our information to third parties and to exercise march-in rights to use or allow third parties to use our technology. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture therapeutics embodying such inventions in the United States. Any exercise by the government of such rights or by any third party of its reserved rights could harm our competitive position, business, financial condition, results of operations, and prospects. If our or our Founded Entities’ trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected. Our or our Founded Entities’ registered or unregistered trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We and our Founded Entities may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential collaborators or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we and our Founded Entities are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. We and our Founded Entities may license our trademarks and trade names to third parties, such as distributors. Though these license agreements may provide guidelines for how our or our Founded Entities’ trademarks and trade names may be used, a breach of these agreements or misuse of our trademarks and tradenames by our licensees may jeopardize our rights in or diminish the goodwill associated with our trademarks and trade names. Our or our Founded Entities’ efforts to enforce or protect our proprietary rights related to trademarks, trade names, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our competitive position, business, financial condition, results of operations and prospects. We may not be able to protect our intellectual property rights throughout the world. Filing, prosecuting and defending patents on the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect or enforce intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we and our Founded Entities may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing therapeutics made using our inventions in and into the United States or other jurisdictions. Competitors may use our and our Founded Entities’ technologies in jurisdictions where we have not obtained patent protection to develop their own therapeutics and may also export infringing therapeutics to territories where we have patent protection, but enforcement is not as strong as that in the United States. These therapeutics may compete with our or our Founded Entities’ therapeutics and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology and pharmaceutical therapeutics, which could make it difficult for us to stop the infringement of our or our Founded Entities’ patents or marketing of competing therapeutics in violation of our proprietary rights generally. Proceedings to enforce our or our Founded Entities’ patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our or our Founded Entities’ patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us or our Founded Entities. We may not prevail in any lawsuits that we or our Founded Entities initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. In some jurisdictions including European Union countries, compulsory licensing laws compel patent owners to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we, our Founded Entities or any of our licensors are forced to grant a license to third parties under patents relevant to our or our Founded Entities’ business, or if we, our Founded Entities or our licensors are prevented from enforcing patent rights against third parties, our competitive position may be substantially impaired in such jurisdictions. Our or our Founded Entities’ proprietary rights may not adequately protect our technologies and therapeutic candidates, and do not necessarily address all potential threats to our competitive advantage. The degree of future protection afforded by our or our Founded Entities’ intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our or our Founded Entities’ business, or permit us to maintain our competitive advantage. The following examples are illustrative: • others may be able to make therapeutics that are the same as or similar to the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates but that are not covered by the claims of the patents that we or our Founded Entities own or have exclusively licensed; • others, including inventors or developers of our or our Founded Entities’ owned or in-licensed patented technologies who may become involved with competitors, may independently develop similar technologies that function as alternatives or replacements for any of our or our Founded Entities’ technologies without infringing our intellectual property rights; • we, our Founded Entities or our licensors or our other collaboration partners might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we or our Founded Entities own or license or will own or license; • we, our Founded Entities or our licensors or our other collaboration partners might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license, or will own or will have obtained a license;

PureTech Health plc Annual report and accounts 2020 213 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n • we, our Founded Entities or our licensors may fail to meet obligations to the U.S. government with respect to in-licensed patents and patent applications funded by U.S. government grants, leading to the loss of patent rights; • it is possible that our or our Founded Entities’ pending patent applications will not result in issued patents; • it is possible that there are prior public disclosures that could invalidate our, our Founded Entities’ or our licensors’ patents; • issued patents that we or our Founded Entities own or exclusively license may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors; • our or our Founded Entities’ competitors might conduct R&D activities in countries where we do not have patent rights, or in countries where R&D safe harbor laws exist, and then use the information learned from such activities to develop competitive therapeutics for sale in our major commercial markets; • ownership, validity or enforceability of our, our Founded Entities’ or our licensors’ patents or patent applications may be challenged by third parties; and • the patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business. Risks Related to Our License Arrangements The failure to maintain our licenses and realize their benefits may harm our business. We have acquired and in-licensed certain of our technologies from third parties. We may in the future acquire, in-license or invest in additional technology that we believe would be beneficial to our business. We are subject to a number of risks associated with our acquisition, in-license or investment in technology, including the following: • diversion of financial and managerial resources from existing operations; • successfully negotiating a proposed acquisition, in-license or investment in a timely manner and at a price or on terms and conditions favorable to us; • successfully combining and integrating a potential acquisition into our existing business to fully realize the benefits of such acquisition; • the impact of regulatory reviews on a proposed acquisition, in-license or investment; and • the outcome of any legal proceedings that may be instituted with respect to the proposed acquisition, in-license or investment. If we fail to properly evaluate potential acquisitions, in-licenses, investments or other transactions associated with the creation of new R&D programs or the maintenance of existing ones, we might not achieve the anticipated benefits of any such transaction, we might incur costs in excess of what we anticipate, and management resources and attention might be diverted from other necessary or valuable activities. Our or our Founded Entities’ rights to develop and commercialize our Wholly Owned Programs or our Founded Entities’ therapeutic candidates are subject in part to the terms and conditions of licenses granted to us and our Founded Entities by others, and the patent protection, prosecution and enforcement for some of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates may be dependent on our and our Founded Entities’ licensors. We and our Founded Entities currently are reliant upon licenses of certain intellectual property rights and proprietary technologies from third parties that are important or necessary to the development of our and our Founded Entities’ proprietary technologies, including technologies related to our Wholly Owned Programs and our Founded Entities’ therapeutic candidates. These licenses, and other licenses we and they may enter into in the future, may not provide adequate rights to use such intellectual property and proprietary technologies in all relevant fields of use or in all territories in which we or our Founded Entities may wish to develop or commercialize technology and therapeutic candidates in the future. Licenses to additional third-party proprietary technology or intellectual property rights that may be required for our or our Founded Entities’ development programs may not be available in the future or may not be available on commercially reasonable terms. In that event, we or our Founded Entities may be required to expend significant time and resources to redesign our proprietary technology or therapeutic candidates or to develop or license replacement technology, which may not be feasible on a technical or commercial basis. If we and our Founded Entities are unable to do so, we may not be able to develop and commercialize technology and therapeutic candidates in fields of use and territories for which we are not granted rights pursuant to such licenses, which could harm our competitive position, business, financial condition, results of operations and prospects significantly. In some circumstances, we and our Founded Entities may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain and enforce the patents, covering technology that we or our Founded Entities license from third parties. In addition, some of our or our Founded Entities’ agreements with our licensors require us to obtain consent from the licensor before we can enforce patent rights, and our licensor may withhold such consent or may not provide it on a timely basis. Therefore, we cannot be certain that our licensors or collaborators will prosecute, maintain, enforce and defend such intellectual property rights in a manner consistent with the best interests of our business, including by taking reasonable measures to protect the confidentiality of know-how and trade secrets, or by paying all applicable prosecution and maintenance fees related to intellectual property registrations for any of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates and proprietary technologies. We and our Founded Entities also cannot be certain that our licensors have drafted or prosecuted the patents and patent applications licensed to us in compliance with applicable laws and regulations, which may affect the validity and enforceability of such patents or any patents that may issue from such applications. This could cause us to lose rights in any applicable intellectual property that we in-license, and as a result our ability to develop and commercialize therapeutic candidates may be adversely affected and we may be unable to prevent competitors from making, using and selling competing therapeutics. In addition, our or our Founded Entities’ licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing or otherwise violating the licensor’s rights. In addition, while we cannot currently determine the amount of the royalty obligations we would be required to pay on sales of future therapeutics, if any, the amounts may be significant. The amount of our and our Founded Entities’ future royalty obligations will depend on the technology and intellectual property we and our Founded Entities use in therapeutic candidates that we successfully develop and commercialize, if any. Therefore, even if we or our Founded Entities successfully develop and commercialize therapeutic candidates, we may be unable to achieve or maintain profitability. In addition, we or our Founded Entities may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property rights that are subject to our or our Founded Entities’ existing licenses. Any of these events could have a material adverse effect on our or our Founded Entities’ competitive position, business, financial conditions, results of operations, and prospects. If we or our Founded Entities fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or these agreements are terminated or we or our Founded Entities otherwise experience disruptions to our business relationships with our licensors, we could lose intellectual property rights that are important to our business. We are party to various agreements that we depend on to develop our Wholly Owned Programs or our Founded Entities’ therapeutic candidates and various proprietary technologies, and our rights to use currently licensed intellectual property, or intellectual property to be licensed in the future, are or will be subject to the continuation of and our and our Founded Entities’ compliance with the terms of these agreements. For example, under certain of our and our Founded Entities’ license agreements we and our Founded Entities are required to use commercially reasonable efforts to develop and commercialize therapeutic candidates covered by the licensed intellectual property rights, maintain the licensed intellectual property rights, and achieve certain development milestones, each of which could result in termination in the event we or our Founded Entities fail to comply. In spite of our efforts, our or our Founded Entities’ licensors might conclude that we have materially breached our obligations under such license agreements and might therefore terminate the license agreements, thereby removing or limiting our or our Founded Entities’ ability to develop and commercialize therapeutics and technology covered by these license agreements. Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including: • the scope of rights granted under the license agreement and other interpretation-related issues;

214 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n • the extent to which our Wholly Owned Programs or our Founded Entities’ therapeutic candidates, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement; • the sublicensing of patent and other rights under our or our Founded Entities’ collaborative development relationships; • our and our Founded Entities’ diligence obligations under the license agreement and what activities satisfy those diligence obligations; • the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our and our Founded Entities’ licensors and us and our Founded Entities and our partners; and • the priority of invention of patented technology. In addition, certain provisions in our and our Founded Entities’ license agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the agreement, either of which could have a material adverse effect on our or our Founded Entities’ business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we or our Founded Entities have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected therapeutic candidates, which could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects. Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts. Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, derivation, oppositions, inter partes review and post- grant review before the USPTO, and corresponding foreign patent offices. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are pursuing development candidates. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for or obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell, if approved, the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates. In addition, many companies in the biotechnology and pharmaceutical industries have employed intellectual property litigation as a means to gain an advantage over their competitors. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility and market exposure as a public company, the risk increases that our existing therapeutic candidates and any other therapeutic candidates that we or our Founded Entities may identify may be subject to claims of infringement of the patent rights of third parties. There may be other third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our or our Founded Entities’ existing therapeutic candidates and any other therapeutic candidates that we or they may identify. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our or our Founded Entities’ existing therapeutic candidates and any other therapeutic candidates that we or they may identify may infringe. In addition, third parties may obtain patents in the future and claim that use of our or our Founded Entities’ technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our or our Founded Entities’ existing therapeutic candidates and any other therapeutic candidates that we or they may identify, any molecules formed during the manufacturing process, or any final therapeutic itself, the holders of any such patents may be able to block our ability to commercialize such therapeutic candidate unless we obtained a license under the applicable patents, or until such patents expire. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. Furthermore, the scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history and can involve other factors such as expert opinion. Our analysis of these issues, including interpreting the relevance or the scope of claims in a patent or a pending application, determining applicability of such claims to our proprietary technologies or therapeutic candidates, predicting whether a third party’s pending patent application will issue with claims of relevant scope, and determining the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect, which may negatively impact our or our Founded Entities’ ability to develop and market the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates. We do not always conduct independent reviews of pending patent applications of and patents issued to third parties. Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our or our Founded Entities’ formulations, processes for manufacture or methods of use, including any combination therapies, the holders of any such patents may be able to block our or our Founded Entities’ ability to develop and commercialize the applicable therapeutic candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all, or it may be non-exclusive, which could result in our competitors gaining access to the same intellectual property. Parties making claims against us or our Founded Entities may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our or our Founded Entities’ existing therapeutic candidates and any other therapeutic candidates that we may identify. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. In the event of a successful claim of infringement against us or our Founded Entities, we or our Founded Entities may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing therapeutics or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure. Parties making claims against us or our Founded Entities may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or administrative proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have material adverse effect on our ability to raise additional funds or otherwise have a material adverse effect on our business, results of operations, financial condition and prospects. Risks Related to Our Patents Patent terms may be inadequate to protect our competitive position on therapeutic candidates for an adequate amount of time. Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional or international patent application filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our Wholly Owned Programs or our Founded Entities’ therapeutic candidates are obtained, once the patent life has expired, we or our Founded Entities may be open to competition from competitive therapeutics, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new therapeutic candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our or our Founded Entities’ owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing therapeutics similar or identical to ours. If we or our Founded Entities are not able to obtain patent term extension or non-patent exclusivity in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the marketing exclusivity term of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, our business may be materially harmed. Depending upon the timing, duration and specifics of FDA marketing approval of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, one or more of the U.S. patents covering each of such therapeutic candidates or the use thereof may be eligible for up to five years of patent term extension under the

PureTech Health plc Annual report and accounts 2020 215 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n Hatch-Waxman Act. The Hatch-Waxman Act allows a maximum of one patent to be extended per new drug application, or NDA, for an FDA approved therapeutic as compensation for the patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of therapeutic approval and only those claims covering such approved drug therapeutic, a method for using it or a method for manufacturing it may be extended. Patent term extension also may be available in certain foreign countries upon regulatory approval of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates. Nevertheless, we or our Founded Entities may not be granted patent term extension either in the United States or in any foreign country because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the term of extension, as well as the scope of patent protection during any such extension, afforded by the governmental authority could be less than we request. If we or our Founded Entities are unable to obtain patent term extension or restoration, or the term of any such extension is less than our request, the period during which we will have the right to exclusively market our therapeutic may be shortened and our competitors may obtain approval of competing therapeutics following our patent expiration sooner, and our revenue could be reduced, possibly materially. Further, for certain of our and our Founded Entities’ licensed patents, we and our Founded Entities do not have the right to control prosecution, including filing with the USPTO, a petition for patent term extension under the Hatch-Waxman Act. Thus, if one of our or our Founded Entities’ licensed patents is eligible for patent term extension under the Hatch- Waxman Act, we may not be able to control whether a petition to obtain a patent term extension is filed with, or whether a patent term extension is obtained from, the USPTO. Also, there are detailed rules and requirements regarding the patents that may be submitted to the FDA for listing in the Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. We or our Founded Entities may be unable to obtain patents covering the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates that contain one or more claims that satisfy the requirements for listing in the Orange Book. Even if we or our Founded Entities submit a patent for listing in the Orange Book, the FDA may decline to list the patent, or a manufacturer of generic drugs may challenge the listing. If or when one of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates is approved and a patent covering that therapeutic candidate is not listed in the Orange Book, a manufacturer of generic drugs would not have to provide advance notice to us of any abbreviated new drug application, or ANDA, filed with the FDA to obtain permission to sell a generic version of such therapeutic candidate. Issued patents covering our Wholly Owned Programs or our Founded Entities’ therapeutic candidates could be found invalid or unenforceable if challenged in courts or patent offices. If we, our Founded Entities or one of our licensing partners initiated legal proceedings against a third party to enforce a patent covering one or more of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates, the defendant could counterclaim that the patent covering the relevant therapeutic candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including subject matter eligibility, novelty, nonobviousness, written description or enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment to our or our Founded Entities’ patents in such a way that they no longer cover our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. Such a loss of patent protection could have a material adverse impact on our business. Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our and our Founded Entities’ ability to protect our therapeutics. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to a patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith America Invents Act, or the America Invents Act, enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. A third party that files a patent application in the USPTO after March 2013, but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by such third party. This will require us and our Founded Entities to be cognizant of the time from invention to filing of a patent application and be diligent in filing patent applications, but circumstances could prevent us from promptly filing patent applications on our inventions. Since patent applications in the United States and most other countries are confidential for a period of time after filing or until issuance, we cannot be certain that we, our Founded Entities or our licensors were the first to either (i) file any patent application related to our Wholly Owned Programs or our Founded Entities’ therapeutic candidates or (ii) invent any of the inventions claimed in our, our Founded Entities or our licensor’s patents or patent applications. The America Invents Act also includes a number of significant changes that affect the way patent applications are prosecuted and also may affect patent litigation. These include allowing third party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. Therefore, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our Founded Entities’ owned or in-licensed patent applications and the enforcement or defense of our or our Founded Entities’ owned or in-licensed issued patents, all of which could have a material adverse effect on our competitive position, business, financial condition, results of operations, and prospects. In addition, the patent positions of companies in the development and commercialization of pharmaceuticals are particularly uncertain. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future. Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements. Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States in several stages over the lifetime of the patents and/ or applications. We and our Founded Entities have systems in place to remind us to pay these fees, and we and our Founded Entities employ outside firms and rely on outside counsel to pay these fees due to the USPTO and non-U.S. patent agencies. However, we and our Founded

216 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n Entities cannot guarantee that our licensors have similar systems and procedures in place to pay such fees. In addition, the USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market and this circumstance would have a material adverse effect on our business. Risks Related to Confidentiality If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business would be harmed. We and our Founded Entities consider proprietary trade secrets, confidential know-how and unpatented know-how to be important to our business. We and our Founded Entities may rely on trade secrets and confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value. However, trade secrets and confidential know-how are difficult to protect, and we have limited control over the protection of trade secrets and confidential know-how used by our licensors, collaborators and suppliers. Because we have relied in the past on third parties to manufacture the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates, because we may continue to do so in the future, and because we expect to collaborate with third parties on the development of our current therapeutic candidates and any future therapeutic candidates we develop, we may, at times, share trade secrets with them. We also conduct joint R&D programs that may require us to share trade secrets under the terms of our R&D partnerships or similar agreements. Under such circumstances, trade secrets and confidential know-how can be difficult to maintain as confidential. We and our Founded Entities seek to protect our confidential proprietary information, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and collaborators. These agreements are designed to protect our proprietary information. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our and our Founded Entities’ trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose proprietary information, including trade secrets, and we may not be able to obtain adequate remedies for such breaches. We and our Founded Entities also seek to preserve the integrity and confidentiality of our confidential proprietary information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. If any of our or our Founded Entities’ confidential proprietary information were to be lawfully obtained or independently developed by a competitor, we or our Founded Entities would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our or our Founded Entities’ therapeutics that we consider proprietary. We or our Founded Entities may not be able to obtain adequate remedies in the event of such unauthorized use. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Trade secrets will also over time be disseminated within the industry through independent development, the publication of journal articles and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. Though our or our Founded Entities’ agreements with third parties typically restrict the ability of our advisors, employees, collaborators, licensors, suppliers, third-party contractors and consultants to publish data potentially relating to our trade secrets, our agreements may contain certain limited publication rights. In addition, if any of our or our Founded Entities’ trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Despite employing the contractual and other security precautions described above, the need to share trade secrets increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of such information may be greatly reduced and our competitive position, business, financial condition, results of operations, and prospects would be harmed. We or our Founded Entities may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers. As is common in the biotechnology and pharmaceutical industries, we and our Founded Entities employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we and our Founded Entities try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know- how of others in their work for us, we or our Founded Entities may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employee’s former employer or other third parties. Litigation may be necessary to defend against these claims. If we or our Founded Entities fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we or our Founded Entities are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Risks Related to Challenges or Lawsuits Related to Intellectual Property We may become involved in lawsuits to protect or enforce our or our Founded Entities’ patents or other intellectual property, which could be expensive, time consuming and unsuccessful. Competitors may infringe our or our Founded Entities’ patents or other intellectual property. Our and our Founded Entities’ ability to enforce our patent or other intellectual property rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components or methods that are used in connection with their therapeutics and services. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s therapeutic or service. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful. If we were to initiate legal proceedings against a third party to enforce a patent covering one or more of our Wholly Owned Programs or our Founded Entities’ therapeutic candidates, the defendant could counterclaim that the patent covering our or our Founded Entities’ therapeutic candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including subject matter eligibility, novelty, nonobviousness, written description or enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our or our Founded Entities’ patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms or at all, or if a non-exclusive license is offered and our competitors gain access to the same technology. Our defense of litigation or interference or derivation proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue clinical trials, continue research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring therapeutic candidates to market. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our or our Founded Entities’ confidential information could be compromised by disclosure during this type of litigation. There

PureTech Health plc Annual report and accounts 2020 217 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could adversely impact the price of our ADSs. Furthermore, any of the foregoing could have a material adverse effect on our financial condition, results of operations, and prospects. We and our Founded Entities may be subject to claims challenging the inventorship of our patents and other intellectual property. Our and our Founded Entities’ agreements with employees and our personnel policies provide that any inventions conceived by an individual in the course of rendering services to us shall be our exclusive property. Although our policy is to have all such individuals complete these agreements, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. The assignment of intellectual property may not be automatic upon the creation of an invention and despite such agreement, such inventions may become assigned to third parties. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. We, our Founded Entities or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we, our Founded Entities or our licensors may have inventorship disputes arising from conflicting obligations of employees, consultants or others who are involved in developing our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. Litigation may be necessary to defend against these and other claims challenging inventorship of our, our Founded Entities’ or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we, our Founded Entities or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our Wholly Owned Programs or our Founded Entities’ therapeutic candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects. The outbreak of, and the long term effects of the outbreak of, the novel strain of coronavirus, SARS-CoV-2, which causes COVID- 19, could adversely impact our business, including our clinical trials and preclinical studies. Public health crises such as pandemics or other global emergencies could adversely impact our business. In December 2019, a novel strain of coronavirus, SARS-CoV-2, which causes coronavirus disease 2019, or COVID-19, surfaced in Wuhan, China. Since then, COVID-19 has spread globally. In response to the spread of COVID-19 and governmental shelter- in-place orders, we have encouraged our administrative employees to work outside of our offices and allowed staff in our laboratory facilities to operate under applicable government orders and protocols designed to protect their health and safety. As a result of the COVID-19 outbreak or any future pandemics, we have experienced, and may in the future experience, disruptions that severely impact our business, clinical trials and preclinical studies, including: • delays or difficulties in enrolling patients in our clinical trials; • delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff; • delays or disruptions in non-clinical experiments due to unforeseen circumstances at contract research organizations, or CROs, and vendors along their supply chain; • increased rates of patients withdrawing from our clinical trials following enrollment as a result of contracting COVID-19, being forced to quarantine, or not accepting home health visits; • diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials; • interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial subject visits and study procedures (particularly any procedures that may be deemed non-essential), which may impact the integrity of subject data and clinical study endpoints; • interruption or delays in the operations of the FDA and comparable foreign regulatory agencies, which may impact review and approval timelines; • interruption of, or delays in receiving, supplies of our therapeutic candidates from our contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems; and • limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families, the desire of employees to avoid contact with large groups of people, an increased reliance on working from home or mass transit disruptions. These and other factors arising from the COVID-19 pandemic could worsen in countries that are already afflicted with COVID-19, could continue to spread to additional countries, or could return to countries where the pandemic has been partially contained, each of which could further adversely impact our ability to conduct clinical trials and our business generally, and could have a material adverse impact on our operations and financial condition and results. In addition, the trading prices for biopharmaceutical companies have been highly volatile as a result of the COVID-19 pandemic. As a result, if we require any further capital we may face difficulties raising capital through sales of our common stock or such sales may be on unfavorable terms. The COVID-19 outbreak continues to rapidly evolve. The extent to which the outbreak may impact our business, preclinical studies and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and actions to contain the outbreak or treat its impact, such as social distancing and quarantines or lock-downs in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our clinical development operations, the supply chain for our ongoing and planned clinical trials, and the availability of governmental and regulatory authorities to conduct inspections of our clinical trial sites, review materials submitted by us in support of our applications for regulatory approval and grant approval for our therapeutic candidates. We may not be successful in our efforts to develop LYT-100 for the treatment of Long COVID respiratory complications and related sequelae. We have initiated a global, randomized, double-blind, placebo-controlled Phase 2 trial designed to evaluate the efficacy, safety and tolerability of LYT-100 in adults with post-acute COVID-19 respiratory complications. The primary endpoint is a standardized test of how far a patient can walk in six minutes. Secondary endpoints, including pharmacokinetics, inflammatory biomarkers, imaging, and patient-reported outcomes will also be evaluated. The timing and success of this proposed clinical trial will depend on our ability to enroll patients in the trial. Many other companies are pursuing the development of therapeutic candidates for the treatment of COVID-19 and three vaccines have already received Emergency Use Authorization to prevent COVID-19, and patient enrollment may be affected by availability of commercially available treatment and prevention options. Our ability to enroll a sufficient number of patients could also be impacted by a decrease in COVID-19 hospitalization rates or a decrease in COVID-19 infection rate. Our inability to enroll a sufficient number of patients could result in significant delays or could require us to abandon the trial and development of LYT-100 for the treatment of these patients altogether. Given the rapidity of the onset of the COVID-19 pandemic, scientific and medical research on the SARS-CoV-2 virus is ongoing and evolving. Results from ongoing clinical trials and discussions with regulatory authorities may raise new questions and require us to redesign proposed clinical trials, including revising proposed endpoints or adding new clinical trial sites or cohorts of subjects. Any such developments could delay the development timeline for and materially increase the cost of LYT-100. Furthermore, we cannot be certain that the evidence that we believe suggests that LYT-100 may be beneficial to these patients will be established in a clinical trial. The failure of LYT-100 to demonstrate safety and efficacy in these patients could negatively impact the perception of us and LYT-100 by investors and it is possible that unexpected safety issues could occur in these COVID-19 patients. Any such safety issues could affect our development plans for LYT-100 in other indications.

218 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n Risks Related to Our Business and Industry We attempt to distribute our scientific, execution and financing risks across a variety of therapeutic areas, indications, programs and modalities that relate to the brain, immune system and gastrointestinal system and the interface between them. However, our assessment of, and approach to, risk may not be comprehensive or effectively avoid delays or failures in one or more of our programs. Failures in one or more of our programs could adversely impact other programs and have a material adverse impact on our business, results of operations and ability to fund our business. We are creating medicines for serious diseases involving the brain, immune system and gastrointestinal, or BIG, system and the interface between those systems, or the BIG Axis. We have made investments in our Founded Entities, R&D infrastructure, and clinical capabilities that have enabled us to establish the underlying programs and platforms that have resulted in 26 therapeutics and therapeutic candidates that are being advanced within our Wholly Owned Pipeline or by our Founded Entities. Of these therapeutics and therapeutic candidates, 15 are clinical- stage, and two have been cleared by the FDA and granted marketing authorization in the EEA. Our Non-Controlled Founded Entities are advancing 10 of these therapeutic candidates, including two that are in Phase 3/Pivotal studies, as well as two FDA-cleared therapeutics. Our Controlled Founded Entities are advancing 10 of these therapeutic candidates, including one that is expected to enter a Phase 3 study, and three that are in Phase 2 development, and we are advancing four of these therapeutic candidates within our Wholly Owned Pipeline. As our and certain of our Founded Entities’ therapeutic candidates progress through clinical development, we or others may determine that certain of our risk allocation decisions were incorrect or insufficient, that individual programs or our science in general has technology or biology risks that were unknown or underappreciated, or that we have allocated resources across our programs in such a way that did not maximize potential value creation. All of these risks may relate to our current and future programs sharing similar science and infrastructure, and in the event material decisions in any of these areas turn out to have been incorrect or under-optimized, we may experience a material adverse impact on our business and ability to fund our operations. Our business is highly dependent on the clinical advancement of our programs and our success in identifying potential therapeutic candidates across the BIG Axis. Delay or failure to advance our programs could adversely impact our business. We are developing new medicines based on the lymphatic system, the BIG systems and the BIG Axis. Over time, our and our Founded Entities’ preclinical and clinical work led us to identify potential synergies across target therapeutic indications in the BIG Axis, generating a broad portfolio of therapeutic candidates across multiple programs. Even if a particular program is successful in any phase of development, such program could fail at a later phase of development, and other programs within the same therapeutic area may still fail at any phase of development including at phases where earlier programs in that therapeutic area were successful. This may be a result of technical challenges unique to that program or due to biology risk, which is unique to every program. As we progress our programs through clinical development, there may be new technical challenges that arise that cause an entire program or a group of programs within an area of focus in the BIG Axis to fail. While we aim to segregate risk across programs, and in certain cases among our Founded Entities, there may be foreseen and unforeseen risks across the therapeutic candidates within our Wholly Owned Pipeline and programs being developed by our Founded Entities in whole or in part. In addition, if any one or more of our clinical programs encounter safety, tolerability, or efficacy problems, developmental delays, regulatory issues, or other problems, our business could be significantly harmed. Our future success depends on our ability to retain key employees, directors, consultants and advisors and to attract, retain and motivate qualified personnel. Our ability to compete in the highly competitive biotechnology industry depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on the management, R&D, clinical, financial and business development expertise of our executive officers, our directors, as well as the other members of our scientific and clinical teams, including Daphne Zohar, our chief executive officer, Bharatt Chowrira, our president and chief of business and strategy, George Farmer, our chief financial officer, Joep Muijrers, our chief of portfolio strategy, Eric Elenko, our chief innovation officer, and Joseph Bolen, our chief scientific officer. The loss of the services of any of our executive officers and other key personnel, and our inability to find suitable replacements could result in delays in therapeutic development and our financial condition and results of operations could be materially adversely affected. For example, Stephen Muniz, our chief operating officer, will retire from the Company effective May 17, 2021, and we will need to prepare for the loss of his service. Furthermore, each of our executive officers may terminate their employment with us at any time. Recruiting and retaining qualified scientific and clinical personnel and, if we progress the development of the therapeutic candidates within our Wholly Owned Pipeline toward scaling up for commercialization, sales and marketing personnel, will also be critical to our success. The loss of the services of our executive officers or other key employees could impede the achievement of research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval for and commercialize the therapeutic candidates within our Wholly Owned Pipeline. Competition to hire qualified personnel in our industry is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. Furthermore, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our growth strategy will be limited. We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations. As we mature, we expect to expand our full-time employee base and to hire more consultants and contractors. Our management may need to divert a disproportionate amount of its attention away from our day-to- day activities and devote a substantial amount of time toward managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional therapeutic candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize therapeutic candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth. Because we are developing multiple programs and therapeutic candidates and are pursuing a variety of target indications and treatment modalities, we may expend our limited resources to pursue a particular therapeutic candidate and fail to capitalize on development opportunities or therapeutic candidates that may be more profitable or for which there is a greater likelihood of success. Because we have limited financial and personnel resources, we may forgo or delay pursuit of opportunities with potential target indications or therapeutic candidates that later prove to have greater commercial potential than our current and planned development programs and therapeutic candidates. Our resource allocation decisions may cause us to fail to capitalize on viable commercial therapeutics or profitable market opportunities. Our spending on current and future research and development programs and other future therapeutic candidates for specific indications may not yield any commercially viable future therapeutic candidates. If we do not accurately evaluate the commercial potential or target market for a particular therapeutic candidate, we may be required to relinquish valuable rights to that therapeutic candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such future therapeutic candidates. Additionally, we may pursue additional in-licenses or acquisitions of development-stage assets or programs, which entails additional risk to us. For example, in 2019 we acquired LYT-100, which is the most advanced therapeutic candidate in our Wholly Owned Pipeline and to which we are

PureTech Health plc Annual report and accounts 2020 219 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n investing significant resources for its development. Identifying, selecting and acquiring promising therapeutic candidates requires substantial technical, financial and human resources expertise. Efforts to do so may not result in the actual acquisition or license of a successful therapeutic candidate, potentially resulting in a diversion of our management’s time and the expenditure of our resources with no resulting benefit. For example, if we are unable to identify programs that ultimately result in approved therapeutics, we may spend material amounts of our capital and other resources evaluating, acquiring and developing therapeutics that ultimately do not provide a return on our investment. Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any therapeutic candidates that we may develop. We face an inherent risk of product liability exposure related to the testing of therapeutic candidates in human clinical trials and will face an even greater risk if we commercially sell any therapeutics that we may develop. If we cannot successfully defend ourselves against claims that the therapeutic candidates within our Wholly Owned Pipeline or medicines caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in: • decreased demand for any therapeutic candidates or medicines that we may develop; • injury to our reputation and significant negative media attention; • withdrawal of clinical trial participants; • significant costs to defend the related litigation; • substantial monetary awards to trial participants or patients; • loss of revenue; and • the inability to commercialize the therapeutic candidates within our Wholly Owned Pipeline. Although we maintain product liability insurance, including coverage for clinical trials that we sponsor, it may not be adequate to cover all liabilities that we may incur. We anticipate that we will need to increase our insurance coverage as we commence additional clinical trials and if we successfully commercialize any therapeutic candidates. The market for insurance coverage is increasingly expensive, and the costs of insurance coverage will increase as our clinical programs increase in size. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. The increasing use of social media platforms presents new risks and challenges. Social media is increasingly being used to communicate about our and our Founded Entities’ clinical development programs and the diseases our therapeutics are being developed to treat, and we intend to utilize appropriate social media in connection with our commercialization efforts following approval of the therapeutic candidates within our Wholly Owned Pipeline. Social media practices in the biopharmaceutical industry continue to evolve and regulations relating to such use are not always clear. This evolution creates uncertainty and risk of noncompliance with regulations applicable to our business. For example, patients may use social media channels to comment on their experience in an ongoing blinded clinical study or to report an alleged adverse event. When such disclosures occur, there is a risk that we fail to monitor and comply with applicable adverse event reporting obligations or we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about the therapeutic candidates within our Wholly Owned Pipeline. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions or incur other harm to our business. Our and our Founded Entities’ employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements. We are exposed to the risk of fraud, misconduct or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors as well as the employees, independent contractors, consultants, commercial partners and vendors of our Founded Entities. Misconduct by these parties could include intentional, reckless and negligent conduct that fails to: comply with the laws of the FDA and comparable foreign regulatory authorities; provide true, complete and accurate information to the FDA and comparable foreign regulatory authorities; comply with manufacturing standards we have established; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities. If we or our Founded Entities obtain FDA approval of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates and begin commercializing those therapeutics in the United States, our potential exposure under such laws will increase significantly, and our costs associated with compliance with such laws are also likely to increase. In particular, research, sales, marketing, education and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, educating, marketing and promotion, sales and commission, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions. Employee litigation and unfavorable publicity could negatively affect our future business. Our employees may, from time to time, bring lawsuits against us regarding injury, creating a hostile work place, discrimination, wage and hour disputes, sexual harassment, or other employment issues. In recent years, there has been an increase in the number of discrimination and harassment claims generally. Coupled with the expansion of social media platforms and similar devices that allow individuals access to a broad audience, these claims have had a significant negative impact on some businesses. Certain companies that have faced employment- or harassment-related lawsuits have had to terminate management or other key personnel, and have suffered reputational harm that has negatively impacted their business. If we were to face any employment-related claims, our business could be negatively affected. If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business. We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste therapeutics. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations. Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or therapeutic efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions. Cyber-attacks or other failures in our telecommunications or information technology systems, or those of our collaborators, contract research organizations, third-party logistics providers, distributors or other contractors or consultants, could result in information theft, data corruption and significant disruption of our business operations. We, our collaborators, our CROs, third-party logistics providers, distributors and other contractors and consultants utilize information technology, or IT, systems and networks to process, transmit and store electronic information in connection with our business activities. As use

220 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n of digital technologies has increased, cyber incidents, including third parties gaining access to employee accounts using stolen or inferred credentials, computer malware, viruses, spamming, phishing attacks or other means, and deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our, our collaborators’, our CROs’, third-party logistics providers’, distributors’ and other contractors’ and consultants’ systems and networks, and the confidentiality, availability and integrity of our data. There can be no assurance that we will be successful in preventing cyber-attacks or successfully mitigating their effects. Similarly, there can be no assurance that our collaborators, CROs, third-party logistics providers, distributors and other contractors and consultants will be successful in protecting our clinical and other data that is stored on their systems. Although to our knowledge we have not experienced any such material system failure or material security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of development programs and business operations. Any cyber-attack, data breach or destruction or loss of data could result in a violation of applicable U.S. and international privacy, data protection and other laws, and subject us to litigation and governmental investigations and proceedings by federal, state and local regulatory entities in the United States and by international regulatory entities, resulting in exposure to material civil and/or criminal liability. Further, our general liability insurance and corporate risk program may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that maybe imposed; and could have a material adverse effect on our business and prospects. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates could result in delays in our development and regulatory approval efforts and significantly increase our costs to recover or reproduce the data. In addition, we may suffer reputational harm or face litigation or adverse regulatory action as a result of cyber-attacks or other data security breaches and may incur significant additional expense to implement further data protection measures. Changes in funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new therapeutics and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of our business may rely, which could negatively impact our business. The ability of the FDA to review and approve new therapeutics or take action with respect to other regulatory matters can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. The priorities of the FDA may also influence the ability of the FDA to take action on regulatory matters, for example the FDA’s budget and funding levels and ability to hire and retain key personnel. Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved, or for other actions to be taken, by relevant government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA, SEC and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Similarly, a prolonged government shutdown could prevent the timely review of our patent applications by the USPTO, which could delay the issuance of any U.S. patents to which we might otherwise be entitled. Further, in our operations as a public company, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations. Separately, since March 2020, foreign and domestic inspections by the FDA have largely been on hold with FDA announcing plans in July 2020 to resume prioritized domestic inspections. Should the FDA determine that an inspection is necessary for approval of a marketing application and an inspection cannot be completed during the review cycle due to restrictions on travel, the FDA has stated that it generally intends to issue a complete response letter. Further, if there is inadequate information to make a determination on the acceptability of a facility, the FDA may defer action on the application until an inspection can be completed. In 2020, several companies announced receipt of complete response letters due to the FDA’s inability to complete required inspections for their applications. Regulatory authorities outside the U.S. may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic and may experience delays in their regulatory activities. If a prolonged government shutdown or other disruption occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Future shutdowns or other disruptions could also affect other government agencies such as the SEC, which may also impact our business by delaying review of our public filings, to the extent such review is necessary, and our ability to access the public markets. We or the third parties upon whom we depend may be adversely affected by a natural disaster and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster. Natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party CMOs, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, could have a material adverse effect on our business, financial condition, results of operations and prospects. We will continue to incur increased costs as a result of operating as a U.S.- listed public company, and our management will be required to devote substantial time to new compliance initiatives. As a U.S. public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a public company listed on the LSE. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes- Oxley Act, and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance. Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk we will not be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. Risks Related to Our International Operations As a company based in the United Kingdom, we are subject to economic, political, regulatory and other risks associated with international operations. As a company based in the United Kingdom, our business is subject to risks associated with being organized outside of the United States. While the majority of our operations are in the United States and our functional

PureTech Health plc Annual report and accounts 2020 221 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n currency is the U.S. dollar, our future results could be harmed by a variety of international factors, including: • economic weakness, including inflation, or political instability in particular non-U.S. economies and markets; • differing and changing regulatory requirements; • difficulties in compliance with different, complex and changing laws, regulations and court systems of multiple jurisdictions and compliance with a wide variety of foreign laws, treaties and regulations; • changes in a specific country’s or region’s political or economic environment, including, but not limited to, the implications of one or more of the following occurring the decision of the United Kingdom: • relating to the terms of the future trading arrangement between the United Kingdom and the European Union following the expiry of the Brexit transition period on December 31, 2020; • a second referendum on Scottish independence from the United Kingdom; and/or • a snap general election; and • negative consequences from changes in tax laws. Unfavorable global economic conditions, including conditions resulting from the COVID-19 pandemic, could adversely affect our business, financial condition or results of operations. Our ability to invest in and expand our business and meet our financial obligations, to attract and retain third-party contractors and collaboration partners and to raise additional capital depends on our operating and financial performance, which, in turn, is subject to numerous factors, including the prevailing economic and political conditions and financial, business and other factors beyond our control, such as the rate of unemployment, the number of uninsured persons in the United States, political influences and inflationary pressures. For example, an overall decrease in or loss of insurance coverage among individuals in the United States as a result of unemployment, underemployment or the repeal of certain provisions of the ACA, may decrease the demand for healthcare services and pharmaceuticals. If fewer patients are seeking medical care because they do not have insurance coverage, we and our Founded Entities may experience difficulties in any eventual commercialization of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates and our business, results of operations, financial condition and cash flows could be adversely affected. In addition, our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets upon which pharmaceutical and biopharmaceutical companies such as us are dependent for sources of capital. In the past, global financial crises have caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including a reduced ability to raise additional capital when needed on acceptable terms, if at all, and weakened demand for the therapeutic candidates within our Wholly Owned Pipeline. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business. The COVID-19 pandemic has had, and will continue to have, an unfavorable impact on global economic conditions, including a decrease in or loss of insurance coverage among individuals in the United States, an increase in unemployment, volatility in markets, and other negative impacts that have arisen or will arise over the course of the COVID-19 pandemic. Our international operations may expose us to business, regulatory, political, operational, financial, pricing and reimbursement and economic risks associated with doing business outside of the United States. Our business strategy incorporates potential international expansion to target patient populations outside the United States. If we or our Founded Entities receive regulatory approval for and commercialize any of the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates in patient populations outside the United States, we may hire sales representatives and conduct physician and patient association outreach activities outside of the United States. Doing business internationally involves a number of risks, including, but not limited to: • multiple, conflicting, and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits, and licenses; • failure by us to obtain and maintain regulatory approvals for the use of our therapeutics in various countries; • additional potentially relevant third-party patent rights; • complexities and difficulties in obtaining protection and enforcing our intellectual property; • difficulties in staffing and managing foreign operations; • complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems; • limits in our ability to penetrate international markets; • financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our therapeutics, and exposure to foreign currency exchange rate fluctuations; • natural disasters, political and economic instability, including wars, terrorism, and political unrest, outbreak of disease, boycotts, curtailment of trade, and other business restrictions; • certain expenses including, among others, expenses for travel, translation, and insurance; and • regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, its books and records provisions, or its anti- bribery provisions. Any of these factors could significantly harm our potential international expansion and operations and, consequently, our results of operations. European data collection is governed by restrictive regulations governing the use, processing and cross-border transfer of personal information. In the event we decide to conduct clinical trials or continue to enroll subjects in our ongoing or future clinical trials in the European Union, we may be subject to additional privacy restrictions. The collection and use of personal health data in the European Union is governed by the provisions of the General Data Protection Regulation (EU) 2016/679, or GDPR. This directive imposes several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States. Failure to comply with the requirements of the Data Protection Directive, which governs the collection and use of personal health data in the European Union, the GDPR, and the related national data protection laws of the European Union Member States may result in fines and other administrative penalties. The GDPR introduced new data protection requirements in the European Union and substantial fines for breaches of the data protection rules. The GDPR regulations may impose additional responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with these and/or new data protection rules. This may be onerous and adversely affect our business, financial condition, prospects and results of operations. We are subject to the U.K. Bribery Act 2010, or the Bribery Act, the FCPA and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations. Our operations are subject to anti-corruption laws, including the Bribery Act, the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we do business. The Bribery Act, the FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. In the future, we and our strategic partners may operate in jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we may participate in collaborations and relationships with third parties whose corrupt or illegal activities could potentially subject us to liability under the Bribery Act, FCPA or local anti-corruption laws, even if we do not explicitly authorize or have actual knowledge of such activities. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

222 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws. There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, the FCPA and other anti- corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by United Kingdom, United States or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition. The United Kingdom’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business, which could reduce the price of our ADSs. On June 23, 2016, the United Kingdom held a referendum in which a majority of the eligible members of the electorate voted for the United Kingdom to leave the European Union. The United Kingdom’s withdrawal from the European Union is commonly referred to as Brexit. In October 2019, a withdrawal agreement, or the Withdrawal Agreement, setting out the terms of the United Kingdom’s exit from the European Union, and a political declaration on the framework for the future relationship between the United Kingdom and European Union was agreed between the UK and EU governments. Under the terms of the EU Withdrawal Agreement, the United Kingdom withdrew from membership of the European Union on 31 January 2020 and entered into a ’transition period’, or the Transition Period, during which the majority of rights and obligations associated with membership of the European Union continued to apply to the United Kingdom; however, this expired on December 31, 2020. The United Kingdom and the European Union have signed a EU-UK Trade and Cooperation Agreement, which became provisionally applicable on January 1, 2021 and will become formally applicable once ratified by both the United Kingdom and the European Union. This agreement provides details on how some aspects of the United Kingdom and European Union’s relationship will operate going forwards however there are still many uncertainties. These developments have had and may continue to have a significant adverse effect on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. In particular, it could also lead to a period of considerable uncertainty in relation to the UK financial and banking markets. As a result of this uncertainty, global financial markets could experience significant volatility, which could adversely affect the market price of our ADSs. Asset valuations, currency exchange rates and credit ratings may also be subject to increased market volatility. We may also face new regulatory costs and challenges that could have an adverse effect on our operations. The United Kingdom will lose the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers that could make our doing business in Europe more difficult. In addition, currency exchange rates in the pound sterling and the euro with respect to each other and the U.S. dollar have already been adversely affected by Brexit. Furthermore, now that the Transition Period has expired, Great Britain will no longer be covered by the centralized procedure for obtaining EEA-wide marketing authorization from the EMA and a separate process for authorization of drug therapeutics, including the therapeutic candidates within our Wholly Owned Pipeline, will be required in Great Britain, resulting in an authorization covering the United Kingdom or Great Britain only. For a period of two years from January 1, 2021, the Medicines and Healthcare products Regulatory Agency, or MHRA (the UK medicines and medical devices regulator) may rely on a decision taken by the European Commission on the approval of a new marketing authorization in the centralized procedure, in order to more quickly grant a Great Britain marketing authorization. A separate application will, however, still be required. The MHRA has published a series of guidance notes on how the process for authorization of medicines will now work, however exactly what implications this will have in practice remain unclear. Risks Related to Our Equity Securities and ADSs The market price of our ADSs has been and will likely continue to be highly volatile, and you could lose all or part of your investment. The market price of our ADSs has been and will likely continue to be volatile. The stock market in general, and the market for biopharmaceutical companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your ADSs at or above the purchase price. The market price for our ADSs may be influenced by many factors, including: • adverse results or delays in our preclinical studies or clinical trials; • reports of AEs or other negative results in clinical trials of third parties’ therapeutic candidates that target the therapeutic candidates within our Wholly Owned Pipeline’s or our Founded Entities’ therapeutic candidates’ target indications; • an inability for us to obtain additional funding on reasonable terms or at all; • any delay in filing an IND, BLA or NDA for the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ product candidates and any adverse development or perceived adverse development with respect to the FDA’s review of that IND, BLA or NDA; • failure to develop successfully and commercialize the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates; • announcements we make regarding our current therapeutic candidates, acquisition of potential new therapeutic candidates and companies and/or in-licensing; • failure to maintain our or our Founded Entities’ existing license arrangements or enter into new licensing and collaboration agreements; • failure by us, our Founded Entities or our licensors to prosecute, maintain or enforce our intellectual property rights; • changes in laws or regulations applicable to future therapeutics; • inability to obtain adequate clinical or commercial supply for the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates or the inability to do so at acceptable prices; • adverse regulatory decisions, including failure to reach agreement with applicable regulatory authorities on the design or scope of our planned clinical trials; • failure to obtain and maintain regulatory exclusivity for the therapeutic candidates within our Wholly Owned Pipeline or our Founded Entities’ therapeutic candidates; • regulatory approval or commercialization of new therapeutics or other methods of treating our target disease indications by our competitors; • failure to meet or exceed financial projections we may provide to the public or to the investment community; • publication of research reports or comments by securities or industry analysts; • the perception of the pharmaceutical and biotechnology industries by the public, legislatures, regulators and the investment community; • announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our Founded Entities our strategic collaboration partners or our competitors; • disputes or other developments relating to proprietary rights, including patents, litigation matters and our or our Founded Entities’ ability to obtain patent protection for our technologies; • additions or departures of our key scientific or management personnel; • significant lawsuits, including patent or shareholder litigation, against us; • changes in the market valuations of similar companies; • adverse developments relating to any of the above or additional factors with respect to our Founded Entities; • sales or potential sales of substantial amounts of our ADSs; and • trading volume of our ADSs. In addition, companies trading in the stock market in general, and Nasdaq, in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our ADSs, regardless of our actual operating performance. Since our ADSs were initially sold in November 2020 at a price of $33.00 per ADS, our ADS price has

PureTech Health plc Annual report and accounts 2020 223 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n fluctuated significantly, ranging from an intraday low of $33.00 to an intraday high of $63.95 for the period beginning November 16, 2020, our first day of trading on The Nasdaq Global Market, through March 31, 2021. If the market price of our ADSs does not exceed the price at which you acquired them, you may not realize any return on your investment in us and may lose some or all of your investment. If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our ADS price and trading volume could decline. The trading market for our ADSs and ordinary shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If no or few securities or industry analysts cover our company, the trading price for our ADSs and ordinary shares would be negatively impacted. If one or more of the analysts who covers us downgrades our equity securities or publishes incorrect or unfavorable research about our business, the price of our ordinary shares and ADSs would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, or downgrades our securities, demand for our ordinary shares and ADSs could decrease, which could cause the price of our ordinary shares and ADSs or their trading volume to decline. Future sales, or the possibility of future sales, of a substantial number of our securities could adversely affect the price of the shares and dilute shareholders. Sales of a substantial number of our ADSs in the public market could occur at any time, subject to certain restrictions described below. If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our securities in the public market, the trading price of the ADSs could decline significantly and could decline below the original purchase price. As of March 31, 2021, we had 285,898,746 outstanding ordinary shares. Ordinary shares subject to outstanding options under our equity incentive plans and the ordinary shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. Holders of ADSs are not treated as holders of our ordinary shares. If you purchase an ADS, you will become a holder of ADSs with underlying ordinary shares in a company incorporated under English law. Holders of ADSs are not treated as holders of our ordinary shares, unless they withdraw the ordinary shares underlying their ADSs in accordance with the deposit agreement and applicable laws and regulations. The depositary is the holder of the ordinary shares underlying the ADSs. Holders of ADSs therefore do not have any rights as holders of our ordinary shares, other than the rights that they have pursuant to the deposit agreement. See “Description of Securities Other Than Equity Securities” in our Annual Report on Form 20-F. Holders of ADSs may be subject to limitations on the transfer of their ADSs and the withdrawal of the underlying ordinary shares. ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary think it is advisable to do so because of any requirement of law, government or governmental body, or under any provision of the deposit agreement, or for any other reason, subject to the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares. Temporary delays in the cancellation of your ADSs and withdrawal of the underlying ordinary shares may arise because the depositary has closed its transfer books or we have closed our transfer books, the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting or we are paying a dividend on our ordinary shares. In addition, ADS holders may not be able to cancel their ADSs and withdraw the underlying ordinary shares when they owe money for fees, taxes and similar charges and when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities. See “Description of Securities Other Than Equity Securities” in our Annual Report on Form 20-F. ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action. The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by law, holders and beneficial owners of ADSs irrevocably waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the ADSs or the deposit agreement. If this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the U.S. Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York, which has non- exclusive jurisdiction over matters arising under the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement. If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder. One of our principal shareholders has a significant holding in the company which may give them influence in certain matters requiring approval by shareholders, including approval of significant corporate transactions in certain circumstances. As of February 2, 2021, Invesco Asset Management Limited, or Invesco, held approximately 25 percent of our ordinary shares. Accordingly, Invesco may, as a practical matter, be able to influence certain matters requiring approval by shareholders, including approval of significant corporate transactions in certain circumstances. Such concentration of ownership may also have the effect of delaying or preventing any future proposed change in control of the Company. The trading price of the ordinary shares could be adversely affected if potential new investors are disinclined to invest in the Company because they perceive disadvantages to a large shareholding being concentrated in the hands of a single shareholder. The interests of Invesco and the investors that acquire ADSs may not be aligned. Invesco may make acquisitions of, or investments in, other businesses in the same sectors as us or our Founded Entities. These businesses may be, or may become, competitors of us or our Founded Entities. In addition, funds or other entities managed or advised by Invesco may be in direct competition with us or our Founded Entities on potential acquisitions of, or investments in, certain businesses. In addition, Invesco holds equity interests in certain of our Founded Entities where they may exert direct influence. You will not have the same voting rights as the holders of our ordinary shares and may not receive voting materials in time to be able to exercise your right to vote. Except as described in our Annual Report on Form 20-F and the deposit agreement, holders of the ADSs will not be able to exercise voting rights attaching to the ordinary shares represented by the ADSs. Under the terms of the deposit agreement, holders of the ADSs may instruct the depositary to vote the ordinary shares underlying their ADSs. Otherwise, holders of ADSs will not be able to exercise their right to vote unless they withdraw the ordinary shares underlying their ADSs to vote them in person or by proxy in accordance with applicable laws and regulations and our Articles of Association. Even so, ADS holders may not know about a meeting far enough in advance to withdraw those ordinary shares. If we ask for the instructions of holders of the ADSs, the depositary, upon timely notice from us, will notify ADS holders of the upcoming vote and arrange to deliver our voting materials to them. Upon our request, the depositary

224 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n will mail to holders a shareholder meeting notice that contains, among other things, a statement as to the manner in which voting instructions may be given. We cannot guarantee that ADS holders will receive the voting materials in time to ensure that they can instruct the depositary to vote the ordinary shares underlying their ADSs. A shareholder is only entitled to participate in, and vote at, the meeting of shareholders, provided that it holds our ordinary shares as of the record date set for such meeting and otherwise complies with our Articles of Association. In addition, the depositary’s liability to ADS holders for failing to execute voting instructions or for the manner of executing voting instructions is limited by the deposit agreement. As a result, holders of ADSs may not be able to exercise their right to give voting instructions or to vote in person or by proxy and they may not have any recourse against the depositary or us if their ordinary shares are not voted as they have requested or if their shares cannot be voted. You may not receive distributions on our ordinary shares represented by the ADSs or any value for them if it is illegal or impractical to make them available to holders of ADSs. The depositary for the ADSs has agreed to pay to you any cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, in accordance with the limitations set forth in the deposit agreement, it may be unlawful or impractical to make a distribution available to holders of ADSs. We have no obligation to take any other action to permit distribution on the ADSs, ordinary shares, rights or anything else to holders of the ADSs. This means that you may not receive the distributions we make on our ordinary shares or any value from them if it is unlawful or impractical to make them available to you. These restrictions may have an adverse effect on the value of your ADSs. Because we do not have immediate plans to pay any cash dividends on our ADSs, capital appreciation, if any, may be your sole source of gains and you may never receive a return on your investment. Under current English law, a company’s accumulated realized profits must exceed its accumulated realized losses (on a non-consolidated basis) before dividends can be declared and paid. Therefore, we must have sufficient distributable profits before declaring and paying a dividend. We have not paid dividends in the past on our ordinary shares. We have not announced any immediate plans to pay any cash dividends. As a result, capital appreciation, if any, on our ADSs will be your sole source of gains for the foreseeable future, and you would suffer a loss on your investment if you were unable to sell your ADSs at or above the price that you initially paid for them. Investors seeking cash dividends should not purchase our ADSs. Risks Related to Our Corporate Status We are an “emerging growth company,” and there are reduced disclosure requirements applicable to emerging growth companies. We are an “emerging growth company” as defined in the SEC’s rules and regulations and we will remain an emerging growth company until the earlier to occur of (1) the last day of 2024, (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” under the rules of the U.S. Securities and Exchange Commission, or SEC, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include: • not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404; • not being required to comply with any requirement that has or may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements; • being permitted to provide only two years of audited financial statements in this annual report, in addition to any required unaudited interim financial statements, with correspondingly reduced disclosure requirements related to discussion and analysis by management of financial condition and results of operations, see “Financial Review” in this Annual Report and Accounts; • reduced disclosure obligations regarding executive compensation; and • an exemption from the requirement to seek nonbinding advisory votes on executive compensation or golden parachute arrangements. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of reduced reporting burdens in our Annual Report on Form 20-F. In particular, we have not included all of the executive compensation information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our ADSs less attractive if we rely on certain or all of these exemptions. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ADS price may be more volatile. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are considering whether we will take advantage of the extended transition period for complying with new or revised accounting standards. Since IFRS makes no distinction between public and private companies for purposes of compliance with new or revised accounting standards, the requirements for our compliance as a private company and as a public company are the same. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” if the market value of our ordinary shares held by non-affiliates is below $250 million (or $700 million if our annual revenue is less than $100 million) as of June 30 in any given year, which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We are not, and do not intend to become, regulated as an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act and if we were deemed an “investment company” under the 1940 Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business. The 1940 Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities and impose certain governance requirements. We have not been and do not intend to become regulated as an investment company, and we intend to conduct our activities so that we will not be deemed to be an investment company under the 1940 Act. In order to ensure that we are not deemed to be an investment company, we may be limited in the assets that we may continue to own and, further, may need to dispose of or acquire certain assets at such times or on such terms as may be less favorable to us than in the absence of such requirement. If anything were to happen which would cause us to be deemed to be an investment company under the 1940 Act (such as significant changes in the value of our Founded Entities or a change in circumstance that results in a reclassification of our interests in our Founded Entities for purposes of the 1940 Act), the requirements imposed by the 1940 Act could make it impractical for us to continue our business as currently conducted, which would materially adversely affect our business, results of operations and financial condition. In addition, if we were to become inadvertently subject to the 1940 Act, any violation of the 1940 Act could subject us to material adverse consequences, including potentially significant regulatory penalties and the possibility that certain of our contracts could be deemed unenforceable. As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of ADSs or our ordinary shares. We are a “foreign private issuer,” as defined in the SEC’s rules and regulations and, consequently, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we currently make annual and semi-annual filings with respect to our listing on the LSE, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic

PureTech Health plc Annual report and accounts 2020 225 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n issuers and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Accordingly, there will be less publicly available information concerning our company than there would be if we were not a foreign private issuer. As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards. As a foreign private issuer listed on Nasdaq, we are subject to corporate governance listing standards. However, rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the United Kingdom, which is our home country, may differ significantly from corporate governance listing standards. For example, neither the corporate laws of the United Kingdom nor our articles of association require a majority of our directors to be independent and we could include non-independent directors as members of our nomination and remuneration committee, though a majority is required, and our independent directors would not necessarily hold regularly scheduled meetings at which only independent directors are present. Currently, we follow home country practice to the maximum extent possible. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers. See “Governance” of this Annual Report and Accounts and “Item 16G— Corporate Governance” of our Annual Report on Form 20-F, We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense. While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2021. In the future, we would lose our foreign private issuer status if we to fail to meet the requirements necessary to maintain our foreign private issuer status as of the relevant determination date. For example, if more than 50 percent of our securities are held by U.S. residents and more than 50 percent of the members of our executive committee or members of our board of directors are residents or citizens of the United States, we could lose our foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly more than costs we incur as a foreign private issuer. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS, and modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers. Such conversion of our financial statements to U.S. GAAP will involve significant time and cost. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies. Risks Related to Our Internal Controls If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our ADSs. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our ADSs. Our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an emerging growth company for up to five years. An independent assessment of the effectiveness of our internal controls over financial reporting could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls over financial reporting could lead to financial statement restatements and require us to incur the expense of remediation. In connection with the audit of our consolidated financial statements in accordance with the standards of the PCAOB and U.S. securities laws, a material weakness in our internal control over financial reporting was found to exist. If we fail to implement and maintain effective internal control over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud. We have been a public company on the LSE with limited requirements to implement and test internal controls under a UK framework. As such, we have not been subject to the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the standards of the PCAOB and furthermore our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting in accordance with such rules. As a U.S. public company, Section 404 of the Sarbanes-Oxley Act will require that our management assess our internal control over financial reporting and include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report. Although we have adhered to and will continue to adhere to all internal control requirements made relevant by the governance of the LSE, the requirements pertaining to the design and implementation of internal controls over financial reporting as contemplated under the Sarbanes-Oxley Act had not been considered in the production of financial statements for the years ended December 31, 2020, 2019 and 2018 for our annual report issued in the United Kingdom. In connection with the audits of our consolidated financial statements as of and for each of the years ended December 31, 2020, 2019 and 2018 conducted in connection with this annual report, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness relates to several significant deficiencies that were identified which, in aggregate, rise to the level of a material weakness. These significant deficiencies relate to our process around accounting for costs attributed to individual projects, contract and consolidated review, segregation of duties, expense identification, allocation of employee stock compensation expense, and tax provision relating to underlying investments and related party identification. We have taken steps to remediate the material weakness, including increasing the depth and experience within our accounting and finance organization, designing and implementing improved processes and internal controls based on the COSO framework, and internally testing the effectiveness of our internal controls. As with any internal control framework, we cannot be certain that these efforts will be sufficient to remediate our material weaknesses, prevent future material weaknesses or significant deficiencies from occurring. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or if we identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected. In addition, investors could lose confidence in our reported financial information, and we could be subject to regulatory scrutiny and to litigation from shareholders, which could have a material adverse effect on our business. Once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is adverse if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company in the U.S., our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing for internal control over financial reporting and any required remediation.

226 PureTech Health plc Annual report and accounts 2020 Risk Factor Annex — continued A d d it io n a sl i n fo rm a ti o n If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods. Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud. We are subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected. Risks Related to Tax Matters Comprehensive tax reform legislation could adversely affect our business and financial condition. The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. For example, on December 22, 2017, the Tax Act was signed into law and enacted many significant changes to U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. For example, on March 27, 2020, the “Coronavirus Aid, Relief, and Economic Security Act” or the CARES Act was signed into law, which modified certain provisions of the Tax Act and included certain changes in tax law intended to stimulate the U.S. economy in light of the COVID-19 coronavirus outbreak, including temporary beneficial changes to the treatment of net operating losses, interest deductibility limitations and payroll tax matters. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. We will continue to examine the impact tax reform legislation may have on our business. We are treated as a U.S. domestic corporation for U.S. federal income tax purposes. We are treated as a U.S. domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Internal Revenue Code of 1986, as amended, or the Code. As a result, we are subject to U.S. income tax on our worldwide income and any dividends paid by us to non-U.S. holders (as defined in the discussion under “Taxation in the United States” in our Annual Report on Form 20-F) will be subject to U.S. federal income tax withholding at a 30 percent rate or such lower rate as provided in an applicable treaty. Furthermore, PureTech Health plc is also resident for tax purposes in the U.K. and subject to U.K. corporation tax on its worldwide income and gains. Consequently, we may be liable for both U.S. and U.K. income tax, which could have a material adverse effect on our financial condition and results of operations. This discussion of certain U.S. federal income tax risks is subject in its entirety to the summaries set forth in “Certain United Kingdom Tax Considerations” and “Taxation in the United States” in our Annual Report on Form 20-F Our ability to use our net operating losses to offset future taxable income may be subject to certain limitations. As of December 31, 2020, we had U.S. federal and state net operating loss carryforwards, or NOLs, of approximately $169.7 million due to prior period losses, which, subject to the following discussion, are generally available to be carried forward to offset a portion of our future taxable income, if any, until such NOLs are used or expire. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Similar rules may apply under state tax laws. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change, our ability to utilize NOLs could be further limited by Section 382 of the Code. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Code. Additionally, we may no longer be able to utilize losses of our Founded Entities that have been deconsolidated or that will deconsolidate in the future. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. In addition, under the Tax Act, the amount of post 2017 NOLs that we are permitted to deduct in any taxable year is limited to 80 percent of our taxable income in such year, where taxable income is determined without regard to the NOL deduction itself. Federal NOLs generated after December 31, 2017 are not subject to expiration and generally may not be carried back to prior taxable years, except that under the CARES Act, NOLs generated in 2018, 2019 and 2020 may be carried back five taxable years. There is also a risk that due to changes under the Tax Act, regulatory changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could be unavailable to offset future income tax liabilities. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs. We may be unable to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future U.K. tax liabilities. As a U.K. incorporated and tax resident entity, PureTech Health plc is subject to U.K. corporate taxation on its tax-adjusted trading profits. Due to the nature of our business, PureTech Health plc has generated losses since inception and therefore we have not paid any U.K. corporation tax. Subject to numerous utilization criteria and restrictions (including those that limit the percentage of profits that can be reduced by carried forward losses and those that can restrict the use of carried forward losses where there is a change of ownership of more than half the ordinary shares of the company and a major change in the nature, conduct or scale of the trade), we expect these to be eligible for carry forward and utilization against future U.K. operating profits. Future changes to tax laws could materially adversely affect our company and reduce net returns to our shareholders. The tax treatment of the company is subject to changes in tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate, as well as tax policy initiatives and reforms related to the Organisation for Economic Co-Operation and Development’s, or OECD, Base Erosion and Profit Shifting, or BEPS, Project, the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid. We are unable to predict what tax reform may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices, could affect our financial position and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders, and increase the complexity, burden and cost of tax compliance. Tax authorities may disagree with our positions and conclusions regarding certain tax positions, resulting in unanticipated costs, taxes or non- realization of expected benefits. A tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. For example, HM Revenue & Customs, or HMRC, the Internal Revenue Service or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between certain of our Founded Entities pursuant to our intercompany arrangements and transfer pricing policies, including amounts paid with respect to our intellectual property development. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. A tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, in which case, we expect that we might contest such assessment. Contesting such an assessment may be lengthy

PureTech Health plc Annual report and accounts 2020 227 Risk Factor Annex — continued A d d it io n a l in fo rm a ti o n and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable. Shareholder protections found in provisions under the U.K. City Code on Takeovers and Mergers, or the Takeover Code, will not apply if our securities are no longer admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or on any stock exchange in the Channel Islands or the Isle of Man and our place of management and control is considered to change to outside the United Kingdom. We are registered as a public limited company incorporated in England and Wales and have our ordinary shares admitted to trading on a regulated market in the United Kingdom (being the main market of the LSE). Accordingly, we are currently subject to the Takeover Code and, as a result, our shareholders are entitled to the benefit of certain takeover offer protections provided under the Takeover Code. The Takeover Code provides a framework within which takeovers of companies are regulated and conducted. If, at the time of a takeover offer, we have de-listed from the main market of the LSE (and do not maintain a listing of securities on any other regulated market or a multilateral trading facility in the United Kingdom or on any stock exchange in the Channel Islands or the Isle of Man) and the Panel on Takeovers and Mergers determine that we do not have our place of central management and control in the United Kingdom, then the Takeover Code may not apply to us and our shareholders would not be entitled to the benefit of the various protections that the Takeover Code affords. In particular, we would not be subject to the rules regarding mandatory takeover bids. The following is a brief summary of some of the most important rules of the Takeover Code: • when any person acquires, whether by a series of transactions over a period of time or not, an interest in shares which (taken together with shares already held by that person and an interest in shares held or acquired by persons acting in concert with him or her) carry 30 percent or more of the voting rights of a company that is subject to the Takeover Code, that person is generally required to make a mandatory offer to all the holders of any class of equity share capital or other class of transferable securities carrying voting rights in that company to acquire the balance of their interests in the company; • when any person who, together with persons acting in concert with him or her, is interested in shares representing not less than 30 percent but does not hold more than 50 percent of the voting rights of a company that is subject to the Takeover Code, and such person, or any person acting in concert with him or her, acquires an additional interest in shares which increases the percentage of shares carrying voting rights in which he or she is interested, then such person is generally required to make a mandatory offer to all the holders of any class of equity share capital or other class of transferable securities carrying voting rights of that company to acquire the balance of their interests in the company; • a mandatory offer triggered in the circumstances described in the two paragraphs above must be in cash (or be accompanied by a cash alternative) and at not less than the highest price paid within the preceding 12 months to acquire any interest in shares in the company by the person required to make the offer or any person acting in concert with him or her; • in relation to a voluntary offer (i.e. any offer which is not a mandatory offer), when interests in shares representing 10 percent or more of the shares of a class have been acquired for cash by an offeror (i.e., a bidder) and any person acting in concert with it in the offer period and the previous 12 months, the offer must be in cash or include a cash alternative for all shareholders of that class at not less than the highest price paid for any interest in shares of that class by the offeror and by any person acting in concert with it in that period. Further, if an offeror acquires for cash any interest in shares during the offer period, a cash alternative must be made available at not less than the highest price paid for any interest in the shares of that class; • if the offeror acquires an interest in shares in an offeree company (i.e., a target) at a price higher than the value of the offer, the offer must be increased to not less than the highest price paid for the interest in shares so acquired; • the offeree company must obtain competent advice as to whether the terms of any offer are fair and reasonable and the substance of such advice must be made known to all the shareholders, together with the opinion of the board of directors of the offeree company; • special or favorable deals for selected shareholders are not permitted, except in certain circumstances where independent shareholder approval is given and the arrangements are regarded as fair and reasonable in the opinion of the financial adviser to the offeree; • all shareholders must be given the same information; • each document published in connection with an offer by or on behalf of the offeror or offeree must state that the directors of the offeror or the offeree, as the case may be, accept responsibility for the information contained therein; • profit forecasts, quantified financial benefits statements and asset valuations must be made to specified standards and must be reported on by professional advisers; • misleading, inaccurate or unsubstantiated statements made in documents or to the media must be publicly corrected immediately; • actions during the course of an offer by the offeree company, which might frustrate the offer are generally prohibited unless shareholders approve these plans. Frustrating actions would include, for example, lengthening the notice period for directors under their service contract or agreeing to sell off material parts of the target group; • stringent and detailed requirements are laid down for the disclosure of dealings in relevant securities during an offer, including the prompt disclosure of positions and dealing in relevant securities by the parties to an offer and any person who is interested (directly or indirectly) in 1 percent or more of any class of relevant securities; and • employees of both the offeror and the offeree company and the trustees of the offeree company’s pension scheme must be informed about an offer. In addition, the offeree company’s employee representatives and pension scheme trustees have the right to have a separate opinion on the effects of the offer on employment appended to the offeree board of directors’ circular or published on a website.

228 PureTech Health plc Annual report and accounts 2020 A d d it io n a sl i n fo rm a ti o n Directors, Secretary and Advisors to PureTech Company Registration Number 09582467 Registered Office 8th Floor 20 Farringdon Street London EC4A 4AB United Kingdom Website www.puretechhealth.com Board of Directors Mr. Christopher Viehbacher (Chair) Ms. Daphne Zohar (Chief Executive Officer) Dame Marjorie Scardino (Senior Independent Non-Executive Director) Dr. Robert Langer (Non-Executive Director) Dr. Raju Kucherlapati (Independent Non-Executive Director) Dr. John LaMattina (Independent Non-Executive Director) Ms. Kiran Mazumdar-Shaw (Independent Non-Executive Director) Mr. Stephen Muniz (Chief Operating Officer)* Dr. Bharatt Chowrira (President and Chief of Business and Strategy) Company Secretary Dr. Bharatt Chowrira Media and Public Relations FTI Consulting, Inc. 200 Aldersgate Aldersgate Street London EC1A 4HD United Kingdom Tel: +44 203 727 1000 Independent Auditor KPMG LLP 15 Canada Square London E14 5GL United Kingdom Tel: +44 207 311 1000 Broker Jefferies International Limited 100 Bishopsgate London EC2N 4JL United Kingdom Tel: +44 207 029 8000 Registrar Computer Share Investor Services PLC The Pavilions Bridgwater Road Bristol BS99 6ZY United Kingdom Tel: +44 (0)370 707 1147 Solicitors DLA Piper UK LLP 160 Aldersgate Street London EC1A 4HT United Kingdom Tel: +44 870 011 1111 Company information * Mr. Muniz will retire from the Company and cease to serve as a member of the Board of Directors effective May 17, 2021.

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